As filed with the Securities and Exchange Commission on October 22, 2020
Registration No.
333-248794

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gores Metropoulos, Inc.
(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Delaware	6770	83-1804317
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
9800 Wilshire Blvd.
Beverly Hills, CA 90212
(310)
209-3010
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Dean Metropoulos
Chairman
200 Greenwich Avenue
Greenwich, CT 06830
Telephone: (203)
629-6644
Facsimile: (203)
629-6660
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

James R. Griffin, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 (214) 746-7779	Kyle C. Krpata, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3093	Daniel S. Kim, Esq. Mitchell Zuklie, Esq. Hari Raman, Esq. Albert Vanderlaan, Esq. Orrick, Herrington & Sutcliffe LLP 631 Wilshire Boulevard Santa Monica, CA 90401 (301) 633-2800	Austin Russell President and Chief Executive Officer Luminar Technologies, Inc. 2603 Discovery Drive, Suite 100 Orlando, FL 32826 (407) 900-5259

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Public Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock to be issued in the Business Combination	220,234,292 (1)(2)	N/A	$2,647,216,190 (3)	$343,609 (4) (5)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)
Represents the estimated maximum number of shares of Class A common stock, par value $0.0001 per share (“
Class
 A Stock
”), of the Company following the Business Combination (as defined herein) (such Company, the “
Post-Combination Company
”) to be issued to Post-Combination Company stockholders upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on an amount equal to the sum of (a) the product of (i) the sum of (A) 3,739,295 issued and outstanding shares of Luminar Class A Common Stock, par value $0.00001 per share (the “
Luminar Class
 A Stock
”), (B) 240,000 issued and outstanding shares of Luminar Founders Preferred Stock, par value $0.00001 per share, (C) 1,754,755 issued and outstanding shares of Luminar Series A Preferred Stock, par value $0.00001 per share, (D) 163,306 issued and outstanding shares of Luminar Series
A-1
Preferred Stock, par value $0.00001 per share, (E) 1,322,780 issued and outstanding shares of Luminar Series
A-2
Preferred Stock, par value $0.00001 per share, (F) 223,548 issued and outstanding shares of Luminar Series
A-3
Preferred Stock, par value $0.00001 per share, (G) 49,827 issued and outstanding shares of Luminar Series
A-4
Preferred Stock, par value $0.00001 per share, (H) 137,715 issued and outstanding shares of Luminar Series
A-5
Preferred Stock, par value $0.00001 per share, (I) 247,420 issued and outstanding shares of Luminar Series
A-6
Preferred Stock, par value $0.00001 per share, (J) 1,459,656 issued and outstanding shares of Luminar Series
A-7
Preferred Stock, par value $0.00001 per share, (K) 385,777 issued and outstanding shares of Luminar Series
A-8
Preferred Stock, par value $0.00001 per share, (L) 748,674 issued and outstanding shares of Luminar Series
A-9
Preferred Stock, par value $0.00001 per share, (M) 252,801 issued and outstanding shares of Luminar Series
A-10
Preferred Stock, par value $0.00001 per share, (N) 317,404 issued and outstanding shares of Luminar Series
A-11
Preferred Stock, par value $0.00001 per share, and (O) 1,251,971 issued and outstanding shares of Luminar Series X Preferred Stock, par value $0.00001 per share (the “
Luminar Series X Preferred Stock
”), in each case, as of September 14, 2020, and (P) 220,934 shares of Luminar Series X Preferred Stock, representing the maximum number of additional shares of Luminar Series X Preferred Stock that may be issued in exchange for the Subsequent Series X Financing Amount (as defined under the Merger Agreement)
multiplied by
(ii) 13.5787, the estimated Per Share Company Stock Consideration (as defined herein) under the Merger Agreement, equal to (A) (I) (x) $2,928,828,692 plus
(y) $30,000,000, the maximum Subsequent Series X Financing Amount, divided by
(II) $10.00,
divided by
(B) the sum of (without duplication) (x) 20,265,546, the maximum aggregate number of shares of Luminar Stock that will be outstanding as of immediately prior to the effective time of the First Merger (as defined herein) and (y) 1,524,704, the aggregate number of shares of Luminar Stock issuable upon exercise of all (I) Luminar Stock Options (as defined herein) and (II) Luminar Warrants (as defined herein), in each case, that will be outstanding as of immediately prior to the effective time of the First Merger; (b) 15,308,450 shares of Class A Stock that may be issued as contingent consideration in the Business Combination pursuant to the Merger Agreement; and (c) 35,000,000 shares representing the estimated maximum amount to be held in reserve for future issuance.

(2)
Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $12.02 (the average of the high and low prices of Public Shares as reported on Nasdaq on September 8, 2020)
multiplied by
(ii) 220,234,292 shares of Class A Stock to be registered.

(4)
Computed in accordance with Rule 457(f) under the Securities Act to be $343,608.66, which is equal to 0.0001298 multiplied by the proposed maximum aggregate offering price of shares of Class A Stock of $2,647,216,190.

(5)	Previously paid on September 14, 2020.

EXPLANATORY NOTE
This proxy statement/consent solicitation statement/prospectus relates to an Agreement and Plan of Merger, dated as of August 24, 2020 (as it may be amended from time to time, the “
Merger Agreement
”), by and among Gores Metropoulos, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”), and Luminar Technologies, Inc., a Delaware corporation (“
Luminar
”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the closing of the Business Combination, First Merger Sub will merge with and into Luminar, with Luminar continuing as the Surviving Corporation (the “ First Merger ”);

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity (the “
Second Merger
” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”);

•
prior to the consummation of the Business Combination (and subject to approval by our stockholders), we will adopt the proposed Second Amended and Restated Certificate of Incorporation (the “
Second Amended and Restated Certificate of Incorporation
”), which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex B
, to provide for, among other things, the authorization of the Class B Stock to be issued in connection with the Business Combination;

•
in connection with the Business Combination, the Luminar Equityholders will receive, in exchange for their Luminar equity, approximately 188,167,552 shares of Class A common stock, par value $0.0001 per share (“
Class A Stock
”), and approximately 104,715,233 shares of Class B common stock, par value $0.0001 per share (“
Class B Stock
”), (deemed to have a value of $10.00 per share) or options/warrants thereof with an implied value (based on assumed value of $10.00 per share) equal to approximately $2,928,828,692, plus an aggregate amount of shares of Class A Stock equal to up to $30,000,000 depending on the amount of additional capital in excess of $170,000,000 that is raised by Luminar pursuant to the Series X Financing prior to the closing of the Business Combination, divided by $10.00 (the “
Aggregate Company Stock Consideration
”). Holders of shares of (a) Luminar’s Class A common stock, par value $0.00001 per share (“
Luminar Class
 A Stock
”), each class of Luminar’s Preferred Stock, par value of $0.00001 per share (the “
Luminar Preferred Stock
”), and Luminar’s Founders Preferred Stock, par value $0.00001 per share (the “
Luminar Founders Preferred Stock
”), will be entitled to receive a number of shares of newly-issued Class A Stock equal to (i) the Aggregate Company Stock Consideration, divided by (ii) the sum of, without duplication, (A) the aggregate number of shares of capital stock of Luminar outstanding as of immediately prior to the effective time of the First Merger (including all restricted shares of Luminar Class A Stock granted pursuant to Luminar’s 2015 Stock Plan (such restricted shares the “
Luminar Restricted Stock
” and such stock plan, the “
Luminar Stock Plan
”)), whether vested or unvested, (B) the aggregate number of shares of Luminar Class A Stock issuable upon exercise of all options to purchase Luminar Class A Stock granted pursuant to the Luminar Stock Plan (the “
Luminar Stock Options
”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger and (C) the aggregate number of shares of Luminar Stock issuable upon exercise of all warrants exercisable for Luminar Stock (the “
Luminar Warrants
”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger (the “
Company Stock Adjusted Fully Diluted Shares
” and, such quotient, the “
Per Share Company Stock Consideration
”), for each such share of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, as applicable, and (b) Luminar’s Class B common stock, par value $0.00001 per share (“
Luminar Class
 B Stock
” and,

i

together with the Luminar Class A Stock, the Luminar Preferred Stock and the Luminar Founders Preferred Stock, the “
Luminar Stock
”), will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by amounts payable as earn-out
shares of Class A Stock or Class B Stock, as applicable (the “
Earn-Out
Shares
”), of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants in each case, as of the closing of the Business Combination;

•
at the closing of the Business Combination, the Company, our Sponsor, Randall Bort, Michael Cramer, Joseph Gatto, Austin Russell, GVA Auto, LLC, a Delaware limited liability company (“
GVA
”), and G2VP I, LLC, a Delaware limited liability company, for itself and as nominee for G2VP Founders Fund I, LLC, a Delaware limited liability company (“
G2VP
” and, together with Mr. Russell and GVA, the “
Luminar Holders
” and, together with our Sponsor, Messrs. Bort, Cramer and Gatto, the “
Registration Rights Holders
”) will enter into an amended and restated registration rights agreement (the “
Registration Rights Agreement
”), pursuant to which (a) any (i) outstanding shares of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•
our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination.

In addition and in connection with the foregoing, we entered into an Amended and Restated Support Agreement with Mr. Austin Russell on October 13, 2020 (the “
Support Agreement
”), pursuant to which Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 3
9
% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
In connection with the foregoing, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Class A Stock or Class F Stock they may hold in connection with the consummation of the Business Combination as set forth in the Amended and Restated Certificate of Incorporation of the Company, dated January 31, 2019 (the “
Current Company Certificate
”).
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, Luminar entered into that certain Series X Preferred Stock Purchase Agreement and other related agreements (collectively the “
Series X Agreements
”) with certain investors (the “
Series X Investors
”) that are “accredited investors” (as defined by Rule 501 of Regulation D). Pursuant to the Series X Agreements, the Series X Investors agreed to purchase approximately 1,250,000 shares of Luminar Series X Preferred Stock, par

ii

value $0.00001 per share (the “
Series X Preferred Stock
”), for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). The initial closing of the Series X Financing occurred concurrently with the execution of the Merger Agreement (the “
Initial Closing
”). Pursuant to the Series X Agreements, Luminar has the right to sell up to approximately 221,000 additional shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.
This proxy statement/consent solicitation statement/prospectus serves as:

•
a proxy statement for the special meeting of the Company in lieu of the 2020 annual meeting of the Company being held on [●], 2020, (the “
Special Meeting
”), where Company stockholders will vote on, among other things, proposals to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, (ii) approve the issuance of the Class A Stock and Class B Stock in connection with the Business Combination and (iii) adopt the proposed Second Amended and Restated Certificate of Incorporation under the DGCL to be effective upon the consummation of the Business Combination;

•	a consent solicitation statement for Luminar, where Luminar will solicit the written consent of the Luminar Stockholders with respect to the adoption of the Merger Agreement; and

•	a prospectus for the Class A Stock that Luminar Stockholders will receive in the Business Combination.
This proxy statement/consent solicitation statement/prospectus does not serve as a prospectus for the Class A Stock that our Initial Stockholders will receive in the Business Combination.

iii

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 22, 2020
LETTER TO STOCKHOLDERS OF GORES METROPOULOS, INC.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
(310)
209-3010
Dear Gores Metropoulos, Inc. Stockholder:
We cordially invite you to attend a special meeting in lieu of the 2020 annual meeting of the stockholders of Gores Metropoulos, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 11499520#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
On August 24, 2020, the Company, Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”), and Luminar Technologies, Inc., a Delaware corporation (“
Luminar
”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “
Merger Agreement
”), which provides for, among other things, (i) the merger of First Merger Sub with and into Luminar, with Luminar continuing as the surviving corporation (the “
First Merger
”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Luminar with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “
Second Merger
” and, together with the First Merger, the “
Mergers
” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). As a result of the First Merger, each share of Luminar Stock will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement and the Company will thereafter own 100% of the outstanding capital stock of Luminar as the surviving corporation of the First Merger (the “
Surviving Corporation
”). As a result of the Second Merger, the Company will own 100% of the outstanding interests in the surviving entity of the Second Merger (the “
Surviving Entity
”). Following the closing of the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity and its subsidiaries, and the stockholders of Luminar as of immediately prior to the effective time of the First Merger (the “
Luminar Stockholders
”) will hold a portion of our Class A common stock, par value $0.0001 per share (the “
Class
 A Stock
”) and our newly-authorized Class B common stock, par value $0.0001 per share (the “
Class
 B Stock
”), as applicable.
You are being asked to vote on the Business Combination.
Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 188,167,552 shares of Class A Stock and approximately 104,715,233 shares of Class B Stock of the Company with an implied value (based on assumed value of $10.00 per share) equal to approximately $2,928,828,692, plus an aggregate amount of shares of Class A Stock equal to up to $30,000,000 depending on the amount of additional capital in excess of $170,000,000 that is raised by Luminar pursuant to the Series X Financing prior to the closing of the Business Combination, divided by $10.00 (the “
Aggregate Company Stock Consideration
”). Holders of shares of (a) Luminar’s Class A common stock, par value $0.00001 per share (“
Luminar Class
 A Stock
”), each class of Luminar’s Preferred Stock, par value of $0.00001 per share (the “
Luminar Preferred Stock
”), and Luminar’s Founders Preferred Stock, par value $0.00001 per share (“
Luminar Founders Preferred Stock
”), will be entitled to receive a number of shares of newly-issued Class A Stock equal to (i) the Aggregate Company Stock Consideration, divided by (ii) the sum of, without duplication, (A) the aggregate number of shares of capital stock of Luminar outstanding as of

i

immediately prior to the effective time of the First Merger (including all restricted shares of Luminar Class A Stock granted pursuant to the Luminar’s 2015 Stock Plan (such restricted shares, the “
Luminar Restricted Stock
” and such stock plan, the “
Luminar Stock Plan
”)), whether vested or unvested, (B) the aggregate number of shares of Luminar Class A Stock issuable upon exercise of all options to purchase Luminar Class A Stock granted pursuant to the Luminar Stock Plan (the “
Luminar Stock Options
”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger and (C) the aggregate number of shares of Luminar Preferred Stock issuable upon exercise of all warrants exercisable for Luminar Preferred Stock that are outstanding as of immediately prior to the consummation of the Business Combination (the “
Luminar Warrants
”), whether vested or unvested, that are outstanding as of immediately prior to the effective time of the First Merger (the “
Company Stock Adjusted Fully Diluted Shares
” and, such quotient, the “
Per Share Company Stock Consideration
”) for each such share of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, as applicable, issuable in Class A Stock and (b) Luminar’s Class B common stock, par value $0.00001 per share (“
Luminar Class
 B Stock
”), will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by amounts payable as earn-out
shares of Class A Stock or Class B Stock, as applicable (the “
Earn-Out
Shares
”), of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants, in each case, as of the closing of the Business Combination.
In connection with the closing of the Business Combination, the shares of Class F common stock of the Company, par value $0.0001 per share (the “
Class
 F Stock
” and, together with the Class A Stock and, following the Business Combination, the Class B Stock of the Post-Combination Company, the “
Common Stock
”), issued prior to the Company IPO (the “
Founder Shares
”), held by our sponsor, Gores Metropoulos Sponsor, LLC (the “
Sponsor
”), and certain other Company stockholders will automatically convert into shares of Class A Stock on a one-for-one
basis and will continue to be subject to the transfer restrictions applicable to the Founder Shares.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, Luminar entered into that certain Series X Preferred Stock Purchase Agreement and other related agreements (collectively the “
Series X Agreements
”) with certain investors (the “
Series X Investors
”) that are “accredited investors” (as defined by Rule 501 of Regulation D). Pursuant to the Series X Agreements, the Series X Investors agreed to purchase approximately 1,250,000 shares of Luminar Series X Preferred Stock, par value $0.00001 per share (the “
Luminar Series X Preferred Stock
”), for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). The initial closing of the Series X Financing occurred concurrently with the execution of the Merger Agreement (the “
Initial Closing
”). Pursuant to the Series X Agreements, Luminar has the right to sell up to approximately 221,000 additional shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not, and will not be, registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.
At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal (the “
Transaction Proposal
” or “
Proposal No.
 1
”) to approve the Merger Agreement, a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as
Annex A
, and the transactions contemplated thereby, including the Business Combination. In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination (the “
Issuance Proposal
” or “
Proposal No.
 2
”); (ii) a proposal to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as
Annex B
(the “
Amendment Proposal
” or “
Proposal No.
 3”
); (iii) a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding
advisory basis (the “
Governance Proposal
” or “
Proposal No.
 4
”); (iv) a proposal to approve the Management Longer Term Equity Incentive Plan (the

ii

“
Management Longer Term Equity Incentive Plan
”), including the authorization of the initial share reserve under the Management Longer Term Equity Incentive Plan (the “
Management Longer Term Equity Incentive Plan Proposal
” or “
Proposal No.
 5
”); (v) a proposal to approve the 2020 Equity Incentive Plan (the “
Omnibus Incentive Plan
”), including the authorization of the initial share reserve under the Omnibus Incentive Plan (the “
Omnibus Incentive Plan Proposal
” or “
Proposal No.
 6
”); (vi) a proposal to approve the 2020 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”), including the authorization of the initial share reserve under the Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan Proposal
” or “
Proposal No. 7
”); (vii) a proposal to elect five directors to serve staggered terms on our Board until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (the “
Director Election Proposal
” or “
Proposal No.
 8
”) and (vii) a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, the Management Longer Term Equity Incentive Plan and the Omnibus Incentive Plan are approved (the “
Adjournment Proposal
” or “
Proposal No.
 9
”).
Each of these proposals is more fully described in this proxy statement/consent solicitation statement/prospectus, which each stockholder is encouraged to read carefully.
Our Public Shares, Public Units and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. We intend to apply to continue the listing of our Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.
Pursuant to the Current Company Certificate, we are providing our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $750,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes). The
per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $14,000,000 that we will pay to the underwriters of the Company IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $406,397,612 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.16. Public Stockholders may elect to redeem their shares even if they vote for the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. We refer to this as the “
20% threshold
.” We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. In no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/consent solicitation statement/prospectus assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of Class A Stock. Our Sponsor and current independent directors (collectively, our “
Initial Stockholders
”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of Common

iii

Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. Our Initial Stockholders, directors and officers have agreed to vote any shares of our Common Stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.
We are providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/consent solicitation statement/prospectus.
Whether or not you plan to attend the Special Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the accompanying financial statements of the Company and Luminar, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “
Risk Factors
”
beginning on page 65 of this proxy statement/consent solicitation statement/prospectus.
After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “
FOR
” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “
FOR
” all other proposals presented to our stockholders in the accompanying proxy statement/consent solicitation statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “
The Business Combination — Interests of Certain Persons in the
Business Combination — Interests of the Company Initial Stockholders and the Company
’
s Other Current Officers and Directors
” for additional information.
Approval of the Transaction Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the five individuals nominated for election to our Board who receive the most “
FOR
” votes (among the shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting) will be elected. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.
Your vote is very important
. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/consent solicitation statement/prospectus to make sure

iv

that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Transaction Proposal, the Issuance Proposal and the Amendment Proposal are approved at the Special Meeting. Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal. If we fail to obtain the requisite stockholder approval for any of the Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “
FOR
” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of our Board, I would like to thank you for your support of Gores Metropoulos, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,

Dean Metropoulos
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/consent solicitation statement/prospectus is dated [●], 2020, and is expected to be first mailed or otherwise delivered to Company stockholders on or about [●], 2020.

v

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/consent solicitation statement/prospectus describes other than those contained in this proxy statement/consent solicitation statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company or Luminar. This proxy statement/consent solicitation statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/consent solicitation statement/prospectus nor any distribution of securities made under this proxy statement/consent solicitation statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the Company or Luminar since the date of this proxy statement/consent solicitation statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF SPECIAL MEETING OF GORES METROPOULOS, INC.
IN LIEU OF 2020 ANNUAL GENERAL MEETING OF GORES METROPOULOS, INC.
TO BE HELD [
●
], 2020
To the Stockholders of Gores Metropoulos, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting (the “
Special Meeting
”) in lieu of the 2020 annual meeting of the stockholders of Gores Metropoulos, Inc., a Delaware corporation (“
we
,” “
us
,” “
our
” or the “
Company
”), which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is
11499520
#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.
Transaction Proposal
—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 24, 2020 (as it may be amended from time to time, the “
Merger Agreement
”), by and among the Company, Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“
Second Merger Sub
”), and Luminar Technologies, Inc., a Delaware corporation (“
Luminar
”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
, and approve the transactions contemplated thereby, including, among other things, the merger of First Merger Sub with and into Luminar, with Luminar continuing as the Surviving Corporation (the “
First Merger
”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Luminar with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity (the “
Second Merger
” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”) (Proposal No. 1);

2.
Issuance Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “
Class
 A Stock
”) and Class F common stock, par value $0.0001 per share, of the Company (the “
Class
 F Stock
” and, together with the Class A Stock, and following the Business Combination, the Class B common stock, par value $0.0001 per share, of the Post-Combination Company, the “
Common Stock
”) in connection with the Business Combination (as defined below) (Proposal No. 2);

3.
Amendment Proposal
—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as
Annex B
(Proposal No. 3);

4.
Governance Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with the United States Securities and Exchange Commission (“
SEC
”) requirements (Proposal No. 4);

5.
Management Longer Term Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Longer Term Equity Incentive Plan (the “
Management Longer Term Equity Incentive Plan
”), including the authorization of the initial share reserve under the Management Longer Term Equity Incentive Plan (Proposal No. 5);

i

6.
Omnibus Incentive Plan Proposal
—To consider and vote upon a proposal to approve the 2020 Equity Incentive Plan (the “
Omnibus Incentive Plan
”), including the authorization of the initial share reserve under the Omnibus Incentive Plan (Proposal No. 6);

7.
Employee Stock Purchase Plan Proposal
—To consider and vote upon a proposal to approve the 2020 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”), including the authorization of the initial share reserve under the Employee Stock Purchase Plan (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect five directors to serve staggered terms on the Company’s Board until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved (Proposal No. 9).

The above matters are more fully described in this proxy statement/consent solicitation statement/prospectus, which also includes, as
Annex A
, a copy of the Merger Agreement.
We urge you to read carefully this proxy statement/consent solicitation statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company and Luminar.
The record date for the Special Meeting is October 14, 2020. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Gores Metropoulos Sponsor, LLC , a Delaware limited liability company (our “
Sponsor
”), and Mr. Randall Bort, Mr. Michael Cramer and Mr. Joseph Gatto, the Company’s independent directors (collectively, together with our Sponsor, our “
Initial Stockholders
”), officers and other current directors have agreed to vote any of the shares of Class F Stock that are currently owned by our Initial Stockholders (the “
Founder Shares
”) and any Public Shares purchased during or after our initial public offering (the “
Company IPO
”) in favor of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares.
Pursuant to the Current Company Certificate, we will provide our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in our trust account (the “
Trust Account
”) that holds the proceeds of the Company IPO (including interest not previously released to the Company to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $750,000, for a maximum of 24 months, using funds released to the Company from the Trust Account (“
Regulatory Withdrawals
”) and/or to pay its franchise and income taxes). The
per-share
amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the Deferred Discount totaling $14,000,000 that we will pay to the underwriters of the Company IPO, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $406,397,612 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.16.
Public Stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group”

(as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Common Stock included in the Public Units sold in the Company IPO. We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. In no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets in equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination.
Our Initial Stockholders, current officers and other current directors have agreed to waive their redemption rights with respect to their shares of our Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.
Subject to the approval by our stockholders of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, the Post-Combination Company will adopt a dual class stock structure comparable to the one that will be in effect at Luminar immediately prior to the closing, comprised of Class A Stock, which will carry one vote per share, and Class B Stock, which will carry 10 votes per share. Austin Russell, Luminar’s Founder, President and Chief Executive Officer, will hold all of the issued and outstanding shares of the Post-Combination Company’s Class B Stock following the closing. Accordingly, as of the closing of the Business Combination (and assuming no redemptions by our Public Stockholders), Mr. Russell is expected to hold approximately 83% of the voting power of the Post-Combination Company’s outstanding capital stock, and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of the Post-Combination Company’s assets or other major corporate transactions. For information about the Post-Combination Company’s dual class structure, see the section titled “
Description of Securities
.”
The Business Combination is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Transaction Proposal, the Issuance Proposal and the Amendment Proposal is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Transaction Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Management Longer Term Equity

Incentive Plan Proposal, the Omnibus Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the five individuals nominated for election to our Board who receive the most “
FOR
” votes (among the shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting) will be elected. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.
Our Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Dean Metropoulos
Chairman of the Board of Directors

Beverly Hills, California
[●], 2020

LUMINAR TECHNOLOGIES, INC.
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
NOTICE OF SOLICITATION OF WRITTEN CONSENT OF THE STOCKHOLDERS OF LUMINAR
To the Stockholders of Luminar Technologies, Inc.:
Pursuant to an Agreement and Plan of Merger, dated as of August 24, 2020 (as it may be amended from time to time, the “
Merger Agreement
”), by and among Gores Metropoulos, Inc., a Delaware corporation (the “
Company
”), Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“S econd Merger Sub
”), and Luminar Technologies, Inc., a Delaware corporation (“
Luminar
”), First Merger Sub will merge with and into Luminar (the “
First Merger
”), with Luminar being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, (the “
Second Merger
” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”), with Second Merger Sub being the Surviving Entity of the Second Merger.
The enclosed proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of Luminar’s board of directors to request that holders of Luminar Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock as of the record date of October 20, 2020 execute and return written consents to (i) adopt the Merger Agreement and approve the Business Combination and (ii) approve, on a non-binding advisory basis, each of the amendments described in Proposal No. 4 of this proxy statement/consent solicitation statement/prospectus with respect to the Second Amended and Restated Certificate of Incorporation (the “
Unbundled Governance Proposal
”).
The proxy statement/consent solicitation statement/prospectus describes the proposed Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as
Annex A
to the proxy statement/consent solicitation statement/prospectus.
A summary of the appraisal rights that may be available to you is described in the proxy statement/consent solicitation statement/prospectus in the section entitled “
Appraisal Rights
.” Please note that if you wish to exercise appraisal rights, you must not sign and return a written consent adopting the Merger Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights, as described in the aforementioned section of the proxy statement/consent solicitation statement/prospectus.
Luminar’s board of directors has considered the Business Combination and the terms of the Merger Agreement and has unanimously determined that the Business Combination and the Merger Agreement are fair to and in the best interests of Luminar and Luminar Stockholders and recommends that Luminar Stockholders adopt the Merger Agreement and approve the Unbundled Governance Proposal by submitting a written consent.
Please complete, date, and sign the written consent furnished with the proxy statement/consent solicitation statement/prospectus and return it promptly to Luminar by one of the means described in the section entitled “
Luminar Solicitation of Written Consents
.”
If you have any questions concerning the Merger Agreement, the Business Combination, the consent solicitation or the accompanying proxy statement/consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact Luminar’s agent in connection with the consent solicitation, Morrow Sodali LLC, toll-free at (800)
662-5200.
By Order of the Board of Directors,
Austin Russell
President and Chief Executive Officer
[●], 2020

i

ANNEXES

ii

FREQUENTLY USED TERMS
In this proxy statement/consent solicitation statement/prospectus:
“
Aggregate Company Stock Consideration
” means an estimated approximately 188,167,552 shares of Class A Stock and approximately 104,715,233 shares of Class B Stock of the Company (deemed to have a value of $10.00 per share), with the final number of such shares of common stock to equal (a) $2,928,828,692, plus an aggregate amount of up to $30,000,000 depending on the amount of additional capital in excess of $170,000,000 that is raised by Luminar pursuant to the Series X Financing prior to the closing of the Business Combination, divided by (b) $10.00.
“
Amended and Restated Bylaws
” means the proposed Amended and Restated Bylaws of the Post-Combination Company, a form of which is attached hereto as
Annex C
, which will become the Post-Combination Company’s bylaws assuming the consummation of the Business Combination.
“
Antitrust Division
” means the Antitrust Division of the U.S. Department of Justice.
“
Assumed Warrants
” means the resulting warrants from the automatic conversion at the effective time of the First Merger of each Luminar Warrant outstanding and unexercised at the effective time of the First Merger into a warrant to acquire Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to such Luminar Warrant immediately prior to the effective time of the First Merger, including applicable vesting conditions.
“
Board
” means the board of directors of the Company.
“
Business Combination
” means the transactions contemplated by the Merger Agreement, including, among other things, the Mergers.
“
Class
 A Stock
” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Class
 B Stock
” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Class
 F Stock
” means the shares of Class F common stock, par value $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Common Stock
” means the Class A Stock and the Class F Stock of the Company and, following the Business Combination, the Class B Stock of the Post-Combination Company.
“
Company
” means Gores Metropoulos, Inc. prior to the Business Combination.
“
Company IPO
” means the Company’s initial public offering, consummated on February 5, 2019, through the sale of 40,000,000 Public Units (including 2,500,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.
“
Company Stock Adjusted Fully Diluted Shares
” means the sum of (a) aggregate number of shares of capital stock of Luminar outstanding as of immediately prior to the effective time of the First Merger (including all shares of Luminar restricted stock, whether vested or unvested), and (b) the aggregate number of shares of Luminar Class A Stock issuable upon exercise of all Luminar Stock Options and Luminar Warrants, whether vested or unvested, outstanding as of immediately prior to the effective time of the First Merger.
“
Company Warrants
” means, collectively, the Private Placement Warrants and the Public Warrants.
“
Continental Warrant Agreement
” means that certain Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, dated as of January 31, 2019, which is attached hereto as
Annex D
.

“
Court of Chancery
” means the Court of Chancery of the State of Delaware.
“
Current Company Certificate
” means the Amended and Restated Certificate of Incorporation of the Company, dated January 31, 2019.
“
Deferred Discount
” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.
“
DGCL
” means the General Corporation Law of the State of Delaware.
“
DT
” means Deloitte & Touche LLP, independent auditors to Luminar.
“
Employee Stock Purchase Plan
” means the 2020 Employee Stock Purchase Plan, a copy of which is attached hereto as
Annex
K
.
“
Earn Out Period
” means the time period between the Lockup Expiration Date and the fifth anniversary of the Lockup Expiration Date.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“
FINRA
” means the Financial Industry Regulatory Authority.
“
First Merger
” means the merger of First Merger Sub with and into Luminar, with Luminar continuing as the Surviving Corporation.
“
First Merger Sub
” means Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company.
“
Founder Shares
” means the 10,000,000 shares of Class F Stock that are currently owned by our Initial Stockholders, of which 9,925,000 shares are held by our Sponsor and 25,000 shares are held by each of Mr. Randall Bort, Mr. Michael Cramer and Mr. Joseph Gatto.
“
FTC
” means the U.S. Federal Trade Commission.
“
GVA
” means GVA Auto, LLC, a Delaware limited liability company.
“
G2VP
” means G2VP Founders Fund I, LLC, a Delaware limited liability company.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
initial business combination
” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses.
“
Initial Closing
” means the initial closing of the Series X Financing, which occurred on August 24, 2020, concurrently with the execution of the Merger Agreement.
“
Initial Stockholders
” means our Sponsor and Mr. Randall Bort, Mr. Michael Cramer and Mr. Joseph Gatto, the Company’s independent directors.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
IPO Closing Date
” means February 5, 2019.
“
IRS
” means the U.S. Internal Revenue Service.

“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
KPMG
” means KPMG LLP, an independent registered public accounting firm.
“
Lock-Up
Agreements
” means those certain
Lock-Up
Agreements to be entered into prior to the closing of the Business Combination, by and among the Company, Luminar and certain Luminar Stockholders.
“
Lockup Expiration Date
” means 180 days following the closing date of the Business Combination.
“
Luminar
” means Luminar Technologies, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries.
“
Luminar Class
 A Stock
” means the shares of Class A common stock, par value $0.00001 per share, of Luminar.
“
Luminar Class
 B Stock
” means the shares of Class B common stock, par value $0.00001 per share, of Luminar.
“
Luminar Equityholders
” means the stockholders of Luminar and the holders of other equity interests in Luminar (including Luminar Stock Options and Luminar Warrants).
“
Luminar Founders Preferred Stock
” means the shares of the Founders Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Holders
” means Mr. Austin Russell, GVA and G2VP.
“
Luminar Preferred Stock
” means the (a) Luminar Series A Preferred Stock, (b) Luminar Series
A-1
Preferred Stock, (c) Luminar Series
A-2
Preferred Stock, (d) Luminar Series
A-3
Preferred Stock, (e) Luminar Series
A-4
Preferred Stock, (f) Luminar Series
A-5
Preferred Stock, (g) Luminar Series
A-6
Preferred Stock, (h) Luminar Series
A-7
Preferred Stock, (i) Luminar Series
A-8
Preferred Stock, (j) Luminar Series
A-9
Preferred Stock, (k) Luminar Series
A-10
Preferred Stock, (l) Luminar Series
A-11
Preferred Stock and (m) Luminar Series X Preferred Stock.
“
Luminar Restricted Stock
” means the restricted shares of the Luminar Class A Stock granted pursuant to the Luminar Stock Plan.
“
Luminar Series A Preferred Stock
” means the shares of the Series A Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-1
Preferred Stock
” means the shares of the Series
A-1
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-2
Preferred Stock
” means the shares of the Series
A-2
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-3
Preferred Stock
” means the shares of the Series
A-3
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-4
Preferred Stock
” means the shares of the Series
A-4
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-5
Preferred Stock
” means the shares of the Series
A-5
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-6
Preferred Stock
” means the shares of the Series
A-6
Preferred Stock, par value $0.00001 per share, of Luminar.

“
Luminar Series
A-7
Preferred Stock
” means the shares of the Series
A-7
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-8
Preferred Stock
” means the shares of the Series
A-8
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-9
Preferred Stock
” means the shares of the Series
A-9
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-10
Preferred Stock
” means the shares of the Series
A-10
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series
A-11
Preferred Stock
” means the shares of the Series
A-11
Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Series X Preferred Stock
” means the shares of the Series X Preferred Stock, par value $0.00001 per share, of Luminar.
“
Luminar Stock
” means the Luminar Class A Stock, the Luminar Class B Stock, the Luminar Preferred Stock and the Luminar Founders Preferred Stock.
“
Luminar Stockholders
” means the stockholders of Luminar.
“
Luminar Stock Options
” means the options to purchase Luminar Class A Stock granted pursuant to the Luminar Stock Plan.
“
Luminar Stock Plan
” means Luminar’s 2015 Stock Plan.
“
Luminar Warrant Amendments
” means that certain (a) Amendment to Stock Purchase Warrant, dated as of August 24, 2020, by and between Luminar and SQN Venture Income Fund, L.P., a Delaware limited partnership, and (b) Omnibus Amendment to Stock Purchase Warrants, dated as of August 24, 2020, by and among Luminar and the other parties thereto.
“
Luminar Warrants
” means the warrants exercisable for Luminar Preferred Stock that are outstanding as of immediately prior to the consummation of the Business Combination.
“
Management Longer Term Equity Incentive Plan
” means the Management Longer Term Equity Incentive Plan, a copy of which is attached hereto as
Annex
I
.
“
Merger Agreement
” means that certain Agreement and Plan of Merger, dated as of August 24, 2020 (as it may be further amended from time to time), by and among the Company, First Merger Sub, Second Merger Sub and Luminar, which is attached hereto as
Annex A
.
“
Mergers
” means the First Merger and the Second Merger.
“
Moelis
” means Moelis & Company LLC.
“
Nasdaq
” means the National Association of Securities Dealers Automated Quotations Global Market.
“
Omnibus Incentive Plan
” means the 2020 Equity Incentive Plan, a copy of which is attached hereto as
Annex
J
.
“
Orrick
” means Orrick, Herrington & Sutcliff LLP, counsel to Luminar.

“
Per Share Company Stock Consideration
” means the Aggregate Company Stock Consideration divided by the Company Stock Adjusted Fully Diluted Shares.
“
Post-Combination Company
” means the Company following the Business Combination.
“
Preferred Stock
” means the preferred stock, par value of $0.0001 per share, of the Company, and following the Business Combination, of the Post-Combination Company.
“
Preferred Stock Designation
” means any resolution or resolution adopted by the Post-Combination board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation.
“
Private Placement Warrants
” means
the warrants held by our Sponsor that were issued to our Sponsor on the Company IPO Closing Date, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.
“
Public Shares
” means the shares of Class A Stock included in the Public Units issued in the Company IPO.
“
Public Stockholders
” means holders of Public Shares, including our Initial Stockholders to the extent our Initial Stockholders hold Public Shares; provided, that our Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.
“
Public Unit
” means one share of Class A Stock and
one-third
of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the Company IPO.
“
Public Warrants
” means the warrants included in the Public Units issued in the Company IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.
“
Registration Rights Agreement
” means that certain Amended and Restated Registration Rights Agreement to be entered into at the closing of the Business Combination, by and among the Company and the Registration Rights Holders, and in substantially the form attached hereto as
Annex F
.
“
Registration Rights Holders
” means, our Sponsor, Mr. Bort, Mr. Cramer, Mr. Gatto and the Luminar Holders.
“
Regulatory Withdrawals
” means funds released to the Company from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $750,000, for a maximum of 24 months.
“
Related Agreements
” means, collectively, the Registration Rights Agreement, the
Lock-Up
Agreements, the Support Agreement, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.
“
Rollover Options
” means the options to acquire Class A Stock resulting from the automatic conversion at the effective time of the First Merger of each Luminar Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the First Merger into an option to acquire Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding Luminar Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
“
Rule 144
” means Rule 144 of the Securities Act.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.

“
SEC
” means the United States Securities and Exchange Commission.
“
Second Amended and Restated Certificate of Incorporation
” means the proposed Second Amended and Restated Certificate of Incorporation of the Post-Combination Company, a form of which is attached hereto as
Annex B
, which will become the Post-Combination Company’s certificate of incorporation upon the approval of the Amendment Proposal, assuming the consummation of the Business Combination.
“
Second Merger
” means the merger of Second Merger Sub with and into the Surviving Corporation, with Second Merger Sub continuing as the Surviving Entity.
“
Second Merger Sub
” means Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.
“
Second Request
” means a request for additional information or documentary material issued by the Antitrust Division or the FTC, which will extend the initial waiting period under the HSR Act until 30 days after each of the parties has substantially complied with the Second Request.
“
Section
 203
” means Section 203 of the DGCL.
“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Series X Agreements
” means that certain Series X Preferred Stock Purchase Agreement and other related agreements entered into by Luminar and the Series X Investors concurrently with the execution of the Merger Agreement.
“
Series X Financing
” means the issuance and sale of Luminar Series X Preferred Stock to the Series X Investors for a purchase price of $135.7860 per share, including (i) approximately 1,250,000 shares of Luminar Series X Preferred Stock that the Series X Investors committed to purchase at the Initial Closing for an aggregate purchase price of approximately $170,000,000 and (ii) up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock that Luminar has the right to sell until the close of business on October 31, 2020.
“
Series X Investors
” means certain investors that are “accredited investors” (as defined by Rule 501 of Regulation D) who have entered or may enter into that certain Series X Preferred Stock Purchase Agreement and other related agreements with Luminar.
“
Special Meeting
” means the special meeting of the Company in lieu of the 2020 annual meeting of the stockholders of the Company that is the subject of this proxy statement/consent solicitation statement/prospectus.
“
Sponsor
” means Gores Metropoulos Sponsor, LLC, an affiliate of Mr. Dean Metropoulos, the Company’s Chairman and Mr. Alec E. Gores, the Company’s Chief Executive Officer.
“
Support Agreement
” means the Amended and Restated Support Agreement, dated as of October 13, 2020, among the Company, First Merger Sub, Second Merger Sub and Austin Russell; and in substantially the form attached hereto as
Annex E
.
“
Surviving Corporation
” means Luminar, in its capacity as the surviving corporation of the First Merger.
“
Surviving Entity
” means Luminar, in its capacity as the surviving entity of the Second Merger.
“
The Gores Group
” means The Gores Group LLC, an affiliate of our Sponsor.
“
Trust Account
” means the trust account of the Company that holds the proceeds from the Company IPO.

“
Trustee
” or “
Transfer Agent
,” as applicable, means Continental Stock Transfer & Trust Company.
“
U.S. Tax Code
” means the U.S. Internal Revenue Code of 1986, as amended.
“
Weil
” means Weil, Gotshal & Manges LLP, counsel to the Company.
“
Whole Board
” means the total number of authorized directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

GLOSSARY OF CERTAIN TECHNICAL TERMS
The following is a glossary of technical terms used in this proxy statement/consent solicitation statement/prospectus:
ADAS—
Advanced driver-assistance systems.
Autonomous driving
—There are five levels of autonomous driving systems (in addition to no automation):

•	Level 1 (Driver Assistance): Vehicle is controlled by the driver, but some driving assistance features may be included.

•	Level 2 (Partial Automation): Vehicle has combined automated functions like acceleration and steering, but the driver must remain fully engaged and monitor the driving environment at all times.

•	Level 3 (Conditional Automation): Driver is necessary, but is not required to monitor the environment. The driver must be ready to take control of the vehicle at all times with notice.

•	Level 4 (High Automation): The vehicle is capable of performing all driving functions under certain conditions. The driver may have the option to control the vehicle.

•	Level 5 (Full Automation): The vehicle is capable of performing all driving functions under all conditions. The driver may have the option to control the vehicle.
Emitter or Transmitter
—A laser emits pulses of light through optics which transmit those pulses into the field for range measurements.
Field of view
—The angular size of the scene captured by a sensor, including lidar. Abbreviated as FoV or FOV and measured in vertical and horizontal angular extent, but often simplified to horizontal angular extent for driving applications.
Interference
—The false detection of information in a sensor due to external signal sources. For camera and lidar, these are external signal sources of light, for example sunlight, headlights, and other lidar sensors.
Lidar
—LiDAR or lidar is an acronym for “Light Detection And Ranging.” It is a remote sensing method that uses light to measure the distance, or range of objects from the lidar sensor. Lidar for automotive can be one-dimensional
(single point),
two-dimensional
(horizontal cross-section) or three-dimensional (full three-dimensional maps of the scene including the full shape of objects and their surface characteristics). Luminar’s lidar is 3D and uses 1550nm wavelength (“color”) light to measure the time it takes for pulses to reach objects and bounce back in order to determine each pixel’s range. A scanner moves this range-finder throughout the scene to assemble a 3D scene called a point-cloud.
Point-cloud—
The lidar equivalent to a camera’s image. Point-clouds are, in the case of 3D lidar, three dimensional pixelated maps that can be viewed like a camera image from the sensor’s perspective or from any other perspective because depth information is built into each pixel. Point-clouds can have other pixel attributes, like cameras have multiple color channels, for example target reflectance which allows for a grey-scale, 3D pixel map.
Processor
—Interpret digital signals from the receiver, transmitter, and scanner to create point-clouds and ultimately interpret what and where the detected objects are in the scene. Commonly used terms for processing hardware components are the System on Chip (SoC) and the Application Specific Integrated Circuit (ASIC).
Passenger vehicle
—Any vehicle occupied by a human, most commonly consumer-owned vehicles like cars, trucks, vans, and SUVs.

Range performance
—The quantified ability of a sensor to detect the distance of targets. For lidar, the distance to an object and the reflectivity of that object are critical to assessing the sensors performance as they both directly impact how much light energy is not capturable by the sensor for detection.
Receiver
—Turns light energy into electrical signals interpretable by processors.
Robo-taxi
—A passenger vehicle which operates commercially as a taxi or ride-hailing service vehicle, and that requires no driver to operate in its defined set of locations.
Scanner
—Moves the range-finding system’s light-beams throughout the scene in order to create a 3D point-cloud.
Semantic segmentation
—A machine learning application that attributes each point in the point cloud with a class label (e.g., pedestrian, vehicle, road) and is the first step in processing the data in perception.
State estimation
—The understanding of the “self” vehicle, often referred to as “ego” in reference to the psychological self. It is the location, position, orientation, and speed of the ego-vehicle.
Trucking and commercial vehicle
—Vehicles, like tractor-trailers (trucks) and delivery vans, intended for commercial use, not consumer.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The Company, Luminar and Luminar’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/consent solicitation statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/consent solicitation statement/prospectus are listed without the applicable
®
,
™
and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/consent solicitation statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 11499520#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
QUESTIONS AND ANSWERS ABOUT THE COMPANY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:
Our stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, the merger of First Merger Sub with and into Luminar, with Luminar continuing as the Surviving Corporation (the “
First Merger
”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Luminar with and into Second Merger Sub with Second Merger Sub continuing as the Surviving Entity (the “
Second Merger
” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). You are being asked to vote on the Business Combination. Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 188,167,552 shares of Class A Stock and approximately 104,715,233 shares of Class B Stock, with an implied value (based on assumed value of $10.00 per share) equal to approximately $2,928,828,692, plus an aggregate amount of additional shares of Class A Stock equal to up to $30,000,000 depending on the amount of additional capital in excess of $170,000,000 that is raised by Luminar pursuant to the Series X Financing prior to the closing of the Business Combination divided by $10.00. A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
.

This proxy statement/consent solicitation statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/consent solicitation statement/prospectus and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 11499520#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our stockholders are being asked to approve the following proposals:

1.
Transaction Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Issuance Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Amendment Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance
Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Longer Term Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Longer Term Equity Incentive Plan, including the authorization of the initial share reserve under the Management Longer Term Equity Incentive Plan (Proposal No. 5);

6.
Omnibus Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Omnibus Incentive Plan, including the authorization of the initial share reserve under the Omnibus Incentive Plan (Proposal No. 6);

7.
Employee Stock Purchase Plan Proposal
—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Employee Stock Purchase Plan (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect five directors to serve staggered terms on the Board until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved (Proposal No. 9).

Q:	Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of the Transaction Proposal, the Issuance Proposal, and the Amendment Proposal at the Special Meeting. If we fail to obtain sufficient votes for the

Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Transaction Proposal, the Issuance Proposal and the Amendment Proposal is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. It is important for you to note that in the event that the Transaction Proposal, the Issuance Proposal, or the Amendment Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by February 5, 2021 we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Why is the Company proposing the Business Combination?

A:
We are a blank check company incorporated as a Delaware corporation on August 28, 2018 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an
“initial business combination
”)
.
Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) are not, under the Current Company Certificate, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

We have identified several criteria and guidelines we believe are important for evaluating acquisition opportunities. We use these criteria and guidelines in evaluating acquisition opportunities, but we can decide to enter into the Business Combination with a target business that does not meet these criteria and guidelines. We are seeking to acquire companies that we believe: (a) can utilize the extensive networks we have built in the consumer products and services industries; (b) have a defensible core business, sustainable revenues and established customer relationships; (c) are undergoing change in capital structure, strategy, operations or growth; (d) can benefit from our operational and strategic approach; (e) offer a unique value proposition with transformational potential that can be substantiated during our detailed due diligence process; and (f) have reached a transition point in their lifecycle presenting an opportunity for transformation. Based on our due diligence investigations of Luminar and the industry in which it operates, including the financial and other information provided by Luminar in the course of negotiations, we believe that Luminar meets the criteria and guidelines listed above. Please see the section entitled “
The Business Combination—Recommendation of Our Board of Directors and Reasons for the Business Combination
” for additional information.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Company Certificate, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Transaction Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination. The approval of the Business Combination is required under the Current Company Certificate. In addition, such approval is also a condition to the closing of the Business Combination under the Merger Agreement.

Q:	What revenues and profits/losses has Luminar generated in the last two years?

A:
Luminar’s gross loss was $4.1 million for the year ended December 31, 2019, and Luminar’s gross profit was $0.8 million for the year ended December 31, 2018. Luminar’s revenue was $12.6 million and $11.7 million for the years ended December 31, 2019 and 2018, respectively.

Q:	What will happen in the Business Combination?

A:
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire Luminar in a series of transactions we collectively refer to as the Business Combination. At the closing of the Business Combination contemplated by the Merger Agreement, among other things, First Merger Sub will merge with and into Luminar, with Luminar continuing as the Surviving Corporation, and Second Merger Sub will merge with and into the Surviving Corporation, with Second Merger Sub continuing as the Surviving Entity. As a result of the Mergers, at the closing of the Business Combination, the Post-Combination Company will own 100% of the outstanding stock of Luminar, and each share of Luminar Stock will be cancelled and converted into the right to receive the Per Share Company Stock Consideration and their respective share of
Earn-Out
Shares that may become issuable.

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:
On August 21, 2020, the last trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $10.51, $1.59 and $11.75, respectively. On [●], 2020, the trading date immediately prior to the date of this proxy statement/consent solicitation statement/prospectus, the Public Shares, Public Warrants and Public Units closed at $[●], $[●] and $[●], respectively.

Q:	Following the Business Combination, will the Company’s securities continue to trade on a stock exchange?

A:
Yes. The Public Shares, Public Units and Public Warrants are currently listed on Nasdaq under the symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. We intend to apply to continue the listing of the Post-Combination Company’s Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:
No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Luminar to access the U.S. public markets.

Q:	Will the management of the Company change in the Business Combination?

A:
Following the closing of the Business Combination, it is expected that the current senior management of Luminar will comprise the senior management of the Post-Combination Company, and, assuming the election of the nominees at the Special Meeting as set forth in the Director Election Proposal, the Post-Combination Company’s board of directors will consist of Austin Russell, Alec E. Gores, Matthew J. Simoncini, Scott A. McGregor, and Benjamin J. Kortlang.

Please see the sections entitled “
Proposal No. 8—The Director Election Proposal
,” and
“Management of the Post-Combination Company
” for additional information.

Q:	How will the Business Combination impact the shares of the Company outstanding following the closing of the Business Combination?

A:
As a result of the Business Combination and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 585.77% to approximately 342,883,000 shares of Common Stock (assuming that no shares of Class A Stock are redeemed and that none of the additional $30,000,000 of Luminar Series X Preferred Stock that may be sold in the Series X Financing is sold, but inclusive of shares issuable under the Rollover Options and any Assumed Warrants). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Class A Stock upon exercise of the Public Warrants and Private Placement Warrants following the closing of the Business Combination. The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well.

Q:	What will Luminar Stockholders receive in the Business Combination?

A:
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 292,882,785 shares of Company common stock (deemed to have a value of $10.00 per share) with an implied value equal to the Aggregate Company Stock Consideration. Holders of shares of (a) Luminar Class A Stock, Luminar Preferred Stock and Luminar Founders Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Stock, and (b) Luminar Class B Stock will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by
Earn-Out
Shares of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants, in each case as of the closing of the Business Combination.

Q.	What will holders of Luminar equity awards receive in the Business Combination?

A:
Effective as of the effective time of the First Merger, each outstanding unexercised Luminar Stock Option and each outstanding unvested award of Luminar Restricted Stock will automatically be converted into, respectively, an option to acquire a number of shares of our Class A Stock or a number of shares of our Class A Stock, in each case, determined by multiplying the number of shares of Luminar Stock subject to such award as of immediately prior thereto by the Per Share Company Stock Consideration (determined in accordance with the Merger Agreement), rounded down to the nearest whole number of shares, subject to the same terms as were applicable thereto immediately prior thereto (including applicable vesting conditions), except to the extent such terms are rendered inoperative by the transactions contemplated by the Merger Agreement. Each such converted stock option will be exercisable solely for shares of our Class A Stock, and the per share exercise price for the stock issuable upon exercise thereof will be determined by dividing the per share exercise price for the shares of Luminar Class A Stock subject to the Luminar Stock Option immediately prior thereto by the Per Share Company Stock Consideration, rounded up to the nearest whole cent.

Q:	What equity stake will the current stockholders of the Company and the Luminar Equityholders hold in the Post-Combination Company after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination: (i) our Public Stockholders will retain an ownership interest of approximately 11.7% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 4.2% of the Post-Combination Company (inclusive of merger consideration received in respect of our Initial Stockholders’ Series X investment); and (iii) the Luminar Equityholders (including the Series X Investors but excluding our Initial Stockholders) will own approximately 84.1% of the Post-Combination Company, which includes approximately 35% of the

Post-Combination Company to be held by Austin Russell, with such amounts held by Mr. Russell expected to constitute approximately 83% of the voting power of the outstanding capital stock of the Post-Combination Company as of the closing of the Business Combination.
The foregoing ownership percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants; and (iii) no shares of Class A Stock or Class B Stock are issued as
Earn-Out
Shares. For more information, please see the sections entitled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:
No. We will not obtain new financing in connection with the Business Combination. However, concurrently with the execution of the Merger Agreement, Luminar entered into the Series X Agreements with the Series X Investors. Pursuant to the Series X Agreements, the Series X Investors agreed to purchase and Luminar agreed to issue and sell to such Series X Investors approximately 1,250,000 shares of Luminar Series X Preferred Stock for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). Pursuant to the Series X Agreements, Luminar has the right to sell up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?

A:
No. However, concurrently with the execution of the Merger Agreement, Luminar completed the Initial Closing of the Series X Financing. Additionally, pursuant the Series X Agreements, Luminar has the right to sell up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Company did not consider financing arrangements other than the Series X Financing, as the Company believes that cash generated from the additional equity invested in connection with the Series X financing is preferable to other financing arrangements.

Q:	Why is the Company proposing the Issuance Proposal?

A:
We are proposing the Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Business Combination (excluding any potential Earn-Out Shares that may be issued and inclusive of the conversion of our outstanding shares of Class F Stock to shares of Class A Stock), we expect to issue approximately 198,168,000 shares of Class A Stock (or options or warrants with respect thereto) and approximately 104,715,000 shares of Class B Stock in the Business Combination. Because we may issue 20% or more of our outstanding Common Stock when considering together the Per Share Company Stock Consideration, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, please see the section entitled “
Proposal No. 2—The Issuance Proposal.
”

Q:	Why is the Company proposing the Amendment Proposal?

A:
The Second Amended and Restated Certificate of Incorporation that we are asking our stockholders to adopt in connection with the Business Combination (the “
Amendment Proposal
” or “
Proposal No.
 3
”) provides for certain amendments to the Current Company Certificate. Pursuant to Delaware law and the Merger

Agreement, we are required to submit the Amendment Proposal to our stockholders for adoption. For additional information please see the section entitled “ Proposal No. 3—The Amendment Proposal .”

Q:	Why is the Company proposing the Governance Proposal?

A:
As required by applicable SEC guidance, we are requesting that our stockholders vote upon, on a non-binding
advisory basis, a proposal to approve certain governance provisions contained in the Second Amended and Restated Certificate of Incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, we are required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on us or our Board (separate and apart from the approval of the Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposal (separate and apart from approval of the Amendment Proposal). For additional information, please see the section entitled “
Proposal No.
 4—The Governance Proposal.
”

Q:	Why is the Company proposing the Management Longer Term Equity Incentive Plan Proposal?

A:
Our Board believes that it would be in the best interests of the Post-Combination Company to adopt the Management Longer Term Equity Incentive Plan to assist us in promoting our interests by (a) aligning the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to our performance and the Class A Stock, and (b) attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. The Management Longer Term Equity Incentive Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section entitled “
Proposal No.
 5—
The Management Longer Term Equity Incentive Plan Proposal
.”

Q:	Why is the Company proposing the Omnibus Incentive Plan Proposal?

A:
Our Board believes that it would be in the best interests of the Post-Combination Company to adopt the Omnibus Incentive Plan to assist us in promoting our interests by (a) aligning the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to our performance and the Class A Stock, and (b) attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. The Omnibus Incentive Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section entitled “
Proposal No.
 6—
The Omnibus Incentive Plan Proposal
.”

Q:	Why is the Company proposing the Employee Stock Purchase Plan Proposal?

A:
Our Board believes that it would be in the best interests of the Post-Combination Company to adopt the Employee Stock Purchase Plan to assist us in promoting our interests by (a) enabling eligible employees of the Post-Combination Company and certain of our subsidiaries to use payroll deductions to purchase shares of Class A Stock and thereby acquire an ownership interest in the Post-Combination Company, and (b) attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. The Employee Stock Purchase Plan will be adopted following the consummation of the Business Combination. For additional information, please see the section entitled “
Proposal No.
 7—The Employee Stock Purchase Plan Proposal
.”

Q:	Why is the Company proposing the Adjournment Proposal?

A:
We are proposing the Adjournment Proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction

Proposal, the Issuance Proposal, the Charter Approval Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal, but no other proposal if the Transaction Proposal, the Issuance Proposal, the Charter Approval Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved. For additional information, please see the section entitled “
Proposal No. 9—The Adjournment Proposal
.”

Q:	What happens if I sell my shares of Class A Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Transaction Proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Transaction Proposal.

The approval of the Issuance Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.
The approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Amendment Proposal will have the same effect as a vote “
AGAINST
” such Amendment Proposal.
The approval of the Governance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.
The approval of this Management Longer Term Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a

Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Longer Term Equity Incentive Plan Proposal will have no effect on the Management Longer Term Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Longer Term Equity Incentive Plan Proposal.
The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Omnibus Incentive Plan Proposal will have no effect on the Omnibus Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Omnibus Incentive Plan Proposal.
The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.
If a quorum is present, directors are elected by a plurality of the votes cast, in person via the virtual meeting platform or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q:	What happens if the Transaction Proposal is not approved?

A:	If the Transaction Proposal is not approved and we do not consummate an initial business combination by February 5, 2021, we will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:
Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record as of October 14, 2020, the record date for the Special Meeting. As of the close of business on the record date, there were 50,000,000 outstanding shares of Common Stock.

Q:	What constitutes a quorum at the Special Meeting?

A:
A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 25,000,001 shares of Common Stock would be required to achieve a quorum.

Q:	How will the Company’s Sponsor, directors and officers vote?

A:
Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/consent solicitation statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests does the Sponsor and the Company’s current officers and directors have in the Business Combination?

A:
The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to the Registration Rights Holders and their permitted transferees.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Although the Current Company Certificate does not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target business is affiliated with our Sponsor, directors or officers, our Board received a fairness opinion from Moelis as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by the Company to the Luminar Stockholders in the Business Combination. Please see the section entitled “
Opinion of the Company’s Financial Advisor
” and the opinion of Moelis attached hereto as
Annex H
for additional information.

Q:	What happens if I vote against the Transaction Proposal?

A:
If you vote against the Transaction Proposal but the Transaction Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Transaction Proposal will be approved and, assuming the approval of the Issuance Proposal and the Amendment Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.
If you vote against the Transaction Proposal and the Transaction Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Transaction Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until February 5, 2021. If we fail to complete an initial business combination by February 5, 2021, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:
If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5,000,000. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $406,397,612 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.16. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to February 5, 2021.

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:
No. Our Initial Stockholders, officers and other current directors have agreed to waive their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:
Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in the Company IPO. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.
In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in the Company IPO) for or against the Business Combination restricted.
We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $406,397,612 as of June 30, 2020. However, in no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:
Yes. The Current Company Certificate provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the Current Company Certificate does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of $406,397,612 in our Trust Account as of June 30, 2020, approximately 39,507,871 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Transaction Proposal, the Issuance Proposal, the Amendment Proposal or any of the Governance Proposal or any other proposal described by this proxy statement/consent solicitation statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on [●], 2020 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that the Company redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor

New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to the Public Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of the aforementioned 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Company stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that Company stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Company stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Company stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/consent solicitation statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved
.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section entitled “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay our Public Stockholders who properly exercise their redemption rights; (ii) pay the $14,000,000 Deferred Discount to the underwriters of the Company IPO, in connection with the Business Combination; (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement; and (iv) assuming a minimum level of cash available at the Company and Luminar as of the effective time of the First Merger, repay all Luminar’s outstanding indebtedness. Any remaining funds will be used by the Post-Combination Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act, the approval and adoption by the Luminar Stockholders of the Merger Agreement and the transactions contemplated thereby and the approval by the stockholders of the Company of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “
The Merger Agreement and Related Agreements
.”

Q:	What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “
The Merger Agreement and Related Agreements
” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until February 5, 2021. Unless we amend the Current Company Certificate (which requires the affirmative vote of 65% of all then outstanding shares of Class A Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by February 5, 2021, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Company IPO. Please see the section entitled “
Risk Factors—Risks Related to the Company and the Business Combination.
”
Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete a business combination by February 5, 2021, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:
The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “
The Merger Agreement and Related Agreements
—
The Merger Agreement—Conditions to Closing of the Business Combination
.” Following the closing of the Business Combination, Luminar will merge with and into First Merger Sub, with Luminar surviving the First Merger as the Surviving Corporation. Following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as the Surviving Entity. The Mergers will become effective at the time and on the date specified in the certificate of mergers in accordance with the DGCL and the Delaware Limited Liability Company Act. The completion of the Business Combination is expected to occur in the fourth quarter of 2020. The Merger Agreement may be terminated by the Company if the closing of the Business Combination has not occurred by February 5, 2021 (the “
Termination Date
”).

For a description of the conditions to the completion of the Business Combination, see the section entitled “
The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination
.”

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:
If you were a holder of record of shares of our Common Stock on October 14, 2020, the record date for the Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail
. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●].
Voting at the Special Meeting via the Virtual Meeting Platform.
If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “
Special Meeting of the Stockholders of the Company in lieu of the 2020 Annual Meeting of the Company.
”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, we will count a properly executed proxy marked “
ABSTAIN
” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Transaction Proposal, the Issuance Proposal, the Governance Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal; a failure to vote or abstention will have the same effect as a vote “
AGAINST
” the Charter Approval Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted “
FOR
” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/consent solicitation statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary
and, therefore, your broker, bank, or nominee
cannot vote your shares without your instruction
on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker
non-votes
will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will count as a vote “ AGAINST ” the Amendment Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:
We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (“
Morrow
”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow a fee of $32,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
(310)
209-3010
Email: jskarzenski@gores.com
You may also contact the proxy solicitor for the Company at:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: gmhi.info@investor.morrowsodali.com
To obtain timely delivery, Company stockholders must request the materials no later than [●], 2020, or five business days prior to the Special Meeting.
You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information
.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT LUMINAR’S CONSENT SOLICITATION

Q:	Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:
Luminar Stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (the “
Luminar Proposal
”), by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus. As a result of the Business Combination, the Company will acquire Luminar. Subject to the terms of the Merger Agreement, holders of Luminar equity interests (and convertible securities) will be entitled to receive shares of the Company’s Class A Stock or Class B Stock at a deemed value of $10.00 per share as consideration following the Merger. For more information about the consideration payable to the holders of Luminar equity interests (and convertible securities), please see the section entitled “
The Business Combination
—
Consideration in the Business Combination
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
. This proxy statement/consent solicitation statement/prospectus and its annexes contain important information about the proposed Business Combination and the solicitation of written consents. You should read this proxy statement/consent solicitation statement/prospectus and its annexes carefully and in their entirety.
Luminar Stockholders are encouraged to return their written consent as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus and its annexes.

Q:	What are the specific proposals on which I am being asked to approve in the written consent furnished with this proxy statement/consent solicitation statement/prospectus?

A:	Luminar Stockholders are being asked to approve the following proposals:

1.
Luminar Proposal
—a proposal to adopt the Merger Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
and approve the transactions contemplated thereby, including the Mergers.

2.
Unbundled
Governance Proposal
—on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation described in Proposal No. 4 beginning on page [●] (the “
Unbundled
Governance Proposal
”) of this proxy statement/consent solicitation statement/prospectus.

Q:	Who is entitled to act by written consent?

A:
Luminar Stockholders of record holding shares of Luminar Stock at the close of business on the record date of October 20, 2020 (the “
Luminar Record Date
”), will be notified of and be entitled to execute and deliver a written consent with respect to the Luminar Proposal.

Q:	How can I give my consent?

A:
Luminar Stockholders may give their consent by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Luminar by emailing a .pdf copy to Luminar’s consent solicitor, Morrow Sodali LLC, at luminar.info@investor.morrowsodali.com or by mailing your written consent to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.

Q:	What approval is required to adopt the Merger Agreement?

A:
Written consents from the holders of at least a majority of the outstanding voting power of the issued and outstanding shares of Luminar Stock (voting as a single class and on an as-converted
basis) are required to adopt the Luminar Proposal.

On October 13, 2020, Mr. Austin Russell entered into the Support Agreement with the Company, First Merger Sub and Second Merger Sub substantially in the form attached as
Annex E
to this proxy statement/consent solicitation statement/prospectus. Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar stock (on an as-converted
basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal. The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 62% of the aggregate issued and outstanding shares of Luminar Class A Stock and 88% of the shares of the aggregate issued and outstanding Luminar Founders Preferred Stock, or approximately 39% of the total voting power of Luminar capital stock.

Q:	Do Luminar Stockholders have appraisal rights if they object to the Mergers?

A:
Yes. Pursuant to Section 262 of the DGCL, Luminar Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Luminar Stock, as determined by the Court of Chancery, if the First Merger is completed. The “fair value” of your shares of Luminar Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Luminar Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Luminar by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Luminar or the Post-Combination Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Luminar Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Luminar Stockholders, see the section entitled “
Appraisal Rights
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the Mergers to Luminar Stockholders that are United States Persons?

A:
Luminar and the Company intend for the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code. Assuming that the Mergers qualify as a reorganization, a Luminar Stockholder that is a United States Person that receives Class A Stock in exchange for Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, or receives Class B Stock in exchange for Luminar Class B Stock in the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes (except with respect to any cash received in lieu of a fractional share of Class A Stock or Class B Stock or imputed interest). However, there are many requirements that must be satisfied in order for the Mergers to qualify as a reorganization, some of which are based upon factual determinations. Neither the Company nor Luminar has requested or received a ruling from the IRS or requested a closing tax opinion of counsel that the Mergers will qualify as a reorganization. If it is determined that the Mergers are not treated as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code, unless the First Merger qualifies as a tax-free
exchange of property for stock under Section 351 of the U.S. Tax Code, the exchange of Luminar Stock for Class A Stock or Class B Stock in the Mergers will be a fully taxable transaction.

The U.S. federal income tax consequences of the Mergers depend on particular facts and circumstances. Please see the section entitled “
Material Tax Considerations—
Material U.S. Federal Income Tax Considerations of the Mergers to Holders of Luminar Stock that are United States Persons
” for additional information. Luminar Stockholders should consult with their own tax advisors as to the tax consequences to them of the Mergers.

Q:	What is the deadline for returning my written consent?

A:
Luminar’s board of directors has set 12:00 noon, New York City time, on [●], 2020, as the target date for the receipt of written consents, which is the date on which Luminar expects to receive the written consent of Austin Russell, Luminar’s Founder, President and Chief Executive Officer, in accordance with the Support Agreement. Luminar reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to Luminar Stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude.

Q:	Who can help answer my questions?

A:
If you have any questions about the Mergers or how to return your written consent, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent, you should contact Luminar’s agent in connection with the consent solicitation, Morrow Sodali LLC, by phone at (800)
662-5200
or by email at luminar.info@investor.morrowsodali.com.

SUMMARY
This summary highlights selected information contained in this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/consent solicitation statement/prospectus, including the Annexes and accompanying financial statements of the Company and Luminar, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page [
●
] of this proxy statement/consent solicitation statement/prospectus.
Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our Public Stockholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants; and (iii) no shares of Class A Stock or Class B Stock are issued as
Earn-Out
Shares.
Company
The Company is a blank check company incorporated on August 28, 2018 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.
The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.
The mailing address of the Company’s principal executive office is 9800 Wilshire Blvd., Beverly Hills, California 90212.
First Merger Sub
First Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of the Company, formed by the Company on August 20, 2020, to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into Luminar, with Luminar continuing as the Surviving Corporation.
The mailing address of First Merger Sub’s principal executive office is 9800 Wilshire Blvd., Beverly Hills, California 90212.
Second Merger Sub
Second Merger Sub, a Delaware limited liability company, is a wholly-owned subsidiary of the Company, formed by the Company on August 20, 2020, to consummate the Business Combination. In the Business Combination, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
The mailing address of Second Merger Sub’s principal executive office is 9800 Wilshire Blvd., Beverly Hills, California 90212.
Luminar
Founded in 2012 by President and Chief Executive Officer Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, Luminar has created the only lidar sensor that meets the demanding performance, safety, and cost requirements to enable Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology. Luminar’s vision is to make autonomous transportation safe and ubiquitous. Launching this bold vision forward, Luminar entered into a landmark deal with Volvo for the first automotive series production award for autonomy in the industry, which was announced in May 2020. As a global leader in lidar autonomous driving technology, Luminar is enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks, and it now counts seven of the top ten passenger vehicle OEMs as partners and in parallel is also powering the substantial majority of autonomous trucking programs.
The mailing address of Luminar’s principal executive office is 2603 Discovery Drive, Suite 100, Orlando, FL 32826.
The Business Combination
General
On August 24, 2020, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Luminar. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the closing of the Business Combination, First Merger Sub will merge with and into Luminar, with Luminar continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•
prior to the consummation of the Business Combination (and subject to approval by our stockholders), we will adopt the proposed Second Amended and Restated Certificate of Incorporation, to provide for, among other things, the authorization of the Class B Stock to be issued in connection with the Business Combination;

•
in connection with the Business Combination, the Luminar Stockholders will receive, in exchange for their Luminar Stock, the Aggregate Company Stock Consideration. Holders of shares of (a) Luminar Class A Stock, Luminar Preferred Stock and Luminar Founders Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, as applicable, and (b) Luminar Class B Stock will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by amounts payable as
Earn-Out
Shares, of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Stock Options and Assumed Warrants, in each case, as of the closing of the Business Combination;

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights;

•
our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination.

In addition and in connection with the foregoing, we entered into the Support Agreement with Mr. Austin Russell on October 13, 2020, pursuant to which Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
In connection with the foregoing, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth in the Current Company Certificate.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, Luminar entered into the Series X Agreements with the Series X Investors. Pursuant to the Series X Agreements, the Series X Investors agreed to purchase approximately 1,250,000 shares of Luminar Series X Preferred Stock for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). The Initial Closing of the Series X Financing occurred at the Initial Closing. Pursuant to the Series X Agreements, Luminar has the right to sell up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.

Organizational Structure
The following diagram shows the current ownership structure of the Company:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section entitled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Luminar:

(1)
Stockholders of Luminar include Austin Russell, Luminar’s Founder, President and Chief Executive Officer, holders of Luminar Preferred Stock, including investors affiliated with the Company, G2VP I, LLC and GVA Auto, LLC, certain current and former employees of Luminar and other holders.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section entitled “
Beneficial Ownership of Securities
.”

(2)
The ownership interests of Luminar Equityholders includes the (i) ownership interests of the Series X Investors (excluding our Initial Stockholders) acquired as a result of the Series X Financing, (ii) the Rollover Options and (iii) the Assumed Warrants.

(3)	For more information about the ownership interests of the Luminar Stockholders, following the Business Combination, please see the section entitled “ Beneficial Ownership of Securities .”
(4)
The foregoing ownership percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants and (iii) no shares of Class A Stock or Class B Stock are issued as Earn-Out Shares.

Consideration in the Business Combination
Pursuant to the Merger Agreement, the Luminar Stockholders will receive stock consideration. At the closing of the Business Combination, each Luminar Stockholder will receive for each share of Luminar Stock it holds a number of shares of Class A Stock or Class B Stock equal to the Per Share Company Stock Consideration. Following the closing of the Business Combination, each Luminar Stockholder may receive
Earn-Out
Shares in the form of Class A Stock or Class B Stock, as applicable, payable pursuant to the earn-out.

No fractional shares of Class A Stock or Class B Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Luminar Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock or Class B Stock to which such Luminar Stockholder otherwise would have been entitled multiplied by (ii) $10.00.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Luminar and the Company to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal shall have been obtained;

•	the adoption by the Luminar Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out)
shall have been approved for listing on Nasdaq, subject to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/consent solicitation statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/consent solicitation statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Luminar’s Obligations
The obligation of Luminar to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by Luminar:

•
the accuracy of the representations and warranties of the Company, First Merger Sub and Second Merger Sub as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement, including the Mergers;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the two preceding conditions have been satisfied; and

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation.
Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

•
the accuracy of the representations and warranties of Luminar as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on Luminar;

•	each of the covenants of Luminar to be performed or complied with as of or prior to the closing of the First Merger shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Luminar certifying that the two preceding conditions have been satisfied.
Related Agreements
Support Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into the Support Agreement with the Company, First Merger Sub and Second Merger Sub substantially in the form attached as
Annex E
to this proxy statement/consent solicitation statement/prospectus. Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
The foregoing summary of the Support Agreement is not complete and is qualified in its entirety by reference to the complete text of the Support Agreement as set forth in
Annex E
.
Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/consent solicitation statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Restricted Stockholders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Registration Rights Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Restricted Stockholders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.
Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in
Annex F
.
Lock-Up
Agreements
Certain Luminar Stockholders will enter into separate letters with the Company and Luminar (the “
Lock-Up
Agreements
”), pursuant to which such Luminar Stockholders will agree to be bound by restrictions on the transfer of their Class A Stock acquired pursuant to the Merger Agreement for 180 days after the completion of the Business Combination.
For more information about the
Lock-Up
Agreements, see the section entitled “
The Merger Agreement and Related Agreements—Related
Agreements—Lock-Up
Agreements
.”
Voting Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into a voting agreement with the Company (the “
Voting Agreement
”), substantially in the form attached as
Annex G
to this proxy statement/consent solicitation statement/prospectus. Under the Voting Agreement, Mr. Russell agrees that, following the consummation of the Business Combination, solely if he is involuntarily terminated from his position as the Chief Executive Officer of the Post-Combination Company and as a result of his conviction of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on the Post-Combination Company, at any meeting of the stockholders of the Post-Combination Company at which directors are to be elected following the consummation of the Business Combination, Mr. Russell, or any of his permitted successors or assigns, will not vote more than 10% of the Class B Stock he or they beneficially own in any director election.
The foregoing summary of the Voting Agreement is not complete and is qualified in its entirety by reference to the complete text of the Voting Agreement as set forth in
Annex G
.
Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon completion of the Business Combination: (i) our Public Stockholders will retain an ownership interest of approximately 11.7% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 4.2% of the Post-Combination Company (inclusive of their Series X investment); and (iii) the Luminar Equityholders (including the Series X Investors but excluding our Initial Stockholders) will own approximately 84.1% of the Post-Combination Company.
The foregoing percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants and (iii) no shares of Class A Stock or Class B Stock are issued as
Earn-Out
Shares. For more information, please see the sections entitled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Our Board’s Reasons for Approval of the Business Combination
We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.
In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•
Industry Leadership of Luminar
. Our Board noted that Luminar is a leading provider of Light Detection and Ranging (“
lidar
”) technology and has created the only lidar sensor that meets the stringent performance, safety and cost requirements for Level 3 through Level 5 autonomous vehicles. Our Board also noted that Luminar’s technology provides a robust scalable architecture that is designed for both passenger and commercial production vehicles. Our Board noted Luminar’s impressive leadership position and its technology solutions, which our Board believes position Luminar for future growth and profitability.

•
Commercial Viability
. Our Board was aware that Luminar was awarded the automotive industry’s first series production contract for autonomy by Volvo and, starting in 2022, Luminar’s hardware and software will be integrated into Volvo’s global vehicle platform. Our Board also took note that Luminar is currently partnered with 50 other OEM and commercial/strategic partners, including seven of the world’s top 10 automakers. Our Board noted Luminar’s impressive commercial partnerships and robust customer base, which our Board believes provides proof that Luminar is not only a market leader but also a commercially viable business.

•
Business and Financial Condition and Prospects
. Our Board and our management had knowledge of, and were familiar with, Luminar’s business, financial condition, results of operations and future growth prospects. Our Board considered Luminar’s hardware and software revenue growth, improvements in gross margins, large and rapidly growing total addressable market, low capital expenditures and strong leadership position with its track record of innovation. Our Board also discussed Luminar’s current prospects for growth in executing upon and achieving Luminar’s business plan, and noted its unique and innovative lidar technology, its unique market position, opportunities for sustained organic growth and the opportunity for mass commercialization of its technology.

•
Visionary Management Team
. Our Board considered the fact that the Post-Combination Company will be led by Mr. Austin Russell, Founder, President and Chief Executive Officer of Luminar, and Mr. Thomas Fennimore, Chief Financial Officer of Luminar, who have displayed visionary leadership, a strong track record of innovation and who have deep experience in the auto industry.

•
Opinion of our Financial Advisor
. Our Board took into account the opinion of Moelis, dated August 23, 2020, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualification set forth in such opinion as more fully described under the caption “
Opinion of the Company’s Financial Advisor
.”

•
Other Alternatives
. Our Board believes, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential initial business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believes that such processes had not presented a better alternative.

•	Terms of the Merger Agreement . Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role
. Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group, Mr. Alec E. Gores, Metropoulos & Co. and Mr. Dean Metropoulos. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Joseph Gatto and Michael Cramer, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. Our independent directors evaluated and unanimously approved, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved . The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of the Company
.
The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in the Company being unable to effect an initial business combination by February 5, 2021 and force the Company to liquidate and the Public Warrants to expire worthless.

•
Exclusivity
.
The fact that the Merger Agreement includes an exclusivity provision that prohibits the Company from soliciting other initial business combination proposals, which restricts the Company’s ability to consider other potential initial business combinations prior to February 5, 2021.

•	Stockholder Vote . The risk that the Company’s stockholders and Luminar’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions . The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•
Litigation
.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses . The fees and expenses associated with completing the Business Combination.

•
Other Risks
.
Various other risks associated with the Business Combination, the business of the Company, the business of Luminar and ownership of the Post-Combination Company’s shares described under the section entitled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons
.
Some of our officers and directors may have interests in the Business Combinations as individuals that are in addition to, and that may be different from, the interests of Company stockholders (see “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
For more information about our Board’s decision-making process concerning the Business Combination, please see the section entitled “
The Business Combination—Recommendation of our Board of Directors and Reasons for the Business Combination
.”
Luminar’s Board of Directors’ Reasons for Approval of the Business Combination
After consideration, Luminar’s board of directors adopted resolutions unanimously determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Luminar and Luminar Stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and directed that the Merger Agreement be submitted to the Luminar Stockholders for their consideration. Luminar’s board of directors unanimously recommends that the Luminar Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
In reaching its decision to approve and declare advisable the Merger Agreement, and in resolving to recommend that Luminar Stockholders adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, Luminar’s board of directors consulted with Luminar’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Luminar’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that Luminar’s board of directors considered in favor of its decision are:

•
Other Alternatives
. It is the belief of Luminar’s board of directors, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate Luminar as an independent, stand-alone entity, that the proposed Business Combination represents the best potential transaction for Luminar to create greater value for Luminar Stockholders, while also providing greater liquidity for its stockholders by owning stock in a public company.

•
Terms of the Merger Agreement
. Luminar’s board of directors considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals, in addition to the transactions contemplated thereby, including the Mergers.

•
Consideration Received by Luminar Stockholders
. Luminar’s board of directors considered the amount of consideration to be received by the Luminar Stockholders in the proposed Mergers under the terms and conditions of the Merger Agreement.

•
Size of Post-Combination Company
. Luminar’s board of directors considered the implied enterprise value of approximately $2.9 billion for Luminar at the closing of the Business Combination, providing Luminar Stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
Access to Capital
. Luminar’s board of directors considered the current industry trends and market conditions affecting Luminar and the cost of alternative means of raising capital and expects that the Business Combination would be a more time- and cost-effective means to access capital and potentially repay its existing indebtedness than other options considered.

•
Benefit from Being a Public Company
. Luminar’s board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
Opportunity to Increase Earnings and Expand Prospects
. Luminar’s board of directors considered the financial condition, historical results of operations, and business and strategic objectives of the Company, as well as the risks involved in achieving those objectives, and believes that the Business Combination will create an opportunity for Luminar to increase future earnings and cultivate superior prospects compared to continuing to operate Luminar as an independent, stand-alone entity.

•
Insider Letters
. Luminar’s board of directors considered that, pursuant to the Insider Letters, entered into with the Company, each of Messrs. Alec E. Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto, Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, among other things, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of the Company they hold, representing approximately 20% of the aggregate voting power of the Company, to approve the Transaction Proposal at the Special Meeting and not to redeem such shares in connection with the transactions contemplated by the Merger Agreement.

•
Support Agreement
. Luminar’s board of directors considered that Austin Russell was expected to enter into a Support Agreement with the Company. Under the Support Agreement, Mr. Russell would agree, within three business days of the registration statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus is a part being declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by him adopting the Merger Agreement and approving the other transactions contemplated thereby, including the Mergers, which, as of the close of business on the Luminar Record Date, represent approximately 62
%
of the aggregate issued and outstanding shares of Luminar Class A Stock and 88
%
of the shares of the aggregate issued and outstanding Luminar Founders Preferred Stock, or approximately 39
%
of the total voting power of Luminar Stock. For a more detailed description of the Support Agreement, see the sections titled “
The Business
Combination—Support Agreement
” and “
The Merger Agreement and Related Agreements—Support Agreement
” beginning on pages [●] and [●], respectively, of this proxy statement/consent solicitation statement/prospectus.

•
Lock-up
Agreement
. Luminar’s board of directors also considered that in connection with the consummation of the Mergers, the Company, Luminar and certain Luminar Stockholders who will receive Class A Stock will enter into
Lock-Up
Agreements. Under the
Lock-Up
Agreement, such stockholders will agree not to, without the prior written consent of the board of directors of the Company, (i) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers or any shares of Class A issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers (“
Lock-Up
Shares
”), (ii) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such
Lock-Up
Shares, or (iii) publicly announce any intention to effect any transaction specified in clause “(i)” or “(ii)” above for 180 days after the closing date of the Mergers.

•
Registration Rights Agreement
. Luminar’s board of directors also considered that in connection with the consummation of the Mergers, the Company, the Sponsor, Luminar, certain Company stockholders and certain Luminar Stockholders who will receive Class A Stock or Class B Stock will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Post-Combination Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Class A Stock, including shares issued as
Earn-Out
Shares or issuable upon the conversion of certain
Earn-Out
Shares (as defined in the Merger Agreement), and Private Placement Warrants, subject to certain requirements and customary conditions. The Registration Rights Agreement will also provide that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the Registration Rights Holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. For a more detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

Luminar’s board of directors also considered the following negative factors:

•
Risk that the Business Combination may not be completed.
Luminar’s board of directors considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Effects on reputation, business and employees if the Business Combination is not completed.
Luminar’s board of directors considered the possibility that the Business Combination might not be completed and that there may be an adverse effect on Luminar’s reputation, business and employees upon the public announcement of the agreement to enter into the Merger Agreement or in the event the Business Combination is not completed.

•
Expenses and challenges.
Luminar’s board of directors considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•
Costs of being a public company.
Luminar’s board of directors considered the additional public company expenses and obligations that Luminar’s business will be subject to following the closing that it has not peviously been subject to as a private company.

•
Restrictions on operation of Luminar’s business.
Luminar’s board of directors considered the fact that, although Luminar will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the closing, the Merger Agreement generally obligates Luminar, subject to the Company’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Luminar from undertaking certain business opportunities that might arise pending closing.

•
Interests of Luminar executive officers and directors.
Luminar’s board of directors considered the fact that certain executive officers and directors of Luminar have interests in the Business Combination that may be different from, or in addition to, the interests of Luminar Stockholders generally, including the manner in which they would be affected by the Business Combination.

•	Other risks. Luminar’s board of directors considered various other risks associated with the Business Combination, including the risks described in the section titled “ Risk Factors .”
The foregoing discussion of the factors considered by Luminar’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Luminar’s board of directors. In reaching its decision to unanimously approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, Luminar’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Luminar’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Luminar’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
Luminar’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Luminar Stockholders would receive as a result of the Business Combination, including the belief of Luminar’s board of directors that the Business Combination would maximize the immediate value of shares of Luminar Stock, Luminar Founders Preferred Stock and Luminar Preferred Stock and eliminate the risk and uncertainty affecting the future prospects of Luminar, including the potential execution risks associated with going public and pursuing its business plan as a public company. Accordingly, Luminar’s board of directors determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Luminar and its stockholders, and unanimously approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. Luminar’s board of directors recommends that Luminar Stockholders consent to the Luminar Proposal described in the section titled “
Luminar Solicitation of Written Consents—Purpose of the Consent Solicitation
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Dean Metropoulos and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Michael Cramer and Joseph Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Metropoulos and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section entitled “
The Business Combination—Independent Director Oversight
.”

Satisfaction of 80% Test
It is a requirement under our current certificate of incorporation and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of August 24, 2020, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $406,414,536 (excluding the $14,000,000 Deferred Discount and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $325,131,629. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $2.9 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of Luminar (prior to the Business Combination) of approximately $2.9 billion and an assumed $32 million of net debt. In determining whether the enterprise value described above represents the fair market value of Luminar, our Board considered all of the factors described above in this section and the fact that the purchase price for Luminar was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account).
Special Meeting of the Stockholders of the Company in lieu of the 2020 Annual Meeting of the Company
Date, Time and Place of Special Meeting
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 11499520#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.
Proposals
At the Special Meeting, Company stockholders will be asked to consider and vote on:

1.
Transaction Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Issuance Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Amendment Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Longer Term Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Longer Term Equity Incentive Plan, including the authorization of the initial share reserve under the Management Longer Term Equity Incentive Plan (Proposal No. 5);

6.
Omnibus Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Omnibus Incentive Plan, including the authorization of the initial share reserve under the Omnibus Incentive Plan (Proposal No. 6);

7.
Employee Stock Purchase Plan Proposal
—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Employee Stock Purchase Plan (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect five directors to serve staggered terms on the Company’s Board until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved (Proposal No. 9).

Voting Power; Record Date
Only Company stockholders of record at the close of business on October 14, 2020 the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each Company stockholder is entitled to one vote for each share of our Common Stock that such stockholder owned as of the close of business on the record date. If a Company stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 50,000,000 shares of our Common Stock outstanding, of which 40,000,000 are Public Shares and 10,000,000 are Founder Shares held by our Initial Stockholders.
Vote of our Initial Stockholders
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock.
Quorum and Required Vote for Proposals at the Special Meeting
A majority of the issued and outstanding shares of our Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Transaction Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special

Meeting. The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the five individuals nominated for election to our Board who receive the most “
FOR
” votes (among the shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting) will be elected. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.
Recommendation of our Board of Directors
Our Board believes that each of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Governance Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
Opinion of the Company’s Financial Advisor
At the meeting of the Board on August 23, 2020 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated August 23, 2020, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
The full text of Moelis’ written opinion, dated August 23, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as
Annex H
to this proxy statement/consent solicitation statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/consent solicitation statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or initial business combinations that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee
.
For more information, see the section entitled “
Opinion of the Company’s Financial Advisor
” in this proxy statement/consent solicitation/prospectus.

Luminar Solicitation of Written Consents
Luminar Stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (the “
Luminar Proposal
”), by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
Record Date; Luminar Stockholders Entitled to Consent
Only Luminar Stockholders of record holding shares of Luminar Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock at the close of business on the record date of October 20, 2020 (the “
Luminar Record
Date
”) will be notified of and be entitled to sign and deliver written consents with respect to the Luminar Proposal.
On the Luminar Record Date, the outstanding securities of Luminar eligible to consent with respect to the Luminar Proposal consisted of 9,761,146 shares of Luminar Class A Stock, no shares of Luminar Class B Stock, 8,270,959 shares of Luminar Preferred Stock and 1,922,600 shares of Luminar Founders Preferred Stock.
Consents; Required Consents
Written consents from the holders of a majority of the voting power of the outstanding shares of Luminar Stock, on an “as-converted basis,” voting together as a single class, are required to adopt the Luminar Proposal.
On October 13, 2020, Mr. Austin Russell entered into the Support Agreement with the Company, First Merger Sub and Second Merger Sub substantially in the form attached as
Annex
E
to this proxy statement/consent solicitation statement/prospectus. Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
Interests of Certain Persons in the Business Combination
In considering whether to adopt the Merger Agreement by executing and delivering the written consent, Luminar Stockholders should be aware that aside from their interests as stockholders, Luminar’s officers and members of Luminar’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Luminar Stockholders generally. Luminar Stockholders should take these interests into account in deciding whether to approve the Business Combination. For additional information please see the section entitled “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Luminar Officers and Directors
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

Submission of Consents
If you hold shares of Luminar Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock as of the Luminar Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Luminar. Once you have completed, dated and signed the written consent, you may deliver it to Luminar, by emailing a .pdf copy of your written consent to Luminar’s consent solicitor, Morrow Sodali LLC, at luminar.info@investor.morrowsodali.com or by mailing your written consent to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.
Luminar’s board of directors has set 12:00 noon, New York time, on [●], 2020, as the target date for the receipt of written consents, which is the date on which Luminar expects to receive the written consent of Mr. Russell in accordance with the Support Agreement. Luminar reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to Luminar Stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude. As noted in the section entitled “
Appraisal Rights
” beginning on page [●], the delivery of a signed and dated consent adopting the Merger Agreement, or delivery of a signed and dated consent without indicating a decision on the Luminar Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.
Executing Consents; Revocation of Consents
You may execute a written consent to adopt the Merger Agreement, which is equivalent to a vote “
FOR
” the Luminar Proposal. If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting against the Luminar Proposal.
If you are a record holder of shares of Luminar Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock as of the close of business on the Luminar Record Date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 12:00 noon, New York time, on [●], 2020 (or, if earlier, before the consents of a sufficient number of shares to adopt the Merger Agreement have been delivered to the Secretary of Luminar). If you wish to change or revoke your consent before that time, you may do so by sending a notice of revocation by emailing a .pdf copy to Luminar’s consent solicitor, Morrow Sodali LLC, at luminar.info@investor.morrowsodali.com or by mailing it to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.
Solicitation of Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Luminar. Officers and directors of Luminar may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.
Recommendation of Luminar’s Board of Directors
In the course of reaching its decision to approve the Mergers, Merger Agreement, and the transactions contemplated thereby, including the Business Combination, Luminar’s board of directors consulted with its senior management and legal counsel, reviewed a significant amount of information and considered a number of reasons, uncertainties and risks concerning the Mergers and Merger Agreement. Luminar’s board of directors concluded that the potential uncertainties and risks associated with the proposed Mergers were outweighed by the potential benefits of completing the Mergers. Accordingly, on August 24, 2020, after careful consideration, Luminar’s board of directors unanimously approved the Merger Agreement and determined that the Mergers, Merger Agreement, and the transactions contemplated thereby, including the Business Combination, are advisable and fair to, and in the best interests of, Luminar and its stockholders. For the reasons why Luminar’s board of directors reached its decision to approve the Mergers, Merger Agreement, and the transactions contemplated thereby, and for additional information, see the section entitled “
The Business Combination—
Recommendation of Luminar’s Board of Directors and Reasons for the Business Combination” beginning on page [
●
] of this proxy statement/consent solicitation statement/prospectus.
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

Interests of the Luminar Officers and Directors
In considering whether to adopt the Merger Agreement by executing and delivering the written consent, Luminar Stockholders should be aware that aside from their interests as stockholders, Luminar’s officers and the members of the Luminar’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Luminar stockholders generally. Luminar stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things, the fact that:

•
Mr. Russell, Luminar’s Founder, President and Chief Executive Officer, will exchange certain Luminar Class A Stock owned by him for Luminar Class B Stock (prior to the consummation of the Business Combination);

•	Luminar directors may serve as directors of the Post-Combination Company;

•	Outstanding equity awards will convert into equity awards of the Post-Combination Company; and

•	Luminar officers may participate in the Management Longer Term Equity Incentive Plan.

Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any shares of Class A Stock issued in the Company IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5,000,000. As of June 30, 2020, the estimated per share redemption price would have been approximately $10.16. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in the Company IPO.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “
Special Meeting of the Stockholders of the Company in Lieu of 2020 Annual Meeting of Company Stockholders—Redemption Rights
” for the procedures to be followed if you wish to redeem your shares for cash.
Treatment of Luminar Equity Awards
Effective as of the effective time of the First Merger, each outstanding unexercised Luminar Stock Option and each outstanding unvested award of Luminar Restricted Stock will automatically be converted into, respectively, an option to acquire a number of shares of our Class A Stock or a number of shares of our Class A Stock in each case determined by multiplying the number of shares of Luminar Stock subject to such award as of immediately prior thereto by the Per Share Company Stock Consideration (determined in accordance with the Merger Agreement), rounded down to the nearest whole number of shares, subject to the same terms as were applicable thereto immediately prior thereto (including applicable vesting conditions), except to the extent such terms are rendered inoperative by the transactions contemplated by the Merger Agreement. Each such converted stock option will be exercisable solely for shares of our Class A Stock, and the per share exercise price for the stock issuable upon exercise thereof will be determined by dividing the per share exercise price for the shares of Luminar Class A Stock subject to the Luminar Stock Option immediately prior thereto by the Per Share Company Stock Consideration, rounded up to the nearest whole cent.
Certain Information Relating to the Company and Luminar
Company Board and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of the Company:

Name	Age	Position
Dean Metropoulos	73	Chairman and Director
Alec E. Gores	67	Chief Executive Officer and Director
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	55	Director
Michael Cramer	67	Director
Joseph Gatto	64	Director

Luminar’s Board of Directors and Executive Officers before the Business Combination

Name	Age	Position
Executive Officers
Austin Russell	25	President and Chief Executive Officer, and Director
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Matthew J. Simoncini	59	Director
Scott A. McGregor	64	Director
Benjamin J. Kortlang	45	Director
Post-Combination Company Board and Executive Officers
Assuming the approval of the Director Election Proposal, the following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Austin Russell	25	Chairperson, President and Chief Executive Officer (Class III)
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Alec E. Gores	67	Director (Class II)
Matthew J. Simoncini	59	Director (Class II)
Scott A. McGregor	64	Director (Class I)
Benjamin J. Kortlang	45	Director (Class I)
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.
Comparison of Stockholder Rights
There are certain differences in the rights of the Company stockholders and Luminar Stockholders prior to the Business Combination and following the closing of the Business Combination. Please see the section entitled “
Comparison of Stockholder Rights.
”
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “
Second Request
”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Luminar each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. The Company and Luminar have filed the required forms under the HSR Act with the Antitrust Division and the FTC. The
30-day
waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on October 5, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Luminar is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Consequences for Holders of Class A Stock
As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).
Please see the section entitled “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
”
for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Luminar issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Luminar.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Pursuant to Section 262 of the DGCL, Luminar Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Luminar Stock, as determined by the Court of Chancery, if the Mergers are completed. The “fair value” of your shares of Luminar Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Luminar Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Luminar by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Luminar or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Luminar Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Luminar Stockholders, see the section entitled “
Appraisal Rights
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.
Proxy Solicitation
We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via
e-mail
or other electronic correspondence. We have engaged Morrow to assist in the solicitation of proxies.
If a Company stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A Company stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “
Special Meeting of the Stockholders of the Company in Lieu of the 2020 Annual Meeting of the Company— Revoking Your Proxy
.”
Risk Factors
In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under “
Risk Factors.
” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) our ability and Luminar’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the Post-Combination Company.

Selected Historical Financial Data for the Company
Statement of Operations Data:

	For the Six Months Ended June 30, 2020 (unaudited)	For the Six Months Ended June 30, 2019 (unaudited)	For the Year Ended December 31, 2019 (audited)	For the Period from August 28, 2018 (inception) to December 31, 2018 (audited)
Professional fees and other expenses	(358,968)	(309,984)	(620,871)	(20,554)
State franchise taxes, other than income tax	(100,000)	(100,000)	(200,000)	(1,431)

Loss from operations	(458,968)	(409,984)	(820,871)	(21,985)
Other income—interest income	1,325,278	3,892,361	7,707,654	—

Net income/(loss) before income taxes	$866,310	$3,482,377	$6,886,783	$(21,985)

Provision for income tax	(218,352)	(727,551)	(1,441,607)	—

Net income/(loss) attributable to common shares	$647,958	$2,754,826	$5,445,176	$(21,985)

Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$0.02	$0.09	$0.16	$—

Class F ordinary shares—basic and diluted	$(0.01)	$(0.03)	$(0.05)	$(0.00)

Balance Sheet Data:

	As of June 30, 2020 (unaudited)	As of December 31, 2019 (audited)	As of December 31, 2018 (audited)
Assets
Current assets:
Cash and cash equivalents	$1,011,395	$1,365,240	$52,489
Deferred offering costs	—	—	437,375
Prepaid assets	107,501	136,399	—

Total current assets	1,118,896	1,501,639	489,864
Deferred income tax	15,079	2,353	—
Investments and cash held in Trust Account	406,397,612	406,434,959	—

Total assets	$407,531,587	$407,938,951	$489,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses, formation and offering costs	$85,889	$53,203	$335,418
State franchise tax accrual	20,000	200,000	1,431
Notes and advances payable—related party	—	—	150,000
Current income tax and interest payable	194,654	1,102,662	—

Total current liabilities	300,543	1,355,865	486,849
Deferred underwriting compensation	14,000,000	14,000,000	—

Total liabilities	$14,300,543	$15,355,865	$486,849
Commitments and contingencies:
Class A subject to possible redemption, 38,713,476, 38,713,476 and -0- shares at June 30, 2020, December 31, 2019 and December 31, 2018, respectively (at redemption value of $10 per share)	387,134,760	387,134,760	—

	As of June 30, 2020 (unaudited)	As of December 31, 2019 (audited)	As of December 31, 2018 (audited)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,286,524, 1,286,524 and -0- shares issued and outstanding (excluding 38,713,476, 38,713,476 and -0- shares subject to possible redemption) at June 30, 2020, December 31, 2019 and December 31, 2018, respectively	129	129	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000	1,078
Additional paid-in capital	24,006	24,006	23,922
Retained earnings/(accumulated deficit)	6,071,149	5,423,191	(21,985)

Total stockholders’ equity	6,096,284	5,448,326	3,015

Total liabilities and stockholders’ equity	$407,531,587	$407,938,951	$489,864

Selected Historical Financial Data for Luminar
The selected historical consolidated statements of operations data of Luminar for the years ended December 31, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Luminar’s audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical condensed consolidated statements of operations data of Luminar for the six months ended June 30, 2020 and 2019 and the condensed consolidated balance sheet data as of June 30, 2020 are derived from Luminar’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Luminar’s historical results are not necessarily indicative of the results that may be expected in the future and Luminar’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “
Luminar Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus.

(in thousands, except per share data)	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	As of and for the year ended December 31, 2019	As of and for the year ended December 31, 2018
Statement of Operations Data:
Net sales	$7,296	$3,719	$12,602	$11,692
Total operating expenses	30,696	28,630	58,562	64,982
Net loss	(41,016)	(63,095)	(94,718)	(79,550)

Net loss per share attributable to common stockholders—Basic and diluted	(4.34)	(8.43)	(11.47)	(12.00)

Balance Sheet Data:
Total assets	50,216	N/A	51,864	28,202
Total liabilities	54,778	N/A	18,851	152,869
Total mezzanine equity	244,743	N/A	244,743	—
Total shareholders’ deficit	(249,305)	N/A	(211,730)	(124,667)

Selected Historical Financial Data of the Post-Combination Company on a Pro Forma Basis
The following summary unaudited pro forma condensed combined financial information (the “
Summary Pro Forma Information
”) gives effect to the transaction contemplated by the Merger Agreement. The transaction will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transaction will be reflected as the equivalent of Luminar issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Luminar. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the Business Combination as if it had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2020 and for the year ended December 31, 2019 give effect to the Business Combination as if it had occurred on January 1, 2019.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/consent solicitation statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of the Company and Luminar for the applicable periods included in this proxy statement/consent solicitation statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the Company’s common stock:

•
Assuming
No
R
edemptions
: This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming
Maxi
m
um
R
edemptions
:
This presentation assumes that stockholders holding 39,507,871 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.16 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on the Company having net tangible assets of at least $5,000,001. This scenario gives effect to Public Share redemptions of 39,507,871 Public Shares for aggregate redemption payments of $401.4 million using a per share redemption price that was calculated as $406.4 million in the Trust Account per the Company’s historical balance sheet divided by 40,000,000 Public Shares as of June 30, 2020.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2020
Net sales	$7,296	$7,296
Net loss per share of Class A Stock—basic and diluted	$(0.11)	$(0.13)
Weighted average shares outstanding of Class A Stock—basic and diluted	216,948,840	177,440,969
Net loss per share of Class B Stock—basic and diluted	$(0.11)	$(0.13)
Weighted average shares outstanding of Class B Stock—basic and diluted	104,715,233	104,715,233

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Net sales	$12,602	$12,602
Net loss per share of Class A Stock—basic and diluted	$(0.30)	$(0.34)
Weighted average shares outstanding of Class A Stock—basic and diluted	216,948,840	177,440,969
Net loss per share of Class B Stock—basic and diluted	$(0.30)	$(0.34)
Weighted average shares outstanding of Class B Stock—basic and diluted	104,715,233	104,715,233

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2020
Total assets	$537,762	$168,403
Total liabilities	$10,998	$39,707
Total stockholders’ equity	$526,764	$128,696
Selected Comparative Per Share Information
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on August 21, 2020, the last trading day before the Business Combination was publicly announced, and on [●], 2020 the last practicable trading day before the date of this proxy statement/consent solicitation statement/prospectus.

Trading Date	Public Units (GMHIU)	Public Shares (GMHI)	Public Warrants (GMHIW)
August 21, 2020	$11.75	$10.51	$1.59
[●]	$[●]	$[●]	$[●]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market price of the Public Shares, the value of the consideration that Luminar Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/consent solicitation statement/prospectus, and the date on which Company stockholders vote on approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for our securities before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Luminar
Historical market price information regarding Luminar is not provided because there is no public market for Luminar Stock.
Market Prices and Dividends
Company
The Public Units, Public Shares and Public Warrants trade on the Nasdaq Capital Market, under the symbols “GMHIU,” “GMHI” and “GMHIW,” respectively. Each Public Unit consists of one Public Share and one-third
of a Public Warrant. The Public Units began trading on February 1, 2019, and the Public Shares and Public Warrants began trading on March 25, 2019.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GMHIU)		Public Shares (GMHI)		Public Warrants (GMHIW)
	High	Low	High	Low	High	Low
Fiscal Year 2020 :
Quarter ended March 31, 2020	$12.00	$9.69	$11.00	$9.45	$1.82	$0.65
Quarter ended June 30, 2020	$12.50	$10.18	$10.82	$9.87	$2.25	$1.00
Fiscal Year 2019 :
Quarter ended March 31, 2019 (1)(2)	$10.25	$10.12	$9.81	$9.75	$1.40	$1.30
Quarter ended June 30, 2019	$10.50	$10.19	$10.28	$9.79	$1.35	$1.15
Quarter ended September 30, 2019	$10.63	$10.47	$10.34	$10.02	$1.42	$1.28
Quarter ended December 31, 2019	$10.75	$10.58	$10.20	$10.05	$1.54	$1.25

(1)	Beginning on February 1, 2019 with respect to GMHIU.
(2)	Beginning on March 25, 2019 with respect to GMHI and GMHIW.
On August 21, 2020, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $11.75, $10.51 and $1.59, respectively.
The Company has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Luminar
Historical market price information regarding shares of Luminar Stock is not provided because there is no public market for Luminar Stock. Luminar has not paid any dividends on shares of Luminar Stock and does not intend to pay dividends prior to the completion of the Business Combination.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/consent solicitation statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of Luminar and will also apply to the business and operations of Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by the Company and Luminar that later may prove to be incorrect or incomplete. The Company and Luminar may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to the Post-Combination Company’s Business
Unless the context requires otherwise, references to “Luminar” in this section are to the business and operations of Luminar prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Luminar by virtue of the Post-Combination Company’s ownership of the business of Luminar through its ownership of the Surviving Entity following the Business Combination.
Risks Related to Luminar’s Business and Industry
Luminar is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.
Luminar has incurred net losses on an annual basis since its inception. Luminar incurred a net loss of $41.0 million for the six months ended June 30, 2020 and net losses of $94.7 million and $79.6 million for the years ended December 31, 2019 and 2018, respectively. Luminar believes that it will continue to incur operating and net losses each quarter until at least the time it begins commercial deliveries of its lidar-based products, which are not expected to begin until 2022 and may occur later or not at all. Even if Luminar is able to successfully develop and sell its lidar solutions, there can be no assurance that they will be commercially successful. Luminar’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its lidar solutions, which may not occur.
Luminar expects the rate at which it will incur losses to be significantly higher in future periods as Luminar:

•	continues to utilize its third-party partners for design, testing and commercialization;

•	expands its production capabilities to produce its lidar solutions, including costs associated with outsourcing the production of its lidar solutions;

•	expands its design, development, installation and servicing capabilities;

•	builds up inventories of parts and components for its lidar solutions;

•	produces an inventory of its lidar solutions; and

•	increases its sales and marketing activities and develops its distribution infrastructure.
Because Luminar will incur the costs and expenses from these efforts before it receives incremental revenues with respect thereto, Luminar’s losses in future periods will be significant. In addition, Luminar may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Luminar’s losses.

Luminar’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
Luminar has been focused on developing lidar products for autonomous driving systems since 2012. This relatively limited operating history makes it difficult to evaluate Luminar’s future prospects and the risks and challenges it may encounter. Risks and challenges Luminar has faced or expects to face include its ability to:

•	produce and deliver lidar and software products of acceptable performance;

•	forecast its revenue and budget for and manage its expenses;

•	attract new customers and retain existing customers;

•	comply with existing and new or modified laws and regulations applicable to its business;

•	plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•	maintain and enhance the value of its reputation and brand;

•	effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business;

•	develop and protect intellectual property;

•	hire, integrate and retain talented people at all levels of its organization; and

•	successfully develop new solutions to enhance the experience of customers.
If Luminar fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “
Risk Factors
” section, its business, financial condition and results of operations could be adversely affected. Further, because Luminar has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market. Luminar has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Luminar’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.
Luminar continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Luminar may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
Luminar continues to make investments and implement initiatives designed to grow its business, including:

•	investing in research and development (“R&D”);

•	expanding its sales and marketing efforts to attract new customers;

•	investing in new applications and markets for its products;

•	further enhancing its manufacturing processes and partnerships;

•	pursuing litigation to protect its intellectual property; and

•	investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than Luminar currently anticipates, and Luminar may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Luminar is pursuing are at an early stage of development, and it may be many years before the end markets Luminar expects to serve generate demand for its products at scale, if at all. Luminar’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its lidar products, if certain automotive original equipment manufacturers (“
OEMs
”) or other market participants change their autonomous vehicle technology, failure of Luminar’s customers to commercialize autonomous systems that include its solutions, Luminar’s inability to effectively manage its inventory or manufacture products at scale, Luminar’s inability to enter new markets or help its customers adapt its products for new applications or Luminar’s failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of Luminar’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, Luminar does not expect to achieve profitability over the near term. If Luminar’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.
If Luminar’s lidar products are not selected for inclusion in autonomous driving systems or ADAS by automotive OEMs or their suppliers, its business will be materially and adversely affected.
Automotive OEMs and their suppliers design and develop autonomous driving and ADAS technology over several years. These automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products such as Luminar’s lidar products, because such products will function as part of a larger system or platform and must meet certain other specifications. Luminar spends significant time and resources to have its products selected by automotive OEMs and their suppliers, which is known as a “design win.” In the case of autonomous driving and ADAS technology, a design win means Luminar’s lidar product has been selected for use in a particular vehicle model. However, because Luminar does not have existing relationships with Tier 1 suppliers, automotive OEMs may be less inclined to select Luminar’s products for use in their vehicle models. If Luminar does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If Luminar’s products are not selected by an automotive OEM or its suppliers for one vehicle model or if Luminar’s products are not successful in that vehicle model, it is unlikely that its product will be deployed in other vehicle models of that OEM. If Luminar fails to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected. For more information about certain risks related to product selection, please see the Risk Factor on page [●] of this proxy statement/consent solicitation statement/prospectus captioned “
The period of time from a design win to implementation is long and Luminar is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.”
Luminar is reliant on key inputs and its inability to reduce and control the cost of such inputs could negatively impact the adoption of its products and its profitability.
The production of Luminar’s sensors is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If Luminar is unable to adequately reduce and control the costs of such key components, it will be unable to realize manufacturing costs targets, which could reduce the market adoption of its products, damage its reputation with current or prospective customers, and harm its brand, business, prospects, financial condition and operating results.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source
or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Luminar’s business.
Cost-cutting initiatives adopted by Luminar’s customers often result in increased downward pressure on pricing. Luminar expects that its agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, Luminar’s automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including Luminar, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base.
Accordingly, Luminar expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Luminar’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If Luminar is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.
Luminar expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Luminar.
Luminar’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Luminar plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Luminar’s R&D expenses were $37.0 million, $40.1 million and $18.1 million during 2018, 2019 and the six months ended June 30, 2020, respectively, and are likely to grow in the future. Because Luminar accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, Luminar’s R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.
Although Luminar believes that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Luminar expects, its business will be adversely affected.
While Luminar’s lidar-based smart vision solutions can be applied to different use cases across end markets, nearly all of its revenue is generated from automotive applications with a few customers in the aerospace and defense, construction, mining and aviation sectors. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles. Luminar continually studies emerging and competing sensing technologies and methodologies and it may add new sensing technologies. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if lidar products are used in initial generations of autonomous driving technology and certain ADAS products, Luminar cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, Luminar expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the
COVID-19
pandemic. Although Luminar currently believes it is a leader in lidar-

based systems for the autonomous vehicle market, by the time mass market adoption of autonomous vehicle technology is achieved, Luminar expects competition among providers of sensing technology based on lidar and other modalities to increase substantially. If commercialization of lidar products is not successful, or not as successful as Luminar or the market expects, or if other sensing modalities gain acceptance by developers of autonomous driving systems or ADAS, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, its business, results of operations and financial condition will be materially and adversely affected.
Luminar is investing in and pursuing market opportunities outside of the automotive markets, including in the aerospace and defense, aviation, construction, mining, security and city infrastructure sectors. Luminar believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Luminar to address the particular requirements of that market.
Addressing these requirements can be time-consuming and costly. The market for lidar technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of Luminar’s customers outside of the automotive industry are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with its lidar products or at all. Luminar cannot be certain that lidar will be sold into these markets, or any market outside of automotive market, at scale. Adoption of lidar products, including Luminar’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as Luminar can keep pace with rapid technological change in certain developing markets and the global response to the
COVID-19
pandemic and the length of any associated work stoppages. If lidar technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Luminar expects, its business, results of operation and financial condition will be materially and adversely affected.
Luminar may experience difficulties in managing its growth and expanding its operations.
Luminar expects to experience significant growth in the scope and nature of its operations. Luminar’s ability to manage its operations and future growth will require Luminar to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Luminar is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption. Luminar may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.
Luminar relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or single source suppliers, Luminar is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.
Some of the components that go into the manufacture of Luminar’s solutions are sourced from third-party suppliers.
To date, Luminar has produced its products in relatively limited quantities for use in R&D programs. Although Luminar does not have any experience in managing its supply chain to manufacture and deliver its products at scale, its future success will depend on its ability to manage its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Luminar’s products come from limited or single source suppliers. Luminar is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Luminar has a global supply chain and the
COVID-19
pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Luminar’s products depend on lasers and Luminar currently consumes a substantial portion of the available market. Any shortage of these lasers could materially and adversely affect Luminar’s ability to manufacture its solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Luminar has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Luminar may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Luminar may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Luminar’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Luminar’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Luminar’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Luminar is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Luminar must absorb the increased cost. If Luminar is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Luminar’s.
Because Luminar’s sales have been primarily to customers making purchases for R&D projects and its orders are project-based, Luminar expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the Post-Combination Company to fluctuate or decline.
Luminar’s quarterly results of operations have fluctuated in the past and may vary significantly in the future, and its revenue has declined in the first two quarters of 2020. As such, historical comparisons of its operating results may not be meaningful. In particular, because Luminar’s sales to date have primarily been to customers making purchases for R&D, sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Luminar’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Luminar’s business. These fluctuations could adversely affect Luminar’s ability to meet its expectations or those of securities analysts, ratings agencies or investors. If Luminar does not meet these expectations for any period, the value of its business and its securities, or those of the Post-Combination Company, could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•	the timing and magnitude of orders and shipments of Luminar’s products in any quarter;

•	pricing changes Luminar may adopt to drive market adoption or in response to competitive pressure;

•	Luminar’s ability to retain its existing customers and attract new customers;

•	Luminar’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•	disruptions in Luminar’s sales channels or termination of its relationship with important channel partners;

•	delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Luminar or its competitors;

•	fluctuations in demand pressures for Luminar’s products;

•	the mix of products sold in any quarter;

•	the duration of the global COVID-19 pandemic and the time it takes for economic recovery;

•	the timing and rate of broader market adoption of autonomous systems utilizing Luminar’s solutions across the automotive and other market sectors;

•	market acceptance of lidar and further technological advancements by Luminar’s competitors and other market participants;

•	the ability of Luminar’s customers to commercialize systems that incorporate its products;

•	any change in the competitive dynamics of Luminar’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•	Luminar’s ability to effectively manage its inventory;

•	changes in the source, cost, availability of and regulations pertaining to materials Luminar uses;

•	adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•	general economic, industry and market conditions, including trade disputes.
Luminar’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.
Luminar is in the initial stages of transitioning from a manufacturing model in which it primarily manufactured and assembled its products at its Orlando, Florida location, to one where it relies on third-party manufacturers in Mexico, California and potentially other foreign and domestic locations. Luminar currently has an agreement with one such manufacturer of a key component and is in negotiations with other third parties to provide contract manufacturing of certain of its products. Luminar believes the use of third-party manufacturers will have benefits, but in the near term, while it is beginning manufacturing with new partners, Luminar may lose revenue, incur increased costs and potentially harm its customer relationships.
Reliance on third-party manufacturers reduces Luminar’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Luminar may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Luminar’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global
COVID-19
pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Luminar’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Luminar relies, thereby increasing the risk of disruption of supplies necessary to fulfill Luminar’s production requirements and meet customer demands. Additionally, if any of Luminar’s third-party manufacturers experience quality control problems in their manufacturing operations and Luminar’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Luminar’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Luminar’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Luminar’s products in required volumes or at all, Luminar’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design
its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Luminar’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Luminar takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Luminar’s business.
If Luminar commences international manufacturing operations, it may face risks associated with manufacturing operations outside the United States.
Manufacturing outside the United States is subject to several inherent risks, including:

•	foreign currency fluctuations;

•	local economic conditions;

•	political instability;

•	import or export requirements;

•	foreign government regulatory requirements;

•	reduced protection for intellectual property rights in some countries;

•	tariffs and other trade barriers and restrictions; and

•	potentially adverse tax consequences.
If Luminar commences manufacturing operations outside the United States, it may be subject to these risks. Such risks could increase Luminar’s costs and decrease its profit margins.
Luminar, its outsourcing partners and its suppliers may rely on complex machinery for Luminar’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
Luminar, its outsourcing partners and its suppliers may rely on complex machinery for the production, assembly and installation of Luminar’s lidar solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Luminar’s production facilities and the facilities of its outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Luminar’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Luminar’s business, prospects, financial condition or operating results.
As part of growing its business, Luminar may make acquisitions. If Luminar fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected, and the stock price of the Post-Combination Company could decline.
From time to time, Luminar may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, Luminar may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Luminar’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from Luminar’s management and could result in a diversion of resources from Luminar’s existing business, which in turn could have an adverse effect on Luminar’s operations. Acquired assets or businesses may not generate the financial results Luminar expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
To date, Luminar has limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause the Post-Combination Company’s stock price to decline.
Luminar’s sales and operations in international markets expose it to operational, financial and regulatory risks.
International sales comprise a significant amount of Luminar’s overall revenue. Sales to international customers accounted for 20%, 17% and 76% of Luminar’s revenue in 2018, 2019 and the six months ended June 30, 2020, respectively. Luminar is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	exchange rate fluctuations;

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	delayed revenue recognition;

•	less effective protection of intellectual property;

•
stringent regulation of the autonomous or other systems or products using Luminar’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	import and export laws and the impact of tariffs;

•	changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•	U.S. government’s restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect Luminar’s international business and consequently its business, operating results and financial condition.
The complexity of Luminar’s products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Luminar to product liability and other claims and adversely affect its operating costs.
Luminar’s products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. Luminar may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating Luminar’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Luminar, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Luminar’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, Luminar may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against Luminar by its customers or others. Luminar’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.
In addition, Luminar could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Luminar and its products. In addition, Luminar’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Luminar and its business could be adversely affected.
Luminar may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.
Luminar’s customers use its solutions in autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. Luminar may be subject to claims if a product using its lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that Luminar carries may not be sufficient or it may not apply to all situations. Similarly, Luminar’s customers could be subjected to claims as a result of such accidents and bring legal claims against Luminar to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of Luminar’s products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of Luminar’s products or increase its liability associated with the use of its products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect Luminar’s brand, relationships with customers, operating results or financial condition.
Luminar typically provides a limited-time warranty on its products. The occurrence of any material defects in its products could make Luminar liable for damages and warranty claims. In addition, Luminar could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of Luminar’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect Luminar’s business and operating results.

If Luminar does not maintain sufficient inventory or if it does not adequately manage its inventory, it could lose sales or incur higher inventory-related expenses, which could negatively affect Luminar’s operating results.
To ensure adequate inventory supply, Luminar must forecast inventory needs and expenses, place orders sufficiently in advance with its suppliers and manufacturing partners and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect Luminar’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Luminar’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the autonomous driving and ADAS markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for Luminar’s products or for products and services of its competitors, product introductions by competitors, the
COVID-19
pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If its lidar products are commercialized in autonomous driving and ADAS applications, both of which are experiencing rapid growth in demand, Luminar may face challenges acquiring adequate supplies to manufacture its products and/or Luminar and its manufacturing partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Luminar’s revenue. This risk may be exacerbated by the fact that Luminar may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Luminar may experience excess inventory levels or a shortage of products available for sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Luminar’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Luminar underestimates customer demand for its products, Luminar, or its manufacturing partners, may not be able to deliver products to meet its requirements, and this could result in damage to Luminar’s brand and customer relationships and adversely affect its revenue and operating results.
The average selling prices of Luminar’s products could decrease rapidly over the life of the product, which may negatively affect Luminar’s revenue and gross margin.
Luminar may experience declines in the average selling prices of its products generally as its customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Luminar will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Luminar must engineer the most cost-effective design for its products. In addition, Luminar continuously drives initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. Luminar also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Luminar is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline.
Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Luminar’s results of operations.
While Luminar makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, Luminar’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Luminar’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Luminar expects such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Luminar’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.
The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package for which Luminar is a significant supplier could reduce Luminar’s sales and adversely affect its profitability.
If Luminar is able to secure design wins and its solutions are included in these autonomous driving and ADAS products, it expects to enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require Luminar to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by Luminar’s customers at any time. Therefore, even if Luminar is successful in obtaining design wins and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Luminar is a significant supplier could mean that the expected sales of Luminar’s products will not materialize, materially and adversely affecting its business.
Since many of the markets in which Luminar competes are new and rapidly evolving, it is difficult to forecast long-term end-customer
adoption rates and demand for Luminar’s products.
Luminar is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require complex technology. Because these automotive systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components of Luminar or others not being ready to be deployed in vehicles. Although Luminar currently has contracts with over 50 commercial partners, these companies may not be able to commercialize Luminar’s technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of Luminar’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect Luminar’s growth. Luminar’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, Luminar’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which Luminar operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the financial projections in this proxy statement/consent solicitation statement/prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in this “
Risk Factors
” section, among others. If demand does not develop or if Luminar cannot accurately forecast customer demand, the size of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

Luminar currently has and targets many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Luminar is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.
Many of Luminar’s customers and potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Luminar’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Luminar’s time and resources. Luminar cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Luminar’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Luminar’s business.
Luminar’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.
Although Luminar has and continues to pursue a broad customer base, it is dependent on a collection of large customers with strong purchasing power. In 2018 and 2019, Luminar’s top 10 customers represented 91% and 79% of its revenue, respectively. In 2018 and 2019, Volvo, Toyota and Northrop Grumman accounted for more than 10% of Luminar’s annual revenue. The loss of business from any of Luminar’s major customers (whether by lower overall demand for its products, cancellation of existing contracts or product orders or the failure to design in its products or award Luminar new business) could have a material adverse effect on its business.
To the extent autonomous vehicle and ADAS systems become accepted by major automotive OEMs, Luminar expects that it will rely increasingly for its revenue on Tier 1 suppliers through which automotive OEMs procure components. Luminar expects that these Tier 1 suppliers will be responsible for certain hardpoint and software configuration activities specific to each OEM, and they may not exclusively carry its solutions.
There is also a risk that one or more of its major customers could be unable to pay Luminar’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, Luminar could be forced to record a substantial loss.
Luminar is substantially dependent on its partnership with Volvo, and its business could be materially and adversely affected if its partnership with Volvo were terminated.
Luminar’s business is substantially dependent on its partnership with Volvo. For the year ended December 31, 2019 and the six months ended June 30, 2020, Volvo accounted for $0.6 million, or 4.7%, and $5.3 million, or 73%, respectively, of Luminar’s total revenue. There can be no assurance that Luminar will be able to maintain its relationship with Volvo and secure orders for Luminar products. If Luminar is unable to maintain its relationship with Volvo, or if its arrangement is modified so that the economic terms become less favorable to Luminar, then Luminar’s business would be materially adversely affected.
If Luminar is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Luminar’s financial condition, operating results, business prospects and access to capital may suffer materially.
Customers may be less likely to purchase Luminar’s lidar solutions if they are not convinced that Luminar’s business will succeed or that its service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Luminar if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Luminar must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Luminar’s control, such as its limited operating history, customer unfamiliarity with its lidar solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles or Luminar’s other services and its production and sales performance compared with market expectations.
Luminar’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of Luminar’s products.
Educating Luminar’s prospective customers, and to a lesser extent, its existing customers, about lidar, its advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically Luminar’s products. Adverse statements about lidar by influential market participants may also deter adoption. Some of Luminar’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar or Luminar’s solutions. Luminar’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Luminar may not offset the costs of such efforts with revenue from the new customers. If Luminar is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.
The period of time from a design win to implementation is long and Luminar is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate Luminar’s products and confirm that they can integrate with other technologies before including them in any particular system, product or model. The development cycles of Luminar’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven or more years. The development cycle in certain other markets can be months to one or two years. These development cycles result in Luminar investing its resources prior to realizing any revenue from the commercialization. Further, Luminar is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Further, Luminar’s revenue could be less than forecasted if the system, product or vehicle model that includes its lidar products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect Luminar’s business, results of operations and financial condition.
Luminar operates in a highly competitive market and some market participants have substantially greater resources. Luminar competes against a large number of both established competitors and new market entrants.
The markets for sensing technology applicable to autonomous solutions in the automobile industry are highly competitive. Luminar’s future success will depend on its ability to remain a leader in its targeted markets by continuing to develop and protect from infringement advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Luminar’s competitors are numerous and they compete with it directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. Luminar faces competition from camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. In the automotive market, Luminar’s competitors have commercialized both lidar and non-lidar-based
ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of Luminar’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with Luminar’s solutions. Luminar does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, its competitors, like Luminar, seek to develop new sensing applications across industries. Even in these emerging markets, Luminar faces substantial competition from numerous competitors seeking to prove the value of their technology.
Additionally, increased competition may result in pricing pressure and reduced margins and may impede Luminar’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.
The markets in which Luminar competes are characterized by rapid technological change, which requires it to continue to develop new products and product innovations and could adversely affect market adoption of its products.
While Luminar intends to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology, lidar and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of lidar and/or Luminar’s products, either generally or for particular applications. Luminar’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which Luminar offers its products. For example, Luminar is currently working on developing perception software products. Luminar cannot guarantee that such software or other new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage Luminar’s relationships with customers and lead them to seek alternative sources of supply. In addition, Luminar’s success to date has been based on the delivery of its solutions to R&D programs in which developers are investing substantial capital to develop new systems. Luminar’s continued success relies on the success of the R&D phase of these customers as they expand into commercialized projects. As autonomous technology reaches the stage of large-scale commercialization, Luminar will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase Luminar’s competitors’ products or turn to alternative sensing technology.
If Luminar is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.
Developments in alternative technology may adversely affect the demand for Luminar’s lidar technology.
Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect Luminar’s business, prospects, financial condition and operating results in ways Luminar does not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to Luminar’s solutions. Any failure by Luminar to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Luminar’s development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of Luminar’s lidar solutions, decreased revenue and a loss of market share to competitors. Luminar’s R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, Luminar plans to upgrade or adapt its lidar solutions with the latest technology. However, Luminar’s solutions may not compete effectively with alternative systems if Luminar is not able to source and integrate the latest technology into its existing lidar solutions.
Because lidar is new in most of the markets Luminar is seeking to enter, forecasts of market growth in this proxy statement/consent solicitation statement/prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this proxy statement/consent solicitation statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/consent solicitation statement/prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/consent solicitation statement/prospectus, Luminar may not grow its business at similar rates, or at all. Luminar’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/consent solicitation statement/prospectus, including Luminar’s estimates that the size of its total addressable market is expected to grow from approximately $5 billion currently to $150 billion by 2030, should not be taken as indicative of Luminar’s future growth. In addition, these forecasts do not take into account the impact of the current global
COVID-19
pandemic, and Luminar cannot assure you that these forecasts will not be materially and adversely affected as a result.
Luminar may need to raise additional capital in the future in order to execute its business plan, which may not be available on terms acceptable to Luminar, or at all.
In the future, Luminar may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, Luminar may issue equity or equity-linked securities to such current or potential customers or partners. Luminar may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Luminar raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by Luminar in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Luminar to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Luminar is unable to obtain adequate financing or financing on terms satisfactory to Luminar, when Luminar requires it, Luminar’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. These same risks will apply to the Post-Combination Company following the closing of the Business Combination.
Luminar has identified material weaknesses in its internal control over financial reporting as of December 31, 2018 and 2019. If Luminar fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Post-Combination Company.
In connection with Luminar’s financial statement close process for the years ended December 31, 2018 and 2019, Luminar identified a material weakness in the design and operating effectiveness of its internal control over financial reporting. The material weakness Luminar identified resulted from a lack of sufficient number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively perform the following functions:

•	identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and

•
assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.
Luminar’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Post-Combination Company’s management will monitor the effectiveness of the Post-Combination Company’s remediation plans and will make changes management determines to be appropriate.
If not remediated, these material weaknesses could result in material misstatements to the Post-Combination Company’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the Post-Combination Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Post-Combination Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Post-Combination Company’s financial reports, the market price of the Common Stock could be adversely affected and the Post-Combination Company could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
If Luminar fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.
Following the closing of the Business Combination, the Post-Combination Company will carry out Luminar’s business and will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Luminar expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that Luminar maintain effective disclosure controls and procedures and internal control over financial reporting. Luminar is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Luminar’s principal executive and financial officers.
Luminar’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Luminar’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Luminar’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Luminar’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Luminar’s internal control over financial reporting that it is required to include in its periodic reports Luminar will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Luminar’s reported financial and other information.
In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Luminar has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Luminar’s operating costs and could materially and adversely affect its ability to operate its business. If Luminar’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Luminar’s operating results and the stock price of the Post-Combination Company could decline.
The Post-Combination Company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the Post-Combination Company is no longer an emerging growth company. At such time, the Post-Combination Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Luminar’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Post-Combination Company’s business and operating results.
Changes in tax laws or exposure to additional income tax liabilities could affect Luminar’s future profitability.
Factors that could materially affect Luminar’s future effective tax rates include but are not limited to:

•	changes in tax laws or the regulatory environment;

•	changes in accounting and tax standards or practices;

•	changes in the composition of operating income by tax jurisdiction; and

•	Luminar’s operating results before taxes.
Because Luminar does not have a long history of operating at its present scale and it has significant expansion plans, Luminar’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “
Tax Act
”) was signed into law making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed
income (“
GILTI
”) and base erosion and anti-abuse tax (“
BEAT
”). The new legislation had no effect on Luminar’s 2018 and 2019 and six months ended June 30, 2020 provision for income taxes because Luminar generated net tax losses and offset its deferred tax assets on the balance sheet with a full valuation allowance due to its current loss position and forecasted losses for the near future. The overall impact of this tax reform is uncertain, and Luminar’s business and financial condition, including with respect to its
non-U.S.
operations, could be adversely affected.
In addition to the impact of the Tax Act on Luminar’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to Luminar’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Luminar’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Luminar does not prevail in any such disagreements, its profitability may be affected.
Luminar’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2019, Luminar had $164.8 million of U.S. federal and $177.9 million of state net operating loss carryforwards available to reduce future taxable income. Of the $164.8 million in U.S. federal operating loss carryforwards, $122.3 million will be carried forward indefinitely for U.S. federal tax purposes and $42.5 million will expire between 2035 and 2036. $177.9 million of Luminar’s U.S. state net operating loss carryforwards will expire between 2035 and 2036. It is possible that Luminar will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change
net operating loss carryforwards and other
pre-change
attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by
“5-percent
shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Luminar has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
Luminar is highly dependent on the services of Austin Russell, its founder and Chief Executive Officer.
Luminar is highly dependent on Austin Russell, its founder and chief executive officer. Mr. Russell created Luminar’s first lidar product and he remains deeply involved in all aspects of Luminar’s business, including product development. The loss of Mr. Russell would adversely affect Luminar’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Luminar’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, Mr. Russell may adversely affect Luminar’s brand, relationship with customers or standing in the industry.
Luminar’s business depends substantially on the efforts of its executive officers and highly skilled personnel, and its operations may be severely disrupted if it lost their services.
Competition for highly-skilled personnel is often intense, especially in Orlando, Florida and the San Francisco Bay Area, where two of Luminar’s offices are located, and Luminar may incur significant costs to attract highly-skilled personnel. Luminar may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. Luminar has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Luminar’s equity or equity awards declines, including those of the Post-Combination Company after the closing of the Business Combination, it may adversely affect Luminar’s ability to retain highly skilled employees. If Luminar fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.
Luminar’s business could be materially and adversely affected by the current global
COVID-19
pandemic or other health epidemics and outbreaks.
The ongoing
COVID-19
pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Luminar’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. Luminar’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site
access to materials and equipment. Luminar has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers, manufacturers and partners may suspend or delay their engagement with Luminar, which could result in a material adverse effect on its financial condition. Luminar’s response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Luminar cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.
Luminar’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made
problems, such as terrorism. Material disruptions of Luminar’s business or information systems resulting from these events could adversely affect its operating results.
A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing
COVID-19
pandemic, could have an adverse effect on Luminar’s business and operating results. The ongoing
COVID-19
pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Luminar’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Luminar’s corporate headquarters and R&D and manufacturing base are located in Florida, which currently has a high number of
COVID-19
pandemic cases. One of Luminar’s offices is located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in Luminar’s remaining manufacturing operations, Luminar’s or its customers’ or channel partners’ businesses, Luminar’s suppliers’ or the economy as a whole. Luminar also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Luminar’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Luminar does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Luminar’s business, operating results and financial condition would be adversely affected.
Interruption or failure of Luminar’s information technology and communications systems could impact Luminar’s ability to effectively provide its services.
Luminar plans to include
in-vehicle
services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Luminar’s services depend on the continued operation of information technology and communications systems. Luminar’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Luminar’s systems. Luminar utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Luminar’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Luminar’s systems will not be fully redundant, and Luminar’s disaster recovery planning cannot account for all eventualities. Any problems with Luminar’s third-party cloud hosting providers could result in lengthy interruptions in Luminar’s business. In addition, Luminar’s in-vehicle
services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Luminar’s business or the failure of its systems.
Luminar is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its lidar solutions and customer data processed by Luminar or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Luminar from effectively operating its business.
Luminar is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Luminar or its third-party vendors or suppliers; facility security systems, owned by Luminar or its third-party vendors or suppliers;
in-product
technology owned by Luminar or its third-party vendors or suppliers; the integrated software in Luminar’s lidar solutions; or customer or driver data that Luminar processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Luminar’s facilities; or affect the performance of in-product
technology and the integrated software in Luminar’s lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Luminar maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Luminar cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Luminar’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Luminar’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Luminar cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Luminar does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Luminar’s ability to certify its financial results. Moreover, Luminar’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Luminar expects them to, Luminar may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
A significant cyber incident could impact production capability, harm Luminar’s reputation, cause Luminar to breach its contracts with other parties or subject Luminar to regulatory actions or litigation, any of which could materially affect Luminar’s business, prospects, financial condition and operating results. In addition, Luminar’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.
Legal and Regulatory Risks Related to Luminar’s Business
Luminar is subject to governmental export and import control laws and regulations. Luminar’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.
Luminar’s products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Luminar’s products and technology must be made in compliance with these laws and regulations. If Luminar fails to comply with these laws and regulations, Luminar and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Luminar and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.
Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on Luminar’s business, financial condition and results of operations.
Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where Luminar currently purchases its components, sells its products or conducts its business could adversely affect Luminar’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where Luminar conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Luminar’s business. For example, such changes could adversely affect the automotive market, Luminar’s ability to access key components or raw materials needed to manufacture its products (including, but not limited to, rare-earth metals), Luminar’s ability to sell its products to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for Luminar to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.
Luminar has in the past and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.
Luminar may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Luminar’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, Luminar has in the past and could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Luminar very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Luminar’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Luminar’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.
Luminar is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of Luminar’s customers also require that it comply with their own unique requirements relating to these matters.
Luminar manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Luminar manufactures and assembles its products, as well as the locations where Luminar sells its products. For example, certain regulations limit the use of lead in electronic components. Since Luminar operates on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Luminar and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Luminar’s use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition.
Luminar’s products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or Luminar’s products specifically. If Luminar fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.
Luminar is subject to various environmental laws and regulations that could impose substantial costs upon Luminar and cause delays in building its production facilities.
Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Luminar believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and Luminar’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact Luminar’s business, results of operations and financial condition. If Luminar is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Luminar or its products could be negatively impacted, and its business, results of operations or financial condition could suffer.
Luminar’s operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Luminar manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Luminar uses in its products. Environmental regulations require Luminar to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Luminar has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Luminar’s operations.

Contamination at properties Luminar operates, Luminar formerly operated or to which hazardous substances were sent by Luminar, may result in liability for Luminar under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Luminar’s financial condition or operating results. Luminar may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Luminar’s business, prospects, financial condition and operating results.
Luminar is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Luminar can face criminal liability and other serious consequences for violations, which can harm its business.
Luminar is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which Luminar conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Luminar can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if Luminar does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
Luminar’s business may be adversely affected by changes in automotive and laser regulations or concerns that drive further regulation of the automobile and laser market.
Government product safety regulations are an important factor for Luminar’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.
While Luminar believes increasing automotive and laser safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within its control, including new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries, could adversely affect Luminar’s business. If government priorities shift and Luminar is unable to adapt to changing regulations, its business may be materially and adversely affected.
Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. As cars that carry Luminar’s sensors go into production, the obligations of complying with safety regulations and reporting requirements could increase and it could require increased resources and adversely affect Luminar’s business.
Autonomous and ADAS features may be delayed in adoption by OEMs, and Luminar’s business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.
Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features.
Luminar’s business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration (the “FDA”).
As a lidar technology company, Luminar is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require Luminar to cease distribution of its products, recall or remediate products already distributed to customers, or subject Luminar to FDA enforcement.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Luminar operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Luminar’s policies and operations.
Luminar’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance.
These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Luminar’s operations and the development of its business. While, generally, Luminar does not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to Luminar, Luminar’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on Luminar’s business is rapidly evolving across jurisdictions and remains uncertain at this time.
Luminar may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Luminar or third parties with which it has business relationships to obtain data, or in a manner that disrupts Luminar’s operations or compromises its products or the systems into which its products are integrated.
Luminar is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Luminar’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, Luminar may not be able to monitor and react to all developments in a timely manner. The compliance measures Luminar does adopt may prove ineffective. Any failure, or perceived failure, by Luminar to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Luminar, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Luminar, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause Luminar to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.
Luminar is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Luminar’s products. In addition, Luminar will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Luminar determines that certain of its products contain minerals not determined to be conflict-free or if Luminar is unable to alter its products, processes or sources of supply to avoid use of such materials.
Risks Related to Luminar’s Intellectual Property
Despite the actions Luminar is taking to defend and protect its intellectual property, Luminar may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Luminar’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.
The success of Luminar’s products and its business depends in part on Luminar’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Luminar relies on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.
Luminar cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Luminar adequate defensive protection or competitive advantages, if at all, or that any patents issued to Luminar or any trademarks registered by it will not be challenged, invalidated or circumvented. Luminar has filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Luminar seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. Luminar’s currently-issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Luminar cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Luminar or infringe Luminar’s intellectual property.
Protecting against the unauthorized use of Luminar’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Luminar believes that its patents are foundational in the area of lidar products and intends to enforce the intellectual property portfolio it has built over the years. Unauthorized parties may attempt to copy or reverse engineer Luminar’s lidar technology or certain aspects of Luminar’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Luminar’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.
Any such litigation, whether initiated by Luminar or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Luminar’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Luminar may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its solutions.

Further, many of Luminar’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Luminar has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Luminar or result in a holding that invalidates or narrows the scope of Luminar’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Luminar’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Luminar’s intellectual property rights could result in Luminar’s competitors offering similar products, potentially resulting in the loss of some of Luminar’s competitive advantage and a decrease in its revenue, which would adversely affect Luminar’s business, operating results, financial condition and prospects.
Third-party claims that Luminar is infringing intellectual property, whether successful or not, could subject it to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.
Although Luminar holds key patents related to its products, a number of companies, both within and outside of the lidar industry, hold other patents covering aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Luminar has received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Luminar expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Luminar’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Luminar may have to change the names and branding of its products in the affected territories and it could incur other costs.
Luminar currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by Luminar’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Luminar’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Luminar’s relationships with its customers, may deter future customers from purchasing its products and could expose Luminar to costly litigation and settlement expenses. Even if Luminar is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Luminar to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Luminar’s brand and operating results.
Luminar’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Luminar to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Luminar to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Luminar’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Luminar procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Luminar’s business, operating results, financial condition and prospects.

Luminar’s intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on Luminar’s ability to prevent others from commercially exploiting products similar to Luminar’s.
Luminar cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Luminar has, Luminar may not be entitled to the protection sought by the patent application. Luminar also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Luminar cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Luminar’s competitors may design around Luminar’s issued patents, which may adversely affect Luminar’s business, prospects, financial condition and operating results.
In addition to patented technology, Luminar relies on its unpatented proprietary technology, trade secrets, processes and know-how.
Luminar relies on proprietary information (such as trade secrets, know-how
and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Luminar believes is best protected by means that do not require public disclosure. Luminar generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure
and
non-use
provisions with its employees, consultants, contractors and third parties. However, Luminar may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Luminar has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Luminar’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Luminar, disputes may arise as to the rights in related or resulting know-how
and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Luminar’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Luminar operates may afford little or no protection to its trade secrets.
Luminar also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Luminar’s proprietary information to its competitive disadvantage. Luminar may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.
Luminar may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.
Luminar may be subject to claims that it or its employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If Luminar fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Luminar’s ability to commercialize its products, which could severely harm its business. Even if Luminar is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company
Luminar will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If Luminar completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Luminar is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Luminar will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Luminar’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Luminar expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Luminar’s net loss. For example, Luminar expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Luminar cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Luminar to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.
Luminar’s management team has limited experience managing a public company.
Most of the members of Luminar’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of Luminar’s management team were recently hired, including its chief financial officer, Thomas Fennimore, who began serving as chief financial officer in July 2020. Luminar’s management team may not successfully or efficiently manage their new roles and responsibilities. Luminar’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Luminar’s senior management and could divert their attention away from the day-to-day
management of Luminar’s business, which could adversely affect Luminar’s business, financial condition, and operating results.
Risks Related to the Company and the Business Combination
Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/consent solicitation statement/prospectus, regardless of how our Public Stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.
Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/consent solicitation statement/prospectus.
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Transaction Proposal, our stockholders should be aware that our directors and officers have interests in the

Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000
(1) Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/consent solicitation statement/prospectus and reduce the public “float” of our Class A Stock.
Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq Capital Market or another national securities exchange or reducing the liquidity of the trading market for our Class A Stock.
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.
The issuance of the Class A Stock in the Business Combination will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.
It is anticipated that, upon completion of the Business Combination and based on the assumptions set forth in the below paragraph: (i) our Public Stockholders will retain an ownership interest of approximately 11.7% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 4.2% of the Post-Combination Company (inclusive of their Series X investment); and (iii) the Luminar Equityholders (including the Series X Investors but excluding our Initial Stockholders) will own approximately 84.1% of the Post-Combination Company.

The foregoing percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants; and (iii) no shares of Class A Stock or Class B Stock are issued as
Earn-Out
Shares. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by February 5, 2021. If we are unable to effect an initial business combination by February 5, 2021, we will be forced to liquidate and our warrants will expire worthless.
We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by February 5, 2021. Unless we amend the Current Company Certificate to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by February 5, 2021, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to fund Regulatory Withdrawals and/or its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Company IPO. In addition, if we fail to complete an initial business combination by February 5, 2021, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Placement Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond February 5, 2021 if we are unable to effect an initial business combination by that date.
Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Luminar whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, including the key personnel of Luminar. Although some of our key personnel may remain with the Post-Combination Company in senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the business of the Post-Combination Company.

Luminar’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Luminar’s officers could have a material adverse effect on Luminar’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Post-Combination Company.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Company Certificate and our current bylaws and applicable laws. However, if our Board determines that a failure to satisfy the condition is not material, then our Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “
The Business Combination—Conditions to Closing of the Business Combination
” for additional information.
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Luminar’s business, a request by Luminar to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Luminar’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/consent solicitation statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/consent solicitation statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Transaction Proposal.
We and Luminar will incur significant transaction and transition costs in connection with the Business Combination.
We and Luminar have both incurred and expect to incur significant, non-recurring
costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Luminar may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the closing of the Business Combination.
Our transaction expenses as a result of the Business Combination are currently estimated at approximately $25 million, including a $14,000,000 Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share

amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share
value of shares held by
non-redeeming
stockholders will reflect our obligation to pay the Deferred Discount.
If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.
If we are unable to complete an initial business combination by February 5, 2021, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share
redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share
redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the Company IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of the Company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our franchise and income tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Luminar, we cannot assure you that this diligence will surface all material issues that may be present in Luminar’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Luminar’s business and outside of our and Luminar’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.
We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/consent solicitation statement/prospectus.
We are a blank check company and we have no operating history and no revenues. This proxy statement/consent solicitation statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of operations of the Post-Combination Company combines our historical audited results of operations for the year ended December 31, 2019 and our unaudited results for the six months ended June 30, 2020, with the historical audited results of operations of Luminar for the year ended December 31, 2019 and the unaudited results of Luminar for the six months ended June 30, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the Post-Combination Company combines our historical balance sheets as of June 30, 2020 and of Luminar as of June 30, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2020.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Luminar been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities following the closing of the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/consent solicitation statement/prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for Luminar’s stock and trading in the shares of our Class A Stock has not been active. Accordingly, the valuation ascribed to Luminar and our Class A Stock in the Business Combination may not be indicative of the price of the Post-Combination Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the Post-Combination Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Stock available for public sale;

•	any major change in the Post-Combination Company’s Board or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/consent solicitation statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
Past performance by Mr. Dean Metropoulos or The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.
Past performance by Mr. Metropoulos or The Gores Group and by our management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“
Gores Holdings I
”), Gores Holdings II, Inc., a Delaware corporation (“
Gores Holdings II
”), and Gores Holdings III, Inc., a Delaware corporation (“
Gores Holdings III
”), is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Mr. Metropoulos, The Gores Group or our management team’s, Gores Holdings I’s, Gores Holdings II’s or Gores Holdings III’s performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Stock. Following the closing of the Business Combination, our Initial Stockholders, including our Sponsor, will hold approximately 6.1% of our Class A Stock. In addition, at the closing of the Business Combination, we will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/consent solicitation statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights. In addition, our Initial Stockholders entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be converted into shares of Class A Stock at the closing of the Business Combination) may not be transferred until 180 days after the closing of the Business Combination. In addition, given that the lock-up
period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies. We may be unable to obtain additional financing to fund the operations and growth of the Post-Combination Company.
We may require additional financing to fund the operations or growth of the Post-Combination Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Post-Combination Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or following the closing of the Business Combination.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.
We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Continental Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the

Continental Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Stock for sale under all applicable state securities laws.
The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.
The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.
Our Public Warrants were issued in registered form under the Continental Warrant Agreement. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.
Because each Public Unit contains
one-third
of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.
Each Public Unit contains
one-third
of one Public Warrant. Because, pursuant to the Continental Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-third
of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.
Warrants will become exercisable for our Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued Public Warrants to purchase 20,000,000 shares of Class A Stock as part of the Company IPO and, on the Company IPO’s closing date, we issued Private Placement Warrants to our Sponsor to purchase 6,666,666 shares of our Class A Stock, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Common Stock on an initial business combination. The shares of Class A Stock issued upon exercise of our warrants will result in dilution to our then existing holders of Class A Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Stock.
The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Company IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 5, 2021 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following February 5, 2021 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by February 5, 2021 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Post-Combination Company will be required to provide attestation on internal controls commencing with the annual report for fiscal year ended December 31, 2020, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Luminar as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Post-Combination Company are documented, designed or operating.
Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Post-Combination Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
Risks Related to Ownership of the Post-Combination Company’s Shares
Luminar’s Certificate of Incorporation provides, and the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a chosen judicial forum for disputes with the Post-Combination Company or its directors, officers, employees or stockholders.
Luminar’s Certificate of Incorporation requires, and the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in the Post-Combination Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation. In addition, the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in
Salzburg et al. v. Sciabacucchi
, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. The Post-Combination Company intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Post-Combination Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Luminar’s Certificate of Incorporation or the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.
The Post-Combination Company’s charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Post-Combination Company’s stock.
The Post-Combination Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, to be in effect upon the closing of the Business Combination, will contain provisions that could delay or prevent a change in control of the Post-Combination Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	providing for a classified board of directors with staggered, three-year terms;

•	authorizing its board of directors to issue Preferred Stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on its board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•
prohibiting the adoption, amendment or repeal of the Amended and Restated Bylaws or the repeal of the provisions of its Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of the Business Combination regarding the election and removal of directors without the required approval of at least two-thirds
of the shares entitled to vote at an election of directors;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.
These provisions may frustrate or prevent any attempts by the Post-Combination Company stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Post-Combination Company’s board of directors, which is responsible for appointing the members of its management. In addition, the provisions of Section 203 of the DGCL govern the Post-Combination Company. These provisions may prohibit large stockholders, in particular those owning 15% or more of the Post-Combination Company’s outstanding voting stock, from merging or combining with the Post-Combination Company for a certain period of time without the consent of its board of directors.
These and other provisions in the Post-Combination Company’s Second Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws to be in effect upon the closing of the Business Combination and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Class A Stock and result in the market price of Class A Stock being lower than it would be without these provisions. For more information, see the section of this proxy statement/consent solicitation statement/prospectus captioned “
Description of Securities—Anti-Takeover Provisions
.”

Claims for indemnification by the Post-Combination Company’s directors and officers may reduce the Post-Combination Company’s available funds to satisfy successful third-party claims against the Post-Combination Company and may reduce the amount of money available to the Post-Combination Company.
The Post-Combination Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Post-Combination Company will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, the Amended and Restated Bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

•
the Post-Combination Company will indemnify its directors and officers for serving the Post-Combination Company in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	the Post-Combination Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•
the Post-Combination Company will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•
the Post-Combination Company will not be obligated pursuant to its Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person against the Post-Combination Company or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

•
the rights conferred in the Amended and Restated Bylaws are not exclusive, and the Post-Combination Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the Post-Combination Company may not retroactively amend its Amended and Restated Bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The dual class structure of the Post-Combination Company’s Common Stock has the effect of concentrating voting control with Austin Russell, Luminar’s founder and Chief Executive Officer. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.
Shares of the Class B Stock will have 10 votes per share, while shares of the Class A Stock will have one vote per share. As of the closing of the Business Combination, Austin Russell, Luminar’s founder and Chief Executive Officer, will hold all of the issued and outstanding shares of Class B Stock. Accordingly, Mr. Russell will hold approximately 83% of the voting power of the Post-Combination Company’s outstanding capital stock as of the closing of the Business Combination (assuming no redemptions of the outstanding Public Shares held by the Public Stockholders) and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of the Post-Combination Company’s assets or other major corporate transactions. Mr. Russell may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Post-Combination Company, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Post-Combination Company, and might ultimately affect the market price of shares of Class A Stock. For information about the Post-Combination Company’s dual class structure, see the section titled “
Description of Securities
.”

In August 2020, in connection with entering into the Merger Agreement, Mr. Russell and the Company entered into a voting agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, solely following a For Cause Termination (as defined in the section titled “
Certain Relationships and Related Transactions
”), Mr. Russell agreed not to vote in excess of 10% of the shares of Class B Stock beneficially owned by Mr. Russell in any director election (subject to the earlier termination of the Voting Agreement pursuant to the terms thereof and the occurrence of the consummation of the Business Combination). For more information about the Voting Agreement, see the section titled “
Certain Relationships and Related Transactions
.”
The Post-Combination Company will be a controlled company within the meaning of The Nasdaq Stock Market listing standards, and, as a result, will qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. To the extent the Post-Combination Company utilizes any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements. The Post-Combination Company does not currently intend to rely on the exemptions afforded to controlled companies at this time.
So long as more than 50% of the voting power for the election of directors of the Post-Combination Company is held by an individual, a group or another company, the Post-Combination Company will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Following the completion of the Business Combination, Austin Russell will control a majority of the voting power of the Post-Combination Company’s outstanding capital stock. As a result, the Post-Combination Company will be a “controlled company” under the Nasdaq Stock Market rules. As a controlled company, the Post-Combination Company will be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the board of the Post-Combination Company to have a majority of independent directors and require that the Post-Combination Company establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of the Post-Combination Company’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While the Post-Combination Company does not currently intend to rely on any of these exemptions, it will be entitled to do so for as long as the Post-Combination Company will be considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of the Post-Combination Company’s capital stock will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
The Post-Combination Company’s dual class structure may depress the trading price of the Class A Stock.
The Post-Combination Company cannot predict whether its dual class structure will result in a lower or more volatile market price of the Class A Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of the Post-Combination Company’s Common Stock may cause stockholder advisory firms to publish negative commentary about the Post-Combination Company’s corporate governance practices or otherwise seek to cause the Post-Combination Company to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of the Post-Combination Company’s corporate governance practices or capital structure could adversely affect the value and trading market of the Class A Stock.
There will be approximately 216,948,840 shares of Class A Stock outstanding immediately following the Business Combination (assuming no redemptions of the Public Shares by Public Stockholders), and there may be a large number of shares of Class A Stock sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Company’s Public Stockholders are freely tradable.

Such sales of shares of Class A Stock in the public market or the perception that these sales or conversions might occur, may depress the market price of Class A Stock and could impair the Post Combination Company’s ability to raise capital through the sale of additional equity securities. It is difficult to predict the effect that such sales or conversions may have on the prevailing market price of the Class A Stock.
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Luminar and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Luminar. We and certain investors, the Luminar Stockholders, and directors and officers of Luminar and its affiliates will become stockholders of the Post-Combination Company. We will depend on Luminar for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Luminar may limit our ability to obtain cash from Luminar. The earnings from, or other available assets of, Luminar may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
Luminar’s operating activities may be restricted as a result of affirmative and negative covenants related to the indebtedness under Luminar’s Loan Documents (as defined below), and it may be required to repay the outstanding indebtedness in an event of default, which would have an adverse effect on its business.
In March 2020, Luminar issued a senior secured promissory note and entered into a security agreement and certain other loan documents (collectively, the “
Loan Documents
”). Pursuant to the Loan Documents, the Noteholders advanced to Luminar an aggregate principal amount of $30.0 million to be used for (i) the refinancing of certain prior indebtedness of Luminar owing to certain of the Noteholders or affiliates thereof and (ii) for general working capital of Luminar. The Loan Documents subject Luminar to various customary covenants, including requirements as to financial reporting, insurance, and the maintenance of certain liquidity thresholds, and restrictions and limitations on its ability to dispose of its assets or business, to change its line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on its property, to pay any dividends or make other distributions on capital stock other than dividends payable solely in common stock, to redeem capital stock, to engage in transactions with affiliates, to encumber its intellectual property and certain other restrictions on Luminar’s activities. Luminar’s business may be adversely affected by these restrictions on its ability to operate its business.
Additionally, Luminar may be required to repay the outstanding indebtedness under the Loan Documents if an event of default occurs under the Loan Documents. Under the Loan Documents, an event of default will occur if, among other things, Luminar fails to make payments under the Loan Documents; breaches, in any material respect, any of its representations or warranties; breaches certain of its covenants under the Loan Documents, subject to specified cure periods with respect to certain breaches; Luminar or its assets become subject to certain legal proceedings, such as bankruptcy proceedings; a judgment in excess of $250,000 is entered against Luminar or its assets; Luminar is unable to pay its debts as they become due; Luminar defaults on contracts with third parties which would permit the Noteholders to accelerate the maturity of such indebtedness or that could have a material adverse change on Luminar; or the collateral agent determines that any Material Adverse Effect (as defined in the Loan Documents) has occurred. Luminar may not have enough available cash or be able to raise additional funds through equity or debt financings to repay such indebtedness at the time any such event of default occurs. The collateral agent could also exercise its rights to take possession of, and to dispose of, the collateral secured pursuant to the Loan Documents, which collateral includes substantially all of Luminar’s property (excluding intellectual property, which is subject to a negative pledge). Luminar’s business, financial condition, and results of operations could be materially adversely affected as a result of any of these events.

Pursuant to the Merger Agreement, if the amount of the Company’s cash at the closing of the Business Combination exceeds $300 million, Luminar will be required to repay its indebtedness under the Loan Documents at the closing of the Business Combination. If the amount of the Company’s cash at the closing of the Business Combination does not exceed $300 million, Luminar may, at its option, repay the indebtedness under the Loan Documents.
Luminar does not intend to pay dividends for the foreseeable future.
Luminar has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. Luminar expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on Luminar’s capital stock will be at the discretion of its board of directors. In addition, Luminar’s Loan Documents contain restrictions on its ability to pay dividends. Accordingly, investors must rely on sales of their Luminar Class A Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
The market price and trading volume of Class A Stock may be volatile and could decline significantly following the Business Combination.
The stock markets, including Nasdaq on which we intend to list the shares of Class A Stock to be issued in the Business Combination under the symbol “LAZR,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A Stock following the Business Combination, the market price of Class A Stock may be volatile and could decline significantly. In addition, the trading volume in Class A Stock may fluctuate and cause significant price variations to occur. If the market price of Class A Stock declines significantly, you may be unable to resell your shares at or above the market price of Class A Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Class A Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/consent solicitation statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports about the Company;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Luminar or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing
COVID-19
public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Stock adversely, then the price and trading volume of our Class A Stock could decline.
The trading market for our Class A Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Class A Stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity-ranking senior to the Class A Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Stock and be dilutive to existing stockholders.

There can be no assurance that our Class A Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A Stock, Public Units and Public Warrants are currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. We intend to apply to continue the listing of our publicly-traded common stock and warrants on Nasdaq. If, following the closing of the Business Combination, Nasdaq delists our Class A Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our Class A Stock is a “penny stock” which will require brokers trading in our Class A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; or

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Stock, Public Units and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
The Post-Combination Company’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.
If, after listing, the Post-Combination Company fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Post-Combination Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance
with Nasdaq’s listing requirements. Additionally, if the Post-Combination Company’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The Post-Combination Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if the Post-Combination Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Post-Combination Company’s securities less attractive to investors and may make it more difficult to compare the Post-Combination Company’s performance with other public companies.
Following the consummation of the Business Combination, the Post-Combination Company will qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as the Post-Combination Company continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Post-Combination Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Post-Combination Company’s stockholders may not have access to certain information they may deem important. The Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds
$700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt
in the prior three-year period or (iv) December 31, 2024. Investors may find the Post-Combination Company’s securities less attractive because the Post-Combination Company will rely on these exemptions. If some investors find the Post-Combination Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Post-Combination Company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Post-Combination Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Post-Combination Company has elected not to opt out of such extended transition period and, therefore, the Post-Combination Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Additionally, the Post-Combination Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Combination Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Common Stock held by non-affiliates exceeds
$250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates exceeds
$700 million as of the end of that year’s second fiscal quarter. To the extent the Post-Combination Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Risks Related to the Redemption
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.
The Current Company Certificate does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “
penny stock
” rules). As a result, we may be able to complete the Business Combination even though a substantial portion of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form
8-K
with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Transaction Proposal or other proposals (as described in this proxy statement/consent solicitation statement/prospectus) at the Special Meeting.
In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of our Class A Stock issued in the Company IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of our Class A Stock issued in the Company IPO.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the Company IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Company IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Stock will exceed the per-share
redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Our stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their shares of our Class A Stock for a pro rata portion of the funds held in our Trust Account.
Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “
DTC
,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “
Special Meeting of the Stockholders of the Company in Lieu of 2020 Annual Meeting of Company Stockholders—Redemption Rights
” for additional information on how to exercise your redemption rights.
If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

GENERAL INFORMATION
Presentation of Financial Information
This proxy statement/consent solicitation statement/prospectus contains:

•
the audited financial statements of the Company as of and for the fiscal year ended December 31, 2019 and the period from August 28, 2018 (inception) to December 31, 2018, prepared in accordance with GAAP;

•	the unaudited financial statements of the Company as of and for the six months ended June 30, 2020 and for the six months ended June 30, 2019, prepared in accordance with GAAP;

•	the audited consolidated financial statements of Luminar as of and for the fiscal years ended December 31, 2019 and December 31, 2018, prepared in accordance with GAAP;

•	the unaudited condensed consolidated financial statements of Luminar as of and for the six months ended June 30, 2020 and June 30, 2019, prepared in accordance with GAAP; and

•
the unaudited pro forma condensed combined financial statements of the Post-Combination Company for the year ended December 31, 2019 and as of and for the six months ended June 30, 2020, prepared in accordance with GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited consolidated financial statements of the Company included in this document, and the audited and unaudited consolidated financial statements of Luminar included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.
Cautionary Note Regarding Forward-Looking Statements
Some of the statements contained in this proxy statement/consent solicitation statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of Luminar; benefits of the Business Combination; statements about the plans, strategies and objectives of management for future operations of Luminar; statements regarding future performance; and other statements regarding the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.
The forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus reflect the Company’s and Luminar’s current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•
general economic uncertainty and the effect of general economic conditions on Luminar’s industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar;

•	Luminar’s history of losses and whether it will continue to incur significant expenses and continuing losses for the foreseeable future;

•
the effect of continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source
or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect Luminar’s business;

•	the ability of Luminar to protect and enforce its intellectual property rights;

•	whether Luminar’s lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers;

•	Luminar’s inability to reduce and control the cost of the inputs on which Luminar relies, which could negatively impact the adoption of its products and its profitability;

•	changes in personnel and availability of qualified personnel;

•	the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;

•	Luminar’s ability to remediate the material weakness in its internal controls over financial reporting;

•	Luminar’s ability to transition to an outsourced manufacturing business model;

•	Luminar’s anticipated investments in and results from sales and marketing and R&D;

•	the success of Luminar’s customers in developing and commercializing products using Luminar’s solutions;

•	Luminar’s estimated total addressable market;

•	the amount and timing of future sales;

•
whether the complexity of Luminar’s products results in undetected defects and reliability issues which could reduce market adoption of its new products, damage its reputation and expose Luminar to product liability and other claims;

•
strict government regulation that is subject to amendment, repeal or new interpretation and the Post-Combination Company’s ability to comply with modified or new laws and regulations applying to its business;

•
possible delays in closing the Business Combination, whether due to the inability to obtain Company stockholder or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Post-Combination Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	whether the concentration of the Post-Combination Company’s stock ownership and voting power limits the stockholders of the Post-Combination Company’s ability to influence corporate matters;

•	the ability to obtain or maintain the listing of Class A Stock on Nasdaq following the Business Combination; and

•	the increasingly competitive environment in which the Post-Combination Company will operate.
While forward-looking statements reflect the Company’s and Luminar’s good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, the Company and Luminar are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the Post-Combination Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “
Risk Factors
.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company and Luminar (or to third parties making the forward-looking statements).

LUMINAR SOLICITATION OF WRITTEN CONSENTS
This section contains information for Luminar Stockholders regarding the solicitation of written consents to adopt the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
Purpose of the Consent Solicitation
Luminar Stockholders are being asked to (i) adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (the “
Luminar Proposal
”) and (ii) approve, on a non-binding advisory basis, each of the amendments described in Proposal No. 4 of this proxy statement/consent solicitation statement/prospectus with respect to the Second Amended and Restated Certificate of Incorporation (the “
Unbundled Governance Proposal
”), by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
Luminar’s board of directors has unanimously determined that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the amendments set forth in the Unbundled Governance Proposal, are advisable, fair to and in the best interests of Luminar and Luminar Stockholders and approved the Merger Agreement and the transactions contemplated thereby, including the Mergers. Luminar’s board of directors recommends that Luminar Stockholders consent to the Luminar Proposal and thereby adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement.
Record Date
Only Luminar Stockholders of record holding shares of Luminar Stock at the close of business on the record date of October 20, 2020 (the “
Luminar Record Date
”) will be notified of and be entitled to sign and deliver written consents with respect to the Luminar Proposal.
Luminar Stockholders Entitled to Consent
On the Luminar Record Date, the outstanding securities of Luminar eligible to consent with respect to the Luminar Proposal consisted of 9,761,146 shares of Luminar Class A Stock, no shares of Luminar Class B Stock, 8,270,959 shares of Luminar Preferred Stock and 1,922,600 shares of Luminar Founders Preferred Stock.
Consents; Required Consents
Written consents from the holders of a majority of the voting power of the outstanding shares of Luminar Stock, on an “as-converted basis,” voting together as a single class, are required to adopt the Luminar Proposal.
On October 13, 2020, Mr. Austin Russell entered into the Support Agreement with the Company, First Merger Sub and Second Merger Sub substantially in the form attached as
Annex E
to this proxy statement/consent solicitation statement/prospectus. Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell is committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.

Interests of Certain Persons in the Business Combination
In considering whether to adopt the Merger Agreement by executing and delivering the written consent, Luminar Stockholders should be aware that aside from their interests as stockholders, Luminar’s officers and members of Luminar’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Luminar Stockholders generally. Luminar Stockholders should take these interests into account in deciding whether to approve the Business Combination. For additional information please see the section entitled “
The Business Combination—Interests of Certain Persons in the Business
Combination—Interests of the Luminar Officers and Directors
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.
Submission of Consents
If you hold shares of Luminar Stock as of the Luminar Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Luminar. Once you have completed, dated and signed the written consent, you may deliver it to Luminar, by emailing a .pdf copy of your written consent to Luminar’s consent solicitor, Morrow Sodali LLC, at luminar.info@investor.morrowsodali.com or by mailing your written consent to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.
Luminar’s board of directors has set 12:00 noon, New York time, on [●], 2020, as the target date for the receipt of written consents, which is the date on which Luminar expects to receive the written consent of Mr. Russell in accordance with the Support Agreement. Luminar reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to Luminar Stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude. As noted in the section entitled “
Appraisal Rights
” beginning on page [●], the delivery of a signed and dated consent adopting the Merger Agreement, or delivery of a signed and dated consent without indicating a decision on the Luminar Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.
Executing Consents; Revocation of Consents
You may execute a written consent to adopt the Merger Agreement, which is equivalent to a vote “
FOR
” the Luminar Proposal. If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting against the Luminar Proposal.
If you are a record holder of shares of Luminar Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock as of the close of business on the Luminar Record Date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 12:00 noon, New York time, on [●], 2020 (or, if earlier, before the consents of a sufficient number of shares to adopt the Merger Agreement have been delivered to the Secretary of Luminar). If you wish to change or revoke your consent before that time, you may do so by sending a notice of revocation by emailing a .pdf copy to Luminar’s consent solicitor, Morrow Sodali LLC, at luminar.info@investor.morrowsodali.com or by mailing it to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.
Solicitation of Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Luminar. Officers and directors of Luminar may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Luminar has engaged Morrow Sodali LLC to assist in the solicitation of consents and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $8,500.
Assistance
If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact:
Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Toll Free: (800)
662-5200
E-mail:
luminar.info@morrowsodali.com

SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY
IN LIEU OF THE 2020 ANNUAL MEETING OF THE COMPANY
This proxy statement/consent solicitation statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting of the Company in lieu of the 2020 annual meeting of the Company to be held on [●], 2020, and at any adjournment thereof. This proxy statement/consent solicitation statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/consent solicitation statement/prospectus is being first mailed on or about [●], 2020 to all stockholders of record of the Company as of October 14, 2020, the record date for the Special Meeting. Stockholders of record who owned shares of Common Stocks at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 50,000,000 shares of Common Stock outstanding.
Date, Time and Place of Special Meeting
In light of public health concerns regarding the coronavirus
(COVID-19)
pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresmetropoulos/sm2020, on [●], 2020, at [●]. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresmetropoulos/sm2020, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing +1 877-770-3647 (toll-free within the U.S. and Canada) or +1 312-780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 11499520#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting via the virtual meeting platform. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.
Proposals at the Special Meeting
At the Special Meeting, Company stockholders will vote on the following proposals:

1.
Transaction Proposal
—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as
Annex A
, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 1);

2.
Issuance Proposal
—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 2);

3.	Amendment Proposal —To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3);

4.
Governance Proposal
—To consider and act upon, on a
non-binding
advisory basis, a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation in accordance with SEC requirements (Proposal No. 4);

5.
Management Longer Term Equity Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Management Longer Term Equity Incentive Plan, including the authorization of the initial share reserve under the Management Longer Term Equity Incentive Plan (Proposal No. 5);

6.
Omnibus Incentive Plan Proposal
—To consider and vote upon a proposal to approve the Omnibus Incentive Plan, including the authorization of the initial share reserve under the Omnibus Incentive Plan (Proposal No. 6);

7.
Employee Stock Purchase Plan Proposal
—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Employee Stock Purchase Plan (Proposal No. 7);

8.
Director Election Proposal
—To consider and vote upon a proposal to elect five directors to serve staggered terms on the Company’s Board until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 8); and

9.
Adjournment Proposal
—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved (Proposal No. 9).

OUR BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/consent solicitation statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on October 14, 2020, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On October 14, 2020, the record date, there were 50,000,000 shares of Common Stock outstanding, of which 40,000,000 are Public Shares and 10,000,000 are Founder Shares held by our Initial Stockholders.
Vote of the Company Initial Stockholders and Company’s Other Directors and Officers
Prior to the Company IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after the Company IPO and, as of the date of this proxy statement/consent solicitation statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.
Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the Company IPO. However, if our Initial Stockholders acquire Public Shares after the Company IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted
24-month
time period.
Quorum and Required Vote for Proposals for the Special Meeting
The approval of the Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Transaction Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Transaction Proposal.
The approval of the Issuance Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.
The approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Amendment Proposal will have the same effect as a vote “
AGAINST
” such Amendment Proposal.
The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.
The approval of this Management Longer Term Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Longer Term Equity Incentive Plan Proposal will have no effect on the Management Longer Term Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Longer Term Equity Incentive Plan Proposal.
The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Omnibus Incentive Plan Proposal will have no effect on the Omnibus Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Omnibus Incentive Plan Proposal.

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.
If a quorum is present, directors are elected by a plurality of the votes cast, via the virtual meeting platform or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
It is important for you to note that, in the event that Transaction Proposal, the Issuance Proposal or the Amendment Proposal does not receive the requisite vote for approval, the Company will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by February 5, 2021, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Recommendation to Company Stockholders
Our Board believes that each of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Governance Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of our Board in favor of approval of the Transaction Proposal, you should keep in mind that Initial Stockholders and certain other members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Transaction Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000

Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000
(1) Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

Broker
Non-Votes
and Abstentions
Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Transaction Proposal, the Issuance Proposal, the Governance Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “
AGAINST
” the Charter Approval Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine
matters.
None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.
Voting Your Shares—Stockholders of Record
If you are a Company stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.
Voting by Mail.
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board. Our Board recommends voting “
FOR
” the Transaction Proposal, “
FOR
” the Issuance Proposal,
“
FOR
” the Amendment Proposal, “
FOR
” each of the Governance Proposal, “
FOR
” the Management Longer Term Equity Incentive Plan Proposal,
“
FOR
” the Omnibus Incentive Plan Proposal, “
FOR
” the Employee Stock Purchase Plan Proposal, “
FOR
” each nominee in the Director Election Proposal and “
FOR
” the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●].
Voting via the Virtual Meeting Platform.
You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website https://www.cstproxy.com/goresmetropoulas/sm2020. You will need your control number for access. If you do not have a control number, please contact the Trustee. Instructions on how to attend and participate at the Special Meeting are available at https://www.cstproxy.com/goresmetropoulas/sm2020. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Voting Your Shares—Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/consent solicitation statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/consent solicitation statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “
Special Meeting of the Stockholders of the Company in Lieu of the 2020 Annual Meeting of the Company
—
Attending the Special Meeting
.”
Attending the Special Meeting
Only Company stockholders on the record date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Gores Metropoulos, Inc., 9800 Wilshire Blvd., Beverly Hills, CA 90212, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.
No Additional Matters
The Special Meeting has been called only to consider the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Governance Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/consent solicitation statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow, our proxy solicitor, at (800)
662-5200
(toll free), or banks and brokerage firms, please call collect at (203)
658-9400.
Redemption Rights
Pursuant to the Current Company Certificate, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Company IPO (calculated as of two business days prior to the consummation of the Business Combination, less Regulatory Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of our Trust Account of $406,397,612 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.16.
In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•
check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to Public Shares;

•
prior to 5:00 P.M., Eastern Time on [●], 2020 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

•
deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/consent solicitation statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option.
The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved
.
Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.
While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which had a balance of $406,397,612 as of June 30, 2020. In no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of our Class
 A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account.
You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate an initial business combination by February 5, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/consent solicitation statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/consent solicitation statement/prospectus and the related proxy materials. We will pay Morrow a fee of $32,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket
expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket
expenses for forwarding this proxy statement/consent solicitation statement/prospectus and the related proxy materials to Company stockholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION
General
On August 24, 2020, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Luminar. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the closing of the Business Combination, First Merger Sub will merge with and into Luminar, with Luminar continuing as the Surviving Corporation of the First Merger;

•
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity of the Second Merger;

•
prior to the consummation of the Business Combination (and subject to approval by our stockholders), we will adopt the proposed Second Amended and Restated Certificate of Incorporation, to provide for, among other things the authorization of the Class B Stock to be issued in connection with the Business Combination;

•
in connection with the Business Combination, the Luminar Stockholders will receive in exchange for their Luminar Stock, the Aggregate Company Stock Consideration. Holders of shares of (a) Luminar Class A Stock, Luminar Preferred Stock and Luminar Founders Preferred Stock, will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock, as applicable, and (b) Luminar Class B Stock will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by amounts payable as
Earn-Out
Shares, of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to the Rollover Options and Assumed Warrants, in each case, as of the closing of the Business Combination;

•
at the closing of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•
our Initial Stockholders have agreed, and their permitted transferees will agree, to vote their Founder Shares, as well as any Public Shares purchased during or after the Company IPO, in favor of the Business Combination.

In addition and in connection with the foregoing, we entered into the Support Agreement with Mr. Austin Russell on October 13, 2020, pursuant to which Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell shall be committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar Stock (on an as-converted basis). The shares of Luminar Class A Stock and

Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
In connection with the foregoing, our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination as set forth Current Company Certificate.
In addition, and in connection with the foregoing and concurrently with the execution of the Merger Agreement, Luminar entered into the Series X Agreements with the Series X Investors. Pursuant to the Series X Agreements, the Series X Investors agreed to purchase approximately 1,250,000 shares of Luminar Series X Preferred Stock for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). The initial closing of the Series X Financing occurred at the Initial Closing. Pursuant to the Series X Agreements, Luminar has the right to sell up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.
Organizational Structure
The following diagram shows the current ownership structure of the Company:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, prior to the Business Combination, please see the section entitled “
Beneficial Ownership of Securities
.”

The following diagram shows the current ownership structure of Luminar:

(1)
Stockholders of Luminar include Austin Russell, Luminar’s Founder, President and Chief Executive Officer, holders of Luminar Preferred Stock, including investors affiliated with the Company, G2VP I, LLC and GVA Auto, LLC, certain current and former employees of Luminar and other holders.

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company immediately following the Business Combination:

(1)
For more information about the ownership interests of our Initial Stockholders, including our Sponsor, following the Business Combination, please see the section entitled “
Beneficial Ownership of Securities
.”

(2)
The ownership interests of Luminar Equityholders includes (i) the ownership interests of the Series X Investors (excluding our Initial Stockholders) acquired as a result of the Series X Financing, (ii) the Rollover Options and (iii) the Assumed Warrants.

(3)	For more information about the ownership interests of the Luminar Stockholders, following the Business Combination, please see the section entitled “ Beneficial Ownership of Securities .”
(4)
The foregoing ownership percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants and (iii) no shares of Class A Stock or Class B Stock are issued as Earn-Out Shares.

Consideration in the Business Combination
Pursuant to the Merger Agreement, the Luminar Stockholders will receive stock consideration. At the closing of the Business Combination, each Luminar Stockholder will receive for each share of Luminar Stock it holds a number of shares of Class A Stock or Class B Stock equal to the Per Share Company Stock Consideration. Following the closing of the Business Combination, each Luminar Stockholder may receive
Earn-Out
Shares in the form of Class A Stock or Class B Stock, as applicable, payable pursuant to the earn-out.

The following table sets forth ranges of potential aggregate stock consideration taking into account the various adjustments discussed above. Capitalized terms used in the following table and the accompanying footnotes have the meanings assigned to them in the Merger Agreement.

($ and shares in thousands)	Assume No Earn Out Target	Triggering Event I (3) Achieved	Triggering Event II (4) Achieved	Triggering Event III (5) Achieved	Triggering Event IV (6) Achieved	Triggering Event V (7) Achieved	Triggering Event VI (8) Achieved
Aggregate Company Stock Consideration	$2,928,829	$2,928,829	$2,928,829	$2,928,829	$2,928,829	$2,928,829	$2,928,829
Minus: Series X Financing Amount (1)	170,000	170,000	170,000	170,000	170,000	170,000	170,000

Consideration to Luminar Equityholders (9)	$2,758,829	$2,758,829	$2,758,829	$2,758,829	$2,758,829	$2,758,829	$2,758,829
$ Value of Earn Out Shares (2)	$0	$55,718	$124,295	$205,730	$300,022	$407,173	$527,182
Earn Out Shares (M)	0	4,286	8,572	12,858	17,144	21,430	25,716
Aggregate Consideration (inclusive of $ Value of Earn Out Shares)	$2,758,829	$2,814,547	$2,883,124	$2,964,558	$3,058,851	$3,166,002	$3,286,011
Total Shares	275,883	280,169	284,455	288,741	293,027	297,313	301,599

(1)	Represents approximately $170 million paid by the Series X Investors to Luminar in exchange for the Series X Preferred Stock sold in the Series X Financing.
(2)
Value of Earn-Out Shares based on Class A Stock or Class B Stock, as applicable, awarded at each Triggering Event multiplied by the applicable Common Share Price (as defined in the Merger Agreement) required to be achieved at such Triggering Event. For example, Triggering Event IV will be met when the Common Share Price reaches $22.00, at which time approximately 4.286 million Earn-Out Shares will be issued with an implied value of approximately $94.29 million (based on $22.00 stock price). The total Value of Earn-Out Shares in Triggering Event IV would also include three tranches of approximately 4.286 million Earn-Out shares per tranche with implied values, respectively, of approximately of $81.44 million (based on $19.00 stock price from Triggering Event III), $68.58 million (based on $16.00 stock price from Triggering Event II) and $55.72 million (based on $13.00 stock price from Triggering Event I).

(3)
“Triggering Event I” means the date on which the Common Share Price is greater than $13.00 after the closing date of the Business Combination, but within the time period between the date that is 180 days following the closing of the Business Combination (the “
Lockup Expiration Date
”) and the fifth anniversary of the Lockup Expiration Date (such time period, the “
Earn Out Period
”).

(4)	“Triggering Event II” means the date on which the Common Share Price is greater than $16.00 after the closing date of the Business Combination, but within the Earn Out Period.
(5)	“Triggering Event III” means the date on which the Common Share Price is greater than $19.00 after the closing date of the Business Combination, but within the Earn Out Period.
(6)	“Triggering Event IV” means the date on which the Common Share Price is greater than $22.00 after the closing date of the Business Combination, but within the Earn Out Period.
(7)	“Triggering Event V” means the date on which the Common Share Price is greater than $25.00 after the closing date of the Business Combination, but within the Earn Out Period.
(8)	“Triggering Event VI” means the date on which the Common Share Price is greater than $28.00 after the closing date of the Business Combination, but within the Earn Out Period.
(9)	Excludes consideration payable in respect of Series X Preferred Stock.
No fractional shares of Class A Stock or Class B Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Luminar Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock or Class B Stock to which such Luminar Stockholder otherwise would have been entitled multiplied by (ii) $10.00.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Luminar and the Company to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal shall have been obtained;

•	the adoption by the Luminar Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out)
shall have been approved for listing on Nasdaq, subject to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/consent solicitation statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/consent solicitation statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Luminar’s Obligations
The obligation of Luminar to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by Luminar:

•
the accuracy of the representations and warranties of the Company, First Merger Sub and Second Merger Sub as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement, including the Mergers;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the two preceding conditions have been satisfied; and

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation.
Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

•
the accuracy of the representations and warranties of Luminar as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on Luminar;

•	each of the covenants of Luminar to be performed or complied with as of or prior to the closing of the First Merger shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Luminar certifying that the two preceding conditions have been satisfied.
Impact of the Business Combination on the Company’s Public Float
It is anticipated that, upon completion of the Business Combination: (i) our Public Stockholders will retain an ownership interest of approximately 11.7% in the Post-Combination Company; (ii) our Initial Stockholders (including our Sponsor) will own approximately 4.2% of the Post-Combination Company (inclusive of their Series X investment); and (iii) the Luminar Equityholders (including the Series X Investors but excluding our Initial Stockholders) will own approximately 84.1 % of the Post-Combination Company. The foregoing ownership percentages are calculated inclusive of the Rollover Options and Assumed Warrants and assume (i) no exercise of redemption rights by our Public Stockholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Company Warrants; (iii) that none of the additional $30,000,000 of Luminar Series X Preferred Stock that may be sold in the Series X Financing is sold and (iv) no shares of Class A Stock or Class B Stock are issued as Earn-Out Shares.
In this proxy statement/consent solicitation statement/prospectus, we assume that funds from the Trust Account (plus any interest accrued thereon) will be used to pay certain transaction expenses and, assuming that the (i) funds available in Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Luminar as of the effective time of the First Merger, exceeds $300,000,000, repay all of Luminar’s outstanding indebtedness. For more information, please see the sections entitled “
Summary—Impact of the Business Combination on the Company’s Public Float
” and “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Background of the Business Combination
The Company is a blank check company incorporated as a Delaware corporation on August 28, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and Board. The terms of the Business Combination were the result of extensive negotiations between our management team, our Sponsor, The Gores Group, and Mr. Dean Metropoulos with respect to the Company (under the oversight of our independent directors) and representatives of Luminar, with respect to Luminar. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
Prior to the consummation of the Company IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.
After the consummation of the Company IPO, the Company commenced an active search for prospective businesses and assets to acquire. Representatives of the Company, our Sponsor, The Gores Group and Mr. Metropoulos contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets to acquire, the Company, together with our Sponsor, the Gores Group and Mr. Metropoulos, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, the Company looks for acquisition targets that are (i) of a size relevant to the public marketplace, which the Company generally views as companies with an enterprise value of at least $1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Company further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, the Company generally seeks to identify companies that (i) have an existing strong management team, (ii) are positioned for growth, and (iii) generate significant cash flow. The Company also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Company generally applies this criteria when evaluating potential targets.
During that period, our management, our Sponsor, The Gores Group and Mr. Metropoulos:

•
considered and conducted an analysis of over 27 potential acquisition targets (other than Luminar) (the “
Other Potential Targets
”), entering into
non-disclosure
agreements with 17 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions, due diligence and negotiations with 5 Other Potential Target businesses or their representatives.
The five Other Potential Target businesses included (i) a company in the seafood distribution space (“
Company A
”), (ii) a company in the outsourced laundry equipment space (“
Company B
”), (iii) a company in the pet training and safety industry (“
Company C
”), (iv) a company in the media and entertainment industry (“
Company D
”), and (v) a company in the food and beverage packaging industry (“
Company E
”).
As part of its regular evaluation of potential acquisition targets, our Board and our management generally discuss, on a monthly basis, the status of our management’s discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when the Company was evaluating various acquisition targets.
The Company engaged in discussions with Company A from May 2019 through October 2019, until Company A advised the Company that it had decided not to pursue a public exit and would pursue a debt recapitalization instead. The Company engaged in discussions with Company B from September 2019 through March 2020, at which point Company B advised the Company that due to
COVID-19,
it had determined to wait to begin further exploration of transaction options once certain company performance targets were achieved, and accordingly ceased discussions. Company C pursued a sale process, and the Company engaged in preliminary discussions as part of that process from January 2020 through March 2020. During this period, Company C ultimately decided it preferred all cash and entered into a transaction with another acquirer. The Company and Company D engaged in preliminary discussions between May 2019 and May 2020, contemplating a variety of structures, including a corporate spin-off through the Company. Ultimately Company D did not pursue a transaction. The Company engaged in discussions with Company E from March 2020 through July 2020, at which point Company E advised the Company that it determined to pursue a traditional IPO, and accordingly ceased conversations. Upon the cessation of conversations with Company E, the Company decided to cease discussions with any further acquisition targets to focus on the possible business combination with Luminar.
On May 28, 2020, during a discussion with respect to potential acquisition targets, a representative of Deutsche Bank Securities Inc. (“
Deutsche Bank
”) asked Mr. Mark Stone, Senior Managing Director of The Gores Group, whether the Company would be willing to evaluate a potential business combination with Luminar. Deutsche Bank acted as underwriter to the Company in the Company IPO and will forfeit $11,200,000 in Deferred Discount in the event a business combination is not completed by February 5, 2021. Mr. Stone advised the representative of Deutsche Bank that The Gores Group and the Company would be interested in learning more about the potential business combination opportunity with Luminar.

On May 30, 2020, a representative of Deutsche Bank confirmed to Mr. Stone that Luminar’s management team was interested in pursuing initial discussions with respect to a potential business combination with the Company.
On June 4, 2020, Mr. Stone, Mr. Edward Johnson, Senior Managing Director of The Gores Group and a representative of Deutsche Bank conducted an introductory meeting with members of Luminar’s management, led by Mr. Austin Russell, Luminar’s Founder, President and Chief Executive Officer, to discuss a potential business combination. During this meeting, Mr. Stone reviewed with Mr. Russell and other members of Luminar’s management how a potential business combination involving the Company and Luminar would be structured, including that the Company contemplated raising additional equity capital from private investors in connection with a potential business combination (the “
Potential Private Placement
”). The Company did not consider financing arrangements other than the Potential Private Placement, as the Company believes that cash generated from additional equity invested in connection with the Business Combination is preferable to other financing arrangements, based on the experience of the Company, our Sponsor, The Gores Group and Mr. Metropoulos in transactions of this nature and their relationships with potential equity investors. Messrs. Stone and Johnson further discussed with Luminar’s management team the background of the Company and described how blank check companies operated. During this meeting, Luminar’s management team provided Messrs. Stone and Johnson a high level overview of Luminar’s operations. Following this meeting, Messrs. Stone and Johnson, together with members of Luminar’s management team, expressed mutual interest in pursuing a potential business combination. At the conclusion of this meeting, Messrs. Stone and Johnson requested that Luminar provide the Company with a draft non-disclosure
agreement so that the Company could start the process of obtaining more information with respect to Luminar.
On June 5, 2020, the Company was provided a draft
non-disclosure
agreement with respect to the prospective discussions with Luminar, which the Company entered into later that day.
On June 10, 2020, Messrs. Stone and Johnson spoke via a telephone call with Mr. Russell and Mr. Thomas Fennimore, Chief Financial Officer of Luminar. During this call, both the Company and Luminar reiterated their mutual interest in pursuing a potential business combination. In connection therewith, Mr. Russell advised Mr. Stone that the next step in the process was to arrange a management presentation.
On June 16, 2020, Messrs. Stone and Johnson had dinner with Messrs. Russell and Fennimore in Beverly Hills, California. During this dinner, the parties further reiterated their mutual interest in pursuing a potential business combination.
On June 17, 2020, Mr. Alec E. Gores, Chief Executive Officer and Director of the Company, representatives of The Gores Group and representatives of Luminar’s management, which included Messrs. Russell and Fennimore and Mr. Michael Beer, Senior Director, Financial Strategy & Investor Relations of Luminar, attended a management presentation in Beverly Hills, California. During this meeting, Mr. Gores and Luminar’s management discussed various aspects of Luminar’s business, the timing of a potential business combination, the history and prior successes of blank check companies and the capital needs of Luminar. Luminar’s management also provided a demonstration of Luminar’s technology.
On June 18, 2020, Messrs. Stone, Johnson and Fennimore held a call to express renewed interest and a willingness of both the Company and Luminar to move forward with discussions regarding a potential business combination.
From June 23, 2020 through June 25, 2020, Mr. Gores, representatives of The Gores Group and representatives of Deutsche Bank held numerous calls with Luminar’s management, which included Messrs. Russell, Fennimore and Beer, to conduct due diligence on various aspects of Luminar’s business, including Luminar’s financial model.

On June 26, 2020, Messrs. Stone and Johnson, representatives of The Gores Group and a representative of Deutsche Bank met with Mr. Fennimore to discuss Luminar’s financial model, initial valuation steps, valuation mechanics and process steps to move forward with a potential business combination with Luminar.
From July 1, 2020 to July 10, 2020, Mr. Gores, representatives of The Gores Group and a representative of Deutsche Bank held numerous calls with Luminar’s management, which included Messrs. Russell, Fennimore and Beer and representatives of GCA Advisors LLC, financial advisor to Luminar, to discuss valuation with respect to the potential business combination.
On July 2, 2020, Messrs. Gores and Stone met with Mr. Russell in Malibu, California. During this meeting, the parties discussed general deal terms with respect to the potential business combination, corporate governance arrangements with respect to the Post-Combination Company, as well as the corporate strategy of the Post-Combination Company.
On July 6, 2020, the Company contacted Weil, its legal counsel, to advise it of the discussions with Luminar and the potential for a business combination with Luminar.
On July 13, 2020, Ms. Jennifer Chou, Managing Director of The Gores Group, conducted an introductory meeting with Mr. Metropoulos and Mr. Howard Altman, Chief Investment Officer of Metropoulos & Co., with respect to the potential business combination with Luminar. During that day, Mr. Stone delivered a proposed letter of intent to Messrs. Russell and Fennimore. After its receipt of the proposed letter of intent, Luminar reviewed the proposed letter of intent with Orrick, its legal counsel.
On July 13, 2020 and July 14, 2020, Messrs. Stone and Johnson conducted numerous calls with Messrs. Russell and Fennimore to discuss the proposed letter of intent between the Company and Luminar, including the material deal terms with respect to the potential business combination.
On July 14, 2020, Mr. Johnson generally discussed with Messrs. Metropoulos and Altman the potential business combination with Luminar.
On July 15, 2020, following the discussions on July 13, 2020 and July 14, 2020, Messrs. Gores and Russell executed a mutual letter of intent that contemplated a post-Business Combination enterprise value of $2.9 billion and an equity value of $3.35 billion. The letter of intent provided that the potential business combination would be fully funded by equity capital provided by the Company and fully committed funds from the Potential Private Placement, and required Luminar to refrain from negotiating alternative transactions with parties other than the Company until August 5, 2020.
Over the course of the exclusivity period, representatives of the Company had multiple conversations on a broad list of topics related to the terms and diligence matters around the transaction.
From July 14, 2020 through the execution of the Merger Agreement, Messrs. Stone, Johnson, Russell and Fennimore held various discussions with potential investors, including certain existing investors of Luminar, to discuss their interest in making an equity investment pursuant to the Potential Private Placement in connection with the potential business combination. Each potential investor was informed in advance that the information that would be shared may constitute material non-public
information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of the Company and using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, Messrs. Stone, Johnson, Russell and Fennimore reviewed with potential investors certain information regarding Luminar and the Post-Combination Company, including certain financial projections regarding Luminar’s business. The feedback and responses received from potential investors regarding a potential business combination between the Company and Luminar were generally positive.

On July 16, 2020, Messrs. Stone and Johnson held a call with Messrs. Fennimore and Beer to discuss the potential business combination with Luminar. During this meeting, responsibilities and timing for multiple work streams related to the potential business combination between the Company and Luminar were discussed along with process for moving forward with documentation related to the potential business combination.
From July 17, 2020 through July 19, 2020, in response to the positive feedback received from potential investors in the Potential Private Placement, Mr. Johnson and representatives of The Gores Group worked with Messrs. Russell, Fennimore and Beer, in preparing an equity investor presentation for continued discussions with the Company’s existing stockholders and potential investors in the Potential Private Placement.
On July 21, 2020, Messrs. Gores and Johnson held a call with Messrs. Fennimore and Beer to discuss the status of the Potential Private Placement.
On July 23, 2020, the Board held a meeting telephonically in which Mr. Stone, Mr. Andrew McBride, Chief Financial Officer and Secretary of the Company, Ms. Chou and representatives of Weil were in attendance. During this meeting, Mr. Stone provided the Board with an update on the status of the discussions with respect to the potential business combination with Luminar, including the status of the Company’s diligence to date and the then-current contemplated transaction structure and terms. Following this discussion, the Board directed management to continue to explore the potential business combination with Luminar and to update the Board as the discussions progressed. The Board also discussed its desire to engage Moelis to provide a fairness opinion to the Board in connection with the potential business combination with Luminar and directed Mr. Randall Bort, an independent Board member, to contact Moelis about providing such services.
Shortly thereafter, Mr. Bort contacted representatives of Moelis to discuss engaging Moelis to provide a fairness opinion to the Board in connection with the potential business combination. Moelis provided an independence disclosure letter and draft engagement letter for review by the Board to Weil shortly after Mr. Bort contacted Moelis. The independence disclosure letter disclosed to the Board particular relationships or investments of Moelis that could impact Moelis’ independence and the Board’s decision to engage Moelis to deliver a fairness opinion to the Board. In particular, the independence disclosure letter described certain engagements whereby Moelis provided services to affiliates of the Company as described in the section entitled “
Opinion of the Company’s Financial Advisor
” in this proxy statement/consent solicitation statement/prospectus. The Board considered the matters set forth in Moelis’ independence disclosure letter and determined, in its business judgment, that none of the matters set forth in Moelis’ independence disclosure letter would impact Moelis’ independence with respect to the proposed business combination. Accordingly, the Board unanimously approved the engagement of Moelis and the entry into the Moelis engagement letter on July 27, 2020, subject to confirmation that it would not be delivering a fairness opinion to Luminar in connection with the potential business combination (which was confirmed).
On July 23, 2020, Mr. Johnson and a representative of Deutsche Bank held a call with Mr. Beer to discuss outstanding items with respect to Luminar’s financial model.
On July 27, 2020 and July 31, 2020, Mr. Johnson and representatives of The Gores Group discussed with Luminar’s management, the timeline and the status of and interest in the Potential Private Placement, as well as preparing a virtual data room.
On July 29, 2020, Weil provided an initial draft of the Merger Agreement to Orrick. The initial draft of the Merger Agreement contemplated, among other things (i) a single reverse triangular merger; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an earnout payable pursuant to certain previously agreed upon milestones related to the public trading price of shares of Class A Stock; (iv) no adjustment to the merger consideration for post-Business Combination working capital; (v) that the transaction costs of both the Company and Luminar would be paid by the Company; and (vi) covenants regarding claims against the Company’s trust account.

From July 29, 2020 through the evening of August 23, 2020, Weil and Orrick negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Merger Agreement. In addition, during this same period, representatives of the Company, representatives of Luminar, representatives of The Gores Group, Weil and Orrick conducted various telephonic conferences to discuss and resolve the open issues related to the potential business combination.
On July 31, 2020, Mr. Johnson held a call with Messrs. Russell and Fennimore to discuss the status of the Potential Private Placement. Later that day, Mr. Gores and Mr. Russell executed a letter agreement that extended the restrictions on Luminar’s ability to negotiate alternative transactions with parties other than the Company until August 17, 2020.
On August 4, 2020, Orrick provided a revised draft of the Merger Agreement to Weil pursuant to which, among other things (i) accepted the no survival, no post-Business Combination stockholder indemnity construct; (ii) noted the earnout construct was being reviewed and discussed by the Company and Luminar; (iii) accepted the no post-Business Combination working capital adjustment construct; (iv) generally accepted the payment by the Company of transaction costs for the Company and Luminar construct; and (v) generally accepted the waiver of claims against the Trust Account construct.
On August 5, 2020, Mr. Johnson and representatives of The Gores Group discussed with Messrs. Russell, Fennimore and Beer the status of the Company’s diligence to date, which included providing Luminar with additional follow-up
diligence requests, the contemplated transaction structure as well as other terms of the potential business combination.
From August 6, 2020 through August 9, 2020, Mr. Gores met with Mr. Russell in Holland, Michigan to discuss post-Business Combination strategy as well as progress and timing on multiple work streams related to the potential business combination. During this period, Mr. Gores and Mr. Johnson discussed with Mr. Russell various terms with respect to the Merger Agreement.
Additionally, on August 6, 2020, Messrs. Gores, Metropoulos and Russell, Ms. Chou and representatives of Metropoulos & Co. collectively held a call to discuss the status of the potential business combination.
On August 7, 2020, the Board held a meeting telephonically in which representatives of The Gores Group, Weil, Metropoulos & Co. and Moelis were also in attendance by invitation of the Board. Representatives of Moelis reviewed with the Board their initial perspectives on the business of Luminar, the autonomous vehicle and disruptive technology space more generally and provided an update on the status of their review of the financial aspects of the potential business combination. Mr. Stone then updated the Board on the status of the potential business combination with Luminar. In particular, Mr. Stone updated the Board on the status of the Company’s diligence to date, the then current contemplated transaction structure and terms, the proposed timeline and the status of and strong interest in the Potential Private Placement.
On August 10, 2020, Messrs. Stone and Johnson met with Messrs. Russell and Fennimore to discuss the general status of the potential business combination and the status of the Potential Private Placement.
On August 10, 2020, the board of directors of Luminar held a meeting via videoconference in which members of Luminar’s management and representatives of GCA and Orrick were in attendance. Luminar’s management discussed Luminar’s financial condition and capital-raising efforts and the general status of the potential business combination. Mr. Alex Vitale, Managing Director of GCA, also provided an overview of the potential business combination. After Mr. Vitale’s overview, Mr. Russell was recused from the meeting. After Mr. Russell’s recusal, representatives of Orrick and the board of directors of Luminar discussed the potential corporate governance structure of the Post-Combination Company.
On August 11, 2020, the board of directors of Luminar held a meeting via videoconference in which members of Luminar’s management and representatives of Jefferies LLC, financial advisor to Luminar, and

Orrick were in attendance. The board of directors of Luminar discussed various aspects of the potential business combination and representatives from Jefferies LLC presented on certain corporate governance matters, including regarding the voting structure of the Post-Combination Company.
On August 13, 2020, the board of directors of Luminar held a meeting via videoconference in which members of Luminar’s management and representatives of Orrick were in attendance. The board of directors of Luminar discussed the Potential Private Placement, corporate governance matters including regarding the voting structure of the Post-Combination Company, the earnout terms and other terms of the potential business combination.
On August 13, 2020, the Board held a meeting telephonically in which representatives of The Gores Group and Weil were also in attendance by invitation of the Board. Mr. Stone provided the Board a general update with respect to the potential business combination and noted that significant progress had been made with respect to outstanding open issues. Representatives of The Gores Group then provided the Board an update on diligence matters and noted that all major diligence workstreams had been substantially completed and that no material issues had been identified.
From August 14, 2020 through August 21, 2020, Messrs. Gores, Johnson, Russell and Fennimore and representatives of Weil and Orrick held various discussions related to finalizing the Merger Agreement and the Related Agreements. In particular, these discussions focused on the Potential Private Placement, the voting structure of the Post-Combination Company, the earn-out
terms as well as the post-Business Combination Board and governance structure.
On August 20, 2020, the board of directors of Luminar held a meeting via videoconference in which members of Luminar’s management and representatives of Orrick were in attendance. The board of directors of Luminar discussed various aspects of the potential business combination. Following discussion, the board of directors of Luminar approved the potential business combination, subject to finalization of the Merger Agreement and each of the Related Agreements.
On August 23, 2020, the Board held a meeting telephonically in which Messrs. Stone and McBride and Ms. Chou of The Gores Group, Mr. Altman of Metropoulos & Co., representatives of Weil and representatives of Moelis were also in attendance by invitation of the Board. Representatives of Moelis provided a presentation to the Board, a copy of which was provided to the Board in advance of the meeting, regarding Moelis’ financial analysis of the consideration to be paid by the Company in the potential business combination and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated August 23, 2020, and attached as
Annex H
to this proxy statement/consent solicitation statement/prospectus, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination is fair, from a financial point of view, to the Company. Thereafter, representatives of Weil reviewed with the Board the terms of the Business Combination, including the Merger Agreement and other definitive agreements, copies of which were provided to the Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination was the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative. In reaching this conclusion, the Board took into account the criteria utilized by the Company to evaluate acquisition opportunities, and determined that the proposed Business Combination met such criteria, was the most actionable and capable of being completed in a timely manner, and was being accomplished under terms attractive to the Company and its stockholders. After discussion and upon a motion duly made and seconded, the Board unanimously resolved that the following be approved: (i) the Merger Agreement, each of the Related Agreements and the Business Combination; (ii) the Potential Private Placement; and (iii) the issuance of shares of Class A Stock and Class B Stock in connection with the Business Combination.

On August 23, 2020, the board of directors of Luminar unanimously concluded after thorough review and consideration of, among other things, (i) the amount of consideration to be received by Luminar’s stockholders, (ii) Luminar’s prospects if it were to continue as an independent entity, (iii) possible alternatives to the proposed Business Combination, (iv) current industry trends and market conditions affecting Luminar and the cost of alternative means of raising capital as an independent entity, (v) the financial condition, historical results of operations and business and strategic objectives of Luminar and (vi) the potential impact of the proposed Business Combination on Luminar’s employees and business, that the Merger Agreement and the Business Combination are advisable, fair to and in the best interests of Luminar and its stockholders, and unanimously resolved that the Merger Agreement, each of the Related Agreements and the Business Combination be approved.
On August 24, 2020, the parties executed the Merger Agreement and the Potential Private Placement investors executed certain subscription agreements and other documentation related thereto. On the morning of August 24, 2020, before the stock market opened, the Company and Luminar each announced the execution of the Merger Agreement and the Business Combination.
Recommendation of Our Board of Directors and Reasons for the Business Combination
Our Board, in evaluating the transaction with Luminar, consulted with our management and legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of the Company and its stockholders and (ii) to recommend that the stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, our Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, our Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Our Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of our Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
General Information—Cautionary Note Regarding Forward-Looking Statements
.”
Our Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•
Industry Leadership of Luminar
.
Our Board noted that Luminar is a leading provider of Light Detection and Ranging (“
lidar
”) technology and has created the only lidar sensor that meets the stringent performance, safety and cost requirements for Level 3 through Level 5 autonomous vehicles. Our Board also noted that Luminar’s technology provides a robust scalable architecture that is designed for both passenger and commercial production vehicles. Our Board noted Luminar’s impressive leadership position and its technology solutions, which our Board believes position Luminar for future growth and profitability.

•
Commercial Viability
.
Our Board was aware that Luminar was awarded the automotive industry’s first series production contract for autonomy by Volvo and, starting in 2022, Luminar’s hardware and software will be integrated into Volvo’s global vehicle platform. Our Board also took note that Luminar is currently partnered with 50 other OEM and commercial/strategic partners, including seven of the world’s top 10 automakers. Our Board noted Luminar’s impressive commercial partnerships and robust customer base, which our Board believes provides proof that Luminar is not only a market leader but also a commercially viable business.

•
Business and Financial Condition and Prospects
.
Our Board and our management had knowledge of, and were familiar with, Luminar’s business, financial condition, results of operations and future growth prospects. Our Board considered Luminar’s hardware and software revenue growth, improvements in gross margins, large and rapidly growing total addressable market, low capital expenditures and strong leadership position with its track record of innovation. Our Board also discussed Luminar’s current prospects for growth in executing upon and achieving Luminar’s business plan, and noted its unique and innovative lidar technology, its unique market position, opportunities for sustained organic growth and the opportunity for mass commercialization of its technology.

•
Visionary Management Team
.
Our Board considered the fact that the Post-Combination Company will be led by Mr. Austin Russell, Founder, President and Chief Executive Officer of Luminar, and Mr. Thomas Fennimore, Chief Financial Officer of Luminar, who have displayed visionary leadership, a strong track record of innovation and who have deep experience in the auto industry.

•
Opinion of our Financial Advisor
.
Our Board took into account the opinion of Moelis, dated August 23, 2020, addressed to our Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by us in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualification set forth in such opinion as more fully described in the subsection entitled “
—Opinion of the Company’s Financial Advisor
.”

•
Other Alternatives
.
Our Board believes, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential initial business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believes that such processes had not presented a better alternative.

•	Terms of the Merger Agreement . Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•
Independent Director Role
.
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group, Mr. Alec E. Gores, Metropoulos & Co. and Mr. Dean Metropoulos. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Joseph Gatto and Michael Cramer, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. Our independent directors evaluated and unanimously approved, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved . The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of the Company
.
The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in the Company being unable to effect an initial business combination by February 5, 2021 and force the Company to liquidate and the Public Warrants to expire worthless.

•
Exclusivity
.
The fact that the Merger Agreement includes an exclusivity provision that prohibits the Company from soliciting other initial business combination proposals, which restricts the Company’s ability to consider other potential initial business combinations prior to February 5, 2021.

•	Stockholder Vote . The risk that the Company’s stockholders and Luminar’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions . The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•
Litigation
.
The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses . The fees and expenses associated with completing the Business Combination.

•
Other Risks
.
Various other risks associated with the Business Combination, the business of the Company, the business of Luminar and ownership of the Post-Combination Company’s shares described under the section entitled “
Risk Factors
.”

In addition to considering the factors described above, our Board also considered that:

•
Interests of Certain Persons
.
Some of our officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Company stockholders (see “
The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of the Company and its stockholders.
Recommendation of Luminar’s Board of Directors and Reasons for the Business Combination
After consideration, Luminar’s board of directors adopted resolutions unanimously determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Luminar and Luminar Stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and directed that the Merger Agreement be submitted to the Luminar Stockholders for their consideration. Luminar’s board of directors unanimously recommends that the Luminar Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
In reaching its decision to unanimously approve and declare advisable the Merger Agreement, and in resolving to recommend that Luminar Stockholders adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, Luminar’s board of directors consulted with Luminar’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Luminar’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that Luminar’s board of directors considered in favor of its decision are:

•
Other Alternatives.
It is the belief of Luminar’s board of directors, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate Luminar as an independent, stand-alone entity, that the proposed Business Combination represents the best potential transaction for

Luminar to create greater value for Luminar Stockholders, while also providing greater liquidity for its stockholders by owning stock in a public company.

•
Terms of the Merger Agreement.
Luminar’s board of directors considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals, in addition to the transactions contemplated thereby, including the Mergers.

•
Consideration Received by Luminar Stockholders.
Luminar’s board of directors considered the amount of consideration to be received by the Luminar Stockholders in the proposed Mergers under the terms and conditions of the Merger Agreement.

•
Size of Post-Combination Company.
Luminar’s board of directors considered the implied enterprise value of approximately $2.9 billion for Luminar at the closing, providing Luminar Stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
Access to Capital.
Luminar’s board of directors considered the current industry trends and market conditions affecting the Company and the cost of alternative means of raising capital and expects that the Business Combination would be a more time- and cost-effective means to access capital and potentially repay its existing indebtedness than other options considered.

•
Benefit from Being a Public Company.
Luminar’s board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
Opportunity to Increase Earnings and Expand Prospects.
Luminar’s board of directors considered the financial condition, historical results of operations, and business and strategic objectives of the Company, as well as the risks involved in achieving those objectives, and believes that the Business Combination will create an opportunity for Luminar to increase future earnings and cultivate superior prospects compared to continuing to operate Luminar as an independent, stand-alone entity.

•
Insider Letters.
Luminar’s board of directors considered that, pursuant to the Insider Letters entered into with the Company, each of Messrs. Alec E. Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto, Andrew McBride (collectively, the “Insiders”) and the Sponsor, among other things, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of the Company they hold, representing approximately 20% of the aggregate voting power of the Company, to approve the Transaction Proposal at the Special Meeting and not to redeem such shares in connection with the transactions contemplated by the Merger Agreement.

•
Support Agreement.
Luminar’s board of directors considered that Mr. Austin Russell, Luminar’s Founder, President and Chief Executive Officer, was expected to enter into a Support Agreement with the Company. Under the Support Agreement, Mr. Russell would agree, within three business days of the registration statement on Form
S-4
of which this proxy statement/consent solicitation statement/prospectus is a part being declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by him adopting the Merger Agreement and approving the other transactions contemplated thereby, including the Mergers, which, as of the close of business on the Luminar Record Date, represent approximately 62% of the aggregate issued and outstanding shares of Luminar Class A Stock and 88% of the shares of the issued and outstanding Luminar Founders Preferred Stock, or approximately 39% of the total voting power of Luminar capital stock. For a more detailed description of the Support Agreement, see the sections titled “
The Business Combination
—
Support Agreement
” and “
The Merger Agreement and Related Agreements—Support Agreement
” beginning on pages [●] and [●], respectively, of this proxy statement/consent solicitation statement/prospectus.

•
Lock-up
Agreement.
Luminar’s board of directors also considered that in connection with the consummation of the Mergers, the Company, Luminar and certain Luminar Stockholders who will receive Class A Stock will enter into a Lock-Up Agreement. Under the Lock-Up Agreement, such stockholders will agree not to, without the prior written consent of the board of directors of the Company, (i) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers or any shares of Class A Stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers (“
Lock-Up
Shares
”), (ii) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such
Lock-Up
Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) for 180 days after the closing date of the Mergers.

•
Registration Rights Agreement.
Luminar’s board of directors also considered that in connection with the consummation of the Mergers, the Company, the Sponsor, Luminar, certain Company stockholders and certain Luminar Stockholders who will receive Class A Stock or Class B Stock will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Post-Combination Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Class A Stock and Private Placement Warrants, subject to certain requirements and customary conditions. The Registration Rights Agreement will also provide that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. For a more detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement and Related Agreements—Registration Rights Agreement
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

Luminar’s board of directors also considered the following negative factors:

•
Risk that the Business Combination may not be completed.
Luminar’s board of directors considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Effects on reputation, business and employees if the Business Combination is not completed.
Luminar’s board of directors considered the possibility that the Business Combination might not be completed and that there may be an adverse effect on Luminar’s reputation, business and employees upon the public announcement of the agreement to enter into the Merger Agreement or in the event the Business Combination is not completed.

•
Expenses and challenges.
Luminar’s board of directors considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•
Costs of being a public company.
Luminar’s board of directors considered the additional public company expenses and obligations that Luminar’s business will be subject to following the closing that it has not previously been subject to as a private company.

•
Restrictions on operation of Luminar’s business.
Luminar’s board of directors considered the fact that, although Luminar will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the closing, the Merger Agreement generally obligates Luminar, subject to the Company’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Luminar from undertaking certain business opportunities that might arise pending closing.

•
Interests of Luminar executive officers and directors.
Luminar’s board of directors considered the fact that certain executive officers and directors of Luminar have interests in the Business Combination that may be different from, or in addition to, the interests of Luminar Stockholders generally, including the manner in which they would be affected by the Business Combination.

•	Other risks. Luminar’s board of directors considered various other risks associated with the Business Combination, including the risks described in the section titled “ Risk Factors .”
The foregoing discussion of the factors considered by Luminar’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Luminar’s board of directors. In reaching its decision to unanimously approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, Luminar’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Luminar’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Luminar’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
Luminar’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Luminar Stockholders would receive as a result of the Business Combination, including the belief of Luminar’s board of directors that the Business Combination would maximize the immediate value of shares of Luminar Stock, Luminar Founders Preferred Stock and Luminar Preferred Stock and eliminate the risk and uncertainty affecting the future prospects of Luminar, including the potential execution risks associated with going public and pursuing its business plan as a public company. Accordingly, Luminar’s board of directors determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Luminar and its stockholders, and unanimously approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. Luminar’s board of directors recommends that Luminar Stockholders consent to the Luminar Proposal described in the section titled “
Luminar Solicitation of Written Consents—Purpose of the Consent Solicitation
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.
Opinion of the Company’s Financial Advisor
At the meeting of the Board on August 23, 2020 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated August 23, 2020, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.
The full text of Moelis’ written opinion, dated August 23, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as
Annex H
to this proxy statement/consent solicitation statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement/consent solicitation statement/prospectus). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or initial business combinations that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Luminar furnished to Moelis by the Company, including financial and other forecasts provided to, or discussed with, Moelis by the management of the Company. For additional information, please see the section entitled “
The Business Combination—Certain Financial Projections Provided to Our Board
”);

•	reviewed certain internal information relating to expenses expected to result from the Business Combination;

•	conducted discussions with members of management of the Company concerning the information described in the foregoing, as well as the business and prospects of Luminar and the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed a draft, dated August 21, 2020, of the Merger Agreement;

•	reviewed the Company’s and Luminar’s capital structure both pre-Business Combination and post-Business Combination;

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate; and

•	reviewed, but did not rely on for purposes of its opinion, the financial terms of certain other transactions that it deemed relevant.
In connection with its review, Moelis, with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to Luminar and the Company, Moelis assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of Luminar and the Company. Moelis also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With the consent of the Board, Moelis assumed that, (i) following consummation of the Business Combination, the Company would have cash, net of debt, of at least $520 million on its balance sheet and (ii) any adjustments to the Aggregate Company Stock Consideration in accordance with the Merger Agreement or otherwise would not be material to its analysis or its opinion. In addition, Moelis relied, with the Board’s consent, on the assessments of the management of the Company as to the Post-Combination Company’s ability to retain key employees of Luminar. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or
otherwise) of Luminar or the Company, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At the direction of the Board, Moelis was not asked, nor did it offer, any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for the fairness of the consideration from a financial point of view to the Company. With the Board’s consent, Moelis expressed no opinion as to what the value of the shares of Class A Stock or Class B Stock actually will be when issued pursuant to the Business Combination or the prices at which such Class A Stock or Class B Stock or any other securities of the Company may trade at any time. Moelis did not express any opinion on any potential future consideration that may be received by Luminar Stockholders as specified in the Merger Agreement. Moelis did not express any opinion as to fair value or the solvency of Luminar or the Post-Combination Company following the closing of the Business Combination. In rendering its opinion, Moelis assumed, with the Board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement. Moelis assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination will be obtained except to the extent that could not be material to its analysis. In addition, representatives of the Company advised Moelis, and Moelis assumed, with the Board’s consent, that the Business Combination will qualify as a tax-free
reorganization for federal income tax purposes. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.
Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or Luminar. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the consideration or otherwise.
The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on August 23, 2020, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Financial Analyses of Luminar
Financial data for Luminar was based on financial forecasts and other information and data provided by the Company’s management, including the Company’s projections of Luminar’s revenue and EBITDA for all periods, as described further in the section “
Certain Financial Projections Provided to Our Board
.” Estimates in this section focus on estimated revenue for the calendar years 2024 and 2025 (which we refer to in this section “
—Opinion of the Company’s Financial Advisor
” as “
CY2024
” and “
CY2025
”) which, based on the information provided by the Company’s management, are anticipated to be the first and second years for when significant commercialization occurs for Luminar.
Selected Public Companies Analysis.
Given Luminar’s lidar solution is a critical disruptive transportation technology facilitating the potential realization of autonomous vehicles, Moelis reviewed financial and stock market information of seven publicly-

traded companies with disruptive transportation technology whose operations Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to Luminar for the purposes of its financial analyses. Moelis considered disruption in this context to be the potential for significant future revenue, creation of a category and/or meaningful displacement of market share from incumbent providers.
Moelis reviewed the enterprise value (“
Enterprise Value
”) of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on August 21, 2020, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of non-controlling interests)
as a multiple of estimated revenue for CY2024 and CY2025. Revenue data for the selected companies was based on publicly available consensus research analysts’ estimates and Enterprise Value related data for the selected companies was based on public filings and other publicly available information, all as of August 21, 2020.
In determining its reference range for its selected publicly traded companies analysis, Moelis focused on (i) three disruptive automotive OEMs in the electric vehicle market: Tesla, Inc. (“
Tesla
”), Nikola Corporation (“
Nikola
”) and Workhorse Group Inc. (“
Workhorse
”), (ii) one disruptive transportation technology company with exposure to space tourism, outer-space payloads and hypersonic aviation technology: Virgin Galactic Holdings, Inc. (“
Virgin Galactic
”), (iii) two disruptive hydrogen fuel cell manufacturers with exposure to end markets including heavy vehicles, public transportation and the consumer automotive sector: Plug Power Inc. (“
Plug Power
”) and Ballard Power Systems Inc. (“
Ballard Power
”) and (iv) one graphics processing unit designer and key enabler for autonomous vehicle technology: NVIDIA Corporation (“
NVIDIA
”). Although none of the seven selected public companies are directly comparable to Luminar, Moelis focused on these companies because, among other things, these companies have one or more similar operating and financial characteristics as Luminar including: (a) exposure to disruptive transportation technologies, (b) high growth and scale, and (c) high levels of operating leverage and projected EBITDA margin expansion.
The Enterprise Value and estimated revenue multiples for the selected companies Moelis focused on in selecting its reference range are summarized in the table below:

Company	Enterprise Value ($MM)	Enterprise Value/ Revenue
		CY2024		CY2025
NVIDIA Corporation	$317,269	10.1	x	8.6	x
Ballard Power Systems Inc.	$3,906	8.5	x	6.2	x
Tesla, Inc.	$474,311	6.5	x	6.0	x
Virgin Galactic Holdings, Inc.	$3,284	6.5	x	n/a
Plug Power Inc.	$6,670	6.2	x	4.6	x
Nikola Corporation	$16,627	5.8	x	3.5	x
Workhorse Group Inc.	$1,905	1.4	x	0.8	x
Median		6.5	x	5.3	x
Moelis selected the low end of its reference range for this analysis by reference to Nikola and Plug Power, and it selected the high end of its reference range by reference to Ballard and Tesla. Moelis did not utilize NVIDIA in selecting its reference range given there was only one research estimate available for NVIDIA’s CY2024 and CY2025 revenue. Moelis did not utilize Workhorse given that (i) Workhorse has experienced low trading volume over the past two years, with the stock trading below $1.00, leading to Workhorse receiving a delisting notice from Nasdaq; and (ii) the two available research estimates for Workhorse’s CY2024 and CY2025 revenue are materially different (e.g., one analyst projects CY2025 revenue of $1.6 billion and the other projects revenue of $3.2 billion).
Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 5.0x to 8.0x for the Company’s projected revenue of Luminar for CY2024 and (ii) 3.5x to 6.0x for the

Company’s projected revenue of Luminar for CY2025. No individual multiple was determinative of the reference range.
This analysis indicated the following implied total enterprise value ranges for Luminar as compared to the $2,900 million consideration:

Reference Range	Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
CY2024 Pro Forma Revenue	$2,092—$3,347	$2,900
CY2025 Pro Forma Revenue	$2,927—$5,018	$2,900
Discounted Cash Flow Analysis.
Moelis performed a discounted cash flow (“
DCF
”) analysis of Luminar using the financial forecast and other information and data provided by the Company’s management to calculate the estimated present value of the future unlevered after-tax free
cash flows projected to be generated by Luminar from June 30, 2020 to calendar year 2030 (“
CY2030
”), including the Post-Combination Company’s terminal value. Unlevered after-tax
free cash flow estimates through CY2030 and the Post-Combination Company’s terminal value were discounted to June 30, 2020.
In performing the DCF analysis of Luminar, Moelis utilized Company management’s estimated cash tax rate for Luminar of 25.0% during the projection period and terminal year. The financial forecast provided by Company management did not include stock-based compensation and Moelis was directed not to include it in the DCF analysis. Additionally, in performing the DCF analysis of Luminar, Moelis utilized a range of discount rates of 15.0% to 25.0% based on an estimate of Luminar’s weighted average cost of capital (“
WACC
”). The low end of Moelis’ estimates for Luminar’s cost of equity based on the WACC range was informed by a premium to the capital asset pricing model (“
CAPM
”) and the high end of Moelis’ estimated cost of equity range was informed by academic research on cost of equity of privately-held businesses (although at a discount). To estimate Luminar’s cost of equity using the CAPM, Moelis examined a range of sensitivities for WACC calculations based on a variety of potential assumptions based on the selected public companies Moelis reviewed the information provided by Luminar management. Additionally, in performing the DCF analysis of Luminar, Moelis valued Luminar’s Net Operating Losses (“
NOLs
”) separately. Moelis discounted the NOLs to June 30, 2020 using the same discount rate range derived from the cost of equity calculation. Based on the information provided by the Company’s management, Moelis assumed that Luminar’s NOLs balance would increase annually by negative EBIT (as presented on the DCF analysis), with Luminar’s NOLs balance expected to increase through calendar year 2023 and be fully utilized by calendar year 2026. Luminar’s NOLs represent approximately 0.6% – 1.2% of total DCF net present value. Moelis derived a terminal value based on the terminal multiple method using a range of 5.0x to 7.0x, which was based on historical LTM Revenue trading multiples for the past five years of the selected publicly traded companies that had relevant historical trading data (Virgin Galactic, Nikola and Workhorse Group did not have relevant historical trading data). Virgin Galactic and Nikola were excluded due to limited trading history (Virgin Galactic started trading on October 28, 2019; Nikola started trading on June 4, 2020); Workhorse Group was excluded due to its low trading volumes before 2019. The terminal value represents approximately 79% – 85% of Luminar’s total DCF net present value. Based on the information provided by the Company’s management, with the consent of the Board, Moelis assumed that for the terminal year (i) the change in net working capital will be equal to the change in net working capital for CY2030; (ii) capital expenditures will equal CY2030 capital expenditures; and (iii) depreciation and amortization will equal the terminal year capital expenditures.
The foregoing range of discount rates were used to calculate estimated present values as of June 30, 2020 of Luminar’s
(i) estimated after-tax unlevered
free cash flows from June 30, 2020 through CY2030 and (ii) estimated terminal values derived by applying a terminal multiple range of 5.0x to 7.0x to Luminar’s CY2030 terminal revenue projection. This analysis indicated the following implied enterprise value range for Luminar, as compared to the $2,900 million consideration:

Implied Total Enterprise Value Range ($MM)	Consideration ($MM)
$3,083 - $9,649	$2,900
Other Information
Selected Transactions Analysis.
Moelis also reviewed, but did not utilize for purposes of its analysis or opinion, financial information for certain selected transactions, including (i) change of control transactions involving target companies that provide disruptive transportation technology and (ii) private placement/minority transactions involving target companies that provide disruptive transportation technology. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction.
Moelis did not utilize for purposes of its analysis or opinion the selected transactions analysis because: (i) the change of control transactions were less relevant given that the Luminar is effectively selling a minority stake in the business in the Transaction and (ii) the relevant industry private placements primarily either lacked publicly disclosed relevant financial data or had de minimis
commercialized revenues to make a comparison on a multiples basis. Moelis included the values of such transactions for informational purposes only to illustrate the values that buyers and investors have paid for disruptive transportation technology-based businesses.
Moelis also reviewed, but did not rely on financial information for the acquisition of Velodyne Lidar (“
Velodyne
”) by Graf Industrial Corporation, a special purpose acquisition vehicle (“
Graf
”), (the “
Velodyne Acquisition
”). While Moelis reviewed the details of the Velodyne Acquisition and the trading values for shares of Graf since the Velodyne Acquisition was announced, Moelis did not rely on them in reaching its opinion since (i) the Velodyne Acquisition has not yet closed; (ii) Graf’s trading history since the Velodyne Acquisition was announced has been volatile and (iii) Luminar’s lidar architecture as well as its recent series production contract win within the passenger autonomous vehicle market differentiate Luminar from Velodyne.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in, or reviewed in connection with, the analyses described above is identical to Luminar or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The consideration was determined through arms’ length negotiations between the Company and Luminar and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Moelis was engaged by the Company to provide its opinion as to the fairness, from a financial point of view, to the Company of the consideration pursuant to the engagement letter between Moelis and the Company, dated as of July 27, 2020 (the “
Engagement Letter
”), and will receive a fee for its services of $1,000,000 in the aggregate, $250,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Business Combination. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion. The Company has also agreed in the Engagement Letter to reimburse Moelis for certain expenses Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Luminar. Moelis has provided investment banking and other services to affiliates of the Company and in the future may provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date of the Opinion, Moelis acted as a financial advisor to affiliates of the Company on three engagements. Moelis’ fees in connection with such services over the past three years totaled $10.125 million in the aggregate for services provided to affiliates of the Company. In the past three years prior to the date of the Opinion, Moelis has not performed any services to Luminar or Austin Russell.
The Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Certain Financial Projections Provided to Our Board
Luminar does not, as a matter of course, make public projections as to future sales, earnings, or other results. In June 2020, Luminar provided the Company with its internally prepared projections for the fiscal years ending December 31, 2020 through December 31, 2030. The prospective financial information was not prepared with a view towards compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Luminar’s management, was prepared on a reasonable basis, and reflects the best available estimates and judgments at the time they were prepared. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.
The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Luminar’s control, such as the risks and uncertainties contained in the section entitled “
Risk Factors
.” The material assumptions underlying the projections included certain assumptions with respect to weighted average cost of capital, carry-forward net operating losses, terminal revenue multiples and certain revenue projections that were provided by Luminar. The projections reflect the consistent application of the accounting policies of Luminar and should be read in conjunction with the accounting policies included in Note 1 to the accompanying historical audited consolidated financial statement of Luminar included in this proxy statement/consent solicitation statement/prospectus.
The financial projections for revenue, including timing of initial commercialization, growth in commercialization, volume and average selling price, and key cost assumptions, are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Luminar’s control. While all projections are necessarily speculative, Luminar believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Luminar or its representatives considered or currently consider the projections to be a reliable prediction of future events. Thus, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the projections.
The projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of Luminar. Following their disclosure, Luminar, along with their respective advisors, updated the projections that were disclosed to the Company to reflect the effects of raising additional equity capital from private investors in connection with the Business Combination. The updated financial projections are included in this proxy statement/consent solicitation statement/prospectus because they were provided to the Board for its evaluation of the Business Combination and were provided to Moelis for its use in connection with its financial analyses and opinion to the Board, as described in the section entitled “
Opinion of the Company’s Financial Advisor
” above and as set forth as
Annex H
to this proxy statement/consent solicitation statement/prospectus. Luminar has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Company. Neither Luminar’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Luminar compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Luminar will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
Neither Luminar’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The key elements of the projections provided to the Company are summarized below (in millions of dollars):
(1)

	Fiscal Year Ending December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$15	$26	$35	$124	$418	$836	$1,399	$2,077	$2,894	$3,879	$5,056

Total Cost of Goods Sold	$22	$20	$23	$60	$164	$305	$488	$684	$945	$1,246	$1,587

Gross Profit	($7)	$6	$12	$63	$254	$531	$911	$1,394	$1,948	$2,633	$3,469

Operating Income	($72)	($95)	($100)	($71)	$102	$337	$678	$1,061	$1,490	$2,019	$2,673

Adjusted EBITDA	($61)	($90)	($88)	($51)	$126	$365	$707	$1,091	$1,520	$2,056	$2,717

Total Capital Expenditures	($4)	($26)	($33)	($39)	($18)	($21)	($31)	($32)	($38)	($46)	($58)

EBITDA less Capital Expenditures	($66)	($116)	($121)	($90)	$108	$344	$676	$1,059	$1,483	$2,010	$2,658

Change in Net Working Capital	($9)	($26)	($6)	$7	($24)	($55)	($76)	($92)	($109)	($136)	($165)

(1)
Luminar’s projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. Some figures may not add up exactly due to rounding.

In addition, Luminar prepared projections of revenue, adjusted EBITDA, adjusted EBIT, and unlevered free cash flow for the fiscal years ending December 31, 2020 through December 31, 2030. The Company reviewed the projections and provided the projections to the Board and to Moelis to be utilized and relied on by Moelis in the preparation of its fairness opinion. Such projections are summarized in the table below.

	H2’20	Fiscal Year Ending December 31,										Terminal
($ in millions) (1)(2)	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	Year
Revenue	$8	$26	$35	$124	$418	$836	$1,399	$2,077	$2,894	$3,879	$5.056	$5056

% Growth	(12%)	68%	38%	250%	238%	100%	67%	48%	39%	34%	30%

Adjusted EBITDA	($31)	($90)	($88)	($51)	$126	$365	$707	$1,091	$1,520	$2,056	$2,717	$2,717

Less: Depreciation and Amortization	(2)	(6)	(12)	(20)	(24)	(28)	(29)	(30)	(30)	(37)	(44)	(58)

Adjusted EBIT	($32)	($95)	($100)	($71)	$102	$337	$678	$1,061	$1,490	$2,019	$2,673	$2,658

Less: Taxes @ 25%	—	—	—	—	(25)	(84)	(170)	(265)	(373)	(505)	(668)	(665)

Plus: Depreciation and Amortization	2	6	12	20	24	28	29	30	30	37	44	58

Less: Change in Net Working Capital	(13)	(26)	(6)	7	(24)	(55)	(76)	(92)	(109)	(136)	(165)	(165)

Less: Capital Expenditures	(3)	(26)	(33)	(39)	(18)	(21)	(31)	(32)	(38)	(46)	(58)	(58)

Unlevered Free Cash Flow	($46)	($142)	($127)	($83)	$58	$206	$431	$702	$1,002	$1,370	$1,826	$1,829

(1)	Some figures may not add up due to rounding.
(2)	Depreciation and amortization assumed to equal capital expenditures in terminal year.
(3)	Terminal year Change in Net Working Capital and Capital Expenditures assumed to equal 2030E projections.
Independent Director Oversight
Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including Mr. Dean Metropoulos and The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, Michael Cramer and Joseph Gatto, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Company Certificate to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including Mr. Metropoulos and The Gores Group, that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of our Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.
Satisfaction of 80% Test
It is a requirement under the Current Company Certificate and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of August 24, 2020, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $406,414,536 (excluding $14,000,000 of Deferred Discount and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $325,131,629. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $2.9 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consisted of an implied equity value of Luminar (prior to the Business Combination) of approximately $2.9 billion and an assumed $32 million of net debt. In determining whether the enterprise value described above represents the fair market value of Luminar, our Board considered all of the factors described above in this section and the fact that the purchase price for Luminar was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account).
Interests of Certain Persons in the Business Combination
Interests of the Company Initial Stockholders and the Company’s Other Current Officers and Directors
In considering the recommendation of our Board to vote in favor of the Business Combination, Company stockholders should be aware that aside from their interests as stockholders, our Initial Stockholders and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Company stockholders that they approve the Business Combination. Company stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

These interests may influence our directors in making their recommendation that Company stockholders vote in favor of the approval of the Business Combination.
Interests of the Luminar Officers and Directors
In considering whether to adopt the Merger Agreement by executing and delivering the written consent, Luminar Stockholders should be aware that aside from their interests as stockholders, Luminar’s officers and the members of Luminar’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Luminar Stockholders generally. Luminar Stockholders should take these interests into account in deciding whether to approve the Business Combination.
These interests include, among other things, the fact that:

•
Mr. Russell, Luminar’s Founder, President and Chief Executive Officer, will exchange certain Luminar Class A Stock owned by him for Luminar Class B Stock (prior to the consummation of the Business Combination),

•	Luminar directors may serve as directors of the Post-Combination Company,

•	Outstanding equity awards will convert into equity awards of the Post-Combination Company, and

•	Luminar officers may participate in the Management Longer Term Equity Incentive Plan.
Redemption Rights
Pursuant to the Current Company Certificate, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Company Certificate. As of June 30, 2020, this would have amounted to approximately $10.16 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own our shares following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares included in the Public Units sold in the Company IPO. Accordingly, all Public Shares in excess of such 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash and will be converted to shares of Class A Stock on a one-for-one
basis pursuant to the Business Combination.
We have no specified maximum redemption threshold under the Current Company Certificate, other than the aforementioned 20% threshold. Each redemption of Public Shares by Public Stockholders will reduce the balance of the Trust Account, which was approximately $406,397,612 as of June 30, 2020.
In no event will we redeem shares of our Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001, as provided in the Current Company Certificate and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Merger Agreement. Company stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “
Special Meeting of the Stockholders of the Company in Lieu of the 2020 Annual Meeting of the Company—Redemption Rights
” in order to properly redeem their Public Shares.
Sources and Uses for the Business Combination
Sources & Uses
(1)
(No Redemption Scenario—Assuming No Redemptions of the Outstanding Public Shares
by Company Stockholders)
Sources & Uses

Sources		Uses
Company Cash in Trust Account (2)	$406,397,612	Seller Rollover (3)	$2,758,827,200
Series X Investors	170,000,135	Proceeds to Luminar (4) (5)	526,397,747
Seller Rollover (3)	2,758,827,200	Company Estimated Transaction Expenses	25,000,000
		Luminar Estimated Transaction Expenses	25,000,000

Total Sources (6)	$3,335,224,947	Total Uses (6)	$3,335,224,947

(1)	Under the Series X Agreements, Luminar is permitted to sell up to another $30,000,000 of Series X Preferred Stock. Assumes no such additional amounts are sold.
(2)	Assumes no Company stockholder has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.
(3)
Amount represents $2,928,828,692 of stock consideration less approximately $170.0 million raised from the Series X investment. Dollar amount represents the number of shares existing Luminar Equityholders (excluding the Series X Investors) will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(4)
Proceeds to Luminar is calculated based on the assumed $406.4 million of Company cash and $170.0 million raised from the Series X Financing less $25 million for estimated Company transaction expenses and less $25 million for estimated Luminar transaction expenses.

(5)
Does not reflect the repayment of any indebtedness, which repayment is required to be made at the closing of the Business Combination if the amount of the Company’s cash at the closing of the Business Combination (which, for the avoidance of doubt, would be reduced by any amounts required to be paid to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, but would include the amount of Luminar’s cash at the closing of the Business Combination) exceeds $300,000,000.

(6)	Totals may be different due to rounding.
Sources & Uses
(Maximum Redemption Scenario—Assuming 98.8% Redemption of the Outstanding Public Shares
by Company Stockholders)

Sources & Uses (1)
Sources		Uses
Company Cash in Trust Account (2)	$5,000,001	Seller Rollover (3)	$2,758,827,200
Series X Investors	170,000,135	Proceeds to Luminar (4) (5)	125,000,136
Seller Rollover (3)	2,758,827,200	Company Estimated Transaction Expenses	25,000,000
		Luminar Estimated Transaction Expenses	25,000,000

Total Sources (6)	$2,933,827,336	Total Uses (6)	$2,933,827,336

(1)	Under the Series X Agreements, Luminar is permitted to sell up to another $30,000,000 of Series X Preferred Stock. Assumes no such additional amounts are sold.
(2)	Assumes 98.8% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by $401.4 million.
(3)
Amount represents $2,928,828,692 of stock consideration less approximately $170.0 million raised from the Series X investment. Dollar amount represents the number of shares existing Luminar Equityholders (excluding the Series X Investors) will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(4)
Proceeds to Luminar is calculated based on the assumed $5.0 million of Company cash and $170.0 million raised from Series X investment less $25 million for estimated Company transaction expenses and less $25 million for estimated Luminar transaction expenses.

(5)
Does not reflect the repayment of any indebtedness, which repayment is required to be made at the closing of the Business Combination if the amount of the Company’s cash at the closing of the Business Combination (which, for the avoidance of doubt, would be reduced by any amounts required to be paid to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, but would include the amount of Luminar’s cash at the closing of the Business Combination) exceeds $300,000,000.

(6)	Totals may be different due to rounding.

Certain Information Relating to the Company and Luminar
Our Board and Executive Officers before the Business Combination
Prior to the Business Combination, the following individuals serve as our directors and executive officers:

Name	Age	Position
Dean Metropoulos	73	Chairman and Director
Alec E. Gores	67	Chief Executive Officer and Director
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	55	Director
Michael Cramer	67	Director
Joseph Gatto	64	Director
Luminar’s Board of Directors and Executive Officers before the Business Combination
Prior to the Business Combination, the following individuals serve as Luminar’s directors and executive officers:

Name	Age	Position
Executive Officers
Austin Russell	25	President and Chief Executive Officer, and Director
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Matthew J. Simoncini	59	Director
Scott A. McGregor	64	Director
Benjamin J. Kortlang	45	Director
Post-Combination Company Board and Executive Officers
Assuming the approval of the Director Election Proposal, the following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Austin Russell	25	Chairperson, Director (Class III), President and Chief Executive Officer
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Alec E. Gores	67	Director (Class II)
Benjamin J. Kortlang	45	Director (Class I)
Scott A. McGregor	64	Director (Class I)
Matthew J. Simoncini	59	Director (Class II)
For more information on the directors and management of the Post-Combination Company, please see the section entitled “
Management of the Post-Combination Company
.”

Employment and Compensation Arrangements
Please see the section entitled “
Management of the Post-Combination Company
—
Director and Executive Officer Compensation After the Business Combination
.”
Indemnification and Insurance Obligations of the Post-Combination Company
Following the consummation of the Business Combination, the Post-Combination Company intends to carry appropriate levels of insurance coverage for a business operating in the autonomous solutions industry in the United States, which the Post-Combination Company intends to be consistent with Luminar’s existing insurance coverage.
Effective upon the completion of the Business Combination, the Second Amended and Restated Certificate of Incorporation will provide for certain indemnification rights for the Post-Combination Company’s directors and executive officers. In addition, the Post-Combination Company will enter into an indemnification agreement with each of the Post-Combination Company’s executive officers and directors providing for procedures for indemnification and advancements by the Post-Combination Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Post-Combination Company or, at the Post-Combination Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.
Listing of Securities
The Public Shares, Public Units and Public Warrants are traded on Nasdaq under the ticker symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. We intend to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.
Restrictions on Resales
Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination. See the section entitled “
The Merger Agreement and Related Agreements—Related Agreements—Registration Rights Agreement
” for more information. Certain Luminar Stockholders will enter into separate
Lock-Up
Agreements with the Company and Luminar, pursuant to which such Luminar Stockholder will agree to be bound by restrictions on the transfer of their Class A Stock held by such stockholder immediately after the effective time of the Mergers or any shares of Class A Stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Class A Stock held by the stockholder immediately after the effective time of the Mergers for 180 days after the completion of the Business Combination. See the section entitled “
The Merger Agreement and Related Agreements—Related
Agreements—Lock-Up
Agreements
” for more information. All other shares of Class A Stock and Company Warrants received by Luminar Stockholders in the Business Combination are expected to be freely tradable, except that Company Shares and New Company Warrants received in the Business Combination by persons who become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company as well as its principal stockholders.

Comparison of Stockholder Rights
There are certain differences in the rights of Company stockholders and Luminar Stockholders prior to the Business Combination and following the closing of the Business Combination. Please see the section entitled “
Comparison of Stockholder Rights.
”
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder by FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “
Second Request
”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Luminar each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. The Company and Luminar have filed the required forms under the HSR Act with the Antitrust Division and the FTC. The
30-day
waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on October 5, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Luminar is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. Please see the section entitled “
Regulatory Approvals Related to the Business Combination.
”
Certain Tax Consequences of the Business Combination
As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).
Please see the section entitled “
Material Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders of Class
 A Stock
”
for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Accounting Treatment of the Business Combination
The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Luminar issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Luminar.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Pursuant to Section 262 of the DGCL, Luminar Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Luminar Stock, as determined by the Court of Chancery, if the Mergers are completed. The “fair value” of your shares of Luminar Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Luminar Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Luminar by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Luminar or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Luminar Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Luminar Stockholders, see the section entitled “
Appraisal Rights
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations for Holders of Class A Stock
The following is a discussion of material U.S. federal income tax considerations for holders of our shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks and financial institutions;

•	insurance companies;

•	brokers and dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Stock;

•	regulated investment companies and real estate investment trusts;

•	governmental organizations and qualified foreign pension funds;

•	persons holding Class A Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

•	certain former citizens or long-term residents of the United States;

•	controlled foreign corporations and passive foreign investment companies;

•	any holder of Founder Shares; and

•	tax-exempt entities.
If a partnership for U.S. federal income tax purposes holds shares of Class A Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partners in partnerships holding shares of Class A Stock should consult their tax advisors.
This discussion is based on the U.S. Tax Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/consent solicitation statement/prospectus may affect the tax consequences described herein. No assurance can be given that the U.S. Internal Revenue Service (the “
IRS
”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or
non-U.S.
jurisdiction.

Redemption of Class A Stock
In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement/consent solicitation statement/prospectus under the section entitled “
Special Meeting in Lieu of 2020 Annual Meeting of Company Stockholders—Redemption Rights
,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A Stock under Section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “
U.S. Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
,” and a
Non-U.S.
holder (as defined below) will be treated as described under the section entitled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “
U.S. Holders—Taxation of Redemption Treated as a Distribution
,” and the tax consequences to a
Non-U.S.
holder described below under the section entitled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
.”
Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the U.S. Tax Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and the stock to be issued pursuant to the Business Combination).
There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.
The redemption of Class A Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “
U.S. Holders—Taxation of Redemption Treated as a Distribution
,” and the tax effects to such
Non-U.S.
holder will be as described below under the section entitled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Distribution
.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “
U.S. holder
.” A U.S. holder is a beneficial owner of our shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the U.S. Tax Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution.
If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “
Redemption of Class
 A Stock
,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section entitled ”
U.S. Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.”
Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for the dividends received deduction if the requisite holding period requirements are satisfied and (ii) generally may be subject to the “extraordinary dividend” provisions of the U.S. Tax Code (which could cause a reduction in the tax basis of such U.S. holder’s shares and cause such U.S. holder to recognize capital gain). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement/consent solicitation statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of Class
 A Stock.
If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale, as discussed above under the section entitled “
Redemption of Class
 A Stock
,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the

Class A Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement/consent solicitation statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Stock (shares of Class A Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S.
Holders
This section applies to you if you are a “
Non-U.S.
holder
.” A
Non-U.S.
holder is a beneficial owner of our Class A Stock who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;
but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
Taxation of Redemption Treated as a Distribution.
If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “
Redemption of Class
 A Stock
,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with such
Non-U.S.
holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in the Class A Stock redeemed. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Class A Stock and will be treated as described below under the section entitled “
Non-U.S.
Holders—Taxation of Redemption Treated as a Sale of Class
 A Stock
.”
The withholding tax described above does not apply to dividends paid to a
Non-U.S.
holder who provides an IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S.
holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Taxation of Redemption Treated as a Sale of Class
 A Stock.
If our redemption of a
Non-U.S.
holder’s shares of Class A Stock is treated as a sale, as discussed above under the section entitled “
Redemption of Class
 A
Stock
,” subject to the discussions of FATCA (as defined below) and backup withholding below, a
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
holder); or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the
Non-U.S.
holder held our Class A Stock, and, in the case where shares of our Class A Stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S.
holder’s holding period for the shares of our Class A Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. In the event the
Non-U.S.
holder is a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate).
If the second bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our Class A Stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market. However, we believe that we are not and have not been at any time since our formation a United States real property holding company and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
FATCA Withholding Taxes.
Sections 1471 to 1474 of the U.S. Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “
FATCA
”) impose a 30% withholding tax on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Non-U.S.
holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A Stock.
Information Reporting and Backup Withholding
Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Class A Stock.
Backup withholding of tax (currently at a rate of 24%) may apply to cash payments to which a U.S. holder is entitled to in connection with our redemption of shares of Class A Stock, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to cash payments to which a
Non-U.S.
holder is entitled in connection with our redemption of shares of Class A Stock, unless the
Non-U.S.
holder submits an IRS Form
W-8BEN
(or other applicable IRS Form
W-8),
signed under penalties of perjury, attesting to such
Non-U.S.
holder’s status as
non-U.S.
person.
The amount of any backup withholding from a payment to a U.S. holder or
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Considerations of the Mergers to Holders of Luminar Stock that are United States Persons
This discussion is the opinion of Orrick, Herrington & Sutcliffe LLP, legal counsel to Luminar, as to the material U.S. federal income tax considerations of the Mergers to holders of Luminar Stock that are United States Persons (as defined below). The summary is based on current provisions of the U.S. Tax Code, applicable Treasury regulations issued thereunder, judicial authority and IRS administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect, or a different interpretation. Any such change or different interpretation could alter the tax consequences to the holders of Luminar Stock as described herein. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of Luminar Stock.
The discussion applies only to holders of Luminar Stock that are “United States Persons” (as defined below) and that hold the Luminar Stock as capital assets within the meaning of Section 1221 of the U.S. Tax Code (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Luminar Stock that are subject to special tax rules, such as insurance companies, tax-exempt
entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the U.S. Tax Code), banks, broker-dealers, financial institutions, traders in securities that elect to mark to market, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes, holders who hold the Luminar Stock as part of a hedge, straddle, constructive sale or conversion transaction (or who may have acquired the Luminar Stock in a transaction subject to the gain rollover provisions of Section 1045 of the U.S. Tax Code) or as “qualified small business stock”, holders who are subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the U.S. Tax Code, holders whose functional currency is not the U.S. dollar, or holders who acquired the Luminar Stock pursuant to the exercise of employee incentive stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below. Further, the following discussion assumes that the entire merger consideration is being received in consideration for the Luminar Stock in the First Merger and not as compensation or for some other reason, and with respect to holders of Luminar Stock whose shares were subject to vesting restrictions at the time such shares were acquired, the discussion assumes that a valid Code Section 83(b) election was made with respect to such shares. Finally, the following discussion does not address (i) the tax consequences with respect to the receipt of Luminar Class B Stock in exchange for Luminar Class A Stock pursuant to the Share Exchange Agreement (as defined below), (ii) the tax consequences under U.S. federal estate and gift tax laws, or state, local or
non-U.S.
tax laws, (iii) the tax consequences of transactions occurring prior to, concurrently with or after the Mergers (whether or not such transactions are in connection with the Mergers) including, without limitation, the conversion of convertible notes into Luminar Stock, and the conversion or exercise of warrants, options or rights to purchase Luminar Stock in anticipation of or in connection with the Mergers, (iv) the tax consequences to holders of notes, convertible notes, options or warrants, convertible equity securities, or other rights to acquire an equity interest in Luminar, (v) the tax consequences regarding any compensatory payments made to the holders of Luminar Stock in connection with the Mergers, (vi) the tax consequences that may be relevant to the holders of Luminar Stock that receive Class A Stock that is subject to vesting restrictions, or (vii) the tax consequences with respect to holders of Luminar Stock who exercise appraisal or dissenter rights.
For purposes of this discussion, “United States Person” is a beneficial owner of Luminar Stock that for U.S. federal income tax purposes is:

•	An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•
A trust, the substantial decisions of which are controlled by one or more United States Persons and which is subject to the primary supervision of a United States court, or a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	An estate that is subject to U.S. federal income tax on its income regardless of source.
The following discussion does not apply to holders of Luminar Stock that are not United States Persons.
Holders of Luminar Stock that are not United States Persons will need to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Mergers.
Neither Luminar nor the Company has requested a ruling from the IRS in connection with the Mergers or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. The obligation of the parties to consummate the Mergers is not conditioned upon the receipt of an opinion of counsel as of the date of the Mergers (or otherwise) regarding the qualification of the Mergers as a “reorganization” under the provisions of Section 368(a) of the U.S. Tax Code. Even if an opinion of counsel as of the date of the Mergers were obtained by either party, an opinion of counsel is not binding on the IRS or any court. Furthermore, even if Luminar and the Company report the Mergers as qualifying as a “reorganization” under the provisions of Section 368(a) of the U.S. Tax Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by Luminar and the Company.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Luminar Stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Luminar Stock that is a partnership, and partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the Mergers.
In general.
The Mergers are structured in a manner intended to qualify as a “reorganization” under the provisions of Section 368(a) of the U.S. Tax Code, and the Merger Agreement provides that Luminar and the Company will report the Mergers as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. Based upon customary assumptions and representations made by Luminar, the Company, First Merger Sub and Second Merger Sub in tax representation letters delivered by such parties to Orrick, Herrington & Sutcliffe LLP, Luminar’s tax counsel, as well as certain covenants and undertakings of Luminar and the Company, Orrick, Herrington & Sutcliffe LLP is currently of the opinion that the Mergers together will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code. However, the qualification of the Mergers as a reorganization depends on numerous facts and circumstances, some of which may change between the date of this proxy statement/consent solicitation statement/prospectus and the closing of the Mergers or are not present as of the date of the Mergers and cause the opinion of counsel to no longer be in effect, and the opinion of counsel is further dependent upon the continued correctness and compliance with the representations made by Luminar, the Company, First Merger Sub and Second Merger Sub in such tax representation letters as of the Mergers and thereafter where relevant. In addition, the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Mergers. Holders of Luminar Stock should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a “reorganization” under Section 368(a) of the U.S. Tax Code, and whether the First Merger would otherwise qualify for tax-free
treatment under Section 351 of the U.S. Tax Code in the event that the Mergers fail to qualify as a “reorganization” under the provisions of Section 368(a) of the U.S. Tax Code.
Pursuant to the Merger Agreement, the holders of Luminar Stock have the right to receive the
Earn-Out
Shares following the Closing. The Merger Agreement provides that any issuance of the
Earn-Out
Shares shall be treated as an adjustment to the merger consideration by the parties thereto for tax purposes and not treated as “other property” within the meaning of Section 356 of the U.S. Tax Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. The tax treatment of the right to receive contingent merger consideration and the actual receipt of such contingent merger consideration is not entirely clear and the holders of Luminar Stock should consult with their tax advisors regarding the tax consequences with respect to the
Earn-Out
Shares. The following discussion assumes that the
Earn-Out
Shares will be treated as additional merger consideration and not taxable “other property.”
Tax consequences if the Mergers qualify as a reorganization.
Provided that the Mergers qualify as a reorganization, the following U.S. federal income tax consequences will result to a holder of Luminar Stock in the Mergers:

•
No gain or loss will be recognized by a holder of Luminar Stock for U.S. federal income tax purposes on the exchange of its shares of Luminar Class A Stock, Luminar Preferred Stock or Luminar Founders Preferred Stock for Class A Stock (including any
Earn-Out
Shares), or on the exchange of its Luminar Class B Stock for Class B Stock (including any
Earn-Out
Shares) in the First Merger, except, in each case, with respect to cash received in lieu of fractional shares and imputed interest.

•
Other than with respect to Earn-Out Shares treated as imputed interests (as described below), the aggregate tax basis of the Class A Stock or Class B Stock, including any
Earn-Out
Shares, received in the First Merger by a holder of Luminar Stock will be equal to the aggregate tax basis of the Luminar Stock it exchanged in the First Merger, except that such holder’s aggregate tax basis in the Class A Stock or Class B Stock will be reduced by the tax basis allocable to any fractional share interest in the Class A Stock or Class B Stock for which cash was received.

•
Other than with respect to Earn-Out Shares treated as imputed interests (as described below), the tax holding period of the Class A Stock or Class B Stock, including any
Earn-Out
Shares, received in the First Merger by a holder of Luminar Stock, including any fractional interest for which such holder receives cash, will include the holding period of the Luminar Stock that it surrendered in exchange therefor in the First Merger.

A holder of Luminar Stock that receives cash instead of a fractional share of Class A Stock or Class B Stock should consult with its tax advisors regarding the tax treatment of the receipt of such cash.
The manner in which the holders of Luminar Stock calculate the tax basis of the Class A Stock or Class B Stock received in the First Merger prior to the receipt of the
Earn-Out
Shares is not entirely clear. Such holders may be required to determine the tax basis of the Class A Stock or Class B Stock received in the First Merger on an interim basis determined as though the maximum number of
Earn-Out
Shares were received by such holders in the First Merger, with subsequent adjustments depending upon whether the
Earn-Out
Shares are received. A holder of Luminar Stock should consult with its tax advisors regarding the manner in which it calculates the tax basis of the Class A Stock or Class B Stock and the tax consequences of any subsequent tax basis adjustments.
In general, a portion of the
Earn-Out
Shares received after the Mergers, if any, will be recharacterized, for U.S. federal income tax purposes as imputed interest, and each holder of Luminar Stock will be required to include such portion in income as ordinary income. Such holder’s tax basis resulting from any imputed interest on the
Earn-Out
Shares will equal the amount of such imputed interest and will generally be allocated only to the
Earn-Out
Shares received by such holder. Such holder will also generally have a split holding period in its
Earn-Out
Shares received. Such holder’s holding period for a portion of each share of
Earn-Out
Shares will include such holder’s holding period in the Luminar Stock surrendered in the Mergers and the remaining portion of the share will have a holding period that begins after the
Earn-Out
Shares are received. Holders of Luminar Stock should consult with their tax advisors regarding their basis and holding period in the
Earn-Out
Shares.
Tax consequences if the Mergers fail to qualify as a reorganization or as a tax-free
exchange of property for stock under Section 351 of the U.S. Tax Code.
If the Mergers fail to qualify as a reorganization or as a
tax-free
exchange of property for stock under Section 351 of the U.S. Tax Code, holders of Luminar Stock would be treated as if they sold their Luminar Stock in a fully taxable transaction. In that case, each holder of Luminar Stock would recognize gain or loss with respect to the disposition of each of its shares of Luminar Stock equal to the difference between (i) the holder’s basis in each such share of Luminar Stock and (ii) the fair market value of the Class A Stock or Class B Stock, including any
Earn-Out
Shares, received in the First Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the Luminar Stock has been held for more than one year as of the date of the First Merger. A holder’s aggregate tax basis in the Class A Stock or Class B Stock, including any
Earn-Out
Shares, so received would equal its fair market value as of the date such stock is received, and a holder’s holding period for such Class A Stock or Class B Stock, including any
Earn-Out
Shares, would begin the day after such stock is received. The
Earn-Out
Shares should generally be eligible for installment sale reporting and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above.
Information reporting and backup withholding.
Holders of Luminar Stock that hold 1% or more (by vote or value) of the outstanding Luminar Stock will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulation
Section 1.368-3(b).
Such statement must include the fair market value of Luminar Stock surrendered by the holder in the First Merger and the holder’s tax basis in such stock, in both cases determined immediately prior to the First Merger. Holders who are subject to information reporting and who do not provide (generally, on IRS Form
W-9)
appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of Luminar Stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS UNDER CURRENT LAW. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGERS TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND
NON-U.S.
INCOME AND OTHER TAX LAWS.

THE MERGER AGREEMENT AND RELATED AGREEMENTS
We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/consent solicitation statement/prospectus. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal because it is the primary legal document that governs the Business Combination.
We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.
The Merger Agreement
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.
General Description of the Merger Agreement
On August 24, 2020, the Company entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Luminar, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, the Company will acquire the Surviving Entity. After giving effect to the Business Combination, the Surviving Entity will continue as a subsidiary of the Company and the Luminar Stockholders will hold a portion of the Post-Combination Company’s Class A Stock and Class B Stock.
Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 188,167,552 shares of Class A Stock and approximately 104,715,233 shares of Class B Stock (each deemed to have a value of $10.00 per share) equal to the Aggregate Company Stock Consideration. Holders of shares of (a) Luminar Class A Stock, Luminar Preferred Stock and Luminar Founders Preferred Stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Stock and (b) Luminar Class B Stock will be entitled to receive a number of shares of newly-issued Class B Stock equal to the Per Share Company Stock Consideration for each such share of Luminar Class B Stock. The foregoing consideration to be paid to the Luminar Stockholders may be further increased by
Earn-Out
Shares, of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to the Rollover Options and Assumed Warrants, in each case, as of the closing of the Business Combination.
As part of the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions: (a) the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger. As a result of the First Merger, each share of Luminar Stock will be cancelled and converted into the right to receive a portion of the merger consideration and the Company will own 100% of the outstanding capital stock of the Surviving Corporation. As a result of the Second Merger, the Company will own 100% of the outstanding interests in the Surviving Entity. As a result of the foregoing, after the closing of the Business Combination, the Company will own, directly or indirectly, all of the assets of the Surviving Entity and its subsidiaries. It is intended that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.
The Company has agreed to provide its stockholders with the opportunity to redeem shares of Class A Stock in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, including the Business Combination.
Consideration to Luminar Stockholders in the Business Combination
Pursuant to the Merger Agreement, the Luminar Stockholders will receive stock consideration. At the closing of the Business Combination, each Luminar Stockholder will receive for each share of Luminar Stock it holds a number of shares of Class A Stock or Class B Stock equal to the Per Share Company Stock Consideration. Following the closing of the Business Combination, each Luminar Stockholder may receive
Earn-Out
Shares in the form of Class A Stock or Class B Stock, as applicable, payable pursuant to the earn-out.
No fractional shares of Class A Stock or Class B Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Luminar Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock or Class B Stock to which such Luminar Stockholder otherwise would have been entitled multiplied by (ii) $10.00.
Treatment of Luminar Equity Awards
Luminar Stock Options.
As of the effective time of the First Merger, each Luminar Stock Option that is then outstanding and unexercised will automatically be converted into an option to acquire Class A Stock at an adjusted exercise price per share (after such conversion, each, a “
Rollover Option
”). Each such Rollover Option shall be subject to the terms and conditions as were applicable to the corresponding Luminar Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination. The number of shares of Class A Stock subject to each Rollover Option will be determined by multiplying the number of shares of Luminar Class A Stock subject to the Luminar Stock Option by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares, and the per share exercise price for the Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Luminar Class A Stock subject to the Luminar Stock Option, as in effect immediately prior to the effective time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.
Luminar Restricted Stock.
 As of the effective time of the First Merger, each share of Luminar Restricted Stock that is then unvested and outstanding will automatically be converted into the number shares of Class A Stock equal to the Per Share Company Stock Consideration per share of Luminar Class A Stock (after such conversion, each, a “
Rollover Restricted Share
”). Each such Rollover Restricted Share shall be subject to the same terms and conditions as were applicable to the corresponding share of Luminar Restricted Stock immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
Luminar Warrants.
As of the effective time of the First Merger, each Luminar Warrant that is then outstanding and unexercised will automatically be converted into a warrant to acquire Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to such Luminar Warrant immediately prior to the effective time of the First Merger, including applicable vesting conditions (after such conversion, each, an “
Assumed Warrant
”). The number of shares of Class A Stock subject to each Assumed Warrant will be determined by multiplying the number of shares of Luminar Stock subject to the Luminar Warrant by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares, and the per share exercise price for the Class A Stock issuable upon exercise of such Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Luminar Stock subject to the Luminar Warrant, as in effect immediately prior to the effective time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.
Earn-Out
Under the Merger Agreement, the Luminar Stockholders will be entitled to receive
Earn-Out
Shares if the volume weighted average closing sale price of one share of Class A Stock on the Nasdaq exceeds certain thresholds for a period of at least 20 days out of 40 consecutive trading days at any time during the five-year period beginning on the 180th day following the closing of the Mergers (the “
Common Share Price
”).
The
Earn-Out
Shares will be issued by the Company to the Luminar Stockholders as follows: (i) a one-time
issuance of a number of
Earn-Out
Shares equal to 1.25% of the total outstanding shares of Class A Stock and Class B Stock as of immediately following the effective time of the First Merger plus the number of shares of Class A Stock subject to any Rollover Options and Assumed Warrants (the “
Earn-Out
Calculation Shares
”) if the Common Share Price is greater than $13.00; (ii) a
one-time
issuance of 1.25% of the total
Earn-Out
Calculation Shares if the Common Share Price is greater than $16.00; (iii) a one-time
issuance of 1.25% of the total
Earn-Out
Calculation Shares if the Common Share Price is greater than $19.00; (iv) a one-time
issuance of 1.25% of the total
Earn-Out
Calculation Shares if the Common Share Price is greater than $22.00; (v) a one-time
issuance of 1.25% of the total
Earn-Out
Calculation Shares if the Common Share Price is greater than $25.00; and (vi) a one-time
issuance of 1.25% of the total
Earn-Out
Calculation Shares if the Common Share Price is greater than $28.00. If any of the Common Share Price thresholds described in the foregoing clauses (i) through (vi) are not achieved within the five-year period beginning on the 180th day following the closing of the Mergers, the Company will not be required to issue the
Earn-Out
Shares in respect of such Common Share Price threshold. The Luminar Stockholders will be entitled to
Earn-Out
Shares in the event an acceleration event (as described in the Merger Agreement) occurs.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Luminar are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” as used herein means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of Luminar and its subsidiaries, taken as a whole;
provided
,
however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (i), (ii), (iv) and (vi), in each case, to the extent that such change has a disproportionate impact on Luminar and its subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable laws or GAAP or any official interpretation thereof, in each case, following the date of the Merger Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of the Merger Agreement or the pendency or consummation of the Mergers (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) any change generally affecting any of the industries or markets in which Luminar or its subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic (including
COVID-19),
act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, Luminar operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of Luminar and its subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (viii) compliance by Luminar with certain operating covenants set forth Merger Agreement.
Under the Merger Agreement, certain representations and warranties of the Company, First Merger Sub and Second Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Closing and Effective Time of the Business Combination
The closing of the Business Combination is expected to take place electronically through the exchange of documents via
e-mail
or facsimile on the date that is three business days after the date on which all of the conditions described below under the subsection “—
Conditions to Closing of the Business Combination
” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Business Combination) or at such other time, date and location as the Company and Luminar may mutually agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each of Luminar and the Company to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•
the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after the completion of the redemption offer and prior to the closing of the First Merger;

•	the approval by the Company Stockholders of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal shall have been obtained;

•	the approval by the Luminar Stockholders of the Merger Agreement and each other agreement contemplated thereby shall have been obtained;

•
the Class A Stock to be issued in connection with the Business Combination (including the Class A Stock to be issued pursuant to the earn-out)
shall have been approved for listing on Nasdaq, subject to the requirement to have a sufficient number of round lot holders and official notice of listing; and

•
this proxy statement/consent solicitation statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/consent solicitation statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Conditions to Luminar’s Obligations
The obligation of Luminar to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by Luminar:

•
the accuracy of the representations and warranties of the Company, First Merger Sub and Second Merger Sub as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on the Company, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on the Company’s, First Merger Sub’s and Second Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement, including the Mergers;

•	each of the covenants of the Company to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•	the receipt of a certificate signed by an executive officer of the Company certifying that the two preceding conditions have been satisfied; and

•	the Current Company Certificate shall be amended and restated in the form of the Second Amended and Restated Certificate of Incorporation.
Conditions to the Company’s Obligations
The obligations of the Company, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

•
the accuracy of the representations and warranties of Luminar as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on Luminar;

•	each of the covenants of Luminar to be performed or complied with as of or prior to the closing of the First Merger shall have been performed or complied with in all material respects; and

•	the receipt of a certificate signed by an officer of Luminar certifying that the two preceding conditions have been satisfied.
Representations and Warranties
Under the Merger Agreement, Luminar made customary representations and warranties about it and its subsidiaries relating to: organization and qualification; subsidiaries; authority; noncontravention; government consents and filings; capitalization; financial statements; undisclosed liabilities; litigation; compliance with laws; intellectual property; data privacy; material contracts; insurance; employee benefits and labor matters; taxes; brokers’ fees; insurance; real property and tangible property; environmental matters; absence of changes; significant customers and suppliers; the Paycheck Protection Program loan received from the US Small Business Administration; affiliate agreements; internal controls; permits; and accuracy of Luminar’s information provided in this proxy statement/consent solicitation statement/prospectus.
Under the Merger Agreement, the Company, First Merger Sub and Second Merger Sub made customary representations and warranties relating to: organization and qualification; authority; noncontravention; litigation; compliance with laws; employee matters; government consents and filings; the Trust Account; taxes; brokers’ fees; SEC reports and financial statements; business activities and absence of changes; accuracy of the

Company’s information provided in this proxy statement/consent solicitation statement/prospectus; capitalization; Nasdaq stock market listing; material contracts; compliance with the Investment Company Act of 1940 and the JOBS Act; affiliate agreements; and the Company’s stockholders.
Covenants of the Parties
Conduct of Businesses Prior to the Completion of the Business Combination
. Luminar has agreed that, except as disclosed on the Schedules, contemplated by the Merger Agreement, consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or required by law (including any laws, orders, actions, directors, guidelines or recommendations by any governmental authority related to
COVID-19
(“
COVID-19
Measures
”) or any social or civil unrest (“
Social Unrest Measures
”)), prior to the effective time of the Business Combination, it will, and cause its subsidiaries to use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of Luminar and its subsidiaries, and maintain the existing relations and goodwill of Luminar and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Luminar and its subsidiaries; (iii) keep available the services of their present officers and other key employees and consultants; and (iv) maintain all insurance policies of Luminar and its subsidiaries or substitutes therefor. To the extent that Luminar has taken any
COVID-19
Measures, Luminar shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers, and other invitees onto Luminar-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on the Schedules, as expressly contemplated by the Merger Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by law,
COVID-19
Measures or Social Unrest Measures, Luminar shall not, and Luminar shall cause its subsidiaries not to, prior to the closing of the Merger Agreement, except as otherwise contemplated by the Merger Agreement:

•	other than as contemplated by the Merger Agreement, change or amend the certificate of incorporation, bylaws or other organizational documents of Luminar or any of its subsidiaries;

•
(a) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of Luminar in their capacities as stockholders; (b) effect any recapitalization, reclassification, split or other change in its capitalization; (c) except in connection with the exercise of any Luminar Stock Option or Luminar Warrant outstanding as of the date of the Merger Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (d) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (i) the acquisition by Luminar or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Luminar or its subsidiaries in connection with the forfeiture or cancellation of such equity interests; (ii) transactions between Luminar and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of Luminar; and (iii) purchases or redemptions pursuant to exercises of Luminar Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards;

•
enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract of Luminar (or any contract, that if existing on the date hereof, would have been deemed to be a material contract of Luminar) (in each case other than pursuant to (a) offers, bids or proposals made by Luminar or its subsidiaries on or prior to the date hereof that, if accepted, would result in a contract with a governmental authority or (b) requirements from any governmental authority to modify the scope of work under any contract to which it and Luminar or its subsidiaries are parties), any lease related to the leased real property of Luminar or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Luminar or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, pledge or otherwise encumber or subject to any lien (other than certain permitted liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Luminar and its subsidiaries, taken as a whole (including certain specified intellectual property or software of Luminar), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

•
other than in the ordinary course of business consistent with past practice and except as otherwise required pursuant to the employee benefit plans of Luminar in effect on the date of the Merger Agreement or applicable law: (a) increase any compensation, benefits or severance of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or independent contractor of Luminar or its subsidiaries; (b) adopt, enter into, materially amend or terminate any employee benefit plan of Luminar or agreement, arrangement or plan which would be an employee benefit plan of Luminar if in effect on the date of the Merger Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Luminar or its subsidiaries is a party or by which it is bound (except for routine renewals of collective bargaining or similar agreements); (c) grant or provide any severance or termination payments or benefits to any current or former director, employee or independent contractor of Luminar or its subsidiaries; (d) hire, terminate (other than for cause) or place on unpaid leave or furlough any director or employee of Luminar or its subsidiaries, or give notice of any such actions; (e) take any action that will result in the acceleration, vesting or creation of any right of any current or former director or employee of Luminar or its subsidiaries under any employee benefit plan of Luminar; and (f) grant any equity or equity-based compensation awards; provided, that, with respect to employees and independent contractors, clauses “(a)” and “(c)” (and, with respect to newly hired employees, clause “(d)”) shall apply only to those with an annual base salary in excess of $150,000, whether or not such actions were taken in the ordinary course of business consistent with past practice;

•
(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Luminar or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•
make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Luminar’s annual capital expenditure budget for periods following the date of the Merger Agreement, made available to the Company;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants, but excluding any of Luminar’s subsidiaries) except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of the Merger Agreement as set forth on the Schedules, make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, other than advances to employees or officers of Luminar or its subsidiaries in the ordinary course of business consistent with past practice;

•
make or change any material tax election, adopt, change or make a request to change any tax accounting method or period, file any amendment to a tax return, enter into any closing agreement with a governmental authority with respect to a material amount of taxes, surrender any right to claim a material refund of taxes, settle or compromise any examination, audit or other action with a governmental authority relating to any material taxes or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes;

•
enter into any agreement that restricts the ability of Luminar or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of Luminar or its subsidiaries to enter a new line of business;

•	acquire any fee interest in real property;

•	enter into, renew or amend in any material respect any affiliate agreement of Luminar;

•
waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

•
(a) issue or sell any debt securities or rights to acquire any debt securities of Luminar or any of its subsidiaries or guarantee any debt securities of another person or entity, or (b) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•
(a) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (b) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

•	enter into any material new line of business outside of the business currently conducted by Luminar and its subsidiaries as of the date of the Merger Agreement;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Luminar and its subsidiaries and their assets and properties;

•
implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Luminar or its subsidiaries under WARN or any similar state or local “mass layoff” or “plant closing” law, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than 6 months, other than in the ordinary course of business consistent with past practice as a result of the expiration or termination of a Contract with a governmental authority without renewal, a government shutdown or the reduction in the scope of work of a such a Contract; or

•	enter into any agreement to do any action prohibited under the foregoing.
The Company has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Specifically, the Company has agreed that prior to the effective time of the Business Combination, except as expressly contemplated or permitted by the Merger Agreement or as required by law,

COVID-19
Measures or Social Unrest Measures and subject to certain specified exceptions, it will not, without the written consent of Luminar (which may not be unreasonably withheld, conditioned or delayed):

•
change, modify or amend the trust agreement (or any other agreement related to the Trust Account), the Company’s organizational documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other subsidiary;

•
(a) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, (b) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (c), other than the redemption of any shares of Class A Stock or as otherwise required by the Company’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company; or (d) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•	enter into, renew or amend any Company affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a Company affiliate agreement);

•
enter into, or amend or modify any term of (in a manner adverse to the Company or any of its subsidiaries (including, following the effective time of the First Merger, Luminar and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Company material contract (or any contract, that if existing on the date hereof, would have been deemed a Company material contract required), or any employee benefit plan of the Company (or plan that would be an employee benefit plan of the Company if in effect on the date hereof) or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its subsidiaries is a party or by which it is bound;

•	waive, release, compromise, settle or satisfy any pending or threatened claim (including any pending or threatened action) or compromise or settle any liability;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

•
(a) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Company Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the transactions contemplated by the Merger Agreement or (b) amend, modify or waive any of the terms or rights set forth in, any the Company Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•
other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity, make any change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•
make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent to the insurance coverage currently maintained with respect to the Company and its subsidiaries and their assets and properties;

•
(a) make or rescind any material tax election; (b) settle or compromise any material tax claim; (c) change (or request to change) any method of accounting for tax purposes; (d) file any material amended tax return; (e) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); (f) knowingly surrender any claim for a refund of taxes; or (g) enter into any “closing agreement” as described in Section 7121 of the U.S. Tax Code (or any similar provision of tax law), with any governmental authority;

•	create any material liens (other than permitted liens) on any material property or assets of the Company, First Merger Sub or Second Merger Sub;

•	engage in any material new line of business; or

•	enter into any agreement to do any action prohibited under the foregoing.
HSR Act and Regulatory Approvals
. As promptly as practicable after the date of the Merger Agreement, the Company and Luminar shall (a) each prepare and file the notification required of it under the HSR Act within 10 business days after the date of the Merger Agreement, and (b) as promptly as reasonably practicable, prepare and file any notification required by any other governmental authority as agreed upon between the Company and Luminar, in each case, in connection with the transactions contemplated by the Merger Agreement and shall promptly and in good faith respond to all information requested of it by the FTC, U.S. Department of Justice, or any other governmental authority in connection with such notification and otherwise cooperate in good faith with each other and such governmental authorities. The Company and Luminar have agreed to promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. The Company and Luminar will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. The Company and Luminar will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any governmental authority, on the other hand, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Without limiting the foregoing, the Company and Luminar shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other governmental authority regarding the transactions contemplated by the Merger Agreement; (ii) permit each other to review in advance any proposed substantive written communication to any such governmental authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any action with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such governmental authority in respect of any filing, investigation or inquiry concerning the Merger Agreement or the transactions contemplated by the Merger Agreement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their affiliates and their respective agents, representatives and advisors, on one hand, and any such governmental authority, on the other hand, in each case, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement. Each of the Company and Luminar may, as they deem necessary, designate any sensitive materials to be exchanged in connection with the provision of the Merger Agreement summarized under this heading “—
HSR Act and Regulatory Approvals
”
(the “
regulatory approvals provision
”) as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. The Company shall pay 100% of any filing fees required by governmental authorities, including filing fees in connection with filings under the HSR Act. The Company, First Merger Sub and Second Merger Sub (and their respective affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or materially delaying the approval of any governmental authority, or the expiration or termination of any waiting period under the HSR Act or other antitrust laws, including by acquiring or offering to acquire any other person or entity, or the assets of, or equity in, any other person or entity. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the transactions contemplated by the Merger Agreement pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by the Merger Agreement, each of the Company, First Merger Sub and Second Merger Sub shall (A) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Luminar; and (2) any other restrictions on the activities of Luminar;
provided
that the Company, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and Luminar shall not take, without the prior written consent of the Company) any action, individually or in the aggregate, under the regulatory approvals provision if such action would result in a material adverse effect on Luminar (and for the avoidance of doubt, none of the foregoing actions contemplated by the regulatory approvals provision shall be taken by the Company or its affiliates without the prior written consent of Luminar); and (B) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.
Proxy Solicitation
. The Company has agreed to use reasonable best efforts to, as promptly as practicable, (a) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (b) cause this proxy statement/consent solicitation statement/prospectus to be disseminated to the Company’s stockholders in compliance with applicable law, including the DGCL, and (c) solicit proxies from the holders of the Class A Stock to vote in accordance with the recommendation of the Board with respect to each of the proposals contained in this proxy statement/consent solicitation statement/prospectus. The Company has agreed, through its Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/consent solicitation statement/prospectus (the “
Company Board Recommendation
”) and is obligated to include the Company Board Recommendation in this proxy statement/consent solicitation statement/prospectus, unless the Company board of directors shall have changed the recommendation in accordance with the terms of the Merger Agreement (a “
Company Change in Recommendation
”). Notwithstanding anything in the provision of the Merger Agreement described under this heading
“
—Proxy Solicitation
” to the contrary, if, at any time prior to obtaining the approval of the Company stockholders, the Company board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal (as defined below) and any changes in capital markets or any declines or improvements in financial markets) that materially and negatively affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board as of the date hereof), and that becomes known to the Board after the date of the Merger Agreement, the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, the Company or the Company board of directors may, prior to obtaining the approval of the Company stockholders, make a Company Change in Recommendation, subject to certain procedural requirements; provided that the Board affirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding the foregoing, if on a date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Class A Stock to obtain the stockholder approvals of the proposals contained in this proxy statement/consent solicitation statement/prospectus, whether or not a quorum is present, the Company shall have the right to make postponements or adjournments of the Company Special Meeting; provided, that in the event of any postponement or adjournment pursuant to the foregoing, the Company Special Meeting shall not be held later than three business days prior to February 5, 2021 (the “
Termination Date
”); provided, further, that the Company shall not postpone or adjourn the Special Meeting more than three times.
Luminar has agreed to solicit the adoption of the Merger Agreement (the “
Luminar Approval
”) by the Luminar Stockholders holding of a majority of the voting power of the outstanding shares of Luminar Stock via written consent as soon as practicable after this proxy statement/consent solicitation statement/prospectus is declared effective under the Securities Act. In connection therewith, Luminar has agreed to use reasonable best efforts to, as promptly as practicable, (a) establish the record date (which record date shall be mutually agreed with the Company) for determining the Luminar Stockholders entitled to provide such written consent, (b) cause this proxy statement/consent solicitation statement/prospectus to be disseminated to the Luminar Stockholders in compliance with applicable law, including the DGCL, and (c) solicit written consents from Luminar Stockholders to give the Luminar Approval. Luminar has agreed, through the Luminar board of directors, to recommend to the Luminar Stockholders that they approve the Merger Agreement (the “
Luminar Board Recommendation
”) and include the Luminar Board Recommendation in this proxy statement/consent solicitation statement/prospectus, subject to the obligations described in this paragraph. The Luminar board of directors shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Luminar Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal (any action described in clause “(i)” or “(ii),” a “
Luminar Change in Recommendation
”) except in accordance with the provisions of the Merger Agreement described under the heading “—
Covenants and Agreements; No Solicitation
”. Luminar has agreed to provide the Company with copies of all stockholder consents it receives within one business day of receipt. If the Luminar Approval is obtained, then promptly following the receipt of the required written consents, Luminar has agreed to prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless the Merger Agreement has been terminated in accordance with its terms, Luminar’s obligation to solicit written consents from the Luminar stockholders to give the Luminar Approval in accordance with the obligations described in this paragraph shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any acquisition proposal or superior proposal (as such terms are described under the heading “—
Consent Solicitation
”), or by any Luminar Change in Recommendation.
No Solicitation
. Except as expressly permitted by the provisions of the Merger Agreement summarized under this heading “—
No Solicitation
” (the “
no solicitation provisions
”), from the date of the Merger Agreement to the effective time of the First Merger or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Luminar has agreed not to, and shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (as defined below);

•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•
furnish any
non-public
information regarding Luminar or its subsidiaries or access to the properties, assets or employee of Luminar or its subsidiaries to any person or entity with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal or request for information;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•
execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an acceptable confidentiality agreement executed in accordance with the no solicitation provisions), Merger Agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal;

•	submit any acquisition proposal to the Luminar Stockholders; or

•	resolve or agree to do any of the foregoing;
provided that any determination or action by Luminar board of directors is made in accordance with the exceptions described below shall not be deemed to be a breach or violation of the obligations described in this paragraph.
Luminar also agreed that immediately following the execution of the Merger Agreement it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, (a) cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Merger Agreement and their respective representatives) conducted prior to the Merger Agreement in connection with any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal and (b) terminate access to any physical or electronic data room maintained by or on behalf of Luminar or any of its subsidiaries and instruct each person that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring Luminar to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement.
Consent Solicitation
. Luminar has agreed to promptly (and in any event within 24 hours) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal, which notice shall include a summary of the material terms of, and the identity of the person or entity or group of persons and/or entities making, such inquiry, proposal, offer or request for information and an unredacted copy of any such acquisition proposal, inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such inquiry, proposal, offer or request). Luminar shall promptly (and in any event within 24 hours) keep the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto and copies of any additional written materials received by Luminar, its subsidiaries or their respective representatives).
Notwithstanding anything to the contrary in the Merger Agreement, Luminar may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential bona fide written acquisition proposal (which acquisition proposal was made after the date of the

Merger Agreement and did not result from a material breach of the no solicitation provisions) to be made to Luminar or the Luminar board of directors so long as Luminar promptly (and in any event within 24 hours thereafter) notifies the Company thereof after granting any such waiver, amendment or release and the Luminar board of directors determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to Luminar, that the failure of the Luminar board of directors to take such action would be inconsistent with its fiduciary duties under applicable law. Without limiting the foregoing, any violation of the no solicitation provisions by any of Luminar’s subsidiaries, or any of Luminar’s or its subsidiaries’ respective representatives acting on Luminar or one of its subsidiaries’ behalf, shall be deemed to be a breach of the no solicitation provisions by Luminar.
Notwithstanding anything to the contrary in above described obligations, the Merger Agreement shall not prevent Luminar or the Luminar board of directors from:

•
prior to obtaining the Luminar Approval, (a) contacting and engaging in any negotiations or discussions with any person or entity and its representatives who has made a bona fide written acquisition proposal after the date hereof that did not result from a material breach of the no solicitation provisions and (b) providing access to Luminar’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a person or entity who has made a bona fide written acquisition proposal that did not result from a material breach of the no solicitation provisions, in each case, if Luminar board of directors (i) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such acquisition proposal constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal; (ii) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; and (iii) has received from the person or entity so requesting such information an executed acceptable confidentiality agreement; provided that Luminar shall provide to the Company, First Merger Sub and Second Merger Sub any material non-public
information or data that is provided to any person or entity that was not previously made available to the Company, First Merger Sub or Second Merger Sub prior to or substantially concurrently with the time it is provided to such person or entity (and in any event within 24 hours thereof);

•	prior to obtaining the Luminar Approval, making a Luminar Change in Recommendation (only to the extent permitted by the no solicitation provisions); or

•	resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing bullet points.
Notwithstanding anything in the no solicitation provisions to the contrary, if, at any time prior to obtaining the Luminar Approval, the Luminar board of directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written acquisition proposal that did not result from a material breach of the no solicitation provisions, that (a) such proposal constitutes a superior proposal (as defined below) and (b) the failure to effect a Luminar Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, Luminar or the Luminar board of directors may, prior to obtaining the Luminar Approval, make a Luminar Change in Recommendation, subject to certain procedural requirements; provided that the Luminar board of directors affirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Luminar Change in Recommendation would be inconsistent with its fiduciary duties under applicable law.
Notwithstanding anything in the no solicitation provisions or the obligations of Luminar described under this heading “—
Consent Solicitation
” above to the contrary, if, at any time prior to obtaining the Luminar Approval, the Luminar board of directors determines in good faith, in response to a Luminar intervening event, after consultation with its outside legal counsel, that the failure to make a Luminar Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, the Luminar board of directors may, prior to obtaining the Luminar Approval, make a Luminar Change in Recommendation; provided that the Luminar board of directors will not be entitled to make, or agree or resolve to make, a Luminar Change in Recommendation unless (i) Luminar delivers to the Company a written notice (a “
Luminar Intervening Event Notice
”) advising the Company that the Luminar board of directors proposes to take such action and containing the material facts underlying the Luminar board of directors’ determination that a Luminar intervening event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth business day immediately following the day on which Luminar delivered the Luminar Intervening Event Notice (such period from the time the Luminar Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth business day immediately following the day on which Luminar delivered the Luminar Intervening Event Notice (it being understood that any material development with respect to a Luminar intervening event shall require a new notice but with an additional three business day (instead of four business day) period from the date of such notice), the “
Luminar Intervening Event Notice Period
”), the Luminar board of directors reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Luminar Change in Recommendation would be inconsistent with its fiduciary duties under applicable law.
If requested by the Company, Luminar has agreed to, and will cause its subsidiaries to, and will use its reasonable best efforts to cause it or their representatives to, during the Luminar Intervening Event Notice Period, engage in good faith negotiations with the Company and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Luminar Change in Recommendation.
As used in the Merger Agreement:

•
“acquisition proposal” means any proposal or offer from any person, entity or “group” (as defined in the Exchange Act) (other than the Company, First Merger Sub, Second Merger Sub or their respective affiliates or with respect to the transactions contemplated by the Merger Agreement) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the revenues, income or assets of Luminar and its subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of Luminar and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Luminar board of directors), including through the acquisition of one or more subsidiaries of Luminar owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of Luminar, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of the total voting power of the equity securities of Luminar, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Luminar (or any subsidiary of Luminar) that constitutes 15% or more of the revenues, income or assets of Luminar and its subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of Luminar.

•
“superior proposal” means an unsolicited bona fide and written acquisition proposal made after the date of the Merger Agreement, that did not result from a material breach of the no solicitation provisions, that the Luminar board of directors in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of Luminar (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Luminar board of directors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Merger Agreement and the transactions contemplated hereby (including any offer by the Company to amend the terms of the Merger Agreement, termination or break-up
fee and conditions to consummation); provided that for

purposes of the definition of “superior proposal”, the term “acquisition proposal” shall have the meaning assigned to such term summarized above, except that the references to “15%” in such definition shall be deemed to be references to “80%”.

•
“Luminar intervening event” means an event, fact, development, circumstance or occurrence (but specifically excluding any acquisition proposal, superior proposal, any changes in capital markets or any declines or improvements in financial markets) that materially affects the business, assets, operations or prospects of Luminar and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Luminar board of directors as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Luminar board of directors as of the date of the Merger Agreement), and that becomes known to Luminar or the Luminar board of directors after the date of the Merger Agreement.

Company Exclusivity
. Through the closing of the First Merger or earlier valid termination of the Merger Agreement, the Company has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Luminar, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “
Business Combination Proposal
”) other than with Luminar, its stockholders and their respective affiliates and representatives. The Company has agreed to, and cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
The Nasdaq Listing
. The Company will use its reasonable best efforts to cause the shares of Class A Stock issued in connection with the transactions contemplated by the Merger Agreement to be approved for listing on Nasdaq at the closing of the Business Combination. From the date hereof through the Closing, the Company shall use reasonable best efforts to ensure the Company remains listed as a public company on, and for shares of Class A Stock to be listed on, Nasdaq.
Indemnification and D&O Insurance
. From and after the effective time of the First Merger, the Company agrees that it will indemnify and hold harmless each current or former director or officer, as the case may be, of Luminar and its subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Luminar being acquired under the Merger Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the First Merger, whether asserted or claimed prior to, at or after the effective time of the First Merger, to the fullest extent that Luminar, the Company or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective organizational documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, the Company agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in their respective organizational documents or in any indemnification agreement with Luminar or its subsidiaries shall survive the closing of the First Merger and shall continue in full force and effect. For a period of six years from the closing of the First Merger, the Company will cause Luminar and its subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable organizational documents as in effect immediately prior to the closing of the First Merger or in any indemnification agreements of Luminar and its subsidiaries with any D&O Indemnified Party as in effect immediately prior to the closing of the First Merger, and the Company will, and will cause Luminar and its subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any actions pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. From and after the closing of the First Merger, the Company shall cause Luminar and its subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in the provisions of the Merger Agreement summarized under this heading “—
Indemnification and D&O Insurance
” (the “
indemnification and D&O insurance provisions
”) without limit as to time.
Prior to the closing of the First Merger, Luminar agrees to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the effective time of the First Merger covering each such person or entity that is a director or officer of Luminar or one or more of its subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Luminar or one or more of its subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the closing of the First Merger. The Company will, and will cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Luminar and its subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to the indemnification and D&O insurance provisions of the Merger Agreement.
The rights of each D&O Indemnified Party under the Merger Agreement are addition to, and not in limitation of, any other rights such person may have under the organizational documents of Luminar or its subsidiaries, as applicable, any other indemnification agreement or arrangement, any law or otherwise. The obligations of the Company, Luminar and its subsidiaries under the indemnification and D&O insurance provisions of the Merger Agreement will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.
If the Company or, after the closing of the First Merger, Luminar or its subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provision will be made so that the successors and assigns of the Company, Luminar or its subsidiaries, as applicable, assume the obligations set forth in the indemnification and D&O insurance provisions of the Merger Agreement.
Other Covenants and Agreements
. The Merger Agreement contains other covenants and agreements, including covenants related to:

•
Luminar and the Company providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Luminar’s and the Company’s (as applicable) and its subsidiary’s properties, records, systems, contracts and commitments;

•	Luminar, its subsidiaries and controlled affiliates agreeing not to engage in transactions involving securities of the Company without the Company’s prior consent;

•	Luminar waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	Luminar and the Company cooperating on the preparation and efforts to make effective this proxy statement/consent solicitation statement/prospectus;

•
Luminar agreeing to perform any and all obligations under each of the Luminar Warrant Amendments and using commercially reasonable efforts to cause the other parties to the Luminar Warrant Amendments to consummate the transactions contemplated by the Luminar Warrant Amendments;

•	the Company making certain disbursements from the Trust Account;

•
the Company keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	Luminar taking all actions necessary to cause certain agreements to be terminated;

•	the Company agreeing to take all actions necessary or appropriate to cause certain appointments to the board of the Company;

•	the Company taking steps to exempt the acquisition of the Class A Stock and Class B Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	the Company adopting the Amended and Restated Bylaws prior to the consummation of the transactions contemplated by the Merger Agreement;

•	the Company agreeing to enforce the terms and conditions of the letter agreements with our Sponsor and our directors and officers;

•	cooperation between Luminar and the Company in obtaining any necessary third-party consents required to consummate the Business Combination;

•	agreement relating to the intended tax treatment of the transactions contemplated by the Merger Agreement;

•	the Parties agreeing to terms relating to confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•	Luminar delivering to the Company a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c); and

•
Luminar agreeing to consummate the transactions contemplated by the Share Exchange Agreement with Austin Russell and each of the Company and Luminar agreeing to deliver to one another executed copies of the Registration Rights Agreement and the
Lock-Up
Agreements.

No Survival of Representations and Warranties; No Indemnification
None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the closing of the First Merger and shall terminate and expire upon the occurrence of the effective time of the First Merger (and there shall be no liability after the closing of the First Merger in respect thereof), except for (i) those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the closing of the First Merger and then only with respect to any breaches occurring after the closing of the First Merger and (ii) the miscellaneous provisions of the Merger Agreement. Accordingly, the Luminar Stockholders will not have any indemnification obligations pursuant to the Merger Agreement.
Termination
Mutual Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Luminar and the Company; or

•
by written notice from either Luminar or the Company to the other if the approval of the Company stockholders to the Transaction Proposal, the Issuance Proposal and the Amendment Proposal are not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Luminar Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•
prior to the closing of the First Merger, by written notice to the Company from Luminar if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, such that the conditions described in the first two bullet points under the heading “—
Conditions to Closing of the Business Combination; Conditions to Luminar’s Obligations
” would not be satisfied at the closing (a “
Terminating Company Breach
”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of 30 days (or any shorter period of the time that remains between the date Luminar provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Luminar of such breach, but only as long as the Company continues to exercise such commercially reasonable efforts to cure such terminating the Company breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach breach is not cured within the Company Cure Period, (ii) the closing has not occurred on or before the Termination Date (a “
Termination Date Lapse
”), or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation; provided, that the right to terminate the Merger Agreement under this paragraph shall not be available if Luminar’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before such date; or

•
by written notice to the Company from Luminar prior to obtaining the approval of the Company Stockholders of each of the proposals contained in this proxy statement/consent solicitation statement/prospectus (the “
Required Company Stockholder Approval
”) if the Board (i) shall have made a Company Change in Recommendation or (ii) shall have failed to include the Company Board Recommendation in this proxy statement/consent solicitation statement/prospectus.

Company Termination Rights
. The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:

•
prior to the closing of the First Merger, by written notice to Luminar from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Luminar set forth in the Merger Agreement such that the conditions described in the first two bullet points under the heading “—
Conditions to Closing of the Business Combination; Conditions to the Company’s Obligations
” above would not be satisfied at the closing (a “
Terminating Luminar Breach
”), except that, if such Terminating Luminar Breach is curable by Luminar through the exercise of its commercially reasonable efforts, then, for a period of 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Luminar of notice from the Company of such breach, but only as long as Luminar continues to use its commercially reasonable efforts to cure such Terminating Luminar Breach (the “
Luminar Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Luminar Breach is not cured within the Luminar Cure Period, (ii) a Termination Date Lapse has occurred, or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable
governmental order or a statute, rule or regulation; provided, that the right to terminate the Merger Agreement under this paragraph shall not be available if the Company’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before such date;

•
by written notice to Luminar from the Company if the Luminar board of directors (i) shall have made, prior to obtaining the Luminar Approval, a Luminar Change in Recommendation or (ii) shall have failed to include the Luminar Board Recommendation in this proxy statement/consent solicitation statement/prospectus (collectively, a “
Luminar Board Recommendation Change or Omission
”); or

•
by written notice to Luminar from the Company if the Luminar Approval has not been obtained within three business days following the date that this proxy statement/consent solicitation statement/prospectus is disseminated by Luminar to the Luminar Stockholders pursuant to the terms of the Merger Agreement.

Luminar Termination Fee
. Luminar must pay the Company a termination fee of $29,288,286.92 (the “
Luminar Termination Fee
”) if the Company terminates the Merger Agreement for a Luminar Board Recommendation Change or Omission.
Luminar Tail Termination Fee
. Luminar must pay the Company a termination fee of $87,864,860.76 (the “
Luminar Tail Termination Fee
”) if (a) the Company terminates the Merger Agreement for a Terminating Luminar Breach, Termination Date Lapse, Luminar Board Recommendation Change or Omission or failure to obtain the Luminar Approval or (b) Luminar Terminates for a Termination Date Lapse and, in each case, (i) before the date of such termination, a bona fide written acquisition proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within twelve months after the date of termination, Luminar consummates such acquisition proposal or enters into a definitive agreement for such acquisition proposal (which acquisition proposal is ultimately consummated); provided, however, that if Luminar shall have previously paid the Luminar Termination Payment to the Company, such payment shall be credited against the Luminar Tail Termination Payment payable to the Company pursuant to this paragraph.
Effect of Termination
If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless either the Company or Luminar willfully breaches the Merger Agreement. However, the confidentiality, Trust Account claims waiver, termination fee and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Amendments
The Merger Agreement may be amended, modified or supplemented by a duly authorized agreement among the parties to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with its terms or to cause such party to enter into an amendment to the Merger Agreement in accordance with its terms.
Specific Performance
The parties to the Merger Agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.
Stock Market Listing
Application will be made by the Company to have the shares of Class A Stock to be issued in the Business Combination approved for listing on Nasdaq, which is the principal trading market for existing shares of the Class A Stock. It is a condition to both parties’ obligation to complete the Business Combination that such approval is obtained, subject to the requirement to have a sufficient number of round lot holders and official notice of issuance.
Fees and Expenses; Luminar Debt Repayment
Except as otherwise provided in the Merger Agreement, the Company and Luminar shall each bear its own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the

Merger Agreement whether or not such transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the closing of the First Merger occurs, the Company agrees to (i) pay, subject to the following paragraph, the outstanding expenses of Luminar related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by Luminar prior to the closing of the First Merger and (ii) pay, subject to the following paragraph, any of its own outstanding expenses related to the Merger Agreement and the transactions contemplated by the Merger Agreement to the extent not paid by the Company prior to the closing of the First Merger.
If the (i) funds available in the Trust Account plus any other cash and cash equivalents of the Company as of the effective time of the First Merger, net of any amounts required to satisfy any redemptions of shares of Class A Stock by our Public Stockholders, plus (ii) amount of all cash and cash equivalents of Luminar as of the effective of the First Merger, exceeds $300,000,000, Luminar has agreed to repay all of its indebtedness that is outstanding as of the effective time of the First Merger.
Conversion of Shares; Exchange Procedures
The conversion of each share of Luminar Stock into the right to receive the Per Share Company Stock Consideration will occur automatically at the effective time of the Mergers.
Letters of Transmittal
Concurrently with the mailing of this proxy statement/consent solicitation statement/prospectus, the Company will send a letter of transmittal to each holder of record of Luminar Stock immediately prior to the effective time of the First Merger. This mailing will specify that delivery of the Per Share Company Stock Consideration and
Earn-Out
Shares the holder is entitled to receive under the Merger Agreement shall be effected only upon delivery of the letter of transmittal to the Transfer Agent in accordance with the instructions thereto. From and after the effective time of the First Merger, Luminar Stockholders who deliver to the Transfer Agent a properly completed and duly executed letter of transmittal and such other documents as may be required pursuant to such instructions, will receive for each share of Luminar Stock the Per Share Company Stock Consideration and the
Earn-Out
Shares such Luminar Stockholder is entitled to receive under the Merger Agreement.
Dissenting Shares
Shares held by Luminar Stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the Per Share Company Stock Consideration, and such Luminar Stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Luminar Stockholder withdraws or loses his or her appraisal rights under Section 262 of the DGCL, the shares of Luminar Stock held by such Luminar Stockholder will be deemed to be converted, as of the effective time of the First Merger, into the right to receive the Per Share Company Stock Consideration and
Earn-Out
Shares that such Luminar Stockholder is entitled to receive under the Merger Agreement.
Related Agreements
This section describes the material provisions of certain additional agreements to be entered into pursuant to the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Support Agreement, Registration Rights Agreement and Voting Agreement are attached hereto as
Annexes
E
,
F
and
G
, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Support Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into a Support Agreement, which was amended and restated in its entirety on October 13, 2020, with the Company, First Merger Sub and Second Merger Sub (the “
Support Agreement
”) substantially in the form attached as
Annex E
to this proxy statement/consent solicitation statement/prospectus. Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the Luminar Stockholders, to execute and deliver a written consent with respect to the outstanding shares of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement is no longer recommended by the Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell shall be committed to execute such written consent will be reduced to 35% of the total number of outstanding shares of Luminar stock (on an as-converted basis). The shares of Luminar Class A Stock and Luminar Founders Preferred Stock that are owned by Mr. Russell and subject to the Support Agreement represent approximately 39% of the outstanding voting power of Luminar Stock (on an as-converted basis). In addition, the Support Agreement prohibits Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
The foregoing summary of the Support Agreement is not complete and is qualified in its entirety by reference to the complete text of the Support Agreement as set forth in
Annex E
.
Registration Rights Agreement
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/consent solicitation statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Common Stock held by the Registration Rights Holders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Registration Rights Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register shares of Common Stock held by these parties. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Registration Rights Holders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Class A Stock effected pursuant to the terms of the Registration Rights Agreement.
Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in
Annex F
.
Lock-Up
Agreements
Certain Luminar Stockholders will enter into separate letters with the Company and Luminar (the “
Lock-Up
Agreements
”), pursuant to which such Luminar Stockholder will agree to be bound by restrictions on the transfer of their Class A Stock acquired pursuant to the Merger Agreement for 180 days after the completion of the Business Combination.
Voting Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into a voting agreement with the Company (the “
Voting Agreement
”), substantially in the form attached as
Annex G
to this proxy statement/consent solicitation statement/prospectus. Under the Voting Agreement, Mr. Russell agrees that, following the consummation of the Business Combination, solely if he is involuntarily terminated from his position as the Chief Executive Officer of the Post-Combination Company and as a result of his conviction of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on the Post-Combination Company, at any meeting of the stockholders of the Post-Combination Company at which directors are to be elected following the consummation of the Business Combination, Mr. Russell, or any of his permitted successors or assigns, will not vote more than 10% of the Class B Stock he or they beneficially own in any director election.
The foregoing summary of the Voting Agreement is not complete and is qualified in its entirety by reference to the complete text of the Voting Agreement as set forth in
Annex G
.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION
The transactions contemplated by the Merger Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval.
Competition and Antitrust
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “
Second Request
”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Luminar each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. The Company and Luminar have filed the required forms under the HSR Act with the Antitrust Division and the FTC. The
30-day
waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on October 5, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Luminar is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Stock Exchange Listings
The Public Shares, Public Units and Public Warrants are traded on the Nasdaq Capital Market under the ticker symbols “GMHI,” “GMHIU” and “GMHIW,” respectively. The Company intends to apply to continue the listing of its Class A Stock and Public Warrants on the Nasdaq Capital Market under the symbols “LAZR” and “LAZRW,” respectively, upon the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
The following table contains selected historical financial data for the Company as of and for the six months ended June 30, 2020 and 2019 and as of and for the year ended December 31, 2019 and as of and for the period from August 28, 2018 (inception) through December 31, 2018. Such data for the year ended December 31, 2019 and for the period from August 28, 2018 (inception) through December 31, 2018 and as of December 31, 2019 and 2018 have been derived from the audited financial statements of the Company included elsewhere in this proxy statement/consent solicitation statement/prospectus. Such data as of and for the six months ended June 30, 2020 and 2019 have been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement/consent solicitation statement/prospectus. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “
Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and in the Company’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Statement of Operations Data:

	For the Six Months Ended June 30, 2020 (unaudited)	For the Six Months Ended June 30, 2019 (unaudited)	For the Year Ended December 31, 2019 (audited)	For the Period from August 28, 2018 (inception) to December 31, 2018 (audited)
Professional fees and other expenses	(358,968)	(309,984)	(620,871)	(20,554)
State franchise taxes, other than income tax	(100,000)	(100,000)	(200,000)	(1,431)

Loss from operations	(458,968)	(409,984)	(820,871)	(21,985)
Other income—interest income	1,325,278	3,892,361	7,707,654	—

Net income/(loss) before income taxes	$866,310	$3,482,377	$6,886,783	$(21,985)

Provision for income tax	(218,352)	(727,551)	(1,441,607)	—

Net income/(loss) attributable to common shares	$647,958	$2,754,826	$5,445,176	$(21,985)

Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$0.02	$0.09	$0.16	$—

Class F ordinary shares—basic and diluted	$(0.01)	$(0.03)	$(0.05)	$(0.00)

Balance Sheet Data:

	As of June 30, 2020 (unaudited)	As of December 31, 2019 (audited)	As of December 31, 2018 (audited)
Assets
Current assets:
Cash and cash equivalents	$1,011,395	$1,365,240	$52,489
Deferred offering costs	—	—	437,375
Prepaid assets	107,501	136,399	—

Total current assets	1,118,896	1,501,639	489,864
Deferred income tax	15,079	2,353	—
Investments and cash held in Trust Account	406,397,612	406,434,959	—

Total assets	$407,531,587	$407,938,951	$489,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses, formation and offering costs	$85,889	$53,203	$335,418
State franchise tax accrual	20,000	200,000	1,431
Notes and advances payable—related party	—	—	150,000
Current income tax and interest payable	194,654	1,102,662	—

Total current liabilities	300,543	1,355,865	486,849
Deferred underwriting compensation	14,000,000	14,000,000	—

Total liabilities	$14,300,543	$15,355,865	$486,849
Commitments and contingencies:
Class A subject to possible redemption, 38,713,476, 38,713,476 and -0- shares at June 30, 2020, December 31, 2019 and December 31, 2018, respectively (at redemption value of $10 per share)	387,134,760	387,134,760	—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,286,524, 1,286,524 and -0- shares issued and outstanding (excluding 38,713,476, 38,713,476 and -0- shares subject to possible redemption) at June 30, 2020, December 31, 2019 and December 31, 2018, respectively	129	129	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000	1,078
Additional paid-in capital	24,006	24,006	23,922
Retained earnings/(accumulated deficit)	6,071,149	5,423,191	(21,985)

Total stockholders’ equity	6,096,284	5,448,326	3,015

Total liabilities and stockholders’ equity	$407,531,587	$407,938,951	$489,864

SELECTED HISTORICAL FINANCIAL INFORMATION OF LUMINAR
The selected historical consolidated statements of operations data of Luminar for the years ended December 31, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from Luminar’s audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical condensed consolidated statements of operations data of Luminar for the six months ended June 30, 2020 and 2019 and the condensed consolidated balance sheet data as of June 30, 2020 are derived from Luminar’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Luminar’s historical results are not necessarily indicative of the results that may be expected in the future and Luminar’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “
Luminar Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus.

(in thousands, except per share data)	As of and for the Six Months Ended June 30, 2020	As of and for the Six Months Ended June 30, 2019	As of and for the year ended December 31, 2019	As of and for the year ended December 31, 2018
Statement of Income Data:
Net sales	$7,296	$3,719	$12,602	$11,692
Total operating expenses	30,696	28,630	58,562	64,982
Net loss	(41,016)	(63,095)	(94,718)	(79,550)
Net loss per share attributable to common stockholders—Basic and diluted	(4.34)	(8.43)	(11.47)	(12.00)

Balance Sheet Data:
Total assets	50,216	N/A	51,864	28,202
Total liabilities	54,778	N/A	18,851	152,869
Total mezzanine equity	244,743	N/A	244,743	—
Total deficit	(249,305)	N/A	(211,730)	(124,667)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Introduction
Pursuant to the Merger Agreement, and assuming that all closing conditions are satisfied or waived, First Merger Sub, a newly formed subsidiary of the Company, will be merged with and into Luminar, with Luminar surviving the First Merger. Immediately following the consummation of the First Merger, Luminar will be merged with and into Second Merger Sub, a newly formed subsidiary of the Company, with Second Merger Sub surviving as the Surviving Entity of the Second Merger. The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Luminar becoming a wholly-owned subsidiary of the Company as a result of the Mergers. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X.
The Company is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses. The Company was incorporated in Delaware on August 28, 2018, as Gores Metropoulos, Inc. On February 5, 2019, the Company consummated the Company IPO. The equity sold in the offering consisted of 40,000,000 Public Units, including 2,500,000 units as a result of the underwriters’ partial exercise of their over-allotment option, with each Public Unit consisting of one share of Class A Stock, and one-third
of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds of $400,000,000 that were placed in the Trust Account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of June 30, 2020, there was $406.4 million held in the Trust Account.
Founded in 2012 by President and Chief Executive Officer, Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, Luminar has created the only lidar sensor that meets the demanding performance, safety, and cost requirements to enable Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology. Luminar’s vision is to make autonomous transportation safe and ubiquitous. Launching this bold vision forward, Luminar entered into a landmark deal with Volvo for the first automotive series production award for autonomy in the industry, which was announced in May 2020. As a global leader in lidar autonomous driving technology, Luminar is enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks, and it now counts seven of the top ten passenger vehicle OEMs as partners and in parallel is also powering the substantial majority of autonomous trucking programs.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the unaudited and audited financial statements of the Company as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical financial information of Luminar was derived from the unaudited and audited consolidated financial statements of Luminar as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement/consent solicitation statement/prospectus. This information should be read together with the Company’s and Luminar’s unaudited and audited financial statements and related notes, the sections titled “
The Company Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
Luminar Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Description of the Business Combination
The aggregate consideration to be paid to Luminar Stockholders in connection with the Business Combination (excluding any potential earn out consideration), is expected to be approximately 188,167,552 shares of Class A Stock and approximately 104,715,233 shares of Class B Stock, with an implied value (based on an assumed value of $10.00 per share), equal to approximately $2,928,828,692, plus an additional number of shares of Class A Stock equal to up to $30,000,000 depending on the amount of additional capital in excess of $170,000,000 that is raised by Luminar pursuant to the Series X Financing prior to the closing of the Business Combination divided by $10.00. On August 21, 2020, Luminar filed an amended and restated charter to reclassify its common stock as Luminar Class A Stock and to authorize Luminar Series X Preferred Stock and Luminar Class B Stock. Additionally, on August 24, 2020, Luminar entered into a share exchange agreement, pursuant to which Mr. Russell’s shares of Luminar Class A Stock and Luminar Founders Preferred Stock will be exchanged for Luminar Class B Stock prior to the closing of the Business Combination. Upon the closing of the Business Combination, each share of Luminar Class A Stock and Luminar Class B Stock will be converted into a number of shares of Class A Stock and Class B Stock, respectively, of the Post-Combination Company, equal to the Per Share Company Stock Consideration. The exact Per Share Company Stock Consideration will not be known until on or about the closing of the Business Combination, but for purposes hereof, is estimated to equal approximately 13.5787. Each share of Class A Stock and Class B Stock will have the same economic interest in the Post-Combination Company but each share of Class B Stock will have 10 votes per share compared to one vote per share for each share of Class A Stock.
Under the Merger Agreement, Luminar Stockholders will also be entitled to receive a number of additional Earn-Out Shares in the form of Class A Stock (with respect to Luminar Stockholders’ Luminar Class A Stock) and Class B Stock (with respect to Luminar Stockholders’ Luminar Class B Stock) of up to, in the aggregate, a number of shares (which for purposes of these unaudited pro forma condensed combined financial statements is estimated to equal 25,716,208) equal to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants in each case, as of the closing of the Business Combination. There are six distinct tranches of earn out shares, each of which will be issued if the volume weighted average closing sale price of one share of Class A Stock for a period of at least 20 days out of 40 consecutive trading days is greater than or equal to the price specified for such tranche in the Merger Agreement during the period beginning on the date that is six months following the closing of the Business Combination and ending on the fifth anniversary of such date (“
Earn Out Period
”). If the earn out condition is achieved for a tranche, the Company will account for the earn out shares for such tranche as issued and outstanding Class A Stock and Class B Stock.

The following summarizes the consideration (excluding the earn out shares but including consideration payable in respect of Luminar Series X Preferred Stock:

(in thousands, except for share amounts)
Shares transferred at Closing (1)	292,882,785
Value per share (2)	$10.00

Total Share Consideration	$2,928,828

(1)
The number of outstanding shares in the table above assumes the issuance of approximately 21,218,712 shares of Class A Stock underlying Rollover Options and Assumed Warrants that do not represent legally outstanding shares of Class A Stock at closing.

(2)	Share Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of common stock at closing.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Class A Stock:

•
Assuming No Redemptions
: This presentation assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:
This presentation assumes that stockholders holding 39,507,871 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.16 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on the Company having net tangible assets of at least $5,000,001. This scenario gives effect to Public Share redemptions of 39,507,871 Public Shares for aggregate redemption payments of $401.4 million using a per share redemption price that was calculated as $406.4 million in the Trust Account per the Company’s historical balance sheet divided by 40,000,000 Public Shares as of June 30, 2020.

The following summarizes the pro forma shares of Common Stock outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Class A Stock issued to Luminar Equityholders (1), (2), (3)	188,167,552	54.9%	188,167,552	62.0%
Class B Stock issued to Luminar Equityholders (1), (4)	104,715,233	30.5%	104,715,233	34.5%
Public Shares (Class A Stock)	40,000,000	11.7%	492,129	0.2%
Founder Shares (Class A Stock)	10,000,000	2.9%	10,000,000	3.3%

Pro Forma common stock at June 30, 2020	342,882,785		303,374,914

Rollover Options and Assumed Warrants (3)	(21,218,712)		(21,218,712)

Pro Forma common stock Outstanding at June 30, 2020	321,664,073		282,156,202

(1)	Excludes approximately 15,308,450 of Class A Stock and 10,407,758 of Class B Stock in estimated potential earn out shares as the price threshold for each tranche have not yet been triggered.
(2)
Includes the issuance of 1,251,971 shares of Luminar Series X Preferred Stock in August 2020 and September 2020 that will be converted into approximately 17,000,065 shares of Class A Stock upon the close of the Business Combination.

(3)
The number of outstanding shares in the table above assumes the issuance of approximately 21,218,712 shares of Class A Stock underlying Rollover Options and Assumed Warrants that do not represent legally outstanding shares of Class A Stock at closing.

(4)	Class B common stock carry ten votes per share whereas Class A common stock will have one vote per share.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 and for the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 are based on the historical financial statements of the Company and Luminar. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(in thousands)

						Assuming No Redemptions			Assuming Maximum Redemptions
	As of June 30, 2020							As of June 30, 2020	Pro Forma Adjustments		As of June 30, 2020
	Luminar (Historical)	Luminar Pro Forma Adjustments		Luminar As Adjusted	Gores (Historical)	Pro Forma Adjustments		Pro Forma Combined			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$20,643	$164,337	(A)	$177,139	$1,011	$406,398	(D)	$508,066	32,039	(L)	$138,707
		(7,841)	(B)			(106)	(E)		(401,398)	(M)
						(44,337)	(F)
						(32,039)	(L)
Restricted cash and cash equivalents	225	—		225	—	—		225	—		225
Marketable securities	6,374	—		6,374	—	—		6,374	—		6,374
Accounts receivable, net	5,618	—		5,618	—	—		5,618	—		5,618
Inventories, net	4,961	—		4,961	—	—		4,961	—		4,961
Prepaids and other current assets	2,873	—		2,873	108	—		2,981	—		2,981

Total current assets	40,694	156,496		197,190	1,119	329,916		528,225	(369,359)		158,866
Non-current assets:
Investments and cash held in Trust Account	—	—		—	406,398	(406,398)	(D)	—	—		—
Property and equipment, net	7,630	—		7,630	—	—		7,630	—		7,630
Goodwill	701	—		701	—	—		701	—		701
Deferred income tax	—	—		—	15	—		15	—		15
Other long-term assets	1,191	—		1,191	—	—		1,191	—		1,191

Total non-current assets	9,522	—		9,522	406,413	(406,398)		9,537	—		9,537

TOTAL ASSETS	$50,216	$156,496		$206,712	$407,532	$(76,482)		$537,762	(369,359)		$168,403

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	3,553	—		3,553	—	—		3,553	—		3,553
Accrued expenses and other current liabilities	5,544	—		5,544	86	(86)	(E)	5,544	—		5,544
State franchise tax accrual	—	—		—	20	(20)	(E)	—	—		—
Current portion of long-term debt	3,948	(3,456)	(B)	492	—	(492)	(L)	—	492	(L)	492
Other current liabilities	593	—		593	195	—		788	—		788

Total current liabilities	13,638	(3,456)		10,182	301	(598)		9,885	492		10,377

Non-current liabilities:
Deferred underwriting compensation	—	—		—	14,000	(14,000)	(F)	—	—		—
Long-term debt	32,602	(4,385)	(B)	28,217	—	(28,217)	(L)	—	28,217	(L)	28,217
Warrant liabilities	7,425	—		7,425	—	(7,425)	(G)	—	—		—
Other long-term liabilities	1,113	—		1,113	—	—		1,113	—		1,113

Total non-current liabilities	41,140	(4,385)		36,755	14,000	(49,642)		1,113	28,217		29,330

Total liabilities	54,778	(7,841)		46,937	14,301	(50,240)		10,998	28,709		39,707

Common stock subject to possible redemption	—	—		—	387,135	(387,135)	(H)	—	—		—
Series A Preferred Stock	244,743	—		244,743	—	(244,743)	(I)	—	—		—
Series X Preferred Stock	—	164,337	(A)	164,337	—	(164,337)	(A)	—	—		—

						Assuming No Redemptions			Assuming Maximum Redemptions
	As of June 30, 2020							As of June 30, 2020	Pro Forma Adjustments		As of June 30, 2020
	Luminar (Historical)	Luminar Pro Forma Adjustments		Luminar As Adjusted	Gores (Historical)	Pro Forma Adjustments		Pro Forma Combined			Pro Forma Combined
Stockholders' equity (deficit):
Preferred stock	—	—		—	—	—		—	—		—
Founders' preferred stock	—	—	(C)	—	—	—		—	—		—
Common stock	—	—	(C)	—	—			—			—
Class A Stock	—	—	(C)	—	—	2	(A)	22	(4)	(M)	18
						4	(H)
						15	(I)
						1	(J)
Class B Stock	—	—	(C)	—	—	10	(I)	10			10
Class F Stock	—	—		—	1	(1)	(J)	—			—
Additional paid-in capital	13,906	3,000	(C)	16,906	24	164,335	(A)	798,873	(401,394)	(M)	397,479
						(27,737)	(F)
						7,425	(G)
						387,131	(H)
						244,718	(I)
						6,071	(K)
Treasury stock	—	—		—	—	—	(I)	—	—		—
Accumulated other comprehensive income	8	—		8	—	—		8	—		8
Retained earnings/(accumulated deficit)	(263,219)	(3,000)	(C)	(266,219)	6,071	(2,600)	(F)	(272,149)	3,330	(L)	(268,819)
						(6,071)	(K)				—
						(3,330)	(L)

Total stockholders’ equity (deficit)	(249,305)	—		(249,305)	6,096	769,973		526,764	(398,068)		128,696

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$50,216	$156,496		$206,712	$407,532	$(76,482)		$537,762	$(369,359)		$168,403

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except share and per share data)

			Assuming No Redemptions and Maximum Redemptions
	For the Six Months Ended June 30, 2020				For the Six Months Ended June 30, 2020
	Luminar (Historical)	Gores (Historical)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$7,296	$—	$—		$7,296
Cost of sales	11,285	—	—		11,285

Gross loss	(3,989)	—	—		(3,989)

Operating expenses:
Selling and marketing expenses	3,075	—	—		3,075
General and administrative expenses	9,505	—	—		9,505
Research and development expenses	18,116	—	—		18,116
State franchise taxes, other than income tax	—	100	—		100
Other operating expenses	—	359	—		359

Total operating expenses	30,696	459	—		31,155

Operating loss	(34,685)	(459)	—		(35,144)
Interest income	121	1,325	(1,325)	(AA)	121
Interest expense	(1,021)	—	—		(1,021)
Changes in fair values of warrant liabilities	(4,574)	—	4,574	(BB)	—
Loss on extinguishment of debt	(866)	—	—		(866)
Other income	10	—	—		10
Other expense	(1)	—	—		(1)

Income (loss) before income taxes	(41,016)	866	3,249		(36,901)
Provision for (benefit from) income taxes	—	218	(218)	(CC)	—

Net income (loss) attributable to common stockholders	$(41,016)	$648	$3,467		$(36,901)

			Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding - Common stock	9,447,670
Common stock - basic and diluted	$(4.34)

Weighted average shares outstanding - Class A Stock		40,000,000	216,948,840		177,440,969
Class A Stock - basic and diluted		$0.02	$(0.11)		$(0.13)

Weighted average shares outstanding - Class F Stock		10,000,000
Class F Stock - basic and diluted		$(0.01)

Weighted average shares outstanding - Class B Stock			104,715,233		104,715,233
Class B Stock - basic and diluted			$(0.11)		$(0.13)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

			Assuming No Redemptions & Maximum Redemptions
	For the Year ended December 31, 2019					For the Year ended December 31, 2019
	Luminar (Historical)	Gores (Historical)	Pro Forma Adjustments			Pro Forma Combined
Net sales	$12,602	$—	$—			$12,602
Cost of sales	16,655	—	—			16,655

Gross loss	(4,053)	—	—			(4,053)

Operating expenses:
Selling and marketing expenses	4,730	—	—			4,730
General and administrative expenses	16,861	—	—			16,861
Research and development expenses	36,971	—	—			36,971
State franchise taxes, other than income tax	—	200	—			200
Other operating expenses	—	621	—			621

Total operating expenses	58,562	821	—			59,383

Operating loss	(62,615)	(821)	—			(63,436)
Interest income	509	7,708	(7,708)	(AA	)	509
Interest expense	(2,239)	—	—			(2,239)
Change in fair value of SAFE notes	(24,215)	—	—			(24,215)
Changes in fair values of warrant liabilities	(256)	—	256	(BB	)	—
Loss on extinguishment of debt	(6,124)	—	—			(6,124)
Other income	262	—	—			262
Other expense	(40)	—	—			(40)

Income (loss) before income taxes	(94,718)	6,887	(7,452)			(95,283)
Provision for (benefit from) income taxes	—	1,442	(1,442)	(CC	)	—

Net income (loss) attributable to common stockholders	$(94,718)	$5,445	$(6,010)			$(95,283)

			Assuming No Redemptions			Assuming Maximum Redemptions
Weighted average shares outstanding - Common stock	8,718,104
Common stock - basic and diluted	$(11.47)

Weighted average shares outstanding - Class A Stock		36,164,000	216,948,840			177,440,969
Class A Stock - basic and diluted		$0.16	$(0.30)			$(0.34)

Weighted average shares outstanding - Class F Stock		10,162,656
Class F Stock - basic and diluted		$(0.05)

Weighted average shares outstanding - Class B Stock			104,715,233			104,715,233
Class B Stock - basic and diluted			$(0.30)			$(0.34)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Luminar has been determined to be the accounting acquirer, primarily due to the fact that Luminar Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Luminar issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Luminar.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited balance sheet as of June 30, 2020 and the related notes as of June 30, 2020, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•	Luminar’s unaudited consolidated balance sheet as of June 30, 2020 and the related notes as of June 30, 2020, included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•	Luminar’s unaudited statement of income for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•
The Company’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•	Luminar’s audited statement of income for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and Luminar.

2.	Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Post-Combination Company. Luminar and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(A)
Reflects the issuance of 1,251,971 shares of Luminar Series X Preferred Stock in August 2020 and September 2020 at a price of $135.786 per share, and proceeds of $164.3 million, net of equity issuance costs of $5.7 million. Upon the close of the Business Combination, Luminar Series X Preferred Stock will be converted into Class A Stock at an estimated exchange ratio of approximately 13.5787.

(B)	Reflects the settlement of certain of Luminar’s outstanding loan balances on August 21, 2020.

(C)
Reflects the reclassification of Luminar common stock into Luminar Class A Stock and the exchange of certain shares of Luminar Class A Stock and certain shares of Luminar Founders Preferred Stock for shares of Luminar Class B Stock. On August 21, 2020, Luminar filed an amended and restated charter which, among other things, reclassified all Luminar common stock as Luminar Class A Stock and authorized Luminar Series X Preferred Stock and Luminar Class B Stock. Additionally, on August 24, 2020, Luminar entered into a share exchange agreement, pursuant to which Mr. Russell’s shares of Luminar Class A Stock and Luminar Founders Preferred Stock will be exchanged prior to the closing of the Business Combination for Luminar Class B Stock. The Luminar Class B Stock has the same economic rights as the Luminar Class A Stock; however, Luminar Class B Stock carry 10 votes per share whereas Luminar Class A Stock carry one vote per share. Therefore, the incremental fair value of the Luminar Class B Stock results in an estimated compensation charge of approximately $3.0 million that is recognized at the time of the exchange.

(D)	Reflects the reclassification of $406.4 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(E)	Reflects the settlement of the Company’s historical liabilities that will be settled upon the close of the Business Combination.

(F)
Represents the settlement of estimated remaining transaction costs totaling $44.3 million, consisting in part of $14.0 million of deferred underwriting fees, approximately $27.7 million of equity issuance costs, and $2.6 million of transaction costs to be expensed as incurred.

(G)	Represents the reclassification of Luminar warrants from liability to equity classification as a result of the Business Combination.

(H)	Reflects the reclassification of approximately $387.1 million of Class A Stock subject to possible redemption to permanent equity.

(I)
Represents recapitalization of Luminar equity and issuance of 171,167,847 of the Post-Combination Company’s Class A Stock (exclusive of the Series X Preferred Stock conversion noted in Adjustment A) and 104,715,233 of the Post-Combination Company’s Class B Stock to holders of Luminar Class A Stock and Luminar Class B Stock, respectively, as consideration for the Business Combination.

(J)	Reflects the conversion of Class F Stock to Class A Stock. In connection with the closing of the Business Combination, all shares of Class F Stock will convert into shares of Class A Stock.

(K)	Reflects the reclassification of the Company’s historical retained earnings.

(L)
Reflects the repayment of Luminar outstanding indebtedness, including settlement of unamortized discounts, in accordance with the Merger Agreement, as cash and cash equivalents exceed $300.0 million under the no redemption scenario. Additionally, this adjustment reflects an estimated prepayment penalty of $1.9 million.

(M)
Reflects the maximum redemption of 39,507,871 Public Shares for aggregate redemption payments of $401.4 million allocated to Class A Stock and additional paid-in
capital using par value $0.0001 per share and at a redemption price of $10.16 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:

(AA)	Reflects the elimination of interest income on the Trust Account.

(BB)
Reflects the elimination of the impact of change in fair value of warrant liabilities as the warrants are expected to become equity-classified as a result of the recapitalization, and therefore will not be marked to market at each reporting period.

(CC)	Reflects elimination of income tax expense as a result of elimination of the Trust Account income (noted in footnote AA).

5.	Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of the Company’s common stock for the six months ended June 30, 2020 and for the year ended December 31, 2019:

	For the Six Months Ended June 30, 2020		For the Year ended December 31, 2019
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss attributable to common stockholders	(36,901)	(36,901)	(95,283)	(95,283)
Weighted average shares outstanding of Class A Stock—basic and diluted	216,948,840	177,440,969	216,948,840	177,440,969
Net loss per share of Class A Stock—basic and diluted (1), (2), (3)	$(0.11)	$(0.13)	$(0.30)	$(0.34)
Weighted average shares outstanding of Class B Stock—basic and diluted	104,715,233	104,715,233	104,715,233	104,715,233
Net loss per share of Class B Stock—basic and diluted (2), (3)	$(0.11)	$(0.13)	$(0.30)	$(0.34)

(1)	Excludes approximately 21,218,712 shares of Class A Stock underlying Rollover Options and Assumed Warrants that do not represent legally outstanding shares of Class A Stock at closing.
(2)
For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the Company IPO and the private placement are exchanged to common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(3)	Net loss is allocated proportionally to each class of share based on the total shares outstanding per class divided by the total shares outstanding for all classes.

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for the Company and Luminar and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019.
This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/consent solicitation statement/prospectus, and the historical financial statements of the Company and Luminar and related notes. The unaudited pro forma combined per share information of the Company and Luminar is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and Luminar would have been had the companies been combined during the periods presented.

•
Assuming No Redemptions
: This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:
This presentation assumes that stockholders holding 39,507,871 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.16 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on the Company having net tangible assets of at least $5,000,001. This scenario gives effect to public share redemptions of 39,507,871 Public Shares for aggregate redemption payments of $401.4 million using a per share redemption price that was calculated as $406.4 million in the Trust Account per the Company’s historical balance sheet balance sheet divided by 40,000,000 Public Shares as of June 30, 2020.

			Combined Pro Forma		Luminar Equivalent Per Share Pro Forma (2)
	Luminar (Historical)	Gores (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2020 (3)
Book Value per share (1)	$(26.39)	$0.12	$1.64	$0.46	$22.27	$6.25
Weighted averages shares outstanding - basic and diluted	9,447,670
Net loss per share - basic and diluted	$(4.34)
Weighted average shares outstanding of Class A Stock - basic and diluted		40,000,000	216,948,840	177,440,969	166,948,840	166,948,840
Net income (loss) per share of Class A Stock - basic and diluted		$0.02	$(0.11)	$(0.13)	$(1.49)	$(1.77)
Weighted average shares outstanding of Class F Stock - basic and diluted		10,000,000
Net loss per share of Class F Stock - basic and diluted		$(0.01)
Weighted average shares outstanding of Class B Stock - basic and diluted			104,715,233	104,715,233	104,715,233	104,715,233
Net loss per share of Class B Stock - basic and diluted			$(0.11)	$(0.13)	$(1.49)	$(1.77)

			Combined Pro Forma		Luminar Equivalent Per Share Pro Forma (2)
	Luminar (Historical)	Gores (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions

For the Year ended December 31, 2019 (3)
Weighted averages shares outstanding - basic and diluted	8,718,104
Net loss per share - basic and diluted	$(11.47)
Weighted average shares outstanding of Class A Stock - basic and diluted		36,164,000	216,948,840	177,440,969	166,948,840	166,948,840
Net income (loss) per share of Class A Stock - basic and diluted		$0.16	$(0.30)	$(0.34)	$(4.07)	$(4.62)
Weighted average shares outstanding of Class F Stock - basic and diluted		10,162,656
Net loss per share of Class F Stock - basic and diluted		$(0.05)
Weighted average shares outstanding of Class B Stock - basic and diluted			104,715,233	104,715,233	104,715,233	104,715,233
Net loss per share of Class B Stock - basic and diluted			$(0.30)	$(0.34)	$(4.07)	$(4.62)

(1)	Book value per share = Total equity excluding preferred shares/shares outstanding
(2)
The equivalent pro forma basic and diluted per share data for Luminar is calculated by multiplying the combined pro forma per share data by 13.5787, an estimate of the Per Share Company Stock Consideration.

(3)	No cash dividends were declared during the periods presented.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Comparative Per Share Data of the Company
The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on August 21, 2020, the last trading day before the Business Combination was publicly announced, and on [●], 2020, the last practicable trading day before the date of this proxy statement/consent solicitation statement/prospectus.

Trading Date	Public Units (GMHIU)		Public Shares (GMHI)		Public Warrants (GMHIW)
August 21, 2020		$11.75		$10.51		$1.59
[●]	$	[●]	$	[●]	$	[●]
The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Luminar Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/consent solicitation statement/prospectus, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Luminar
Historical market price information regarding Luminar is not provided because there is no public market for Luminar Stock.

INFORMATION ABOUT THE COMPANY
General
We are a blank check company incorporated on August 28, 2018 as a Delaware corporation and formed for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process has leveraged our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.
On October 18, 2018, our Sponsor purchased an aggregate of 10,781,250 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to our independent directors. On March 18, 2019, following the expiration of the unexercised portion of the underwriter’s over-allotment option, our Sponsor forfeited 781,250 Founder Shares so that the Founder Shares held by our Initial Stockholders would represent 20% of our outstanding shares of Common Stock (as defined below) immediately following the consummation of the Company IPO.
On February 5, 2019, we consummated the Company IPO of 40,000,000 Public Units of the Company, including 2,500,000 Public Units issued pursuant to the partial exercise of the underwriter’s over-allotment option. Each Public Unit consists of one share of Class A Stock, and one-third
of one Public Warrant of the Company, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds to us of $400,000,000. Simultaneously with the Company IPO Closing Date, we completed the private sale of an aggregate of 6,666,666 Private Placement Warrants to our Sponsor at a price of $1.50 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $10,000,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Company IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On February 5, 2019, $400,000,000 of the gross proceeds from the Public Offering and the sale of the Private Placement Warrants was deposited in Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “
Trustee
”). Of the $10,000,000 held outside of the Trust Account, $8,000,000 was used to pay underwriting discounts and commissions, $300,000 was used to repay notes payable to our Sponsor and the balance was available to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earliest of (i) the completion of the Business Combination; (ii) the redemption of any shares of Class A Stock properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Stock if we do not complete an initial business combination by February 5, 2021 and (iii) the redemption of 100% of the shares of Class A Stock if we are unable to complete an initial business combination by February 5, 2021 (subject to applicable law).
On March 22, 2019, we announced that the holders of our Public Units may elect to separately trade the Public Shares and Public Warrants included in the Public Units commencing on March 25, 2019 on the Nasdaq

Capital Market under the symbols “GMHI” and “GMHIW,” respectively. Those Public Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “GMHIU.”
Initial Business Combination
Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any Deferred Discount and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.
Redemption Rights for Holders of Public Shares
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Stock upon the completion of the Business Combination at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of June 30, 2020 is approximately $10.16 per Public Share. The per-share
amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $14,000,000 that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.
Submission of the Business Combination to a Stockholder Vote
The Special Meeting of our stockholders to which this proxy statement/consent solicitation statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.
Limitations on Redemption Rights
Employees
We currently have three officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the initial business combination process.
Periodic Reporting and Financial Information
Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“
URL
”) for this website are intended to be inactive textual references only. Our website is www.Gores.com.
We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2020 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of Luminar to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) December 31, 2024, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our Class A Stock that is held by non-affiliates
exceeds $700 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Our executive offices are located at 9800 Wilshire Blvd., Beverly Hills, California 90212 and our telephone number is (310)
209-3010.

MANAGEMENT OF THE COMPANY
Directors, Executive Officers and Corporate Governance
Our current directors and executive officers are as follows:

Name	Age	Title
Dean Metropoulos	73	Chairman and Director
Alec E. Gores	67	Chief Executive Officer and Director
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	55	Director
Michael Cramer	67	Director
Joseph Gatto	64	Director
Dean Metropoulos
has been our Chairman since August 2018. Mr. Metropoulos has served as Executive Chairman of the Board of Directors of Hostess since November 2016. Since 2013, Mr. Metropoulos has served as the Executive Chairman of certain subsidiaries of Hostess and a member of the Board of Directors of Hostess. Mr. Metropoulos also served on the Board of Directors of Pabst Brewing Company until 2014. Mr. Metropoulos has over 30 years of experience in acquiring and restructuring businesses in the U.S., Mexico and Europe, focusing on the food and consumer sectors. Mr. Metropoulos has been involved in approximately 80 transactions, including investments in Pabst Brewing Company, Utz Quality Foods LLC, Pinnacle Foods Group, Inc.
(Swanson/Hungry-Man,
Vlasic Pickles, Open Pit Barbeque Sauce, Duncan Hines, Log Cabin Syrup, Mrs. Butterworth’s Syrup, Aunt Jemima Frozen Breakfast, Mrs. Paul’s Seafood, Van De Kamp’s Seafood, Celeste Pizza and Lender’s Bagels), Aurora Foods, Stella Foods, The Morningstar Group, International Home Foods (Chef Boyardee, Pam Cooking Spray, Gulden’s Mustard and Bumble Bee Tuna), Ghirardelli Chocolate, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), among others. Mr. Metropoulos holds a B.S. and an M.B.A. from Babson College. Mr. Metropoulos’ business expertise, financial acumen and business industry contacts make him well qualified to serve as a member of our Board.
Alec E. Gores
has been our Chief Executive Officer and a member of our Board of Directors since August 2018. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 100 businesses including a current portfolio of more than 20 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core
businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the Board of Directors of Gores Holdings from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the Board of Directors of Gores Holdings II until completion of the Verra Mobility acquisition in October 2018, as the Chairman of the Board of Directors of Gores Holdings III until completion of the PAE acquisition in February 2020, Chairman of the Board of Directors of Gores Holdings IV (Nasdaq: GHIV) since its inception in June 2019, Chairman of the Board of Directors of Gores Holdings V (Nasdaq: GRSVU) since June 2020 and Chairman of the Board of Directors of Gores Holdings VI since its inception in June 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of our Board.

Andrew McBride
has been our Chief Financial Officer and Secretary since August 2018. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings from January 2016 until completion of the Hostess acquisition in November 2016, as the Chief Financial Officer and Secretary of Gores Holdings II until completion of the Verra Mobility acquisition in October 2018, as the Chief Financial Officer and Secretary of Gores Holdings III until completion of the PAE acquisition in February 2020, Chief Financial Officer and Secretary of Gores Holdings IV (Nasdaq: GHIV) since its inception in January 2020, as the Chief Financial Officer and Secretary of Gores Holdings V since July 2020 and as the Chief Financial Officer and Secretary of Gores Holdings VI since July 2020. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG, LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.
Randall Bort
serves as a member of our Board. Mr. Bort is a
Co-Founder
of SandTree Holdings, LLC, a private commercial real estate investment firm formed in November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the Board of Directors of Gores Holdings from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the Board of Directors of Verra Mobility Corp. (Nasdaq: VRRM) (formerly Gores Holdings II (Nasdaq: GSHT)) from August 2016 through June 2019, as a member of the Board of Directors of Gores Holdings III from October 2017 until completion of the PAE acquisition in February 2020, as a member of the Board of Directors of Gores Holdings IV since February 2020, as a member of the Board of Directors of Gores Holdings V since August 5, 2020 and has agreed to serve as a member of the Board of Directors of Gores Holdings VI. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit
organization based in Los Angeles focused on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of our Board.
Michael Cramer
serves as a member of our Board. Mr. Cramer has been the Chief Administrative Officer & Executive VP at Hostess Brands, Inc. since 2013 and the Founding Director-Texas Program in Sports and Media at The University of Texas at Austin since 2010. Mr. Cramer was employed as a Director,
SVP-Business
Planning & Development by The Pabst Brewing Co. from 2010 to 2014, and was previously employed as an Associate Professor by New York University, a Chief Administrative Officer & Executive VP by Pinnacle Foods Corp., a President & Chief Operating Officer by Hicks Sports Group LLC and President of the Texas Rangers Baseball Club and Dallas Stars Hockey team, an Executive Vice President & General Counsel by Morningstar Group, Inc., an Executive
VP-Administration &
General Counsel by Stella Foods, Inc., a Vice President by CDM Hostess Class C LLC, a Vice President by Fairmont Aviation LLC, a Principal by Ghirardelli Chocolate Co., and a Director & Executive Vice President by International Home Foods, Inc. He also practiced law for approximately 10 years in Wisconsin. He received his undergraduate degree from State University of New York at Albany and a J.D. from Marquette University Law School. Mr. Cramer’s significant financial and strategic expertise make him well qualified to serve as a member of our Board.
Joseph Gatto
serves as a member of our Board. Mr. Gatto was a partner at Perella Weinberg Partners, L.P., a leading independent global financial services firm providing corporate advisory and asset management services (“
PWP
”) from 2012 through 2018. Prior to his employment at PWP, Mr. Gatto was an investment banker holding senior roles in mergers and acquisitions and corporate finance at Goldman, Sachs & Co., Lehman Brothers Inc. and Barclays plc. Mr. Gatto has significant financial, transactional and capital markets experience, particularly in the consumer products and retail industries, and has worked with clients in the Americas, Europe and Asia.

Mr. Gatto has also served as an Adjunct Professor of Law at the University of Pennsylvania Law School and a Fellow at Harvard University’s Advanced Leadership Initiative. Mr. Gatto holds an A.B. in economics and international affairs from the Woodrow Wilson School at Princeton University. He also holds an M.B.A. from the Wharton School of the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School. Mr. Gatto’s significant investment banking, financial and strategic expertise make him well qualified to serve as a member of our Board.
Number and Terms of Office of Officers and Directors
Our Board consists of five directors. Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
Our officers are appointed by our Board and serve at the discretion of our Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by our Board.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in
rules and a limited exception, the rules of Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent d
i
rectors.
Audit Committee
Our Board has established an audit committee of our Board. Randall Bort, Michael Cramer and Joseph Gatto serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent within one year of the listing of our Class A Stock.
Each member of the audit committee is financially literate and our Board has determined that Randall Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and permitted
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Board has established a compensation committee of our Board. Compensation committee members include Randall Bort, Michael Cramer and Joseph Gatto. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Randall Bort, Michael Cramer and Joseph Gatto are independent.
We have adopted a compensation committee charter that details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees; and

•
if required, producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2)

of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our Board. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our current bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the six months ended June 30, 2020 there were no delinquent filers.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 9800 Wilshire Blvd., Beverly Hills, California 90212 or by telephone at (310)
209-3010.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on
Form 8-K.
Conflicts of Interest
The Gores Group manages several investment vehicles and Mr. Metropoulos, together with trusts for the benefit of his family, engages in private equity investing. Mr. Metropoulos, funds managed by The Gores Group or their respective affiliates may compete with us for acquisition opportunities. If any of them decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated by Mr. Metropoulos, or within The Gores Group, including by Mr. Gores, may be suitable for both us and for the Metropoulos family or a current or future The Gores Group fund and may be directed to Mr. Metropoulos or such investment vehicle rather than to us. Neither Mr. Metropoulos, The Gores Group nor members of our management team who are also employed by certain affiliates of Mr. Metropoulos or The Gores Group have any obligation to present us with any opportunity for a potential Business Combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Mr. Metropoulos, The Gores Group and/or our management, in their capacities as officers or managing directors of The Gores Group or in their other endeavors, may be required to present potential Business Combinations to the related entities described above, current or future The Gores Group investment vehicles, Mr. Metropoulos or third parties, before they present such opportunities to us.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an initial business combination opportunity. Accordingly, if any of our officers or directors becomes aware of an initial business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
In addition, our Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of the Business Combination. As a result, our Sponsor, officers or directors could have conflicts of interest in determining whether to present Business Combination opportunities to us or to any other blank check company with which they may become involved. In particular, an affiliate of our Sponsor is currently sponsoring two other blank check companies, Gores Holdings IV and Gores Holdings V, which may seek to complete an initial business combination in any industry or location. Further, one of our directors, Mr. Bort, serves as a director of Gores Holdings IV and Gores Holdings V and Mr. McBride, our Chief Financial Officer, serves as the Chief Financial Officer of Gores Holdings IV and Gores Holdings V. Any such companies, including Gores Holdings IV, may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any potential conflicts would materially affect our ability to complete an initial business combination. Potential investors should also be aware of the following other potential conflicts of interest:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for 10,781,250 Founder Shares and after giving effect to the cancellation of 781,250 Founder Shares on March 18, 2019, the remaining 10,000,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $100,000,000 but, given the restrictions on such shares, we believe such shares have less value;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by February 5, 2021;

•
the fact that our Sponsor paid an aggregate of approximately $10,000,000 for its 6,666,666 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by February 5, 2021;

•
the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up
periods;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•
the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket
expenses if an initial business combination is not consummated by February 5, 2021;

•
that affiliates of our Sponsor, Mr. Alec E. Gores and Mr. Dean Metropoulos participated in the Series X Financing and, thereafter, will receive the Per Share Company Stock Consideration for each share of Luminar Series X Preferred Stock that they hold in connection with the closing of the Business Combination;

•	the fact that our Sponsor and members of our current Board and management would hold the following number of shares in the Post-Combination Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock	Value of Class A Stock (1)
Sponsor	9,925,000	$99,250,000
Alec E. Gores	11,928,290	$119,282,900
Dean Metropoulos	99,993	$999,930
Andrew McBride	4,127	$41,270
Randall Bort	25,000	$250,000
Michael Cramer	25,000	$250,000
Joseph Gatto	25,000	$250,000

(1)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.
; and

•
that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Current Company Certificate provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

Our Initial Stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Company IPO in favor of the Business Combination and our officers and directors have also agreed to vote any Public Shares purchased during or after the offering in favor of the Business Combination. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Dean Metropoulos	Metropoulos & Co.	Private equity and SPAC investments	Director and Officer
Alec E. Gores	The Gores Group, LLC (1)	Private equity and SPAC investments	Director and Officer
Andy McBride	The Gores Group, LLC (1)	Private equity and SPAC investments	Director and Officer
Randall Bort	None
Michael Cramer	None
Joseph Gatto	None

(1)	Includes all portfolio companies and certain other affiliates of The Gores Group.
Accordingly, if any of the above executive officers or directors become aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor these obligations to present such initial business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete an initial business combination. The Current Company Certificate provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, executive officers or directors. In the event we seek to complete the Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.
Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
The Current Company Certificate provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Company Certificate provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Company Certificate. Our current bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation
None of our officers or directors has received any cash compensation for services rendered to us. Commencing on February 1, 2019, we have agreed to pay monthly recurring expenses of $20,000 to The Gores Group for office space, administrative and secretarial and administrative support. Upon completion of an initial business combination or our liquidation, we will cease paying these monthly fees. In addition, our Sponsor and any of our existing officers or directors, or any entity with which they affiliated, will be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable potential initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of an initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management team to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with any initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Audit Committee Report
Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as “
PCAOB
,” Auditing Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Auditing Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2018 be included in our annual report on
Form 10-K
for the last fiscal year for filing with the SEC.

Fees and Services
Fees for professional services provided by our independent registered public accounting firm from August 28, 2018 through December 31, 2019.

	Year Ended December 31, 2019	For the Period from August 28, 2018 (inception) to December 31, 2018
Audit Fees	184,500	23,500
Audit Related Fees	—	—

Tax Fees	—	—
All Other Fees	—	—

Total	$184,500	$23,500
Pre-Approval
Policy
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee has and shall review and, in its sole discretion, pre-approve
all audit and permitted
non-audit
services to be provided by the independent auditors as provided under the audit committee charter.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/consent solicitation statement/prospectus entitled “
Risk Factors
” and “
General Information—Cautionary Note Regarding Forward-Looking Statements
.”
Overview
We are a blank check company incorporated on August 28, 2018 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses. We completed the Company IPO on February 5, 2019. Since completing the Company IPO, we have reviewed a number of opportunities to enter into an initial business combination with an operating business, and intend to effectuate the Business Combination. We intend to effectuate the Business Combination using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants.
Recent Developments
On August 24, 2020, we entered into the Merger Agreement, which provides for the Business Combination, among other things. As a result of the First Merger, we will own 100% of the outstanding capital stock of the Surviving Corporation and each share of Luminar Stock will be cancelled and converted into the right to receive a portion of the consideration. As a result of the Second Merger, we will own 100% of the outstanding interests in the Surviving Entity of the Second Merger. Following the closing of the Business Combination, we will own, directly or indirectly, all the stock of Luminar and its subsidiaries and the Luminar Stockholders will hold a portion of the Class A Stock and Mr. Austin Russell, Luminar’s Founder, President and Chief Executive Officer, will hold all of the Class B Stock.
The Merger Agreement
Merger Consideration
Pursuant to the Merger Agreement, the Luminar Stockholders will receive stock consideration. At the closing of the Business Combination, each Luminar Stockholder will receive for each share of Luminar Stock it holds a number of shares of Class A Stock or Class B Stock equal to the Per Share Company Stock Consideration. Following the closing of the Business Combination, each Luminar Stockholder may receive
Earn-Out
Shares in the form of Class A Stock or Class B Stock, as applicable, payable pursuant to the earn-out.
No fractional shares of Class A Stock or Class B Stock will be issued. In lieu of the issuance of any such fractional shares, the Company has agreed to pay to each Luminar Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Stock or Class B Stock to which such Luminar Stockholder otherwise would have been entitled multiplied by (ii) $10.00.
Series X Financing
On August 24, 2020, concurrently with the execution of the Merger Agreement, Luminar entered into the Series X Agreements with the Series X Investors. Pursuant to the Series X Agreements, the Series X Investors

agreed to purchase approximately 1,250,000 shares of Luminar Series X Preferred Stock for a purchase price of $135.7860 per share, or an aggregate of approximately $170,000,000 (collectively, the “
Series X Financing
”). The initial closing of the Series X Financing occurred at the Initial Closing. Pursuant to the Series X Agreements, Luminar has the right to sell up to an additional approximately 221,000 shares of the Luminar Series X Preferred Stock until the close of business on October 31, 2020. The Luminar Series X Preferred Stock to be issued pursuant to the Series X Agreements was not registered under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act/Regulation D promulgated thereunder.
Results of Operations
For the six months ended June 30, 2020, we had net income of $647,958. Our business activities during the quarter mainly consisted of identifying and evaluating prospective acquisition candidates for the Business Combination. We believe that we have sufficient funds available to complete our efforts to affect the Business Combination by February 5, 2021. However, if our estimates of the costs of undertaking in-depth
due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination.
As indicated in the accompanying unaudited financial statements, at June 30, 2020, we had $1,011,395 in cash and deferred offering costs of $14,000,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our Business Combination will be successful.
Liquidity and Capital Resources
On October 18, 2018, our Sponsor purchased an aggregate of 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to our independent directors. On March 18, 2019, following the expiration of the unexercised portion of the underwriter’s over-allotment option, our Sponsor forfeited 781,250 Founder Shares so that the remaining Founder Shares held by our Initial Stockholders represented 20.0% of the outstanding shares upon completion of the Company IPO.
On February 5, 2019, we consummated the Company IPO of 40,000,000 Public Units at a price of $10.00 per Public Unit, including 2,500,000 Public Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $400,000,000. On February 5, 2019, we completed the private sale of an aggregate of 6,666,666 Private Placement Warrants, each exercisable to purchase one share of Class A Stock at $11.50 per share, to our Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds, before expenses, of $10,000,000. After deducting the underwriting discounts and commissions (excluding the Deferred Discount, which amount will be payable upon consummation of the initial business combination, if consummated) and the estimated offering expenses, the total net proceeds from the Company IPO and the sale of the Private Placement Warrants were $401,055,000, of which $400,000,000 (or $10.00 per share sold in the Public Offering) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $1,055,000 at the closing of the Company IPO. Interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals (subject to an annual limit of $750,000, for a maximum of 24 months) and/or additional amounts necessary to pay our franchise and income taxes.
On October 18, 2018, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Company IPO. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Company IPO. These Notes were non-interest
bearing and payable on the earlier of September 30, 2019 or the completion of the Company IPO. The carrying amount of the Notes approximates fair value because of their short maturity. These Notes were repaid in full upon the completion of the Company IPO.

As of June 30, 2020 and December 31, 2019, we had cash held outside of the Trust Account of $1,011,395 and $1,365,240, respectively, which is available to fund our working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $750,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.
As of June 30, 2020 and December 31, 2019, we had current liabilities of $300,543 and $1,355,865 and working capital of $818,353 and $145,774, respectively, largely due to amounts owed to professionals, consultants, advisors and others who were working on seeking an initial business combination. Such work is continuing after June 30, 2020, and expenses are continuing to accrue.
We intend to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate our initial business combination. Moreover, we may need to obtain additional financing either to complete an initial business combination or because we become obligated to redeem a significant number of shares of our Class A Stock upon completion of an initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our initial business combination, the remaining proceeds held in our Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.
Off-Balance
Sheet Financing Arrangements
We had no obligations, assets or liabilities that would be considered off-balance
sheet arrangements at June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements.
We had not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial
agreements involving assets as of June 30, 2020.
Contractual Obligations
We did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities as of June 30, 2020 or December 31, 2019. In connection with the Company IPO, we entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to The Gores Group for office space, utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of an initial business combination or our liquidation.
The underwriter is entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($8,000,000) was paid at February 5, 2019, the IPO Closing Date, and 3.5% ($14,000,000) was deferred. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete the Business Combination, subject to the terms of the underwriting agreement. The underwriter is not entitled to any interest accrued on the Deferred Discount.
Significant Accounting Policies
The preparation of financial statements and related disclosures in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our significant accounting policies:
Offering Costs
We comply with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Company IPO and were charged to stockholders’ equity on February 5, 2019, the closing date of the Company IPO. Accordingly, offering costs totaling $22,865,105 (including $22,000,000 in underwriter’s fees), and were charged to stockholders’ equity.
Redeemable Common Stock
All of the 40,000,000 shares of Class A Stock sold as part of the Public Units in the Company IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Current Company Certificate. In accordance with ASC 480, redemption provisions not solely within our control require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, the Current Company Certificate provides that currently, we will not redeem our Public Shares in an amount that would cause our net tangible assets (stockholders’ equity) to be less than $5,000,001.
We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.
Accordingly, at June 30, 2020, 38,713,476 of the 40,000,000 Public Shares are classified outside of permanent equity at their redemption value.
Net Income/(Loss) Per Common Share
We have two classes of shares, Class A Stock and Class F Stock. Net income/(loss) per common share is computed utilizing the two-class
method. The
two-class
method is an earnings allocation formula that determines earnings per share separately for each class of Common Stock based on an allocation of undistributed earnings per the rights of each class. At June 30, 2020, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.
Income Taxes
We follow the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

We account for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments, which can materially affect amounts recognized in the balance sheets and statements of operations. We recognize interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded during the periods ended June 30, 2020 or December 31, 2019.
We may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
We are incorporated in the State of Delaware and are required to pay franchise taxes to the State of Delaware on an annual basis.
Recently Issued Accounting Pronouncements Not Yet Adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements based on our current operations. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if an initial business combination is completed where the impact could be material.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Our business activities for the six months ended June 30, 2020 consisted solely of organizational activities and activities relating to the Company IPO and the identification of a target company for our initial business combination. As of June 30, 2020, $406,397,612 (including accrued interest and subject to reduction by the Deferred Discount due at the consummation of our initial business combination) was held in the Trust Account for the purposes of consummating our initial business combination. As of June 30, 2020, investment securities in the Company’s Trust Account consist of $406,397,612 in cash. As of June 30, 2020, the effective annualized interest rate generated by our investments was approximately 1.60%.
We have not engaged in any hedging activities during the six months ended June 30, 2020. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules
13a-15
and
15d-15
under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules
13a-15(e)
and
15d-15(e)
under the Exchange Act) were effective.
During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT LUMINAR
Unless the context otherwise requires, all references in this “Information About Luminar” section to “we,” “us,” or “our” refer to Luminar Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Overview
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created the only lidar sensor that meets the demanding performance, safety, and cost requirements to enable Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology. Integrating this advanced hardware with our custom developed software stack enables a turn-key
autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products set the standard for safety in the industry, enabling accurate and reliable detections of some of the most challenging “edge cases” autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see
objects like a tire on the road ahead or a child that runs into the street are not missed, as well as our software to interpret the data and inform autonomous and assisted driving decisions.
The automotive industry is among the largest in the world and features an estimated total addressable market opportunity (“
TAM
”) for advanced driver assistance systems (“
ADAS
”) solutions expected to exceed $150 billion by 2030. Our model to capture this opportunity is to directly partner with top established automotive companies in order to power their autonomous future. Correspondingly, we have successfully established partnerships with 50 companies across three primary application verticals: passenger vehicles, commercial trucks, and robo-taxis. Although not our primary focus, adjacent markets such as aerospace, defense and smart cities offer use cases uniquely suited for and potentially served by our technology.
A majority of autonomous vehicle companies have been primarily focused on robo-taxi R&D for urban low speed ridesharing applications (of which we work with many). We are, by comparison, uniquely able to power autonomy in the existing at-scale
consumer vehicle industry with its high performance and
low-cost
lidar hardware and associated software. As a result, we now have seven of the top ten passenger vehicle OEMs as partners and in parallel are also powering the substantial majority of autonomous trucking programs. The constrained focus on the highway autonomy use case for production cars and trucks as opposed to complex urban environments presents a unique opportunity for us to enable near-term production deployments throughout the 2020s, while it is expected that higher levels of autonomy for urban robo-taxi applications will take substantially longer to reach scale. Driving further volume beyond highway autonomy is our proactive safety solution, with the goal of ultimately preventing the majority of forward collisions that occur on roads today. With over one million fatalities globally each year from vehicle accidents, there is a clear opportunity to set a new baseline standard for vehicle safety industry-wide.
Launching this bold vision forward, we entered into a landmark deal with Volvo for the first automotive series production award for autonomy in the industry, which was announced in May 2020. Our hardware and software is being integrated into Volvo’s global consumer vehicle platform to power autonomous highway driving and proactive safety features, with start of vehicle production scheduled to take place in 2022. Volvo has historically been a leader in deploying new breakthrough safety-centric technologies into the automotive industry, ranging from the invention of the modern three-point seat belt to the launch of Mobileye’s vision-based ADAS product. We expect to be no different.

Market Outlook
There is a worldwide trend towards mobility and
e-mobility
and a renewed focus on autonomy, specifically highway autonomy for passenger and commercial vehicles. As the market shifts toward electric and hydrogen drivetrains, along with software-defined vehicles delivering a new user experience and data capability, we see the potential of autonomy enabled by the sensing and computing technologies on vehicles and under advanced development today. The roadmap from existing driver assistance and comfort features all the way to self-driving value can be built through improved vehicle situational awareness.
Our products provide this situational awareness in a broad range of driving environments and allow for confident detection and planning at all vehicle speeds. Our portfolio encompasses sensor hardware, and perception and decision-making software that improve existing vehicle features and enable new levels of vehicle automation for consumer and commercial applications. To understand the ADAS and autonomy markets addressed by our products, it is important to understand the levels of automation as defined by The Society of Automotive Engineers (“
SAE
”).

Although SAE has clearly defined these levels, there continues to be inaccuracies and misuse of the levels leading to consumer misconceptions about the true capability of the vehicle which they purchase. We believe our lidar greatly enhances the lowest levels of autonomy and enables the deployment of the highest levels of autonomy to both the consumer and commercial markets. Below is a more detailed description of the levels of automation.

•
Level
 0 – Active Safety:
In this level, the human is fully responsible for all driving functions at all times. “L0” is defined as driver support features that are limited to warnings or momentary driving assistance. Examples of warnings include blind spot warning or lane departure warnings. Examples of features with momentary assistance include automated emergency braking (“
AEB
”) and lane keep assist (“
LKA
”). These features are viewed as the basis of active safety, with AEB designed to reduce and/or mitigate the severity of low speed accidents, and LKA designed to prevent vehicles from crossing over into neighboring lanes or even worse, oncoming traffic. These features apply to both passenger and commercial vehicles and are growing as standard features globally and represent the majority of the ADAS market today.

•	Luminar value-add: Our lidar’s long range and high resolution capability enables the detection and classification of objects (vehicles, pedestrians, cyclists) in all lighting conditions and inclement weather. We expect this to greatly improve upon today’s systems, and to be much more effective at taking proactive measures to avoid accidents and extending the AEB capability to higher speed driving scenarios. Additionally, the ability to detect lanes out to 150 meters and do so in these same adverse environmental conditions adds to the robustness of LKA systems and helps prevent temporary loss of lanes or lack of detection altogether as often seen in today’s systems.

•
Levels 1 and 2 – Driver Assist:
These levels represent the last levels in which the driver is still fully responsible for all driving functions at all times. “L1” is defined as driver support features that provide steering or braking/acceleration assistance, but not both simultaneously. Examples include lane centering support (“
LCS
”) or the more widely adopted adaptive cruise control (“
ACC
”). These features are viewed as comfort features, easing the driving load from the driver during extended highway drives. “L2” captures multiple driving tasks, for example both ACC and LCS simultaneously. In the near future, we expect an increased adoption of these systems as safety protocols begin to require head-on
collision assistance which will require simultaneous braking and steering control.

The term L2+ is often used for today’s higher capability systems, many of which add a driver monitoring camera to ensure the human driver remains engaged, but allow them to remove their hands from the wheel completely (eyes must remain on the road). These systems are currently restricted in Europe, but allowed in the United States and other regions of the world in the restricted operational design domain (“
ODD
”) of divided expressways, highways, and typically only in systems with onboard high-definition maps of those expressways. The ramp up of these systems has been slower on the market, mainly due to the additional sensing and compute costs for marginal value-add
to the end consumer.

•
Luminar
value-add:
Similar to L0, we expect to greatly improve upon today’s L1 and L2 in performance, robustness and availability. With the ability to detect lanes and precisely measure the distance to a lead vehicle in a single lidar sensor, we can independently give lane assignments to objects ahead. This helps prevent false braking events while driving in ACC mode, making the consumer experience more enjoyable. Add this to the ability to detect lanes independent of lighting conditions, and we add confidence and robustness to nighttime driver support systems as well. As driver confidence in these features grows, we expect the utilization and adoption of such features to increase, leading to higher impact of vehicle safety systems.

•
Levels 3 and 4 – Highway Autonomy:
In these levels, the vehicle can still be operated in normal driving mode. However, when the automated driving function is engaged, the human is no longer responsible for the driving function. “L3” requires that the human driver must take back complete control of the vehicle when requested. “L4” assures the vehicle will continue to function without any human driver intervention, even if in a degraded state. Terms such as “chauffeur” are used for L3, while terms like “pilot” are used for L4, sometimes incorrectly. Further, robo-taxis today are aspiring to L4 but still rely on safety drivers behind the wheel making them L3 systems – including leaders like Waymo. To better quantify a vehicle’s autonomous capabilities, the market has started to assign an ODD and while many are trying to enable L4 for the urban environment, the most logical ODD for L3 and L4 driving is divided expressway or highway. Subsequently, a vehicle may not have L4 capability from the garage or the docking facility to the highway, but from highway entrance to highway exit, the vehicle can provide L4 functionality for that specific ODD. In 2020, the L3 and L4 markets only exist in development platforms and there are no serial production automotive L3 or L4 systems available. We believe, however, this segment represents significant growth potential and when correctly implemented, will prove valuable to both the consumer and society.

•
Luminar
value-add:
Adding our lidar to these systems improves their robustness and availability, allows sensing redundancy to cameras and radar, and therefore enables true hands-off
and
eyes-off
operation. This allows the driver to utilize their time for something other than supervising the driving function, which is the ultimate product purpose of autonomy.

•	Levels 4 and 5 - Urban/Full Autonomy: “L5” is essentially the same as L4, but without the ODD restriction. It is the designation for vehicles that when placed in automated driving mode, can drive everywhere and in all conditions without human intervention or even occupants. We group this L4/L5 functionality due to the current focus on urban and suburban driving in the form of robo-taxis. Commercial trucking also aspires to L5 capability but is focusing its L4 efforts on highways as this yields the highest benefit. An urban L4 is extremely complicated compared with highway L4. We do expect that robo-taxis and automated people movers will be a strong growth market, but the timeline is more uncertain and we expect this market growth to be limited while technology for both vehicles and infrastructure matures.

•
Luminar
value-add:
Similar to L3 and L4, we believe lidar is required to deliver L5 sensing and perception needs. Sensing redundancy and multiple modalities are required and perhaps more important since the environment is the most complex, and our lidar’s sensing and perception capability supports the needs of detection and classification in dense, congested, and difficult environments at all hours of the day and night.

While these SAE levels are important to technology developers, we believe the market is currently segmented in two distinct categories: (1) ADAS or driver-assistance, where a human is in the driving loop and responsible, at minimum, to be a safety fallback and in most circumstances directly control part or all of driving tasks; and (2) autonomous driving, where a human is
“out-of-the-loop”
(colloquially, “hands off” the steering wheel and “eyes off” the road), which generates real value propositions to consumers, such as allowing the driver to recover time, as opposed to mere comfort or novelty features.
Within these two segments, we believe the largest business opportunities exist in the areas of active safety and highway autonomy due to trends in safety technology standardization and consumer pain-point priority. These two applications have well aligned technology requirements that allow us to remain focused on a single product/solution that will allow OEM partners to achieve both. The broader autonomy market segment, specifically robo-taxis, represents strong long-term opportunity, but lidar technology must be seeded now during development even though high-volume production and deployment remains many years away.
These trends and safety needs apply to both the passenger and commercial vehicle markets. The autonomy use case and business case for commercial vehicles are simple: reduce operational costs and increase efficiencies. Passenger vehicles are more complex since the ability to deliver autonomy is more focused on the consumer’s comfort and convenience. We are working to help OEMs and consumers achieve these goals, but with the proper level of safety included. Our lidar is also making traction in other markets, including defense and smart cities, that require high resolution and long-range sensing in uncontrolled operating conditions.

Source: Our estimates, incorporating data from IHS Markit and Wall Street research. Includes passenger and commercial vehicles (including robo-taxi)

The charts above represent today’s market in 2020 for which scanning lidar is limited. The market, however, is expected to grow substantially by 2030 and our technology has the potential to improve or enable capability across the full spectrum of the market. Our initial focus for lidar technology is L3/L4, and we aim to offer the sensing, perception, and function turn-key
system that will truly add value and give driving time back to the end consumer. This market is still developing, but represents significant growth, and we are the technology leader with the first L4 highway production platform win with Volvo. In addition, vehicles enabled with our lidar will be capable of proactive safety in which accidents are potentially completely avoided, which can benefit other autonomy solutions such as L1/L2.
Passenger Vehicles
The passenger vehicle market is very large. We expect that more than approximately 100 million new passenger vehicles will continue to be manufactured year-over-year through 2030 and beyond. It is very difficult to replicate this volume in other markets, but it is also important to recognize that highway autonomy is not yet standard equipment. In order to realize a vehicle feature’s maximum societal benefits, the ultimate goal in the automotive industry is to achieve 100% adoption of the highway autonomous feature in all vehicles. We expect a technology adoption ramp-up
over time as automated functionality matures, costs and pricing are reduced, and consumers become more familiar with the full benefits and capabilities of a safe autonomy system. We believe there is a substantial market opportunity for our products when proactive safety is coupled with autonomy due to the public benefit of the overall anticipated safety increase.
ADAS
ADAS volumes are primarily driven by both the European and North American markets. The European New Car Assessment Program (“
NCAP
”) requires a minimum level of crash mitigation functionality such as AEB (for vehicles, pedestrians, and cyclists), LKA, speed alert systems and other ADAS features for a vehicle to have a
5-star
rating. Furthermore, the European Union is moving toward mandates of these advanced functions.
The U.S. is less focused on mandates at this time and instead allows the U.S. NCAP (known as the “Stars on Cars” program) and designations such as the Insurance Institute for Highway Safety “Top Safety Pick” and “Top Safety Pick+” to drive adoption and provide consumers with an understanding of the vehicle’s advanced crash avoidance capability. Additionally, in working with the National Highway Traffic Safety Administration (“
NHTSA
”), 20 automakers pledged to voluntarily equip virtually all new passenger vehicles by September 1, 2022 with a low-speed
AEB system that includes forward-collision warning. With global safety rating programs and the OEMs competing to deliver more safety and comfort features to their customers, it is reasonable to expect near complete adoption of ADAS functionalities in new vehicles produced by Europe, U.S., Japan, and South Korea by 2026. We expect adoption rates to increase significantly in China as well.
Tesla’s “Autopilot” is an example of establishing a driver support (as defined by SAE) platform as standard equipment. They developed a vehicle around the promise of future functionality which supports the production volume and cost reduction needed to spread technology beyond premium, low volume platforms. We expect more OEMs to demand proactive safety and limited autonomy with the ability to upgrade functionality over time without hardware change. This expectation aligns well with the increasing number of OEM developing new vehicle platforms that span their lineups.
Proactive Safety
While the increased application of existing ADAS technology should help lessen the number of accidents and fatalities, we believe there is significant room for improvement concerning standard ADAS and crash avoidance. Today, the ADAS systems are designed to mitigate or lessen the severity of accidents and only avoid them under certain low-speed
or ideal environmental conditions. Recent data suggests that the number of automotive fatalities globally still exceeds one million annually and the social costs of accidents continue to exceed $500 billion in the United States alone. As the autonomy market matures, we expect that OEMs and global NCAP programs will extend the functionality to intersection and crossing scenarios, which requires wider fields-of-view
and faster detection. Global safety rating programs are also considering night and low-light
performance in the future, further pushing the existing technology’s limits. We believe there is a significant opportunity to be able to reduce collisions with a capable lidar sensing system and software which can enable an understanding of the environment, which can help to avoid collisions by taking over the steering wheel and braking systems proactively. Our lidar is capable of significantly increasing the effectiveness of these active safety systems and supports proactive safety and greater crash avoidance measures using our long-range, high resolution, wide field-of-view,
and perception software to be able to detect pedestrians and cyclists in the most challenging and complicated environmental sensing conditions. Furthermore, high-speed safety performance, specifically AEB, is increasingly important as hands-free highway driving assist systems are further delivered to the market, and the vehicles take on more of the driving responsibility.
Highway Autonomy
Since inception, our focus has been to enable safe and ubiquitous autonomy and we view highway autonomy, in combination with proactive safety, as providing the most value to the end consumer for the foreseeable future. The market is also trending in this direction, targeting hands-off
and
eyes-off
operations in a more controlled setting than the urban environment. While there is a significant focus on investment and development of robo-taxi solutions, passenger vehicles continue to be a voluminous market, and we expect the growth rate of highway automated functions to have a compound annual growth rate (CAGR) of nearly 40% from 2020 until 2030.
Commercial Trucking Market Outlook
The amount of goods transported by trucking globally continues to rise year-over-year. While the number of newly manufactured trucks has declined in recent years, the application of ADAS technology continues to grow and the interest in autonomy for transport is at an all-time
high. The business case for trucking highway autonomy is simple: lower operating costs and increased availability of the vehicles and time spent on the road (trucking and fleet companies do not get paid to park at rest stops).
The application of AEB has been in the market for many years, with the first mandate for vehicle AEB in Europe in 2013, and growing application of the functionality since. Similar to passenger vehicles, Europe leads the market in a unified safety direction and has put mandates in place to drive lane keeping functions and expand the AEB functionality to include pedestrians and cyclists. This leadership is also a result of a market driven by the trucking manufacturers who set the technology distribution of vehicles and the ADAS vehicles and systems architectures. Unfortunately, the trucking market in North America is heavily driven by the fleet operators’ specifications and is heavily fragmented. The lack of mandates from governing bodies has resulted in a market for ADAS that is very difficult to quantify and gain economies of scale across a small set of partners as is the case in Europe. As in passenger vehicles, our lidar technology and sensing capability could greatly improve the L0 and L1 functionality for the trucking market as well. However, our focus and the value add seen globally by the OEMs and fleet operators is L4 highway autonomous driving.
L4 highway autonomy is the target ODD for trucking because that is where their money is earned and where the majority of the physical truck’s time is spent. The sensing needs between Europe, North America, South Korea, Japan, and other regions globally all differ slightly, but have similarities in the requirement for (i) long range detection to aid in extra braking time, (ii) farther detection of lanes to aid in proper lane centering and placement of potential obstacles in the correct lanes, and (iii) the vertical field of view and high placement on the cab to support close proximity detection in front of the vehicle, as well as overhead obstacles (such as bridges and overhead signs).
Robo-Taxi and Delivery Market Outlook
The press announcements of large robo-taxi investment and partnerships between technology companies, both established and startup, and mainstays from the automotive industry dominate the industry’s attention. This application is, however, the most difficult vehicle autonomy feature to solve for technically. It requires the ability to detect and classify hundreds of objects and predict motion for many of those objects, including pedestrians, electric scooters, and bicycles – all of which present as pedestrians, but move in very different ways. The environment consists of dynamic weather, steam from manholes and exhaust pipes, and oftentimes construction equipment causing dust and debris. Given the economic benefit an automated robo-taxi driving system could unlock, billions of dollars in funding and engineering efforts have been focused on developing solutions. The majority of the autonomous vehicle companies are operating in this space, awaiting a market that requires complex governmental support, funding for infrastructure, and a sensing and compute solution that must anticipate every possible mixed-traffic scenario.
Additionally, the initial ODD only requires low to medium speed operation, which can be met with less capable sensors. We expect that ultimately, the ODD will need to expand to the highway as robo-taxis and automated shuttle services move people from city centers to the airport and back, in particular. We expect limited robotaxi R&D programs will continue to operate in varying levels of development and testing the rest of this decade.
Adjacent Markets
Although not our primary focus, the adjacent markets below offer use cases uniquely suited for and potentially served by our technology. Our goal is to scale our core markets and utilize our robust solutions to best serve these adjacent markets where it makes sense for us and our partners.

•
Smart Cities.
Many government agencies are motivated to invest in smart cities solutions such as “Smart” intersections and “Intelligent” tolling systems due to macroeconomic trends such as usage of electric vehicles (and the subsequent reduction in fuel taxes) and growing city populations (and the subsequent need to manage assets more efficiently). As discussed above with trends of urban living and the need to manage traffic flow and congestion, not only is there a market for the vehicles themselves but also for the infrastructure to support such automation. Today, 27 cities globally have a defined Smart City initiative to deliver by 2027, with over 50% of these initiatives being in Europe and North America. The market is broken up into segments: smart buildings, transportation, infrastructure, healthcare, energy, security, and education. We will focus on infrastructure and security: traffic flow and intersection management, tolling and traffic management, smart parking and security, pedestrian and crowd flow management and security, and large venue security.

•
Aerospace and Defense.
The aerospace and defense markets are intent on increasing their autonomous capability and lidar is a key component to enabling such automation, including for items such as an automated convoy for resupply or an automated refueling mission. These markets represent a small volume, but with very specific requirements that only certain technologies will be able to meet. We will utilize our sensing and system architecture from our core automotive system and provide solutions in this space and/or partner with companies who can help deliver specific solutions licensing our high performance technology.

Our Solution Overview
We bring opportunity and inspiration to an automotive industry that requires continuous technological and performance innovation, and play a critical role in making the future of mobility safer. The hope for autonomy is not just novelty – it is the critical feature required to transform the way people and goods move throughout the world transportation ecosystem. Autonomy presents an opportunity to save lives through enhanced safety, liberate those who struggle with transportation access, and reoptimize value chains of logistics and vehicle ownership. We seize this opportunity by delivering what we believe is the world’s first autonomous solution for series production, powering highway autonomy and proactive safety.
High-performance lidar is not just another sensor
. While it is true that lidar is a sensor, its value is more than just hardware and delivering a point cloud “image.” It is similar to radar and cameras in that these devices provide no direct value without the signal processing, detection, tracking, and perception software that gives an understanding of the vehicle’s surroundings. The next product offering levels are to provide route planning and command the steering, braking, and engine actuators to control the vehicle. This will require lidar producers to follow the precedents set by camera and radar, where sensor providers supply perception software (they are, after all, the experts in that sensor’s data).
Many companies have developed lidar sensors, but not all have developed lidar systems. A lidar product offering can be broken down as follows:
Lidar:
For customers with a full complement of vehicle system software development, this product enables their development of vehicle functions through a sensor hardware product.
Highway Autonomy:
A full vehicle function product combining hardware and software for driver out-of-the-loop
on highways.
Proactive Safety:
A full vehicle function product combining hardware and software that continuously monitors, but only momentarily acts to avoid collisions on all road types.
As the requirements of a lidar system increase, the number of competitors tends to quickly decrease. We were founded with the understanding that the most effective lidar solution will have perception that can deliver the complete desired solution through the OEM to the end consumer. Many OEMs, via their camera experience, have outsourced everything to the supply base, except function development. Many have outsourced even this functionality and are starting to weigh the benefit of having a proprietary solution to using a more standardized, off-the-shelf
product that saves them time and money.

Commercial Overview
We partner with the majority of key OEMs focused across three verticals: passenger vehicles, trucking, and robo-taxi. More than 75% of the companies listed below are working with our technology today. Furthermore, we have strong demand for our products in multiple adjacent market verticals.

An important benefit of our engagements with commercial partners is to have our products generally incorporated into our commercial partners’ development programs at the earliest stages. By securing these development wins in a competitive landscape, there is greater increased forward visibility into the long-term development cycle toward series production. This awards us with a significant competitive advantage by optimally positioning us to convert existing development engagements with key automakers into series production awards in the near term, as we have with the Volvo and others we expect to finalize in the future.
Twenty-four of our commercial partners are currently integrating our Hydra lidar sensors (described further below) and validating our technology into their development fleets of tens to hundreds of vehicles. We also have ten advanced development contracts and are working to convert these into series production awards over the next 24 months. We expect that all series production partners will use our Iris lidar sensors (described further below) for upwards of one million or more vehicles, building on the work already completed with Hydra.
In the near term, we are focused on the passenger vehicle and trucking markets, which we believe will drive our ability to increase market share and achieve economies of scale.
Passenger Vehicles
Due to the complexity and challenging environment of urban driving, we believe that the industry will focus on highway autonomy in the near future. Our series production award with Volvo, a global leader in automotive safety, is a key example. Our lidar technology will power Volvo’s first fully self-driving technology for highways in their next-generation production passenger vehicles, enabling true driver out-of-the-loop
functionality, which we expect will set new standards of safety for the industry.
By 2030, we anticipate we will have approximately 4% vehicle penetration rate across the industry. Today, a majority of our current partners have a highway autonomy program in development with an anticipated start of production year ranging from 2023 to 2025.

Leveraging our hardware and software for series production also paves the way for future proactive safety use cases in vehicles. We believe our lidar unlocks greater crash avoidance capability than today’s active safety systems and will help deliver what it calls “proactive safety” to the consumer – higher speed emergency braking, enhanced lane keeping functionality, and significantly improved performance and availability in inclement weather and low-visibility
conditions. Given our performance-differentiated products and Volvo’s safety DNA, Volvo is considering making our lidar standard on all vehicles in the future, which would further enable and accelerate the adoption of our technology to several automotive partners.
This, in turn, increases our ability to scale incorporation of our products into additional passenger vehicles relative to our competitors, which we believe is a significant advantage. With production expected to start with Volvo in 2022, we will have an industrialized, automotive-grade product ready to deploy and the ability to leverage existing capacity with an efficient use of capital to support our commercial partners globally.
Commercial Trucking
We work with a significant majority of self-driving truck
start-ups
and traditional truck OEMs. Our commercial partners greatly value the long perception range that our sensors enable while operating on highways. Our technology enables the detection of road debris such as tire remnants or stalled traffic at ranges greater than 250 meters, as well as motorcycles darting through traffic at highway speeds. We believe the short-range performance of the vast majority of lidar providers is insufficient against those and other scenarios and inadequate to provide the level of safety required by commercial trucking companies operating on public motorways.
We work directly with our commercial partners to optimize our products for their applications. A few highlights of this optimization include our developments of unique scan patterns for maximized point density in specific areas of interest and models for sensor placement that minimize blind spots around the cab. Our commercial partners use between one to four lidar sensors per truck, and we expect that all will eventually integrate three or four if they move forward to series production.
We enable our commercial trucking partners to consider three and four sensor configurations because of our expected unit economics. While the trucking market has less price sensitivity than the passenger vehicle market to support a multiple sensor configuration, it still benefits from the economies of scale achieved in the higher volume passenger vehicle market. Our commercial trucking development partners also appreciate that our passenger vehicle development comes with automotive-grade standards implemented in our product design and manufacturing processes. This enables our commercial trucking development partners to leverage our success with passenger vehicles and access the technology required to deploy much sooner than if they had worked with our competitors. We believe this is significant to them as the economic incentive for self-driving trucks is more compelling than for passenger vehicles since truckload carriers in North America and Western Europe aggressively compete for freight down to a difference of tens of dollars. Self driving technology will enable truckload carriers to eliminate drivers on their terminal to terminal lanes and subsequently eliminate 25% to 30% of their costs for hauling freight. They will use that savings to win more desirable freight business. Adding to truckload carriers’ sense of urgency to deploy self driving truck technologies is the chronic shortage of drivers. For these reasons, we believe self-driving trucks will start to operate on highways as early as 2023 and steadily ramp up through the remainder of the decade.
Autonomy is a true economic enabler for the logistics market, including terminal to terminal, drayage and even last-mile delivery. The benefits of proactive safety discussed as part of our consumer vehicle products also apply to trucking.
Robo-Taxi and Delivery Vehicle Market
While robo-taxi and self-driving shuttle development primarily focus on low-speed
urban environments today, their full value will only be met if they can also operate at higher speeds to expand their operating area,

such as highways leading to airports. Our technology helps them achieve those goals by expanding this operating area to include roadways with speeds greater than 45 mph. Moreover, by using our perception software, our commercial partners can utilize their limited engineering resources more efficiently and enable them to focus on solving issues associated with vehicle system integration and driving in complex, urban environments. Our technology complements their work and will enable them to deploy their fleets sooner.
We expect there will be a number of locally dedicated robo-taxi R&D fleets continuing to launch through the next decade, which will begin with human safety drivers monitoring operation at all times and then transition to no human monitor as the fleet gains confidence in the safety of the system.
Adjacent Markets
The
on-road
vehicle markets are what drive our product development decision-making, especially in sensor hardware development, but the need for nearly identical performance exists in other markets as well. These markets commonly cannot match the economies of scale that automotive markets offer, but together they represent strong business opportunities. Therefore, we take an opportunistic approach to the broader lidar and perception markets, with particular near-term focus on the following.

•
Smart Cities.
We are working with our partners to integrate our sensors and perception software into existing solutions to make those solutions perform at high levels. Our technology enables those systems to detect and respond to vehicles at much greater ranges than legacy technology, and its perception software enables more reliable classification and prediction of objects within the area of interest. For example, cities will be able to reduce accidents at troublesome intersections and avoid expensive redesign projects, and tolling agencies can reduce the number of missed vehicles and increase their revenue yield. Many other applications benefit from our technologies’ superior performance, and we are working with partners to enable new benefits for their customers.

•
Aerospace
 & Defense.
Aligned with our mission of enabling the autonomous movement of people and goods, we work with large aerospace/defense contractors on applications that extend off-road.
While our products are used in many different applications, most involve enabling some form of autonomous drive capability. We anticipate entering into multi-year supply agreements with our defense contractor partners in this market to generate a significant number of sensor sales in the future. We also expect that most of our defense contractor partners will integrate our perception software into their solutions.

There is a significant difference between a development platform project and automotive-grade production
. Many lidar companies have created development products. These products are used for multiple applications, including environmental mapping for autonomous driving perception. Some of these development products began with huge spinning lidar sensors placed on top of vehicles that were ideal for viewing 360° around the vehicle, in order to better understand the challenges associated with autonomy and help solve those challenges. They were deployed in robo-taxi and autonomous trucking applications, and a myriad of off-road
applications to scope the role of 3D sensing. While relatively successful to date at establishing incumbent positions in all applicable markets, almost none of these products have transitioned to automotive-qualification or military standardization specification, which is required for series production. Many lidar companies have elected to shift their focus from automotive to other adjacent markets due to the deficiencies in their technical approach to lidar or the sheer organizational difficulty and cost in delivering automotive-grade products. Many of those adjacent markets are looking to leverage scale and reuse from the automotive market, with the understanding that it is very difficult to replicate a potential market of approximately 100 million units per year (passenger vehicles and commercial vehicles combined worldwide). With a clear roadmap and a development platform that seamlessly transitions into the production platform, we believe we are well-positioned to establish the mass-scale market for lidar as the key markets’ leadership position.

Our Products
We believe we have established a dominant position in a crowded lidar market for three critical reasons: product, thought leadership, and deployment. Our products are designed and built from the ground up for the automotive market, and our performance exceeds those of our competitors. Our lidar and perception software forges a path for consumer 1550nm technology, which has been widely embraced as the long-range wavelength region necessary to widely deploy truly autonomous vehicles. We are the only lidar company with deeply integrated hardware and software products, and this depth is supported by an extensive intellectual property portfolio of 88 issued patents, and nearly as many pending.
We believe our products meet or exceed the requirements to enable safe autonomy at all levels, and we have turned this capability into a position of thought leadership in the market. From small technology companies to global OEMs, our 50 commercial partners look to us for guidance on how to specify, test, and integrate lidar into their products. Our broad technical competency spans hardware, software, and system safety disciplines. This leadership role often begins with our product as a reference sensor in validating lesser performing sensors, including other lidar, radar, and cameras. From this, we have been successful in converting to platform deployments as our roadmap to series production has become more immediate.
Vehicle platform deployments determine the scope and design of a partner’s series production vehicle system, and are therefore our anchor for future growth. Sensor changes in these development platforms are not taken lightly by the industry, and the closer these test vehicles get to feature demonstration, the more difficult it will become to displace our technology. Our products have won platform development positions in most of the world’s top automakers and autonomous trucking programs, in both cases often displacing legacy lidar providers. Broad deployments in a host of different vehicles and countries provide us with a global fleet multiplier, which will unlock future capabilities as we seeks to broaden automation capabilities. With a clear roadmap to an automotive-qualified product by 2022 as part of Volvo’s next generation consumer vehicles based on Volvo’s SPA2 platform, the rest of the market now has direct line of sight to our first wave of driver out-of-the
loop vehicle features and services. Once partners scope their series production vehicle system based on their development platforms with us embedded, we believe there is a higher likelihood of successfully closing a design win for the series production.

Our Iris lidar sensor integrated into Volvo SPA2 platform with expected production in 2022
ADAS has commoditized the idea of vehicle safety, but has not delivered the full promise of this technology, as discussed further in the section entitled “
Technology Comparison
” located below. Therefore, a large opportunity exists to build on this foundation of vehicle features. We plan to use our market position and technology leadership to create a new class of vehicle features aimed at maximizing the safety impacts of high-

performance sensory perception. Given more than 90% of motor vehicle accidents in the U.S. are due to driver perception or action failure, our proactive safety initiative addresses crash avoidance features instead of merely severity mitigation features. To support and accelerate the delivery of a complete lidar-based ADAS and Level 4 highway autonomy program, we are expanding our software team. This expansion began with the addition of former members of Samsung’s Munich-based DRVLINE platform team previously responsible for delivering ADAS functionality for its mobility enterprise.
Whole-Products for Growth
A whole-product is everything that is required to ensure that targeted end customers can fulfill their compelling reason to buy. For us, this means doing more than delivering the best possible lidar sensor. It means we will:

•	maintain sensing superiority through advanced sensor development;

•	provide actionable data through continual perception software refinement; and

•	drive vehicle feature delivery through internal and external investment.
Sensing Superiority
We have delivered on a five-year lidar roadmap to enable autonomy programs like those in Volvo’s SPA2 platform. In 2017, we initially came to market with a prototype product, known as Model G, which brought custom technologies together to demonstrate what was possible from long-range, high-resolution lidar. In 2018, we launched Hydra, our product for testing and development programs. Hydra provides commercial partners with the full toolset to accelerate their progress towards series production using Iris, our commercial volume-production product. Iris was introduced in mid-2019,
followed by the launch of our perception stack in January 2020, which will lead to smarter sensing over time. Our Hydra and Iris products are described in further detail below.

Luminar
’
s
Hydra
lidar sensors are dynamically configurable dual-axis scan sensors that detect objects up to 500 meters away over a horizontal field of view of 120° and a software configurable vertical field of view of up to 30°. High point densities in excess of 200 points per square degree enable long-range detection, tracking, and classification over the whole field of view.

Hydra lidar sensors and electronic compute unit
Luminar’s Iris
lidar sensors leverage the same core technology components in Hydra, but Iris is refined to meet the size, weight, cost, power, and reliability requirements of automotive qualified series production. Iris features two fully custom integrated circuits – driving both laser transmitter and receiver. The sophistication of the Iris lidar data outputs comes from four generations of deployed integrated circuit design, and supports our ability to stay ahead of market demands for data.

Currently commercialized vehicle autonomy technology only incorporates Level 1 and Level 2 ADAS, or partial automation made possible with cameras and radar, and enhanced by lidar. Iris is expected to become a commercially viable long-range lidar for automotive applications in Level 3 through Level 5 of vehicle autonomy, including full highway autonomy and urban and suburban autonomous driving.

Iris lidar sensor
With camera-like resolution of more than 300 points per square degree and high data fidelity, Iris reliably sees where objects are and understands what they are, even at long distances and in inclement weather. Combined with ongoing software updates, Iris becomes more capable over time, unlocking the roadmap to autonomy and broadening driver assistance.
Sensing More
We selected lidar as our primary sensing architecture in part because it is an effective active sensor, meaning it has its own source of light (laser) that it emits to detect targets, rather than a passive sensor which depends on reflected sunlight to measure targets. When designed appropriately, the sensor can capture large amounts of information about the targets – well beyond three dimensions (3D). Even today, as it only scratches the surface of what we expect lidar can bring to autonomy, we provide more than a 3D scene. Through a pipeline of signal processing in each point-cloud point, common surfaces can be identified, moving objects can be better understood, and target reflectance provides grey scale contrast to the scene. All these pieces of information are called point attributes, and they feed perception algorithms that ultimately discern what the targets are within a scene. The more information perception algorithms are given, the faster and more reliable the results become.
Looking forward, we are exploring ways to extract environmental information of things people can intuit, but machines must measure. For example, understanding air motion would allow software to estimate objects’ weight and assess the danger to vehicles. The optics and photonics community has produced countless capabilities like these for metrology applications. We are developing this deep understanding of what is possible with the market’s mobility needs to create products that deliver continually increasing value.
Our Software
If a vehicle is to take an action on the road (e.g., accelerate, brake or steer) without human control, or even override human control, it must have an understanding of the driving environment. This understanding is called perception. The requirements for perception, and subsequently for the sensors providing necessary information underlying it, ultimately come from questions the vehicle system needs to have answered continuously to execute driving maneuvers safely in the real world. These questions are the same ones the human brain must continually assess to drive:

•	Where is the road, how is it organized into lanes, and which is the proper lane?

•	What driving rules apply to these lanes (e.g., lane change permission, speed, direction, traffic type)?

•	How is the vehicle moving now (speed, direction)?

•	What obstacles and other fellow travelers are in or near the roadway?

•	Where are these external objects (which lane, sidewalk, etc.), and how are they moving?
With a confident and continuous understanding of the driving environment from our perception software, routes can be planned, risks can be assessed and actions can be sent to the vehicle’s control system. We, working closely with our partners, expect to deliver this full vehicle system capability.
Core Sensor Software:
Our lidar sensors are highly configurable and capture valuable information extracted from the raw point-cloud to promote the development and performance of perception software. Therefore, core sensor software features help our commercial partners to integrate, control, and enrich the sensor data stream before perception processing. These features include:

•	Automatic sensor discovery to expedite system startup time;

•	Extrinsic calibration to automate multi-lidar geometrical alignment;

•	Proprietary middleware to streamline advanced user interaction with both our hardware and software;

•	Horizon tracking to automate region-of-interest scanning focused where it matters most, the road ahead;

•	Normal vector point attributes to associate common surfaces like drivable space quickly and accurately assess object headings without multiple frames; and

•	Velocity vector point attribute to provide both radial and crossing velocities, point-by-point within each frame.
Software Tools:
In addition to the real-time software functional outputs, we offer software tools to support the visualization, control, and simulation of sensor data. These tools are meant to promote the demonstration of sensor and software performance and the development of perception software for any application. We offer two tiers of software products to meet the specific requirements of our commercial partners.
Perception Software:
Our advanced perception software builds on the core sensor software features and transforms lidar point-cloud data into actionable information about the integrated vehicle (ego) and its environment. These features include:

•
Semantic Segmentation
– Each measured point contains an object class attribute. This feature enables smart detection and tracking algorithms as well as intelligent vehicle reactions to different types of objects.

•
Instance detection and Tracking
– Frame-level instance detection of objects, lane markings as well as road surfaces and free space combined with our highway-focused tracking algorithms provide reliable, safe and stable data for decision-making algorithms.

•	State Estimation – Continually predicting and correcting an object’s location, velocity, and orientation through lidar odometry, real-time mapping, and localization.

Our perception software detecting, tracking, and classifying vehicles, lanes, objects, and driveable free-space, up to 250 meter away, in real-time.

We provide velocity point cloud attributes at both the point and object level.

Our velocity attribute measures objects moving both laterally and longitudinally.
High-level Vehicle Function Software

•
Highway Autonomy:
In order to deliver highway autonomy to OEMs like Volvo, we leverage an ecosystem of partners and strong internal understanding of the full autonomy system. Highway autonomy will enable exit to exit functionality that takes full responsibility of the driving task even if the driver does not resume control in edge case emergencies. Early roll outs will be in limited highways, in limited environmental conditions and broaden as validation activities ensure safe ODD expansion. This capability is meant to allow passenger vehicles and commercial trucks alike to take occupants out of the driving loop so that they can utilize their time on other tasks. Further, highway autonomy systems will leverage over the air updates allowing them to grow even safer over time and expand their ODD through the life of the vehicle.

•
Proactive Safety:
Our proactive safety capabilities in development are expected to represent a new generation of vehicle safety, meant to enable accident avoidance instead of merely mitigating crash severity. It is expected to serve as a continuously monitoring system that assesses risk to the vehicle and recommends corrective actions and more importantly intercedes proactively when a crash is imminent. This feature utilizes our extended range of confident situational awareness to broaden the ODD of legacy ADAS features, new safety features, and driver out-of-the-loop
autonomous features.

Autonomy Compute:
Our electronic compute unit (“
ECU
”) is designed to accelerate the development of perception systems. Raw point-cloud inputs via ethernet, from up to four lidar sensors, are sent through a pipeline of processing layers to provide automated field coverage, enriched point-clouds, and ultimately, the perception outputs required for fusion and path planning.

Hydra currently features a reference ECU that can run the full software pipeline described below on four sensors covering 360° with under 40 watts of power consumption. The software pipeline is built modularly and is compute-hardware agnostic, allowing us to integrate algorithms into any OEM domain controller regardless of chip provider preference.

Hydra electronic compute unit for testing and development programs
Iris is an advanced lidar perception solution for series-production autonomy that we believe solves the fundamental problem of reliable, long-range sensory perception for real-world self-driving vehicles. From autonomous highway driving to full autonomy in urban areas, Iris is configurable with one or multiple perception enhanced lidar sensors to fit consumer and commercial application needs. It is an efficient, automotive-grade, and affordable solution for series-production programs starting production in 2022. In order to deliver Iris, and build beyond perception into vehicle functions, we plan to leverage partners in both processing chips and vehicle system controllers to deliver the hardware necessary to meet the performance and cost goals necessary to enable proactive safety and highway autonomy for broad adoption.
Accelerating Delivery
We intend to enable autonomy and invent next-generation safety through continually identifying gating technologies required for progress and creating paths to deliver innovation through both internal development and partnering.
Looking beyond sensory perception into vehicle functions, the mission of proactive safety requires technologies to optimize driver engagement and take control of driving functions when necessary. Finally, we believe that, while vehicle connectivity will not reduce the need for on-vehicle
sensory perception, there is value in collaborative perception from all vehicles. Allowing vehicles to effectively see around corners and through traffic is expected to increase collision avoidance by a substantial amount. Therefore, we will seek to continue to collaborate with industry participants as these connectivity systems emerge, ultimately giving each Luminar enabled vehicle the collective understanding of all Luminar enabled vehicles in the driving environment.
Remaining Focused
From the beginning, we have taken a whole product mindset to product development leading to growth beyond sensor development. Balancing this mindset, however, is our desire to accelerate the time to market of these whole-products. Therefore, we focus relentlessly on products aligned with our targeted markets, partners where possible, and innovate where necessary to best serve complete solutions to those markets. As a result, we offer no short range only lidar products due to existing camera, radar, and ultrasonic capabilities that adequately serve this demand in automotive. We do not dilute our portfolio in hopes of finding a niche – we have identified the root requirements for large scale applications and deliver products to make them successful as efficiently as possible.
For us to continue winning series production contracts, great sensors and perception alone are not sufficient, as other technologies are required to deliver the expected whole-product (including other sensors, higher levels of software, electronics infrastructure, and compute). We have, therefore, constructed an ecosystem of partners to streamline both the vision for and delivery of whole vehicle system products. Healthy ecosystems for cameras, radar, and their associated perception exist to serve the automotive market, and supporting infrastructure exists to support current features such as electronic stability control and LKA. Computer hardware is evolving, and progress is required before achieving the cost and power targets for broad consumer vehicle adoption. However, the path to achieving these targets continues to develop as companies execute on platform development programs and scope their series production targets, driving large enough demand to justify development and tooling.
Technology Comparison
There are two primary methods to compare our technology with the market:

•	How we perform against and complement entrenched, non-lidar sensing technologies currently in-use; and

•	How we perform against potential lidar competitors.
Below is a discussion of today’s technology (ADAS) and the sensors that support it (camera, radar), followed by an explanation of lidar performance and specifically how our lidar fares within the competitive landscape.
Legacy Sensing Technologies
Today’s ADAS capabilities are enabled primarily by camera and/or radar sensing technologies. Data from both sensor types are commonly merged to provide the vehicle system with some understanding of its driving environment. These systems, however, fall short of delivering substantial safety gains.
ADAS aims to assist the driver in identifying specific dangerous situations and acting on their behalf in certain cases. Currently, the most advanced ADAS will brake and steer the vehicle when the human driver does not respond, but the features do not consistently react to a dangerous situation ahead. Today’s ADAS works well under ideal circumstances – at low speed, in ideal weather conditions, and on a test track. However, in adverse environmental conditions, the performance sharply deteriorates. We believe that by adding our lidar to an ADAS system it can decrease the reported collisions occurrence rates by up to seven times.
As we continue to evaluate available technologies for lidar and develop our roadmap to complete vehicle features, we seek to continue to actively monitor all other technologies, such as radar and camera sensing. Many of these technologies complement lidar (discussed below) and have pre-existing
platform positions with automakers.

Commodity Components in Automotive
Camera.
Cameras can be categorized into two important capabilities, monocular (2D, commonly referred to as mono cameras) and binocular (3D, commonly referred to as stereo cameras). Mono camera perception is the primary ADAS sensing component today and moving toward near complete adoption in new vehicles in Europe, the U.S., South Korea, and Japan. China also shows significant adoption increase, albeit far from standard equipment. It delivers a large set of perception capability which enables many functions that are widely offered to consumers: LKA; LCS; automatic high beam control; traffic sign recognition; and, in some cases, ACC. Mono cameras also support a wide range of ADAS safety cases whereby the detection and classification of objects enable crash mitigation. For instance, AEB for vehicles, cyclists, pedestrians, and animals is largely enabled by camera perception technology. The main benefit of mono cameras is their low cost. However, with this low cost comes limitation. Beyond performance degradation in poor environmental conditions, the distance measurement to an object is just an estimation based on the object scale and not a true measurement. This limits the mono cameras’ ability to robustly measure the distance and understand the trajectory of an object and, therefore, has limited ability to safely control the vehicle.
To combat the range measurement deficiencies of mono cameras, some OEMs and
Tier-1
suppliers have decided to develop stereo cameras which use two separate cameras, set apart by a particular distance, to deliver the same functions as mono cameras but with a much better depth estimation. While this works well at short range depth estimation, extending to longer ranges requires wide separations, sensitive optical alignment, and very high resolution – all things that eliminate the commodity pricing benefit of cameras. Furthermore, like mono cameras, stereo cameras are limited in inclement weather, and performance is heavily dependent on optical alignment and lighting.
Radar.
When it comes to ADAS technology, radar has been viewed as the pioneer. The first application of radar in passenger vehicles dates back to approximately 1998, where ACC was first offered to consumers. Adopted from military applications, long-range radar and mid-range
radar were placed at the front of the vehicle to specifically detect lead car distance and speed. There have been many technological advancements in radar, but the functionality delivered is largely the same: a very accurate distance and speed measurement of objects, but little to no understanding of what they are, or precisely where they are horizontally or vertically. The volume driver of radar has been the AEB function as OEMs use camera and radar fusion to increase the robustness of their low-speed
ADAS offerings and deliver NCAP
5-star
vehicles that mitigate the severity of accidents.
Radar is usable in nearly all weather and environmental conditions (except for heavy snow) and works at all times of the day. Given the benefits radar brings to fusion systems, its robustness and its cost (significant commoditization of radar has occurred in the past decade), it is likely to remain a staple for today’s ADAS systems and we see radar adoption growing towards near complete adoption by 2026, including surround sensing for functions such as blind spot detection, cross traffic alert, and lane-change merge assistance.
Lidar wavelengths around 1550 nanometers (such as ours) are approximately 2,000 times shorter than radar wavelengths (>3mm); this allows for resolution capabilities approaching that of cameras. Radar can theoretically achieve <1.0° resolution, but the device’s physical size must become very large in order to achieve this, and delivering <0.1° (like lidar) approaches physical impossibility. Therefore even “imaging radar” can, at best, only approach the performance of very low performance lidar, which does not unlock any new valuable features for the automotive industry. Furthermore, the maturity of these advanced radar technologies is less commercially mature than lidar and thus these advanced radar technologies may never find a price/value fit in the automotive industry until they become as low cost as today’s commodity radar. As such, there is minimal growth potential for radar technology in terms of added functionality. Rather, there is likely a market for 1550 nanometer lidar for replacement of forward-looking applications given the large perception capability gains that unlock next-generation features.

Sensors to enable autonomy
Given their performance in ADAS, there is little confidence that radar and cameras alone will enable autonomous driving, as evidenced by the vast majority of autonomous driving development efforts globally. There are many views about the difficulty of achieving fully autonomous driving and the sensing technology required to get there. However, with every fatal crash due to camera and/or radar perception failure in semi-automated vehicles in the market today, the need for better 3D sensing and processing becomes more apparent. Lidar has the potential to be that key sensor, and our lidar leads the way with proprietary technology and perception systems to unlock this next generation roadmap of vehicle features.
Lidar Purpose and Requirements.
We believe lidar is a necessary complement to existing cameras and radar in systems pursuing proactive safety and fully autonomous driving. High performance lidar combines the classification capabilities of cameras, the direct object distance measurement capability of radar, and adds a direct 3D drivable space assessment that neither method can deliver, and which is critical to AD.
Intelligently combining these three sensing modalities provides high confidence perception in a broad set of operational domains, unlocking the next generation of vehicle safety.
We believe a vehicle’s vision must be strong for all use cases—there is no compelling long-term use case for short-range lidar alone.
These
top-level
requirements are met as a single operating mode, not just one at a time, by our lidar, which is a critical reason our partners see rapid progress after integration. The key, top-level
requirements are:

•	Range

•	Resolution

•	Field-of-view

•	Fidelity

•	Frame rate.
We believe that to provide long-term value through the necessary use cases, no single performance metric should be sacrificed for another. All are critical and must be met simultaneously. Additionally, safety and safe autonomy are not only needed during clear weather and good lighting conditions, but rather they must perform in all conditions a person would drive in, and hopefully more. Therefore, the sensing technology must perform in all weather and all lighting conditions and it must be uninfluenced by interference from the sun and other lidar signals that may be present in the environment.
Top-Level
Requirements:

Iris lidar sensors are designed to meet all of these requirements in one streamlined package. Every aspect of our lidar was intended to be designed to safely meet the functional performance needed to unlock highway autonomy. The chart below shows a comparison of the technical design selections made by the rest of the market and how they fare compared to the technical design selections made by us based on our internal assessments.

All data sourced from Luminar and other lidar company spec sheets and physics.
The “Ranging” category captures how a sensor measures each pixel’s range, and the “Field Coverage” category captures how a sensor collects all those pixels from around the scene. While there are many differentiation points covered below, it is critical to focus on wavelength (light “color”) choice as it is a matter of eye safety. Near-visible infrared wavelengths, such as 905nm, are more hazardous to eyes than longer wavelengths because even though not visible, their energy is still focused onto the retina. 905nm is the most common lidar wavelength, and it is indeed very close to visible for humans (850nm light can commonly be seen as a dim red). Therefore, these sensors are severely limited in how much light they can safely send into the world for measurements. This is why we, very early on, committed to a longer wavelength lidar design – something that began as controversial and has become the market expectation for long-range lidar.

Design Area	Common Lidar Architectures	Luminar Lidar Architecture
Wavelength	905nm • Range limited by eye-safety • Resolution limited by eye-safety	1550nm • Low cost with single pixel InGaAs • Allows for long range, high resolution • Allows for deeper weather penetration

Ranging	FMCW • Range/Resolution limited by continuous wave measurement • Costly due to high transceiver count	Single-pulse time of flight • Low complexity, low part-count • High rate measurements with high confidence

Single Photon Detection • Range/Resolution limited by continuous wave measurement • Costly due to large, complex detector array

Design Area	Common Lidar Architectures	Luminar Lidar Architecture
Scanning	Flash • Range limited by eye-safety • Costly due to large, complex detector array	Low-mass, encoded mirror scanning • Scanning of an isolated, field of view • Low noise and rejection of uncontrolled light (sun, headlights, other lidar)
Spinning 1D Array • Lifetime limited due to massive mechanical motor • Software reliability limited by noise and artifacts • Costly due to high alignment burden and component count
MEMS • Range/Resolution limited by high noise • Angular precision limited by fragile, non-micro scanner • Software reliability limited by noise and artifacts
Optical Phased Array • Range limited due to transmit loss • Resolution limited due to poor beam control and quality • Low reliability due to side-lobe illumination
Whether the design decision is based on achieving the lowest possible price or utilizing an existing technology or supplier, these selections have tradeoffs that impact performance and lessen the sensor’s usefulness in the vehicle market. Our analysis here is focused on what is required for vehicular safety and autonomy. Our lidar endeavors to minimize such tradeoffs and, through innovation, delivers a product to enable robust safety and true autonomy.
Multiple Sensors and Fusion.
Much of what we see in the vehicle market today is fusion of camera and radar, which typically addresses medium and high-speed applications at low levels of autonomy
(hands-on,
eyes-on).
As radar provides a significantly more robust distance measurement than stereo cameras, the industry has generally elected to use mono camera technology and radar together with only a few customers continuing to use the stereo-camera technology. We see this as an interim technology as mono camera capability improves with increases in the number of pixels, and as lidar capability increases and pricing reaches a level that can be implemented affordably for all vehicle segments. These sensors work independently from one another, have different sensing modalities, so are not typically subject to the same failures, and work reasonably well in identifying obstacles and avoiding them. Ultrasonic sensors are another sensor type used for detection and ranging and usually used at low speed (less than 8 km per hour) and parking applications. These sensors are sometimes also fused with cameras to enable more automated parking functions. They are also used for blind spot detection functions, but the detection range is limited to no more than 10 meters, and radar is the more common sensor.

As technology advances up the autonomy levels to allow
hands-off
and
eyes-off
driving, the requirement for sensing robustness, redundancy, precision, and accuracy become more and more critical. As noted in the “
Legacy Sensing Technologies
” section above, radar and camera alone can help mitigate accidents. The fusion of these two provides a reasonably good sensing solution, but typically only in ideal weather conditions. Today this solution set serves a majority of the market for ADAS to help achieve NCAP
5-star
ratings globally and by 2026, will push the application of this technology toward standard equipment. From there, the ADAS market growth levels off, as does the effectiveness and benefit of just camera/radar fusion alone. Safety is essential at all times of the day, in many different weather and lighting conditions. To achieve the objective of zero fatalities, a lidar that meets all of the requirements outlined above is necessary.
For highway autonomy, safety is paramount to allow the consumer to utilize more of their driving time to handle other tasks. A lidar that meets all of the requirements outlined here must be implemented for AEB (vehicles, pedestrians, cyclists, crossing cyclist, intersection, left turn across the path), head-on
collision avoidance, and all other critical safety functions that should operate at lower and higher speeds to drive down the nearly 35,000 U.S. deaths per year still caused by auto accidents.
Competition
The market for lidar-enabled vehicle features, on and off road, is an emerging one with many potential applications in the development stage. As a result, we face competition for lidar hardware business from a range of companies seeking to have their products incorporated into these applications. We hold a strong position based on both product performance and maturity, but also in our ability to develop beyond the sensor itself into software functions.
Although we believe that we are the only provider of lidar for automotive autonomy applications that achieves the industry’s requirements and perception capabilities to enable safe hand-off,
eyes-off
driving, we face potential competition from Tier 1 companies, and other technology companies. It will take these new emerging technologies a substantial period of time to achieve new levels of lidar capabilities. We believe many of our competitors offer more limited solutions for niche applications and are often non-automotive.
In the meantime, our software development will differentiate our product offerings away from “lidar only” making it more difficult for lidar competitors to become broadly adopted.
Some lidar competitors are currently selling solutions that offer lower levels of sensor performance in ADAS, a demand we do not see substantiated in the market due to low cost competition from camera and radar-based perception solutions for low levels of autonomy. While lidar competitors will continue to emerge and recede, our high performance lidar with a strong intellectual property portfolio and software products establish barriers to those who follow.
Beyond automotive, the adjacent markets, including delivery bots and mapping, among others, for lidar are highly competitive. There are entrenched incumbents and competition, including from China, particularly on ultra-low
cost products that are widely available.
Within the automotive autonomy software space, the competitive landscape is still nascent and primarily focused on developing robo-taxi technologies rather than automotive-grade autonomy for highway applications. Their software technology generally depends on legacy sensing suites that are ubiquitous across the industry and lacking in performance capabilities to enable safe autonomy.
We believe our technology and continuing innovation will support our position as a leader in advancing lidar technology in the market based on several market differentiators.
Intellectual Property
Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of lidar technology and software for autonomous vehicles.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how,
continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve its competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.
As of September 1, 2020, we owned 88 issued patents and have 80 pending or allowed patent applications, including U.S. and foreign. In addition, we have three registered U.S. trademarks, 16 registered foreign trademarks and four pending trademark applications. Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, lidar system, laser, scanner, receiver, and perception technology.
Scalable Manufacturing Process
We have internally developed the manufacturing and testing processes, including capturing any related intellectual property, necessary to develop its products. Building or designing critical components in-house
rather than using
off-the-shelf
commodity components provides for protectable and sustainable technology differentiation from lidar competitors or alternative technologies. We believe significant barriers to entry for automotive lidar are the processes and know-how
to manufacture a compact and intricate sensing product. Our manufacturing processes and knowledge are a key differentiator for us in the market. The product concept and design-for-manufacturing
were considered as part of the product development process from the beginning of our product development.
Instead of relying on external resources to develop our product solutions, we have developed these skills and capabilities in-house,
leveraging key hires’ expertise in the industry and establishing an advanced engineering team. We have developed solutions for optical alignment, high precision placement of silicon within the required tolerance to deliver the specified performance, and worked with suppliers on end-of-line
testing for a cost-effective long-range detection system.
Iris Product Industrialization and Manufacturing Globalization
Iris is the third commercial generation lidar platform to be developed by us (after Model G and Hydra). In Iris’s development, we have leveraged two prior cycles of learning and shipping for faster time-to-market
as it is being developed and prototyped in the same facilities by the same teams as its predecessor generations. Both the operations and engineering teams are co-located
to ensure that our manufacturing and engineering teams work
hand-in-hand.
We expect Iris will first launch as a North American-built product with the first sensor assembly expected to be in an International Automotive Task Force (“
IATF
”)-certified plant in Mexico at our anticipated lead contract manufacturer. We expect the supply chain will include critical technology suppliers from around the world.
This anticipated lead contract manufacturer also has IATF-certified locations in Europe and Asia. These factories would be brought online as volume dictates, and as we achieve scale and supplier localization in specific regions to best support our global commercial partners.
Material Agreements
Volvo Series Production Contract
In March 2020, we entered into a series production contract with Volvo Car Corporation (“
Volvo
”) to equip our products into its next-generation vehicle platform, called SPA2, for which its future consumer vehicle models will be based. The intent of the program is primarily to enable highway autonomous drive capability as an option on production consumer vehicles, starting in 2022. Additionally, the program presents an opportunity to simultaneously enable next-generation proactive safety systems in a more widespread capacity at lower cost than autonomous drive upgrades.
Pursuant to the agreement, we are currently collaborating with Volvo in an agile framework that is relatively novel to the automotive industry and traditionally associated with software development. This agile method allows for close interactions between our and Volvo’s teams to produce high quality work products on faster paced timelines than is traditionally associated with automotive companies.
Under the agreement, Volvo and we have each agreed to make certain relevant investments to enable the greatest possible success of the program. As part of this, Volvo is currently compensating us for certain work products as the program progresses to Start of Production (SOP) in 2022.
The agreement contains certain minimum volume targets for several geographies for specified periods for specific vehicle models. The production volumes will ultimately be highly dependent on numerous factors including end consumer feature take rate, larger automotive industry demand, and the speed at which we are able to scale to meet such demand, all of which are not binding for either party.
Following an automotive grade production audit and qualification of our advanced manufacturing factory in Orlando, Florida, under the agreement Volvo has certified us to produce lidar sensors for them out of our internal facility, with the opportunity to outsource series production to a third party pending Volvo’s automotive quality certification.
The agreement is a long-term, multi-year contract that terminates fifteen years following the end of Volvo’s series production involving our products. Volvo or we may terminate the agreement for cause under certain conditions, including if we undergo a change of control, at an earlier time.
Research and Development
Our research and development activities occur in Orlando, Palo Alto, and Colorado Springs. Orlando is primarily focused on developing sensor hardware, firmware, and controllers, and Palo Alto develops perception software. We are also expanding software development with a new team in Germany. The Colorado Springs location creates the custom ASIC chips used in our lidar sensors.
Our research and development team is responsible for creating new technology and expanding lidar and perception software functionality. The team also designs the physical product, ensures it is designed for manufacturability and performs testing. The team also partners with our operations and supply chain functions to develop scalable commercial and reliable manufacturing processes and direct production material procurement.
Sales and Marketing
We take an insight-driven, account-based marketing approach to build and expand our relationships with commercial partners. We collect feedback directly from commercial partners to garner insights that help drive the business and product. We also work with analysts and higher education institutions to conduct studies, test and validate technology performance, providing key proof points for commercial partners considering our products. In parallel, marketing and communications drive our brand equity and narrative through ongoing announcements, campaigns, events, speaking opportunities, and public relations efforts.
Government Regulation
At both the federal and state level, the U.S. has provided a positive legal environment to permit safe testing and development of autonomous functionality. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our lidar technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.
Foreign markets such as the EU and China also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. Given the intense work in these areas, we expect a workable path forward in the near-term.
As vehicles equipped with our sensors are deployed on public roads, we will be subject to the legal and regulatory authorities of principally the NHTSA. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act process as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance
with a Federal Motor Vehicle Safety Standard. Similar such reporting and recall requirements exist in foreign markets. As the development of federal, state and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes.
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“
FDA
”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.
Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, customs product classification and sourcing regulations. Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.
Employees
We have always prioritized the team’s importance, with values-based hiring that encompasses competency, ingenuity, and culture. Through multiple growth phases, we have drawn talent and leadership from the automotive, aerospace, and consumer electronics industries to achieve its vision. As of September 1, 2020, we have approximately 350 employees worldwide. None of our employees are represented by a labor union, and we consider our employee relations to be in good standing. To date, we have not experienced any work stoppages.
Facilities
Our corporate headquarters is located in Orlando, Florida, where we lease a complex of three buildings with 120,716 square feet pursuant to leases that expire between October 2022 and September 2024. The Orlando facilities contain manufacturing, engineering, research and development, and administrative functions. We also lease 36,419 square feet of office and engineering space in two facilities in Palo Alto, California and 12,900 square feet of office and engineering space in a facility in Colorado Springs, Colorado.

Legal Proceedings
From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.
Corporate Social Responsibilities and Sustainability
We are committed to active and responsible corporate citizenship. In the second quarter of 2020, we formalized our Corporate Social Responsibility (“
CSR
”) program to streamline the existing compliance and social justice activities within the company. The CSR program is divided into seven elements (diversity and inclusion; human resources; finance/accounting; responsible sourcing; environmental, health and safety; trade compliance; and business ethics), each spearheaded by company leaders and subject matter experts in their respective areas. The CSR team will act to support, advise, and provide mutual oversight for each element and drive reasonable and measurable advancement.

MANAGEMENT OF LUMINAR

Name	Age	Position
Executive Officers
Austin Russell	25	President and Chief Executive Officer
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Matthew J. Simoncini	59	Director
Scott A. McGregor	64	Director
Benjamin J. Kortlang	45	Director
Information about Executive Officers and Directors of Luminar
Executive Officers
Austin Russell
. Mr. Russell has served as President and Chief Executive Officer of Luminar and as a member of its board of directors since founding the company. Mr. Russell began his career in industry at age 11 by building prototype supercomputers and optoelectronic systems with real-world applications in mind. He wrote his first patent application at 12, and over the next four years worked on a host of photonics and imaging related technologies before he later became an independent researcher at the Beckman Laser Institute. After being recruited to Stanford for Applied Physics, he was awarded the Thiel Fellowship at 17 to pursue Luminar full-time with a vision to develop a new kind of sensing technology to make autonomous vehicles both safe and ubiquitous.
Thomas J. Fennimore
. Mr. Fennimore
has served as Luminar’s Chief Financial Officer since July 2020. Prior to joining Luminar, Mr. Fennimore served as the Global Head of Automotive and the
Co-Head
of the Industrials Group at Jefferies Group, LLC from September 2014 to May 2020. From July 1997 to September 2014, Mr. Fennimore worked at Goldman Sachs, in a variety of roles with increasing responsibility, most notably as Global Head of Automotive and
Co-Head
of the Asia Industrials Group. Mr. Fennimore holds a B.A. in mathematics and a B.S. in engineering from Swarthmore College.
M. Scott Faris
. Mr. Faris
has served as Luminar’s Chief Business Officer since April 2016. In 2002, Mr. Faris founded the Astralis Group, a strategy advisor that provides consulting to start-up
companies and, since 2004, he has served as its Chief Executive Officer. Mr. Faris has served on the board of directors of LightPath Technologies, Inc., a leading provider of optics and photonics solutions, since December 2011. In June 2013, Mr. Faris founded Aerosonix, Inc., a developer and manufacturer of advanced medical devices, and he served as its Chief Executive Officer until August 2016 and as Chairman of the board of directors until December 2019. From October 2008 to September 2015, he served as Director of the Orlando Economic Development Commission, a nonprofit focused on business development, and from October 2013 to September 2014, he served as its Chairman. In August 2007, Mr. Faris founded Planar Energy Devices, Inc., a company that developed transformational ceramic solid-state battery technology and products, and he served as its Chief Executive Officer until June 2013. He served as Chairman and Chief Executive Officer of Waveguide Solutions, Inc., a developer of planar optical light wave circuit and micro system products, from September 2001 to August 2005. From August 1997 to September 2001, Mr. Faris served as Chief Operating Officer and as a member of the board of directors of Ocean Optics, Inc., a global manufacturer of high-volume precision optical instrumentation. Mr. Faris holds a B.S. in management information systems from Penn State University.
Jason Eichenholz
. Dr. Eichenholz has served as Luminar’s Chief Technology Officer since 2016, and he has served as an advisor since 2012. In August 2018, Dr. Eichenholz co-founded
AireHealth, a digital health company focused on detecting and treating respiratory conditions. Dr. Eichenholz has served as a Courtesy Faculty Member of CREOL, The College of Optics and Photonics at the University of Central Florida since March 2012. From January 2013 to December 2016, he served as Chief Executive Officer of Open Photonics Inc., a company focused on the commercialization of optics and photonics technologies, which was acquired by Luminar in 2016. Dr. Eichenholz holds a B.S. in physics from Rensselaer Polytechnic Institute and an M.S. and a

Ph.D in optical sciences and engineering from CREOL, The College of Optics and Photonics at the University of Central Florida.
Non-Employee
Directors
Matthew J. Simoncini
. Mr. Simoncini has served on Luminar’s board of directors since June 2020. Mr. Simoncini has served on the board of directors of Kensington Capital Acquisition Corp., a special purpose acquisition company focused on companies in the automotive sector, since June 2020. He previously served on the board of directors of Cooper-Standard Holdings Inc., a leading global supplier of systems and components for the automotive industry, from August 2018 to May 2020. From September 2011 until his retirement in February 2018, Mr. Simoncini served as President and Chief Executive Officer and as a member of the board of directors of Lear Corporation (“Lear”), a global automotive technology company, and he served as Chief Financial Officer of Lear from September 2007 to September 2011. Mr. Simoncini joined Lear in May 1999 after Lear acquired UT Automotive, a supplier of electronic and interior products for the auto industry, where he served as Director of Global Financial Planning & Analysis from April 1996 to May 1999. Mr. Simoncini holds a B.A. in business administration and an Honorary Doctorate of Law from Wayne State University.
Scott A. McGregor
. Mr. McGregor
has served on Luminar’s board of directors since November 2018. Mr. McGregor has served on the board of directors of Equifax Inc., a global data, analytics, and technology company, since October 2017, and he has served on the board of directors of Applied Materials, Inc., a global leader in materials engineering solutions, since January 2018. Mr. McGregor previously served as President and Chief Executive Officer and as a member of the board of directors of Broadcom Corporation, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from January 2005 until the company was acquired by Avago Technologies Limited in February 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), a semiconductor company, where he served as President and Chief Executive Officer from October 2001 to December 2004. Mr. McGregor holds a B.A. in psychology and an M.S. in computer science and computer engineering from Stanford University.
Benjamin J. Kortlang
. Mr. Kortlang has served on Luminar’s board of directors since June 2019. He has also served on the board of directors of Enphase Energy, Inc., a global energy technology company, since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. From February 2008 to April 2020, he was a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked at Goldman Sachs, where he served as Vice President in the Special Situations Group from June 2005 to February 2008 and Vice President in the Investment Banking Group from 2000 to 2005. Mr. Kortlang holds a B.A. in economics and finance from Royal Melbourne Institute of Technology, a B.Com. (Hons) in econometrics from the University of Melbourne and an M.B.A. from the University of Michigan.

LUMINAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Luminar’s management believes is relevant to an assessment and understanding of Luminar’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of Luminar” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim condensed consolidated financial statements as of June 30, 2020 and the six-month
periods ended June 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this proxy statement/consent solicitation/prospectus. The discussion and analysis should also be read together with Luminar’s unaudited pro forma financial information for the year ended December 31, 2019 and the six months ended June 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Luminar’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “Luminar” refer to the business of Luminar Technologies, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.
Overview
Founded in 2012 by Austin Russell, Luminar’s President and Chief Executive Officer, Luminar is a leading autonomous vehicle and lidar technology company for passenger vehicles and trucks. Luminar designs, builds and sells one of the world’s highest performing long-range lidar products that address the requirements of global automotive OEMs and technology companies for autonomous driving. These products set the standard in high performance lidar solutions for autonomous vehicles by combining exceptional range, superior point density, and dynamic scanning capability to maximize time and distance of critical detections. Luminar’s full-stack hardware and software autonomy solution for cars and trucks as well as its standalone lidar technology offerings have made it one of the leading partners for the world’s top OEMs. Luminar is currently partnered with seven of the top-ten
global automakers and anticipates being one of the first lidar companies to introduce its highway self-driving and next-generation proactive safety systems. Luminar has scaled to 50 total partners in the last two years, including the first industry-wide framework vendor contract in the autonomous space awarded by Volvo Cars in May 2020, with production expected to commence in 2022.
With approximately 350 employees, Luminar has built a new type of lidar from the chip-level up with technological breakthroughs across all core components. As a result, Luminar has created a lidar sensor that meets the stringent performance, safety and cost requirements for Level 3 through Level 5 autonomous vehicles, bypassing the traditional limitations of what is possible with legacy lidar technology. Integrating this advanced hardware with Luminar’s custom developed software stack enables a turn-key
autonomous solution to accelerate widespread adoption with automakers. Luminar’s technology also is expected to enable a new benchmark for vehicle safety which will surpass today’s advanced driving assistance systems (“
ADAS
”) with proactive safety features.
Luminar is expected to have a rapidly growing total addressable market (“
TAM
”), which is forecasted to exceed $150 billion across auto autonomy hardware and software alone by 2030, and has multiple levers for sustained growth, including significant industry tailwinds, a strong five-year product roadmap in production and development, a robust series production and standardization pipeline with anticipated long-term contracts and substantial new, adjacent market opportunities. Powered by technology built by Luminar from the chip-level up and capable of enabling true autonomy from a performance and safety standpoint, Luminar’s solutions are ready for global manufacturing scale.

Business Combination and Public Company Costs
On August 24, 2020, Luminar entered into the Merger Agreement with the Company. Pursuant to the Merger Agreement, and assuming a favorable vote of the Company’s stockholders and Luminar Stockholders and that all other closing conditions are satisfied or waived, First Merger Sub, a newly formed subsidiary of the Company, will be merged with and into Luminar, with Luminar surviving (the “
First Merger
”). Immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, Luminar, as the Surviving Corporation, will merge with and into Second Merger Sub, a newly formed subsidiary of the Company, with Second Merger Sub continuing as the Surviving Entity (the “
Second Merger
” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). Luminar will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Luminar’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Luminar’s consolidated balance sheet at June 30, 2020) of between approximately $118.1 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and $487.4 million, assuming no stockholder redemptions. Total non-recurring
transaction costs are estimated at approximately $50.0 million, of which Luminar expects approximately $2.6 million to be expensed. See “
Unaudited Pro Forma Condensed Combined Financial Information
.”
As a consequence of the Business Combination, Luminar will become the successor to an
SEC-registered
and Nasdaq-listed company which will require Luminar to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Luminar expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19 Impact
The coronavirus (COVID-19) pandemic has adversely affected Luminar’s customers’ business operations, which has impacted sales in the first half of 2020 as well as resulted in the impairment of inventory. The extent of the impact of the coronavirus pandemic on Luminar’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. Luminar expects the coronavirus (COVID-19) pandemic to adversely impact revenue and results of operations, but Luminar is unable to predict at this time the size and duration of this adverse impact. At the same time, Luminar has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. Luminar is observing a larger trend of automakers shifting course in “make vs buy” decisions as it relates to autonomous solutions and software systems. As cash flows tighten, more automakers are looking to limit the potentially massive investments required to develop autonomous software and systems for which they do not necessarily have substantial expertise. As a result, several are more open to and accepting of a model to incorporate full-stack hardware and software solutions from suppliers, which for autonomy is particularly relevant for Luminar. For more information on Luminar’s operations and risks related to health epidemics, including the coronavirus, please see the section of this proxy statement/consent solicitation statement/prospectus entitled “
Risk Factors.
”
Key Factors Affecting Luminar’s Operating Results
Luminar believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/consent solicitation statement/prospectus entitled “
Risk Factors
.”
Technologically Advanced Product Portfolio
Luminar’s Iris sensing and software platform was architected to exceed all perforance requirements of OEMs needed to safely unlock Level 3 through Level 5 autonomous driving, with an initial focus on Level 3/4 highway autonomy. Currently commercialized vehicle autonomy technology only incorporates Level 0, 1 and 2 ADAS, or partial automation made possible with cameras and radar, and enhanced by lidar. Iris is expected to become a commercially viable long-range lidar for automotive applications in all levels of vehicle autonomy, including full highway autonomy and urban and suburban autonomous driving. Luminar’s lidar is built from the chip-level up with a differentiated lidar architecture and a full stack hardware and software autonomy solution for cars and trucks, protected by 87 patents. This integration of the lidar technology allows for quality control throughout the development phase of production and continued innovation at each component level while maintaining the flexibility necessary to position Luminar as the lidar partner of choice for the world’s top OEMs. Building certain critical components in-house
or through exclusive supplier arrangements rather than using off-the-shelf
commodity components more commonly used in Level 0, 1 and 2 lidar technology provides for protectable and sustainable technology differentiation from lidar competitors or alternative technologies not yet pushing into Level 3 through Level 5 technology solutions. Luminar anticipates driving deeper integration with OEM partners through its development of best-in-class
perception software. This integration will generate greater content value which will ultimately lead to more widespread adoption of autonomous programs.
Future success will be dependent on Luminar’s ability to continue to execute against its product roadmap, which includes milestones to put Iris into series production.
While Luminar believes it is best positioned to address advanced autonomous solutions in series production for consumer vehicles and commercial trucks, potential competition may exist for the ADAS market from other lower-performance providers of lidar technology, which could impact sales of products. Luminar expects to tap into the ADAS market and differentiate itself from camera, radar, and lower performing lidar solutions by providing the same high-performance lidar hardware used for autonomy, but paired with proactive safety software to provide the necessary faster and longer distance high confidence detections of objects. This can enable an effective automated emergency braking response and proactive collision avoidance at all speeds, with the goal of ultimately preventing the majority of forward collisions.
Commercialization and Partnerships
Luminar has 50 partner engagements, including with seven of the top ten passenger OEMs and most major autonomous trucking and robo-taxi programs currently in development, reflecting the significant commercial interest in lidar. Currently, Luminar has entered into a contract with Volvo to integrate Luminar lidar hardware and software for autonomy in Volvo’s SPA2 vehicle platform. Luminar expects Volvo to start series production in the second half of 2022 based on this Volvo Framework Purchase Agreement.
Luminar ultimately achieving profitability is dependent upon progression of existing partnerships and production programs, in order to meet required volumes and economies of scale to cover overhead. Delays of autonomy programs from OEMs that Luminar is currently or will be working with could result in Luminar being unable to achieve its revenue targets and profitability in the time frame it anticipates. Luminar anticipates that over 90% of its revenue in 2025 will be generated from its existing partner base. Having a lead series production program substantially de-risks future OEM autonomy programs and better enables Luminar’s technology to successfully realize economies of scale that have yet to be achieved in the industry. Luminar is currently pursuing approximately 8 additional partnerships to series production stages similar to that of the Volvo partnership agreement by the end of 2022. The successful progression of such customers to series production is expected to result in multi-year series production programs that scale each year after start of production. Should

Luminar’s assumptions
about
the commercialization of its lidar platform prove overly optimistic or if Luminar is unable to develop, obtain or progress partnerships into series production, Luminar may fail to generate operating cash flow and may incur delays to its ability to achieve profitability. This may also lead Luminar to make changes in its commercialization plans, which could result in unanticipated production delays or cost overruns, which could in turn adversely impact margins and cash flows.
Luminar believes that its business model will also considerably reduce the execution risk typically associated with the scaling of lidar manufacturing. Luminar’s 50 partner engagements are expected to provide a robust series production and standardization pipeline. Luminar employs an advanced manufacturing team in Orlando, Florida, that develops blueprints for how to successfully manufacture its products to scale. Prior to series production, Luminar then anticipates efficiently scaling by transferring its internally developed sensor manufacturing blueprint and final sensor assembly for series production to an International Automotive Task Force-certified plant in Mexico in order to reduce cost and risk. This strategy leverages the best of insource advanced manufacturing and outsource series production manufacturing. The realization of reduced overhead and lower unit pricing utilizing a contract manufacturing partner is still subject to successfully selecting and transitioning the processes and procedures to manufacture its sensors at commercial production levels.
Market Trends and Uncertainties
Luminar anticipates robust demand for its Iris platform. Luminar estimates the TAM for ADAS and autonomous driving technology, to grow from less than $5 billion currently to $150 billion or more in 2030. Further, Luminar has multiple levers for sustained growth and adjacent market opportunities, with a core strategy to focus on attractive markets with significant growth and profitability potential. Specifically, the markets of focus include passenger cars, commercial trucks, and robo-taxi fleets. Each such market is potentially a significant global opportunity, and these markets have historically been underserved by inferior technology or not served at all. Luminar is positioned as the only company with deeply integrated hardware and software products that currently meet the OEM specification requirements for safe Level 3 to Level 5 autonomy, which constitutes a significant position of the TAM.
Changes in suppliers of products embedded in development programs as well as series production platforms that meet the OEM requirements are not common in the automotive industry. Luminar’s future growth and financial performance is highly dependent on integrating into customer development programs and vehicle platforms with a lead time of two to three years before series production. Luminar sees its existing partner base as a substantial competitive advantage, which also gets to leverage the same solution expected to be produced for Volvo in 2022.
Luminar’s most immediate market focus is on passenger and commercial vehicle autonomy on highways and ADAS applications. Luminar believes there is significant room for improvement with regard to standard ADAS and crash avoidance. ADAS volumes are primarily driven by both the European and North American markets which have increasingly stringent safety regulations and consumer preference for safety. Luminar is positioned to capitalize on the increased ADAS demand in response to increased safety regulations as Luminar proactive safety software could increase the current reported collision avoidance rates by up to seven times. Although increasing automotive performance requirements may generate higher demand, Luminar may not be able to take advantage of demand if unable to anticipate regulatory changes and adapt quickly enough to meet such new regulatory standards or requirements. Market acceptance of active safety technology depends upon many factors, including driver preference and perception, safety performance, cost and regulatory requirements related to such technologies. These factors may impact the ultimate market acceptance of ADAS and autonomous driving technologies.
Luminar views international expansion as an important element of the strategy to profitability and continues to position itself in geographic markets that will serve as important sources of future growth. With an existing presence in the United States, Israel, Sweden, Japan and Germany through internal resources and partnerships, Luminar intends to expand its presence in these regions as well as into other countries in the coming years, including through distribution partnerships in additional regions. Expanded global reach may expose Luminar to additional foreign currency risk, legal obligations and potentially additional operational costs, risks and challenges that may impact the ability to meet projected sales volumes and margins.
Margin Improvements
Luminar believes it has the opportunity to establish high margin unit economics when operating at scale. Its future performance will depend on its ability to deliver on these economies of scale with lower product costs to enable widespread industry adoption. Luminar believes its business model is positioned for scalability due to the ability to leverage the same product platform across its partner base, reduced labor and other costs from contract manufacturing, and operating leverage from a predominantly fixed cost base and overhead structure. Further, the manufacturing model is a capital light model and does not require significant capital expenditures as revenues grow. Exponential improvements from scale are expected to decrease the core Iris bill of materials per unit to less than $500 with a long-term target of below $100 per unit. Assuming achievement of the reduction of bill of materials to the targeted $500 per unit, Luminar anticipates having positive operating cash flow and operating income by 2024 if targets are successfully met. Achievement of cash flow generation is dependent on order volume, which will dictate pricing and margin. Achieving this scale is further dependent on converting partnerships into series production contracts.
Starting in 2023, substantially all of Luminar’s revenue is expected to be generated from series production programs via three solutions offered to customers: (1) a lidar hardware-only solution, (2) an integrated lidar hardware and software solution for proactive safety systems, and (3) an integrated hardware and software solution for highway autonomy systems. With higher margin expected on software solutions, changes to the relative share of overall revenue from each of the solutions may impact Luminar’s overall margin and profitability.
While Luminar expects to achieve and maintain high margins on hardware and software sold for highway autonomy applications, emergence of competition in advanced assisted driving sensing and software technologies may negatively impact pricing, margins, and market share. Although pricing pressure and lower margins are typically associated with commodity hardware products in the automotive industry, Luminar believes its unique technology provides a compelling value proposition for favorable margins and unit economics in the industry. Luminar expects its gross margin to rapidly increase in the near term as fixed manufacturing, supplier tooling, and other overhead costs are absorbed over larger production volumes and other economies of scale are achieved. If Luminar does not generate the margins it expects upon commercialization of its lidar platform, Luminar may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Luminar Stockholders.
Basis of Presentation
Luminar currently conducts its business through two operating segments: (1) Autonomy Solutions and (2) Other Component Sales.
Components of Results of Operations
Net Sales
Luminar’s revenue producing activities can be viewed as two separate and distinct operating segments: (1) Autonomy Solutions and (2) Other Component Sales.
The Autonomy Solutions segment is engaged in design, manufacturing and sale of lidar sensors as well as related perception and autonomy enabling software solutions catering mainly to the original equipment manufacturers in the automobile, commercial vehicle, robo-taxi and adjacent industries. The Autonomy

Solutions segment has historically entered into Strategic Partner Programs (“
SPP
”) with leading automotive partners and other customers. An SPP is a contract under which Luminar delivers its product to a specified customer at a fixed price under customary terms and conditions, usually in collaboration on an autonomous vehicle development program. With many major automakers having signed SPP contracts, Luminar is shifting its focus from entering into SPPs with new partners to converting existing SPPs and relationships with its partners into series production programs. Once Volvo’s series production is launched, which is expected in the second half of 2022, the primary sources of revenue are expected to shift from prototype sales and services revenue to sales of lidar hardware, perception software and autonomy enabling software for series production vehicles.
The Other Component Sales segment provides designing, testing and consulting services for non-standard
integrated circuits to U.S. customers, including government agencies and defense contractors generally for purposes unrelated to autonomous vehicles. Fixed fee arrangements are satisfied over time and will utilize the input method based on costs incurred. Accordingly, revenue will be recognized on a percentage of completion basis. Contracts are also structured as time and materials and billed at cost of time incurred plus a markup. Luminar anticipates more closely aligning and integrating the Other Component Sales segment operations with portions of the Autonomy Solutions segment, specifically in relation to lidar solutions for the defense and other adjacent markets.
Cost of sales and gross profit (loss)
Cost of sales of the Autonomy Solutions segment includes the fixed and variable manufacturing cost of Luminar’s lidar sensors, which primarily consists of personnel-related costs (including certain engineering personnel), including stock-based compensation, directly associated with Luminar’s manufacturing organization, and material purchases from third-party contract manufacturers and suppliers. Cost of sales also includes depreciation and amortization for manufacturing fixed assets or equipment, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, excess and obsolete inventory and shipping costs.
Cost of sales of the Other Component Sales segment includes the cost of providing products and services as well as an allocated portion of overhead, facility and IT costs.
Luminar’s gross profit equals total revenues less total cost of sales. Luminar’s cost of revenue is expected to increase as its sales continue to grow.
Operating Expenses
Selling and Marketing Expenses
Selling and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation of Luminar’s business development team as well as advertising and marketing expenses. These include the cost of marketing programs, trade shows, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. Luminar expects to increase its sales and marketing activities, mainly in order to continue to build out its geographic presence to be closer to its partners and better serve them. Luminar also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.
General and Administrative Expenses
General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Luminar’s executive, finance, human resources, information systems and legal departments as well as legal and accounting fees for professional and contract services. Luminar expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Research and Development
Luminar’s R&D efforts are focused on enhancing and developing additional functionality for its existing products and on new product development, including new releases and upgrades to Luminar’s lidar sensors and integrated software solutions. R&D expenses consist primarily of:

•	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Luminar’s research and engineering functions;

•	Expenses related to materials, software licenses, supplies and third-party services;

•	Prototype expenses;

•	An allocated portion of facility and IT costs and depreciation; and

•	Other Component Sales services provided to Luminar are accounted for as R&D by Luminar.
Luminar expenses R&D costs as incurred. Luminar expects its R&D costs to increase for the foreseeable future as it continues to invest in research and develop activities to achieve its product roadmap.
Interest Income and Interest Expense
Interest income consists primarily of income earned on Luminar’s cash equivalents and investments in marketable securities. These amounts will vary based on Luminar’s cash, cash equivalents and short-term investment balances, and also with market rates. Interest expense consists primarily of interest on Luminar’s senior secured promissory notes.
Change in Fair Value of SAFEs and Warrants
Change in fair value of SAFEs and warrants are non-cash changes and primarily consists of changes in fair value related to the SAFEs and warrant liabilities. The SAFEs and warrant liabilities are classified as marked-to-market
liabilities pursuant to ASC 480 and the corresponding increase or decrease in value impacts Luminar’s net loss.
Loss on Extinguishment of Debt
Loss on extinguishment of debt primarily consists of the settlement of the Bridge Note.
Other Income and Expense
Other income and expense primarily consist of realized gains and losses and declines in value determined to be other than temporary and related to the marketable securities, as well as gains and losses related to foreign exchange transactions.

Results of Operations
Comparison of the Years Ended December 31, 2019 and 2018
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/consent solicitation statement/prospectus. The following table sets forth Luminar’s consolidated results of operations data for the periods presented (in thousands):

	Year Ended December 31,		Change	Change
	2019	2018	$	%
Net Sales:	12,602	11,692	910	8%
Cost of sales	16,655	10,939	5,716	52%

Gross profit (loss)	(4,053)	753	(4,806)	nm
Selling and marketing expenses	4,730	3,025	1,705	56%
General and administrative expenses	16,861	21,872	(5,011)	-23%
Research and development expenses	36,971	40,085	(3,114)	-8%
Operating income (loss)	(62,615)	(64,229)	1,614	3%
Interest income	509	12	497	nm
Interest expense	(2,239)	(2,654)	415	-16%
Change in fair value of SAFE notes	(24,215)	(12,345)	(11,870)	96%
Change in fair values of warrant liabilities	(256)	(143)	(113)	nm
Loss on extinguishment of debt	(6,124)	—	(6,124)	nm
Other income	262	—	262	nm
Other expense	(40)	(191)	151	-79%

Loss before income taxes	(94,718)	(79,550)	(15,168)	-19%
Income taxes	—	—	—	nm

Net income (loss)	(94,718)	(79,550)	(15,168)	-19%

nm = not meaningful
Net Sales
Net sales increased by $0.9 million, or 8%, to $12.6 million for 2019, from $11.7 million for 2018. Luminar’s segment net sales breakdown is:

	Year Ended December 31,		Change	Change
	2019	2018	$	%
Net Sales:
Autonomy Solutions	9,666	7,236	2,430	34%
Other Component Sales	2,936	4,456	(1,520)	-34%

Total	12,602	11,692	910
Net sales within the Autonomy Solutions segment increased by $2.4 million, or 34%, to $9.7 million for 2019, from $7.2 million in 2018. The increase was primarily driven by $5.2 million in sales of the Model H lidar sensors and upgrade charges to an OEM customer for research, development and testing purposes, which was offset in part by lower sales to existing customers that purchased more volume of prototype lidar units in 2018.
Net sales within the Other Component Sales segment decreased by $1.5 million, or 34%, to $2.9 million for 2019, from $4.5 million in 2018. The decrease was primarily due to a reduction in sales to a key customer from $3.6 million in sales in 2018 to $1.1 million in sales in 2019. This reduction was not offset in full by new business.

Cost of Sales and Gross Profit (Loss)
Total cost of sales increased by $5.7 million, or 52%, to $16.6 million for 2019, from $10.9 million for 2018. The increase was primarily due to higher sales volumes but was offset by a lower realized cost per unit. The Model H lidar sensors sold in 2019 had a lower direct cost per unit and the excess capacity and overhead costs from 2018 were spread over a greater sales volume in 2019.
Gross loss increased by $4.8 million, to a $4.1 million loss for 2019, from a $0.7 million profit for 2018.
Operating Expenses
Selling and Marketing
Total selling and marketing expenses increased by $1.7 million, or 56%, to $4.7 million for 2019, from $3.0 million for 2018. Selling and marketing expenses increased primarily due to expanded headcount, particularly at the senior levels of the business development function, as full-time equivalents increased from six to 13 to seek additional traction on partnership framework contracts.
General and Administrative
Total general and administrative expenses decreased by $5 million, or 23%, to $16.9 million for 2019, from $21.9 million for 2018. General and administrative expenses decreased primarily due to a shift in the use of existing resources from general operations to the sales, marketing, and manufacturing functions of the organization.
Research and Development
Total R&D expenses decreased by $3.1 million, or 8%, to $37.0 million for 2019, from $40.1 million for 2018. R&D expenses decreased due to a significant 2018 effort on the development of the Model H lidar sensors, which moved beyond the design phase during 2019. Also, in 2019, there were R&D expenses cross charged to cost of sales because R&D provided resources to help Luminar’s Orlando factory create an efficient manufacturing process for Model H lidar sensors. Luminar anticipates continued expansion of investment in R&D to develop future models as well as customize solutions under future partner contracts.
Interest Income and Interest Expense
Interest income increased by $0.5 million to $0.5 million for 2019. Interest income increased due to cash raised in Luminar Series A equity funding which was invested in marketable securities.
Interest expense decreased by $0.4 million, or 16%, to $2.2 million for 2019, from $2.6 million in 2018. Interest expense decreased primarily due to the settlement of the Bridge Note in June 2019.
Change in Fair Value of SAFE Notes
Change in fair value of SAFE notes increased by $11.9 million, or 96%, to $24.2 million for 2019, from $12.3 million for 2018. The SAFEs’ fair values increased during the period due to Luminar’s increased equity value.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities notes increased by $0.1 million to $0.3 million for 2019, from $0.1 million for 2018. The warrant liabilities fair values increased during the period due to Luminar’s increased equity value.

Loss on Extinguishment of Debt
Loss on extinguishment of debt increased to $6.1 million for 2019, from $0 for 2018. The increase is primarily due to the settlement of the Bridge Note into Luminar’s Series
A-11
Preferred Stock during 2019. The difference between the carrying amount of the Bridge Note and the fair value of the Series
A-11
Preferred Stock was recorded as a loss on extinguishment of $6.0 million.
Other Expense
Other expense decreased by $0.1 million, to $40 thousand for 2019, from $0.2 million in 2018. Other expense was higher in 2018 primarily due to a nonrecurring legal expense.
Segment Operating Profit or Loss
Segment profit or loss is defined as income or loss before taxes. Luminar’s segment profit or loss breakdown is:

	Year Ended December 31,		Change	Change
	2019	2018	$	%
Segment operating profit (loss)
Autonomy Solutions	(62,874)	(63,845)	(971)	1%
Other Component Sales	259	(384)	643	167%
The Autonomy Solutions segment operating loss decreased $1.0 million, or 1%, to $62.9 million for 2019, from $63.9 million for 2018. This reduced loss was primarily due to improved margins on the increased level of sales.
The Other Component Sales segment increased profitability by $0.6 million, from a loss of $0.4 million in 2018 to a profit of $0.3 million. This incremental profit was primarily due to cost over-runs in 2018 on a significant contract, which ended in 2019.

Comparison of the Six Months Ended June 30, 2019 and 2020
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/consent solicitation statement/prospectus. The following table sets forth Luminar’s consolidated results of operations data for the periods presented (in thousands):

	For the six months ended June 30,		Change	Change
	2020	2019	$	%
Net Sales	7,296	3,719	3,577	96%
Cost of sales	11,285	6,805	4,480	66%

Gross loss	(3,989)	(3,086)	(903)	29%
Selling and marketing expenses	3,075	2,121	954	45%
General and administrative expenses	9,505	8,059	1,446	18%
Research and development expenses	18,116	18,450	(334)	-2%
Operating loss	(34,685)	(31,716)	(2,969)	9%
Interest income	121	37	84	nm
Interest expense	(1,021)	(1,235)	214	-17%
Change in fair value of SAFE notes		(24,215)	24,215	nm
Change in fair values of warrant liabilities	(4,574)	(72)	(4,502)	nm
Loss on extinguishment of debt	(866)	(6,124)	5,258	-86%
Other income	10	233	(223)	nm
Other expense	(1)	(3)	2	nm
Loss before income taxes	(41,016)	(63,095)	22,079	-35%
Income taxes	—	—	—	nm

Net loss	(41,016)	(63,095)	22,079	-35%

nm = not meaningful
Net Sales
Net sales increased by $3.6 million, or 96%, to $7.3 million for the six months ended June 30, 2020, from $3.7 million in the six months ended June 30, 2019. Luminar’s segment net sales breakdown is:

	Six Months Ended June 30		Change	Change
	2020	2019	$	%
Net sales:
Autonomy Solutions	6,106	2,015	4,091	203%
Other Component Sales	1,190	1,704	(514)	-30%

Total	7,296	3,719	3,577
Net sales increased by $4.1 million in the Autonomy Solutions segment primarily due to a $5.3 million increase in service revenue as part of a recently won contract. This was partially offset by a $1.2 million decrease in the sale of fewer prototype sensors as Luminar continues to shift its business development efforts from sales of prototypes to converting existing relationships into series production contracts.
Net sales decreased by $0.5 million in the Other Component Sales segment to $1.2 million for the six months ended June 30, 2020, from $1.7 million for the six months ended June 30, 2019. The decrease was due to a delay in the start of expected projects and contracts from the first half of 2020 to the second half, in part due to the impact of the coronavirus pandemic on Luminar’s Other Component Sales customers. Revenue on this funnel of customer contracts was shifted to the second half of 2020.

Cost of Sales and Gross Profit (Loss)
Total cost of sales increased by $4.5 million, or 66%, to $11.3 million for the six months ended June 30, 2020, from $6.8 million in the six months ended June 30, 2019. Cost of sales increased primarily due to the cost of delivery of $4.7 million in the six months ended June 30, 2020 for a recently won partner service contract. The expenses associated with this cost of delivery were not incurred as a cost of sales for the six months ended June 30, 2019 but were instead included as an R&D expense. Cost of sales also increased due to $2.5 million inventory reserve expense caused by fewer than anticipated test and development sensor sales as Luminar continues to shift its focus to converting existing partner relationships to series production awards for its new Iris product.
Gross loss increased by $0.9 million, or 29%, to a $4.0 million loss for the six months ended June 30, 2020, from a $3.1 million loss for the six months ended June 30, 2019. Gross loss increased primarily due to lower margin on autonomous solutions service revenue, lower sensor sales and higher inventory reserve expenses.
Operating Expenses
Selling and Marketing
Total selling and marketing expenses increased by $1.0 million, or 45%, to $3.1 million for the six months ended June 30, 2020, from $2.1 million for the six months ended June 30, 2019. Selling and marketing expenses increased primarily due to increased business development headcount and also the move to a new higher cost business development service provider.
General and Administrative
Total general and administrative expenses increased by $1.4 million, or 18%, to $9.5 million for the six months ended June 30, 2020, from $8.1 million for the six months ended June 30, 2019. General and administrative expenses increased primarily due to an incremental increase in stock-based compensation expense and increased resources and headcount in the finance function. Additionally, litigation expense of $0.5 million was incurred in the six months ended June 30, 2020.
Research and Development
Total R&D expenses decreased by $0.3 million, or 2%, to $18.1 million for the six months ended June 30, 2020, from $18.5 million for the six months June 30, 2019. R&D expenses decreased primarily due to non-recurring
engineering expenses becoming part of cost of sales, as discussed in the
Cost of Sales and Gross Profit
section above, following the development of the Model H lidar sensors, which was offset by increases in headcount from 150 as of June 30, 2019 to 176 by June 30, 2020 and Model I supplies and industrialization expense incurred in 2020.
Interest Income and Interest Expense
Interest income increased by $0.1 million to $0.1 million for the six months ended June 30, 2020, from $37 thousand for the six months ended June 30, 2019. Interest income increased primarily due to increased investments in marketable securities.
Interest expense decreased by $0.2 million, or 17%, to $1 million for the six months ended June 30, 2020, from $1.2 million for the six months ended June 30, 2019. Interest expense decreased primarily due to the settlement of the Bridge Note during 2019.
Change in fair value of SAFE notes
Change in fair value of SAFE notes decreased by $24.2 million, to $0 for the six months ended June 30, 2020, from $24.2 million for the comparable period in 2019. The SAFEs converted in 2019 and therefore had no activity during 2020.

Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities increased by $4.5 million, to $4.6 million for the six months ended June 30, 2020, from $0.1 million for the comparable period in 2019. The increase is due to fair value increase to the underlying equity of Luminar.
Loss on Extinguishment of Debt
Loss on extinguishment of debt decreased by $5.2 million, to $0.9 for the six months ended June 30, 2020, from $6.1 million for the comparable period in 2019. During the six months ended June 30, 2019, the Bridge Note converted into shares of Series
A-11
Preferred Stock resulting in a $6.0 million loss. This was partially offset by the $0.9 million expense related to the refinance of Luminar’s senior secured term loan facility in March 2020.
Other Expense
Other expense decreased by a nominal amount for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.
Segment Operating Profit or Loss
Segment operating profit or loss is defined as income or loss before taxes. Luminar’s segment profit or loss breakdown is:

	Six Months Ended June 30,		Change	Change
	2020	2019	$	%
Segment profit (loss)
Autonomy Solutions	(34,873)	(31,979)	(2,894)	9%
Other Component Sales	188	263	(75)	-29%
The Autonomy Solutions segment loss increased $2.9 million, or 9%, to $34.9 million for the six months ended June 30, 2020, from $32.0 million for the six months ended June 30, 2019. This incremental loss was primarily due to additional sales volume and operating at a loss per unit.
The Other Component Sales segment decreased profitability by $0.1 million, to $0.2 million for the six months ended June 30, 2020, from $0.3 million in the six months ended June 30, 2019, which was not a meaningful change.
Liquidity and Capital Resources
Sources of Liquidity
Luminar’s capital requirements will depend on many factors, including lidar and software sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. Until Luminar can generate sufficient revenue from lidar sensors and software to cover operating expenses, working capital and capital expenditures, Luminar expects the funds raised in the Series X Financing and the Business Combination, net of the expected repayment of its senior secured term loan facility (which repayment is required by the terms of the merger agreement if the amount of the Company’s cash at the closing of the Business Combination exceeds $300 million), to fund cash needs. If Luminar is required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of Luminar common stock. If Luminar raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of Luminar common stock. The terms of debt securities or borrowings could impose significant restrictions on Luminar’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

As of June 30, 2020, Luminar had cash and cash equivalents totaling $20.6 million. The cash equivalents are comprised primarily of commercial paper and other short-term debt instruments. To date, Luminar’s principal sources of liquidity have been proceeds received from issuance of debt and equity.
Luminar obtained a senior secured term loan facility pursuant to which amounts were funded from August 2017 through December 2018, which was refinanced with a new senior secured term loan facility pursuant to which an aggregate principal amount of $30 million was funded from March through June 2020. Pursuant to the terms of the Merger Agreement, the full balance of the senior secured term loan is required to be repaid at the closing of the Business Combination if the amount of the Company’s cash at the closing of the Business Combination exceeds $300 million. As of September 11, 2020, Luminar has issued the Series X Preferred Stock and received $170 million in proceeds.
On April 22, 2020, Luminar received $7.8 million in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at 1%. The loan was completely repaid, including interest, on August 20, 2020.
Luminar has incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of $263.2 million as of June 30, 2020. Luminar expects to continue to incur operating losses for at least the foreseeable future due to continued R&D investments that it intends to make in its business and, as a result, Luminar may require additional capital resources to grow its business. Luminar believes that current cash, cash equivalents, and expected net proceeds from the Business Combination will be sufficient to continue to execute its business strategy over the next two years and until Luminar expects to begin series production.
Cash Flow Summary
The following table summarizes Luminar’s cash flows for the periods presented:

	Year ended December 31,		Six months ended June 30,
	2019	2018	2020	2019
Net cash provided by (used in):
Operating activities	$(60,201)	$(67,089)	$(33,978)	$(26,693)
Investing activities	$(7,778)	$(4,388)	$(423)	$(774)
Financing activities	$85,457	$67,919	$27,964	$80,366
Operating Activities
For the year ended December 31, 2019, net cash used in operating activities was $60.2 million. The primary factors affecting Luminar’s operating cash flows during this period were Luminar’s net loss of $94.7 million, offset by its non-cash
charges of fair value changes in SAFEs and warrants of $24.5 million, debt extinguishment of $6.1 million, stock-based compensation of $2.7 million, depreciation expense of $2.3 million and $1.4 million impairment of inventory. Net changes in operating assets and liabilities was $(2.5) million driven by an increase in inventory and decrease in accrued liabilities.
For the six months ended June 30, 2020, net cash used in operating activities was $34.0 million. The primary factors affecting Luminar’s operating cash flows during this period were its net loss of $41.0 million, offset by its non-cash
charges of fair value changes in warrants of $4.6 million, stock-based compensation of $3.4 million, impairment of inventory of $2.5 million, $1.2 million depreciation expense and $0.8 million extinguishment of debt. Net changes in operating assets and liabilities was $(5.5) million driven by increases in receivables and inventories.

Investing Activities
For the year ended December 31, 2019, net cash used in investing activities was $7.8 million. The primary factors affecting Luminar’s investing cash flows during this period were the purchases of marketable securities of $6.9 million and equipment of $1.5 million.
For the six months ended June 30, 2020, net cash used in investing activities was $0.4 million, of which the primary driver was $(0.7) million in equipment purchases and $0.3 million in proceeds from the sale of marketable securities.
Financing Activities
For the year ended December 31, 2019, net cash provided by financing activities was $85.5 million. The primary factors affecting Luminar’s financing cash flows during this period were proceeds from the issuance of SAFEs for $37.4 million and Luminar Preferred Stock for $68.7 million, offset by the payment of financing costs of $5.4 million and financing obligations of $9.5 million and $5.6 million repayment of SAFEs not converted to Luminar Preferred Stock.
For the six months ended June 30, 2020, net cash provided by financing activities was $28.0 million. The primary factors affecting Luminar’s financing cash flows were the $31.9 million funded under new debt issuances, repayment of $8.0 million of previously outstanding senior secured notes, $7.8 million of borrowings under the Paycheck Protection Program, and the repayment of other financing obligations, including the equipment loan of $1.3 million.
Off-Balance
Sheet Arrangements
As of the balance sheet dates of December 31, 2018, December 31, 2019, and June 30, 2020, Luminar has not engaged in any off-balance
sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
Luminar prepares its consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires Luminar to make estimates, assumptions and judgments that can significantly impact the amounts it reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Luminar bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Luminar’s actual results could differ significantly from these estimates under different assumptions and conditions. Luminar believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.
Stock-Based Compensation
Luminar recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Luminar elected to recognize the effect of forfeitures in the period they occur. Luminar determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—Luminar uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As Luminar’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Luminar has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
The grant date fair value of Luminar common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of Luminar common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).
Based on Luminar’s early stage of development and other relevant factors, it determined that an Option Pricing Model (“
OPM
”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of Luminar common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, Luminar has historically used the OPM back solve analysis to estimate the fair value of Luminar common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of Luminar’s convertible preferred stock in this instance.
Revenue
Luminar adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue from product sales is recognized upon transfer of control of promised products. Revenue is recognized in an amount that reflects the consideration that Luminar expects to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.
Revenues related to custom products are recognized over time using the cost input method. In using this input method, Luminar generally applies the cost-to-cost
method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimate total costs at completion. Recognition of profit on these contracts requires estimates of the total contract value, the total cost at completion, and the measurement of progress towards completion. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to Luminar. Luminar performs ongoing profitability analysis of its contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.
Luminar enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. Luminar uses a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, Luminar determines SSP using information that may include other observable inputs available to it.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds
$700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt
in the prior three-year period or (iv) December 31, 2024, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recent Accounting Pronouncements
See Note 1 to Luminar’s consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/consent solicitation statement/prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Luminar has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, Luminar expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.
Foreign Currency Exchange Risk
Luminar’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of Luminar’s revenue is generated in U.S. dollars. Luminar’s expenses are generally denominated in the currencies of the jurisdictions in which it conducts its operations, which are primarily in the U.S. and to a small extent in Europe. Luminar’s results of operations and cash flows in the future may be adversely affected due to an expansion of
non-U.S.
dollar denominated contracts, growth of its international entities, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to Luminar’s business would not have a material impact on its historical or current consolidated financial statements. To date, Luminar has not engaged in any hedging strategies. As Luminar’s international operations grow, it will continue to reassess its approach to manage the risk relating to fluctuations in currency rates.

MANAGEMENT OF THE POST-COMBINATION COMPANY
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Post-Combination Company will be managed by or under the direction of the board of directors of the Post-Combination Company. The following table sets forth certain information, including ages as of September 2, 2020, regarding the persons who are expected to serve as executive officers and directors of the Post-Combination Company upon the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in the section titled “
Proposal No.
 8—The Director Election Proposal
.”

Name	Age	Position
Executive Officers
Austin Russell	25	Chairperson, Director (Class III), President and Chief Executive Officer
Thomas J. Fennimore	44	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	48	Chief Technology Officer

Non-Employee Directors
Alec E. Gores	67	Director (Class II)
Matthew J. Simoncini	59	Director (Class II)
Scott A. McGregor	64	Director (Class I)
Benjamin J. Kortlang	45	Director (Class I)
Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination
Executive Officers
Austin Russell
. Upon the consummation of the Business Combination, Luminar’s founder, Mr. Russell, will serve as Chairperson, President and Chief Executive Officer of the Post-Combination Company and as a Class III member of the board of the Post-Combination Company. Mr. Russell has served as President and Chief Executive Officer of Luminar and as a member of its board of directors since founding the company. Mr. Russell began his career in industry at age 11 by building prototype supercomputers and optoelectronic systems with real-world applications in mind. He wrote his first patent application at 12, and over the next four years worked on a host of photonics and imaging related technologies before he later became an independent researcher at the Beckman Laser Institute. After being recruited to Stanford for Applied Physics, he was awarded the Thiel Fellowship at 17 to pursue Luminar full-time with a vision to develop a new kind of sensing technology to make autonomous vehicles both safe and ubiquitous.
We believe that Mr. Russell is qualified to serve on the board of the Post-Combination Company because he is the founder of Luminar, the largest stockholder of Luminar and has the long-term vision for the Post-Combination Company and due to his operational and historical expertise gained from serving as Luminar’s President and Chief Executive Officer since Luminar’s inception.
Thomas J. Fennimore
. Upon the consummation of the Business Combination, Mr. Fennimore will serve as Chief Financial Officer of the Post-Combination Company. Mr. Fennimore
has served as Luminar’s Chief Financial Officer since July 2020. Prior to joining Luminar, Mr. Fennimore served as the Global Head of Automotive and the
Co-Head
of the Industrials Group at Jefferies Group, LLC from September 2014 to May 2020. From July 1997 to September 2014, Mr. Fennimore worked at Goldman Sachs, in a variety of roles with increasing responsibility, most notably as Global Head of Automotive and
Co-Head
of the Asia Industrials Group. Mr. Fennimore holds a B.A. in mathematics and a B.S. in engineering from Swarthmore College.

M. Scott Faris
. Upon the consummation of the Business Combination, Mr. Faris will serve as Chief Business Officer of the Post-Combination Company. Mr. Faris
has served as Luminar’s Chief Business Officer since April 2016. In 2002, Mr. Faris founded the Astralis Group, a strategy advisor that provides consulting to start-up
companies and, since 2004, he has served as its Chief Executive Officer. Mr. Faris has served on the board of directors of LightPath Technologies, Inc., a leading provider of optics and photonics solutions, since December 2011. In June 2013, Mr. Faris founded Aerosonix, Inc., a developer and manufacturer of advanced medical devices, and he served as its Chief Executive Officer until August 2016 and as Chairman of the board of directors until December 2019. From October 2008 to September 2015, he served as Director of the Orlando Economic Development Commission, a nonprofit focused on business development, and from October 2013 to September 2014, he served as its Chairman. In August 2007, Mr. Faris founded Planar Energy Devices, Inc., a company that developed transformational ceramic solid-state battery technology and products, and he served as its Chief Executive Officer until June 2013. He served as Chairman and Chief Executive Officer of Waveguide Solutions, Inc., a developer of planar optical light wave circuit and micro system products, from September 2001 to August 2005. From August 1997 to September 2001, Mr. Faris served as Chief Operating Officer and as a member of the board of directors of Ocean Optics, Inc., a global manufacturer of high-volume precision optical instrumentation. Mr. Faris holds a B.S. in management information systems from Penn State University.
Jason Eichenholz
. Upon the consummation of the Business Combination, Luminar’s co-founder,
Dr. Eichenholz, will serve as Chief Technology Officer of the Post-Combination Company. Dr. Eichenholz has served as Luminar’s Chief Technology Officer since 2016, and he has served as an advisor since 2012. In August 2018, Dr. Eichenholz co-founded
AireHealth, a digital health company focused on detecting and treating respiratory conditions. Dr. Eichenholz has served as a Courtesy Faculty Member of CREOL, The College of Optics and Photonics at the University of Central Florida since March 2012. From January 2013 to December 2016, he served as Chief Executive Officer of Open Photonics Inc., a company focused on the commercialization of optics and photonics technologies, which was acquired by Luminar in 2016. Dr. Eichenholz holds a B.S. in physics from Rensselaer Polytechnic Institute and an M.S. and a Ph.D in optical sciences and engineering from CREOL, The College of Optics and Photonics at the University of Central Florida.
Non-Employee
Directors
Alec E. Gores
.
Upon the consummation of the Business Combination, Mr. Gores will serve as a Class II member of the board of the Post-Combination Company. Mr. Gores has been the Chief Executive Officer and a member of the Board of Directors of Gores Metropoulos, Inc. since August 2018. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 100 businesses including a current portfolio of more than 20 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core
businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the Board of Directors of Gores Holdings from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the Board of Directors of Gores Holdings II until completion of the Verra Mobility acquisition in October 2018, as the Chairman of the Board of Directors of Gores Holdings III until completion of the PAE acquisition in February 2020, as the Chairman of the Board of Directors of Gores Holdings IV (Nasdaq: GHIV) since its inception in June 2019, the Chairman of the Board of Directors of Gores Holdings V and Chairman of the Board of Directors of Gores Holdings VI since its inception in June 2020.

(Nasdaq: GRSV) since its inception in June 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University.
We believe Mr. Gores is qualified to serve on the board of the Post-Combination Company based on his significant investment and financial expertise.
Matthew J. Simoncini
. Upon the consummation of the Business Combination, Mr. Simoncini will serve as a Class II member of the board of the Post-Combination Company. Mr. Simoncini has served on Luminar’s board of directors since June 2020. Mr. Simoncini has served on the board of directors of Kensington Capital Acquisition Corp., a special purpose acquisition company focused on companies in the automotive sector, since June 2020. He previously served on the board of directors of Cooper-Standard Holdings Inc., a leading global supplier of systems and components for the automotive industry, from August 2018 to May 2020. From September 2011 until his retirement in February 2018, Mr. Simoncini served as President and Chief Executive Officer and as a member of the board of directors of Lear Corporation (“Lear”), a global automotive technology company, and he served as Chief Financial Officer of Lear from September 2007 to September 2011. Mr. Simoncini joined Lear in May 1999 after Lear acquired UT Automotive, a supplier of electronic and interior products for the auto industry, where he served as Director of Global Financial Planning & Analysis from April 1996 to May 1999. Mr. Simoncini holds a B.A. in business administration and an Honorary Doctorate of Law from Wayne State University.
We believe Mr. Simoncini is qualified to serve on the board of the Post-Combination Company based on his extensive executive leadership and management experience and his significant strategic and financial expertise in the automotive and automotive-related industries.
Scott A. McGregor
. Upon the consummation of the Business Combination, Mr. McGregor will serve as a Class I member of the board of the Post-Combination Company. Mr. McGregor has served on Luminar’s board of directors since November 2018. Mr. McGregor has served on the board of directors of Equifax Inc., a global data, analytics, and technology company, since October 2017, and he has served on the board of directors of Applied Materials, Inc., a global leader in materials engineering solutions, since January 2018. Mr. McGregor previously served as President and Chief Executive Officer and as a member of the board of directors of Broadcom Corporation, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from January 2005 until the company was acquired by Avago Technologies Limited in February 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), a semiconductor company, where he served as President and Chief Executive Officer from October 2001 to December 2004. Mr. McGregor holds a B.A. in psychology and an M.S. in computer science and computer engineering from Stanford University.
We believe Mr. McGregor is qualified to serve on the board of the Post-Combination Company based on his extensive executive leadership and management experience and his significant experience serving on the boards of public companies.
Benjamin J. Kortlang
. Upon the consummation of the Business Combination, Mr. Kortlang will serve as a Class I member of the board of the Post-Combination Company. Mr. Kortlang has served on Luminar’s board of directors since June 2019. He has also served on the board of directors of Enphase Energy, Inc., a global energy technology company, since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. From February 2008 to April 2020, he was a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked at Goldman Sachs, where he served as Vice President in the Special Situations Group from June 2005 to February 2008 and Vice President in the Investment Banking Group from 2000 to 2005. Mr. Kortlang holds a B.A. in economics and finance from Royal Melbourne Institute of Technology, a B.Com. (Hons) in econometrics from the University of Melbourne and an M.B.A. from the University of Michigan.

We believe Mr. Kortlang is qualified to serve on the board of the Post-Combination Company based on his extensive experience in evaluating investments and his significant business expertise.
Board Composition
The Post-Combination Company’s business and affairs will be organized under the direction of the board of the Post-Combination Company. We anticipate that the board of the Post-Combination Company will consist of five members upon the consummation of the Business Combination. The primary responsibilities of the board of the Post-Combination Company will be to provide oversight, strategic guidance, counseling and direction to the Post-Combination Company’s management. The board of the Post-Combination Company will meet on a regular basis and additionally as required.
If the Second Amended and Restated Certificate of Incorporation is approved, the board of the Post-Combination Company will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The board of the Post-Combination Company will be divided into the following classes:

•
Class I, which Luminar anticipates will consist of Scott McGregor and Benjamin Kortlang, whose terms will expire at the Post-Combination Company’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•
Class II, which Luminar anticipates will consist of Alec E. Gores and Matthew J. Simoncini, whose terms will expire at the Post-Combination Company’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•
Class III, which Luminar anticipates will consist of Austin Russell, whose term will expire at the Post-Combination Company’s third annual meeting of stockholders to be held after consummation of the Business Combination.

In addition to the foregoing directors, Luminar has advised the Company that it is continuing to evaluate the addition of up to two additional directors who would serve on the board of the Post-Combination Company by appointment. To the extent any such director is selected for appointment prior to the Special Meeting, and such director agrees to serve on the board of the Post-Combination Company, Luminar and the Company will provide public disclosure identifying such director and include in such public disclosure all such information with respect to such director that would otherwise be required to be disclosed in this proxy statement/consent solicitation statement/prospectus had such director been selected and agreed to serve prior to the date of this proxy statement/consent solicitation statement/prospectus.
At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of the Post-Combination Company may have the effect of delaying or preventing changes in the Post-Combination Company’s control or management. The Post-Combination Company’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds
of the Post-Combination Company’s voting stock.
Director Independence; Controlled Company Exemption
Upon the consummation of the Business Combination, the board of the Post-Combination Company is expected to determine that each of the directors on the Post-Combination Company, other than Austin Russell, will qualify as an independent director, as defined under the listing rules of Nasdaq, and the board of the Post-Combination Company will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Post-Combination Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Following the completion of the Business Combination, Austin Russell will control a majority of the voting power of the Post-Combination Company’s outstanding capital stock. As a result, the Post-Combination Company will be a “controlled company” under Nasdaq rules. As a controlled company, the Post-Combination Company will be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the board of the Post-Combination Company to have a majority of independent directors and require that the Post-Combination Company establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of its executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While the Post-Combination Company does not currently intend to rely on any of these exemptions, it will be entitled to do so for as long as the Post-Combination Company will be considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of the Post-Combination Company capital stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Board Leadership Structure
The board of the Post-Combination Company does not anticipate having a policy requiring the positions of the Chairperson of the board and Chief Executive Officer to be separate or held by the same individual. The board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in the Post-Combination Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by the Post-Combination Company or the industry in which it operates and governance efficiency. The board intends to adopt Corporate Governance Guidelines, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the Chairperson is not independent. The board of the Post-Combination Company intends to elect Mr. Russell as chairperson of the board because it believes that Mr. Russell’s strategic vision for the business, his in-depth
knowledge of Luminar’s operations, and his experience serving as the Chief Executive Officer since Luminar’s inception make him well qualified to serve as both Chairperson of the board and Chief Executive Officer. The board of the Post-Combination Company intends to select a lead independent director after the closing of the Business Combination.
Role of the Board of the Post-Combination Company in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the board of the Post-Combination Company will be informed oversight of the Post-Combination Company’s risk management process. The board of the Post-Combination Company does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of the Post-Combination Company as a whole, as well as through various standing committees of the board of the Post-Combination Company that address risks inherent in their respective areas of oversight. In particular, the board of the Post-Combination Company will be responsible for monitoring and assessing strategic risk exposure and the Post-Combination Company’s audit committee will have the responsibility to consider and discuss the Post-Combination Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Post-Combination Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of the Post-Combination Company’s governance guidelines.
Committees of the Post-Combination Company’s Board of Directors
Effective as of the consummation of the Business Combination, the board of the Post-Combination Company will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by the board of the Post-Combination Company. The board of the Post-Combination Company may establish other committees as it deems necessary or appropriate from time to time.
Each committee will operate under a charter approved by the board of the Post-Combination Company. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of the Post-Combination Company’s website at www.luminartech.com. The Post-Combination Company’s website and the information contained on, or that can be accessed through, the Post-Combination Company’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/consent solicitation statement/prospectus.
Audit Committee
Following the consummation of the Business Combination, the board of the Post-Combination Company will determine the members and the chairperson of the Post-Combination Company’s audit committee, whom will each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including
Rule 10A-3.
In addition, the board of the Post-Combination Company will determine which directors are each an “audit committee financial expert” within the meaning of Item 407(d) of
Regulation S-K
promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the board of the Post-Combination Company. The audit committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Post-Combination Company’s financial statements;

•	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

•
reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the Post-Combination Company’s interim and year-end
operating results;

•	reviewing the Post-Combination Company’s financial statements and critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of the Post-Combination Company’s internal controls;

•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;

•	overseeing the Post-Combination Company’s policies on risk assessment and risk management;

•	overseeing compliance with the Post-Combination Company’s code of business conduct and ethics;

•	reviewing related party transactions; and

•
approving or, as permitted,
pre-approving
all audit and all permissible
non-audit
services (other than de minimis
non-audit
services) to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which will be available on the Post-Combination Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Post-Combination Company and all permissible non-audit
services, other than de minimis
non-audit
services, to be provided to the Post-Combination Company by the Post-Combination Company’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee
Following the consummation of the Business Combination, the board of the Post-Combination Company will determine the members and the chairperson of the Post-Combination Company’s compensation committee, whom will each meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee
director, as defined in Rule
16b-3
promulgated under the Exchange Act. Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

•
reviewing, approving and determining, or making recommendations to the board of the Post-Combination Company regarding, the compensation of the Post-Combination Company’s executive officers, including the Chief Executive Officer;

•	making recommendations regarding non-employee director compensation to the Post-Combination Company’s full board of directors;

•	administering the Post-Combination Company’s equity compensation plans and agreements with the Post-Combination Company executive officers;

•	reviewing, approving and administering incentive compensation and equity compensation plans; and

•	reviewing and approving the Post-Combination Company’s overall compensation philosophy.
The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Nominating and Corporate Governance Committee
Following the consummation of the Business Combination, the board of the Post-Combination Company will determine the members and the chairperson of the Post-Combination Company’s nominating and corporate governance committee, whom will each meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the board of the Post-Combination Company regarding nominees for election to the board of directors and its committees;

•	considering and making recommendations to the board of the Post-Combination Company regarding the composition of the board of directors and its committees;

•	developing and making recommendations to the board of the Post-Combination Company regarding corporate governance guidelines and matters;

•	overseeing the Post-Combination Company’s corporate governance practices;

•	overseeing the evaluation and the performance of the board of the Post-Combination Company and individual directors; and

•	contributing to succession planning.
The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time one of the Post-Combination Company’s officers or employees. None of the Post-Combination Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of the Post-Combination Company or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the board of the Post-Combination Company or compensation committee.
Code of Business Conduct and Ethics
The board of the Post-Combination Company will adopt a Code of Business Conduct and Ethics that will apply to all of the Post-Combination Company’s directors, officers and employees, including the Post-Combination Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of the Post-Combination Company’s website. In addition, the Post-Combination Company intends to post on the Corporate Governance section of the Post-Combination Company’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to the Post-Combination Company’s website address in this proxy statement/consent solicitation statement/prospectus does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement/consent solicitation statement/prospectus.
Limitation on Liability and Indemnification of Directors and Officers
The Second Amended and Restated Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Post-Combination Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Post-Combination Company will enter into separate indemnification agreements with the Post-Combination Company’s directors and officers. These agreements, among other things, will require the Post-Combination Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or officers or any other company or enterprise to which the person provides services at the Post-Combination Company’s request.

The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Director and Executive Officer Compensation after the Business Combination
To achieve Luminar’s goals, Luminar has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work toward achieving these goals. Luminar believes its compensation program should promote the success of the Post-Combination Company and align executive incentives with the long-term interests of its stockholders. Luminar’s current compensation programs reflect its startup origins in that they consist primarily of salary, restricted stock and stock option awards. As the Post-Combination Company’s needs evolve, the Post-Combination Company intends to continue to evaluate Luminar’s philosophy and compensation programs as circumstances require. This section provides an overview of Luminar’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
Luminar has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies,” within the meaning of the JOBS Act. These rules require reduced compensation disclosure for Luminar’s principal executive officer and its two most highly compensated executive officers other than its principal executive officer (the named executive officers), and up to two additional individuals for whom disclosure would have been provided due to their compensation level (as stated above) but for the fact that the individual was not serving as an executive officer of the company at the end of the last completed fiscal year. Luminar’s board of directors and/or Chief Executive Officer have historically determined the compensation for Luminar’s named executive officers. For the year ended December 31, 2019, Luminar’s named executive officers were:

•	Austin Russell, President and Chief Executive Officer;

•	Scott Faris, Chief Business Officer; and

•	Jason Eichenholz, Chief Technology Officer.
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of Luminar for services rendered to Luminar in all capacities for 2019.

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)	Total ($)
Austin Russell President and Chief Executive Officer	2019	175,000	—	175,000
Scott Faris Chief Business Officer	2019	300,000	—	300,000
Jason Eichenholz Chief Technology Officer	2019	200,000	—	200,000

Narrative Disclosure to Summary Compensation Table
For 2019, the compensation program for Luminar’s named executive officers consisted of base salary and certain standard employee benefits.
Base Salary
Base salary for each named executive officer is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Prior to 2019, Austin Russell did not receive a base salary from Luminar. Luminar has entered into offer letters with each of Messrs. Faris and Eichenholz, each described further below, which set forth base salary entitlements.
Cash Bonus
Except with respect to Dr. Eichenholz’s May 4, 2020, offer letter, described below, Luminar does not have any formal arrangements with its named executive officers providing for annual cash bonus awards.
Luminar Amended and Restated 2015 Stock Plan
General.
Luminar’s board of directors originally adopted, and Luminar Stockholders approved, the Luminar Stock Plan, each on June 26, 2015. The Luminar Stock Plan was last amended on January 24, 2020. The Luminar Stock Plan provides for the grant of Luminar Stock Options to Luminar employees (and employees of any parent or subsidiary of Luminar), and for the grant of non-statutory
Luminar Stock Options and Luminar Restricted Stock to Luminar employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Luminar). We intend to assume the Luminar Stock Plan upon the closing of the Business Combination and, thereafter, cause the termination of the Luminar Stock Plan upon the stockholders’ approval of the Omnibus Incentive Plan pursuant to Proposal No. 6, provided that regardless of whether the Omnibus Incentive Plan is approved pursuant to Proposal No. 6, the outstanding awards previously granted under the Luminar Stock Plan will continue to remain outstanding under the Luminar Stock Plan (except that such awards will convert into awards of Class A Stock or options for Class A Stock).
Share Reserve
. On a
pre-exchange
basis, Luminar reserved an aggregate of 3,083,105 shares of Luminar Stock under the Luminar Stock Plan. As of June 30, 2020, 1,239,374 Luminar Stock Options were outstanding, 1,732,759 shares of Luminar Restricted Stock were outstanding, and 110,972 shares of Luminar Stock were available for future grants.
Plan Administration
. Luminar’s board of directors has administered the Luminar Stock Plan.
Types of Awards
. The Luminar Stock Plan provides for the grant of Luminar Stock Options and Luminar Restricted Stock.
Stock Options
. Luminar’s board of directors granted Luminar Stock Options under the Luminar Stock Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Luminar Stock on the date of grant. The term of options granted under the Luminar Stock Plan did not exceed 10 years; provided, however, that any Luminar Stock Option granted to a participant who owned more than 10% of the total combined voting power of all classes of Luminar Stock, or of certain of Luminar’s subsidiary corporations, did not have a term in excess of 5 years and had an exercise price per share of at least 110% of the fair market value per share of Luminar Stock on the grant date. Subject to the provisions of the Luminar Stock Plan, Luminar’s board of directors determined the remaining terms of the Luminar Stock Options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. If termination is due to death, then 100% of the then unvested shares shall immediately vest and become exercisable as of date of such termination. If termination is due to death or disability, the option will remain exercisable for 12 months. For certain options and so long as the applicable employees that have completed at least two years of continuous service, the option will remain exercisable until the earliest of (a) 10 years from the date of the option grant; or (b) the later of (i) one year after termination (in the event such termination occurs after going public) and (ii) one year after going public. In all other cases except for a termination for cause, the Luminar Stock Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Luminar Stock Option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.
Non-transferability
of Awards
. Unless Luminar’s board of directors provides otherwise, the Luminar Stock Plan generally does not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.
Certain Adjustments
. In the event of certain corporate events or changes in Luminar capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Luminar Stock Plan, Luminar’s board of directors will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Luminar Stock Plan and/or the number, kind, class and price of securities covered by each outstanding award.
Dissolution or liquidation
. In the event of Luminar’s dissolution or liquidation, each Luminar Stock Option and stock purchase right will terminate immediately prior to the consummation of such action, unless otherwise determined by Luminar’s board of directors.
Corporate Transaction
. The Luminar Stock Plan provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of Luminar’s assets, (ii) a merger, consolidation or other capital, reorganization or business combination transaction of Luminar with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of Luminar’s then outstanding capital stock, each outstanding award will be treated as Luminar’s board of directors determines.
Amendment or Termination
. Luminar’s board of directors may amend or terminate the Luminar Stock Plan at any time, provided such action does not materially and adversely affect the rights of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.
Benefits and Perquisites
Luminar provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness; short- and long-term disability insurance; a health reimbursement account; a health savings account; a flexible spending account; and a tax-qualified
Section 401(k) plan for which no match by Luminar is provided. Luminar does not maintain any executive-specific benefit or perquisite programs.
Scott Faris Offer Letter
On February 22, 2017, Luminar and Mr. Faris entered into an offer letter. Pursuant to this agreement, Mr. Faris is entitled to a base salary of $300,000 per year and is eligible to participate in Luminar’s employee benefits plans. Mr. Faris’s employment is
“at-will”
and may be terminated by either party at any time, without the payment of severance in excess of then-accrued compensation.

Jason Eichenholz Offer Letter
On January 16, 2017, Luminar and Dr. Eichenholz entered into an offer letter. Pursuant to this agreement, Dr. Eichenholz was entitled to a base salary of $155,000 per year and was eligible to participate in Luminar’s employee benefits plans.
On May 4, 2020, Luminar and Dr. Eichenholz entered into a new offer letter. Pursuant to this agreement, Dr. Eichenholz is entitled to a base salary of $300,000 per year, effective as of January 1, 2020, as well as a $50,000 one-time
bonus, continued eligibility for annual bonuses in a minimum amount of $20,000 per year and, subject to the approval of the Luminar Board, an option to purchase 100,000 shares of Luminar Class A Stock at an exercise price equal to the then-fair market value of Luminar Class A Stock, to vest and become exercisable at a rate of 25% of the total number of option shares on June 18, 2020, and the remainder vesting and becoming exercisable at even monthly intervals over the subsequent three years, subject to Dr. Eichenholz’s continued employment on each vesting date. Dr. Eichenholz’s employment is
“at-will”
and may be terminated by either party at any time, without the payment of severance in excess of then-accrued compensation.
Outstanding Equity Awards as of December 31, 2019
None of Luminar’s named executive officers held Luminar Stock Options as of December 31, 2019. The following table sets forth information regarding unvested Luminar Restricted Stock held by each of Luminar’s named executive officers as of December 31, 2019.

Stock awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Austin Russell	—		—
Scott Faris	11,250	(1)	255,713	(2)
Jason Eichenholz	—		—

(1)
Represents Luminar Restricted Stock issued April 24, 2017, which was subject to release from Luminar’s repurchase right per the following schedule: 1/4 of the grant on September 1, 2017, and 1/48 of the total grant on each monthly anniversary thereafter until September 1, 2020, at which time the entire award became vested.

(2)	Determined with reference to $22.73, the value of a share of Luminar Class A Stock on December 31, 2019.
Director Compensation
Historically, Luminar has neither had a formal compensation policy for Luminar’s non-employee
directors, nor has Luminar had a formal policy of reimbursing expenses incurred by Luminar non-employee
directors in connection with their board service. However, Luminar has reimbursed Luminar’s non-employee
directors for reasonable travel and
out-of-pocket
expenses incurred in connection with attending board of director and committee meetings. Directors do not receive any cash compensation for their services as such but certain directors have received equity compensation. Luminar expects that following the Business Combination, the compensation committee of the Post-Combination Company’s Board will establish an outside director compensation policy that will set forth the annual compensation to be paid to the members of the Post-Combination Company’s Board.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of the Post-Combination Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Second Amended and Restated Certificate of Incorporation by our stockholders at the Special Meeting and the Amended and Restated Bylaws in connection with the closing of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “
Description of Securities
,” you should refer to the Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Registration Rights Agreement, which are included as
Annexes B
,
C
and
F
exhibits to this proxy statement/consent solicitation statement/prospectus, and to the applicable provisions of Delaware law.
Authorized and Outstanding Stock
Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of:

•	715,000,000 shares of Class A Stock, $0.0001 par value per share;

•	121,000,000 shares of Class B Stock, $0.0001 par value per share;

•	0 shares of Class F Stock, $0.0001 par value per share; and

•	10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share.
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, immediately prior to the consummation of the Business Combination, issued and outstanding shares of Class F Stock will automatically convert into an equal number of shares of Class A Stock without any action on the part of any person, including the Post-Combination Company, and concurrently with such conversion, the number of authorized shares of Class F Stock shall be reduced to zero. It is intended that the conversion of Class F Stock into Class A Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.
As of the record date for the Special Meeting, there were 50,000,000 shares of Common Stock outstanding, held of record by approximately five holders of Common Stock, no shares of preferred stock outstanding and 19,999,979 warrants outstanding held of record by approximately two holders of warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Post-Combination Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.
Voting Rights
Holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of Class A Stock and Class B Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require either holders of Class A Stock or Class B Stock to vote separately as a single class in the following circumstances:

•
if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation will not provide for cumulative voting for the election of directors.
Conversion
Each outstanding share of Class B Stock is convertible at any time at the option of the holder into one share of Class A Stock. In addition, each share of Class B Stock will convert automatically into one share of Class A Stock upon any transfer, whether or not for value, which occurs after the closing of the Business Combination, except for certain permitted transfers described in the paragraph that immediately follows this paragraph and further described in the Second Amended and Restated Certificate of Incorporation. Once converted into Class A Stock, the Class B Stock will not be reissued.
A transfer of Class B Stock will not trigger an automatic conversion of such stock to Class A Stock if it is a permitted transfer. A permitted transfer is a transfer by certain holders of Class B Stock to any of the persons or entities listed in clauses “(i)” through “(v)” below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B Stock and/or any other Permitted Transferee established by or for such holder of Class B Stock: (i) to a trust for the benefit of the holder of Class B Stock and over which such holder of Class B Stock retains sole dispositive power and voting control, provided the holder of Class B Stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (ii) to a trust for the benefit of persons other than the holder of Class B Stock so long as the holder of Class B Stock retains sole dispositive power and voting control, provided the holder of Class B Stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (iii) to a trust under the terms of which such holder of Class B Stock has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the U.S. Tax Code, and/or a reversionary interest so long as the holder of Class B Stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the U.S. Tax Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the U.S. Tax Code, so long as such holder of Class B Stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held in such account, plan, or trust; or (v) to a corporation, partnership, or limited liability company in which such holder of Class B Stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held by such corporation, partnership, or limited liability company.
Each share of Class B Stock will convert automatically, without further action by the Post-Combination Company or the holder thereof, into one fully paid and nonassessable share of Class A Stock, upon: (a) the receipt by the Post-Combination Company of a written request for such conversion from the holders of a majority of the Class B Stock then outstanding, or, if later, the effective date for conversion specified in such request or (b) the occurrence of a transfer, other than a permitted transfer, of such share of Class B Stock.
Each outstanding share of Class B Stock held by a natural person or their Permitted Transferee will convert automatically into one share of Class A Stock upon the death or permanent disability of such holder.

Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A Stock and Class B Stock are entitled to receive dividends out of funds legally available if the board of directors of the Post-Combination Company, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of the Post-Combination Company may determine.
No Preemptive or Similar Rights
Class A Stock and Class B Stock will not be entitled to preemptive rights, and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If the Post-Combination Company becomes subject to a liquidation, dissolution or winding-up,
the assets legally available for distribution to the stockholders would be distributable ratably among the holders of Class A Stock and Class B Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Fully Paid and
Non-Assessable
All of the outstanding shares of Class A Stock and Class B Stock will be fully paid and non-assessable.
Preferred Stock
The board of directors of the Post-Combination Company will be authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The board of directors of the Post-Combination Company can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
The board of directors of the Post-Combination Company may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Stock and Class B Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Post-Combination Company and may adversely affect the market price of Class A Stock and the voting and other rights of the holders of Class A Stock and Class B Stock. There are no current plans to issue any shares of Preferred Stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Class A Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Company IPO or 30 days after the completion of the Business Combination. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A Stock upon exercise of a Public Warrant unless Class A Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Public Unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Stock underlying such Public Unit.
We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Continental Warrant Agreement. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash.
    Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “ 30-day redemption period ”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Class
 A Stock.
    Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at a price equal to a number of shares of Class A Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of our Class A Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “
—Anti-dilution adjustments
” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date	Fair Market Value of Class A Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Stock shall mean the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable. For example, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 Class A Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Stock is below the exercise price of the Public Warrants) and about to expire.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Class A Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Class A Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “
—Redemption of warrants for cash.
” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 31, 2019. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close the Business Combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Public Warrants when the shares of Class A Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Stock). If we choose to redeem the Public Warrants when the Class A Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Stock if and when such shares of Class A Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise.
    If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants following the closing of the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
.    If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up
of shares of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock. A rights offering to holders of Class A Stock entitling holders to purchase shares of Class A Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (a) the number of shares of Class A Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Stock) multiplied by (b) 1 minus the quotient of (x) the price per share of Class A Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Stock, in determining the price payable for Class A Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Stock on account of such shares of Class A Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our Class A Stock if we do not complete the Business Combination within 24 months from the closing of this offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial
business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Stock in respect of such event.
If the number of outstanding shares of our Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.
Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Stock (other than those described above or that solely affects the par value of such shares of Class A Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Class A Stock in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black-Scholes value (as defined in the Continental Warrant Agreement) of the Public Warrant.
The Public Warrants will be issued in registered form under the Continental Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the

Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/consent solicitation statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their warrants and receive shares of Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under the subsection of this proxy statement/consent solicitation statement/prospectus entitled “
The Business Combination—Restrictions on Resales
,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Company IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Company IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public
information. Accordingly, unlike Public Stockholders who could sell the shares of Class A Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of the Post-Combination Company by means of a tender offer; an acquisition of the Post-Combination Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Combination Company to first negotiate with the board of directors of the Post-Combination Company. We believe that the benefits of the increased protection of the Post-Combination Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Post-Combination Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Post-Combination Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted
in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding
for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at
least
two-thirds
of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors of the Post-Combination Company does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post-Combination Company’s management team, including the following:

•
Dual Class
 Common Stock
. The Second Amended and Restated Certificate of Incorporation will provide for a dual class common stock structure pursuant to which holders of Class B Stock will have the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A Stock), including the election of directors and significant corporate transactions, such as a merger or other sale of the Post-Combination Company or its assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over those matters.

•
Board of Directors Vacancies
. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will authorize only the board of directors of the Post-Combination Company to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the board of directors of the Post-Combination Company is permitted to be set only by a resolution adopted by a majority vote of the Whole Board (as defined in the Second Amended and Restated Certificate of Incorporation). These provisions prevent a stockholder from increasing the size of the board of directors of the Post-Combination Company and then gaining control of the board of directors of the Post-Combination Company by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors of the Post-Combination Company but promotes continuity of management.

•
Classified Board
. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the board of directors of the Post-Combination Company is divided into three classes of directors. For more information on the classified board, see the section entitled “
Management of the Post-Combination Company
.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•	Directors Removed Only for Cause . The Second Amended and Restated Certificate of Incorporation will provide that stockholders may remove directors only for cause.

•
Supermajority Requirements for Amendments of The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
. The Second Amended and Restated Certificate of Incorporation will further provide that the affirmative vote of holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of Preferred Stock. In addition, the affirmative vote of holders of 75% of the voting power of each of the then-outstanding Class A Stock and Class B Stock, voting separately by class, will be required to amend the provisions of the Second Amended and Restated Certificate of Incorporation relating to the terms of the Class B Stock. The affirmative vote of holders of at least two-thirds
of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a simple majority vote of the board of directors of the Post-Combination Company.

•
Stockholder Action; Special Meeting of Stockholders
. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that special meetings of stockholders may be called only by a majority of the Whole Board, the chairman of the board of directors of the Post-Combination Company, or the chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Second Amended and Restated Certificate of Incorporation will provide that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Notice Requirements for Stockholder Proposals and Director Nominations
. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company.

•
No Cumulative Voting
. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will not provide for cumulative voting.

•
Issuance of Undesignated Preferred Stock
. The board of directors of the Post-Combination Company will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors of the Post-Combination Company. The existence of authorized but unissued shares of Preferred Stock will enable the board of directors of the Post-Combination Company to render more difficult or to discourage an attempt to obtain control of the Post-Combination Company by means of a merger, tender offer, proxy contest, or other means.

•
Choice of Forum
. The Second Amended and Restated Certificate of Incorporation will provide that the Court of Chancery (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on behalf of the Post-Combination Company; (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Post-Combination Company or any stockholder to the Post-Combination Company or the Post-Combination Company’s stockholders; (3) any action or proceeding asserting a claim against the Post-Combination Company or any current or former director, officer or other employee of the Post-Combination Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (5) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court; and (6) any action asserting a claim against the Post-Combination Company or any director, officer or other employee of the Post-Combination Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such

Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Second Amended and Restated Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Second Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Rule 144
Pursuant to Rule 144 under the Securities Act (“
Rule 144
”), a person who has beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Post-Combination Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A Stock or warrants of the Post-Combination Company for at least six months but who are affiliates of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Class A Stock then outstanding; or

•	the average weekly reported trading volume of the Class A Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Post-Combination Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Combination Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
As of the date of this proxy statement/consent solicitation statement/prospectus, the Company had 40,000,000 shares of Class A Stock outstanding and 10,000,000 shares of Class F Stock outstanding. All of the 10,000,000 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the Class A Stock that stockholders of Luminar receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for certain shares of Class A Stock, including shares issued as
Earn-Out
Shares or issuable upon the conversion of certain
Earn-Out
Shares (as defined in the Merger Agreement), and shares issued pursuant to the Management Longer Term Equity Incentive Plan, and any shares issued to affiliates of the Post-Combination Company within the meaning of Rule 144.
As of the date of this proxy statement/consent solicitation statement/prospectus, there are [●] warrants of the Company outstanding, consisting of [●] Public Warrants originally sold as part of the units issued in the Company IPO, and [●] Private Placement Warrants that were sold in a private sale to the Sponsor in connection with the Company IPO. Each warrant entitles the registered holder to purchase one share of Class A Stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. [●] of these warrants are Public Warrants and are freely tradable. In addition, the Post-Combination Company will be obligated to use its best efforts to file no later than 30 days after the closing a registration statement under the Securities Act covering [●] shares of the Class A Stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.
The Company anticipates that following the consummation of the Business Combination, the Post-Combination Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
Registration Rights
At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as
Annex F
to this proxy statement/consent solicitation statement/prospectus, with the Registration Rights Holders. Pursuant to the terms of the Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Placement Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Placement Warrants), and (iii) shares of Class A Stock issued as
Earn-Out
Shares or issuable upon the conversion of any
Earn-Out
Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.
The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the Registration Rights Holders shares and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Registration Rights Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register the shares held by these parties. In addition, the Registration Rights Holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

For a detailed description of the Registration Rights Agreement, see the section titled “
The Merger Agreement
and Related Agreements
—
Registration Rights Agreement
” beginning on page [●] of this proxy statement/consent solicitation statement/prospectus.
Voting Agreement with Founder, President and Chief Executive Officer
In August 2020, in connection with entering into the Merger Agreement, Mr. Austin Russell and the Company entered into a voting agreement (the “
Voting Agreement
”). For a detailed description of the Voting Agreement, see the section entitled “
Certain Relationships and Related Party Transactions
—
Luminar Relationships and Related Party Transactions.
”
Limitation of Liability and Indemnification
The Amended and Restated Bylaws will provide that the Post-Combination Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation from limiting the liability of the Post-Combination Company’s directors for the following:

•	any breach of the director’s duty of loyalty to the Post-Combination Company or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary
relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Amended and Restated Bylaws, the Post-Combination Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Post-Combination Company will enter into an indemnification agreement with each member of its board of directors and each of its officers. These agreements will provide for the indemnification of the Post-Combination Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Post-Combination Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Post-Combination Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Post-Combination Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions that will be in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Post-Combination Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exchange Listing
We intend to apply for the listing of Class A Stock and public warrants on Nasdaq under the symbols “LAZR” and “LAZRW,” respectively, upon the consummation of the Business Combination.
Transfer Agent and Registrar
The transfer agent and registrar for the Post-Combination Company’s Common Stock is Continental Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDER RIGHTS
General
The Company is incorporated under the laws of the State of Delaware and the rights of Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Company Certificate and the Company’s current amended and restated bylaws. As a result of the Business Combination, Company stockholders who continue to hold shares of Common Stock and Luminar Stockholders who receive shares of Common Stock in the Business Combination will each become Post-Combination Company stockholders. The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of Company stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Company Certificate and the Company’s current amended and restated bylaws and instead will be governed by the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, following the Business Combination, the rights of Luminar Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Luminar certificate of incorporation and Luminar’s current amended and restated bylaws and instead will be governed by the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.
Comparison of Stockholder Rights
Set forth below is a summary comparison of material differences between the rights of Company stockholders under the Current Company Certificate and the Company’s current amended and restated bylaws (left column) and the rights of Post-Combination Company stockholders under forms of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (right column), which are attached to this proxy statement/consent solicitation statement/prospectus as
Annex B
and
Annex C
, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

	Company	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of Common Stock, comprised of (i) 200,000,000 shares of Class A Stock and (ii) 20,000,000 shares of Class F Stock, and (b) 1,000,000 shares of Preferred Stock.	The total number of shares of all classes of capital stock that the Post-Combination Company will have authority to issue is 846,000,000 shares, consisting of four classes: 715,000,000 shares of Class A Stock, $0.0001 par value per share, 121,000,000 shares of Class B Stock, $0.0001 par value per share, 0 shares of Class F Stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share.

Upon the consummation of the Business Combination, we expect there will be approximately 216,949,000 million shares of the Class A Stock and approximately 104,715,000 million shares of the Class B Stock (in each

	Company	Post-Combination Company
case, assuming no redemptions) outstanding. Immediately following the consummation of the Business Combination, the Post-Combination Company is not expected to have any Preferred Stock outstanding.

Class B Common Stock	None.
Shares of Class B Stock will carry voting rights in the form of 10 votes per share.

Post-Combination Company stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class B Stock.

The Class B Stock will be convertible into shares of Class A Stock on a one-to-one
basis at the option of a majority of the holders of the Class B Stock at any time upon written notice to Post-Combination Company by such holders. In addition, the Class B Stock will automatically convert into shares of Class A Stock immediately prior to the close of business on the earliest to occur of certain events specified in the proposed Second Amended and Restated Certificate of Incorporation.

Rights of Preferred Stock	Subject to certain requirements relating to an initial business combination set forth in the Current Company Certificate, the Board is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate	The Second Amended and Restated Certificate of Incorporation authorizes the Post-Combination Company’s board of directors, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions

	Company	Post-Combination Company
	of designation filed pursuant to the DGCL.	thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

Voting Rights	Except as otherwise required by law or the Current Company Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.	Except as otherwise expressly provided by the Second Amended and Restated Certificate of Incorporation or required by applicable law, each holder of Class A Stock shall have the right to one vote per share of Class A Stock held of record by such holder as of the applicable record date and each holder of Class B Stock shall have the right to 10 votes per share of Class B Stock held of record by such holder as of the applicable record date.

Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Company Certificate does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Second Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

Number of Directors	The Current Company Certificate provides that the number of directors of the Company shall be fixed from time to time exclusively by resolution of the Board. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective	The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships (the “
Whole Board
”) shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. The Second Amended and Restated Certificate of Incorporation divides the Post-Combination Company’s board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director shall hold office until the

	Company	Post-Combination Company
	successors in office, subject to their earlier death, resignation or removal.	annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

Election of Directors	The Current Company Certificate requires that directors be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.	The Amended and Restated Bylaws require that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Manner of Acting by Board	The Company’s bylaws provide that a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s bylaws.	The Amended and Restated Bylaws provide that the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Post-Combination Company’s board of directors.

Removal of Directors	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.	The Second Amended Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock, a director may be removed from the Post-Combination Company’s board of directors (i) only for cause and (ii) only by the affirmative vote of the holders of at least two-thirds
of the voting power of the then-outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on Board	The Current Company Certificate provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled	The Second Amended and Restated Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Post-Combination Company’s board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors,

Company	Post-Combination Company
solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	shall, unless (a) the Post-Combination Company’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the Post-Combination Company’s stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the Post-Combination Company’s stockholders.

Nomination of Director Candidates	The Company’s bylaws provide that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Company (a) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and (b) who complies with the notice and other procedures set forth in the Company’s bylaws. To be timely, a stockholder’s notice to the Company must be received by the Company at the principal executive offices of the Company (1) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however
, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close	The Amended and Restated Bylaws provide that nominations of persons for election to the Post-Combination Company’s board of directors may be made at an annual meeting of stockholders only: (i) pursuant to the Post-Combination Company’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Post-Combination Company’s board of directors or any committee thereof or (iii) by any stockholder of the Post-Combination Company who was a stockholder of record at the time of giving of the notice (the “
Record Stockholder
”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Amended and Restated Bylaws. To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Post-Combination Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting

	Company	Post-Combination Company
	of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.	and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Post-Combination Company.

Business Proposals by Stockholders	The Company’s bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Company (a) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to the Company with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement	The Amended and Restated Bylaws provide that business proposals to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Post-Combination Company’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Post-Combination Company’s board of directors or any committee thereof or (iii) by any Record Stockholder, who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Amended and Restated Bylaws. To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Post-Combination Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the ninetieth 90th day prior to such annual meeting or the close of business on the tenth 10th day following the day on which public announcement of the date of

	Company	Post-Combination Company
	of the date of the annual meeting is first made by the Company.	such meeting is first made by the Post-Combination Company.

Special Meetings of the Board	The Company’s bylaws provide that special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the chairman of the Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The Amended and Restated Bylaws provide that special meetings of the Post-Combination Company’s board of directors may be called by the Chairperson of the Post-Combination Company’s board of directors, the Chief Executive Officer, the Lead Independent Director or at least two members of the Post-Combination Company’s board of directors then in office.

Notice of Stockholder Meetings	The Company’s bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Company not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Company’s notice of meeting (or any supplement thereto).	The Amended and Restated Bylaws provide that notice of all meetings of the Post-Combination Company’s stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which the Post-Combination Company’s stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the Post-Combination Company’s stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Second Amended and Restated Certificate of Incorporation, notice of any meeting of the Post-Combination Company’s stockholders shall be given not less than 10, nor more than 60, days before the date of the meeting to each Post-Combination Company’s stockholder of record entitled to vote at such meeting.

	Company	Post-Combination Company
Special Meetings of Stockholders	The Company’s bylaws provide that, subject to the rights of the holders of any outstanding series of the Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Board, the chief executive officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.	The Second Amended and Restated Certificate of Incorporation provides that special meetings of the Post-Combination Company’s stockholders may be called only by the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons.

Manner of Acting by Stockholders	The Company’s bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Company Certificate, the Company’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Amended and Restated Bylaws provide that every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter), unless a different vote is required under applicable law, rule or regulation applicable to the Post-Combination Company or its securities, the rules or regulations of any stock exchange applicable to the Post-Combination Company, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Stockholder Action Without Meeting	The Current Company Certificate provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Company IPO, any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or	The Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the Post-Combination Company’s stockholders must be effected at a duly called annual or special meeting of the Post- Combination Company’s stockholders

	Company	Post-Combination Company
	special meeting of such stockholders and may not be effected by written consent of the stockholders.	and may not be effected by a consent in writing by such stockholders.

Quorum
Board of Directors
. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Current Company Certificate or the Company’s bylaws.

Stockholders
. Except as otherwise provided by applicable law, the Current Company Certificate, or the Company’s bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of Directors.
At all meetings of the Post-Combination Company’s board of directors, a majority of the Whole Board shall constitute a quorum for the transaction of business.

Stockholders.
The holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting of the Post-Combination Company’s stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Second Amended and Restated Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting of the Post-Combination Company’s stockholders, shall constitute a quorum entitled to take action with respect to the vote on such matter.

Anti-Takeover Provisions	The Current Company Certificate provides for a classified Board, as well as other features such as limiting the ability of stockholders to transact business outside of stockholder meetings. Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns	The Second Amended and Restated Certificate of Incorporation provides for a classified Post-Combination Company board, as well as other features such as limiting the ability of stockholders to transact business outside of stockholder meetings. Additionally, Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries

	Company	Post-Combination Company
15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Board and the holders of at least two-thirds of
the Company’s outstanding voting stock, excluding shares held by the interested stockholder.	with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Post-Combination Company board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the Post-Combination Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Post-Combination Company board and the holders of at least two-thirds
of the Post-Combination Company’s outstanding voting stock, excluding shares held by the interested stockholder.

Exclusive Forum Provisions	None.	The Second Amended and Restated Certificate of Incorporation provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Post- Combination Company or any

Company	Post-Combination Company

stockholder to the Post-Combination Company or the Post-Combination Company’s stockholders; (iii) any action or proceeding asserting a claim against the Post-Combination Company or any current or former director, officer or other employee of the Post-Combination Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court; and (vi) any action asserting a claim against the Post-Combination Company or any director, officer or other employee of the Post-Combination Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

	Company	Post-Combination Company
Indemnification of Directors and Officers	The Current Company Certificate provides that, to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.	The Amended and Restated Bylaws provide that each director and officer shall be indemnified and held harmless by the Post-Combination Company to the fullest extent permitted by the DGCL against all expenses, liability and loss reasonably incurred or suffered by such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever, by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director or officer of the Post-Combination Company or, while serving as a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans; provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in or not opposed to the best interests of the Post-Combination Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director’s or officer’s conduct was unlawful.

Limitation on Liability of Directors	The Current Company Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock	The Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, no director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

	Company	Post-Combination Company
purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

Amendments to Charter	The Current Company Certificate provides that the Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Current Company Certificate as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Notwithstanding the foregoing, the Second Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal or adopt any provision inconsistent with Sections 1.3 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, or Section 1 of Article XII of the Second Amended and Restated Certificate of Incorporation (the “
Specified Provisions
”);
provided that
, if
two-thirds
of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

The Second Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of Class A Stock representing at least seventy-five percent of the voting power of the then-outstanding shares of

	Company	Post-Combination Company
Class A Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Stock representing at least seventy-five percent of the voting power of the then-outstanding shares of Class B Stock, each voting separately as single classes, to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or Section 2 of Article XII of the Second Amended and Restated Certificate of Incorporation.

Amendments to Bylaws	The Company’s bylaws provide that the Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The Company’s bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Company required by applicable law or the Current Company Certificate, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in relevant sections of the Company’s bylaws) power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Company’s bylaws.	The Second Amended and Restated Certificate of Incorporation provides that the Amended and Restated Bylaws may be adopted, amended or repealed by a majority of the Whole Board. The stockholders may also adopt, amend or repeal the Amended and Restated Bylaws by the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class; provided that, if two-thirds
of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Amended and Restated Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws.

Liquidation	The Current Company Certificate provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and certain provisions of the Current Company Certificate, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or	The Second Amended and Restated Certificate of Incorporation provides that, subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Post-Combination Company, whether voluntary or involuntary, holders of Class A Stock and Class B Stock will

Company	Post-Combination Company
provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Stock (on an as-converted basis with respect to the Class F Stock) held by them.	be entitled to receive ratably all assets of the Post-Combination Company available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Stock, each voting separately as a class.

Redemption Rights	The Current Company Certificate provides that, prior to the consummation of the initial Business Combination, the Company shall provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in the Current Company Certificate for cash equal to the applicable redemption price per share; provided, however, that the Corporation shall not redeem or repurchase Public Shares to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.	None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Company Relationships and Related Party Transactions
Founder Shares
On October 18, 2018, our Sponsor purchased 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to our independent directors. On March 18, 2019, our Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of the underwriter’s over-allotment option so that the Founder Shares held by our Initial Stockholders would represent 20% of our outstanding shares of Common Stock following the consummation of the Company IPO.
The Founder Shares are identical to shares of our Class A Stock included in the Public Units sold in the Company IPO except that the Founder Shares are subject to certain transfer restrictions and are automatically convertible into shares of our Class A Stock at the time of an initial business combination on a one-for-one
basis, subject to adjustment pursuant to the anti-dilution provisions contained in the Current Company Certificate.
Our Initial Stockholders have agreed not to transfer, assign or sell any Founder Shares until 180 days after our initial business combination (the “
Founder Shares
Lock-Up
Period
”).
Private Placement Warrants
On February 5, 2019, our Sponsor purchased 6,666,666 Private Placement Warrants at a price of $1.50 per warrant, or $10,000,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Private Placement Warrants may not be redeemed by us so long as they are held by our Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than our Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants sold in the Company IPO. Our Sponsor and its permitted transferees have the option to exercise the Private Placement Warrants on a physical (cash) or net share (cashless) basis.
Our Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any Private Placement Warrants and the Class A Stock underlying such Private Placement Warrants until 30 days after the completion of our initial business combination (such period, together with the Founder Shares
Lock-Up
Period, the “
Lock-Up
Periods
”).
If we do not complete an initial business combination by February 5, 2021, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A Stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.
Registration Rights
Holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that we register under the Securities Act the warrants and the Class A Stock underlying the warrants and the Founder Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by us subsequent to its completion of an initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable
Lock-Up
Period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes
On October 18, 2018, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Company IPO. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest
bearing and payable on the earlier of September 30, 2019 or the completion of the Company IPO. The carrying amount of the Notes approximates fair value because of their short maturity. These Notes were repaid in full upon the completion of the Company IPO.
In no event, however, will our Sponsor, our officers or directors or their respective affiliates be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate the closing of an initial business combination other than the reimbursement of any out-of-pocket expenses or the repayment of loans that we may receive from time to time to fund our working capital needs. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our Sponsor, officers, directors or any of their respective affiliates.
In addition, in order to finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
After our initial business combination, members of our management team who remain with us may be paid consulting or management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the Post-Combination Company to determine executive and director compensation.
Administrative Services Agreement
On February 1, 2019, we entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. The agreement terminates upon the earlier of the completion of an initial business combination or our liquidation.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that

Messrs. Bort, Cramer, and Gatto are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the Company IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 9800 Wilshire Blvd., Beverly Hills, California 90212 or by telephone at (310)
209-3010.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
Luminar Relationships and Related Party Transactions
Other than compensation and indemnification arrangements for Luminar’s directors and executive officers, which are described elsewhere in this proxy statement/consent solicitation statement/prospectus, the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	Luminar has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of Luminar’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings
Simple Agreements for Future Equity
Between January 2017 and May 2019, Luminar entered into various simple agreements for future equity (“
SAFEs
”) with certain investors pursuant to which Luminar received $121.8 million in exchange for Luminar’s agreement to issue the investors shares of its Preferred Stock upon the occurrence of subsequent financings of Luminar Preferred Stock.
The following table summarizes the SAFEs purchased by Luminar’s executive officers, directors, or holders of more than 5% of its capital stock.

Name of Stockholder (1)	SAFE Principal Amount ($)	Shares of Series A-2 Preferred Stock	Shares of Series A-7 Preferred Stock	Shares of Series A-9 Preferred Stock
GVA Auto, LLC*	20,000,000	1,322,780
Scott A. McGregor (2)	1,000,000			25,658

*	Owners of more than 5% of Luminar capital stock.
(1)
Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
.”

(2)	Scott A. McGregor is a member of Luminar’s board of directors.
Luminar Series A Preferred Stock
Between June 2019 and July 2019, Luminar sold an aggregate of 1,660,839 shares of its Series A Preferred Stock at a purchase or conversion price of $43.3039 per share to accredited investors for an aggregate purchase price of approximately $71.9 million. Each share of Luminar’s Series A Preferred Stock will be exchanged for Per Share Company Stock Consideration and the right to receive its
Earn-Out
Pro Rata Share of any
Earn-Out
Shares issued in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar Series A Preferred Stock to a holder of more than 5% of Luminar’s capital stock and its affiliated entities.

Name of Stockholder (1)	No. of Shares (Series A)	Aggregate Purchase Price ($)
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC* (2)	461,852	19,999,992.83

*	Owners of more than 5% of Luminar capital stock.
(1)
Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
.”

(2)	G2VP I, LLC is an affiliate of Benjamin J. Kortlang, a member of Luminar’s board of directors.
Luminar Series
A-2
Preferred Stock
In June 2019, Luminar issued 1,322,780 shares of its
Series A-2
Preferred Stock at a per share issuance price of $15.1197 to GVA Auto, LLC for an aggregate issuance price of approximately $20 million upon the conversion of the SAFE held by GVA Auto, LLC. Each share of Luminar
Series A-2
Preferred Stock will be exchanged for Per Share Company Stock Consideration and the right to receive its
Earn-Out
Pro Rata Share of any
Earn-Out
Shares issued in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar’s
Series A-2
Preferred Stock to a holder of more than 5% of Luminar’s capital stock.

Name of Stockholder (1)	No. of Shares (Series A-2)	Aggregate Purchase Price ($)
GVA Auto, LLC*	1,322,780	20,000,000

*	Owners of more than 5% of Luminar capital stock.
(1)
Additional details regarding this stockholder and its equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
.”

Luminar Series
A-9
Preferred Stock
In June 2019, Luminar issued an aggregate of 748,674 shares of its
Series A-9
Preferred Stock at a per share issuance price of $38.9735 to accredited investors for an aggregate issuance price of approximately $29.2 million, upon the conversion of certain SAFEs. Each share of Luminar
Series A-9
Preferred Stock will be exchanged for Per Share Company Stock Consideration and the right to receive its
Earn-Out
Pro Rata Share of any
Earn-Out
Shares in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar
Series A-9
Preferred Stock by Luminar’s executive officers and directors.

Name of Stockholder (1)	No. of Shares (Series A-9)	Aggregate Purchase Price ($)
Scott A. McGregor (2)	25,658	1,000,000

(1)
Additional details regarding this stockholder and his equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
.”

(2)	Scott A. McGregor is a member of Luminar’s board of directors.

Luminar Series X Preferred Stock
Throughout August 2020 and September 2020, Luminar committed to issue an aggregate of 1,251,971 shares of its Series X Preferred Stock at a per share issuance price of $135.7860 to accredited investors for an aggregate issuance price of approximately $170 million. Each share of Luminar Series X Preferred Stock will be exchanged for Per Share Company Stock Consideration in connection with the consummation of the Business Combination, as provided in the Merger Agreement.
The following table summarizes issuances of shares of Luminar Series X Preferred Stock to a holder of more than 5% of Luminar’s capital stock and affiliated entities of an officer and director of Luminar.

Name of Stockholder (1)	No. of Shares (Series X)	Aggregate Purchase Price ($)
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC* (2)	6,839	$928,640.46

*	Owners of more than 5% of Luminar capital stock.
(1)
Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
.”

(2)	G2VP I, LLC is an affiliate of Benjamin J. Kortlang, a member of Luminar’s board of directors.
Business Arrangements with Luminar’s Executive Officers and Directors or their Immediate Family Members
In May 2017, Luminar entered into a three-month rolling lease agreement dated May 1, 2017 with Astralis Group, LLC, a management advisory company controlled by Scott Faris, Luminar’s Chief Business Officer. Under the lease agreement, Luminar leases approximately 4,910 square feet of corporate housing in Orlando, Florida. Rent expense was $50,897, $107,922 and $11,395 for the years ended December 31, 2017, 2018 and 2019, respectively, and the lease was terminated in February 2019. In addition, Astralis Group, LLC was paid $476,513, $247,691 and $0 for the years ended December 31, 2017, 2018 and 2019, respectively, in consulting fees.
Amended and Restated Investors’ Rights Agreement
In August 2020 Luminar entered into an amended and restated investors’ rights agreement (the
“Investors’ Rights Agreement”
) with certain holders of Luminar’s capital stock including certain directors, officers and 5% holders of Luminar’s capital stock. The Investors’ Rights Agreement will terminate in accordance with its terms at the closing of the Business Combination.
Support Agreement
For a detailed description of the Support Agreement, see the sections titled “
The Business Combination
—
Support Agreement
” and “
The Merger Agreement
and Related Agreements
—
Support Agreement
” beginning on pages [●] and [●], respectively, of this proxy statement/consent solicitation statement/prospectus.
Voting Agreement with Founder and Chief Executive Officer
In August 2020, in connection with entering into the Merger Agreement, Austin Russell and the Company entered into a voting agreement (the “
Voting Agreement
”). Pursuant to the Voting Agreement, solely following a For Cause Termination (as defined below), Mr. Russell irrevocably and unconditionally agreed that, at any meeting of the stockholders of the Post-Combination Company at which directors are to be elected following the consummation of the Business Combination, Mr. Russell (or any of his permitted successors or assigns) would not vote in excess of 10% of the shares of Class B Stock beneficially owned by Mr. Russell in any director election (subject to the earlier termination of the Voting Agreement pursuant to the terms thereof and the occurrence of the consummation of the Business Combination). “For Cause Termination” is defined to mean the involuntary termination of Mr. Russell as Chief Executive Officer of the Post-Combination Company, as determined unanimously by the Independent Members (as defined in the Second Amended and Restated Certificate of Incorporation) of the Company Board, for Cause (as defined below). “Cause” is defined to mean Mr. Russell being convicted of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on the Post-Combination Company.
The Voting Agreement terminates upon the earlier of: (i) the termination of the Merger Agreement in accordance with its terms prior to the consummation of the Business Combination; (ii) the liquidation, dissolution or winding up of the business operations of the Post-Combination Company; (iii) the execution by the Post-Combination Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Post-Combination Company; (iv) in the sole discretion of the Post-Combination Company, with the express written consent of the Post-Combination Company; and (v) such time as the Class B Stock no longer have the right to cast 10 times the votes per share relative to the Class A Stock (or any shares into which or for which any or all of such shares of Class A Stock may be changed or exchanged).
Transaction with Founder and Chief Executive Officer
To facilitate the delivery of Luminar Class B Stock to Mr. Russell, Luminar entered into an exchange agreement with Mr. Russell in August 2020, pursuant to which each share of Luminar Class A Stock and Luminar Founders Preferred Stock held by Mr. Russell will, effective as of immediately prior to the consummation of the Business Combination, automatically be exchanged for one share of Luminar Class B Stock. Such shares of Luminar Class B Stock will be converted into the right to receive shares of Class B Stock upon the consummation of the Business Combination such that, as of immediately following the completion of the Business Combination, Mr. Russell will have approximately 83% of the voting power of the then-outstanding capital stock of the Post-Combination Company (assuming that none of the Public Stockholders exercise their redemption rights with respect to their shares Class A Stock).
Indemnification Agreements
The Second Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Post-Combination Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Post-Combination Company.
Luminar has entered into indemnification agreements with each of its directors and officers, and the Post-Combination Company intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Post-Combination Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Post-Combination Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Post-Combination Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “
Description of Securities.
”

Policies and procedures for related party transactions
The Post-Combination Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Post-Combination Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Post-Combination Company without the prior consent of the audit committee, or other independent members of the Post-Combination Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Post-Combination Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.
All of the transactions described in this section were entered into prior to the adoption of this policy.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of Company Securities
The following table sets forth information regarding (i) the actual beneficial ownership as of September 30, 2020 and (ii) the expected beneficial ownership of the Post-Combination Company shares immediately following the consummation of the Business Combination, assuming that no Public Shares are redeemed, and alternatively that the maximum number of our shares are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our named executive officers and directors;

•	each person who will become an executive officer or director of the Post-Combination Company; and

•	all current executive officers and directors of the Company as a group, and all executive officers and directors of the Post-Combination Company as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of September 30, 2020, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, director or director nominee have been pledged as security.
The beneficial ownership of Common Stock prior to the Business Combination is based on 50,000,000 shares of Common Stock (including 40,000,000 Public Shares and 10,000,000 Founder Shares) issued and outstanding in the aggregate as of September 30, 2020.
The expected beneficial ownership of shares of Common Stock immediately following the consummation of the Business Combination, assuming none of our Public Shares are redeemed, has been determined based upon the following assumptions: (a) that none of the approximately 221,000 shares of Luminar Series X Preferred Stock (which Luminar has the right to sell following the Initial Closing of the Luminar Series X Preferred Stock on or before October 31, 2020) are sold, (b) that the Per Share Company Stock Consideration will equal 13.5787 (which is the estimated conversion ratio), (c) none of the Rollover Options and Assumed Warrants have vested or been exercised prior to the Mergers, (d) that approximately 15,308,450 of Class A Stock and 10,407,758 of Class B Stock in estimated potential Earn-Out Shares will not be earned within 60 days of September 30, 2020 and are therefore excluded, (e) no exercise of Public Warrants or Private Placement Warrants, and (f) there are no other issuances of equity interests of the Post-Combination Company.
The expected beneficial ownership of shares of Common Stock immediately following consummation of the Business Combination, assuming that 39,507,871 Public Shares have been redeemed, has been determined based on the following assumptions: (a) that none of the approximately 221,000 shares of Luminar Series X Preferred Stock (which Luminar has the right to sell following the Initial Closing of the Luminar Series X Preferred Stock on or before October 31, 2020) are sold, (b) that the Per Share Company Stock Consideration will equal 13.5787

(which is the estimated conversion ratio), (c) none of the Rollover Options and Assumed Warrants have vested or been exercised prior to the Mergers, (d) that approximately 15,308,450 of Class A Stock and 10,407,758 of Class B Stock in estimated potential Earn-Out Shares will not be earned within 60 days of September 30, 2020 and are therefore excluded, (e) no exercise of Public Warrants or Private Placement Warrants, and (f) there are no other issuances of equity interests of the Post-Combination Company.

				After the Business Combination
	Before the Business Combination (1)			Assuming No Redemption			Assuming Maximum Redemption Shares of Class A Stock (12)
Name and Address of Beneficial Owners	Number of Shares	%	% of Total Voting Power	Number of Shares	%	% of Total Voting Power**	Number of Shares	%	% of Total Voting Power**
Directors and Named Executive Officers of the Company
Gores Metropoulos Sponsor, LLC (2)(3)	9,925,000	19.9	19.9	9,925,000	3.1	*	9,925,000	3.5	*
Alec Gores (2)(3)	9,925,000	19.9	19.9	11,928,290	3.7	*	11,928,290	4.2	*
Dean E. Metropoulos (2)(3)	—	*	*	99,993	*	*	99,993	*	*
Andrew McBride	—	*	*	4,127	*	*	4,127	*	*
Randall Bort (2)	25,000	*	*	25,000	*	*	25,000	*	*
Joseph Gatto (2)	25,000	*	*	25,000	*	*	25,000	*	*
Michael Cramer (2)	25,000	*	*	25,000	*	*	25,000	*	*
All directors and executive officers as a group (6 individuals)	10,000,000	20.0	20.0	2,182,410	*	*	2,182,410	*	*
Five Percent Holders (13)
Deutsche Bank AG (4)	2,489,679	6.2	5.0	2,489,679	*	*	30,631	*	*
HGC Investment Management Inc. (5)	2,081,434	5.2	4.2	2,081,434	*	*	25,608	*	*
Goldman & Co., L.P. (6)	2,615,504	6.5	5.2	2,615,504	*	*	32,179	*	*
Millennium Management LLC (7)	2,104,887	5.3	4.2	2,104,887	*	*	25,897	*	*
Element Capital Master Fund Limited (8)	2,045,600	5.1	4.1	2,045,600	*	*	25,167	*	*
G2VP I, LLC (for itself and as nominee for G2VP Founders Fund I, LLC) (9)	—	*	*	15,886,418	4.9	1.3	15,886,418	5.6	1.3
GVA Auto, LLC (10)	—	*	*	17,961,608	5.6	1.4	17,961,608	6.4	1.5
Directors and Named Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Austin Russell (11)	—	*	*	104,715,233	32.6	82.8	104,715,233	37.1	85.5
Thomas J. Fennimore (11)	—	*	*	—	*	*	—	*	*
Alec E. Gores (2)(3)	9,925,000	19.9	19.9	11,928,290	3.7	*	11,928,290	4.2	*
Jason Eichenholz (11)	—	*	*	8,568,609	2.7	*	8,568,609	3.0	*
M. Scott Faris (11)	—	*	*	814,720	*	*	814,720	*	*
Matthew J. Simoncini (11)	—	*	*	—	*	*	—	*	*
Scott A. McGregor (11)	—	*	*	914,171	*	*	914,171	*	*
Benjamin J. Kortlang (9)	—	*	*	15,886,418	4.9	1.3	15,886,418	5.6	1.3
All Directors and Executive Officers of the Post-Combination Company as a Group (8 individuals)	9,925,000	19.9	19.9	142,827,441	44.4	85.9	142,827,441	50.6	88.6

*	Less than one percent.
**
Percentage of total voting power represents voting power with respect to all shares of the Post-Combination Company’s Class A Stock and Class B Stock, as a single class. Following the closing of the Business Combination, each share of the Post-Combination Company’s Class B Stock will be entitled to ten votes per share and each share of the Post-Combination Company’s Class A Stock will be entitled to one vote per share. For more information about the voting rights of the Post-Combination Company’s Class A Stock and Class B Stock following the closing of the Business Combination, see the section entitled “
Description of Securities.
”

(1)	Unless otherwise indicated, the business address of each of the entities, directors and executives listed directly below is 9800 Wilshire Blvd., Beverly Hills, California 90212.
(2)
Represents Founder Shares that are automatically convertible into shares of Class A Stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment. Percentage ownership assumes all shares are converted to Class A Stock.

(3)
Represents shares held by our Sponsor, which is controlled indirectly by Mr. Metropoulos and Mr. Gores. They may be deemed to beneficially own 9,925,000 shares of Class F Stock and ultimately exercise voting and dispositive power of the securities held by our Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Metropoulos and Mr. Gores. They both disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)
Based solely on a Schedule 13G, filed on February 14, 2020 by Deutsche Bank Securities Inc. on behalf of Deutsche Bank AG. The business address of Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

(5)
Based solely on a Schedule 13G, filed on February 14, 2020 by HGC Investment Management Inc. on behalf of HGC Arbitrage Fund LP. The business address of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(6)
Based solely on a Schedule 13G filed on February 14, 2020. Jay G. Goldman is the Chief Executive Officer of Goldman & Co., L.P. and may be deemed responsible for voting and disposition decisions related to the securities reported therein. The business address of Goldman & Co., L.P. is 510 Madison Avenue, 26th Floor, New York, NY 10022.

(7)
Based solely on a Schedule 13G filed on March 25, 2020. Represents 1,920,000 shares of Class A Stock beneficially owned by Integrated Core Strategies (US) LLC (“
Integrated Core Strategies
”) and 184,887 shares of Class A Stock beneficially owned by Riverview Group, LLC (“
Riverview
”) that may be deemed to be owned by Millennium Management LLC by virtue of its role as the general partner of the managing member of both Integrated Core Strategies and Riverview. Mr. Israel A. Englander controls the managing member of Millennium Group Management LLC (the managing member of Millennium Management LLC) and may be deemed responsible for voting and disposition decisions related to the securities reported therein. Mr. Englander disclaims beneficial ownership of these securities. The business address of Millennium Group Management LLC is 666 Fifth Avenue, New York, NY 10103.

(8)
Based solely on a Schedule 13G filed on October 13, 2020. Represents 2,045,600 shares of Class A Stock deemed to be beneficially owned by Element Capital Master Fund Limited, Element Capital Management LLC and Jeffrey Talpins, whom collectively have shared voting power over such Class A Stock.

(9)
Represents shares of Class A Stock held by G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”). Benjamin J. Kortlang, a member of Luminar’s board of directors, Brook Porter, Daniel Oros and David Mount are the Managing Members of G2VP I Associates, LLC, the Managing Member of G2VP, and therefore, may be deemed to hold voting and dispositive power over the shares held by G2VP. The address of G2VP is 2730 Sand Hill Road, Suite 210, Menlo Park, CA 94025.

(10)	Represents shares of Class A Stock held by GVA Auto, LLC. The address of GVA Auto, LLC is 900 Broadway, San Francisco, CA 94133.
(11)	The principal business address is c/o Luminar Technologies, Inc., 2603 Discovery Drive, Suite 100, Orlando, FL 32826.
(12)
Assumes each Public Stockholder participates pro-rata with respect to its Public Shares in the maximum redemption scenario where approximately 39,507,871 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement.

(13)	Ownership percentages for five percent holders before the Business Combination is based upon 40,000,000 shares of Class A Stock outstanding as of September 30, 2020.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Company
Price Range of Company Securities
The Public Units, each of which consists of one Public Share and one-third
of a Public Warrant, began trading on Nasdaq under the symbol “GMHIU” on February 1, 2019. On March 22, 2019, we announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On March 25, 2019, the Public Shares and Public Warrants began trading on Nasdaq under the symbols “GMHI” and “GMHIW,” respectively. Each Public Warrant entitles the holder to purchase one Public Share at a price of one-third
of $11.50 per Public Share, subject to adjustment as described in Company’s final prospectus dated January 31, 2019 that was filed with the SEC on February 1, 2019. Only whole Public Warrants will be issued on separation of Public Units, and only whole Public Warrants may be traded and be exercised for Public Shares. The Public Warrants will become exercisable 30 days after the completion of the Business Combination. Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GMHIU)		Public Shares (GMHI)		Public Warrants (GMHIW)
	High	Low	High	Low	High	Low
Fiscal Year 2020:
Quarter ended March 31, 2020	$12.00	$9.69	$11.00	$9.45	$1.82	$0.65
Quarter ended June 30, 2020	$12.50	$10.18	$10.82	$9.87	$2.25	$1.00
Fiscal Year 2019:
Quarter ended March 31, 2019 (1)(2)	$10.25	$10.12	$9.81	$9.75	$1.40	$1.30
Quarter ended June 30, 2019	$10.50	$10.19	$10.28	$9.79	$1.35	$1.15
Quarter ended September 30, 2019	$10.63	$10.47	$10.34	$10.02	$1.42	$1.28
Quarter ended December 31, 2019	$10.75	$10.58	$10.20	$10.05	$1.54	$1.25

(1)	Beginning on February 1, 2019 with respect to GMHIU.
(2)	Beginning on March 25, 2019 with respect to GMHI and GMHIW.
On August 21, 2020, the trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $10.51, $1.59 and $11.75, respectively.
Holders
At October 14, 2020, there was one holder of record of the Public Units, one holder of record of our separately traded Public Shares, and one holder of record of the Company’s separately traded Public Warrants.
Dividend Policy
We have not paid any cash dividends on its Public Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.
Luminar
Price Range of Luminar’s Securities
Historical market price information regarding shares of Luminar Stock is not provided because there is no public market for Luminar Stock.
Dividend Policy
Luminar has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1—THE TRANSACTION PROPOSAL
Overview
We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Company stockholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as
Annex A
to this proxy statement/consent solicitation statement/prospectus. Please see the sections entitled “
The Business Combination
” and “
The Merger Agreement and Related Agreements
” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Company stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The Resolution
“
RESOLVED
, that the Agreement and Plan of Merger, dated as of August 24, 2020 (as it may be amended from time to time, the “
Merger Agreement
”) (in the form attached to the proxy statement/consent solicitation statement/prospectus in respect of the meeting as
Annex A
) by and among the Company, Dawn Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, Dawn Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company and Luminar Technologies, Inc., a Delaware corporation, and the Company’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be approved in all respects.”
Vote Required for Approval
The Business Combination is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Transaction Proposal, the Issuance Proposal and the Amendment Proposal is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.
This Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “
FOR
” the Transaction Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal.
Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE TRANSACTION PROPOSAL.

PROPOSAL NO. 2—THE ISSUANCE PROPOSAL
Overview
Assuming the Transaction Proposal and the Amendment Proposal are approved, our stockholders are also being asked to approve the Issuance Proposal.
The Company’s Public Units, Public Shares and Public Warrants are listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of approximately 198,168,000 shares of Class A Stock (plus, depending on how much of the additional $30,000,000 of Luminar Series X Preferred Stock that may be sold in the Series X Financing is sold, up to an additional approximately 3,000,000 shares of Class A Stock) and approximately 104,715,000 shares of Class B Stock in connection with the Business Combination.
As contemplated by the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, we intend to reserve 25,941,208 shares for grants of awards under the Management Longer Term Incentive Plan, 36,588,278 shares for grants of awards under the Omnibus Incentive Plan and 7,317,655 shares under the Employee Stock Purchase Plan. For more information on the Management Longer Term Incentive Plan Proposal, please see the section entitled “
Proposal No.
 5—The Management Longer Term Equity Incentive Plan Proposal
.” For more information on the Omnibus Incentive Plan Proposal, please see the section entitled “
Proposal No.
 6—The Omnibus Incentive Plan Proposal
.” For more information on the Employee Stock Purchase Plan Proposal, please see the section entitled “
Proposal No.
 7—The Employee Stock Purchase Plan Proposal
.”
The terms of the Aggregate Company Stock Consideration, the Management Longer Term Incentive Plan, the Omnibus Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as
Annex A
hereto and the form of the Registration Rights Agreement, which is attached as
Annex F
hereto. A copy of the Management Longer Term Incentive Plan is attached as
Annex
I
hereto. A copy of the form of the Omnibus Incentive Plan is attached as
Annex
J
hereto. A copy of the form of Employee Stock Purchase Plan is attached as
Annex
K
hereto. The discussion herein is qualified in its entirety by reference to such documents.
Reasons for the Approval of the Issuance Proposal
We are seeking stockholder approval in order to comply with The Nasdaq Stock Market Listing Rules 5635(a), (b) and (d). Under The Nasdaq Stock Market Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Post-Combination Company may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination. Under The Nasdaq Stock Market Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although The Nasdaq Stock Market has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under The Nasdaq Stock Market Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

The Resolution
“
RESOLVED
, that for purposes of complying with applicable provisions of NASDAQ Rule 5635(d), the issuance of more than 20% of the Company’s issued and outstanding voting power to Luminar shareholders in connection with the Business Combination be approved in all respects.”
Vote Required for Approval
The approval of the Issuance Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes
will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.
The Business Combination is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Transaction Proposal or the Amendment Proposal is not approved, this Issuance Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE ISSUANCE PROPOSAL.

PROPOSAL NO. 3—THE AMENDMENT PROPOSAL
Overview
Our stockholders are being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as
Annex B
, which in the judgment of our Board, is necessary to adequately address the needs of the Post-Combination Company.
The following is a summary of the key changes effected by the Second Amended and Restated Certificate of Incorporation as compared to our current certificate of incorporation, which is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Incorporation:

•	change the Post-Combination Company’s name to “Luminar Technologies, Inc.”;

•
change the nature of the business or purpose of the Post-Combination Company to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”;

•
increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 220,000,000 shares to 836,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 200,000,000 shares to 715,000,000 shares, (ii) authorizing the creation of the Post-Combination Company’s Class B Stock, which will consist of 121,000,000 authorized shares, and (iii) decreasing the Post-Combination Company’s Class F Stock from 20,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock);

•	cause the conversion of our outstanding shares of Class F Stock into Class A Stock and make certain conforming changes;

•
provide for a dual class common stock structure pursuant to which holders of Class B Stock will be entitled to 10 votes per share, thus having the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post-Combination Company or its assets);

•
increase the required vote to remove a director of the Post-Combination Company’s board of directors from at least a majority of the voting power of the then-outstanding shares to at least two-thirds
of the voting power of the then-outstanding shares of capital stock of the Post-Combination Company, voting together as a single class;

•
add a provision in the Second Amended and Restated Certificate of Incorporation increasing the required vote to adopt, amend or repeal any provision of the Amended and Restated Bylaws from at least a majority of the voting power of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class; provided, that if two-thirds
of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Amended and Restated Bylaws, then only at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, would be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws;

•
add a provision in the Second Amended and Restated Certificate of Incorporation providing that special meetings of the Post-Combination Company’s stockholders may be called only by the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons;

•	provide that the Court of Chancery of the State of Delaware (the “ Court of Chancery ”) will be the exclusive forum to address claims brought by stockholders, subject to customary exceptions;

•
require (i) the approval by affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to authorized shares and preferred stock, Class B Stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, exclusive forum, enforceability and amendments, and (ii) the approval by affirmative vote of (A) the holders of at least 75% of the Class A Stock of the Post-Combination Company voting separately as a single class and (B) the holders of at least 75% of the Class B Stock of the Post-Combination Company voting separately as a single class to amend or repeal or adopt any provision inconsistent with certain provisions of the Second Amended and Restated Certificate of Incorporation relating to the relative rights of Class A Stock and Class B Stock; and

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company
Reasons for the Approval of the Amendment Proposal
Each of these amendments was negotiated as part of the Business Combination, and were insisted upon by Luminar as a condition to moving forward with the Business Combination. In approving these amendments to the Current Company Certificate as part of the approval of the Business Combination, our Board evaluated precedent provisions contained in the charters of other publicly traded technology companies involving an important founder and containing dual class structures, noting the provisions were generally consistent with other precedent publicly traded technology companies with dual class structures. In addition to the foregoing, our Board’s other reasons for proposing each of these amendments to the Current Company Certificate are set forth below:

•
Amending
Article I
to change the Post-Combination Company’s name to “Luminar Technologies, Inc.” Previously, the Company’s name was Gores Metropoulos, Inc. Our Board believes the name of the Post-Combination Company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

•
Amending
Article III
to provide that the nature of the business purpose of the Post-Combination Company is “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”. Our Board believes this change is appropriate to remove language applicable to a blank check company.

•
Amending
Section
 1.1
and
Section
 1.2
of
Article IV
to increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 220,000,000 shares to 836,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 200,000,000 shares to 715,000,000 shares, (ii) authorizing the creation of the Post-Combination Company’s Class B Stock, which will consist of 121,000,000 authorized shares, and (iii) decreasing the Post-Combination Company’s Class F Stock from 20,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock). The amendment provides for the creation of Class B Stock, for the automatic conversion of the issued and outstanding Class F Stock, and the elimination of the authorized Class F Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by our Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•
Amending
Article IV
and
Article V
to provide for a dual class common stock structure pursuant to which holders of Class B Stock will be entitled to 10 votes per share, thus having the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post-Combination Company or its assets). The amendment is intended to align the Post-Combination Company’s capital structure with that of Luminar, was negotiated for by Luminar’s board of directors and Mr. Austin Russell in the negotiations with respect to the Business Combination, and enables Mr. Austin Russell, Founder, President and Chief Executive Officer of Luminar, to maintain his visionary leadership of Luminar and execute on the Post-Combination Company’s long-term strategy while helping alleviate short term market pressure on the Post-Combination Company.

•
Amending
Section
 4
of
Article VI
to increase the required vote to remove a director of the Post-Combination Company’s board of directors from an affirmative vote of a majority of the voting power of the then-outstanding shares to the affirmative vote of the holders of at least two-thirds
of the voting power of the then-outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class. The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders once the Class B Stock of the Post-Combination Company is no longer outstanding. In addition, our Board believes that following the time that the Class B Stock of the Post-Combination Company is no longer outstanding, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate with our Board to reach terms that are appropriate for all stockholders.

•
Amending
Article VIII
to add a provision in the Second Amended and Restated Certificate of Incorporation increasing the required to vote to adopt, amend or repeal any provision of the Amended and Restated Bylaws from an affirmative vote of a majority of the voting power of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class; provided, that if two-thirds
of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Amended and Restated Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, would be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws. The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders once the Class B Stock of the Post-Combination Company is no longer outstanding. In addition, our Board believes that following the time that the Class B Stock of the Post-Combination Company is no longer outstanding, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate with our Board to reach terms that are appropriate for all stockholders.

•
Amending
Article IX
to add a provision in the Second Amended and Restated Certificate of Incorporation providing that special meetings of the Post-Combination Company’s stockholders may be called only by the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. The amendment is intended to organize consideration of the Post-Combination Company’s business by directing requests for stockholder meetings to the Post-Combination Company’s board, and preventing minority stockholders’ attempts to circumvent the board to attempt to remove directors, amend organizational documents or take other actions without the Post-Combination Company’s board of directors’ consent or to call a stockholders meeting to otherwise advance minority stockholders’ agenda. The amendment is further intended to avoid distraction of management following the time that the Class B Stock of the Post-Combination Company is no longer outstanding caused by holding meetings in addition to the annual meeting unless the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, determines such expense and management focus is warranted.

•
Amending
Article X
to provide that the Court of Chancery will have exclusive jurisdiction over most stockholder claims, subject to customary exceptions. The amendment is intended to assist the Post-Combination Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter, as the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our Board believes that the Delaware courts are best suited to address disputes involving such matters given that (i) following the Business Combination, the Post-Combination Company will be incorporated in Delaware, (ii) Delaware law generally applies to such matters, (iii) the Delaware courts have considerable expertise in corporate law matters with a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance, and (iv) the Court of Chancery has implemented streamlined procedures and processes to accelerate the timeline of legal decisions, minimizing the time, cost and uncertainty of litigation for all parties. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
For these reasons, our Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Post-Combination Company and its stockholders. At the same time, our Board believes that the Post-Combination Company should retain the ability to consent to an alternative forum on a case-by-case
basis where the Post-Combination Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery. This provision would not apply to claims brought against the Post-Combination Company except for those enumerated in such Article and, potentially, certain other related claims.

•
Amending
Article XII
to require the approval by at least
two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to authorized shares and preferred stock, Class B Stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, exclusive forum, enforceability and amendments, and (i) the holders of at least 75% of the Class A Stock of the Post-Combination Company voting separately as a single class and (ii) the holders of at least 75% of the Class B Stock of the Post-Combination Company voting separately as a single class to amend or repeal or adopt any provision inconsistent with certain provisions of the Second Amended and Restated Certificate of Incorporation relating to the relative rights of Class A Stock and Class B Stock. The amendment is intended to protect key provisions of the Second Amended and Restated Certificate of Incorporation from arbitrary amendment following the time that the Class B Stock of the Post-Combination Company is no longer outstanding to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.

•
Deleting the prior Article IX to eliminate provisions specific to our status as a blank check company and to make conforming changes. This revision is desirable because it will serve no purpose following the Business Combination.

The Resolution
“
RESOLVED
, that the Second Amended and Restated Certificate of Incorporation of the Company in the form attached to the proxy statement/consent solicitation statement/prospectus be adopted.”
Vote Required for Approval
The approval of the Amendment Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote
with regard to the Amendment Proposal will have the same effect as a vote “
AGAINST
” such Amendment Proposal.
The Business Combination is conditioned on the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Transaction Proposal, the Issuance Proposal or the Amendment Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Transaction Proposal or the Issuance Proposal is not approved, this Amendment Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE AMENDMENT PROPOSAL.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSAL
Overview
Our stockholders are being asked to vote on a separate proposal with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding
advisory basis. Each of these amendments was negotiated as part of the Business Combination, and were insisted upon by Luminar as a condition to moving forward with the Business Combination. In approving these amendments to the Current Company Certificate as part of the approval of the Business Combination, our Board evaluated precedent provisions contained in the charters of other publicly traded technology companies involving an important founder and containing dual class structures, noting the provisions were generally consistent with other precedent publicly traded technology companies with dual class structures. In the judgment of our Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding
advisory vote on these proposals, the Company and Luminar intend that the Second Amended and Restated Certificate of Incorporation in the form set forth on
Annex B
will take effect at the consummation of the Business Combination, assuming adoption of Proposal No. 3.
Proposal No. 4A: Change in Authorized Shares
Description of Amendment
The amendment would increase the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 220,000,000 shares to 836,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 200,000,000 shares to 715,000,000 shares, (ii) authorizing the creation of the Post-Combination Company’s Class B Stock, which will consist of 121,000,000 authorized shares, and (iii) decreasing the Post-Combination Company’s Class F Stock from 20,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock).
Reasons for the Amendment
The amendment provides for the creation of Class B Stock, for the automatic conversion of the issued and outstanding Class F Stock, and the elimination of the authorized Class F Stock, which is required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Common Stock if determined by our Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance
.
Proposal No. 4B: Dual-Class Stock
Description of Amendment
The amendment provides for a dual class common stock structure pursuant to which holders of Class B Stock will be entitled to 10 votes per share, thus having the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post Combination Company or its asset).
Reasons for the Amendment
The amendment is intended to align the Post-Combination Company’s capital structure with that of Luminar, was negotiated for by Luminar’s board of directors and Mr. Austin Russell in the negotiations with respect to the

Business Combination, and enables Mr. Austin Russell, Founder, President and Chief Executive Officer of Luminar, to maintain his visionary leadership of Luminar and execute on the Post-Combination Company’s long-term strategy while helping alleviate short term market pressure on the Post-Combination Company.
Proposal No. 4C: Removal of Directors
Description of Amendment
The amendment provides for an increase following the closing of the Business Combination in the required vote to remove a director of the Post-Combination Company’s board of directors from an affirmative vote of a majority of the voting power of the then-outstanding shares to the affirmative vote of the holders of at least two-thirds
of the voting power of the then-outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.
Reasons for the Amendment
The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders once the Class B Stock of the Post-Combination Company is no longer outstanding. In addition, our Board believes that following the time that the Class B Stock of the Post-Combination Company is no longer outstanding, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate with our Board to reach terms that are appropriate for all stockholders.
Proposal No. 4D: Special Meetings
Description of Amendment
The amendment would add a provision in the Second Amended and Restated Certificate of Incorporation providing that special meetings of the Post-Combination Company’s stockholders may be called only by the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons.
Reasons for the Amendment
The amendment is further intended to avoid distraction of management following the time that the Class B Stock of the Post-Combination Company is no longer outstanding caused by holding meetings in addition to the annual meeting unless the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, determines such expense and management focus is warranted.
Proposal No. 4E: Selection of the Court of Chancery of the State of Delaware as Exclusive Forum
Description of Amendment
The amendment provides, unless the Post-Combination Company consents in writing to the selection of an alternative forum that a stockholder bringing a claim subject to Article X of the Second Amended and Restated Certificate of Incorporation will be required to bring that claim in the Court of Chancery, provided that the Court of Chancery has subject matter jurisdiction. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware. The Post-Combination Company may decide that it is in the best interests of the Post-Combination Company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum. This proposal provides that any person who acquires an interest in the capital stock of the Post-Combination Company will be deemed to have notice of this provision and to have consented to this provision. Article X of the Second Amended and Restated Certificate of Incorporation would not apply to claims brought against the Post-Combination Company except for those enumerated in such Article and, potentially, certain other related claims.
Reasons for the Amendment
The amendment is intended to assist the Post-Combination Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter, as the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our Board believes that the Delaware courts are best suited to address disputes involving such matters given that (i) following the Business Combination, the Post-Combination Company will be incorporated in Delaware, (ii) Delaware law generally applies to such matters, (iii) the Delaware courts have considerable expertise in corporate law matters with a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance, and (iv) the Court of Chancery has implemented streamlined procedures and processes to accelerate the timeline of legal decisions, minimizing the time, cost and uncertainty of litigation for all parties. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
For these reasons, our Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Post-Combination Company and its stockholders. At the same time, our Board believes that the Post-Combination Company should retain the ability to consent to an alternative forum on a case-by-case
basis where the Post-Combination Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery. This provision would not apply to claims brought against the Post-Combination Company except for those enumerated in such Article and, potentially, certain other related claims.
Proposal No. 4F: Required Stockholder Vote to Amend the Certificate of Incorporation of the Company
Description of Amendment
The amendment would require the approval by affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company to make any amendment to certain provisions of the Second Amended and Restated Certificate of Incorporation, including any amendments to Sections 1.3 and 2 of Article IV (Authorized Shares and Preferred Stock), or Article V (Class B Stock), Article VI (Board of Directors), Article VII (Limitation on Liability of Directors), Article VIII (Bylaws), Article IX (Special Meetings), Article X (Exclusive Forum), Article XI (Enforceability), or Section 1 of Article XII (Amendments).
Additionally, the amendment would require the approval by affirmative vote of (i) the holders of at least 75% of the Class A Stock of the Post-Combination Company voting separately as a single class and (ii) the holders of at least 75% of the Class B Stock of the Post-Combination Company voting separately as a single class to amend or repeal or adopt any provision inconsistent with Section 3 of Article IV or Section 2 of Article XII.
Reasons for the Amendment
The amendment is intended to protect key provisions of the Second Amended and Restated Certificate of Incorporation from arbitrary amendment following the time that the Class B Stock of the Post-Combination

Company is no longer outstanding to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders as negotiated by the parties with respect to the Business Combination.
Proposal No. 4G: Required Stockholder Vote to Amend the Bylaws of the Company
Description of Amendment
The amendment would add a provision in the Second Amended and Restated Certificate of Incorporation increasing the required vote to adopt, amend or repeal any provision of the Amended and Restated Bylaws from an affirmative vote of a majority of the voting power of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class; provided, that if two-thirds
of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Amended and Restated Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, would be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws.
Reasons for the Amendment
The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders following the time that the Class B Stock of the Post-Combination Company no longer remains outstanding as negotiated by the parties with respect to the Business Combination. In reaching this conclusion, our Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company’s Common Stock following the time that the Class B Stock of the Post-Combination Company no longer remains outstanding. We further believe that following the time that the Class B Stock of the Post-Combination Company no longer remains outstanding, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company’s board of directors to reach terms that are appropriate for all stockholders.
The Resolution
Proposal No. 4A: Change in Authorized Shares
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Authorized Shares: the increase in the Post-Combination Company’s total number of authorized shares of all classes of Common Stock from 220,000,000 shares to 836,000,000 shares, which would consist of (i) increasing the Post-Combination Company’s Class A Stock from 200,000,000 shares to 715,000,000 shares, (ii) authorizing the creation of the Post-Combination Company’s Class B Stock, which will consist of 121,000,000 authorized shares, and (iii) decreasing the Post-Combination Company’s Class F Stock from 20,000,000 shares to zero shares (after giving effect to the conversion of each outstanding share of Class F Stock immediately prior to the closing of the Business Combination into one share of Class A Stock).”
Proposal No. 4B: Dual-Class Stock
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Dual-Class Stock: holders of Class B Stock shall be entitled to 10 votes per share.”

Proposal No. 4C: Removal of Directors
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Removal of Directors: the required vote to remove a director of the Post-Combination Company’s board of directors be the affirmative vote of the holders of at least two-thirds
of the voting power of the then-outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.”
Proposal No. 4D: Special Meetings
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Special Meetings: special meetings of the Post-Combination Company’s stockholders may be called only by the Chairman of the Post-Combination Company’s board of directors, the Chief Executive Officer or the Post-Combination Company’s board of directors acting pursuant to a resolution adopted by a majority of the Whole Board.”
Proposal No. 4E: Selection of the Court of Chancery of the State of Delaware as Exclusive Forum
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Selection of the Court of Chancery of the State of Delaware as Exclusive Forum: the Court of Chancery of the State of Delaware be the exclusive forum for lawsuits involving the Post-Combination Company.”
Proposal No. 4F: Required Stockholder Vote to Amend the Certificate of Incorporation of the Company
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Required Stockholder Vote to Amend the Certificate of Incorporation of the Company: the approval by the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company be required to make amendments to certain provisions of the Second Amended and Restated Certificate of Incorporation relating to authorized shares and preferred stock, Class B Stock, the board of directors, limitations on the liability of directors, bylaws, special meetings, exclusive forum, enforceability and amendments, and the approval by affirmative vote of (i) the holders of at least 75% of the Class A Stock of the Post-Combination Company voting separately as a single class and (ii) the holders of at least 75% of the Class A Stock of the Post-Combination Company voting separately as a single class be required to amend or repeal or adopt any provision inconsistent with certain provisions of the Second Amended and Restated Certificate of Incorporation relating to the relative rights of Class A Stock and Class B Stock.”

Proposal No. 4G: Required Stockholder Vote to Amend the Bylaws of the Company
“
RESOLVED
, that, on a
non-binding
advisory basis, the following proposal with respect to the Second Amended and Restated Certificate of Incorporation that materially affects stockholder rights be approved and adopted:
Required Stockholder Vote to Amend the Bylaws of the Company: the required vote to adopt, amend or repeal any provision of the Amended and Restated Bylaws be the affirmative vote of the holders of at least two-thirds
of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class; provided, that if two-thirds
of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Amended and Restated Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws.”
Vote Required for Approval
The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.
As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on us, Luminar, our Board or Luminar’s board of directors. Accordingly, regardless of the outcome of the non-binding
advisory vote, we and Luminar intend that the proposed Second Amended and Restated Certificate of Incorporation, in the form set forth on
Annex B
and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Amendment Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 5—THE MANAGEMENT LONGER TERM EQUITY INCENTIVE PLAN PROPOSAL
In this Proposal No. 5, we are asking our stockholders to approve the Management Longer Term Equity Incentive Plan. If the Management Longer Term Equity Incentive Plan is approved by our stockholders, the Management Longer Term Equity Incentive Plan will become effective on the six-month
anniversary of the closing of the Business Combination. If the Management Longer Term Equity Incentive Plan is not approved by our stockholders, it will not become effective and no stock awards will be granted thereunder. The Management Longer Term Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Management Longer Term Equity Incentive Plan, a copy of which is attached hereto as
Annex I
.
Reasons to Approve the Management Longer Term Equity Incentive Plan
We believe that approval of the Management Longer Term Equity Incentive Plan will enable us to grant stock awards based on certain triggering events, as described further below, for approximately the next five and one-half
years, based on the terms of the Management Longer Term Equity Incentive Plan. We anticipate that we will use these equity awards as an incentive and retention tool as we shift the company to a public operation and compete for talent and drive expansion in the public space.
Forward-Looking Statements
We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal No. 5 include embedded assumptions that are highly dependent on the public trading price of Class A Stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.
Description of the Management Longer Term Equity Incentive Plan
Set forth below is a summary of the material features of the Management Longer Term Equity Incentive Plan. The Management Longer Term Equity Incentive Plan is set forth in its entirety as
Annex I
to this proxy statement/consent solicitation statement/prospectus, and all descriptions of the Management Longer Term Equity Incentive Plan contained in this Proposal No. 5 are qualified by reference to
Annex I
.
Purpose
The Management Longer Term Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders; and (iii) promote the success of our business.
Types of Stock Awards
The Management Longer Term Equity Incentive Plan permits the grant of stock awards related to the achievement of certain underlying triggering events (“
Incentive Shares
” or “
shares
”).
Share Reserve
Number of Incentive Shares
Subject to adjustments as set forth in the Management Longer Term Equity Incentive Plan, the maximum aggregate number of shares of Class A Stock that may be issued under the Management Longer Term Equity

Incentive Plan is 25,941,208 shares. The shares may be authorized, but unissued, or reacquired Class A Stock. One-sixth (1/6) of the share pool becomes available for issuance based on (including prior to but contingent upon) the occurrence of each of six distinct triggering events, which occur if the Common Share Price is greater than $31, $34, $37, $40, $43 and $46, respectively.
Lapsed Awards
If a participant receives Incentive Shares prior to the triggering event to which such shares relate, and forfeits his or her Incentive Shares prior to such triggering event, then such forfeited Incentive Shares shall again become available for issuance under the Management Longer Term Equity Incentive Plan.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Management Longer Term Equity Incentive Plan. As of June 30, 2020, for equity plan purposes, Luminar had a total of approximately 332 employees, approximately 20 consultants and three non-employee
directors who would be eligible to be granted stock awards from the Management Longer Term Equity Incentive Plan.
Administration
The Management Longer Term Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “
Administrator
”). To the extent desirable to qualify transactions under the Management Longer Term Equity Incentive Plan as exempt under Rule
16b-3
of the Exchange Act, the transactions contemplated under the Management Longer Term Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule
16b-3.
Subject to the terms of the Management Longer Term Equity Incentive Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Management Longer Term Equity Incentive Plan; (ii) select the service providers to whom Incentive Shares may be granted under the Management Longer Term Equity Incentive Plan; (iii) determine the number of Incentive Shares to be covered by each stock award granted under the Management Longer Term Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the Management Longer Term Equity Incentive Plan; (v) construe and interpret the terms of the Management Longer Term Equity Incentive Plan and stock awards granted pursuant to the Management Longer Term Equity Incentive Plan; (vi) prescribe, amend and rescind rules and regulations relating to the Management Longer Term Equity Incentive Plan; (vii) modify or amend each stock award (subject to the terms of the Management Longer Term Equity Incentive Plan); (viii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Management Longer Term Equity Incentive Plan; (ix) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Administrator; and (x) make all other determinations deemed necessary or advisable for administering the Management Longer Term Equity Incentive Plan.
To the extent permitted by applicable law, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Management Longer Term Equity Incentive Plan to one or more of our directors or officers.
Nontransferability of Stock Awards
Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate.

Recoupment Policy
All stock awards granted under the Management Longer Term Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us.
Effect of a Change in Control
Upon any of the following events (each a Change in Control under the Management Longer Term Equity Incentive Plan):

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person;

•
the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock; or

•	a change in the effective control of our company;
and such Change in Control that will result in the holders of Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any triggering event under the Management Longer Term Equity Incentive Plan, then immediately prior to the consummation of such Change in Control (i) any such triggering event that has not previously occurred shall be deemed to have occurred and (ii) the Company may issue the applicable Incentive Shares to participants (in accordance with the terms of the Management Longer Term Equity Incentive Plan), and the participants shall be eligible to participate in such Change in Control.
Amendment, Termination and Duration of the Management Longer Term Equity Incentive Plan
If approved by our stockholders, the Management Longer Term Equity Incentive Plan will continue in effect for a term of 5 years measured from the six-month
anniversary of the closing of the Business Combination, unless terminated earlier under the terms of the Management Longer Term Equity Incentive Plan. The Administrator may at any time amend (subject to the terms of the Management Longer Term Equity Incentive Plan), suspend or terminate the Management Longer Term Equity Incentive Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.
U.S. Federal Tax Aspects
A participant who receives Incentive Shares for which the triggering event has already occurred will have taxable income upon grant. A participant who receives Incentive Shares for which the triggering event has not yet occurred will not have taxable income upon grant, but upon vesting (i.e., the occurrence of the triggering event) unless the participant elects to be taxed at the time of grant. Absent such election, the participant will recognize ordinary income equal to the fair market value of the Incentive Shares at the time of vesting.
The Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy the applicable withholding or deduction obligations or any other tax-related

items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable shares, or delivering to us already-owned shares. Except as otherwise determined by the Administrator, the fair market value of the shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.
We will be entitled to a tax deduction in connection with a stock award under the Management Longer Term Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the U.S. Tax Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The Management Longer Term Equity Incentive Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the Management Longer Term Equity Incentive Plan.
Equity Compensation Plan Information
The following table provides information as of June 30, 2020 with respect to the shares of Class A Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,239,374	(1)	$22.73	110,972
Equity compensation plans not approved by security holders	—		—	—
Total	1,239,374		$22.73	110,972

(1)	Consists of stock options and restricted stock granted under the Luminar Stock Plan.
The Resolution
“
RESOLVED
, that the Company Management Longer Term Equity Incentive Plan, including the authorization of the initial share reserve under the Company Management Longer Term Equity Incentive Plan, be approved in all respects.”
Vote Required for Approval
Approval of this Management Longer Term Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Management Longer Term Equity Incentive Plan Proposal will have no effect on the Management Longer Term Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Management Longer Term Equity Incentive Plan Proposal.

This Management Longer Term Equity Incentive Plan Proposal is conditioned upon the approval of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal. If any of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal is not approved, this Management Longer Term Equity Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Management Longer Term Equity Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE MANAGEMENT LONGER TERM EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE OMNIBUS INCENTIVE PLAN PROPOSAL
In this Proposal No. 6, we are asking our stockholders to approve the Omnibus Incentive Plan. If the Omnibus Incentive Plan is approved by our stockholders, the Omnibus Incentive Plan will become effective on the closing of the Business Combination. If the Omnibus Incentive Plan is not approved by our stockholders, it will not become effective and no stock awards will be granted thereunder. The Omnibus Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached hereto as
Annex J
.
The Omnibus Incentive Plan is intended to be a successor to the Luminar Stock Plan. If the Omnibus Incentive Plan becomes effective, then the Luminar Stock Plan will be terminated effective as of immediately prior to the closing of the Business Combination provided that regardless of whether the Omnibus Incentive Plan is approved pursuant to Proposal No. 6, the outstanding awards previously granted under the Luminar Stock Plan will continue to remain outstanding under the Luminar Stock Plan (except that such awards will convert into awards of Class A Stock or options for Class A Stock).
The material terms of the Omnibus Incentive Plan are summarized below. The key differences between the terms of the Omnibus Incentive Plan and the terms of the Luminar Stock Plan are as follows:

•
Subject to capitalization adjustments and the share counting provisions described below, 36,588,278 shares of Class A Stock will initially be authorized for stock awards granted under the Omnibus Incentive Plan.

•
Under the Omnibus Incentive Plan, no outside director may receive awards under the Omnibus Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in a calendar year, increased to $1,000,000 in the calendar year of their initial service as an outside director.

•
The Omnibus Incentive Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law or imposed by the Board.

Reasons to Approve the Omnibus Incentive Plan
As of September 1, 2020, a total of 125,642 shares of Luminar Class A Stock remained available for future grants under the Luminar Stock Plan. We believe that the current share reserve of the Luminar Stock Plan is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees, independent contractors, and non-employee
directors in a competitive market for talent. We believe that approval of the Omnibus Incentive Plan will enable us to grant stock awards for approximately the next two years, based on historical grant and forfeiture levels, the recent market prices of Class A Stock, and anticipated use of equity awards as an incentive and retention tool as we shift the company to a public operation and compete for talent and drive expansion in the public space.
Equity Grant History
The table below shows the stock awards that were outstanding under the Luminar Stock Plan as of September 1, 2020, which were granted in the form of Luminar Stock Options (1,224,704 option shares) and Luminar Restricted Stock (1,732,759 restricted shares). As of September 1, 2020, the fair market value of Luminar Class A Stock was estimated to be approximately $135.79 per share, which is the approximate value ascribed thereto in the Business Combination (based on an estimated Per Share Company Stock Consideration of 13.5787 and an assumed value of $10 per share).

Shares underlying outstanding Luminar Restricted Stock and Luminar Stock Options (#)	Weighted avg. exercise price per share of Luminar Stock Options ($)	Weighted avg. remaining term of Luminar Stock Options
2,957,463	22.73	9.57

The table below shows net annual dilution and other metrics relating to equity grants under the Luminar Stock Plan for the last three fiscal years.

Metric	2019	2018	2017	Average
Annual Dilution (1)	6.61%	4.37%	6.44%	5.81%
Annual Burn Rate (2)	7.68%	5.40%	7.73%	6.94%
Year-End Overhang (3)	214.22%	135.51%	141.71%	163.82%

(1)
Calculated by dividing (i) the number of shares underlying awards granted to all recipients during the year, minus award cancellations and forfeitures during the year, by (ii) the number of shares outstanding at year-end.

(2)	Calculated by dividing (i) the number of shares underlying awards granted during the year to all recipients by (ii) the number of shares outstanding at year-end.
(3)
Calculated by dividing (a) the sum of (i) the number of shares underlying outstanding awards and (ii) shares available for future awards, by (b) the number of shares outstanding, in each case at year-end.

Forward-Looking Statements
We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal No. 6 include embedded assumptions that are highly dependent on the public trading price of Class A Stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.
The Omnibus Incentive Plan Combines Compensation and Corporate Governance Best Practices
The Omnibus Incentive Plan includes provisions that are designed to protect our stockholders’ interests and reflect corporate governance best practices.

•
No Discounted Stock Options or SARs
. All stock options and stock appreciation rights (“SARs”) granted under the Omnibus Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of Class A Stock on the date the stock option or SAR is granted, except in connection with certain exchange programs or corporate transactions, as discussed below.

•	No Reload Stock Options, Reload SARs or Tax Gross-ups . The Omnibus Incentive Plan does not provide for reload stock options, reload SARs or tax gross-ups in any circumstance.

•
Limit on
Non-Employee
Director Awards
. As described above, no outside director may receive awards under the Omnibus Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in a calendar year, increased to $1,000,000 in the calendar year of their initial service as an outside director.

•
Awards Subject to Clawback
. As described above, the Omnibus Incentive Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law or imposed by the Board.

Description of the Omnibus Incentive Plan
Set forth below is a summary of the material features of the Omnibus Incentive Plan. The Omnibus Incentive Plan is set forth in its entirety as
Annex J
to this proxy statement/consent solicitation statement/prospectus, and all descriptions of the Omnibus Incentive Plan contained in this Proposal No. 6 are qualified by reference to
Annex J
.

Purpose
The Omnibus Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders; and (iii) promote the success of our business. The Omnibus Incentive Plan is a successor to the Luminar Stock Plan.
Types of Stock Awards
The Omnibus Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, SARs, performance units and performance shares (all such types of awards, collectively, “stock awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the Omnibus Incentive Plan, the maximum aggregate number of shares of Class A Stock that may be issued under the Omnibus Incentive Plan is 36,588,278 shares. The shares may be authorized, but unissued, or reacquired Class A Stock. Furthermore, subject to adjustments as set forth in the Omnibus Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the Omnibus Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the U.S. Tax Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the Omnibus Incentive Plan.
Lapsed Awards
To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, the unissued shares that were subject thereto shall continue to be available under the Omnibus Incentive Plan for issuance pursuant to future stock awards. Shares issued under the Omnibus Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the Omnibus Incentive Plan. The following shares shall not be added to the shares authorized for grant under the Omnibus Incentive Plan and shall not be available for future grants of awards: (i) shares tendered or withheld in payment of the exercise price of an option or to satisfy any tax withholding obligation; (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right; and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Omnibus Incentive Plan. Incentive stock options may only be granted to employees. As of June 30, 2020, for equity plan purposes, Luminar had a total of approximately 332 employees, approximately 20 consultants and three non-employee
directors who would be eligible to be granted stock awards from the Omnibus Incentive Plan.
Administration
The Omnibus Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “
Administrator
”). To the extent desirable to qualify transactions under the Omnibus Incentive Plan as exempt under
Rule 16b-3
of the Exchange Act, the transactions

contemplated under the Omnibus Incentive Plan will be structured to satisfy the requirements for exemption under
Rule 16b-3.
Subject to the terms of the Omnibus Incentive Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Omnibus Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the Omnibus Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the Omnibus Incentive Plan; (iv) approve forms of stock award agreements for use under the Omnibus Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Omnibus Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Omnibus Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the Omnibus Incentive Plan and stock awards granted pursuant to the Omnibus Incentive Plan; (viii) prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan; (ix) modify or amend each stock award (subject to the terms of the Omnibus Incentive Plan); (x) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Omnibus Incentive Plan; (xi) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Administrator; (xii) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xiii) make all other determinations deemed necessary or advisable for administering the Omnibus Incentive Plan.
To the extent permitted by applicable law, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Omnibus Incentive Plan to one or more of our directors or officers.
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to our or our subsidiaries’ employees.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in the U.S. Tax Code Section 424(a).
At the time a stock option is granted, the Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause,” as defined in the Omnibus Incentive Plan, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than Cause. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.
Stock Appreciation Rights (SARs)
The Administrator will determine the terms and conditions of each SAR, except that the exercise price for each SAR cannot be less than 100% of the fair market value of the underlying shares of Class A Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our Class A Stock, as determined by the Administrator. SARs are exercisable at the times and on the terms established by the Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of Class A Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class A Stock.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Administrator. Please refer to the discussion below under “—Performance Goals” for more information.
During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid. Any dividends or distributions paid with respect to such shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Any dividend equivalents awarded with respect to such RSUs will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the RSUs with respect to which they were awarded.
Performance Units and Performance Shares
Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that the Administrator establishes are satisfied. The Administrator will determine the applicable performance goals. Please refer to the discussion below under “—Performance Goals” for more information. After the applicable performance period has ended, the participant will be entitled to receive a payout of the number of performance units or shares earned during the performance period, depending upon the extent to which the applicable performance objectives have been achieved.

Performance Goals
The Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales
revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income;
(8) pre-tax
income or
after-tax
income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created;
(22) pre-tax
profit or
after-tax
profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).
Outside Director Limitations
No
non-employee
director (“
Outside Director
”) may receive awards under the Omnibus Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an Outside Director, exceeds $750,000 in a calendar year, increased to $1,000,000 in the calendar year of his or her initial services as an Outside Director. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.
Leaves of Absence / Transfer Between Locations
The Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence. A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written policy of the Post-Combination Company.
Nontransferability of Stock Awards
Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate.

Recoupment Policy
All stock awards granted under the Omnibus Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us.
Effect of a Change in Control
Upon any of the following events (each a Change in Control under the Omnibus Incentive Plan):

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person;

•
the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock; or

•	a change in the effective control of our company;
except as set forth in a stock award agreement, each outstanding stock award (vested or unvested) will be treated as the Administrator determines, which may include (a) our continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (i) the fair market value of the shares subject to such stock awards as of the closing date of such Change in Control over (ii) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the opportunity for participants to exercise the stock options prior to the occurrence of the Change in Control and the termination (for no consideration) upon the consummation of such Change in Control of any stock options not exercised prior thereto.
Amendment, Termination and Duration of the Omnibus Incentive Plan
If approved by our stockholders, the Omnibus Incentive Plan will continue in effect for a term of 10 years measured from Board approval date, unless terminated earlier under the terms of the Omnibus Incentive Plan. The Administrator may at any time amend, alter, suspend or terminate the Omnibus Incentive Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For stock options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the stock option price.
A participant who receives restricted stock will not have taxable income upon grant, but upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. Absent such election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.
A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the award; instead the participant will generally be taxed upon settlement of the award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, U.S. Tax Code 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the U.S. Tax Code.
The Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related
items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. Except as otherwise determined by the Administrator, the fair market value of the shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.
We will be entitled to a tax deduction in connection with a stock award under the Omnibus Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the U.S. Tax Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The Omnibus Incentive Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the Omnibus Incentive Plan.

Equity Compensation Plan Information
The following table provides information as of September 1, 2020 with respect to the shares of Class A Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,224,704	(1)	$22.73	125,642
Equity compensation plans not approved by security holders	—		—	—
Total	1,224,704		$22.73	125,642

(1)	Consists of Luminar Stock Options.
The Resolution
“
RESOLVED
, that the Company Omnibus Incentive Plan, including the authorization of the initial share reserve under the Company Omnibus Incentive Plan, be approved in all respects.”
Vote Required for Approval
Approval of this Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Omnibus Incentive Plan Proposal, will have no effect on the Omnibus Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Omnibus Incentive Plan Proposal.
This Omnibus Incentive Plan Proposal is conditioned upon the approval of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal. If any of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal is not approved, this Omnibus Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Omnibus Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE OMNIBUS INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
In this Proposal No. 7, we are asking our stockholders to approve the Employee Stock Purchase Plan (referred to elsewhere in this proxy statement/consent solicitation statement/prospectus as the “
ESPP
”). On [●], the Company Board adopted the ESPP, subject to stockholder approval. If the ESPP is approved by our stockholders, the ESPP will become effective on the closing of the Business Combination. If the ESPP is not approved by our stockholders, it will not become effective and no shares will be granted thereunder. The ESPP is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as
Annex K
.
Description of the ESPP
Purpose
The ESPP provides a means by which eligible employees and/or eligible service providers of either the Post-Combination Company or an affiliate may be given an opportunity to purchase shares of Class A Stock. The ESPP permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the ESPP, we seek to retain and assist our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates. As of June 30, 2020, approximately 332 employees of Luminar and approximately 20 other service providers of Luminar are eligible to participate in the ESPP.
The ESPP includes two components: a “423 Component” and a
“Non-423
Component.” We intend the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the U.S. Tax Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the U.S. Tax Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating
basis. In addition, the ESPP authorizes grants of purchase rights under the
Non-423
Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or
Non-423
Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the
Non-423
Component of the ESPP.
Administration
The board of the Post-Combination Company will administer the ESPP and will have the final power to construe and interpret both the ESPP and the rights granted under it. Further, the board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Class A Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.
The board of the Post-Combination Company will have the power to delegate administration of the ESPP to a committee composed of one or more members of the board. As used herein with respect to the ESPP, the term “Board” refers to any committee the Board appoints, and to the board of directors of the Post-Combination Company. Whether or not the Board has delegated administration of the ESPP to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.
Stock Subject to ESPP
Subject to adjustments as provided in the ESPP, the maximum number of shares of Class A Stock that may be issued under the ESPP will not exceed 7,317,655 shares of Class A Stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of Class A Stock not purchased under such purchase right will again become available for issuance under the ESPP.
Offerings
The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Class A Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Class A Stock, subject to certain limitations.
Eligibility
Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the
Non-423
Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Board may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Board may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Board may determine), (iv) is an officer within the meaning of Section 16 of the Exchange Act, (v) is a highly compensated employee within the meaning of the U.S. Tax Code, or (vi) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the U.S. Tax Code. Unless otherwise determined by the Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year, and has been employed by us or a related corporation or affiliate for at least 3 continuous months preceding such offering date.
No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plan, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.
Participation in the ESPP
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Class A Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Purchase Price
The purchase price of shares of Class A Stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Class A Stock on the offering date; or (ii) 85% of the fair market value of the shares of Class A Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on such payroll deductions. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.
Purchase of Stock
The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Class A Stock will be purchased in accordance with such offering. In connection with each offering, the Board may specify a maximum number of shares of Class A Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Class A Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Class A Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of Employment
Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We shall have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.
Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.
Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Class A Stock, up to the maximum number of shares of Class A Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the ESPP, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Class A Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of Class A Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Class A Stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Capitalization Adjustments
In the event of a capitalization adjustment, the Board will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the ESPP, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.
Dissolution or Liquidation
In the event of the Post-Combination Company’s dissolution or liquidation, the Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.
Effect of a Change in Control:
Upon any of the following events (each a Change in Control under the ESPP):

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person;

•
the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock; or

•	a change in the effective control of our company;
any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Class A Stock prior to the Change in Control under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the ESPP
The Board may amend the ESPP at any time in any respect the Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Class A Stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Class A Stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.
The Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.
Federal Income Tax Information
The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Class A Stock acquired under the ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. Nothing in this proxy statement/consent solicitation statement/prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement/consent solicitation statement/prospectus. Changes to these laws could alter the tax consequences described below.
As described above, the ESPP has a 423 Component and a
Non-423
Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the
Non-423
Component.
423 Component
Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the U.S. Tax Code. Under this component, a participant will be taxed on amounts withheld for the purchase of Class A Stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•
If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the Class A Stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Non-423
Component
Rights granted under the
Non-423
Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the U.S. Tax Code. Under the
Non-423
Component, a participant will have compensation income equal to the value of the Common Stock on the day he or she purchases the Common Stock, less the purchase price. When a participant sells the Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Any compensation income that a participant receives upon sale of the Class A Stock that he or she purchased under the
Non-423
Component is subject to withholding for income, Medicare and social security taxes, as applicable.
Tax Consequences to Luminar
There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.
The Resolution
“RESOLVED, that the Company Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Company Employee Stock Purchase Plan, be approved in all respects.”
Vote Required for Approval
Approval of this Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.

This Employee Stock Purchase Plan Proposal is conditioned upon the approval of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal. If any of the Transaction Proposal, the Issuance Proposal and the Charter Approval Proposal is not approved, this Employee Stock Purchase Plan Proposal will have no effect, even if approved by our stockholders.
Our Board believes that the proposed adoption of the Employee Stock Purchase Plan is in the best interests of the Company and its stockholders for the reasons stated above.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 8—THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Transaction Proposal, the Issuance Proposal and the Amendment Proposal are approved at the Special Meeting, stockholders are being asked to elect five directors to our Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2021, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal.
Our Board has nominated Messrs. McGregor and Kortlang to serve as Class I directors, Messrs. Gores and Simoncini to serve as Class II directors and Mr. Russell to serve as a Class III director. The following sets forth information regarding each nominee:
Class I
Scott A. McGregor
has served on the board of directors of Equifax Inc., a global data, analytics, and technology company, since October 2017, and he has served on the board of directors of Applied Materials, Inc., a global leader in materials engineering solutions, since January 2018. Mr. McGregor previously served as President and Chief Executive Officer and as a member of the board of directors of Broadcom Corporation, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from January 2005 until the company was acquired by Avago Technologies Limited in February 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), a semiconductor company, where he served as President and Chief Executive Officer from October 2001 to December 2004. Mr. McGregor holds a B.A. in psychology and an M.S. in computer science and computer engineering from Stanford University.
Benjamin J. Kortlang
has served on Luminar’s board of directors since June 2019. He has also served on the board of directors of Enphase Energy, Inc., a global energy technology company, since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. From February 2008 to April 2020, he was a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked at Goldman Sachs, where he served as Vice President in the Special Situations Group from June 2005 to February 2008 and Vice President in the Investment Banking Group from 2000 to 2005. Mr. Kortlang holds a B.A. in economics and finance from Royal Melbourne Institute of Technology, a B.Com. (Hons) in econometrics from the University of Melbourne and an M.B.A. from the University of Michigan.
Class II
Alec E. Gores
has served as the Chief Executive Officer and a member of the Board of Directors of Gores Metropoulos, Inc. since August 2018. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 100 businesses including a current portfolio of more than 20 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating
non-core
businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the Board of Directors of Gores Holdings from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the Board of Directors of Gores Holdings II until completion of the Verra Mobility acquisition in October 2018, as the Chairman of the Board of Directors of Gores Holdings III until completion of the PAE acquisition in February 2020, Chairman of the Board of Directors of Gores Holdings IV (Nasdaq: GHIV) since its inception in June 2019, Chairman of the Board of Directors of Gores Holdings V (Nasdaq: GRSVU) since June 2020 and Chairman of the Board of Directors of Gores Holdings VI since its inception in June 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University.
Matthew J. Simoncini
has served on Luminar’s board of directors since June 2020. Mr. Simoncini has served on the board of directors of Kensington Capital Acquisition Corp., a special purpose acquisition company focused on companies in the automotive sector, since June 2020. He previously served on the board of directors of Cooper-Standard Holdings Inc., a leading global supplier of systems and components for the automotive industry, from August 2018 to May 2020. From September 2011 until his retirement in February 2018, Mr. Simoncini served as President and Chief Executive Officer and as a member of the board of directors of Lear Corporation (“Lear”), a global automotive technology company, and he served as Chief Financial Officer of Lear from September 2007 to September 2011. Mr. Simoncini joined Lear in May 1999 after Lear acquired UT Automotive, a supplier of electronic and interior products for the auto industry, where he served as Director of Global Financial Planning & Analysis from April 1996 to May 1999. Mr. Simoncini holds a B.A. in business administration and an Honorary Doctorate of Law from Wayne State University.
Class III
Austin Russell
has served as President and Chief Executive Officer of Luminar and as a member of its board of directors since founding the company. Mr. Russell began his career in industry at age 11 by building prototype supercomputers and optoelectronic systems with real-world applications in mind. He wrote his first patent application at 12, and over the next four years worked on a host of photonics and imaging related technologies before he later became an independent researcher at the Beckman Laser Institute. After being recruited to Stanford for Applied Physics, he was awarded the Thiel Fellowship at 17 to pursue Luminar full-time with a vision to develop a new kind of sensing technology to make autonomous vehicles both safe and ubiquitous.
In addition to the foregoing directors, Luminar has advised the Company that it is continuing to evaluate the addition of up to two additional directors who would serve on the board of the Post-Combination Company by appointment. To the extent any such director is selected for appointment prior to the Special Meeting, and such director agrees to serve on the board of the Post-Combination Company, Luminar and the Company will provide public disclosure identifying such director and include in such public disclosure all such information with respect to such director that would otherwise be required to be disclosed in this proxy statement/consent solicitation statement/prospectus had such director been selected and agreed to serve prior to the date of this proxy statement/consent solicitation statement/prospectus.
The Resolution
“
RESOLVED
, that Messrs. McGregor and Kortlang be elected and shall serve as Class I directors, Messrs. Gores and Simoncini be elected and shall serve as Class II directors and Mr. Russell shall be elected and serve as a Class III director on the Company’s Board, until the first, second and third annual meetings of stockholders following the date of the filing of the Second Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified.”

Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast, via the virtual meeting platform or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote.
This Director Election Proposal is conditioned upon the approval of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal. If any of the Transaction Proposal, the Issuance Proposal and the Amendment Proposal is not approved, this Director Election Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES
TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the chairman of the Special Meeting, at his or her option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal or the Omnibus Incentive Plan Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Omnibus Incentive Plan Proposal are approved.
The Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, but no other proposal if the Transaction Proposal, the Issuance Proposal and the Amendment Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Issuance Proposal, the Amendment Proposal, the Management Longer Term Equity Incentive Plan Proposal, the Omnibus Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote
with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT COMPANY STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT
The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Luminar issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Luminar.
LEGAL MATTERS
The legality of shares of Class A Stock offered by the proxy statement/consent solicitation statement/prospectus will be passed upon for the Company by Weil, Gotshal & Manges LLP.
EXPERTS
The consolidated financial statements of Luminar Technologies, Inc. as of and for the years ended December 31, 2019 and 2018 included in this proxy statement/consent solicitation statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Gores Metropoulos, Inc. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from August 28, 2018 (inception) to December 31, 2018, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
APPRAISAL RIGHTS
Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.
Luminar Stockholders will have appraisal rights in connection with the Business Combination under Delaware law. No Luminar Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “dissenting stockholder”) with respect to its Luminar stock (such shares, “dissenting shares”) will be entitled to receive any portion of the merger consideration with respect to the dissenting shares owned by such dissenting stockholder unless and until such dissenting stockholder waives, withdraws or loses its appraisal rights under the DGCL. Each dissenting stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the dissenting shares owned by such dissenting stockholder. Luminar will give the Company and its Sponsor, (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL that are received by Luminar relating to any dissenting stockholder’s rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Luminar will not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisal, offer to settle or compromise or settle or compromise any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions of the DGCL, or agree or commit to do any of the foregoing. Notwithstanding anything to the contrary contained in the Merger Agreement, the dissenting stockholders will have no rights to any portion of the merger consideration with respect to any dissenting shares.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, it may send a single copy of this proxy statement/consent solicitation statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Company stockholders will be “householding” this proxy statement/consent solicitation statement/prospectus. Company stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Gores Metropoulos, Inc., 9800 Wilshire Blvd., Beverly Hills, California 90212 or by telephone at (310)
209-3010,
to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
FUTURE STOCKHOLDER PROPOSALS
The Special Meeting to be held on [●], 2020 will be held in lieu of the 2020 annual meeting of the Company. The next annual meeting of stockholders will be held in 2021. For any proposal to be considered for inclusion in our proxy statement/consent solicitation statement/prospectus and form of proxy for submission to the stockholders at the Company’s 2020 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule
14a-8
of the Exchange Act and the Amended and Restated Bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2021 annual meeting.
In addition, the Amended and Restated Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Post-Combination Company at the principal executive offices of the Post-Combination Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Post-Combination Company. Nominations and proposals also must satisfy other requirements set forth in the Amended and Restated Bylaws.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at
www.sec.gov
. You

may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.
If you would like additional copies of this proxy statement/consent solicitation statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
(310)
209-3010
Email: jskarzenski@gores.com
You may also obtain additional copies of this proxy statement/consent solicitation statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800)
662-5200
Banks and brokerage, please call: (203)
658-9400
Email: gmhi.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Company stockholder and would like to request documents, please do so by [●], 2020, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/consent solicitation statement/prospectus is part of a registration statement and constitutes a prospectus of the Company in addition to being a proxy statement of the Company for the Special Meeting. As allowed by SEC rules, this proxy statement/consent solicitation statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/consent solicitation statement/prospectus.
All information contained in this proxy statement/consent solicitation statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Luminar has been supplied by Luminar. Information provided by either the Company or Luminar does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of the Company for the Special Meeting. The Company has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including the Company, which is different from, or in addition to, that contained in this proxy statement/consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus, unless the information specifically indicates that another date applies.

GORES METROPOULOS, INC.
BALANCE SHEETS

	June 30, 2020 (unaudited)	December 31, 2019 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$1,011,395	$1,365,240
Prepaid assets	107,501	136,399

Total current assets	1,118,896	1,501,639
Deferred income tax	15,079	2,353
Investments and cash held in Trust Account	406,397,612	406,434,959

Total assets	$407,531,587	$407,938,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$85,889	$53,203
State franchise tax accrual	20,000	200,000
Current income tax and interest payable	194,654	1,102,662

Total current liabilities	300,543	1,355,865
Deferred underwriting compensation	14,000,000	14,000,000

Total liabilities	$14,300,543	$15,355,865

Commitments and Contingencies:
Class A subject to possible redemption, 38,713,476 and 38,713,476 shares at June 30, 2020 and December 31, 2019, respectively (at redemption value of $10 per share)	387,134,760	387,134,760

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,286,524 and 1,286,524 shares issued and outstanding (excluding 38,713,476 and 38,713,476 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	129	129
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 and 10,000,000 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1,000	1,000
Additional paid-in capital	24,006	24,006
Retained earnings	6,071,149	5,423,191

Total stockholders’ equity	6,096,284	5,448,326

Total liabilities and stockholders’ equity	$407,531,587	$407,938,951

See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenues	$—	$—	$—	$—
Professional fees and other expenses	(160,123)	(140,925)	(358,968)	(309,984)
State franchise taxes, other than income tax	(50,000)	(50,000)	(100,000)	(100,000)

Net loss from operations	(210,123)	(190,925)	(458,968)	(409,984)
Other income—interest income	57,058	2,500,856	1,325,278	3,892,361

Net income before income taxes	$(153,065)	$2,309,931	$866,310	$3,482,377

Income tax provision and interest	32,143	(449,295)	(218,352)	(727,551)

Net Income attributable to common shares	$(120,922)	$1,860,636	$647,958	$2,754,826

Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$(0.00)	$0.05	$0.02	$0.09

Class F ordinary shares—basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.03)

See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Three Months Ended June 30, 2019
	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at April 1, 2019	1,696,791	$170	10,000,000	$1,000	$4,126,635	$872,205	$5,000,010
Class A common stock subject to possible redemption; 38,489,273 shares at a redemption price of $10.00	(186,064)	(19)	—	—	(1,860,621)	—	(1,860,640)
Net income	—	—	—	—	—	1,860,636	1,860,636

Balance at June 30, 2019	1,510,727	$151	10,000,000	$1,000	$2,266,014	$2,732,841	$5,000,006

	Six Months Ended June 30, 2019
	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings/ (Acc. Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at January 1, 2019	—	$—	10,781,250	$1,078	$23,922	$(21,985)	$3,015
Forfeited Class F Common stock by Sponsor	—	—	(781,250)	(78)	78	—	—
Proceeds from initial public offering of Units on February 5, 2019 at $10.00 per Unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Sale of 6,666,666 Private Placement Warrants to Sponsor on February 5, 2019 at $1.50 per Private Placement Warrant	—	—	—	—	10,000,000	—	10,000,000
Underwriters discounts	—	—	—	—	(8,000,000)	—	(8,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	(865,105)	—	(865,105)
Deferred underwriting compensation	—	—	—	—	(14,000,000)	—	(14,000,000)
Class A common stock subject to possible redemption; 38,489,273 shares at a redemption price of $10.00	(38,489,273)	(3,849)	—	—	(384,888,881)	—	(384,892,730)
Net income	—	—	—	—	—	2,754,826	2,754,826

Balance at June 30, 2019	1,510,727	$151	10,000,000	$1,000	$2,266,014	$2,732,841	$5,000,006

	Three Months Ended June 30, 2020
	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at April 1, 2020	1,286,524	$129	10,000,000	$1,000	$24,006	$6,192,071	$6,217,206
Class A common stock subject to possible redemption; 38,713,476 shares at a redemption price of $10.00	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(120,922)	(120,922)

Balance at June 30, 2020	1,286,524	$129	10,000,000	$1,000	$24,006	$6,071,149	$6,096,284

	Six Months Ended June 30, 2020
	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at January 1, 2020	1,286,524	$129	10,000,000	$1,000	$24,006	$5,423,191	$5,448,326
Class A common stock subject to possible redemption; 38,713,476 shares at a redemption price of $10.00	—	—	—	—	—	—	—
Net income	—	—	—	—	—	647,958	647,958

Balance at June 30, 2020	1,286,524	$129	10,000,000	$1,000	$24,006	$6,071,149	$6,096,284

See accompanying notes to the unaudited, interim financial statements

GORES METROPOULOS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cash flows from operating activities:
Net Income	$647,958	$2,754,826
Changes in state franchise tax accrual	(180,000)	98,569
Changes in prepaid assets and deferred costs	28,899	(250,891)
Changes in deferred offering costs	—	437,375
Changes in accrued expenses, formation and offering costs	32,685	(306,365)
Changes in current income tax and interest payable	(908,008)	27,050
Changes in deferred income tax	(12,726)	359,203

Net cash provided by/(used in) operating activities	(391,192)	3,119,767

Cash flows from investing activities:
Cash deposited in Trust Account	—	(400,000,000)
Interest reinvested in Trust Account	37,347	(3,886,144)

Net cash provided by/(used in) investing activities	37,347	(403,886,144)

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	—	400,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	10,000,000
Repayment of notes and advances payable—related party	—	(150,000)
Payment of underwriters’ discounts and commissions	—	(8,000,000)
Payment of accrued offering costs	—	(865,105)

Net cash provided by financing activities	—	400,984,895

Increase/(decrease) in cash	(353,845)	218,518
Cash at beginning of period	1,365,240	52,489

Cash at end of period	$1,011,395	$271,007

Supplemental disclosure of cash and non-cash financing activities:
Deferred underwriting compensation	$—	$14,000,000
Accrued expenses, formation, and offering costs	—	20,053
Cash paid for income and state franchise taxes	1,419,136	342,729
See accompanying notes to the unaudited, interim financial statements.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Metropoulos, Inc. (the “Company”) was incorporated in Delaware on August 28, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination, but intends to focus its search for a target business in the consumer products and services industries. The Company’s Sponsor is Gores Metropoulos Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
At June 30, 2020, the Company had not commenced any operations. All activity for the period from August 28, 2018 (inception) through June 30, 2020 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on February 5, 2019 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Financing
Upon the IPO Closing Date and the sale of the Private Placement Warrants, an aggregate of $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).
The Company intends to finance a Business Combination with the net proceeds from its $400,000,000 Public Offering and its sale of $10,000,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of June 30, 2020, the Trust Account consisted of cash and treasury bills.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $750,000, for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of common stock will be recorded at the redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “
Distinguishing Liabilities from Equity
” (“ASC Topic 480”) in subsequent periods.
The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2020 and the results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2020 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form
10-K
filed with the SEC on March 13, 2020.
Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A common stock (the “Common Stock”) and Class F common stock (the “Founder Shares”). Net income/(loss) per common share is computed utilizing the two-class
method. The
two-class
method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. At June 30, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Three Months Ended June 30, 2020		For the Three Months Ended June 30, 2019		For the Six Months Ended June 30, 2020		For the Six Months Ended June 30, 2019
	Class A	Class F	Class A	Class F	Class A	Class F	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$(85,523)	$(35,399)	$1,987,592	$(126,956)	$782,312	$(134,354)	$3,029,171	$(274,345)

Denominator:
Weighted-average shares outstanding	40,000,000	10,000,000	40,000,000	10,000,000	40,000,000	10,000,000	32,264,000	10,328,047
Basic and diluted net income/(loss) per share	$(0.00)	$(0.00)	$0.05	$(0.01)	$0.02	$(0.01)	$0.09	$(0.03)

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “
Fair Value Measurements and Disclosures
,” approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and were charged to stockholders’ equity on the IPO Closing Date. Accordingly, offering costs totaling $22,865,105 (including $22,000,000 in underwriter’s fees), and were charged to stockholders’ equity.
Redeemable Common Stock
As discussed in Note 3, all of the 40,000,000 shares of Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.
Accordingly, at June 30, 2020, 38,713,476 of the 40,000,000 public shares are classified outside of permanent equity at their redemption value.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “
Income Taxes
.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company accounts for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments, which can materially affect amounts recognized in the balance sheets and statements of operations. The Company recognizes interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded during the periods ended June 30, 2020 or December 31, 2019.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.
Investments and Cash Held in Trust Account
At June 30, 2020, the Company had $406,397,612 in the Trust Account which may be utilized for Business Combinations. At June 30, 2020, the Trust Account consisted of cash.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.
Recently issued accounting pronouncements not yet adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a business combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by February 5, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by February 5, 2021, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, at June 30, 2020 and December 31, 2019, the Company had current liabilities of $300,543 and $1,355,865, respectively, and working capital of $818,353 and $145,774, respectively, largely due to amounts owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after June 30, 2020 and amounts are continuing to accrue.
3. Public Offering
Public Units
On February 5, 2019, the Company sold 40,000,000 units at a price of $10.00 per unit (the “Units”), including 2,500,000 Units as a result of the underwriter’s partial exercise of its over-allotment option, generating gross

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

proceeds of $400,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third
of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the IPO Closing Date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the
24-month
period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,000,000) of the per Unit offering price to the underwriter at the IPO Closing Date, with an additional fee (the “Deferred Discount”) of 3.50% ($14,000,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
4. Related Party Transactions
Founder Shares
On October 18, 2018, the Sponsor purchased 10,781,250 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 18, 2019, the Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 6,666,666 warrants at a price of $1.50 per warrant (a purchase price of $10,000,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on February 1, 2019. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
On October 18, 2018, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Public Offering. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest
bearing and payable on the earlier of September 30, 2019 or the completion of the Public Offering. The carrying amount of the Notes approximates fair value because of their short maturity. These Notes were repaid in full upon the completion of the Public Offering.
Administrative Services Agreement
The Company entered into an administrative services agreement on February 1, 2019, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities, and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For the six months ended June 30, 2020 and year ending December 31, 2019, the Company paid the affiliate $120,000 and $220,000, respectively.
5. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $14,000,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriter upon the Company’s consummation of a Business Combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriter if there is no Business Combination.
6. Income Taxes
Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date
income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rate is estimated to be 21%.
The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended June 30, 2020. As of June 30, 2020, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.
7. Investments and cash held in Trust
As of June 30, 2020, investment securities in the Company’s Trust Account consist of $406,397,612 in cash.
8. Fair Value Measurement
The Company complies with FASB ASC 820,
Fair Value Measurements
, for its financial assets and liabilities that are
re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	June 30, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	406,397,612	406,397,612	—	—

Total	$406,397,612	$406,397,612	$—	$—

9. Stockholders’ Equity
Common Stock
The Company is authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A common stock, par value $0.0001 per share and 20,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At June 30, 2020, there were 40,000,000 shares of Class A common stock (inclusive of the 38,713,476 shares subject to redemption) and 10,000,000 shares of Class F common stock issued and outstanding.

GORES METROPOULOS, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2020, there were no shares of preferred stock issued and outstanding.
10. Risk and Contingencies
Management is currently evaluating the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
11. Subsequent Events
Management has performed an evaluation of subsequent events through the date of issuance of the condensed financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Gores Metropoulos, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Gores Metropoulos, Inc. (the Company) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and for the period from August 28, 2018 (inception) to December 31, 2018, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from August 28, 2018 (inception) to December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2018.
Denver, Colorado
March 13, 2020

GORES METROPOULOS, INC.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
CURRENT ASSETS:
Cash and cash equivalents	$1,365,240	$52,489
Deferred offering costs	—	437,375
Prepaid assets	136,399	—

Total current assets	1,501,639	489,864
Deferred income tax	2,353	—
Investments and cash held in Trust Account	406,434,959	—

Total assets	$407,938,951	$489,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$53,203	$335,418
State franchise tax accrual	200,000	1,431
Notes and advances payable—related party	—	150,000
Income tax payable	1,102,662	—

Total current liabilities	1,355,865	486,849
Deferred underwriting compensation	14,000,000	—

Total liabilities	$15,355,865	$486,849

Commitments and Contingencies:
Class A subject to possible redemption, 38,713,476 and -0- shares at December 31, 2019 and December 31, 2018, respectively (at redemption value of $10 per share)	387,134,760	—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,286,524 and -0- shares issued and outstanding (excluding 38,713,476 and - 0 - shares subject to possible redemption) at December 31, 2019 and December, 31, 2018, respectively	129	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,078
Additional paid-in-capital	24,006	23,922
Retained earnings/(accumulated deficit)	5,423,191	(21,985)

Total stockholders’ equity	5,448,326	3,015

Total liabilities and stockholders’ equity	$407,938,951	$489,864

See accompanying notes to financial statements.

GORES METROPOULOS, INC.
STATEMENTS OF OPERATIONS

	Year ended December 31, 2019	For the Period from August 28, 2018 (inception) to December 31, 2018
Professional fees and other expenses	(620,871)	(20,554)
State franchise taxes, other than income tax	(200,000)	(1,431)

Loss from operations	(820,871)	(21,985)
Other income—interest income	7,707,654	—

Net income/(loss) before income taxes	$6,886,783	$(21,985)

Provision for income tax	(1,441,607)	—

Net income/(loss) attributable to common shares	$5,445,176	$(21,985)

Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$0.16	$—

Class F ordinary shares—basic and diluted	$(0.05)	$(0.00)

See accompanying notes to financial statements.

GORES METROPOULOS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2019 and for the Period from August 28, 2018 (inception) to December 31, 2018

	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at August 28, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock to sponsor in October 2018	—	—	10,781,250	$1,078	$23,922	$—	$25,000
Net loss	—	—	—	$—	$—	$(21,985)	$(21,985)

Balance at December 31, 2018	—	$—	10,781,250	$1,078	$23,922	$(21,985)	$3,015

	For the Year ended December 31, 2019
	Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Forfeited Class F Common stock by Sponsor	—	—	(781,250)	(78)	78	—	—
Proceeds from initial public offering of Units on February 5, 2019 at $10.00 per Unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Sale of 6,666,666 Private Placement Warrants to Sponsor on February 5, 2019 at $1.50 per Private Placement Warrant	—	—	—	—	10,000,000	—	10,000,000
Underwriters discounts	—	—	—	—	(8,000,000)	—	(8,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	(865,105)	—	(865,105)
Deferred underwriting compensation	—	—	—	—	(14,000,000)	—	(14,000,000)
Class A common stock subject to possible redemption; 38,713,476 shares at a redemption price of $10.00	(38,713,476)	(3,871)	—	—	(387,130,889)	—	(387,134,760)
Net income	—	—	—	—	—	5,445,176	5,445,176

Balance at December 31, 2019	1,286,524	$129	10,000,000	$1,000	$24,006	$5,423,191	$5,448,326

See accompanying notes to financial statements.

GORES METROPOULOS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from August 28, 2018 (inception) to December 31, 2018
Cash flows from operating activities:
Net income/(loss)	$5,445,176	$(21,985)
Changes in state franchise tax accrual	198,569	1,431
Changes in prepaid assets	(136,399)	—
Changes in deferred offering costs	437,375	(437,375)
Changes in current income tax	1,102,662
Changes in deferred income tax	(2,353)	—
Changes in accrued expenses, formation and offering costs	(282,215)	335,418

Net cash provided by/(used in) operating activities	6,762,815	(122,511)

Cash flows from investing activities:
Cash deposited in Trust Account	(400,000,000)	—
Interest reinvested in Trust Account	(6,434,959)	—

Net cash used in investing activities	(406,434,959)	—

Cash flows from financing activities:
Proceeds from notes and advances payable—related party	—	150,000
Proceeds from sale of Class F common stock to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	400,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	10,000,000	—
Repayment of notes and advances payable—related party	(150,000)	—
Payment of underwriter’s discounts and commissions	(8,000,000)	—
Payment of accrued offering costs	(865,105)	—

Net cash provided by financing activities	400,984,895	175,000

Increase in cash	1,312,751	52,489
Cash at beginning of period	52,489	—

Cash at end of period	$1,365,240	$52,489

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,000,000	$—
Cash paid for income and state franchise taxes	$342,729	$—
See accompanying notes to financial statements.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Metropoulos, Inc. (the “Company”) was incorporated in Delaware on August 28, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination, but intends to focus our search for a target business in the consumer products and services industries. The Company’s Sponsor is Gores Metropoulos Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31 as its fiscal year-end.
At December 31, 2019, the Company had not commenced any operations. All activity for the period from August 28, 2018 (inception) through December 31, 2019 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on February 5, 2019. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.
The Company intends to finance a Business Combination with the net proceeds from its $400,000,000 Public Offering and its sale of $10,000,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a
-
7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of December 31, 2019, the Trust Account consisted of cash and treasury bills.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $750,000 for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of Common Stock will be recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “
Distinguishing Liabilities from Equity
” (“ASC 480”) in subsequent periods.
The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Common Stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of Common Stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2019 and 2018 and the results of operations and cash flows for the periods presented.
Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A common stock (the “Common Stock”) and Class F common stock (the “Founder Shares”). Net income/(loss) per common share is computed utilizing the two-class
method. The
two-class
method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. As of December 31, 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	Year Ended December 31, 2019		For the Period from August 28, 2018 (inception) to December 31, 2018
	Class A	Class F	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$5,938,019	$(492,843)	$—	$(21,985)

Denominator:
Weighted-average shares outstanding	36,164,000	10,162,656	—	10,781,250
Basic and diluted net income/(loss) per share	$0.16	$(0.05)	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “
Fair Value Measurements and Disclosures
,” approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of the ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—“
Expenses of Offering
.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering reflected in Deferred offering costs on the accompanying December 31, 2018 balance sheet, and were charged to stockholders’ equity upon the completion of our Public Offering. Accordingly, on the IPO Closing Date, offering costs totaling approximately $22,865,105 (including $22,000,000 in underwriter’s fees), were charged to stockholders’ equity.
Redeemable Common Stock
As discussed in Note 3, all of the 40,000,000 shares of Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.
Accordingly, as of December 31, 2019, 38,713,476 of the 40,000,000 Public Shares are classified outside of permanent equity at their redemption value.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “
Income Taxes.
” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company accounts for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments, which can materially affect amounts recognized in the balance sheets and statements of operations. The Company recognizes interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded during the years ended December 31, 2019 or 2018.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
Investments and Cash Held in Trust Account
As of December 31, 2019, the Company had $406,434,959 in the Trust Account which may be utilized for Business Combinations. As of December 31, 2019, the Trust Account consisted of both cash and treasury bills.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Recently issued accounting pronouncements not yet adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated
on a regular basis or if a Business Combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by February 5, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit (the “Units”) in the Public Offering. In addition if the Company fails to complete its Business Combination by February 5, 2021, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, as of December 31, 2019 and 2018, the Company had current liabilities of $1,355,865 and $486,849, respectively, and working capital of $145,774 and $3,015, respectively, largely due to amounts owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after December 31, 2019 and amounts are continuing to accrue.
3. Public Offering
Public Units
On February 5, 2019, the Company sold 40,000,000 units at a price of $10.00 per unit (the “Units”), including 2,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $400,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the
24-month
period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Common Stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,000,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($14,000,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
4. Related Party Transactions
Founder Shares
On October 18, 2018, the Sponsor purchased 10,781,250 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 18, 2019, the Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of Common Stock following completion of the Public Offering. The Founder Shares are identical to the Common Stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 6,666,666 warrants at a price of $1.50 per warrant (a purchase price of $10,000,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on February 1, 2019. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Sponsor Loan
On October 18, 2018, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Public Offering. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest
bearing and payable on the earlier of September 30, 2019 or the completion of the Public Offering. The carrying amount of the Notes approximates fair value because of their short maturity. These Notes were repaid in full upon the completion of the Public Offering.
Administrative Service Agreement
The Company entered into an administrative services agreement on February 1, 2019, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
5. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $14,000,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriter upon the Company’s consummation of a Business Combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriter if there is no Business Combination.
6. Income Taxes
Effective Tax Rate Reconciliation
A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2019 and 2018 as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Income tax expense at the federal statutory rate	$1,446,224	$(4,617)
State income taxes—net of federal income tax benefits	(29,220)	(1,018)
Change in valuation allowance	24,603	5,635

Total income tax expense (benefit)	$1,441,607	$—

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

Current/Deferred Taxes
The provision for income taxes consisted of the following for the years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Current income tax expense
Federal	$1,443,960	$—
State	—	—

Total current income tax expense	$1,443,960	$—

Deferred income tax expense
Federal	$(2,353)	$—
State	—	—

Total deferred income tax expense	$(2,353)	$—

Provision for income taxes	$1,441,607	$—

Deferred Tax Assets and Liabilities
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Deferred tax assets/(liabilities)
Tax attribute carryovers	$32,591	$5,635
Valuation allowance	(30,238)	(5,635)

Net deferred tax assets/(liabilities)	$2,353	$5,635

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The Act contains reform to the corporate tax law including reducing the corporate tax rate to 21%, eliminating the
2-year
carryback for net operating losses, and creating an indefinite carryforward period for the net operating losses limited to 80% of taxable income. Due to the Act, the deferred tax balances were calculated using a federal effective tax rate of 21%.
7. Investments and cash held in Trust
As of December 31, 2019, investment securities in the Company’s Trust Account consist of $406,434,735 in United States Treasury Bills and $224 in cash.
8. Fair Value Measurements
The Company complies with FASB ASC 820,
Fair Value Measurements
, for its financial assets and liabilities that are
re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

GORES METROPOULOS, INC.
NOTES TO FINANCIAL STATEMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2019	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	406,434,959	406,434,959	—	—

Total	$406,434,959	$406,434,959	$—	$—

9. Stockholders’ Equity
Common Stock
The Company is authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A common stock, par value $0.0001 per share and 20,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock and vote together as a single class. At December 31, 2019, there were 40,000,000 shares of Class A common stock and 10,000,000 shares of Class F common stock issued and outstanding.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019, there were no shares of preferred stock issued and outstanding.
10. Subsequent Events
Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$20,643	$27,080
Restricted cash and cash equivalents	225	225
Marketable securities	6,374	6,659
Accounts receivable	5,618	1,677
Inventories	4,961	4,002
Other current assets	2,873	1,824

Total current assets	40,694	41,467

Property and equipment, net	7,630	7,867
Goodwill	701	701
Other long-term assets	1,191	1,829

Total assets	$50,216	$51,864

Liabilities, mezzanine equity and deficit
Accounts payable	$3,553	$3,456
Accrued liabilities	5,544	3,182
Current portion of long-term debt, net	3,948	7,791
Other current liabilities	593	344

Total current liabilities	13,638	14,773

Long-term debt, net	32,602	1,555
Warrant liabilities	7,425	1,122
Other long-term liabilities	1,113	1,401

Total liabilities	54,778	18,851

Commitments and contingencies (Note 15)
Mezzanine equity
Series A preferred stock, $0.00001 par value; 7,537,269 shares authorized as of December 31, 2019 and June 30, 2020, 6,956,100 issued and outstanding as of December 31, 2019 and June 30, 2020.	244,743	244,743
Deficit
Founders’ preferred stock, $0.00001 par value; 1,922,600 shares authorized as of December 31, 2019 and June 30, 2020, 1,922,600 shares issued and outstanding as of December 31, 2019 and June 30, 2020	—	—
Common stock, $0.00001 par value; 20,800,000 shares authorized as of December 31, 2019 and June 30, 2020, 10,244,043 shares issued and 9,880,277 and 9,841,350 outstanding as of December 31, 2019 and June 30, 2020	—	—
Additional paid-in capital	13,906	10,474
Accumulated other comprehensive income (loss)	8	(1)
Treasury stock, at cost, 363,766 and 402,693 shares at December 31, 2019 and June 30, 2020, respectively	—	—
Accumulated deficit	(263,219)	(222,203)

Total deficit	(249,305)	(211,730)

Total liabilities, mezzanine equity and deficit	$50,216	$51,864

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)
(Unaudited)

	Six months ended June 30,
	2020	2019
Net sales	$7,296	$3,719
Cost of sales	11,285	6,805

Gross profit (loss)	(3,989)	(3,086)

Selling and marketing expenses	3,075	2,121
General and administrative expenses	9,505	8,059
Research and development expenses	18,116	18,450

Operating loss	(34,685)	(31,716)
Interest income	121	37
Interest expense	(1,021)	(1,235)
Change in fair value of SAFE notes	—	(24,215)
Change in fair values of warrant liabilities	(4,574)	(72)
Loss on extinguishment of debt	(866)	(6,124)
Other income	10	233
Other expense	(1)	(3)

Loss before income taxes	(41,016)	(63,095)
Income taxes	—	—

Net loss	$(41,016)	$(63,095)

Net loss attributable to common stockholders, basic and diluted	$(4.34)	$(8.43)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,447,670	8,111,670

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Stockholders’ Equity
(In thousands)
(Unaudited)

	Six Months ended June 30,
	2020	2019
Net loss	$(41,016)	$(63,095)
Other comprehensive loss, net of tax:
Changes in unrealized gain on marketable securities	9	—

Total other comprehensive loss, net of tax	(41,007)	(63,095)

Comprehensive loss	$(41,007)	$(63,095)

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholder’s Deficit
(In thousands, except share and per share data)
For the Six months ended June 30, 2019
(Unaudited)

	Series A Convertible Preferred stock			Founders Preferred Stock		Common Stock		Treasury stock	Additional paid-in capital	Accumulated other comprehensive (loss)	Accumulated deficit	Total deficit
	Shares	Amount		Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2018	—	$		1,922,600	$—	9,855,336	$—	$—	$2,818	$—	$(127,485)	$(124,667)
Issuance of restricted common stock						123,717	—		12			12
Share-based compensation									1,170			1,170
Repurchase of common stock (1)								—
Conversion of SAFE into common stock						264,990			4,925			4,925
Net loss											(63,095)	(63,095)
Conversion of SAFE into preferred stock for cash, net of issuance costs of $3,775	5,053,022		169,951
Conversion of debt into preferred stock	317,404		7,719
Issuance of Series A stock for cash, net of issuance costs of $1,001	1,340,847		57,062

Balance as of June 30, 2019	6,711,273		$234,732	1,922,600	$—	10,244,043	$—	$—	$8,925	$—	$(190,580)	$(181,655)

(1)	Amounts within common stock and treasury stock round to zero.

For the Six months ended June 30, 2020
(Unaudited)

	Series A Convertible Preferred stock		Founders Preferred Stock		Common Stock		Treasury stock	Additional paid-in capital	Accumulated other comprehensive (loss)	Accumulated deficit	Total deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2019	6,956,100	$244,743	1,922,600	$	10,244,043	$—	$—	$10,474	$(1)	$(222,203)	$(211,730)
Repurchase of common stock (1)							—
Share-based compensation and conversion to common stock								3,432			3,432
Other comprehensive loss, net of tax									9		9
Net loss										(41,016)	(41,016)

Balance as of June 30, 2020	6,956,100	$244,743	1,922,600	$	10,244,043	$—	$—	$13,906	$8	$(263,219)	$(249,305)

(1)	Amounts within common stock and treasury stock round to zero.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands, except share and per share data)
(Unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(41,016)	$(63,095)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,241	1,136
Change in fair value of warrants and SAFE liabilities	4,574	24,287
Impairment of inventories	2,481	—
Loss on extinguishment of debt	866	6,124
Share-based compensation	3,413	1,170
Changes in operating assets and liabilities:
Accounts receivable	(3,940)	2,143
Inventories	(3,440)	(2,524)
Other current assets	(1,049)	331
Other long-term assets	638	2
Accounts payable	92	3,135
Accrued liabilities	2,302	527
Other current liabilities	229	126
Other long-term liabilities	(369)	(55)

Net cash used in operating activities	(33,978)	(26,693)

Cash flows from investing activities:
Proceeds from sale of marketable securities	285	—
Purchase of property and equipment	(708)	(774)

Net cash used in investing activities	(423)	(774)

Cash flows from financing activities:
Settlement of SAFE notes	—	(5,609)
Principal payments on financing obligations	(3,843)	(4,719)
Proceeds from the issuance of debt	31,910	—
Proceeds from issuance of SAFE notes	—	37,379
Principal payments on capital leases	(108)	(26)
Proceeds from issuance of Series A Convertible Preferred stock	—	58,064
Proceeds from issuance of restricted common stock	9	61
Financing costs paid	—	(4,776)
Repurchase of Common Stock	(4)	(8)

Net cash provided by financing activities	27,964	80,366

Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(6,437)	52,899
Beginning cash and cash equivalents and restricted cash and cash equivalents	27,305	9,827

Ending cash and cash equivalents and restricted cash and cash equivalents	$20,868	$62,726

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,328	$803
Supplemental disclosures of noncash investing and financing activities
Conversion of Bridge Note to Series A Convertible Preferred stock	—	7,719
Conversion of SAFE notes into common stock	—	4,925
Conversion of SAFE notes into Series A Convertible Preferred stock	—	173,726
Assets acquired on capital leases	123	80
Purchases of property and equipment recorded in accounts payable and accrued liabilities	65	144

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Luminar Technologies, Inc. (“Company”) is a developer of advanced sensor technologies for the autonomous vehicle industry, encompassing the latest in Laser Imaging, Detection and Ranging (lidar) technology. The Company’s Other Component Sales business unit develops ultra-sensitive pixel-based sensors and designs, tests and provides consulting services for non-standard
integrated circuits that are essential for systems to meet the requirement of customers.
The Company was incorporated in Delaware on March 31, 2015 and has research and manufacturing facilities located in Palo Alto, California as well as Orlando, Florida, which is the Company’s headquarters.
Basis of Presentation
The accompanying condensed consolidated financial statements include the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. These condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2019 and 2018. The condensed consolidated balance sheets as of December 31, 2019, included herein, was derived from the audited financial statements of the Company as of that date.
The unaudited condensed consolidated interim financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of June 30, 2020, our results of operations, comprehensive loss and shareholders’ equity for the six-month periods ended June 30, 2020 and 2019, and our cash flows for the six month periods ended June 30, 2020 and 2019. The results of the six-month
periods ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any interim period or for any other future year.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Liquidity
Since the date of incorporation, the Company has devoted its efforts to business planning, R&D, recruiting of management and technical staff, acquiring operating assets, and raising capital.
The Company has incurred operating losses and negative operating cash flows since inception. The Company has a limited history of operations and its prospects are subject to risks, expenses, and uncertainties frequently encountered by early stage companies. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing and the uncertainty of achieving future profitability.
On August 24, 2020, the Company closed a private placement with both new investors and existing stockholders consisting of the sale of 1,251,971 shares of the Company’s Series X Preferred Stock, at a price of approximately $135.8 per share for gross proceeds of approximately $170 million and net proceeds of approximately $164.3 million. The terms of the Series X Preferred Stock financing allow the Company to issue additional shares up to an aggregate value of approximately $30 million for which incremental transaction costs may be incurred. Management expects to use the proceeds from the private placement to continue its research efforts and to finance the ongoing operations of the Company. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.
Significant Risks and Uncertainties
The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
In December 2019, a novel strain of coronavirus
(“COVID-19”)
began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. Nevertheless,
COVID-19
presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventory reserves, warranty reserves, valuation allowance for deferred tax assets, valuation of Simple Agreements for Future Equity (SAFE), valuation of warrants, Bridge Notes, promissory note and stock-based

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

compensation including the fair value of the Company’s common stock (the “Common Stock”), useful lives of property and equipment and intangible assets, and other loss contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the
COVID-19
pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.
Product Warranties
The Company typically provides a
one-year
warranty on its products. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU
2016-02,
Leases (ASC 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of
ASU 2016-02
is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use
asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use
asset will be based on the liability. For income statement purposes, ASU
2016-02
requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU
2016-02
is effective for the Company beginning January 1, 2021. The Company plans to adopt ASC 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on our current lease portfolio, we preliminarily expect ASC 842 to have a material impact on our condensed consolidated balance sheets primarily related to the recognition of operating lease assets and liabilities. We do not expect the new standard to have a material impact on the Company’s consolidated statement of comprehensive income. As the impact of this standard is noncash in nature, we do not anticipate its adoption having an impact on the Company’s consolidated statement of cash flows.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (ASC 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Recently Adopted Accounting Guidance
In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2014-09,
Revenue from Contracts with Customers (ASC 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The Company has elected to apply the transition method to contracts that were not completed as of January 1, 2019 (“open contracts”). See Note 2, Revenue, for additional information related to the adoption of ASC 606. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606.
In November 2016, ASU
2016-18
was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period
and
end-of-period
total amounts in the statement of cash flows. This update is effective in fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU on January 1, 2019 including the changes in restricted cash equivalents in operating activities in the Statements of Cash Flows.
In January 2017, the FASB issued ASU
2017-04,
Intangibles-Goodwill and Other (ASC 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Instead, goodwill impairment is measured as the difference between the fair value and the carrying value of the reporting unit. The standard also clarifies the treatment of the income tax effect of tax-deductible
goodwill when measuring goodwill impairment loss. The Company early adopted this amendment on January 1, 2017, which did not have a material impact on its consolidated financial statements and its goodwill impairment measurement.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 2. Revenue
Disaggregation of Revenues
The Company disaggregates its revenue from contracts with customers by geographic region based on the primary location where the customer is situated, type of goods or services and timing of transfer of goods or services to customers
(point-in-time
or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Six months ended June 30,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$1,725	24%	$2,838	76%
Asia Pacific	213	3%	258	7%
Europe, Middle East, and Asia	5,358	73%	623	17%

Total	7,296	100%	3,719	100%

Revenue by timing of recognition:
Revenue recognized at a point in time	790	11%	2,015	54%
Revenue recognized over time	6,506	89%	1,704	46%

Total	7,296	100%	3,719	100%

Revenue by segment:
Autonomy Solutions	6,106	84%	2,015	54%
Other Component Sales	1,190	16%	1,704	46%

Total	$7,296	100%	$3,719	100%

Remaining performance obligations
Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. As of June 30, 2020, approximately $12.2 million of revenue is expected to be recognized from remaining performance obligations of which $7.2 million is expected to be recognized over the next 12 months.
Contract assets and liabilities
Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. Contract assets as of June 30, 2020 and December 31, 2019 was $316,000 and $0 respectively. Contract liabilities consist of deferred revenue, and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales, and other services revenue and is recognized as revenue when the Company performs under the contract. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. The opening and closing balances of our contract liabilities are as follows (in thousands):

	As of
	June 30, 2020	December 31, 2019
Contract liabilities, current	$372	$225

Total contract liabilities	$372	$225

The significant changes in contract liabilities balances consists of the following (in thousands):

	As of June 30,
	2020	2019
Beginning balance	$225	$—
Revenue recognized that was included in the contract liabilities beginning balance	(225)	—
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	372	131

Ending balance	$372	$131

Note 3. Inventories
Inventory, net of write-downs, consists of the following (in thousands):

	As of
	June 30, 2020	December 31, 2019
Raw materials	$51	$1,998
Work-in-process	427	1,376
Finished goods	4,483	628

Total inventory, net of allowance	$4,961	$4,002

The Company recorded inventory write-downs of $2.5 million for the six months ended June 30, 2020. The Company did not record any inventory write-downs for the six months ended June 30, 2019.
Note 4. Goodwill
The carrying amount of goodwill allocated to the Company’s reportable segments was as follows (in thousands):

	Autonomy Solutions	Other Component Sales	Total
Balance as of December 31, 2019	$687	$14	$701
Balance as of June 30, 2020	$687	$14	$701
The Company did not record any impairment charge related to goodwill for the six months ended June 30, 2019 and June 30, 2020, respectively.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 5. Simple Agreements for Future Equity
Between April 2016 and May 2019, the Company issued Simple Agreements for Future Equity (the “SAFEs”) that allow the investors to participate in future equity financings through a share-settled redemption of the amount invested (such notional being the “invested amount”). Alternatively, upon the occurrence of a Change of Control or an initial public offering (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of Common Stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE.
The Company issued two types of SAFEs, that each contain the Change of Control and initial public offering settlement alternatives described above, but settle differently upon a next round financing as follows:
(a) SAFEs that allow the investors to participate in future equity financings through share-settled redemption at a discounted price to the price paid by other investors. That is, upon a future equity financing involving preferred shares, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by a discounted price to the price investors pay to purchase preferred shares in the financing (with such discounted price calculated as a percentage of the price investors pay to purchase preferred shares in the financing or by reference to a valuation ceiling), and
(b) SAFEs that, instead of allowing the holder to receive a number of shares at a discounted settlement price, accrue noncash paid-in-kind
interest at 18% per annum of the invested amount of the SAFE. Upon a future equity financing, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by the price for which cash investors paid to purchase the preferred shares in the financing.
The Company determined that the SAFEs are not legal form debt (i.e., no creditors’ rights). The SAFEs include a provision allowing for cash redemption upon the occurrence of a Change of Control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market
liabilities pursuant to ASC 480.
On June 24, 2019 in connection with the sale of the Preferred Stock, the SAFEs were settled in 5,053,022 shares of Preferred Stock and 264,990 shares of common stock, and thus there were no SAFEs issued and outstanding as of June 30, 2020 or December 31, 2019. The SAFEs were marked to fair value as of the settlement date, resulting in a change in fair value reported as a loss of $24.2 million for the period ended June 30, 2019, and derecognized at their final carrying amounts equal to the fair value of the issued preferred and common shares. One SAFE note was settled in cash in the amount of $5.6 million. The loss on conversion of the SAFE settled in cash was $79,000.
Note 6. Debt
Senior Secured Notes
In August 2017, the Company issued a Senior Secured Promissory Note with an aggregate principal of $15 million and final maturity date of September 18, 2020 (the “2017 Note”). The 2017 Note bears interest at 12.50% per annum, with an effective interest rate of 15.68% due to upfront fees of $382,000 and allocated proceeds to warrants of $480,000. Principal and interest are paid according to a schedule of 28 monthly installments beginning June 18, 2018 until final maturity.
On December 18, 2018, the Company entered into the First Amendment to Senior Secured Promissory Note with the lenders which provided for an incremental advance with an aggregate principal amount of $3 million (the “2018 Note” and together with the 2017 Note, the “Notes”). The 2018 Note accrues interest at 12.50% per annum, with an effective interest rate of 15.58% due to upfront fees of $108,000 and allocated proceeds to

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

warrants of $46,000. Principal and interest are paid pursuant to a schedule of 27 monthly installment payments with a final maturity date on December 18, 2021. The Notes permit prepayment with an interest make-whole premium. The Notes include standard non-financial
covenants and are secured by a first priority perfected security interest in all of the Company’s assets. The Company must maintain liquidity of at least $2.0 million. As of December 31, 2019, the Company is not in default on any covenants.
In connection with the issuance of the Notes, the Company issued warrants (see Note 7: Warrants). Proceeds were allocated to the Warrants at their full fair value, with the residual allocated to the Notes. From January 1, 2019 through June 30, 2019, $177,000 of non-cash
interest was amortized. From January 1, 2020 until settled in the debt refinancing described below, $55,000 of non-cash
interest was amortized on the Notes.
On March 31, 2020, the Company entered into a debt refinancing agreement to refinance the Notes. The $3.6 million principal of the 2017 Note and $2.4 million principal of the 2018 Note were repaid with a portion of the proceeds from the new Senior Secured Promissory Note (“New Notes”), which provided for $20 million of initial advance, drawn in an amount of $17 million on April 8, 2020 and $3 million on May 26, 2020, and a second advance of $5 million upon a minimum equity investment of $25 million or $10 million upon a minimum equity investment of $30 million prior to September 30, 2020. The remaining $10 million of New Notes were issued on June 6, 2020. The New Notes bear interest at 12.5% and mature 48 months after the initial funding date, with 32 equal monthly installments commencing on the 16 th
monthly payment date. The New Notes contain the same covenants as the 2017 Note and 2018 Note and the Company must maintain liquidity of at least $5 million. The Company was not in default on any covenants as of December 31, 2019 or June 30, 2020.
Upon issuing the New Notes, the Company paid the lenders a
non-refundable
fee equal to 1.5% of the amount of each advance and a warrant for a number of Series A Convertible Preferred shares equal to 10% of the principal amount of each advance divided by the exercise price of $43.3039. The redemption of the 2017 Note and 2018 Note was an extinguishment, resulting in an extinguishment loss of $866,000, comprised of $86,000 in unamortized financing costs and discount on the 2017 Note and 2018 Note, $255,000 of lender fees, and $525,000 of fair value of the newly issued warrants. Third party financing costs of $361,000 and $1.2 million of fair value of newly issued warrants were deferred as discount on the New Notes and $106,000 was amortized as non-cash
interest expense through June 30, 2020.
The following table summarizes the outstanding balances recorded for the Notes as of June 30, 2020 and December 31, 2019 (in thousands):

	As of
	June 30, 2020	December 31, 2019
2017 Notes Principal Outstanding		$5,304
Unamortized discount (2017 Notes)		(56)
2018 Notes		2,707
Unamortized discount (2018 Notes)		(81)
2020 Notes	$30,000
Unamortized discount (2020 Notes)	(1,459)

Net carrying amount	28,541	7,874
Less: current portion	439	6,459

Non-current portion	$28,102	$1,415

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Equipment Loan
On July 31, 2017, the Company entered into an Equipment and Loan Agreement (“the Equipment Agreement”) for total committed amount of $4 million for the purpose of acquiring equipment. On March 29, 2018, the commitment amount was increased by $1.4 million to a total of $5.4 million. Under the Equipment Agreement, the Company issued three promissory notes totaling $3.2 million in the period between July 31, 2017 and December 15, 2017 and three promissory notes totaling $2.2 million in the period starting from March 29, 2018 to October 16, 2018. The promissory notes bear interest at 10.35% per annum with effective rates of interest ranging from 10.37% to 13.96%. The interest only period ends on June 30, 2018 and principal and interest are paid based on the monthly schedule until final maturity being July 1, 2020.
The following table summarizes the outstanding balances recorded for the Notes as of December 31, 2019 (in thousands):

As of
December 31, 2019
Notes Principal outstanding	$1,290
Unamortized discount	(9)

Net carrying amount	1,281
Less: current portion	1,281

Non-current portion	$—

Paycheck Protection Program Note
On April 22, 2020 (the “Origination Date”), the Company received $7.8 million in aggregate loan proceeds (the “PPP Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest are deferred for the first six months following the Origination Date, and the PPP Loan will mature two years after the Origination Date. Following the deferral period, the Company will be required to make payments of principal plus interest accrued under the PPP Loan to the Lender in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP Loan outstanding following the deferral period and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time. The PPP Loan bears interest at 1%. The forgiveness of this PPP Loan may be available for principal that is used for limited purposes that expressly qualify for forgiveness under Small Business Administration requirements. The Company repaid the PPP Loan in full on August 20, 2020. The following table summarizes the outstanding balances recorded for the PPP Loan as of June 30, 2020 (in thousands).

As of
June 30, 2020
Paycheck Protection Program Note	$7,841

Net carrying amount	7,841

Less: current portion	3,456
Non-current portion	$4,385

Bridge Note
In August 2015, the Company entered into a Convertible Promissory Note (the “Bridge Note”) with an investor (the “Investor”) with a principal amount of $1.5 million and an interest rate of 3.00% per annum. The Bridge

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note had an original maturity date of August 11, 2016, however the Company and Investors agreed to allow the Bridge Note to remain outstanding after maturity. On February 21, 2019, the Company and the Investor entered into an amendment to the Bridge Note (the “Amended Bridge Note”), which revised the Bridge Note’s settlement provisions.
In June 2019, the Company and the Investor agreed to settle the Amended Bridge Note into Series
A-11
Preferred Stock at a price equal to (i) $58.0 million divided by (ii) the Company’s fully diluted share count. The settlement of the Amended Bridge Note was accounted for as an extinguishment of debt, wherein the carrying amount of the Bridge Note was derecognized and the fair value of the Series
A-11
Preferred Stock issued was recorded in equity. The difference between the carrying amount of the Amended Bridge Note and the fair value of the Preferred Stock was recorded as a loss on extinguishment of $6.0 million.
Others
Vehicle loan
In October 2017, the Company entered into a vehicle loan agreement with an aggregate principal of $73,000 (the “Vehicle Loan”). The Vehicle Loan bears interest at 5.99% per annum and has a final maturity date of November 10, 2022. Principal and interest are paid according to a schedule of 60 monthly installments beginning December 10, 2017 until final maturity.
Additional Equipment Loan
The Company also entered into an equipment loan agreement for subsidiary with an aggregate principal of $182,000 (the “Additional Equipment Loan”) in December 2018. The Additional Equipment Loan carries an interest of 5.89% per annum maturing on November 14, 2023. Principal and interest are paid according to a schedule of 60 monthly installments beginning November 14, 2018 until final maturity.
The following table summarizes the outstanding balances recorded for other long-term debt as of June 30, 2020 and December 31, 2019 (in thousands):

	As of
	June 30, 2020	December 31, 2019
Vehicle Loan	$38	$45
Additional Equipment Loan	130	146

Total	168	191
Less: current portion	53	51

Non-current portion	$115	$140

Note 7. Warrants
In connection with the issuance of the 2017 Note, the Company issued a warrant (the “2017 Warrant”). The 2017 Warrant allows the holder to purchase a number of shares in a future round of preferred stock financing equal to 10% of the principal advances under the 2017 Note, divided by 70% of the price per share paid for the equity securities issued in the financing. In the event that a financing does not occur within two years from issuance, the 2017 Warrant becomes exercisable for a SAFE with an invested amount equal to 10% of the advances under the 2017 Note. However, upon the issuance of Series A Convertible Preferred Stock in June 2019, the underlying shares were determined to be Series A Convertible Preferred Stock. Upon issuance of the 2018 Note, the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Company amended the 2017 Warrant to provide additional warrant coverage for advances issued under the 2018 Note (the “2018 Warrant”). Upon the issuance of New Notes in April through June of 2020, 10% warrant coverage resulted in the issuance of additional warrants to purchase Series A Convertible Preferred Stock (the “2020 Warrants”).
The Company determined the warrants should be classified as liabilities because the holder of the warrants will be entitled to settle the warrants for SAFE instruments if the Company does not consummate a Qualified Financing within two years of the issuance date of the Warrants, and following the issuance of Series A Convertible Preferred stock, the underlying shares are redeemable outside the Company’s control through Deemed Liquidation provisions. The Warrants were recorded at fair value with subsequent changes in fair value reflected in earnings. The change in fair value resulted in a loss of $4.6 million and $72,000 for the periods ended June 30, 2020 and June 30, 2019, respectively.
The Company determined the following fair values for the outstanding Warrants:

	As of
	June 30, 2020	December 31, 2019
2017 Warrant	$3,744	$1,035
2018 Warrant	462	87
2020 Warrants	3,219	—

Total	$7,425	$1,122

Note 8. Series A Convertible Preferred Stock
Preferred Stock
On June 24, 2019, the Company amended and restated its Certificate of Incorporation (“Certificate”), which authorized the issuance of up to 7,537,269 shares of Preferred Stock with a par value of $0.00001. On June 24, 2019, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement to issue Preferred Stock to investors for cash and in settlement of outstanding SAFEs and Amended Bridge Note. The original issue price and the liquidation value, as of December 31, 2019 and June 30, 2020, of each class of Preferred Stock is as follows:

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series A	2,228,361	1,660,839	$43.30
Series A-1	163,306	163,306	$15.31
Series A-2	1,322,780	1,322,780	$15.12
Series A-3	223,548	223,548	$17.89
Series A-4	49,827	49,827	$20.07
Series A-5	137,715	124,068	$20.15
Series A-6	247,420	247,420	$30.31
Series A-7	1,459,656	1,459,656	$34.64
Series A-8	385,777	385,777	$36.81
Series A-9	748,674	748,674	$38.97
Series A-10	252,801	252,801	$41.14
Series A-11	317,404	317,404	$5.27

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Dividends
Preferred Stock receive
non-cumulative
dividends at a rate per annum equal to 6% of the applicable original issue price, if and when declared by the Company’s Board of Directors. Holders of Preferred Stock receive dividends prior to and in preference to any dividends to holders of Common Stock. No dividends have been declared or paid as of June 30, 2020 and December 31, 2019.
Liquidation
Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.
Each of the Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of June 30, 2020 and December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable. The Series A Convertible Preferred stock is subject to standard protective provisions, none of which provide creditor rights.
Conversion
Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1 to 1 initially, subject to adjustments.
The applicable conversion prices of each series of Preferred Stock as of December 31, 2019 and June 30, 2020 are as follows:

Effective Conversion Price
Series A	$43.30
Series A-1	$15.31
Series A-2	$15.12
Series A-3	$17.89
Series A-4	$20.07
Series A-5	$20.15
Series A-6	$30.31
Series A-7	$34.64
Series A-8	$36.81
Series A-9	$38.97
Series A-10	$41.14
Series A-11	$24.30
Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $64.96 per share and which results in aggregate cash proceeds to the Company of not less than $100 million, net of underwriting discounts and commissions (a “Qualified IPO”).
Voting Rights
Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class (on an as-converted
basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.
Beneficial Conversion Features (“BCFs”)
The Company assessed whether BCFs exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money
as of the commitment date, the Preferred Stock contains a BCF. The BCF is recognized as a deemed dividend against the carrying amount of the Preferred Stock. Additionally, the Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent BCF.
The following table summarizes the calculation of the BCF as of the commitment dates of the Preferred Stock, which continues to be presented in additional paid in capital as of December 31, 2019 and June 30, 2020:

Commitment Date	Series	Type of Consideration received (cash or settlement of other instruments)	Effective Conversion Price	Fair value of the Common Stock	Number of Shares Issuable upon Conversion	BCF
6/24/2019	A	Cash	$43.30	$18.59	648,069	—
6/24/2019	A	Settlement of SAFEs	43.30	18.59	75,165	—
6/24/2019	A-1	Settlement of SAFEs	15.31	18.59	163,306	$536,000
6/24/2019	A-2	Settlement of SAFEs	15.12	18.59	1,322,780	4,590,000
6/24/2019	A-3	Settlement of SAFEs	17.89	18.59	223,548	156,000
6/24/2019	A-4	Settlement of SAFEs	20.07	18.59	49,827	—
6/24/2019	A-5	Settlement of SAFEs	20.15	18.59	124,068	—
6/24/2019	A-6	Settlement of SAFEs	30.31	18.59	247,420	—
6/24/2019	A-7	Settlement of SAFEs	34.64	18.59	1,459,656	—
6/24/2019	A-8	Settlement of SAFEs	36.81	18.59	385,777	—
6/24/2019	A-9	Settlement of SAFEs	38.97	18.59	748,674	—
6/24/2019	A-10	Settlement of SAFEs	41.14	18.59	252,801	—
6/24/2019	A-11	Settlement of Note	24.30	18.59	317,404	—
6/26/2019	A	Cash	43.30	18.59	692,778	—
7/15/2019	A	Cash	43.30	18.59	11,546	—

		Total				$5,282,000

The Company recorded a total BCF of $5.28 million from the issuance of Preferred Stock during the six months ended June 30, 2019. Because the Preferred Stock is convertible at any time pursuant to the optional conversion feature, the Company recognized a dividend equal to the BCF at the applicable commitment date. As the Company had accumulated deficit as of the end of all periods presented, the BCF resulted in an increase and decrease in additional paid-in capital by the same amount.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Furthermore, the Preferred Stock contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent BCF will be recognized at the date of such adjustment.
Note 9. Stockholder’s Deficit
Common Stock
As of December 31, 2019, and June 30, 2020, the Company had 20,800,000 shares of Common Stock authorized and 9,880,277 and 9,841,350 shares outstanding, respectively. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.
Founders Preferred Stock
1,922,600 shares of Founders Preferred Stock were issued in 2015. The compensation expense associated with the Founders Preferred Stock is immaterial to the financial statements. The Founders Preferred Stock is substantively the same as Common Stock, as they share identical rights and features. The Founders Preferred Stock can be converted into Common Stock on a one-to-one
basis at any time. The Founders Preferred Stock is presented as a component of the Company’s permanent equity.
Note 10. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

Fair Value (in thousands) Measured as of June 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:

Commercial papers	$—	$3,198	—	$3,198
Corporate debt securities	—	3,176	—	3,176

Total fair value	—	6,374	—	6,374

Liabilities:
	—	—	—	—
2017 Warrants	—	—	3,744	3,744
2018 Warrants	—	—	462	462
2020 Warrants	—	—	3,219	3,219

Total fair value	$—	$—	$7,425	$7,425

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Fair Value Measured (in thousands) as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:

Commercial papers	$—	$3,212	—	$3,212
Corporate debt	—	2,698	—	2,698
Treasury bills	749	—	—	749

Total fair value	749	5,910	—	6,659

Liabilities:
	—	—	—	—
2017 Warrants	—	—	1,035	1,035
2018 Warrants	—	—	87	87

Total fair value	$—	$—	$1,122	$1,122

The Bridge Notes included a Change of Control redemption feature that required bifurcation and separate accounting as a derivative. However, as the triggering Change of Control had a low probability of occurring, the fair value of the derivative was determined to be de minimis.
The Company measures the 2017 Warrants, 2018 Warrants, and SAFE liabilities at fair value based on significant inputs not observable in the market, which cause them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the 2017 Warrant and 2018 Warrant uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going
basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the 2017 Warrant, 2018 Warrant related to updated assumptions and estimates are recognized within the condensed statements of comprehensive loss.
Level 3 Disclosures
The 2017 and 2018 Warrants outstanding on December 31, 2019 were valued using an option pricing method (“OPM”) model, which employed an assumed total equity valuation of $640 million, an option term of three years, volatility of 49.6% and a risk-free rate of 1.62%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%, giving consideration to additional risk in the Company’s forecast relative to the prior valuation.
The 2017 and 2018 Warrants outstanding on June 30, 2020 were valued using an OPM model, assuming the Company has an IPO by December 1, 2020 and no IPO scenario with 50% weightage being assigned to the value derived in each of the scenario. The IPO scenario employed assumed total equity valuation of $2.6 billion, an option term of 0.5 years, volatility of 87.7% and a risk-free rate of 0.18%. The Non-IPO scenario assumed total equity valuation of $1.2 billion, an option term of 2.5 years, volatility of 63.7% and a risk-free rate of 0.17%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%, giving consideration to additional risk in the Company’s forecast relative to the prior valuation.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value. The following table sets forth a summary of changes in the estimated fair value:
The following table presents changes in Level 3 liabilities measured at fair value for the six-months ended June 30, 2020 and June 30, 2019:

For the six months ended June 30, 2020
	2017 Warrants	2018 Warrants	2020 Warrants
Balance-beginning of period	$1,035	$87	$—
Additions	—	—	1,729
Exercise or conversion	—	—	—
Measurement adjustments	2,709	375	1,490

Balance-end of period	$3,744	$462	$3,219

For six months ended June 30, 2019
	SAFEs	2017 Warrants	2018 Warrants
Balance-beginning of period	$122,588	$808	$58
Additions	37,379	—	—
Exercise or conversion	(184,182)	—	—
Measurement adjustments	24,215	66	5

Balance-end of six month period	$—	$874	$63

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 11. Earnings (Loss) Per Share
Founders’ Preferred Stock, Series A Convertible Preferred Stock, and unvested Restricted Stock Awards (“RSAs”) are participating securities in periods of income, as the Founders’ Preferred Stock, Series A Convertible Preferred Stock, and unvested RSAs participate in undistributed earnings on an as-if-converted
or
as-vested
basis. However, the Founders’ Preferred Stock, Series A Convertible Preferred Stock, and unvested RSAs do not share in losses. The Company computes earnings per share of Common Stock using the two-class
method required for participating securities and does not apply the two-class
method in periods of net loss. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss for the six months ended (in thousands, except for share and per share amounts):

	Six Months Ended June 30
	2020	2019
Numerator:
Net loss	$(41,016)	$(63,095)
Deemed dividend attributable to BCF		(5,282)

Net loss attributable to common shareholders	$(41,016)	$(68,377)

Denominator:
Weighted average Common shares outstanding- Basic	9,447,670	8,111,670

Dilutive effect of potential common shares	—	—

Weighted average Common shares outstanding- Diluted	9,447,670	8,111,670

Net loss per shares attributable to Common shareholders- Basic and Diluted	$(4.34)	$(8.43)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Six Months Ended June 30
	2020	2019
Warrants	440,906	71,281
Stock options	1,214,644	—
Restricted Stock	200,295	639,039
Series A Convertible Preferred Stock	6,956,100	6,711,273
Founders Preferred Stock	1,922,600	1,922,600

Total	10,734,545	9,344,193

Note 12. Stock-based Compensation
The Company maintains the 2015 Stock Plan (the “2015 Plan”) under which incentive stock options, non-qualified
stock options, and restricted stock may be granted to employees and non-employee
consultants. Under the 2015 Stock Plan, as of June 30, 2020, the Company is authorized to issue a maximum number of 3,083,105 shares of Common Stock.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Stock Options
Under the terms of the 2015 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified
stock options are permitted to be granted below fair market value of the stock on the date of grant. Stock options granted have service-based vesting conditions only. The service-based vesting conditions vary, though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a
10-year
period to exercise the options before they expire. Forfeitures are recognized in the period they occur. During the six months ended June 30, 2020, 921,721 options to purchase shares of Common Stock were granted.
The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following assumptions:

	6/30/2020	12/31/2019
Expected term (years) (1)	5.96 – 6.02	5.27 – 6.02
Common stock value	$22.80 – 76.93	$17.38 – 22.80
Expected volatility (2)	49.3% – 51.9%	44.6% – 49.3%
Risk-free interest rate (3)	0.4% – 1.8%	1.6% – 1.9%
Dividend yield (4)	0%	0%

(1)
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Volatility, or the standard deviation of annualized returns was estimated based on comparable companies’ report volatilities.
(3)	Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)	The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.
Given the absence of a public trading market, the Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Series A Preferred relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

A summary of the Company’s stock option activity for 6 months ended June 30, 2020 is as follows:

	Number of Common Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of December 31, 2019	365,938	$22.73	9.76	$22
Granted	921,721	22.73	9.69
Exercised	—	—	—
Forfeited	(73,015)	22.73	9.45
Expired	—	—	—

Outstanding as of June 30, 2020	1,214,644	22.73	9.57	45,985

Vested and exercisable as of June 30, 2020	46,946	22.73	9.25	2,353

Vested and expected to vest as of June 30, 2020	1,214,644	$22.73	9.57	$45,985

The compensation cost for options recognized for the six months ended June 30, 2020 and 2019 was $1.3 million and $0, respectively.
As of June 30, 2020, the Company had $14.5 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.24 years.
Restricted Stock
Prior to June 30, 2019, the Company granted restricted stock awards to employees and non-employee
consultants. Recipients purchased the restricted stock on the grant date and the Company has the right to repurchase the restricted shares at the same price recipients paid to obtain those shares. The restrictions lapse solely based on continued service, and generally lapse over 4 years—25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, recipients of restricted stock are granted voting rights and receive dividends on unvested shares. No restricted stock awards have been granted after June 30, 2019.
In June 2015, the Company issued 6,519,750 and 960,000 shares of restricted stock subject to vesting to the Chief Executive Officer and two other individuals, respectively. The restrictions lapse 25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, the fair value of the award was nominal, and accordingly, no stock-based compensation was required to be recognized in the financial statements. The recipients of restricted stock have voting rights and receive dividends on these unvested shares. These restrictions lapsed on June 18, 2019.
Employee restricted stock activity for the six months ended June 30, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2019	458,257	$10.92
Granted	—	—
Forfeited	(111,844)	11.35
Vested	(146,836)	10.43

Outstanding as of June 30, 2020	199,577	$13.25

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

The total fair value of restricted stock that vested during the six months ended June 30, 2020 and 2019 was $1.2 million and $1.4 million, respectively. The compensation cost for restricted stock recognized for the six months ended June 30, 2020 and 2019 was $1.7 million and $1.1 million, respectively.
As of June 30, 2020, the Company had $2.6 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.46 years.
Non-employee
awards
The restricted stock disclosures above do not include
non-employee
awards.
Non-employee
awards vest over time based on service conditions similar to those of employees. Prior to adoption of ASU
2018-07
on January 1, 2019 the Company accounted for the
non-employee
awards in accordance with
ASC 505-50
and remeasured the fair value of restricted stock each reporting period until the performance completion date. The total fair value of restricted stock for non-employees
that vested during the six months ended June 30, 2020 and 2019 was immaterial. The compensation cost for restricted stock recognized for the six months ended June 30, 2020 and 2019 was immaterial.
As of June 30, 2020, the Company had $11,000 of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.46 years.
Non-employee restricted stock activity for six months ended June 30, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2019	1,999	$17.61
Granted	—	—
Forfeited	—	—
Vested	(1,281)	17.61

Outstanding as of June 30, 2020	718	$17.61

Compensation expense
Total stock-based compensation expense by function was as follows (in thousands):

	Six Months Ended June 30,
	2020	2019
Cost of sales	$154	$48
Research and development	1,067	402
Sales and marketing	184	66
General and administrative	2,008	654

Total	$3,413	$1,170

Volvo Stock Purchase Warrant
On March 20, 2020, the Company issued a stock purchase warrant to Volvo Car Technology Fund AB (“VCTF”) in connection to the engineering services contract. VCTF is entitled to purchase from the Company up to

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

300,000 shares of Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, at a price of $43.3039 per share. The warrant vests and becomes exercisable in two tranches depending on the satisfaction of certain commercial milestones. The fair value of warrants aggregating $2.9 million represent consideration payable to a customer and would be recognized as reduction in revenue consistent with the revenue recognition pattern when these warrants become probable of getting vested.
Note 13. Retirement Plan
Through June 30, 2019, a subsidiary of the Company (Black Forest Engineering (“BFE”)) had a Simplified Employee Pension (“SEP”) defined-contribution savings plan. This plan covered all full-time employees that have been employed at least two of the immediately preceding five years and are over 21 years old. The Company provided contributions of up to 15% of each participant’s gross salary, yearly. During the period ended June 30, 2019, the Company’s contributions were $135,000. The Company discontinued the SEP plan after June 30, 2019.
Note 14. Income Taxes
The effective tax rate was zero percent and zero percent for the six months ended June 30, 2020 and June 30, 2019, respectively. The six-months
effective tax rate differ significantly from our statutory tax rate of 21%, primarily due to the Company’s valuation allowance movement and SAFE Note losses, which are not deductible, in each period.
Note 15. Commitments and Contingencies
Leases
The Company leases manufacturing equipment under
non-cancelable
capital leases expiring at various dates through January 2023. Amortization expense for the capital lease assets was $104,000 and $18,000 for the six months ended June 30, 2020 and June 30, 2019, respectively, and was included in depreciation expense.
The Company also leases office and manufacturing facilities under non-cancelable
operating leases expiring at various dates through January 2023. Rent expense related to operating leases was $2.9 million and $3.3 million for the six months ended June 30, 2020 and June 30, 2019, respectively.
As of June 30, 2020, future minimum lease payments under all noncancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

	Capital Leases	Operating Leases
2020	$133	$3,047
2021	254	6,264
2022	162	5,975
2023	5	3,992
2024	—	746
Thereafter	—	—

Total minimum lease payments	$554	$20,024

Less: amount representing interest	54

Long-term capital lease obligations as of June 30, 2020	$500

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

The Company purchases services and goods from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, R&D, and general and administrative activities totaling $7.3 million as of June 30, 2020, which is expected to be received within a year.
General litigation
From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimate, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.
Supplier Contract
On May 2, 2018, in order to manage manufacturer lead times and meet product forecasts, the Company committed to purchase certain components aggregating to $2.6 million. On August 14, 2020, to avoid possible losses due to technological obsolescence, the Company negotiated with the supplier a release from its obligation to purchase its components by agreeing to pay $1.1 million. The Company has recognized this amount in cost of goods sold in the condensed consolidated statement of comprehensive loss for the six months ended June 30, 2020.
Note 16. Segment, Geographic and Customer Concentration Information
Reportable segments include Autonomy Solutions and Other Component Sales. These segments reflect the way the Company’s chief operating decision-maker (“CODM”) evaluates the Company’s business performance and manages its operations. Each segment has distinct product offerings, customers, and market penetration. The Chief Executive Officer is the CODM of the Company.
Autonomy Solutions
This segment manufactures and distributes commercial lidar sensors that measures distance using laser light to generate a highly accurate 3D map for automotive mobility applications. This segment is impacted by trends in and the strength of the autonomous vehicles and associated infrastructure/technology sector.
Other Component Sales
This segment is in the business of development of ultra-sensitive pixel-based sensors. This segment also designs, tests and provides consulting services for non-standard
integrated circuits that are essential for systems to meet the requirement of customers. This segment is impacted by trends in and the strength of automobile and aeronautics sector as well as government spending in military and defense activities.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

The accounting policies of the operating segments are the same as those described in Note 1. Segment operating results and reconciliations to the Company’s consolidated balances are as follows (in thousands):

Six Months ended June 30, 2020
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations(1)	Total Consolidated
Revenue:
Revenues from external customers	$6,106	$1,190	$7,296	$—	$7,296
Revenues from internal customer	—	1,731	1,731	(1,731)	—

Total Revenue	6,106	2,921	9,027	(1,731)	7,296

Depreciation and amortization	1,160	81	1,241	—	1,241
Operating profit (loss)	(34,873)	188	(34,685)	—	(34,685)
Other significant items:
Segment assets	50,231	2,672	52,903	(2,687)	50,216
Inventory	$4,961	$—	$4,961	$—	$4,961

Six Months ended June 30, 2019
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$2,015	$1,704	$3,719	$—	$3,719
Revenues from internal customer	—	1,371	1,371	(1,371)	—

Total Revenue	2,015	3,075	5,090	(1,371)	3,719

Depreciation and amortization	1,046	90	1,136	—	1,136
Operating profit (loss)	(31,979)	263	(31,716)	—	(31,716)
Other significant items:
Segment assets	81,276	2,286	83,562	(2,532)	81,030
Inventory	$5,450	$—	$5,450	$—	$5,450

1.	Represent the eliminations of all intercompany balances and transactions during the period presented.
For the six months ended June 30, 2020 and June 30, 2019, the United States was the only country that accounted for more than 10% of the Company’s total revenues. For the six months ended June 30, 2020, one customer accounted for 73% of the Company’s total revenues. For the six months ended June 30, 2019, three customers accounted for 19%, 16% and 11%, respectively, of the Company’s total revenues.
Note 17. Related Party Transactions
Contractor Fees
In August 2018, the Company entered into an agreement for real estate advisory services with an entity of which the Company’s senior advisor and a relative of the Company’s Chief Executive Officer is a managing principal. The Company paid $43,000 and $0 for the periods ended June 30, 2020 and 2019, respectively.
Related Party Payable
In February 2017, BFE entered into a five-year lease agreement with BFE Leasing LLC, a related party. Under the lease agreement, BFE leases approximately eight thousand square feet of office space in Colorado Springs,

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Colorado. As of June 30, 2020, future minimum lease payments total $174,000 related to this facility. Rent expense was $51,000 and $49,000 for the six months ended June 30, 2020 and June 30, 2019, respectively.
Note 18. Subsequent Events
In preparing the unaudited consolidated financial statements, the Company has evaluated subsequent events through September 14, 2020, which is the date the audited consolidated financial statements were available for issuance.
Paycheck Protection Program Note
On April 22, 2020 (the “Origination Date”), the Company received $7.8 million in aggregate loan proceeds (the “PPP Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest are deferred for the first six months following the Origination Date, and the PPP Loan will mature two years after the Origination Date. Following the deferral period, the Company will be required to make payments of principal plus interest accrued under the PPP Loan to the Lender in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP Loan outstanding following the deferral period and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time. The PPP Loan bears interest at 1%. The forgiveness of this PPP Loan may be available for principal that is used for limited purposes that expressly qualify for forgiveness under Small Business Administration requirements. The Company repaid the PPP Loan in full on August 20, 2020.
Gores Metropoulos, Inc. Merger
On August 24, 2020, Gores Metropoulos, Inc. (“Gores”) (NASDAQ:GMHI), a special purpose acquisition company sponsored by Gores Metropoulos Sponsor, LLC, announced that it had entered into a definitive agreement for a business combination that would result in the Company becoming a wholly owned subsidiary of Gores. If such business combination is ultimately completed, the Company would effectively comprise all of Gores’ material operations.
Series X Preferred Stock Purchase Agreement
On August 24, 2020, the Company entered into the Series X Preferred Stock Purchase Agreement (the “Purchase Agreement”) to issue shares of the Company’s Series X Preferred Stock (the “Series X Preferred Stock”). Approximately 1,250,000 shares of Series X Preferred Stock have been issued for cash at a purchase price of $135.8 per share of Series X Preferred Stock for aggregate proceeds of approximately $170 million. The terms of the Purchase Agreement allow the Company to issue additional shares of Series X Preferred Stock up to aggregate value of approximately $30 million.
Founders Preferred Stock and Common Stock Exchange Agreement
Pursuant to a share exchange agreement between the Company and Austin Russell dated as of August 24, 2020 (“Exchange Agreement”), immediately prior to the closing of the business combination with Gores, all of the Founders Preferred Stock and Luminar Class A Common Stock (each with one vote per share) held by the Chief Executive Officer of Luminar will be exchanged for Luminar Class B Common Stock (with ten votes per share). No Luminar Class B Common Stock will be issued other than pursuant to the Exchange Agreement. Any incremental fair value of the Luminar Class B Common Stock will be recognized as compensation cost at the time of the exchange. Upon close of the merger, the Luminar Class B Common Stock will be exchanged for the Class B Common Stock of the Post-Combination Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Luminar Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Luminar Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, mezzanine equity and deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/
Deloitte & Touche LLP
San Jose, California
September 14, 2020
We have served as the Company’s auditor since 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2019	2018
Assets
Cash and cash equivalents	$27,080	$9,602
Restricted cash and cash equivalents	225	—
Marketable securities	6,659	—
Accounts receivable	1,677	2,482
Inventories	4,002	2,926
Other current assets	1,824	2,003

Total current assets	41,467	17,013

Restricted cash and cash equivalents	—	225
Property and equipment, net	7,867	8,436
Goodwill	701	701
Other long-term assets	1,829	1,827

Total assets	$51,864	$28,202

Liabilities, mezzanine equity and deficit
Accounts payable	$3,456	$3,826
Accrued liabilities	3,182	3,817
Current portion of long-term debt, net	7,791	9,585
Bridge note payable	—	1,500
Other current liabilities	344	82

Total current liabilities	14,773	18,810

Long-term debt, net	1,555	9,301
Simple Agreements for Future Equity (“SAFE”) liabilities	—	122,588
Warrant liabilities	1,122	866
Other long-term liabilities	1,401	1,304

Total liabilities	18,851	152,869

Commitments and contingencies (Note 18)
Mezzanine equity
Series A preferred stock, $0.00001 par value; 0 and 7,537,269 shares authorized as of December 31, 2018 and December 31, 2019, respectively, 0 and 6,956,100 shares issued and outstanding as of December 31, 2018 and December 31, 2019	244,743	—
Deficit
Founders’ preferred stock, $0.00001 par value; 1,922,600 shares authorized as of December 31, 2018 and December 31, 2019, 1,922,600 shares issued and outstanding as of December 31, 2018 and December 31, 2019.	—	—
Common stock, $0.00001 par value; 13,000,000 and 20,800,000 shares authorized as of December 31, 2018 and December 31, 2019, respectively, 9,855,336 and 10,244,043 shares issued and 9,593,220 and 9,880,277 outstanding as of December 31, 2018 and December 31, 2019, respectively	—	—
Additional paid-in capital	10,474	2,818
Accumulated other comprehensive income (loss)	(1)	—
Treasury stock, at cost, 262,116 and 363,766 shares at December 31, 2018 and 2019, respectively	—	—
Accumulated deficit	(222,203)	(127,485)

Total deficit	(211,730)	(124,667)

Total liabilities, mezzanine equity and deficit	$51,864	$28,202

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Year Ended December 31,
	2019	2018
Net sales	$12,602	$11,692
Cost of sales	16,655	10,939

Gross profit (loss)	(4,053)	753
Selling and marketing expenses	4,730	3,025
General and administrative expenses	16,861	21,872
Research and development expenses	36,971	40,085

Operating loss	(62,615)	(64,229)
Interest income	509	12
Interest expense	(2,239)	(2,654)
Change in fair value of SAFE notes	(24,215)	(12,345)
Change in fair values of warrant liabilities	(256)	(143)
Loss on extinguishment of debt	(6,124)	—
Other income	262	—
Other expense	(40)	(191)

Loss before income taxes	(94,718)	(79,550)
Income taxes	—	—

Net loss	$(94,718)	(79,550)

Net loss attributable per share to common stockholders:
Basic and diluted	$(11.47)	$(12.00)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,718,104	6,631,873

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands)

	Year Ended December 31,
	2019	2018
Net loss	$(94,718)	$(79,550)
Other comprehensive loss, net of tax:
Changes in unrealized gain on marketable securities	(1)	—

Comprehensive loss	$(94,717)	$(79,550)

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Mezzanine Equity and Deficit
(In thousands, except share and per share data)

	Series A Convertible Preferred Stock		Founders Preferred Stock	Common Stock			Treasury stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2017	—	$—	1,922,600	$—	9,337,270	$—	$—	$735	$—	$(47,935)	$(47,200)
Issuance of restricted common stock					518,066			21			21
Share-based compensation								2,062			2,062
Repurchase of common stock (1)							$—
Net loss										(79,550)	(79,550)
Balance as of December 31, 2018	—	—	1,922,600	—	9,855,336	—	—	2,818		(127,485)	(124,667)
Conversion of SAFE into preferred stock for cash, net of issuance costs of $3,775	5,053,022	169,951
Conversion of debt into preferred stock	317,404	7,719
Issuance of Series A stock for cash, net of issuance costs of $1,592	1,585,674	67,073
Issuance of restricted common stock					123,717			29			29
Share-based compensation								2,702			2,702
Repurchase of common stock (1)							$—
Conversion of SAFE into common stock					264,990			4,925			4,925
Net loss										(94,718)	(94,718)
Other comprehensive Income									(1)		(1)

Balance as of December 31, 2019	6,956,100	$244,743	1,922,600	$—	10,244,043	$—	$—	$10,474	$(1)	$(222,203)	$(211,730)

(1)	Amounts within common stock and treasury stock round to zero.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands, except share and per share data)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(94,718)	$(79,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,316	1,494
Change in fair value of warrants and SAFE liabilities	24,471	12,488
Impairment of inventories	1,378	3,486
Loss on disposal of property and equipment	37	188
Loss on extinguishment of debt	6,124	—
Share-based compensation	2,702	2,062
Changes in operating assets and liabilities:
Accounts receivable	805	(364)
Inventories	(2,454)	(6,054)
Other current assets	179	(874)
Other long-term assets	(2)	(887)
Accounts payable	(431)	454
Accrued liabilities	(550)	(820)
Other current liabilities	102	36
Other long-term liabilities	(160)	1,252

Net cash used in operating activities	(60,201)	(67,089)

Cash flows from investing activities:
Purchase of marketable securities	(6,908)	—
Proceeds from sale of marketable securities	249
Purchase of property and equipment	(1,487)	(4,388)
Disposal of property and equipment	368	—

Net cash used in investing activities	(7,778)	(4,388)

Cash flows from financing activities:
Settlement of SAFE notes	(5,609)	—
Principal payments on financing obligations	(9,540)	(4,556)
Proceeds from the issuance of debt	—	5,940
Principal payments on capital leases	(118)	(15)
Proceeds from issuance of Series A Convertible Preferred stock	68,666	—
Proceeds from issuance of SAFE notes	37,377	66,468
Proceeds from issuance of restricted common stock	61	84
Financing costs paid	(5,367)	—
Repurchase of common stock	(13)	(2)

Net cash provided by financing activities	85,457	67,919

Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	17,478	(3,558)
Beginning cash and cash equivalents, and restricted cash and cash equivalents	9,827	13,385

Ending cash and cash equivalents, and restricted cash and cash equivalents	$27,305	$9,827

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,018	$2,220
Cash paid for income taxes	—	1
Supplemental disclosures of noncash investing and financing activities:
Conversion of Bridge Note to Series A Convertible Preferred stock	7,719	—
Conversion of SAFE notes into Common Stock	4,925	—
Conversion of SAFE notes into Series A Convertible Preferred stock	173,726	—
Assets acquired on capital leases	397	79
Purchases of property and equipment recorded in accounts payable and accrued liabilities	150	249

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
Note 1. Description of Business and Summary of Significant Accounting Policies
Description of Business
Luminar Technologies, Inc. (“Company”) is a developer of advanced sensor technologies for the autonomous vehicle industry, encompassing the latest in Laser Imaging, Detection and Ranging (lidar) technology. The Company’s Other Component Sales business unit develops ultra-sensitive pixel-based sensors and designs, tests and provides consulting services for non-standard
integrated circuits that are essential for systems to meet the requirement of customers.
The Company was incorporated in Delaware on March 31, 2015 and has research and manufacturing facilities located in Palo Alto, California and Orlando, Florida, which is also the Company’s headquarters.
Basis of Presentation
The Company has prepared the accompanying consolidated financial statements pursuant to generally accepted accounting principles in the United States (“GAAP”).
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Liquidity
Since the date of incorporation, the Company has devoted its efforts to business planning, R&D, recruiting of management and technical staff, acquiring operating assets, and raising capital.
The Company has incurred operating losses and negative operating cash flows since inception. The Company has a limited history of operations and its prospects are subject to risks, expenses, and uncertainties frequently encountered by early stage companies. These risks include, but are not limited to, the uncertainty of successfully developing its products, availability of additional financing and the uncertainty of achieving future profitability.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

On August 24, 2020, the Company closed a private placement with both new investors and existing stockholders consisting of the sale of 1,251,971 shares of the Company’s Series X Preferred Stock, at a price of $135.8 per share for gross proceeds of approximately $170 million and net proceeds of approximately $164.3 million. The terms of the Series X Preferred Stock financing allow the Company to issue additional shares up to an aggregate value of $30 million for which incremental transaction costs may be incurred. Management expects to use the proceeds from the private placement to continue its research efforts and to finance the ongoing operations of the Company. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.
Significant Risks and Uncertainties
The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
In December 2019, a novel strain of coronavirus
(COVID-19)
began to impact the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. Nevertheless,
COVID-19
presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.
Concentration of Credit Risk
Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
The Company’s accounts receivable is derived from customers located both inside and outside the U.S. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires advance payment from customers in certain circumstances. The Company generally does not require collateral.
Three customers accounted for 31%, 15%, and 11%, respectively, of the Company’s accounts receivable at December 31, 2019 and three customers accounted for 27%, 23%, and 15%, respectively, of the Company’s accounts receivable at December 31, 2018. No vendor accounted for over 10% of accounts payable as of December 31, 2019 and one vendor accounted for 14% of accounts payable as of December 31, 2018.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

inventory reserves, warranty reserves, valuation allowance for deferred tax assets, valuation of Simple Agreements for Future Equity (SAFEs), valuation of warrants, Bridge Notes, promissory notes and stock-based compensation including the fair value of the Company’s common stock (the “Common Stock”), useful lives of property and equipment and intangible assets, and other loss contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the
COVID-19
pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.
Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. Cash equivalents, which include commercial paper and other short-term debt instruments, totaled $27.1 million and $9.6 million as of December 31, 2019 and December 31, 2018, respectively. Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to legal agreements. The Company determines current or non-current
classification based on the expected duration of the restriction.
Marketable Securities
Marketable securities generally consist of debt securities of corporate entities and commercial paper. The objectives for holding short-term investments are to invest the Company’s excess cash resources in investment vehicles that provide a better rate of return compared to an interest-bearing bank account with limited risk to the principal invested. These investments are classified as available-for-sale
and are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in total equity (deficit). Unrealized gains and losses on the Company’s short-term investments were not significant as of December 31, 2019.
The Company determines the appropriate classification of these investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company classifies the available-for-sale
investments as current assets under the caption marketable securities on the consolidated balance sheets as these investments generally consist of highly marketable securities that are identified to be available to meet near-term cash requirements.
Realized gains and losses and declines in value determined to be other than temporary are based on the specific identification method and are included as a component of other income (expense), net in the consolidated statements of operations.
The Company periodically evaluates its investments in marketable securities for other-than-temporary impairment. When assessing short-term marketable security investments for other-than-temporary declines in value, the Company considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the Company’s ability and intent to retain the short-term marketable security investment for a period of time sufficient to allow for any anticipated recovery in fair value and market conditions in general. If any adjustment to fair value reflects a decline in the value of the marketable security that the Company considers to be “other than temporary,” the Company reduces the marketable securities through a charge to the consolidated statement of operations. No such adjustments were necessary during the periods presented.
Accounts Receivable
Accounts and trade receivables are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

customer and the specifics of each arrangement. At December 31, 2019 and 2018, the Company did not have material write-offs and did not record an allowance for doubtful accounts.
Inventories
Inventories consists of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in,
first-out
basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow moving products and potential impairment, and records write-downs of inventories to cost of sales.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer hardware and software	3 years
Demonstration units and fleet	2-5 years
Machinery and equipment	7 years
Furnitures and fixtures	7 years
Vehicles	5 years
Leasehold improvements	Lesser of lease term or 10 years
Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of income.
Leases
An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfers substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
Operating leases are not recognized on the consolidated balance sheet. For capital leases, the Company recognizes capital lease assets and corresponding lease liabilities within the consolidated balance sheet at lease commencement. For income statement purposes, the Company recognizes rent expense on a straight-line basis for operating leases. For capital leases, the Company recognizes interest expense associated with the capital lease liability and depreciation expense associated with the capital lease asset. For capital lease assets and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Goodwill
Goodwill represents the difference between the purchase price and the fair value of assets and liabilities acquired in a business combination. Goodwill is not amortized as the Company reviews goodwill for impairment annually on the last day of its fourth quarter and also if events or changes in circumstances indicate the occurrence of a triggering event. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. The carrying amount of Goodwill as at December 31, 2019 and December 31, 2018 was $701,000. The carrying amount of Goodwill was $687,000 for Autonomy Solutions and $14,000 for Other Component Sales respectively as of those dates. Based on qualitative review no impairment of goodwill was identified for the years ended December 31, 2019 and December 31, 2018.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2019 and December 31, 2018.
Product Warranties
The Company typically provides a
one-year
warranty on its products. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties were immaterial in all periods presented.
Simple Agreements for Future Equity (“SAFE”) Liability
The Company evaluates whether SAFE instruments are in the scope of ASC 480, Distinguishing Liabilities from Equity, which requires an entity to classify an instrument as a liability. The Company classifies SAFE instruments as liabilities as they are redeemable upon a change of control event which is not within the control of the Company. SAFEs are recorded at fair value, and subject to remeasurement through earnings at each balance sheet date until the date of their respective settlement.
Debt
The Company accounts for promissory notes payable using an amortized cost model pursuant to ASC 835. Debt issuance costs are amortized using the effective interest method over the contractual term of the note into interest expense. Debt discounts are presented on the consolidated balance sheets as a direct deduction from the carrying amount off that related debt. Debt modifications are evaluated using the guidance in Accounting Standard

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Codification (“ASC”)
470-50-40
to determine the treatment of the existing debt as well as costs and fees incurred in the modification based on the significance of changes in present value of cash flows for term debt and changes in borrowing capacity for revolving credit arrangements.
Convertible Preferred Stock
Series A Convertible Preferred Stock is classified in mezzanine equity as it contains terms that could force the Company to redeem the shares for cash or other assets upon the occurrence of an event not solely within the Company’s control. When it is probable that a redeemed preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded in 2019 or 2018.
Derivatives
The Company accounts for derivative instruments in accordance with ASC 815 – Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.
The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the consolidated balance sheets at fair value. Freestanding warrants issued by the Company in connection with the issuance of debt instruments are considered to be derivative instruments and are evaluated and accounted for in accordance with ASC 815. An evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.
The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.
Treasury stock
The Company accounts for treasury stock of common shares under the cost method and include treasury stock as a component of stockholders’ equity.
Revenue Recognition
In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2014-09,
Revenue from Contracts with Customers (ASC 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The Company has elected to apply the transition method to contracts that are not completed as of January 1, 2019 (“open contracts”). See Note 2, Revenue, for additional information related to the adoption of ASC 606. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while the comparative financial information for 2018 has not been adjusted and continues to be reported under ASC 605, Revenue Recognition (ASC 605). In addition,

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

management assessed the impact of the financial information in 2018 and determined that the financial results for the year ended December 31, 2018 would not have been impacted materially under application of ASC 606. For this reason, the discussion that follows describes the Company’s revenue recognition policies both before and after the adoption of ASC 606.
Revenue recognition—Prior to the adoption of ASC 606 on January 1, 2019
Prior to January 1, 2019, the Company recognized revenue from sales of its products provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred based on shipping terms, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured. Delivery occurred upon transfer of title and all risks and rewards of ownership to the customer, based on contract shipping terms. In some circumstances, substantive acceptance by the customer may exist, which results in the deferral of revenue until the customer formally accepts the product. Judgment may be required in determining if the acceptance is substantive.
The Company also designs, tests and provides consulting services for custom application specific integrated circuits. For arrangements involving fixed price contracts which qualify as construction type and production type contracts, the Company recognizes revenue based on the percentage of completion accounting method using contract cost incurred to date compared to total estimated contract cost. For arrangements involving time & material contract, revenue is recognized based on time incurred provided collectability is probable.
Sales taxes collected from customers and remitted to governmental authorities were accounted for on a net basis and therefore, were excluded from net sales. Shipping and handling costs billed to customers were recognized in revenue. Shipping and handling costs paid by the Company were included in cost of sales.
Revenue from sales of products to resellers and distributors occurred upon delivery of products to the resellers and distributors assuming all other revenue recognition criteria were met.
Revenue recognition—After the adoption of ASC 606 on January 1, 2019
Under ASC 606, The Company determines revenue recognition through the following steps:

•	Identifying the contract, or contracts, with the customer;

•	Identifying the performance obligations in the contract;

•	Determining the transaction price;

•	Allocating the transaction price to performance obligations in the contract; and

•	Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.
Nature of Products and Services and Revenue Recognition
The majority of the Company’s revenue comes from product sales of lidar sensors to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period.
For custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input method based on contract cost incurred to date compared to total

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

estimated contract cost
(cost-to-cost).
Amounts billed to customers for shipping and handling are included in revenue. Some of Company’s arrangements provide either software embedded in hardware or occasionally, licenses to certain software products which are typically recognized at the time of transfer of control of either the underlying hardware or at the time when the licensing rights are provided. The obligations associated with any performance obligation to update the Company’s software were immaterial. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.
For service projects, the Company generally contracts with customers based on hourly rates. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenues. Reimbursements include billings for travel and other out-of-pocket
expenses and third-party costs, such as equipment rentals, materials and subcontractor costs, which are included in cost of sales in the accompanying combined statement of income.
Arrangements with Multiple Performance Obligations
When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The transactions to which the Company had to estimate standalone selling prices and allocate the arrangement consideration to multiple performance obligations were immaterial.
The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Please see Product Warranty for accounting policy on standard warranties.
Other Policies, Judgments and Practical Expedients
Contract balances.
Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relates to payments received in advance of the satisfaction of performance under the contract. Receivable represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.
Remaining performance obligations.
    Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with duration of more than 12 months was not significant as of December 31, 2018 and 2019.
Significant financing component.
    In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.
Contract modifications
.    The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up
basis when the remaining goods and services are not distinct from the original items.
Judgments and estimates.
    Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost
input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up
basis in the period in which the revisions to the estimates are made. The impact of application of catch-up
adjustments were immaterial.
Cost of Sales
We include all manufacturing and sourcing costs incurred prior to the receipt of finished goods at our distribution facility in cost of sales. The cost of sales principally includes direct costs, product costs, purchasing costs, allocation of overhead associated with manufacturing operations, inbound freight charges, insurance, inventory write-downs, warranty cost and depreciation and amortization expense associated with our manufacturing and sourcing operations. Cost of sales also includes the direct cost and appropriate allocation of overheads involved in execution of service contract.
Research and Development
R&D expenses consist primarily of personnel-related expenses, consulting and contractor expenses, tooling and prototype materials to the extent no future benefit is expected and allocated overhead costs. Substantially all of the Company’s R&D expenses are related to developing new products and services and improving existing products and services. To date, R&D expenses have been expensed as incurred and included in the consolidated statements of operations. From time to time, the Company utilizes space or supporting resources normally associated with manufacturing operations to support development of new product models. The Company tracks these utilizations and classifies these costs as R&D costs.
Stock-based Compensation
Employees
The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

option pricing model. The grant-date fair value of restricted stock is calculated based on the fair value of the underlying common stock less cash proceeds paid by the recipient to acquire the restricted stock. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company elected to recognize the effect of forfeitures in the period they occur.
Non-Employees
On January 1, 2019, the Company adopted Accounting Standards Update (ASU)
2018-07,
Compensation—Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting
. Prior to the adoption ASU
2018-07,
the Company measures the cost of stock-based awards granted to non-employees
based on the fair value of the award on the performance completion date. Compensation cost is recognized over the period during which services are rendered by non-employees
until completed, on a
tranche-by-tranche
basis (the accelerated attribution method). At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured at fair market value. After adoption of ASU
2018-07,
the newly granted equity-classified
non-employee
awards are measured on the grant date using a fair-value based measure. Any outstanding non-employee
awards that have not achieved a performance completion date as of the adoption of ASU
2018-07
are measured at the adoption date and not subsequently remeasured. Consistent with the intent of ASU
2018-07
to better align the accounting for employee and
non-employee
awards, the Company has recognized the compensation cost for non-employee
awards on a straight-line basis after adoption of ASU
2018-07.
There was no impact to equity or retained earnings upon adopting ASU
2018-07.
On January 1, 2019 the Company adopted ASU
2019-08,
Compensation—Stock Compensation (ASC 718) and Revenue from Contracts with Customers (ASC 606).
Following the adoption of ASU
2018-07,
the Company measures any share-based payment awards to customers in accordance with ASC 718. Any equity classified awards are measured on the grant dates. The Company had no such outstanding awards as of the date of adoption of ASU
2019-08.
Foreign Currency
The U.S. dollar is the functional currency of the Company’s consolidated entities operating in the U.S. and certain of its subsidiaries operating outside of the U.S. For transactions entered into a currency other than its functional currency, the monetary assets and liabilities are re-measured
into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary
assets and liabilities are
re-measured
at historical rates. Income and expenses are
re-measured
at the average exchange rate prevailing during the period. Gains and losses resulting from the re-measurement
of these subsidiaries’ financial statements are included in the consolidated statements of operations.
Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional
currencies are included in other income (expense) in the consolidated statements of operations. Net foreign exchange gain (loss) recorded in the Company’s consolidated statements of operations was insignificant for all periods presented.
Income Taxes
Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not
recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued ASU
2016-02,
Leases (ASC 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU
2016-02
is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use
asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use
asset will be based on the liability. For income statement purposes, ASU
2016-02
requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU
2016-02
is effective for the Company beginning January 1, 2021. The Company plans to adopt ASC 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on our current lease portfolio, we preliminarily expect ASC 842 to have a material impact on our consolidated balance sheets primarily related to the recognition of operating lease assets and liabilities. We do not expect the new standard to have a material impact on the Company’s consolidated statement of income. As the impact of this standard is noncash in nature, we do not anticipate its adoption having an impact on the Company’s consolidated statement of cash flows.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (ASC 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

on the measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.
Recently Adopted Accounting Guidance
In November 2016, ASU
2016-18
was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period
and
end-of-period
total amounts in the statement of cash flows. This update is effective in fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU on January 1, 2019 including the changes in restricted cash equivalents in operating activities in the Statements of Cash Flows.
In January 2017, the FASB issued
ASU 2017-04,
Intangibles-Goodwill and Other (ASC 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Instead, goodwill impairment is measured as the difference between the fair value and the carrying value of the reporting unit. The standard also clarifies the treatment of the income tax effect of tax-deductible
goodwill when measuring goodwill impairment loss. The Company early adopted this amendment on January 1, 2017, which did not have a material impact on its consolidated financial statements and its goodwill impairment measurement.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 2. Revenue
Disaggregation of Revenues
The Company disaggregates its revenue from contracts with customers by geographic region based on the primary locations where the customer is situated, type of good or service and timing of transfer of goods or services to customers
(point-in-time
or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Year Ended December 31,
	2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue

Revenue by primary geographical market:
North America	$10,453	83%	$9,408	80%
Asia Pacific	469	4%	140	1%
Europe, Middle East, and Asia	1,680	13%	2,144	19%

Total	12,602	100%	11,692	100%

Revenue by timing of recognition:
Recognized at a point in time	9,666	77%	7,236	62%
Recognized over time	2,936	23%	4,456	38%

Total	12,602	100%	11,692	100%

Revenue by segment:
Autonomy Solutions	9,666	77%	7,236	62%
Other component sales	2,936	23%	4,456	38%

Total	12,602	100%	11,692	100%

Contract liabilities consist of deferred revenue and customer advance payments. Deferred revenue includes billings in excess of revenue recognized and is recognized as revenue when the Company performs under the contract. Customer advance payments represent required customer payments in advance of product shipments according to payment terms. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Contract liabilities consisted of the following as of December 31, 2019 (in thousands):

As of December 31,
2019
Contract liabilities, current	$225
Contract liabilities, long-term	—

Total	$225

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

The following table shows the significant changes in contract liabilities balances as of December 31, 2019 (in thousands):

	Year Ended December 31,
	2019		2018
Beginning balance	$		$1,250
Impact of ASC 606 adoption		—	—
Revenue recognized that was included in the contract liabilities beginning balance			(1,250)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period		225	—
Customer deposits reclassified to refund liabilities		—	—

Ending balance		$225	$—

Note 3. Inventories
Inventory, net of write-downs, consists of the following (in thousands):

	As of December 31,
	2019	2018
Raw materials	$1,998	$1,800
Work-in-process	1,376	905
Finished goods	628	221

Total inventory	$4,002	$2,926

The Company recorded inventory write-downs of $1.4 million and $3.5 million for the years ended December 31, 2019 and 2018, respectively.
Note 4. Property and Equipment
Property and equipment consist of the following (in thousands):

	As of December 31,
	2019	2018
Computer hardware and software	$2,904	$1,522
Demonstration fleet and demonstration units	1,603	939
Machinery and equipment	4,830	4,953
Furnitures and fixtures	325	317
Vehicles	902	872
Leasehold improvements	821	788
Capital lease assets	579	119
Construction in progress	465	1,166

Total property and equipment	12,429	10,676
Less: accumulated depreciation and amortization	4,562	2,240

Total property and equipment, net	$7,867	$8,436

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Depreciation and amortization related to property and equipment, including assets under capital lease arrangements was $2.3 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively.
Note 5. Other Assets
Other current assets as of December 31, 2019 and 2018 were as follows (in thousands):

	As of December 31,
	2019	2018
Prepaid expenses	$817	$1,092
Advance payments to vendors	666	—
Prepaid rent and other	12	210
Other receivables	329	701

Total other current assets	$1,824	$2,003

Other noncurrent assets as of December 31, 2019 and 2018 were as follows (in thousands):

	As of December 31,
	2019	2018
Security deposits	$1,793	$1,756
Other long-term assets	36	71

Total other assets	$1,829	$1,827

Note 6. Accrued and Other Liabilities
Accrued and other current liabilities as of December 31, 2019 and 2018 were as follows (in thousands):

	As of December 31,
	2019	2018
Accrued expenses	$2,049	$2,853
Warranty liabilities	267	145
Contract liabilities	225	—
Payroll payable	473	818
Accrued bonuses	350	—
Short-term lease liabilities and other	162	83

Total accrued and other current liabilities	$3,526	$3,899

Other long-term liabilities as of December 31, 2019 and 2018 were as follows (in thousands):

	As of December 31,
	2019	2018
Deferred rent	1,106	1,193
Long-term lease liabilities	295	111

Total accrued and other long-term liabilities	$1,401	$1,304

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 7. Simple Agreements for Future Equity
From April 2016 through May 2019, the Company issued Simple Agreements for Future Equity (the “SAFEs”) that allow the investors to participate in future equity financings through a share-settled redemption of the amount invested (such notional being the “invested amount”). Alternatively, upon the occurrence of a change of control or an initial public offering (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE, or (ii) a number of shares of Common Stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE.
The Company issued two types of SAFEs, that each contain the Change of Control and initial public offering settlement alternatives described above, but settle differently upon a next round financing as follows:
(a) SAFEs that allow the investors to participate in future equity financings through share-settled redemption at a discounted price to the price paid by other investors. That is, upon a future equity financing involving preferred shares, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by a discounted price to the price investors pay to purchase preferred shares in the financing (with such discounted price calculated as a percentage of the price investors pay to purchase preferred shares in the financing or by reference to a valuation ceiling), and
(b) SAFEs that, instead of allowing the holder to receive a number of shares at a discounted settlement price, accrue noncash paid-in-kind
interest at 18% per annum of the invested amount of the SAFE. Upon a future equity financing, the SAFE settles into a number of preferred shares equal to the invested amount of the SAFE divided by the price for which cash investors paid to purchase the preferred shares in the financing.
The Company determined that the SAFEs are not legal form debt (i.e., no creditors’ rights). The SAFEs include a provision allowing for cash redemption upon the occurrence of a Change of Control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market
liabilities pursuant to ASC 480.
On June 24, 2019, in connection with the sale of the Preferred Stock, the SAFEs were settled in 5,053,022 shares of the Preferred Stock and 264,990 shares of Common Stock. The SAFEs were marked to fair value as of the settlement date and derecognized at their final carrying amounts. The preferred shares issued at settlement were recorded at their fair values. One SAFE note was settled in cash in the amount of $5.6 million. The loss on conversion of the SAFE settled in cash was $79 thousand.
The following table summarizes the total invested amounts of SAFEs issued and outstanding for the years ended December 31, 2019 and December 31, 2018 (in thousands)

	Year Ended December 31,
	2019	2018
Principal amount, inclusive of accrued interest and changes in fair value, if any	—	$122,588
Losses reported from changes in fair value in the statement of operations	$(24,215)	$(12,345)
Note 8. Long-term debt
Senior Secured Loan
In August 2017, the Company issued a Senior Secured Promissory Note with an aggregate principal of $15 million (the “2017 Note”). The 2017 Note bears interest at 12.50% per annum, with an effective interest rate of 15.68% due to upfront fees of $382,000 and allocated proceeds to warrants of $480,000 and has a final maturity date of September 18, 2020. Principal and interest are paid according to a schedule of 28 monthly installments beginning June 18, 2018 until final maturity.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

On December 18, 2018 the Company entered into the First Amendment to Senior Secured Promissory Note with the lenders which provided for an incremental advance with an aggregate principal amount of $3 million (the “2018 Note” and together with the 2017 Note, the “Notes”). The 2018 Note accrues interest at 12.50% per annum, with an effective interest rate of 15.58% due to upfront fees of $108,000 and allocated proceeds to warrants of $46,000. Principal and interest are paid pursuant to a schedule of 27 monthly installment payments with a final maturity date on December 18, 2021. The Notes permit prepayment with an interest make-whole premium. The Notes include standard non-financial
covenants and are secured by a first priority perfected security interest in substantially all of the Company’s assets. The Company must maintain liquidity of at least $2.0 million. As of December 31, 2019 and December 31, 2018, the Company is not in default on any covenants.
In connection with the issuance of the Notes, the Company issued warrants (see Note 9: Warrants). Proceeds were allocated to the warrants at their full fair value, with the residual allocated to the Notes.
The following table summarizes the outstanding balances recorded for the Notes as of December 31, 2019 and December 31, 2018 (in thousands):

	As of December 31,
	2019	2018
2017 Notes Principal Outstanding	$5,304	$11,648
Unamortized discount (2017 Notes)	(56)	(307)
2018 Notes	2,707	3,000
Unamortized discount (2018 Notes)	(81)	(151)

Net carrying amount	7,874	14,190
Less: current portion	6,459	6,320

Non-current portion	$1,415	$7,870

Equipment Loan
On July 31, 2017, the Company entered into an Equipment and Loan Agreement (“the agreement”) for total committed amount of $4.0 million for the purpose of acquiring equipment. On March 29, 2018, the commitment amount was increased by $ 1.4 million to a total of $ 5.4 million. Under the agreement, the Company issued three promissory notes totaling $3.2 million in the period starting from July 31, 2017 through December 15, 2017 and three promissory notes totaling $2.2 million in the period starting from March 29, 2018 to October 16, 2018. The promissory notes bear interest at 10.35% per annum with effective rate of interest ranging from 10.37% to 13.96%. The interest only period ends on June 30, 2018 and principal and interest are paid based on the monthly schedule until final maturity being July 1, 2020.
The following table summarizes the outstanding balances recorded for the Notes as of December 31, 2019 and December 31, 2018 (in thousands):

	As of December 31,
	2019	2018
Notes Principal Outstanding	$1,290	$4,023
Unamortized discount	(9)	(66)

Net carrying amount	1,281	3,957
Less: current portion	1,281	2,716

Non-current portion	$—	$1,241

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Others
Revolving credit facility
On November 19, 2018, the Company entered into revolving line of credit agreement for total amount of $500,000. The revolving line of credit carries a variable interest rate which changes from time to time based on the wall street journal prime rate (Index). The credit facility matures on November 13, 2019. As of December 31, 2018, $500,000 was outstanding, which was fully repaid in 2019.
Vehicle loan
In October 2017, the Company entered into a vehicle loan agreement with an aggregate principal of $73,000 (the “Vehicle Loan”). The Vehicle Loan bears interest at 5.99% per annum and has a final maturity date of November 10, 2022. Principal and interest are paid according to a schedule of 60 monthly installments beginning December 10, 2017 until final maturity.
Additional Equipment Loan

The Company also entered into an equipment loan agreement for subsidiary with an aggregate principal of $182,000 (the “Additional Equipment Loan”) in December 2018. The Additional Equipment Loan carries an interest of 5.89% per annum maturing on November 14, 2023. Principal and interest are paid according to a schedule of 60 monthly installments beginning November 14, 2018 until final maturity.
The following table summarizes the outstanding balances recorded for other long-term debt as of December 31, 2019 and December 31, 2018 (in thousands):

	As of December 31,
	2019	2018
Revolving credit facility	$—	$500
Vehicle loan	45	60
Additional Equipment Loan	146	179

Total	191	739
Less: current portion	51	549

Non-current portion	$140	$190

Following is the principal maturity schedule for long-term debt outstanding as of December 31, 2019 (in thousands):

As of December 31, 2019
2020	$7,912
2021	1,489
2022	54
2023	37
2024	—

Total	9,492
Less unamortized debt cost	146

Long-term debt	$9,346

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 9. Warrants
In connection with the issuance of the 2017 Note, the Company issued a warrant (the “2017 Warrant”). The 2017 Warrant allows the holder to purchase a number of shares in a future round of Preferred Stock financing equal to 10% of the principal advances under the 2017 Note, divided by 70% of the price per share paid for the equity securities issued in the financing. In the event that a financing does not occur within two years from issuance, the 2017 Warrant becomes exercisable for a SAFE with an invested amount equal to 10% of the advances under the 2017 Note. However, upon the issuance of Series A Convertible Preferred Stock in June 2019, the underlying shares were determined to be Series A Convertible Preferred Stock. Upon issuance of the 2018 Note, the Company provided additional warrant coverage for advances issued under the 2018 Note (the “2018 Warrant” and together with the 2017 Warrant, the “Warrants”).
The Company determined the Warrants should be classified as liabilities because the holder of the Warrants will be entitled to settle the Warrants for SAFE instruments if the Company does not consummate a qualified financing within two years of the issuance date of the Warrants, and following the issuance of Series A Convertible Preferred stock, the underlying shares are redeemable outside the Company’s control through Deemed Liquidation provisions. The Warrants were recorded at fair value with subsequent changes in fair value reflected in earnings. The change in fair value resulted in a loss of $256,000 and $143,000 for the years ended December 31, 2019 and December 31, 2018, respectively.
The Company determined the following fair values for the outstanding Warrants:

	As of December 31,
	2019	2018
2017 Warrant	$1,035	$808
2018 Warrant	87	58

Total	$1,122	$866

Note 10. Bridge Note
In August 2015 the Company entered into a Convertible Promissory Note (the “Bridge Note”) with an investor (the “Investor”) with a principal amount of $1.5 million and an interest rate of 3.00% per annum. The Bridge Note had an original maturity date of August 11, 2016, however the Company and Investors agreed to allow the Bridge Note to remain outstanding after maturity. In February 2019, the Company and the Investor entered into an amendment to the Bridge Note (the “Amended Bridge Note”), which revised the Bridge Note’s settlement provisions.
Pursuant to the terms of the Amended Bridge Note, on or prior to the maturity date, the outstanding balance of the Amended Bridge Note would be converted into a series of Preferred Stock that has identical rights, privileges, preferences, and restrictions as the shares of preferred stock issued to investors investing new capital into the Company in connection with the initial closing of the Company’s next Preferred Stock financing, at a price equal to (i) $58 million, divided by (ii) the Company’s fully diluted share count.
In addition to the settlement provision above, the Amended Bridge Note included provisions for acceleration at par upon an Event of Default, contingent conversion upon next round of equity financing, contingent conversion upon Change of Control, and contingent redemption upon Change of Control at a price equal to 200% of par value. The Company determined that the Change of Control redemption provision requires bifurcation as a derivative. However, the Company estimates the fair value of embedded derivative to be immaterial at inception and as of December 31, 2018 based on the low probability of the triggering event.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

The Amended Bridge Note continued to be classified as a current liability as the Company did not formally obtain an extension of the maturity date.
In June 2019, the Company and the Investor agreed to settle the Amended Bridge Note into Series
A-11
Preferred Stock at a price equal to (i) $58 million divided by (ii) the Company’s fully diluted share count. The settlement of the Amended Bridge Note was accounted for as an extinguishment of debt, wherein the carrying amount of the Bridge Note was derecognized and the fair value of the Series
A-11
Preferred Stock issued was recorded in equity. The net carrying value of the note at date of conversion was $1.67 million. The difference between the carrying amount of the Amended Bridge Note and the fair value of the Preferred Stock was recorded as a loss on extinguishment of $6.0 million.
Note 11. Series A Convertible Preferred Stock
Preferred Stock
As of December 31, 2018, the Company had no shares of Preferred Stock issued or outstanding.
On June 24, 2019, the Company amended and restated its Certificate of Incorporation (“Certificate”), which authorized the issuance of up to 7,537,269 shares of Preferred Stock with a par value of $0.00001.
On June 24, 2019, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement to issue Preferred Stock to investors for cash and in settlement of outstanding SAFEs and Amended Bridge Note. In July 2019, the Company issued an additional 244,827 shares of Series A Preferred Stock for $10.10 million, net of $591,000 of transaction costs.
The original issue price and the liquidation value, as of December 31, 2019, of each class of Preferred Stock is as follows:

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series A	2,228,361	1,660,839	$43.30
Series A-1	163,306	163,306	15.31
Series A-2	1,322,780	1,322,780	15.12
Series A-3	223,548	223,548	17.89
Series A-4	49,827	49,827	20.07
Series A-5	137,715	124,068	20.15
Series A-6	247,420	247,420	30.31
Series A-7	1,459,656	1,459,656	34.64
Series A-8	385,777	385,777	36.81
Series A-9	748,674	748,674	38.97
Series A-10	252,801	252,801	41.14
Series A-11	317,404	317,404	$5.27

	7,537,269	6,956,100

Dividends
Preferred Stock receive
non-cumulative
dividends at a rate per annum equal to 6% of the applicable original issue price, if and when declared by the Company’s Board of Directors. Holders of Preferred Stock receive dividends prior to and in preference to any dividends received by holders of Common Stock. No dividends have been declared or paid as of December 31, 2019.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Liquidation
Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.
Each of the shares of Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable becoming redeemable. The Series A Convertible Preferred stock is subject to standard protective provisions, none of which provide creditor rights.
Conversion
Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1-to-1 initially, subject to adjustments.
The applicable conversion prices of each series of Preferred Stock as of December 31, 2019 are as follows:

Effective conversion price
Series A	$43.30
Series A-1	15.31
Series A-2	15.12
Series A-3	17.89
Series A-4	20.07
Series A-5	20.15
Series A-6	30.31
Series A-7	34.64
Series A-8	36.81
Series A-9	38.97
Series A-10	41.14
Series A-11	24.30
Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $64.96 per share and which results in aggregate cash proceeds to the Company of not less than $100 million, net of underwriting discounts and commissions (a “Qualified IPO”).
Voting Rights
Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

(on an
as-converted
basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.
Beneficial Conversion Features (“BCFs”)
The Company assessed whether BCFs exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money
as of the commitment date, the Preferred Stock contains a BCF. The BCF is recognized as a deemed dividend against the carrying amount of the Preferred Stock. Additionally, the Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent BCF.
The following table summarizes the calculation of the BCF as of the commitment dates of the Preferred Stock, which continues to be presented in additional paid in capital as of December 31, 2019:

Commitment Date	Series	Type of Consideration received (cash or settlement of other instruments)	Effective Conversion Price	Fair value of the Common Stock	Number of Shares Issuable upon Conversion	BCF
6/24/2019	A	Cash	$43.30	$18.59	648,069	$—
	A	Settlement of SAFEs	43.30	18.59	75,165	—
	A-1	Settlement of SAFEs	15.31	18.59	163,306	536,000
	A-2	Settlement of SAFEs	15.12	18.59	1,322,780	4,590,000
	A-3	Settlement of SAFEs	17.89	18.59	223,548	156,000
	A-4	Settlement of SAFEs	20.07	18.59	49,827	—
	A-5	Settlement of SAFEs	20.15	18.59	124,068	—
	A-6	Settlement of SAFEs	30.31	18.59	247,420	—
	A-7	Settlement of SAFEs	34.64	18.59	1,459,656	—
	A-8	Settlement of SAFEs	36.81	18.59	385,777	—
	A-9	Settlement of SAFEs	38.97	18.59	748,674	—
	A-10	Settlement of SAFEs	41.14	18.59	252,801	—
	A-11	Settlement of Note	24.30	18.59	317,404	—
6/26/2019	A	Cash	43.30	18.59	692,778	—
7/15/2019	A	Cash	43.30	18.59	11,546	—
7/22/2019	A	Cash	43.30	18.59	233,281	—

						$5,282,000

The Company recorded a total BCF of $5.3 million from the issuance of Preferred Stock. Because the Preferred Stock is convertible at any time pursuant to the optional conversion feature, the Company recognized a dividend equal to the BCF at the applicable commitment date. As the Company had accumulated deficit as of the end of all periods presented, the BCF resulted in an increase and decrease in additional paid-in capital by the same amount.
Furthermore, the Preferred Stock contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent BCF will be recognized at the date of such adjustment.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 12. Deficit
Common Stock
As of December 31, 2018, the Company had 13,000,000 shares of Common Stock authorized and 9,593,220 shares outstanding. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.
As of December 31, 2019, the Company has 20,800,000 shares of Common Stock authorized and 9,880,277 shares outstanding.
Treasury Stock
As of December 31, 2018, and December 31, 2019, the Company has 262,116 and 363,766 shares of treasury stock outstanding respectively.
Founders Preferred Stock
1,922,600 shares of Founders Preferred Stock were issued in 2015. The compensation expense associated with the Founders Preferred Stock is immaterial to the financial statements. The Founders Preferred Stock is substantively the same as Common Stock, as they share identical rights and features. The Founders Preferred Stock can be converted into Common Stock on a one-to-one
basis at any time. The Founders Preferred Stock is presented as a component of the Company’s permanent equity.
Note 13. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

	Fair Value (in thousands) Measured as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Commercial papers	$—	$3,212	$—	$3,212
Corporate debt	—	2,698	—	2,698
Treasury bills	749	—	—	749

Total fair value	749	5,910	—	6,659

Liabilities:
SAFEs	—	—	—	—
2017 Warrants	—	—	1,035	1,035
2018 Warrants	—	—	87	87

Total fair value	$—	$—	$1,122	$1,122

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

	Fair Value (in thousands) Measured as of December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
SAFEs	$—	$—	$122,588	$122,588
2017 Warrants	—	—	808	808
2018 Warrants	—	—	58	58

Total fair value	$—	$—	$123,454	$123,454

The Bridge Notes included a Change of Control redemption feature that required bifurcation and separate accounting as a derivative. However, as the triggering Change of Control had a low probability of occurring, the fair value of the derivative was determined to be de minimis.
The Company measures the 2017 Warrants, 2018 Warrants, and SAFE liabilities at fair value based on significant inputs not observable in the market, which cause them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the 2017 Warrant and 2018 Warrant uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going
basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the 2017 Warrant, 2018 Warrant related to updated assumptions and estimates are recognized within the consolidated statement of operations.
Level 3 Disclosures
In 2018, the SAFEs, the 2017 Warrants, and the 2018 Warrants were valued using a discounted cash flow model, which estimated the future as-if
converted, or exercised, value of the securities and discounted it back to a present value using a discount rate that reflected the stage of development of the Company. The future as-if
converted values were estimated using a back solve option pricing method (“OPM”) model based upon Management’s estimated post-money valuation at the time of its expected Series A Convertible Preferred Stock financing round. The discount rate employed in the SAFE valuation was 30% as of the December 31, 2018 valuation.
The 2017 and 2018 Warrants outstanding on December 31, 2019 were valued using an OPM model, which employed an assumed total equity valuation of $640 million, an option term of three years, volatility of 49.6% and a risk-free rate of 1.62%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%, giving consideration to additional risk in the Company’s forecast relative to the prior valuation.
The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value. The following table sets forth a summary of changes in the estimated fair value:
The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2018 and December 31, 2019 (in thousands):

	For the year ended December 31, 2019
	SAFEs	2017 Warrants	2018 Warrants
Balance-beginning of year	$122,588	$808	$58
Additions	37,379	—
Exercise or conversion	(184,182)
Measurement adjustments	24,215	227	29

Balance-end of year	$—	$1,035	$87

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

	For the year ended December 31, 2018
	SAFEs	2017 Warrants	2018 Warrants
Balance-beginning of year	$43,775	$723	$
Additions	66,467	—
Exercise or conversion
Measurement adjustments	12,345	85		58

Balance-end of year	$122,588	$808		$58

Note 14. Earnings (Loss) Per Share
Founders Preferred Stock, Series A Convertible Preferred Stock, and unvested Restricted Stock Awards (“RSA”) are participating securities in periods of income, as the Founders Preferred Stock, Series A Convertible Preferred Stock, and unvested RSAs participate in undistributed earnings on an as-if-converted
or
as-vested
basis. However, the Founders Preferred Stock, Series A Convertible Preferred Stock, and unvested RSAs do not share in losses. The Company computes earnings per share of Common Stock using the two-class
method required for participating securities and does not apply the two-class
method in periods of net loss. Basic and diluted earnings per share was the same for each year presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):

	As of December 31,
	2019	2018
Numerator:
Net loss	$(94,718)	$(79,550)
Deemed dividend attributable to BCF accretion	(5,282)	—

Net loss attributable to common shareholders	(100,000)	(79,550)

Denominator:
Weighted average Common shares outstanding- Basic	8,718,104	6,631,873
Dilutive effect of potential common shares	—	—

Weighted average Common shares outstanding- Diluted	8,718,104	6,631,873

Net loss per shares attributable to Common shareholders- Basic and Diluted	$(11.47)	$(12.00)

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

The following table presents the potential shares of Common Stock outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2019	2018
Warrants	71,281	71,281
Stock Options	365,938	—
Restricted Stock	460,257	1,693,491
Series A Convertible Preferred Stock	6,956,100	—
Founders Preferred Stock	1,922,600	1,922,600
SAFE	—	4,488,738

Total	9,776,176	8,176,110

The SAFEs are not included in basic EPS until settlement. For purposes of diluted EPS, the Company applies the if-converted method. However, because the SAFEs’ non-market-based exercise contingencies were not met prior to settlement and the adjustment to the numerator for mark-to-market losses in the period that the contingencies were met caused the instruments to be antidilutive, the SAFEs were not included in diluted EPS. Please refer to Note 7 for the key terms of the SAFEs.
Note 15. Stock-based Compensation
The Company maintains the 2015 Stock Plan (the “2015 Plan”) under which incentive stock options, non-qualified
stock options, and restricted stock may be granted to employees and non-employee
consultants. Under the 2015 Stock Plan, as of December 31, 2019, the Company was authorized to issue of a maximum number of 2,583,105 shares of Common Stock.
Stock Options
Under the terms of the 2015 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified
stock options are permitted to be granted below fair market value of the stock on the date of grant. Stock options granted have service-based vesting conditions only. The service-based vesting conditions vary, though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a
10-year
period to exercise the options before they expire. Forfeitures are recognized in the period they occur.
No stock options were granted prior to December 31, 2018. The fair value of stock option awards in 2019 was determined on the grant date using the Black-Scholes valuation model based on the following assumptions:

2019
Expected term (years) (1)	5.27 – 6.02
Current stock value	$17.38 – 22.80
Expected volatility (2)	44.6% – 49.3%
Risk-free interest rate (3)	1.6% – 1.9%
Dividend yield (4)	0%

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

(1)
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
(3)	Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)	The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.
Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s Common Stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Series A Preferred relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.
A summary of the Company’s stock option activity for years ended 2019 and 2018 is as follows:

	Number of Common Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of January 1, 2019	—	$—	—	$—

Granted	366,988	22.73	9.76
Exercised	—	—	—
Forfeited	(1,050)	22.73	9.61
Expired	—	—	—

Outstanding as of December 31, 2019	365,938	22.73	9.76	22

Vested and exercisable as of December 31, 2019	26,035	22.73	9.75	2

Vested and expected to vest as of December 31, 2019	365,938	$22.73	9.76	$22

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2019 and 2018 was $9.21 and $0 per share, respectively. The total fair value of options that vested during 2019 was $239,000.
The compensation cost for options recognized during 2019 was $240,000.
As of December 31, 2019, the Company had $3.2 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.59 years.
Restricted Stock
Prior to June 30, 2019, the Company granted restricted stock awards to employees. Recipients purchased the restricted stock on the grant date and the Company has the right to repurchase the restricted shares at the same price recipients paid to obtain those shares. The restrictions lapse solely based on continued service, and

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

generally lapse over 4 years—25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, recipients of restricted stock are granted voting rights and receive dividends on unvested shares. No restricted stock awards have been granted after June 30, 2019.
In June 2015, the Company issued 6,519,750 and 960,000 shares of restricted common stock subject to vesting to the Chief Executive Officer and two other individuals, respectively. The restrictions lapse 25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, the fair value of the award was nominal, and accordingly, no stock-based compensation was required to be recognized in the financial statements. The recipients of restricted stock have voting rights and receive dividends on these unvested shares. As of December 31, 2018, there were 814,969 and 125,000 restricted stock in the hands of the Chief Executive Officer and the two other individuals, respectively. These restrictions lapsed on June 18, 2019.
Employee restricted stock activity for years ended 2019 and 2018 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2017	3,534,436	$0.36
Granted	509,379	12.39
Forfeited	(89,047)	2.50
Vested	(2,278,495)	0.78

Outstanding as of December 31, 2018	1,676,273	3.01
Granted	150,800	17.54
Forfeited	(97,150)	7.19
Vested	(1,271,666)	1.97

Outstanding as of December 31, 2019	458,257	$10.92

The total fair value of restricted stock that vested during 2019 was $2.5 million. The compensation cost for restricted stock recognized for years ended 2019 and 2018 was $2.4 million and $1.7 million, respectively. Tax benefits related to the awards were $0 in 2019 and 2018. The Company received $61,000 in cash from the purchase of restricted stock which was classified as cash inflows from financing activities in the statement of cash flows. The tax benefit related to such purchase was $0.
As of December 31, 2019, the Company had $3.7 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.73 years.
Non-employee
awards
The restricted stock disclosures above do not include
non-employee
awards.
Non-employee
awards vest over time based on service conditions similar to those of employees. Prior to adoption of ASU
2018-07
on January 1, 2019 the Company accounted for the
non-employee
awards in accordance with ASC
505-50
and remeasured the fair value of restricted stock each reporting period until the performance completion date. Total compensation cost for non-employee
restricted stock for years ended December 31, 2019 and 2018 was $44,000 and $320,000, respectively. Unrecognized compensation cost for non-employee
restricted stock as of December 31, 2019 is immaterial. This cost is expected to be recognized over a weighted average period of 1.59 years.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Non-employee restricted stock activity for years ended 2019 and 2018 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2017	37,989	$0.05
Granted	2,800	13.75
Forfeited	(625)	0.05
Vested	(22,946)	0.64

Outstanding as of December 31, 2018	17,218	1.46
Granted	—	—
Forfeited	—	—
Vested	(15,219)	17.61

Outstanding as of December 31, 2019	1,999	$17.61

Compensation expense
Total stock-based compensation expense by function was as follows (in thousands):

	Year Ended December 31,
	2019	2018
Cost of sales	$92	$66
Research and development	914	564
Sales and marketing	163	83
General and administrative	1,533	1,349

Total	$2,702	$2,062

Note 16. Retirement Plan
Through June 30, 2019, a subsidiary of the Company (Black Forest Engineering (“BFE”)) had a Simplified Employee Pension (SEP) defined-contribution savings plan. This plan covered all full-time employees that have been employed at least two of the immediately preceding five years and were over 21 years old. The Company provided contributions of up to 15% of each participant’s gross salary, yearly. During the year ended December 31, 2019 and December 31, 2018, the Company’s contributions were $135,000 and $181,000, respectively. The Company discontinued the SEP plan after June 30, 2019.
Note 17. Income Taxes
Components of Income Before Taxes
For financial reporting purposes, loss before income taxes includes the following components:

	Year Ended December 31,
	2019	2018
Domestic	$94,718	$79,550
Foreign	—	—

Loss before income taxes	$94,718	$79,550

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Components of Tax Expense
The current and deferred provision for income taxes for 2019, and 2018 is zero due to the Company having a full valuation allowance.
Effective Tax Rate
Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	Year Ended December 31,
	2019	2018
U.S. federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.9	3.7
Tax credits	1.9	2.2
Permanent items	(7.4)	(3.9)
Uncertain tax benefits	(0.9)	(1.1)
Change in valuation allowance	(17.5)	(21.9)

Effective tax rate	0.0%	0.0%

The Company’s effective tax rates differ from the federal statutory rate primarily due to the change in valuation allowance and the loss on the SAFE Notes, which is not deductible for income tax purposes, for both 2019 and 2018.
Deferred Taxes
The Company’s deferred income tax assets and liabilities as of December 31, 2019 and 2018 were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forward	$43,971	$27,644
Tax credits	2,397	1,473
Accruals and reserves	1,671	2,063
Stock-based compensation	23	—
Other	2	1

Total deferred tax assets	48,064	31,181
Valuation allowance	(46,998)	(29,771)

Total deferred tax asset	1,066	1,410
Deferred tax liabilities:
Depreciation and amortization	1,066	1,410

Total deferred tax liabilities	1,066	1,410

Net deferred tax assets (liabilities)	$—	$—

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $47.0 million as of December 31, 2019 and a net valuation allowance on its deferred tax assets of $29.8 million as of December 31, 2018.
Utilization of the net operating loss and tax credit carryforwards is subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization. As of December 31, 2019, the Company had $164.8 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, of which $122.3 million will be carried forward indefinitely for U.S. federal tax purposes and $42.5 million will expire beginning in 2035 to 2036. The Company also has $177.9 million of U.S. state net operating loss carryforwards that will expire beginning in 2035 to 2036.
As of December 31, 2019, the Company also has federal and state research and development tax credit carryforwards of $4.7 million and $0.1 million, respectively. The federal and state research credit carryforwards will begin expiring in 2027.
Unrecognized Tax Benefits
The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company had immaterial cumulative interest and penalties as of December 31, 2019 and 2018. The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2019	2018
Unrecognized tax benefits as of the beginning of the year	$1,473	$549
Increases related to prior year tax provisions
Decrease related to prior year tax provisions
Increase related to current year tax provisions	924	924
Statue lapse

Unrecognized tax benefits as of the end of the year	$2,397	$1,473

All of the unrecognized tax benefits as of December 31, 2019, and 2018 would affect the effective tax rate. The Company’s major tax jurisdictions are the United States and the earliest years open for examination is 2015.
Note 18. Commitments and Contingencies
Leases
The Company leases manufacturing equipment under
non-cancelable
capital leases expiring at various dates through June 2023. Amortization expense for the capital lease assets was immaterial for the years ended December 31, 2019 and December 31, 2018, respectively, and was included in depreciation expense.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

The Company also leases office and manufacturing facilities under non-cancelable
operating leases expiring at various dates through June 2023. Rent expense related to operating leases was $6.0 million and $4.0 million for the years ended December 31, 2019 and December 31, 2018, respectively.
As of December 31, 2019, future minimum lease payments under all noncancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

	Capital Leases	Operating Leases
2020	$216	$5,965
2021	204	6,264
2022	113	5,975
2023	4	3,992
2024	—	746
Thereafter	—	—

Total minimum lease payments	537	$22,942
Less: amount representing interest	83

Long-term capital lease obligations as of December 31, 2019	$454

Purchase Obligations
The Company purchases services and goods from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, R&D, and general and administrative activities totaling $7.7 million as of December 31, 2019, which is expected to be received within a year.
General litigation
From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimate, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.
Dispute Settlement
On June 29, 2018, a lawsuit was filed against a Company employee and the Company, alleging trade secret misappropriation, breach of fiduciary duty and breach of certain agreements relating to the employee’s departure from Plaintiff and joining the Company, and sought unspecified monetary damages. On July 13, 2020, the parties agreed to settle all outstanding litigation by entering into a settlement agreement. The terms of the agreement require the Company to pay $1.5 million in tranches to the plaintiff, through October 2021. The Company has accrued this amount as settlement liability in the consolidated balance sheets as of December 31, 2018. The related expense has been recorded in General and Administrative expenses on the consolidated statement of operations.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 19. Segment, Geographic and Customer Concentration Information
Reportable segments include Autonomy Solutions and Other Component Sales. These segments reflect the way the Company’s chief operating decision-maker (“CODM”) evaluates the Company’s business performance and manages its operations. Each segment has distinct product offerings, customers, and market penetration. The Chief Executive Officer is the CODM of the Company.
Autonomy Solutions
This segment manufactures and distributes commercial lidar sensors that measures distance using laser light to generate a highly accurate 3D map for automotive mobility applications. This segment is impacted by trends in and the strength of the autonomous vehicles and associated infrastructure/technology sector.
Other Component Sales
This segment is in the business of development of ultra-sensitive pixel-based sensors. This segment also designs, tests and provides consulting services for non-standard
integrated circuits that are essential for systems to meet the requirement of customers. This segment is impacted by trends in and the strength of automobile and aeronautics sector as well as government spending in military and defense activities.
The accounting policies of the operating segments are the same as those described in Note 1. Segment operating results and reconciliations to the Company’s consolidated balances are as follows (in thousands):

Year ended December 31, 2019
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$9,666	$2,936	$12,602	$—	$12,602
Revenues from internal customer	—	2,949	2,949	(2,949)	—

Total Revenue	9,666	5,885	15,551	(2,949)	12,602

Depreciation and amortization	2,135	181	2,316	—	2,316
Operating loss	(62,874)	259	(62,615)	—	(62,615)
Other significant items:
Segment assets	52,171	2,218	54,389	(2,525)	51,864
Inventory	$4,002	$—	$4,002	$—	$4,002

Year ended December 31, 2018
	Autonomy Solutions	Other Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$7,236	$4,456	$11,692	$—	$11,692
Revenues from internal customer	—	3,387	3,387	(3,387)	—

Total Revenue	7,236	7,843	15,079	(3,387)	11,692

Depreciation and amortization	1,335	159	1,494	—	1,494
Operating loss	(63,845)	(384)	(64,229)	—	(64,229)
Other significant items:
Segment assets	26,569	4,244	30,813	(2,611)	28,202
Inventory	$2,926	$—	$2,926	$—	$2,926

1.	Represent the eliminations of all intercompany balances and transactions during the period presented.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2019 and December 31, 2018, the United States was the only country that accounted for more than 10% of the Company’s total revenues. For the year ended December 31, 2019, one customer accounted for 43% of the Company’s total revenues. For the year ended December 31, 2018, five costumers accounted for 21%, 20%, 14%, 11%, and 10%, respectively, of the Company’s total revenues.
Note 20. Related Party Transactions
Consulting Fees
In May 2017, the Company entered into a short-term lease agreement with a company controlled by the Chief Business Officer. Under the lease agreement, Luminar leases approximately 4,910 square feet of corporate housing. The Company incurred rent expense of $11,000 and $108,000 for December 2019 and December 31, 2018 respectively. During the years ended December 31, 2019 and 2018, the Company incurred contractor fees of $0 and $248,000, respectively from receiving consulting services from a company owned by the Chief Business Officer.
Related Party Payable
In February 2017, BFE entered into a five-year lease agreement with BFE Leasing LLC, a related party. Under the lease agreement, BFE leases approximately eight thousand square feet of office space in Colorado Springs, Colorado. As of December 31, 2019, future minimum lease payments total $226,000 related to this facility. Rent expense was $99,000 and $95,000 for the years ended December 31, 2019 and 2018, respectively.
During the six months period ended June 30, 2020, the former Chief Financial Officer separated from the Company and as per the terms of the release and separation agreement entered into with him, the unvested restricted stock granted are expected to be repurchased at the original purchase price which is immaterial.
Note 21. Subsequent Events
In preparing the audited consolidated financial statements as of December 31, 2019 and 2018, the Company has evaluated subsequent events through September 14, 2020, which is the date the audited consolidated financial statements were available for issuance.
Gores Metropoulos, Inc. Merger
On August 24, 2020, Gores Metropoulos, Inc. (“Gores”) (NASDAQ:GMHI), a special purpose acquisition company sponsored by Gores Metropoulos Sponsor, LLC, announced that it had entered into a definitive agreement for a business combination that would result in the Company becoming a wholly owned subsidiary of Gores. If such business combination is ultimately completed, the Company would effectively comprise all of Gores’ material operations.
Debt Refinancing
On March 31, 2020, the Company entered into a debt refinancing agreement to refinance the Notes. The $3.6 million principal of the 2017 Note and $2.4 million principal of the 2018 Note were repaid with a portion of the proceeds from the new Senior Secured Promissory Note (“New Notes”), which provided for $20.0 million of initial advance, drawn in an amount of $17 million on April 8, 2020 and $3 million on May 26, 2020, and a second advance of $5 million upon a minimum equity investment of $25 million or $10 million upon a minimum equity investment of $30 million prior to September 30, 2020. The remaining $10 million of New Notes were issued on June 6, 2020. The New Notes bear interest at 12.5% and mature 48 months after the initial funding date, with 32 equal monthly installments commencing on the 16 th
monthly payment date.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Upon issuing the New Notes, the Company paid the lenders a
non-refundable
fee equal to 1.5% of the amount of each advance and a warrant for a number of Series A Convertible Preferred shares equal to 10% of the principal amount of each advance divided by the exercise price of $43.3039.
Volvo Stock Purchase Warrant
On March 20, 2020, the Company issued a stock purchase warrant to Volvo Car Technology Fund AB (“VCTF”) in connection to the engineering services contract. VCTF is entitled to purchase from the Company up to 300,000 shares of Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, at a price of $43.3039 per share. The warrant vests and becomes exercisable in two tranches based on satisfaction of certain commercial milestones. The fair value of warrants aggregating $2.9 million represent consideration payable to a customer and would be recognized as reduction in revenue consistent with the revenue recognition pattern when these warrants become probable of getting vested.
Paycheck Protection Program Note
On April 22, 2020 (the “Origination Date”), the Company received $7.8 million in aggregate loan proceeds (the “Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest are deferred for the first six months following the Origination Date, and the Loan will mature two years after the Origination Date. Following the deferral period, the Company will be required to make payments of principal plus interest accrued under the Loan to the Lender in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the Loan outstanding following the deferral period and taking into consideration any portion of the Loan that may be forgiven prior to that time. The Loan bears interest at 1%. The forgiveness of the Loan may be available for principal that is used for limited purposes that expressly qualify for forgiveness under Small Business Administration requirements. The Company repaid the Loan in full on August 20, 2020.
Series X Preferred Stock Purchase Agreement
On August 24, 2020, the Company entered into the Series X Preferred Stock Purchase Agreement (the “Purchase Agreement”) to issue shares of the Company’s Series X Preferred Stock (the “Series X Preferred Stock”). Approximately 1,250,000 shares of Series X Preferred Stock has been issued for cash at a purchase price of $135.8 per share of Series X Preferred Stock, for aggregate proceeds of approximately $170 million. The terms of the Series X Preferred Stock financing allow the Company to issue additional shares of Series X Preferred Stock up to an aggregate value of $30 million.
Founders Preferred Stock and Common Stock Exchange Agreement
Pursuant to a share exchange agreement (“Exchange Agreement”) entered into August 24, 2020, immediately prior to the closing of the merger with Gores, the Company will exchange the Founders Preferred Stock and Luminar Class A Stock (each with one vote per share) held by the Chief Executive Officer of Luminar for Luminar Class B Stock (with ten votes per share) for no incremental consideration. No Luminar Class B Stock will be issued other than pursuant to the Exchange Agreement. Any incremental fair value of the Luminar Class B Stock will be recognized as compensation cost at the time of the exchange. Upon close of the merger, the Luminar Class B Stock will be exchanged for the Class B Stock of the Post-Combination Company.

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of
August 24, 2020
by and among
GORES METROPOULOS, INC.,
DAWN MERGER SUB, INC.,
DAWN MERGER SUB II, LLC,
and
LUMINAR TECHNOLOGIES, INC.

A-i

A-ii

Exhibits
Exhibit A – Form of Support Agreement
Exhibit B – Form of A&R Registration Rights Agreement
Exhibit C – Form of Lockup Agreement
Exhibit D – Form of A&R Certificate of Incorporation of Parent
Exhibit E – Form of A&R Bylaws of Parent
Exhibit F – Form of Letter of Transmittal

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “
Agreement
”), dated as of August 24, 2020, is entered into by and among Gores Metropoulos, Inc., a Delaware corporation (“
Parent
”), Dawn Merger Sub, Inc., a Delaware corporation (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company (“
Second Merger Sub
”), and Luminar Technologies, Inc., a Delaware corporation (the “
Company
”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in
Article
 I
of this Agreement.
RECITALS
WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, First Merger Sub and Second Merger Sub are newly formed, wholly owned, direct subsidiaries of Parent, and were formed for the sole purpose of the Mergers;
WHEREAS, subject to the terms and conditions hereof, at the Closing, (a) First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Entity;
WHEREAS, the respective boards of directors of each of Parent, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “
DGCL
”) and the General Limited Liability Company Act of the State of Delaware (“
DLLCA
”), as applicable;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions certain Company Stockholders have entered into Support Agreements, dated as of the date hereof (the “
Support Agreements
”), in the form set forth on
Exhibit
 A
, with Parent, First Merger Sub and Second Merger Sub;
WHEREAS, in connection with the consummation of the Mergers, Parent, Sponsor, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Class A Stock and/or Parent Class B Stock pursuant to
Article
 III
, will enter into an amended and restated Registration Rights Agreement (the “
A&R Registration Rights Agreement
”), in the form set forth on
Exhibit
 B
;
WHEREAS, in connection with the consummation of the Mergers, Parent, the Company and certain Company Stockholders who will receive Parent Class A Stock and/or Parent Class B Stock pursuant to
Article
 III
will enter into a lockup agreement (each, a “
Lockup Agreement
”), in the form set forth on
Exhibit
 C
;
WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “
Offer
”);
WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “
Parent A&R Charter
”) in the form set forth on
Exhibit
 D
, to provide for, among other things, the authorization of the Parent Class B Stock to be issued in connection with the Transactions;

WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws (the “
Parent A&R Bylaws
”) in the form set forth on
Exhibit
 E
; and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “
Code
”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code (the “
Intended Tax Treatment
”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation
Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01
Definitions
. As used herein, the following terms shall have the following meanings:
“
A&R Registration Rights Agreement
” has the meaning specified in the Recitals hereto.
“
Acceptable Confidentiality Agreement
” means a confidentiality agreement that contains confidentiality provisions on terms no less favorable in the aggregate in any substantive respect to the Company than those contained in the Confidentiality Agreement (excluding any changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material
changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).
“
Acquisition Proposal
” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, First Merger Sub, Second Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.
“
Action
” means any Claim that is by or before any Governmental Authority.
“
Additional Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Additional Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Affiliate
” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“
Aggregate Company Stock Consideration
” means a number of shares of Parent Class A Stock or Parent Class B Stock, as applicable in accordance with
Section
 3.01(a)
and
Section
 3.01(b)
(deemed to have a value of $10.00 per share), equal to (a)(i) $2,928,828,692, plus
(ii) the Subsequent Series X Financing Amount, if any, divided by (b) $10.00.
“
Agreement
” has the meaning specified in the preamble hereto.
“
Amendment Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Anti-Corruption Laws
” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“
Antitrust Law
” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“
Approval Requirement
” has the meaning specified in
Section
 8.11
.
“
Assumed Warrant
” has the meaning specified in
Section
 3.06
.
“
Business Combination
” has the meaning ascribed to such term in the Certificate of Incorporation.
“
Business Combination Proposal
” has the meaning set forth in
Section
 8.09
.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“
CARES Act
” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.
“
Cash and Cash Equivalents
” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“
Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on January 31, 2019.
“
Change of Control
” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.
“
Claim
” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“
Closing
” has the meaning specified in
Section
 2.03
.
“
Closing Date
” has the meaning specified in
Section
 2.03
.

“
Closing Form
8-K
” has the meaning specified in
Section
 9.03(c)
.
“
Closing Parent Cash
” means an amount equal to (a) the funds contained in the Trust Account as of the Effective Time;
plus
(b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause (a));
minus
(c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer (to the extent not already paid).
“
Closing Press Release
” has the meaning specified in
Section
 9.03(c)
.
“
Code
” has the meaning specified in the Recitals hereto.
“
Common Share Price
” means the share price equal to the volume weighted average closing sale price of one share of Parent Class A Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) for a period of at least twenty (20) days out of forty (40) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable determination of the Parent Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).
“
Communications Plan
” has the meaning specified in
Section
 9.04(b)
.
“
Company
” has the meaning specified in the preamble hereto.
“
Company Affiliate Agreement
” has the meaning specified in
Section
 5.24
.
“
Company Benefit Plan
” has the meaning specified in
Section
 5.14(a)
.
“
Company Board
” means the board of directors of the Company.
“
Company Board Recommendation
” has the meaning specified in
Section
 9.02
.
“
Company Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 21, 2020.
“
Company Change in Recommendation
” has the meaning specified in
Section
 9.02(g)
.
“
Company Class
 A Stock
” means the Company’s Class A Common Stock, par value $0.00001 per share, as contemplated by the Company Certificate of Incorporation.
“
Company Class
 B Stock
” means the Company’s Class B Common Stock, par value $0.00001 per share, as contemplated by the Company Certificate of Incorporation.
“
Company Closing Certificate
” has the meaning specified in
Section
 2.04(b)
.
“
Company Closing Indebtedness
” has the meaning specified in
Section
 2.04(b)
.
“
Company Common Stock
” means a share of the Company’s Class A Stock or a share of the Company’s Class B Stock.
“
Company Cure Period
” has the meaning specified in
Section
 11.01(a)
.
“
Company Equity Awards
” means the Company Stock Options and shares of Company Restricted Stock granted under the Company Stock Plan.
“
Company Founders Preferred Stock
” means the shares of the Company’s Founders Preferred Stock, par value $0.00001 per share.
“
Company Intellectual Property
” has the meaning specified in
Section
 5.11(b)
.

A-4

“
Company Intervening Event
” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal, Superior Proposal, any changes in capital markets or any declines or improvements in financial markets) that materially affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company Board after the date of this Agreement.
“
Company Intervening Event Notice
” has the meaning specified in
Section
 7.07(d)
.
“
Company Intervening Event Notice Period
” has the meaning specified in
Section
 7.07(d)
.
“
Company Notice
” has the meaning specified in
Section
 7.07(c)
.
“
Company Organizational Documents
” means the Company Certificate of Incorporation and the Company’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“
Company Preferred Stock
” means, collectively, the Company Series A Preferred Stock, the Company Series
A-1
Preferred Stock, the Company Series
A-2
Preferred Stock, the Company Series
A-3
Preferred Stock, the Company Series
A-4
Preferred Stock, the Company Series
A-5
Preferred Stock, the Company Series
A-6
Preferred Stock, the Company Series
A-7
Preferred Stock, the Company Series
A-8
Preferred Stock, the Company Series
A-9
Preferred Stock, the Company Series
A-10
Preferred Stock, the Company Series
A-11
Preferred Stock and the Company Series X Preferred Stock.
“
Company Registered Intellectual Property
” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.
“
Company Related Parties
” means the Company, its Subsidiaries and any of their respective former, current or future partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.
“
Company Representations
” means the representations and warranties of the Company expressly and specifically set forth in
Article
 V
of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“
Company Requisite Approval
” has the meaning specified in
Section
 5.03(a)
.
“
Company Restricted Stock
” means the restricted shares of Company Common Stock granted pursuant to the Company Stock Plan.
“
Company Schedules
” means the disclosure schedules of the Company and its Subsidiaries.
“
Company Series A Preferred Stock
” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.
“
Company Series
A-1
Preferred Stock
” means the shares of the Company’s Series
A-1
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-2
Preferred Stock
” means the shares of the Company’s Series
A-2
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-3
Preferred Stock
” means the shares of the Company’s Series
A-3
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-4
Preferred Stock
” means the shares of the Company’s Series

Preferred Stock, par value $0.00001 per share.

“
Company Series
A-5
Preferred Stock
” means the shares of the Company’s Series
A-5
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-6
Preferred Stock
” means the shares of the Company’s Series
A-6
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-7
Preferred Stock
” means the shares of the Company’s Series
A-7
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-8
Preferred Stock
” means the shares of the Company’s Series
A-8
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-9
Preferred Stock
” means the shares of the Company’s Series
A-9
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-10
Preferred Stock
” means the shares of the Company’s Series
A-10
Preferred Stock, par value $0.00001 per share.
“
Company Series
A-11
Preferred Stock
” means the shares of the Company’s Series
A-11
Preferred Stock, par value $0.00001 per share.
“
Company Series X Preferred Stock
” means the shares of the Company’s Series X Preferred Stock, par value $0.00001 per share.
“
Company Stock
” means, collectively, the Company Common Stock, the Company Founders Preferred Stock and the Company Preferred Stock.
“
Company Stock Adjusted Fully Diluted Shares
” means the sum of (without duplication) (a) the aggregate number of shares of Company Stock outstanding as of immediately prior to the Effective Time (including all shares of Company Restricted Stock, whether vested or unvested) and (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all (i) Company Stock Options (vested or unvested) and (ii) Company Warrants (vested or unvested), in each case, outstanding as of immediately prior to the Effective Time.
“
Company Stock Options
” means any option to purchase Company Common Stock pursuant to the Company Stock Plan.
“
Company Stock Plan
” means the Company’s 2015 Stock Plan.
“
Company Stockholder
” means the holder of a share of: (a) Company Common Stock; (b) Company Preferred Stock; or (c) Company Founders Preferred Stock.
“
Company Termination Payment
” means $29,288,286.92.
“
Company Tail Termination Payment
” means $87,864,860.76.
“
Company Warrant Amendments
” means that certain (a) Amendment to Stock Purchase Warrant, dated as of the date hereof, by and between the Company and SQN Venture Income Fund, L.P., a Delaware limited partnership, and (b) Omnibus Amendment to Stock Purchase Warrants, dated as of the date hereof, by and among the Company and the other parties thereto.
“
Company Warrants
” means, collectively, the warrants described on
Schedule
 1.01(a)
.
“
Confidentiality Agreement
” means that certain
Non-Disclosure
Agreement, dated as of June 5, 2020, between Parent and the Company.
“
Consent Solicitation Statement
” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Requisite Approval.
“
Contaminant
” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.
“
Continental
” means Continental Stock Transfer & Trust Company, a New York corporation.
“
Contracts
” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to
COVID-19,
including, but not limited to, the CARES Act.
“
COVID-19
Quarantine Period
” means, with respect to each regular work location of the Company and its Subsidiaries, the period during which the state or local Governmental Authority restricted nonessential work at such location.
“
D&O Indemnified Party
” has the meaning specified in
Section
 8.01(a)
.
“
D&O Tail
” has the meaning specified in
Section
 8.01(b)
.
“
DGCL
” has the meaning specified in the Recitals hereto.
“
Dissenting Shares
” has the meaning specified in
Section
 3.10
.
“
DLLCA
” has the meaning specified in the Recitals hereto.
“
Earn Out Period
” means the time period between the Lockup Expiration Date and the fifth (5 th
) year anniversary of the Lockup Expiration Date.
“
Earn Out Pro Rata Share
” means for each Company Stockholder (including for this purpose each holder of Company Restricted Stock), a percentage determined by dividing (a) the total number of shares of Company Stock held by such Company Stockholder (including all shares of unvested Company Restricted Stock, and the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Warrants (vested or unvested), in each case, held by such Company Stockholder, but excluding any shares of Company Series X Preferred Stock or shares of Company Common Stock issued prior to the Effective Time upon conversion of such Company Series X Preferred Stock), in each case as of immediately prior to the Effective Time by (b) the total number of shares of Company Stock held by all Company Stockholders (including all shares of unvested Company Restricted Stock, and the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Warrants (vested or unvested), in each case, held by all Company Stockholders but excluding any shares of Company Series X Preferred Stock or shares of Company Common Stock issued upon conversion of such Company Series X Preferred Stock), in each case as of immediately prior to the Effective Time.
“
Earn Out Shares
” has the meaning specified in
Section
 4.01(a)
.
“
Effective Time
” has the meaning specified in
Section
 2.01(a)
.
“
Environmental Laws
” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“
ERISA
” has the meaning specified in
Section
 5.14(a)
.
“
ERISA Affiliate
” has the meaning specified in
Section
 5.14(e)
.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Agent
” has the meaning specified in
Section
 3.04(a)
.
“
Financial Derivative/Hedging Arrangement
” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“
Financial Statements
” has the meaning specified in
Section
 5.07
.
“
First Certificate of Merger
” has the meaning specified in
Section
 2.01(a)
.
“
First Merger
” has the meaning specified in
Section
 2.01(a)
.
“
First Merger Sub
” has the meaning specified in the preamble hereto.
“
GAAP
” means United States generally accepted accounting principles, consistently applied.
“
Governmental Authority
” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“
Governmental Order
” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.
“
Hazardous Material
” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including petroleum, petroleum by-products,
asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“
Indebtedness
” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) deferred compensation; (i) outstanding severance obligations or expenses; (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above; and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made);
provided
,
however
, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice and (ii) Outstanding Company Expenses.

“
Insider Letters
” has the meaning specified in
Section
 8.11
.
“
Insiders
” has the meaning specified in
Section
 8.11
.
“
Intellectual Property
” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including rights in: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part,
reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “
Patents
”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “
Trademarks
”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “
Copyrights
”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how,
technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “
Trade Secrets
”); and (f) all other intellectual property rights.
“
Intended Tax Treatment
” has the meaning specified in the Recitals hereto.
“
Interim Financial Statements
” has the meaning specified in
Section
 5.07
.
“
Interim Period
” has the meaning specified in
Section
 7.01
.
“
Invention Assignment Agreement
” has the meaning specified in
Section
 5.11(d)
.
“
Issuance Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
IT Systems
” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Law
” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“
Leased Real Property
” has the meaning specified in
Section
 5.19(b)
.
“
Letter of Transmittal
” has the meaning specified in
Section
 3.04(a)
.
“
Licensed Intellectual Property
” means all Intellectual Property (other than Owned Intellectual Property) used, practiced, or held for use or practice by the Company or any of its Subsidiaries.
“
Lien
” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“
Lockup Agreement
” has the meaning specified in the Recitals hereto.
“
Lockup Period Expiration Date
” means the expiration of the Common Stock
Lock-up
Period provided in the A&R Registration Rights Agreement.

“
Management Longer Term Equity Incentive Plan
” has the meaning specified in
Section
 9.06
.
“
Management Longer Term Equity Incentive Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Material Adverse Effect
” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
provided
,
however
, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (i), (ii), (iv) and (vi), in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Mergers (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made
disaster, pandemic (including
COVID-19),
act of God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with the covenants set forth in
Sections 7.01(a)
through
7.01(s)
or (ix) any matter set forth on
Schedule 5.21
the Company Schedules.
“
Material Permits
” has the meaning specified in
Section
 5.26
.
“
Multiemployer Plan
” has the meaning specified in
Section
 5.14(e)
.
“
Nasdaq
” has the meaning specified in
Section
 6.15
.
“
Non-Redemption
Requirement
” has the meaning specified in
Section
 8.11
.
“
Notice Period
” has the meaning specified in
Section
 7.07(c)
.
“
Offer
” has the meaning specified in the Recitals hereto.
“
Open Source Software
” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“
Outstanding Company Expenses
” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid) or as of the Closing Date; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid) or as of the Closing Date (excluding, for the avoidance of doubt, any payments to the extent such payments are subject to service, termination or other vesting requirements (such as double-trigger arrangements), in each case, following the Closing); (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail.
“
Outstanding Parent Expenses
” means (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, whether paid or unpaid prior to the Closing, (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders and (c) any filing fees required by Governmental Authorities, including with respect to any registrations, declarations and filings required, in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated by this Agreement, including filing fees in connection with filings under the HSR Act.
“
Owned Company Software
” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.
“
Owned Intellectual Property
” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“
Parent
” has the meaning specified in the preamble hereto.
“
Parent A&R Bylaws
” has the meaning specified in the Recitals hereto.
“
Parent A&R Charter
” has the meaning specified in the Recitals hereto.
“
Parent Affiliate Agreement
” has the meaning specified in
Section
 6.18
.
“
Parent and Merger Sub Representations
” means the representations and warranties of each of Parent, First Merger Sub and Second Merger Sub expressly and specifically set forth in
Article
 VI
of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, First Merger Sub and Second Merger Sub.
“
Parent Benefit Plans
” has the meaning set forth in
Section
 6.06
.
“
Parent Board
” means the board of directors of Parent.
“
Parent Board Recommendation
” has the meaning specified in
Section
 9.02(d)
.
“
Parent Change in Recommendation
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Closing Certificate
” has the meaning specified in
Section
 2.04(a)
.
“
Parent Class
 A Stock
” means Parent’s Class A Common Stock, par value $0.0001 per share.
“
Parent Class
 B Stock
” means Parent’s Class B Common Stock, par value $0.0001 per share, as contemplated by the Parent A&R Charter.
“
Parent Class
 F Stock
” means Parent’s Class F Common Stock, par value $0.0001 per share.
“
Parent Cure Period
” has the meaning specified in
Section
 11.01(c)
.

“
Parent Omnibus Incentive Plan
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Omnibus Incentive Plan Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Parent Intervening Event
” means an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal and any changes in capital markets or any declines or improvements in financial markets) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.
“
Parent Intervening Event Notice
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Intervening Event Notice Period
” has the meaning specified in
Section
 9.02(e)
.
“
Parent Organizational Documents
” means the Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“
Parent Preferred Stock
” means Parent’s Preferred Stock, par value $0.0001 per share.
“
Parent Related Parties
” means any of Parent’s, First Merger Sub’s or Second Merger Sub’s respective former, current or future partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated funds, representatives, agents or any their respective assignees or successors or any former, current or future partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated fund, representative, agent, assignee or successor of any of the foregoing;
provided
, “Parent Related Parties” shall not be deemed to include Parent, First Merger Sub or Second Merger Sub.
“
Parent Schedules
” means the disclosure schedules of Parent, First Merger Sub and Second Merger Sub.
“
Parent SEC Reports
” has the meaning specified in
Section
 6.11(a)
.
“
Parent Stockholder
” means a holder of Parent Class A Stock.
“
Parent Stockholder Approval
” has the meaning specified in
Section
 6.02(b)
.
“
Parent Units
” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-third
of one Parent Warrant.
“
Parent Warrant
” means a warrant entitling the holder to purchase one (1) share of Parent Class A Stock per warrant.
“
PCAOB
” means the Public Company Accounting Oversight Board (United States).
“
Per Share Company Stock Consideration
” means the Aggregate Company Stock Consideration
divided
by
the number of Company Stock Adjusted Fully Diluted Shares.
“
Permits
” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“
Permitted Liens
” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP;
(d) non-monetary
Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property;
(e) non-exclusive
licenses of Intellectual Property entered into in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Interim Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Interim Financial Statements); and (g) Liens described on
Schedule
 1.01(b)
.
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“
Personal Information
” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“
Privacy Laws
” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Laws relating to breach notification in connection with Personal Information.
“
Privileged Communications
” has the meaning specified in
Section
 12.17
.
“
Proposals
” has the meaning specified in
Section
 9.02(c)
.
“
Proxy Statement
” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Stock in conjunction with a stockholder vote on the Business Combination).
“
Real Estate Lease Documents
” has the meaning specified in
Section
 5.19(b)
.
“
Redeeming Stockholder
” means a Parent Stockholder who demands that Parent redeem its Parent Class A Stock for cash in connection with the transactions contemplated hereby and in accordance with the Parent Organizational Documents.
“
Registration Statement
” has the meaning specified in
Section
 9.02(a)
.
“
Representative
” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
“
Required Parent Stockholder Approval
” has the meaning set forth in
Section
 6.02(b)
.
“
Rollover Option
” has the meaning set forth in
Section
 3.05(a)
.
“
Rollover Restricted Stock
” has the meaning set forth in
Section
 3.05(b)
.

“
SBA PPP Loan
” means the unsecured loan in the principal amount of $7,827,902 incurred by the Company on April 22, 2020 under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).
“
SEC
” means the United States Securities and Exchange Commission.
“
Second Certificate of Merger
” has the meaning specified in
Section
 2.01(b)
.
“
Second Merger
” has the meaning specified in
Section
 2.01(b)
.
“
Second Merger Sub
” has the meaning specified in the preamble hereto.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Securities Laws
” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“
Series X Financing Amount
” means the aggregate dollar value amount of all Company Series X Preferred Stock either (a) purchased as of the date hereof pursuant to the Series X Stock Purchase Agreement or (b) to be subsequently purchased by certain purchasers after the date hereof, in each case pursuant to the terms and conditions of that certain Series X Stock Purchase Agreement, dated as of the date hereof, entered into by and between the Company and the purchasers party thereto;
provided
, that the maximum aggregate dollar value of the Series X Financing Amount shall not exceed $200,000,000.
“
Series X Stock Purchase Agreement
” means that certain Series X Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.
“
Share Exchange Agreement
” means that certain Share Exchange Agreement, to be entered into prior to the Closing, by and among the Company and Austin Russell.
“
Software
” means any and all: computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.
“
Significant Customers
” has the meaning specified in
Section
 5.22(a)
.
“
Significant Suppliers
” has the meaning specified in
Section
 5.22(a)
.
“
Social Unrest Measures
” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.
“
Special Meeting
” means a meeting of the holders of Parent Class A Stock to be held for the purpose of approving the Proposals.
“
Sponsor
” means Gores Metropoulos Sponsor, LLC, a Delaware limited liability company.
“
Subsequent Series X Financing Amount
” means the Series X Financing Amount in excess of $170,000,000;
provided
, that any such transaction or series of transactions with respect to the sale by the Company of Company Series X Preferred Stock after the date hereof and prior to the Closing shall be subject to the mutual agreement of the Company and Parent.
“
Subsidiary
” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“
Superior Proposal
” means a unsolicited bona fide and written Acquisition Proposal made after the date hereof, that did not result from a material breach of
Section
 7.07
, that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by Parent to amend the terms of this Agreement, termination or break-up
fee and conditions to consummation);
provided
that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “15%” in such definition shall be deemed to be references to “80%”.
“
Support Agreements
” has the meaning specified in the Recitals hereto.
“
Surviving Corporation
” has the meaning specified in
Section
 2.01
.
“
Surviving Provisions
” has the meaning specified in
Section
 11.02(a)
.
“
Tax
” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on
minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.
“
Tax Return
” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“
Terminating Parent Breach
” has the meaning specified in
Section
 11.01(c)
.
“
Terminating Company Breach
” has the meaning specified in
Section
 11.01(a)
.
“
Termination Date
” has the meaning specified in
Section
 11.01(a)
.
“
Transaction Agreements
” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Support Agreements, the Lockup Agreements and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“
Transaction Proposal
” has the meaning specified in
Section
 9.02(c)
.
“
Transactions
” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“
Treasury Regulations
” means the regulations promulgated under the Code.
“
Triggering Event I
” means the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event II
” means the date on which the Common Share Price is greater than $16.00 after the Closing Date, but within the Earn Out Period.

“
Triggering Event III
” means the date on which the Common Share Price is greater than $19.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event IV
” means the date on which the Common Share Price is greater than $22.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event V
” means the date on which the Common Share Price is greater than $25.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Event VI
” means the date on which the Common Share Price is greater than $28.00 after the Closing Date, but within the Earn Out Period.
“
Triggering Events
” means Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI, collectively.
“
Trust Account
” has the meaning specified in
Section
 6.08
.
“
Trust Agreement
” has the meaning specified in
Section
 6.08
.
“
Trustee
” has the meaning specified in
Section
 6.08
.
“
WARN
” has the meaning specified in
Section
 5.15(b)
.
“
Waiving Party Group
” has the meaning specified in
Section
 12.17
.
“
Waiving Parties
” has the meaning specified in
Section
 12.17
.
“
Warrant Agreement
” means that certain Warrant Agreement, dated as of January 31, 2019, between Parent and Continental as warrant agent.
“
Willful Breach
” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
“
Year End Financial Statements
” has the meaning specified in
Section
 5.07
.
1.02
Construction
.
(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
1.03
Knowledge
. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on
Schedule
 1.03(a)
, and (b) in the case of Parent the individuals set forth on
Schedule
 1.03(b)
.
ARTICLE II
THE MERGERS; CLOSING
2.01
The Merger
s
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “
First Merger
”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “
Surviving Corporation
”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “
First Certificate of Merger
”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the “
Effective Time
”).
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub (the “
Second Merger
”), with the Second Merger Sub being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “
Surviving Entity
”) following the Second Merger and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “
Second Certificate of Merger
”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Parent and the Surviving Corporation in writing and specified in the Second Certificate of Merger (the “
Second Effective Time
”).
2.02
Effects of the Merger
s
.
(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b) The Second Merger shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the

Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
2.03
Closing
. Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “
Closing
”) shall take place electronically through the exchange of documents via
e-mail
or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in
Article
 X
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.” Subject to the satisfaction or waiver of all of the conditions set forth in
Article
 X
of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and First Merger Sub shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) as soon as practicable following the Effective Time, but in all events within two (2) Business Days after the Closing Date, the Surviving Corporation and Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and
Section 18-209
of the DLLCA.
2.04
Closing Certificate
s
. No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date:
(a) Parent shall provide to the Company written notice (the “
Parent Closing Certificate
”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer; (ii) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the redemptions pursuant to the Offer; (iii) the amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Parent Expenses; (iv) a list of the Outstanding Parent Expenses; and (v) the outstanding Indebtedness of Parent as of the Closing.
(b) The Company shall provide to Parent written notice (the “
Company Closing Certificate
”) setting forth: (i) the capitalization of the Company; (ii) the number of Company Stock Adjusted Fully Diluted Shares; (iii) the Per Share Company Stock Consideration for each Company Stockholder; (iv) the Earn Out Pro Rata Share for each Company Stockholder; (v) a list of the Outstanding Company Expenses; (vi) the outstanding Indebtedness of the Company as of the Closing (the “
Company Closing Indebtedness
”); and (vii) the amount of all Cash and Cash Equivalents of the Company as of the date of the Company Closing Certificate.
2.05
Certificate of Incorporation and Bylaws of the
Surviving Corporation and the Surviving Entity
. Subject to
Section
 8.01
, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Luminar Technologies, Inc.”. Subject to
Section
 8.01
, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended to read the same as the certificate of formation and operating agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, except that the name of the Surviving Entity shall be “Luminar Holdco, LLC”.
2.06
Directors and Officers of the
Surviving Corporation and the Surviving Entity
.
(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on
Schedule
 2.06(a)
shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation (including by causing the Company

Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.
(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.
(c) Immediately following the Second Effective Time the (i) directors of the Surviving Corporation shall be the managers of the Surviving Entity and (ii) officers of the Surviving Corporation shall be the officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.
2.07
Tax Free Reorganization Matters
. The parties hereto intend that, for U.S. federal income Tax purposes, the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g).
None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Mergers, would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368 of the Code, and each party hereto shall report, for U.S. federal income Tax purposes, (i) the Mergers as an integrated transaction and a single “reorganization” within the meaning of Section 368 of the Code and (ii) that no gain or loss will be recognized by holders of Company Stock as a result of the receipt of Parent Class A Stock and Parent Class B Stock (including any Earn Out Shares) pursuant to the First Merger, except with respect to cash received in lieu of fractional shares, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.
ARTICLE III
EFFECTS OF THE MERGERS
3.01
Treatment of Capital Stock in the First Merger
. Subject to the provisions of this Agreement:
(a) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Stock (other than Company Class B Stock) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares of unvested Company Restricted Stock), shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this
Section
 3.01(a)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
, issuable in Parent Class A Stock, and following the conversion of the shares of Company Stock (other than Company Class B Stock) into the right to receive the Per Share Company Stock Consideration pursuant to this
Section
 3.01(a)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
, all of the shares of Company Stock so converted shall no longer be outstanding and shall cease to exist, and such holder of Company Stock (other than Company Class B Stock) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Company Stock Consideration pursuant to this
Section
 3.01(a)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
;

(b) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Class B Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Class B Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this
Section
 3.01(b)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
, issuable in Parent Class B Stock, and following the conversion of the shares of Company Class B Stock into the right to receive the Per Share Company Stock Consideration pursuant to this
Section
 3.01(b)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
, all of the shares of Company Class B Stock so converted shall no longer be outstanding and shall cease to exist, and each holder of the Company Class B Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Company Stock Consideration pursuant to this
Section
 3.01(b)
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
;
(c) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable
share of common stock, par value $0.01 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and
(d) at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
3.02
Treatment of Capital Stock and Equity Interests in the Second Merger
. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any Company Stockholder or the holders of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
3.03
Equitable Adjustments
. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement;
provided
,
however
, that this
Section
 3.03
shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.
3.04
Delivery of Per Share
Company Stock Consideration
.
(a) Concurrently with the mailing of the Consent Solicitation Statement, Parent shall cause to be mailed to each Company Stockholder a letter of transmittal substantially in the form of
Exhibit F
hereto, with such changes as may be required by Continental, acting in its capacity as the exchange agent (the “
Exchange Agent
”), and reasonably acceptable to the Company (the “
Letter of Transmittal
”), which shall (i) have customary

representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected only upon delivery of the Letter of Transmittal to the Exchange Agent in accordance with the instructions thereto.
(b) Upon the receipt of a Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the Company Stockholder holding such shares of Company Stock shall be entitled to receive in exchange therefor, the Per Share Company Stock Consideration into which such shares of Company Stock have been converted pursuant to
Section
 3.01
,
and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to
Article
 IV
. Until surrendered as contemplated by this
Section
 3.04(b)
, each share of Company Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Company Stock Consideration and Earn Out Shares which the Company Stockholders holding shares of Company Stock were entitled to receive in respect of such shares pursuant to this
Section
 3.04(b)
. The delivery of the Per Share Company Stock Consideration and Earn Out Shares shall be made in accordance with the allocation set forth on the Company Closing Certificate as described in
Section
 2.04(b)
.
3.05
Conversion of Company Equity Awards
. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:
(a) Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 3.05(a)
(each such resulting option, a “
Rollover Option
”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Stock; (ii) the number of shares of Parent Class A Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Class A Stock subject to the Company Stock Option by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (iii) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Class A Stock subject to the Company Stock Option, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.
(b) Effective as of the Effective Time, each award of Company Restricted Stock, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be converted into a number of shares of Parent Class A Stock (the “
Rollover Restricted Stock
”) determined by multiplying the number of shares of Company Restricted Stock subject to such award by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock. Each share of Rollover Restricted Stock shall be subject to the same terms and conditions as were applicable to such corresponding share of Company Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions.
(c) Notwithstanding the foregoing, the conversions described in this
Section
 3.05
will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d) At or prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary and sufficient to cause the Company Stock Plan to terminate as of the Effective Time (subject to the approval of the Parent Omnibus Incentive Plan Proposal as contemplated in
Section
 6.02(b))
.
3.06
Conversion of Company Warrants
. Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 3.06
(each such resulting option, an “
Assumed Warrant
”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each such Assumed Warrant shall be exercisable solely for shares of Parent Class A Stock; (b) the number of shares of Parent Class A Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the Company Warrant by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (c) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Company Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.
3.07
Withholding
. Each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.
3.08
Cash in Lieu of Fractional Shares
. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock or Parent Class B Stock shall be issued upon the conversion of Company Stock, as applicable pursuant to
Section
 3.01
, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Stock or Parent Class B Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Class A Stock or Parent Class B Stock, as applicable, to which such holder otherwise would have been entitled but for this
Section
 3.08
, multiplied by (b) $10.00.
3.09
Payment of Expenses
and Company Indebtedness
. On the Closing Date following the Closing, (a) Parent shall pay or cause to be paid by wire transfer of immediately available funds all Outstanding Parent Expenses and Outstanding Company Expenses as set forth on the Parent Closing Certificate and the Company Closing Certificate, respectively, and (b) if the amount of Closing Parent Cash plus the amount of all Cash and Cash Equivalents of the Company at the Closing exceeds $300,000,000, the Company shall pay or cause to be paid by wire transfer of immediately available funds the aggregate amount of the Company Closing Indebtedness as set forth on the Company Closing Certificate.

3.10
Dissenting Shares
. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “
Dissenting Shares
”), shall not be converted into the right to receive the Per Share Company Stock Consideration and the Earn Out Shares and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL (or other applicable Law), then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Company Stock Consideration and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share), as applicable, in accordance with this
Article
III
and
Article
 IV
, as applicable. The Company shall give Parent prompt notice (and in any event within one (1) Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL, and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE IV
EARN OUT
4.01
Issuance of Earn Out Shares
.
(a) Following the Closing, and as additional consideration for the Merger and the other Transactions, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to each Company Stockholder (including for this purpose each holder of Company Restricted Stock) (in accordance with its respective Earn Out Pro Rata Share) the following shares of Parent Class A Stock or Parent Class B Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock or Parent Class B Stock occurring on or after the Closing, the “
Earn Out Shares
”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:
(i) upon the occurrence of Triggering Event I, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time;
(ii) upon the occurrence of Triggering Event II, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time;

(iii) upon the occurrence of Triggering Event III, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time;
(iv) upon the occurrence of Triggering Event IV, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time;
(v) upon the occurrence of Triggering Event V, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time; and
(vi) upon the occurrence of Triggering Event VI, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time.
(b) For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event;
provided
,
however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive more than an aggregate number of Earn Out Shares equal to 7.5% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus
(B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to
Section
 3.05(a)
after the Effective Time,
plus
(C) number of shares of Rollover Restricted Stock to be issued pursuant to
Section
 3.05(b)
after the Effective Time,
plus
(D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to
Section
 3.06
after the Effective Time.
4.02
Acceleration Event
. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “
Acceleration Event
”), then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Parent shall issue the applicable Earn Out Shares to the Company Stockholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Stockholders shall be eligible to participate in such Change of Control.
4.03
Tax Treatment of Earn Out Shares
. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to
Section
 4.02
, shall be treated as an

adjustment to the Aggregate Company Stock Consideration by the parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows:
5.01
Corporate Organization of the Company
.
(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.02
Subsidiaries
.
(a) The Subsidiaries of the Company as of the date hereof are set forth on
Schedule
 5.02
, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and by-laws
(or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.
(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03
Due Authorization
.
(a) The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 5.05
and the adoption of this Agreement by holders of a majority of the voting power of the outstanding shares of Company Common Stock, Company Preferred Stock and Company Founders Preferred Stock, each on an “as converted basis”, voting together as a single class (the “
Company Requisite Approval
”)) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.
(b) At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the stockholders of the Company approval of each of the matters requiring Company Requisite Approval.
5.04
No Conflict
. Except as set forth on
Schedule
 5.04
or on
Schedule
 5.05
, the execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Company Organizational Documents or the certificate of formation, bylaws or other organizational documents of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on
Schedule
 5.13(a)
, or any Leased Real Property document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.05
Governmental Authorities; Consents
.
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Certificate of Merger in accordance with the DGCL; (e) the filing of the Second Certificate of Merger in accordance with the DLLCA and (f) as otherwise disclosed on
Schedule
 5.05
or
Schedule 6.07
.
5.06
Capitalization
.
(a) As of the date hereof, the authorized capital stock of the Company pursuant to the Company Certificate of Incorporation consists of (i) 31,500,000 shares of the Company Class A Stock, 9,841,350 of which are issued and outstanding as of the date of this Agreement; (ii) 7,711,738 shares of Company Class B Stock, none of which are issued and outstanding as of the date of this Agreement, (iii) 1,922,600 shares of the Company Founders Preferred Stock, 1,922,600 of which are issued and outstanding as of the date of this Agreement, (iv) 2,228,361 shares of the Company Series A Preferred Stock, 1,660,839 of which are issued and outstanding as of the date of this Agreement, (v) 163,306 shares of the Company Series
A-1
Preferred Stock, 163,306 of which are issued and outstanding as of the date of this Agreement, (vi) 1,322,780 shares of the Company Series
A-2
Preferred Stock, 1,322,780 of which are issued and outstanding as of the date of this Agreement, (vii) 223,548 shares of the Company Series
A-3
Preferred Stock, 223,548 of which are issued and outstanding as of the date of this Agreement, (viii) 49,827 shares of the Company Series
A-4
Preferred Stock, 49,827 of which are issued and outstanding as of the date of this Agreement, (ix) 137,715 shares of the Company Series
A-5
Preferred Stock, 124,068 of which are issued and outstanding as of the date of this Agreement, (x) 247,420 shares of the Company Series
A-6
Preferred Stock, 247,420 of which are issued and outstanding as of the date of this Agreement, (xi) 1,459,656 shares of the Company Series
A-7
Preferred Stock, 1,459,656 of which are issued and outstanding as of the date of this Agreement, (xii) 385,777 shares of the Company Series
A-8
Preferred Stock, 385,777 of which are issued and outstanding as of the date of this Agreement, (xiii) 748,674 shares of the Company Series
A-9
Preferred Stock, 748,674 of which are issued and outstanding as of the date of this Agreement, (xiv) 252,801 shares of the Company Series
A-10
Preferred Stock, 252,801 of which are issued and outstanding as of the date of this Agreement, (xv) 317,404 shares of the Company Series
A-11
Preferred Stock, 317,404 of which are issued and outstanding as of the date of this Agreement and (xvi) 1,472,905 shares of the Company Series X Preferred Stock, none of which are issued and outstanding as of immediately prior to the Initial Closing (as defined in the Series X Stock Purchase Agreement). All of the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Company Founders Preferred Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Law, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) other than as contemplated by Company Equity Awards, are fully vested. Set forth on
Schedule
 5.06(a)
is a true, correct and complete list of each Company Stockholder or holder of other equity interests of the Company (other than Company Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other equity interests held by each such holder as of the date hereof and any restrictions thereon. Except as set forth on
Schedule
 5.06(a)
or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(b) Assuming all of the shares of the Company Series X Preferred Stock are sold pursuant to the Series X Stock Purchase Agreement, such shares shall be converted into the right to receive no less than 17,000,000 shares of Parent Class A Stock pursuant to
Section
 3.01(b)
;
provided
, that the foregoing number of shares of Parent Class A Stock to be issued pursuant to
Section
 3.01(b)
shall be increased proportionately in the event there is a Subsequent Series X Financing Amount.
(c) Except for: (i) Company Equity Awards granted pursuant to the Company Stock Plan; (ii) the Company Preferred Stock; (iii) the Company Founders Preferred Stock; and (iv) the Company Warrants, as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on
Schedule
 5.06(b)
and as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on
Schedule
 5.06(b)
, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Equity Award,
Schedule
 5.06(b)
sets forth, as of the date hereof, the name of the holder of such Company Equity Award, the type of award (including whether such Company Equity Award is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events and other events of forfeiture), the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award (on a converted basis), the purchase price (if applicable), the cash exercise price or strike price per share of such Company Equity Award (if applicable) and the applicable expiration date. Each Company Equity Award was granted, in all material respects, in accordance with the terms of the Company Stock Plan and in compliance with all applicable Laws. No Company Stock Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
(d) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. Other than with respect to the Company Equity Awards, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on
Schedule
 5.06(d)
, there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on
Schedule
 5.06(d)
, the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.
(e) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws. Except as set forth on
Schedule
 5.06(e)
, there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.
5.07
Financial Statements
.
Attached as
Schedule
 5.07
are the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and as of December 31, 2019 and the unaudited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of the Company and its Subsidiaries for the same periods(the “
Year End Financial Statements
”) and (b) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2020 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries as of June 30, 2020 (the “
Interim Financial Statements
” and, together with the Year End Financial Statements, the “
Financial
Statements
”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end
adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. As of the date hereof, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2018 and 2019.
5.08
Undisclosed Liabilities
.
There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2020 in the ordinary course of the operation of business of the Company and its Subsidiaries; (c) disclosed in the Company Schedules; or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.
5.09
Litigation and Proceedings
.
There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to a Contract. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions.
5.10
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and/or its Subsidiaries, the Company and its Subsidiaries are, and since December 31, 2017 have been, in compliance in all material respects with all applicable Laws with respect to the conduct of its and their business or the ownership or operation of its and their business. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2017, which violation, individually or in the aggregate, would be material to the Company and/or its Subsidiaries.
(b) In the last five (5) years: (i) there has been no action taken by the Company, its Subsidiaries or any officer, director, manager, employee, or, to the knowledge of the Company, agent, representative, sales intermediary, or other Person acting for or on behalf of the Company or its Subsidiaries in violation of any applicable Anti-Corruption Law; (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers, or employees, nor to the knowledge of the Company, any of their respective agents, representatives, sales intermediaries, or any other Person acting for or on behalf of Company or any of its Subsidiaries (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Laws relating to economic sanctions within the last five (5) years.
Schedule 5.10(c)(i)
sets forth all of the products, technologies, technical data, and other items that the Company produces, exports, imports, or otherwise handles that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “
USML
”), and their associated Export Control Classification Numbers and USML Category numbers. Except as set forth on
Schedule 5.10(c)(ii)
, the Company and its Subsidiaries are, and for the past five (5) years have been, in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws, including the Export Administration Regulations and International Traffic in Arms Regulations, and within the past five (5) years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure to any Governmental Authority relating to sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
5.11
Intellectual Property
.
(a)
Schedule
 5.11(a)
sets forth, as of the date hereof, (i) a true and complete list of all Company Registered Intellectual Property (specifying for each item: (A) the record owner and, if different from the record owner, the beneficial owner; (B) the jurisdiction in which such item has been issued, registered or filed; (C) the issuance, registration or application date; and (D) the issuance, registration or application number) and (ii) a true and complete list of all material unregistered Owned Intellectual Property. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full, except where the failure to timely submit such filings and fees would not be material to the business of the Company or any of its Subsidiaries. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.
(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property (collectively, the “
Company Intellectual Property
”) constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted and as presently proposed to be conducted immediately following the Closing.
(c) None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries, or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating any Intellectual Property, other than Patents, of any Person, or, to the knowledge of the Company, any Patents of any Person. None of the Company or any of its Subsidiaries

has received from any Person in the past six (6) years any written (or to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person in a manner that would reasonably be construed as notice of infringement; or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Company Intellectual Property. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the past six (6) years. None of the Owned Intellectual Property is subject to any pending or outstanding order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.
(d) To the knowledge of the Company, no past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who are engaged in creating or developing for or on behalf of the Company or such Subsidiary any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company or such Subsidiary in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or such Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Subsidiary in the course of such Person’s employment or retention thereby (each, an “
Invention Assignment Agreement
”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such Invention Assignment Agreement.
(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property.
(f) The Company and each of its Subsidiaries, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any of the Company’s or any of its Subsidiaries’ past or present employees or any other Person, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret or who is under a duty to protect such Trade Secret (e.g. attorneys).
(g) None of the source code or related materials for any Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees or contractors of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). Neither the Company nor any of its Subsidiaries is a party to any source code escrow contract or any other contract (or a party to any contract obligating the Company or such Subsidiary to enter into a source code escrow contract or other contract) requiring the deposit of any source code or related materials for any Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related materials for any Owned Company Software.
(h) The Company and each of its Subsidiaries have complied and do comply with all license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. No Open

Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.
(i) To the knowledge of the Company, the Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. To the knowledge of the Company, none of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the past three (3) years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.
(j) The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems. The IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the knowledge of the Company, during the past three (3) years there has been no unauthorized access to or breach or violation of any IT Systems. In the past three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.
(k) Neither the execution and delivery of this Agreement or other Transaction Agreements nor the consummation of the Transactions (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property; or (v) the material breach of, or creation on behalf of any Person of the right to terminate or materially modify any Contract relating to any material Owned Intellectual Property or material Licensed Intellectual Property.
5.12
Data Privacy
.
(a) The Company, each of its Subsidiaries and any Person acting for or on the behalf of the Company or any of its Subsidiaries have at all times complied in all material respects with: (i) all applicable Privacy Laws; (ii) all the Company’s and its Subsidiaries’ policies and notices regarding Personal Information; and (iii) all of the Company’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company and its

Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. The Company and its Subsidiaries have not received any written notice of any claims (including notice from third parties acting on their behalf) of, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, nor has the Company or any of its Subsidiaries received any written notice of investigations or inquiries from relevant authorities related to the same. To the knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim. None of the Company’s or its Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.
(b) The Company and its Subsidiaries have (i) implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, which safeguards are at least consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and have taken reasonable steps, including by making contractual commitments to the extent required by applicable Privacy Laws, to maintain the privacy and confidentiality of Personal Information and to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(c) To the knowledge of the Company, there have been no breaches, security incidents or misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in their possession or control. The Company and its Subsidiaries have remediated any material privacy or data security issues or vulnerabilities identified in the audits and testing conducted to-date.
Neither the Company, its Subsidiaries nor any third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
(d) The execution, delivery and performance of the transactions contemplated by this Agreement including the transfer of Personal Information in connection with such transactions, will not, in any material respect, violate: (i) any applicable Privacy Laws; (ii) the Company’s and its Subsidiaries’ privacy policies as they currently exist or as they existed at any time during which any of such Personal Information was collected or obtained; or (iii) applicable contractual obligations of the Company and its Subsidiaries. The Company and its Subsidiaries are not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Parent, the Company or its Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.
5.13
Contracts; No Defaults
.
(a)
Schedule
 5.13(a)
contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the

Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 5.13(a)
have been delivered to or made available to Parent or its agents or representatives.
(i) each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of Company employees;
(ii) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf
software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $25,000 per year or (B) licenses to a third party to use Owned Intellectual Property or Owned Company Software (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business);
(iii) any Contract that (A) provides for any invention, creation, conception or other development of any Intellectual Property (1) by the Company or any of its Subsidiaries for any other Person, (2) by the Company or any of its Subsidiaries jointly with any other Person or (3) for the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any Intellectual Property (1) to the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (2) by the Company or any of its Subsidiaries to any other Person;
(iv) any Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Authority or subcontract thereto or customary non-disclosure
agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;
(v) any Contract under which the Company or its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $200,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $200,000; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);
(vi) any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause (A), Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out,
backend payment or similar obligation, in connection with any completed acquisition or disposition by the Company or such Subsidiaries;
(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $200,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;
(viii) any Contract expected to result in revenue or require expenditures in excess of $200,000 in the calendar year ended December 31, 2019 or any subsequent calendar year;

(ix) other than any Contract which has a value less than $200,000, any Contract between the Company or its Subsidiaries, on the one hand, and any Company Stockholder, on the other hand, that will not be terminated at or prior to the Closing;
(x) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;
(xi) any Contract with a Significant Customer or a Significant Supplier;
(xii) any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary
relief;
(xiii) any Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or its Subsidiaries, in each case, with an annual base salary in excess of $250,000, which provides for change in control, retention or similar payments; and
(xiv) any Contract with a Governmental Authority that involves aggregate payments to the Company or any of its Subsidiaries that are reasonably expected to be in excess of $200,000.
(b) With respect to any Contract of the type described in
Section
 5.13(a)
, whether or not set forth on
Schedule 5.13(a)
: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2018, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which individually or the aggregate, would be reasonably likely to be material to the Company or its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2018 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
5.14
Company Benefit Plans
.
(a)
Schedule
 5.14(a)
sets forth a complete list of each material Company Benefit Plan. “
Company Benefit Plan
” means, whether or not material, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“
ERISA
”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent or its representatives correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable: (i) the current plan document and any trust agreement relating to such plan; (ii) the most recent summary plan description, to the extent a summary plan description is required for such plan; (iii) if applicable, the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to
non-U.S.
plans, any comparable annual or periodic report) and attached schedules (if applicable); (iv) the most recent actuarial valuation, if applicable; (v) any non-routine
communications with any Governmental Authority during the past three (3) years; and (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (or applicable comparable Governmental Authority).
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements to the extent required under GAAP.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely impact any such plans or result in the loss of the tax-qualified
status of such plans.
(e) Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or was required to contribute to, or had any liability in respect of (including by reason of sponsoring, maintaining or contributing to or having an obligation to contribute to), at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “
Multiemployer Plan
”) or other pension plan, in each case, regardless of whether or not it is subject to Title IV of ERISA. No circumstance or condition exists that would result in any liability of the Company or any of its Subsidiaries to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA. For purposes of this Agreement, “
ERISA Affiliate
” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one (1) employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a (i) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination to any current or former director, employee or independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof).
(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened, and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under

Section 408 of ERISA and regulatory guidance issued thereunder, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.
(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) or benefit becoming due to any current or former stockholder, director, officer, employee or independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of the Company or any its Subsidiaries; (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates; or (iv) result in any new obligation pursuant to any of the Company Benefit Plans; provided that the foregoing shall not include arrangements entered into by Parent prior to the Closing Date.
(h) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary of the Company as a result of the consummation of the transactions contemplated by this Agreement could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which have subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. No Company Benefit Plan provides for the gross-up
of any Taxes imposed by Section 4999 or 409A of the Code or otherwise.
(j) There is no action currently contemplated by the Company or its Subsidiaries, and no action has been taken by the Company or its Subsidiaries, in respect of any current or former employee or independent contractor of the Company or its Subsidiaries or such individuals’ compensation or benefits, in each case, in response to the
COVID-19
pandemic.
5.15
Labor Matters
.
(a) (i) Except for the Contracts listed on
Schedule 5.13(a)
, neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries; (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification; and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, employee classification (including, but not limited to, the proper classification of employees and independent contractors and the proper classification of exempt and non-exempt
employees),
non-discrimination,
wages and hours, immigration, disability rights or benefits, equal opportunity, the federal Worker Adjustment and Retraining Notification Act (“
WARN
”) and any similar state or local “mass layoff” or “plant closing” Law, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, unemployment insurance, the provision and administration of meal and rest periods/breaks, collective bargaining, harassment, retaliation, civil rights, background checks and screenings, privacy and biometric screening laws, paid sick days/leave entitlements and benefits (including the federal Emergency Paid Sick Leave Act), family and medical leave and other leaves of absence (including the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.
(c) Since January 1, 2018, neither the Company nor any of its Subsidiaries have experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.
(d) The Company has not taken any action relating to any employee or worksite that would require the service of a notice under WARN, taking into account any temporary or permanent modification or guidance with respect to such Laws as a result of
COVID-19
within the six (6) months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing. The Company has not engaged in any temporary layoffs, furloughs, or hours reductions that would trigger notice requirements under WARN were such temporary layoff, furlough, or hours reduction to last for at least six (6) months and no such events are reasonably expected to occur prior to Closing.
(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individuals who perform or have performed services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.
(g) During the past five (5) years, to the knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer, director, executive, or manager of the Company or any of its Subsidiaries. The policies and practices of the Company and its Subsidiaries are in compliance with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(h) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition
agreement, restrictive covenant or other obligation (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.
(i) The Company is in compliance in all material respects with all government orders restricting activity, such as
“stay-at-home”
orders or business closure orders, or other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Company operates.

5.16
Taxes
.
(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and payable by the Company or its Subsidiaries have been timely paid.
(c) Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.
(d) Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes due from such entities. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five (5) years prior to the date of this Agreement) in a trade or business or has (or has had in the five (5) years prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.
(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b)(2).
(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing, other than in the ordinary course of business; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.
(h) There are no Liens for material amounts of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for any Tax liability imposed on any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation
Section 301.7701-3
to be classified as other than such entity’s default classification pursuant to Treasury Regulation
Section 301.7701-3(b)
for U.S. federal income tax purposes.
(l) Neither the Company nor any of its Subsidiaries is, and each has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m) Each of the Company and its Subsidiaries is in material compliance with Section 482 of the Code and any other applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.
(n) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(o) Neither the Company nor its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.
(p) The Company has not made an election under Section 965(h) of the Code.
(q) Neither the Company nor its Subsidiaries (i) has deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (ii) during the
COVID-19
Quarantine Period, had employees teleworking from a state other than their regular work location or had an employee continue to telework (other than employees that regularly teleworked before the
COVID-19
Quarantine Period) following the end of the
COVID-19
Quarantine Period applicable to such employee’s work location.
(r) Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.
(s) No Subsidiary of the Company (i) has an investment in “United States property” within the meaning of section 956(c) of the Code or (ii) has been a passive foreign investment company within the meaning of section 1297 of the Code. No Subsidiary of the Company generates a material amount of income described in Sections 951 or 951A of the Code.
5.17
Brokers
’
Fees
. Except as described on
Schedule
 5.17
, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.18
Insurance
.
Schedule
 5.18
contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on
Schedule
 5.18
, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, non-renewal,
disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
5.19
Real Property;
Tangible Property
.
(a) The Company and its Subsidiaries do not own and have never owned any real property.
(b)
Schedule
 5.19(b)
contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate annual payments in excess of $19,000 (the “
Leased Real Property
”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “
Real Estate Lease Documents
”). Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect. No material default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the Company and its Subsidiaries of the Leased Real Property and any improvements made by the Company and its Subsidiaries thereon (A) are prohibited by any Lien or law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
(c) The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company and its Subsidiaries (A) constitute all of the assets, rights and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
5.20
Environmental Matters
. Except as disclosed on
Schedule 5.20
:
(a) the Company and its Subsidiaries are and, during the last three (3) years, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws;
(b) to the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site
of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law;
(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance
with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;
(d) there has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law;
(e) neither the Company nor any Subsidiary has assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials; and
(f) the Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable.
5.21
Absence of Changes
.
(a) Except as contemplated by the Agreement, since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b) Except as contemplated by this Agreement, from June 30, 2020 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to
Section
 7.01
if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice.

5.22
Significant Customers and Suppliers
.
(a)
Schedule 5.22(a)
sets forth for the twelve (12) months ended December 31, 2019 each of the ten (10) largest (i) customers of the Company and its Subsidiaries, based upon the amount of revenue generated by the Company and its Subsidiaries from such customers (collectively, the “
Significant Customers
”), and (ii) suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “
Significant Suppliers
”). As of the date hereof, there are no outstanding, and since December 31, 2017 and through the date hereof, there have not been any, material disputes between the Company or any of its Subsidiaries and any of the Significant Customers or the Significant Suppliers.
(b) Since January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has otherwise given the Company or its Subsidiaries any indication or threatened the Company or its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.
5.23
SBA PPP Loan
. The Company has: (a) complied in all material respects with the Small Business Administration’s terms and conditions applicable to the SBA PPP Loan; (b) used the proceeds of the SBA PPP Loan only for “allowable uses” as described in Section 1102 of the CARES Act; and (c) kept necessary and appropriate records relating to the use of the SBA PPP Loan.
5.24
Affiliate Agreements
. Except as set forth on
Schedule
 5.24
and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (i) present or former executive officer or director of any of the Company or its Subsidiaries; (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries; or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, a “
Company Affiliate Agreement
”).
5.25
Internal Controls
. The Company maintains a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the Company’s knowledge, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company’s Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.
5.26
Permits
. Each of the Company and its Subsidiaries has all material Permits (the “
Material Permits
”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits in all material respects.
5.27
Registration Statement
. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided
,
however
, notwithstanding the foregoing provisions of this
Section
 5.27
, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB
Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Parent SEC Reports filed or furnished by Parent on or after January 8, 2019 (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:
6.01
Corporate Organization
.
(a) Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent previously delivered by Parent to the Company are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub,

Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. First Merger Sub and Second Merger Sub are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.
6.02
Due Authorization
.
(a) Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in
Section
 6.07
) (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Parent), except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) The affirmative vote of: (i) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal; (ii) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Issuance Proposal; (iii) (A) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of the foregoing clauses (i) through (iii), collectively, the “
Required Parent Stockholder Approval
”); and (iv) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve (A) the Management Longer Term Equity Incentive Plan Proposal and (B) the Parent Omnibus Incentive Plan Proposal (together with the Required Parent Stockholder Approval, the “
Parent Stockholder Approval
”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.
(c) At a meeting duly called and held, the Parent Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder approval.
6.03
No Conflict
. The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of First Merger Sub or Second Merger Sub; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, First Merger Sub or Second Merger Sub or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which either of Parent, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Parent, First Merger Sub or Second Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.04
Litigation and Proceedings
. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
6.05
Compliance with Laws
.
(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since January 8, 2019 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent, First Merger Sub or Second Merger Sub is pending or threatened. Neither of Parent nor its Subsidiaries has received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance
or violation of any applicable Law by Parent or its Subsidiaries at any time since January 8, 2019, which violation would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b) Since January 8, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee, agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Law; (ii) neither Parent nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; and (iv) neither Parent nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
6.06
Employee Benefit Plans
. Except as may be contemplated by the Management Longer Term Equity Incentive Plan Proposal or the Parent Omnibus Incentive Plan Proposal, neither Parent, First Merger Sub, Second Merger Sub, nor any of their respective Subsidiaries sponsors, maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “
Parent Benefit Plans
”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any equity holder, director, manager, officer or employee of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries, or (b) result in the acceleration, vesting or creation of any rights of any equity holder, director, manager, officer or employee of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
6.07
Governmental Authorities; Consents
. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, First Merger Sub or Second Merger Sub with respect to Parent’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, Securities Laws and Nasdaq rules and regulations and the filing and effectiveness of the First Certificate of Merger and the Parent A&R Charter in accordance with the DGCL and the Second Certificate of Merger in accordance with the DLLCA.
6.08
Trust Account
. As of the date hereof, there is at least $400,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “
Trust Account
”) for the benefit of the Parent public Stockholders, maintained by Continental, acting as trustee (the “
Trustee
”), pursuant to the Investment Management Trust Agreement, dated January 31, 2019, by and between Parent and the Trustee (the “
Trust Agreement
”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or (ii) entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Parent Organizational Documents and Parent’s final prospectus dated January 8, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date
under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since January 8, 2019, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.
6.09
Taxes
. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, including the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions:
(a) All Tax Returns required by Law to be filed by Parent have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.
(b) All amounts of Taxes due and payable by Parent have been timely paid.
(c) Parent has (i) withheld or collected all amounts of Taxes, and has complied in all respects with applicable Law relating the such withholding or collection, required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority.
(d) To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(e) No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Authority in writing against Parent (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent.
(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent, First Merger Sub or Second Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(g) Parent has not consented to extend the time in which any material Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.
(h) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (iii) any closing agreement entered into prior to the Closing pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law.
(i) There are no Liens for amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.
6.10
Brokers
’
Fees
. Except for fees described on
Schedule
 6.10
(including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor.
6.11
Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act
.
(a) Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 8, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “
Parent SEC Reports
”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “
Additional Parent SEC Reports
”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule
13a-14
or
15d-14
under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the
Sarbanes-Oxley
Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic
Data-Gathering,
Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports, and that will be included in the Additional Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form
10-Q
of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end
adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation
S-X
or Regulation
S-K,
as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance
sheet arrangements that are not disclosed in the Parent

SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(b) Parent has established and maintains disclosure controls and procedures as required under Rule
13a-15
under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.
(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.
(f) To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(g) As of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(h) As used in this
Section
 6.11
, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.
6.12
Business Activities
; Absence of Changes
.
(a) Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c) There is no liability, debt or obligation against Parent or its Subsidiaries, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports, (ii) reflected or reserved for on Parent’s balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since the date of Parent’s balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iii) disclosed in
Schedule
 6.12(c)
.
(d) Since their organization, neither First Merger Sub nor Second Merger Sub have not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there are no Contracts or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger Sub or any acquisition of property by First Merger Sub or Second Merger Sub or the conduct of business by First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of First Merger Sub or Second Merger Sub to enter into and perform their respective obligations under this Agreement and consummate the Transactions.
(e) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.
(f) (i) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent to enter into, perform its obligations under this Agreement and consummate the Transactions, and (ii) from March 31, 2020 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to
Section
 8.02
if such action had been taken after the date hereof.
(g) Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on
Schedule 6.16(a)
and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $25,000 monthly or $250,000 in the aggregate.
Schedule 6.12(g)
sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

(h) Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination or reclassification of any of Parent’s capital stock; (c) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (d) any change in the auditors of Parent; (e) any issuance of capital stock of Parent; or (f) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business.
(i) Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).
6.13
Registration Statement
. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided
,
however
, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.
6.14
Capitalization
.
(a) The authorized capital stock of Parent consists of (i) 1,000,000 shares of Parent Preferred Stock, of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, (ii) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Parent Class A Stock and 20,000,000 shares of Parent Class F Stock, of which (A) 40,000,000 shares of Parent Class A Stock are issued and outstanding as of the date of this Agreement and 10,000,000 shares of Parent Class F Stock are issued and outstanding as of the date of this Agreement, and (B) 19,999,982 Parent Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Stock, Parent Class F Stock and Parent Warrants: (I) have been duly authorized and validly issued and are fully paid and nonassessable; (II) were issued in compliance in all material respects with applicable Law; (III) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (IV) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Parent SEC Reports with respect to certain Parent Class A Stock held by the Sponsor.
(b) Except for this Agreement and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Class A Stock or the equity interests of Parent, First Merger Sub or Second Merger Sub or other interest or participation in Parent, First Merger Sub or Second Merger Sub, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, First Merger Sub or Second Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, First Merger Sub or Second Merger Sub. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Class A Stock or any other equity interests of Parent. Parent does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Parent, free and clear of all Liens (other than Permitted Liens). All outstanding shares of First Merger Sub common stock have been duly authorized, validly issued, fully paid and are non-assessable
and are not subject to preemptive rights.
(d) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.
(e) Subject to approval of the Proposals, the shares of Parent Class A Stock and Parent Class B Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).
(f) The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Certificate of Incorporation).
(g) Each holder of Parent Class F Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.
6.15
Parent Listing
. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“
Nasdaq
”) under the symbol “GMHIU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMHI”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMHIW”. Parent is a member in good standing with Nasdaq, and has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.
6.16
Contracts; No Defaults
.
(a)
Schedule
 6.16(a)
contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K
of the SEC) (other than confidentiality and
non-disclosure
agreements and this

Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on
Schedule
 6.16(a)
have been delivered to or made available to the Company or its agents or representatives.
(b) Each Contract of a type required to be listed on
Schedule
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in
Section
 6.16(a)
, whether or not set forth on
Schedule
 6.16(a)
: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Parent and, to the knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since January 8, 2019, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since January 8, 2019 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
6.17
Investment Company Act
; JOBS Act
. Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
6.18
Affiliate Agreements
. Except as set forth on
Schedule
 6.18
, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Exchange Act) of any of the foregoing (each of the foregoing, an “
Parent Affiliate Agreement
”).
6.19
Parent Stockholders
. To the knowledge of Parent, no holder of the capital stock of Parent is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.
ARTICLE VII
COVENANTS OF THE COMPANY
7.01
Conduct of Business
. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees and consultants; and (iv) maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any
COVID-19
Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of
COVID-19
exposure to employees, business partners, customers, and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on
Schedule 7.01
, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:
(a) other than as contemplated by this Agreement, change or amend the Company Organizational Documents or the certificate of incorporation, bylaws or other organizational documents of the Company’s Subsidiaries;
(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except in connection with the exercise of any Company Stock Option or Company Warrant outstanding as of the date of this Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of Company Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;
(c) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on
Schedule
 5.13(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 5.13(a)
) (in each case other than pursuant to (1) offers, bids or proposals made by the Company or its Subsidiaries on or prior to the date hereof that, if accepted, would result in a Contract with a Governmental Authority or (2) requirements from any Governmental Authority to modify the scope of work under any Contract to which it and the Company or its Subsidiaries are parties), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;
(d) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the

Company and its Subsidiaries, taken as a whole (including Company Intellectual Property or Company Software), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;
(e) other than in the ordinary course of business consistent with past practice and except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law: (i) increase any compensation, benefits or severance of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or agreement, arrangement or plan which would be a Company Benefit Plan if in effect on the date of this Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound (except for routine renewals of collective bargaining or similar agreements); (iii) grant or provide any severance or termination payments or benefits to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (iv) hire, terminate (other than for cause) or place on unpaid leave or furlough any director or employee of the Company or its Subsidiaries, or give notice of any such actions; (v) take any action that will result in the acceleration, vesting or creation of any right of any current or former director or employee the Company or its Subsidiaries under any of the Company Benefit Plans; and (vi) grant any equity or equity-based compensation awards;
provided
, that, with respect to employees and independent contractors, clauses (i) and (iii) (and, with respect to newly hired employees, clause (iv)) shall apply only to those with an annual base salary in excess of $150,000, whether or not such actions were taken in the ordinary course of business consistent with past practice.
(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);
(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;
(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, but excluding any of the Company’s Subsidiaries) except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement as set forth on
Schedule 5.13(a)(v)
, make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;
(i) make or change any material Tax election, adopt, change or make a request to change any Tax accounting method or period, file any amendment to a Tax Return, enter into any closing agreement with a Governmental Authority with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;
(j) enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k) acquire any fee interest in real property;
(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;
(n) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(o) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (ii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;
(p) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;
(q) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(r) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and
(s) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Company or its Subsidiaries under WARN or any similar state or local “mass layoff” or “plant closing” Law, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six (6) months, other than in the ordinary course of business consistent with past practice as a result of the expiration or termination of a Contract with a Governmental Authority without renewal, a government shutdown or the reduction in the scope of work of a such a Contract; or
(t) enter into any agreement to do any action prohibited under this
Section
 7.01
.
Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
7.02
Inspection
. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.03
Termination of Certain Agreements
. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on
Schedule
 7.03
to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
7.04
No Parent Securities Transactions
. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.
7.05
No Claim Against the Trust Account
. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in Parent’s final prospectus, dated January 31, 2019 and other Parent SEC Reports, the Parent Organizational Documents, and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by February 5, 2021 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement;
provided
, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. This
Section
 7.05
shall survive the termination of this Agreement for any reason.
7.06
Proxy Solicitation; Other Actions
.
(a) The Company agrees to use reasonable best efforts to provide Parent, as promptly as practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation
S-X,
and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation
S-X
covering the applicable

periods required to be included in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than twenty four (24) hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation
S-X
under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form
S-4.
(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading;
provided
, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading;
provided
,
further
,
however
, that no information received by Parent pursuant to this
Section
 7.06
shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or Parent Schedules, as applicable.
7.07
Non-Solicitation;
Acquisition Proposals
.
(a) Except as expressly permitted by this
Section
 7.07
, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with
Section
 11.01
, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) furnish any non-public
information regarding the Company or its Subsidiaries or access to the properties, assets or employee of the Company or its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal or request for information; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (v) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with
Section
 7.07(b)(i)
), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (vi) submit any Acquisition Proposal to the stockholders of the Company; or (vii) resolve or agree to do any of the foregoing;
provided
, that it is understood and agreed that any determination or action by the Company Board made in accordance with
Section
 7.07(b)
or
Section
 7.07(c)
shall not be deemed to be a breach or violation of this
Section
 7.07(a)
. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition

Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. The Company shall promptly (and in any event within twenty four (24) hours) notify, in writing, Parent of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any such Acquisition Proposal or inquiry, proposal or offer made in writing or, if, not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such inquiry, proposal, offer or request). The Company shall promptly (and in any event within twenty four (24) hours) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective Representatives). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential bona fide
written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this
Section
 7.07
) to be made to the Company or the Company Board so long as the Company promptly (and in any event within twenty four (24) hours thereafter) notifies Parent thereof after granting any such waiver, amendment or release and the Company Board determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this
Section
 7.07
by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one (1) of its Subsidiaries’ behalf, shall be deemed to be a breach of this
Section
 7.07
by the Company.
(b) Notwithstanding anything to the contrary in
Section
 7.07(a)
or
Section
 9.02
, this Agreement shall not prevent the Company or the Company Board from:
(i) prior to obtaining the Company Requisite Approval, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide
written Acquisition Proposal after the date hereof that did not result from a material breach of
Section
 7.07(a)
and (B) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide
written Acquisition Proposal that did not result from a material breach of
Section
 7.07(a)
, in each case, if the Company Board: (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal; (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; and (III) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement;
provided
, that the Company shall provide to Parent, First Merger Sub and Second Merger Sub any material non-public
information or data that is provided to any Person that was not previously made available to Parent, First Merger Sub or Second Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four (24) hours thereof);
(ii) prior to obtaining the Company Requisite Approval, making a Company Change in Recommendation (only to the extent permitted by
Section
 7.07(c)
or
Section
 7.07(d)
; or
(iii) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses “(i)” and “(ii)”.

(c) Notwithstanding anything in this
Section
 7.07
to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide
written Acquisition Proposal that did not result from a material breach of this
Section
 7.07
, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to effect a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation;
provided
,
further
, that the Company will not be entitled to make a Company Change in Recommendation unless (I) the Company delivers to Parent a written notice (a “
Company Notice
”) advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, and (II) at or after 5:00 p.m., New York City time, on the fourth (4 th
) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4 th
) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “
Notice Period
”), the Company Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal notwithstanding the adjustments to the terms and conditions of this Agreement proposed by Parent (if any) were to be given effect and (2) after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.
(d) Notwithstanding anything in this
Section
 7.07
or
Section
 9.02(g)
to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, in response to a Company Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation;
provided
that the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (i) the Company delivers to Parent a written notice (a “
Company Intervening Event Notice
”) advising Parent that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth (4 th
) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (such period from the time the Company Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth (4 th
) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (it being understood that any material development with respect to a Company Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “
Company Intervening Event Notice Period
”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Company Intervening Event Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation.
7.08
Company Warrant Amendments
. Prior to the Closing, the Company shall perform any and all of its obligations under each of the Company Warrant Amendments and shall use commercially reasonable efforts to cause the parties thereto to consummate the transactions contemplated thereby.

ARTICLE VIII
COVENANTS OF PARENT
8.01
Indemnification and Insurance
.
(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director or officer, as the case may be, of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “
D&O Indemnified Party
”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in their respective organizational documents or in any indemnification agreement with the Company or its Subsidiaries set forth on
Schedule 8.01(a)
shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall cause the Company and its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Company and its Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party;
provided
,
however
, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this
Section
 8.01
without limit as to time.
(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this
Section
 8.01(b)
.
(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of the Company or its Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Company and its Subsidiaries under this
Section
 8.01
shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this
Section
 8.01
shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this
Section
 8.01
.
(d) If Parent or, after the Closing, the Company or its Subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company or its Subsidiaries, as applicable, assume the obligations set forth in this
Section
 8.01
.
8.02
Conduct of Parent During the Interim Period
.
(a) During the Interim Period, Parent shall, and shall cause its Subsidiaries to, except as set forth on
Schedule
 8.02
, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on
Schedule
 8.02
or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law,
COVID-19
Measures or Social Unrest Measures, Parent shall not and each shall not permit any of its Subsidiaries to:
(i) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other Subsidiary;
(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (C) other than the redemption of any shares of Parent Class A Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (D) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization.
(iii) other than as set forth on
Schedule
 8.02(a)(iii)
, enter into, renew or amend any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute a Parent Affiliate Agreement);
(iv) enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on
Schedule
 6.16(a)
(or any Contract, that if existing on the date hereof, would have been required to be listed on
Schedule
 6.16(a)
), or any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;
(v) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;
(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);
(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;
(xii) (A) make or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any method of accounting for Tax purposes; (D) file any material amended Tax Return; (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (F) knowingly surrender any claim for a refund of Taxes; or (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Tax Law) with any Governmental Authority;
(xiii) create any material Liens (other than Permitted Liens) on any material property or assets of Parent, First Merger Sub or Second Merger Sub;
(xiv) engage in any material new line of business; or
(xv) enter into any agreement to do any action prohibited under this
Section
 8.02
.
(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.
Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
8.03
Trust Account
. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in
Article
 X
and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement)), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Class A Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses, Outstanding Parent Expenses pursuant to
Section
 3.09
and the payment of the cash in lieu of the issuance of any fractional shares pursuant to
Section
 3.08
; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Parent.
8.04
Inspection
. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound, Parent shall (a) afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (b) furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
8.05
Parent Nasdaq Listing
. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Class A Stock to be listed on, Nasdaq.
8.06
Parent Public Filings
. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
8.07
Section
 16 Matters
. Prior to the Closing, the Parent Board, or an appropriate committee of
“non-employee
directors” (as defined in Rule
16b-3
of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Stock and Parent Class B Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule
16a-1(f)
under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule
16b-3
thereunder.
8.08
Director Appointments
. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent shall take all actions necessary or appropriate to cause (a) the number and classes of directors constituting the Parent Board to be such number and classes as is specified on
Schedule
 8.08
and (b) the individuals in each class set forth on
Schedule
 8.08
to be elected as members of such class of the Parent Board, effective as of the Closing. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on
Schedule
 8.08
, which indemnification agreements shall continue to be effective following the Closing.
8.09
Exclusivity
. During the Interim Period, Parent shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “
Business Combination Proposal
”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
8.10
Bylaws
. Prior to the consummation of the Transactions, Parent shall adopt the Parent A&R Bylaws.
8.11
Insider Letters
. Pursuant to those certain letter agreements, dated as of January 30, 2019 (collectively, the “
Insider Letters
”), entered into by and between Parent and each of Alec Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto, Andrew McBride (collectively, the “
Insiders
”) and the Sponsor, among other things, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “
Approval Requirement
”) and not to redeem such shares in connection with the Offer (the “
Non-Redemption
Requirement
”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the
Non-Redemption
Requirement, in connection with the consummation of the Transactions.
ARTICLE IX
JOINT COVENANTS
9.01
Support of Transaction
. Without limiting any covenant contained in
Article
 VII
or
Article
 VIII
, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in
Section
 9.05
, which obligations shall control to the extent of any conflict with the succeeding provisions of this
Section
 9.01
, Parent and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on
Schedule 7.03(a)
; and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of
Article
 X
or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.
9.02
Preparation of Registration Statement; Special Meeting
; Solicitation of Company Requisite Approval
.
(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form
S-4
(as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “
Registration Statement
”) in connection with the registration under the Securities Act of the Parent Class A Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.
(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Class A Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “
Transaction Proposal
”); (ii) approval of the Parent A&R Charter (the “
Amendment Proposal
”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Class A Stock and Parent Class B Stock pursuant to
Section
 3.01
under applicable Nasdaq rules (the “
Issuance Proposal
”); (iv) approval and adoption of Management Longer Term Equity Incentive Plan as described in
Section
 9.06
(the “
Management Longer Term Equity Incentive Plan Proposal
”); (v) approval and adoption of a customary equity incentive plan (the “
Parent Omnibus Incentive Plan
”) in form and substance reasonably acceptable to Parent and the Company (the “
Parent Omnibus Incentive Plan Proposal
”); (vi) the election of the members of the board of directors of Parent in accordance with
Section
 8.08
; and (vii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, including the approval of an employee stock purchase plan (the “
Additional Proposal
” and, together with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Parent Omnibus Incentive Plan Proposal, the “
Proposals
”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.
(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit proxies from the holders of Parent Class A Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “
Parent Board Recommendation
”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with
Section
 9.02(e)
. Parent shall comply with Law and all legal requirements applicable to such Special Meeting, including the DGCL, the Parent Organizational Documents and the Exchange Act, as applicable. For the avoidance of doubt, unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to solicit proxies from Parent’s stockholders to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals pursuant to this

Section
 9.02(d)
shall not be limited or otherwise affected by any development, including by any Parent Change in Recommendation.
(e) The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “
Parent Change in Recommendation
”). Notwithstanding anything in this
Section
 9.02
to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation;
provided
that Parent will not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “
Parent Intervening Event Notice
”) advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth (4 th
) Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth (4 th
) Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “
Parent Intervening Event Notice Period
”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.
(f) Notwithstanding the foregoing provisions of this
Section
 9.02
, if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Class A Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make postponements or adjournments of the Special Meeting;
provided
, that in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three (3) Business Days prior to the Termination Date;
provided
,
further
, that Parent shall not postpone or adjourn the Special Meeting more than three (3) times.
(g) The Company shall solicit the Company Requisite Approval via written consent as soon as practicable after the Registration Statement is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent; (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “
Company Board Recommendation
”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this
Section
 9.02(g)
. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause “(i)” or “(ii)”, a “
Company Change in Recommendation
”) except in accordance with
Sections 7.07(c)
and
7.07(d)
). The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this
Section
 9.02(g)
shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Company Change in Recommendation.
9.03
Other Filings; Press Release
.
(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form
8-K
pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.
(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.
(c) Parent shall prepare a draft Current Report on Form
8-K
announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“
Closing Form 8
-K
”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare and mutually agreed upon a joint press release announcing the consummation of the Transactions (“
Closing Press Release
”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form
8-K
with the SEC.
9.04
Confidentiality; Communications Plan
.
(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement;
provided
,
however
, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “
Communications Plan
”) promptly following the date hereof. Notwithstanding the foregoing, neither Parent, First Merger Sub, Second Merger Sub nor the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.
9.05
Regulatory Approvals
. As promptly as practicable after the date of this Agreement, Parent and the Company shall (a) each prepare and file the notification required of it under the HSR Act within ten (10) Business Days after the date hereof, and (b) as promptly as reasonably practicable, prepare and file any notification required by any other Governmental Authority and listed on
Schedule 9.05
, in each case, in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Each party hereto will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this
Section
 9.05
as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. Parent shall pay 100% of any filing fees required by Governmental Authorities, including filing fees in connection with filings under the HSR Act. Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, First Merger Sub and Second Merger Sub shall (a) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company; and (ii) any other restrictions on the activities of the Company;
provided
that Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and the

Company shall not take, without the prior written consent of Parent) any action, individually or in the aggregate, under this
Section
 9.05
if such action would result in a material adverse effect on the Company (and for the avoidance of doubt, none of the foregoing actions contemplated by this
Section
 9.05(a)
shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (b) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
9.06
Management Longer Term Equity Incentive Plan
; Parent Omnibus Incentive Plan
.
(a) At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of the management equity incentive plan (the “
Management Longer Term Equity Incentive Plan
”), the general terms and conditions of which are set forth on
Schedule 9.06
, which will permit the issuance of shares Parent Class A Stock. Subject to approval of the Management Longer Term Equity Incentive Plan by Parent’s stockholders, following the Effective Time Parent shall cause the issuance of shares of Parent Class A Stock under the Management Longer Term Equity Incentive Plan to be registered with the SEC on a Form
S-8
Registration Statement.
(b) The Parent Omnibus Incentive Plan Proposal shall provide that a number of shares of Parent Class A Stock, which number shall be mutually agreed upon between Parent and the Company prior to the effectiveness of the Registration Statement, shall be reserved for issuance pursuant to the Parent Omnibus Incentive Plan.
9.07
FIRPTA
. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations
Section 1.1445-2(c)
dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.
9.08
Other Transactions; Transaction Agreements
.
(a) Immediately prior to Closing, the Company shall consummate the transactions contemplated by the Share Exchange Agreement.
(b) At the Closing, (a) Parent shall deliver to the Company copies of the A&R Registration Rights Agreement and Lockup Agreements duly executed by Parent, and shall use reasonable best efforts to cause each Parent Stockholder mutually agreed to be party to the A&R Registration Rights Agreement to deliver to the Company a copy of such agreement duly executed by such Parent Stockholder, and (b) the Company shall deliver to Parent copies of the A&R Registration Rights Agreement and Lockup Agreements duly executed by the Company, and shall use reasonable best efforts to cause each Company Stockholder mutually agreed to be a party thereto to deliver to Parent copies of the A&R Registration Rights Agreement and Lockup Agreement duly executed by such Company Stockholder.
ARTICLE X
CONDITIONS TO OBLIGATIONS
10.01
Conditions to Obligations of All Parties
. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)
Antitrust Law Approval
. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)
No Prohibition
. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)
Net Tangible Assets
. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) remaining after completion of the Offer and prior to the Closing.
(d)
Required Parent Stockholder Approval
. The Required Parent Stockholder Approval shall have been obtained.
(e)
Company Stockholder Approval
. The Company Requisite Approval shall have been obtained.
(f)
Nasdaq Listing
. The shares of Parent Class A Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.
(g)
Registration Statement
. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
10.02
Additional Conditions to Obligations of Parent
. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:
(a)
Representations and Warranties
.
(i) Each of the representations and warranties of the Company contained in the first sentence of
Section
 5.01(a)
(
Due Incorporation
),
Section
 5.03
(
Due Authorization
),
Section
 5.06
(
Capitalization
) and
Section
 5.17
(
Brokers
’
Fees
), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii) The representations and warranties of the Company contained in
Section
 5.21(a)
(
No Material Adverse Effect
) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.
(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in
Sections
 10.02(a)(i)
and
(ii)
), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and s of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)
Agreements and Covenants
. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in
Section
 10.02(a)
and
Section
 10.02(b)
have been fulfilled.

10.03
Additional Conditions to the Obligations of the Company
. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)
Representations and Warranties
.
(i) Each of the Parent and Merger Sub Representations (other than the representations and warranties of Parent, First Merger Sub and Second Merger Sub contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Parent, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on Parent’s First Merger Sub’s and Second Merger Sub’s ability to consummate the Transactions, including the Mergers.
(ii) The Parent and Merger Sub Representations contained in
Section
 6.01(a)
(
Corporate Organization
),
Section
 6.02
(
Due Authorization
),
Section
 6.08
(
Trust Account
),
Section
 6.10
(
Brokers
’
Fees
) and
Section
 6.14
(
Capitalization
), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(b)
Agreements and Covenants
. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)
Officer
’
s Certificate
. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in
Section
 10.03(a)
and
Section
 10.03(b)
have been fulfilled.
(d)
Parent A&R Charter
. The Certificate of Incorporation shall be amended and restated in the form of the Parent A&R Charter.
ARTICLE XI
TERMINATION/EFFECTIVENESS
11.01
Termination
. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written consent of the Company and Parent;
(b) prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in
Section
 10.02(a)
or
Section
 10.02(b)
would not be satisfied at the Closing (a “
Terminating Company Breach
”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “
Company Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 5, 2021 (the “
Termination Date
”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under
Section
 11.01(a)(ii)
shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c) prior to the Closing, by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in
Section
 10.03(a)
or
Section
 10.03(b)
would not be satisfied at the Closing (a “
Terminating Parent Breach
”), except that, if any such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise such commercially reasonable efforts to cure such Terminating Parent Breach (the “
Parent Cure Period
”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
Governmental Order or a statute, rule or regulation;
provided
, that the right to terminate this Agreement under this
Section
 11.01(c)(ii)
shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d) by written notice from either the Company or Parent to the other if the Required Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e) by written notice from Parent to the Company prior to obtaining the Company Requisite Approval if the Company Board (i) shall have made a Company Change in Recommendation or (ii) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to stockholders;
(f) by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Parent Change in Recommendation or (ii) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders; or
(g) by written notice from Parent to the Company if the Company Requisite Approval has not been obtained within three (3) Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to
Section
 9.02
.
11.02
Effect of Termination
.
(a) Except as otherwise set forth in this
Section
 11.02
, in the event of the termination of this Agreement pursuant to
Section
 11.01
, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of
Sections
 7.05
,
9.04
, this
11.02
and
Article XII
(collectively, the “
Surviving Provisions
”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
(b) In the event that this Agreement is validly terminated by Parent pursuant to
Section
 11.01(e)
, then the Company shall pay the Company Termination Payment to Parent (or one of more of its designees) as promptly as reasonably practicable (and in any event, within two (2) Business Days) after the date of termination, by wire transfer of immediately available funds.
(c) In the event that this Agreement is validly terminated by Parent pursuant to
Section
 11.01(b)(i)
,
Section
 11.01(b)(ii)
,
Section
 11.01(e)
or
Section
 11.01(g)
or by the Company pursuant to
Section
 11.01(c)(ii)
and (i) before the date of such termination, an Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within twelve (12) months after the date of termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then the Company shall pay the Company Tail Termination Payment to Parent (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two (2) Business Days) after the date on which the Acquisition Proposal is consummated, by wire transfer of immediately available funds;
provided
,
however
, that if the Company shall have previously paid the Company Termination Payment to Parent, such payment shall be credited against the Company Tail Termination Payment payable to Parent pursuant to this
Section
 11.02(c)
.
(d) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment or the Company Tail Termination Payment on more than one (1) occasion. Each of the Company, Parent, First Merger Sub and Second Merger Sub acknowledges that the agreements contained in this
Section
 11.02
are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. The parties further acknowledge and agree that in no event shall the Company’s aggregate liability under
Section
 11.02(b)
and
Section
 11.02(c)
together exceed the dollar amount of the Company Tail Termination Payment in the event of any termination of this Agreement, including in such circumstances where the Company may be separately liable for payment of the Company Termination Payment and the Company Tail Termination Payment pursuant to
Section
 11.02(b)
and
Section
 11.02(c)
.
(e) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment pursuant to this
Section
 11.02
, the Company Termination Payment and the Company Tail Termination Payment, as applicable, shall constitute liquidated damages for any and all losses, damages or liabilities of any kind suffered by Parent and its Affiliates and shall be the sole and exclusive remedy of Parent, First Merger Sub, Second Merger Sub or any of the Parent Related Parties against the Company or any other Company Related Party for any loss, damage or liability suffered as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at Law, in contract, in tort or otherwise. Upon any termination of this Agreement under circumstances where the Company Termination Payment is payable by the Company pursuant to
Section
 11.02(c)
(and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment is payable by the Company pursuant to
Section
 11.02(c)
and, in each case, such Company Termination Payment or Company Tail Termination Payment is paid in full, as applicable, Parent, First Merger Sub, Second Merger Sub and any of the Parent Related Parties shall be precluded from any other remedy against the Company or any other Company Related Party, at law or in equity or otherwise, and none of Parent, First Merger Sub, Second Merger Sub or any of the Parent Related Parties shall seek to obtain (or bring any action against the Company or any other Company Related Party for) any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any Company Related Party in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary and without limitation of the preceding sentence, following payment by the Company to Parent of the

Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment, as applicable, neither Parent nor its Affiliates will be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Mergers or any other Transactions contemplated hereby to be consummated in excess of the Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment, as applicable.
ARTICLE XII
MISCELLANEOUS
12.01
Waiver
. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by
Section
 12.10
and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
12.02
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i)	If to Parent, First Merger Sub or Second Merger Sub, to:

Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
Attn:     Andrew McBride
E-mail:
amcbride@gores.com
with a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:     Kyle C. Krpata
             James R. Griffin
E-mail:
kyle.krpata@weil.com
             james.griffin@weil.com

(ii)	If to the Company to:

Luminar Technologies, Inc.
1891 Page Mill Road
Palo Alto CA 94304
Attn:     Tom Fennimore
E-mail:
tom@luminartech.com
with a copy to:
Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite
2-C
Santa Monica, CA 90401

Attn:     Daniel S. Kim
             Mitch Zuklie
             Hari Raman
             Albert W. Vanderlaan
E-mail:
dan.kim@orrick.com
             mzuklie@orrick.com
             hraman@orrick.com
             avanderlaan@orrick.com
or to such other address or addresses as the parties may from time to time designate in writing.
12.03
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 12.03
shall be null and void,
ab initio
.
12.04
Rights of Third Parties
. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement;
provided
,
however
, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce,
Section
 8.01
and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce,
Sections
 12.14
and
12.16
.
12.05
Expenses
. Except as otherwise provided herein (including
Section
 3.09
), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants;
provided
, that if the Closing shall occur, Parent shall (a) pay or cause to be paid, in accordance with
Section
 3.09
, the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) pay or cause to be paid, in accordance with
Section
 3.09
, any Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this
Section
 12.05
shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
12.06
Governing Law
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
12.07
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.08
Schedules and Exhibits
. The Company Schedules, Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Schedules or the Parent Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Company Schedule or Parent Schedule, as applicable. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.
12.09
Entire Agreement
. This Agreement (together with the Company Schedules, Parent Schedules and Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.
12.10
Amendments
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with
Section
 11.01
or to cause such party to enter into an amendment to this Agreement pursuant to this
Section
 12.10
.
12.11
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
12.12
Jurisdiction; WAIVER OF TRIAL BY JURY
. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 12.12
. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.13
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with
Section
 11.01
, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 12.13
shall not be required to provide any bond or other security in connection with any such injunction.
12.14
Non-Recourse
. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
12.15
Nonsurvival of Representations, Warranties and Covenants
. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article
 XII
.
12.16
Acknowledgements
. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the

Parent and Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, First Merger Sub and Second Merger Sub; (d) except for the Company Representations by the Company and the Parent and Merger Sub Representations by Parent, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Parent and Merger Sub Representations by Parent, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the Support Agreements and the A&R Registration Rights Agreement.
12.17
Privileged Communications
. Each of Parent and the Company, for itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “
Waiving Parties
”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries or any of the holders of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other Company equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “
Waiving Party Group
”) and their counsel, including Orrick, Herrington & Sutcliffe LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and its Subsidiaries notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “
Privileged Communications
”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Action against or involving any of the parties after the Closing or in any way adverse to the Company, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GORES METROPOULOS, INC.

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chief Executive Officer

DAWN MERGER SUB, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

DAWN MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Manager

[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Austin Russell
Name: Austin Russell
Title: Founder & CEO, Luminar Technologies

[
Signature Page to Agreement and Plan of Merger
]

EXHIBIT A
Form of Support Agreement
[Attached as Annex E]

EXHIBIT B
Form A&R Registration Rights Agreement
[Attached as Annex F]

EXHIBIT C
Form of Lockup Agreement
[Intentionally Omitted]

EXHIBIT D
Form of A&R Certificate of Incorporation of Parent
[Attached as Annex B]

EXHIBIT E
Form of A&R Bylaws of Parent
[Attached as Annex C]

EXHIBIT F
Form of Letter of Transmittal
[Intentionally Omitted]

Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GORES METROPOULOS, INC.
Gores Metropoulos, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
A. The name of this corporation is Gores Metropoulos, Inc. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 28, 2018. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on January 31, 2019 (the “
First Amended and Restated Certificate
”).
B. This Second Amended and Restated Certificate of Incorporation (this “
Second Amended and Restated Certificate
”) was duly adopted by the Board of Directors of this corporation and by the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
C. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.
D. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of this corporation is Luminar Technologies, Inc. (the “
Corporation
”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
General Corporation Law
”).
ARTICLE IV
Section 1. Total Authorized
1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 846,000,000 shares, consisting of four (4) classes: 715,000,000 shares of Class A Common Stock, $0.0001 par value per share (“
Class
 A Common Stock
”), 121,000,000 shares of Class B Common Stock, $0.0001 par value per share (“
Class
 B Common Stock
”), zero shares of Class F Common Stock, $0.0001 par value per share

(“
Class
 F Common
Stock
” and collectively with the Class A Common Stock and the Class B Common Stock, the “
Common Stock
”) and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“
Preferred Stock
”).
1.2 Following the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware and immediately prior to the Corporation’s consummation of any business combination, each share of Class F Common Stock outstanding immediately prior to the filing of this Second Amended and Restated Certificate shall automatically be converted into one (1) share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of Class F Common Stock into Class A Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.
1.3 The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.
Section 2. Preferred Stock
2.1 The Corporation’s Board of Directors (the “
Board
”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “
Certificate of Designation
”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.
2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu
with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
Section 3. Rights of Class A Common Stock and Class B Common Stock
3.1 Except as otherwise provided in this Second Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2 Except as otherwise expressly provided by this Second Amended and Restated Certificate or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “
Bylaws
”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law;
provided
,
however
, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder as of the applicable record date.
3.3 Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor;
provided
,
however
, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.
3.4 Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification;
provided
,
however
, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.
3.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.
3.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class;
provided
,
however
, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (b) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.
ARTICLE V
Section 1. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.
Section 2. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon: (a) the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Class B Common Stock then outstanding, or, if later, the effective date for conversion specified in such request or (b) the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
Section 3. Each share of Class B Common Stock held of record by a natural person, or by such person’s Permitted Transferees, shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock upon the death or Permanent Disability of such holder.
Section 4. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Second Amended and Restated Certificate or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
Section 5. The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a single class, amend, alter, repeal or waive this Section 5 of Article V.
Section 6. Definitions.
6.1 “Convertible Security” shall mean any evidences of indebtedness, shares or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.
6.2 “Effectiveness Date” shall mean the date of the filing of this Second Amended and Restated Certificate.
6.3 “Founder” shall mean Austin Russell.
6.4 “Independent Members” shall mean members of the Board who are independent as independence s currently defined in Rule 5605(a)(2) and
IM-5605(a)(2)
of the Nasdaq listing standards.
6.5 “Lead Independent Director” shall mean the member of the Board designated by a majority of the Board as the Lead Independent Director in accordance with the Bylaws.
6.6 “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or any Convertible Security.
6.7 “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
6.8 “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “
Code
”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code;
provided
, that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
6.9 “Permanent Disability” shall mean a permanent and total disability such that the natural person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.
6.10 “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B

Common Stock held by such corporation; (b) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; or (c) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company.
6.11 “Permitted Foundation” shall mean with respect to a Qualified Stockholder a trust or private non-operating
organization that is
tax-exempt
under Section 501(c)(3) of the Code so long as such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.
6.12 “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock: (a) by a Qualified Stockholder to (i) any Permitted Trust of such Qualified Stockholder, (ii) any Permitted IRA of such Qualified Stockholder, (iii) any Permitted Entity of such Qualified Stockholder, and (iv) any Permitted Foundation of such Qualified Stockholder; or (a) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (i) such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.
613 “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
6.14 “Permitted Trust” shall mean with respect to a Qualified Stockholder: (a) a trust for the benefit of such Qualified Stockholder and for the benefit of no other person so long as the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; (b) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; or (c) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.
6.15 “Qualified Stockholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the Effectiveness Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effectiveness Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effectiveness Date; (c) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of the Corporation to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder; and (e) a Permitted Transferee.
6.16 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise;
provided
,
however
, that the following shall not be considered a “Transfer” within the meaning of this Section 6 of Article V:
(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;
(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(d) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or
(e) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation or if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effectiveness Date, holders of voting securities of any such entity or Parent of such entity, or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effectiveness Date, holders of voting securities of any such entity or Parent of such entity.
6.17 “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
Section 7. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
Section 8. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date;
provided
, that, notwithstanding any other provision of this Second Amended and Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.
Section 9. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable
shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI
Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “
Whole Board
” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes designated as Class I, Class II and Class III, respectively (the “
Classified Board
”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effectiveness Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors

(a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three (3) classes of directors so as to ensure that no one class has more than one director more than any other class.
Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII
Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Section 2. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII
The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws;
provided
,
however
, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws;
provided
,
further
, that if
two-thirds
(2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE IX
Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.
ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article X shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.
ARTICLE XII
Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation;
provided
,
however
, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.3 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, or Section 1 of this Article XII (the “
Specified Provisions
”);
provided
,
further
, that if
two-thirds
(2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
Section 2. Notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, each voting separately as single classes, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XII.
* * *

IN WITNESS WHEREOF, Gores Metropoulos, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this [●][th] day of [●], 2020.

[●]
[Title]

Annex C

LUMINAR TECHNOLOGIES, INC.
(a Delaware corporation)
RESTATED BYLAWS
As Adopted [●], 2020 and
As Effective [●], 2020

C-i

(continued)

C-ii

LUMINAR TECHOLOGIES, INC.
(a Delaware corporation)
RESTATED BYLAWS
As Adopted [●], 2020 and
As Effective [●], 2020
ARTICLE I
STOCKHOLDERS
1.1
Annual Meetings
.
An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “
Board
”) of Luminar Technologies, Inc. (the “
Corporation
”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “
DGCL
”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.
1.2
Special Meetings
.
Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “
Certificate of Incorporation
”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
1.3
Notice of Meetings
.
Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
1.4
Adjournments
.
The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken;
provided
,
however
, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.
1.5
Quorum
.
Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business;
provided
,
however
, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes;
provided
,
however
, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.6
Organization
.
Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in the absence of such person, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
1.7
Voting; Proxies
.
Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

1.8
Fixing Date for Determination of Stockholders of Record
.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided
,
however
, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
1.9
List of Stockholders Entitled to Vote
.
The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (
provided
,
however
, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (
provided
that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
1.10
Inspectors of Elections
.
1.10.1
Applicability
. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.
1.10.2
Appointment
. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.
1.10.3
Inspector’s Oath
. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
1.10.4
Duties of Inspectors
. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
1.10.5
Opening and Closing of Polls
. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.
1.10.6
Determinations
. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
1.11
Notice of Stockholder Business; Nominations
.
1.11.1
Annual Meeting of Stockholders
.
(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “
Record Stockholder
”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule
14a-8
under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “
Exchange Act
”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:
(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;
(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting;
provided
,
however
, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:
(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:
(i) the name, age, business address and residence address of such person;
(ii) the principal occupation or employment of such nominee;
(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));
(iv) the date or dates such shares were acquired and the investment intent of such acquisition;
(v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and
(vi) whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.
(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and
(z) as to the Proposing Person giving the notice:
(i) the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;
(ii) the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;
(iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;
(v) any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “
Disclosable Interests
”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;
(vii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;
(viii) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;
(ix) as to each person whom such Proposing Person proposes to nominate for election or re-election
as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;
(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;
(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “
Solicitation Notice
”); and
(xii) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.
A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(c) Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.
1.11.2
Special Meetings of Stockholders
. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
1.11.3
General
.
(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(c) For purposes of this Section 1.11 the following definitions shall apply:
(A) a person shall be deemed to be “
Acting in Concert
” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;
(B) “
Associated Person
” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;
(C) “
Proposing Person
” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;
(D) “
Public Announcement
” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and
(E) to be considered a “
Qualified Representative
” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

ARTICLE II
BOARD OF DIRECTORS
2.1
Number; Qualifications
.
The total number of directors constituting the Board (the “
Whole Board
”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
2.2
Election; Resignation; Removal; Vacancies
.
Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
2.3
Regular Meetings
.
Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
2.4
Special Meetings
.
Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
2.5
Remote Meetings Permitted
.
Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

2.6
Quorum; Vote Required for Action
.
At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.
2.7
Organization
.
Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.8
Unanimous Action by Directors in Lieu of a Meeting
.
Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.9
Powers
.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2.10
Compensation of Directors
.
Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
ARTICLE III
COMMITTEES
3.1
Committees
.
The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.
3.2
Committee Rules
.
Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
ARTICLE IV
OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR
4.1
Generally
.
The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board;
provided
,
however
, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
4.2
Chief Executive Officer
.
Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
(b) subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;
(c) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and

(d) to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.
4.3
Chairperson of the Board
.
Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.
4.4
Lead Independent Director
.
The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “
Lead Independent Director
”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “
Independent Director
” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
4.5
President
.
The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
4.6
Chief Financial Officer
.
The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.
4.7
Treasurer
.
The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.8
Vice President
.
Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.
4.9
Secretary
.
The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
4.10
Delegation of Authority
.
The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
4.11
Removal
.
Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board;
provided
, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
ARTICLE V
STOCK
5.1
Certificates; Uncertificated Shares
.
The shares of capital stock of the Corporation shall be uncertificated shares;
provided
,
however
, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

5.2
Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares
.
The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
5.3
Other Regulations
.
Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.
ARTICLE VI
INDEMNIFICATION
6.1
Indemnification of Officers and Directors
.
Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “
Proceeding
”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “
Indemnitee
”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.
6.2
Advance of Expenses
.
Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition;
provided
,
however
, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

6.3
Non-Exclusivity
of Rights
.
The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
6.4
Indemnification Contracts
.
The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.
6.5
Right of Indemnitee to Bring Suit
.
The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.
6.5.1
Right to Bring Suit
. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.
6.5.2
Effect of Determination
. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
6.5.3
Burden of Proof
. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.
6.6
Nature of Rights
.
The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

6.7
Insurance
.
The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
ARTICLE VII
NOTICES
7.1
Notice
.
7.1.1
Form and Delivery
. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.
7.1.2
Electronic Transmission
. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice;
provided
,
however
, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
7.1.3
Affidavit of Giving Notice
. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2
Waiver of Notice
.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII
INTERESTED DIRECTORS
8.1
Interested Directors
.
No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
8.2
Quorum
.
Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
ARTICLE IX
MISCELLANEOUS
9.1
Fiscal Year
.
The fiscal year of the Corporation shall be determined by resolution of the Board.
9.2
Seal
.
The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

9.3
Form of Records
.
Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided
, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
9.4
Reliance
Upon
Books and Records
.
A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
9.5
Certificate of Incorporation Governs
.
In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
9.6
Severability
.
If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
9.7
Time Periods
.
In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
ARTICLE X
AMENDMENT
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

CERTIFICATION OF RESTATED BYLAWS
OF
LUMINAR TECHNOLOGIES, INC.
(a Delaware corporation)
I, [●], certify that I am Secretary of Luminar Technologies, Inc., a Delaware corporation (the “
Corporation
”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [●], 2020

[●]
Secretary

Annex D
WARRANT AGREEMENT
between
GORES METROPOULOS, INC.
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
THIS WARRANT AGREEMENT (this “
Agreement
”), dated as of January 31, 2019, is by and between Gores Metropoulos, Inc., a Delaware corporation (the “
Company
”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “
Warrant Agent
”, also referred to herein as the “
Transfer Agent
”).
WHEREAS, on January 30, 2019, the Company entered into that certain Sponsor Warrants Purchase Agreement with Gores Metropoulos Sponsor LLC, a Delaware limited liability company (the “
Sponsor
”), pursuant to which the Sponsor will purchase an aggregate of 6,333,334 warrants (or up to 7,083,334 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in
Exhibit B
hereto (the “
Private Placement Warrants
”) at a purchase price of $1.50 per Private Placement Warrant; and
WHEREAS, the Company is engaged in an initial public offering (the “
Offering
”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-third
of one Public Warrant (as defined below) (the “
Units
”) and, in connection therewith, has determined to issue and deliver up to 14,375,000 warrants (including up to 1,875,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “
Public Warrants
” and, together with the Private Placement Warrants, the “
Warrants
”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“
Common Stock
”), for $11.50 per share, subject to adjustment as described herein; and
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “
Commission
”) a registration statement on Form
S-1,
No. 333-228739
(the “
Registration Statement
”) and prospectus (the “
Prospectus
”), for the registration, under the Securities Act of 1933, as amended (the “
Securities Act
”), of the Units, the Public Warrants and the Common Stock included in the Units; and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.
Appointment of Warrant Agent
. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2. Warrants.
2.1
Form of Warrant.
Each Warrant shall be issued in registered form only.
2.2
Effect of Countersignature
. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3
Registration
.
2.3.1
Warrant Register.
The Warrant Agent shall maintain books (the “
Warrant Register
”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “
Depositary
”) (such institution, with respect to a Warrant in its account, a “
Participant
”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as
Exhibit A
.
Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2
Registered Holder
. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “
Registered Holder
”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4
Detachability of Warrants
. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “
Business Day
”), then on the immediately succeeding Business Day following such date, or earlier (the “
Detachment Date
”) with the consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters, but in no event shall the Common Stock and the Public

Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form
8-K
with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “
Over-allotment Option
”), if the Over-allotment Option is exercised prior to the filing of the Form
8-K,
and (B) the Company issues a press release and files with the Commission a current report on Form
8-K
announcing when such separate trading shall begin.
2.5
No Fractional Warrants Other Than as Part of Units
. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-third
of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
2.6
Private Placement Warrants
. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c)
hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company;
provided
,
however
, that in the case of (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;
(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;
(d) in the case of an individual, pursuant to a qualified domestic relations order;
(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;
(f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; or
(g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or
(h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;
provided
,
however
, that in the case of clauses (a) through (e), these permitted transferees (the “
Permitted Transferees
”) must enter into a written agreement agreeing to be bound by these transfer restrictions.

3.
Terms and Exercise of Warrants
.
3.1
Warrant Price
. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in
Section
 4
hereof and in the last sentence of this
Section
 3.1
. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.
3.2
Duration of Warrants
. A Warrant may be exercised only during the period (the “
Exercise Period
”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “
Business Combination
”), or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in
Section
 6.3
hereof (the “
Expiration Date
”);
provided
,
however
, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2
below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant) in the event of a redemption (as set forth in
Section
 6
hereof), each Warrant (other than a Private Placement Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date;
provided
, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3
Exercise of Warrants
.
3.3.1
Payment
. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;
(b) in the event of a redemption pursuant to
Section
 6
hereof in which the Company’s board of directors (the “
Board
”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b)
by (y) the Fair Market Value. Solely for purposes of this
subsection
3.3.1(b)
,
Section
 6.2
and
Section
 6.4
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to
Section
 6
hereof;

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c)
, by (y) the Fair Market Value. Solely for purposes of this
subsection 3.3.1(c)
, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or
(d) as provided in
Section
 7.4
hereof.
3.3.2
Issuance of Shares of Common Stock on Exercise
. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)
), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under
Section
 7.4
. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to
Section
 7.4
. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3
Valid Issuance
. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4
Date of Issuance
. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5
Maximum Percentage
. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5
;
however
, no holder of a Warrant shall be subject to this
subsection 3.3.5
unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the

“
Maximum
Percentage
”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on
Form 10-K,
quarterly report on Form
10-Q,
current report on
Form 8-K
or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice;
provided
,
however
, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments
.
4.1
Stock Dividends
.
4.1.1
Split-Ups
. If after the date hereof, and subject to the provisions of
Section
 4.6
below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up
of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1
, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2
Extraordinary Dividends
. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1
above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Business Combination within 24 months from the closing of the Offering, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded
event being referred to herein as an “
Extraordinary Dividend
”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2
, “
Ordinary Cash Dividends
” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this
Section
 4
and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).
4.2
Aggregation of Shares
. If after the date hereof, and subject to the provisions of
Section
 4.6
hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3
Adjustments in Exercise Price
. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1
or
Section
 4.2
above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4
Replacement of Securities upon Reorganization, etc
. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1
or
4.1.2
or
Section
 4.2
hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “
Alternative Issuance
” );
provided
,
however
, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this
Section
 4
;
provided
,
further
, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form
8-K
filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “
Black-Scholes Warrant Value
” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“
Bloomberg
”). For purposes of calculating such amount, (1)
Section 6
of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “
Per Share Consideration
” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1
, then such adjustment shall be made pursuant to
subsection 4.1.1
or
Sections 4.2
,
4.3
and this
Section
 4.4
. The provisions of this
Section
 4.4
shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5
Notices of Changes in Warrant
. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in
Sections 4.1
,
4.2
,
4.3
or
4.4
, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6
No Fractional Shares
. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this
Section
 4
, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7
Form of Warrant
. The form of Warrant need not be changed because of any adjustment pursuant to this
Section
 4
, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement;
provided
,
however
, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8
Other Events
. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this
Section
 4
are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this
Section
 4
, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this
Section
 4
and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants
.
5.1
Registration of Transfer
. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants
. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants;
provided
,
however
, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3
Fractional Warrants
. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.
5.4
Service Charges
. No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5
Warrant Execution and Countersignature
. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this
Section
 5
, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6
Transfer of Warrants
. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this
Section
 5.6
shall have no effect on any transfer of Warrants on and after the Detachment Date.
6.
Redemption
.
6.1
Redemption of Warrants for Cash
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at the price of $0.01 per Warrant (the
“
Redemption Price
”
), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on each of twenty (20) trading days within the thirty
(30) trading-day
period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1
.

6.2
Redemption of Warrants for Common Stock
. Subject to
Sections 6.5 and 6.6
hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in
Section
 6.3
below, at a price equal to a number of shares of Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
) (the “
Alternative Redemption Price
”), provided that the last sales price of the Common Stock reported has been at least $10.00 per share (subject to adjustment in compliance with
Section
 4
hereof), on the trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in
Section
 6.3
below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1
.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable.
The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to
Section
 4
. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

6.3
Date Fixed for, and Notice of, Redemption
. In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.1
, the Company shall fix a date for the redemption (the “
Redemption Date
”). In the event that the Company elects to redeem all of the Warrants pursuant to
Section
 6.2
, the Company shall fix a date for redemption (the “
Alternative Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “
30-day
Redemption Period
”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6.4
Exercise After Notice of Redemption
. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b)
of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to
Section
 6.3
hereof and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1
, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)
hereof) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price or the Alterative Redemption Price, as applicable.
6.5
Exclusion of Private Placement Warrants
. The Company agrees that the redemption rights provided in this
Section
 6
shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees.
However
, once such Private Placement Warrants are transferred (other than to Permitted Transferees under
Section
 2.5
), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to
Section
 6.4
. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.
6.6
Public Warrants held by the Company’s officers or directors
. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in
Section
 6.2
, except that such officers and directors shall only receive “
Fair Market Value
” (“Fair Market Value” in this
Section
 6.6
shall mean the last sale price of the Public Warrants on the Alternative Redemption Date) for such Public Warrants so redeemed.
7.
Other Provisions Relating to Rights of Holders of Warrants
.
7.1
No Rights as Stockholder
. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants
. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Common Stock
. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4
Registration of Common Stock; Cashless Exercise at Company’s Option
.
7.4.1
Registration of the Common Stock
. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1
, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1
is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2
, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1
.
7.4.2
Cashless Exercise at Company’s Option
. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1
and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.
8.
Concerning the Warrant Agent and Other Matters
.
8.1
Payment of Taxes
. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2
Resignation, Consolidation, or Merger of Warrant Agent
.
8.2.1
Appointment of Successor Warrant Agent
. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2
Notice of Successor Warrant Agent
. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent
. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent
.
8.3.1
Remuneration
. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2
Further Assurances
. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent
.
8.4.1
Reliance on Company Statement
. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2
Indemnity
. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
8.4.3
Exclusions
. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of
Section
 4
hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5
Acceptance of Agency
. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6
Waiver
. The Warrant Agent has no right of
set-off
or any other right, title, interest or claim of any kind (“
Claim
”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.
Miscellaneous Provisions
.
9.1
Successors
. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices
. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
Attention: Alec Gores

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30
th
Floor
New York, NY 10004
Attention: Compliance Department
9.3
Applicable Law
. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
9.4
Persons Having Rights under this Agreement
. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5
Examination of the Warrant Agreement
. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.
9.6
Counterparts
. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7
Effect of Headings
. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8
Amendments
. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to
Sections 3.1
and
3.2
, respectively, without the consent of the Registered Holders.
9.9
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Exhibit A Form of Warrant Certificate
Exhibit B Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GORES METROPOULOS, INC.

By:	/s/ Alec Gores
Name:	Alec Gores
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:	/s/ Francis Wolf
Name:	Francis E. Wolf, Jr.
Title:	Vice President
[Signature Page to Warrant Agreement]

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
GORES METROPOULOS, INC.
Incorporated Under the Laws of the State of Delaware
CUSIP 382872 117
Warrant Certificate
This Warrant Certificate certifies that
, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “
Warrants
” and each, a “
Warrant
”) to purchase shares of Class A common stock, $0.0001 par value (“
Common Stock
”), of Gores Metropoulos, Inc., a Delaware corporation (the “
Company
”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable
shares of Common Stock as set forth below, at the exercise price (the “
Exercise Price
”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “
cashless exercise
” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each Warrant is initially exercisable for one fully paid and non-assessable
share of Common Stock. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GORES METROPOULOS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY, as Warrant Agent

By:
Name:
Title:
Form of Warrant Certificate
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of , 2019 (the “
Warrant Agreement
”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “
Warrant Agent
”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “
holders
” or “
holder
” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.
Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Gores Metropoulos, Inc. (the
“Company”
) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of, whose address is and that such shares of Common Stock be delivered to whose address is. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is.
In the event that the Warrant has been called for redemption by the Company pursuant to
Section
 6
of the Warrant Agreement and the Company has required cashless exercise pursuant to
Section
 6.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b)
and
Section
 6.4
of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c)
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c)
of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to
Section
 7.4
of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with
Section
 7.4
of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of, whose address is and that such Warrant Certificate be delivered to, whose address is.
[Signature Page Follows]

Date: , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE
17Ad-15
(OR ANY SUCCESSOR RULE)).

EXHIBIT B
LEGEND
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG GORES METROPOULOS, INC. (THE “COMPANY”), GORES METROPOULOS SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”
No. Warrants

Annex E
AMENDED AND RESTATED SUPPORT AGREEMENT
This Amended and Restated Support Agreement (this “
Agreement
”), dated as of October 13, 2020, is entered into by and among Gores Metropoulos, Inc., a Delaware corporation (“
Parent
”), Dawn Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“
Second Merger Sub
”), and Austin Russell (the “
Stockholder
”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, on August 24, 2020, Parent, First Merger Sub, Second Merger Sub and Luminar Technologies, Inc., a Delaware corporation (the “
Company
”), entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), First Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Corporation (the “
First Merger
”) and, immediately following the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving as the Surviving Entity (the “
Second Merger
”, and together with the First Merger, the “
Mergers
”);
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule
13d-3
under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock and/or Company Founders Preferred Stock (collectively, “
Company Stock
”) as set forth opposite such Stockholder’s name on
Schedule A
hereto (the “
Owned Shares
” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “
Covered Shares
”); and
WHEREAS, on August 24, 2020, Parent, First Merger Sub, Second Merger Sub and the Stockholder entered into that certain Support Agreement (the “Existing Support Agreement”), pursuant to which, among other things, the Stockholder agreed to vote his Covered Shares in favor of the Mergers and the adoption of the Merger Agreement;
WHEREAS, pursuant to Section 10 of the Existing Support Agreement, the terms and conditions set forth therein may be amended or modified in whole or in part only upon the written consent of Parent, First Merger Sub, Second Merger Sub and the Stockholder; and
WHEREAS, Parent, First Merger Sub, Second Merger Sub and the Stockholder desire to amend and restate the Existing Support Agreement in its entirety on the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Stockholder hereby agree as follows:
1.
Agreement to Vote
. Subject to the earlier termination of this Agreement in accordance with
Section
 3
and the last paragraph of this
Section
 1
, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall validly execute and deliver to the Company, on (or effective as of) the third (3rd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in the form attached hereto as
Exhibit A
approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Shares. In addition, subject to the last paragraph of this
Section
 1
, prior to the Termination Date (as defined below), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall:
(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and
(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
The obligations of the Stockholder specified in this
Section
 1
shall apply whether or not the Mergers or any action described above are recommended by the Company Board or the Company Board has effected a Company Change in Recommendation;
provided
,
however
, that in the event the Company Board effects a Company Change in Recommendation in compliance with Section 7.07(c) and 7.07(d) of the Merger Agreement: (i) the number of shares of Company Stock that the Stockholder shall be committed to vote (or execute a written consent in respect to) in accordance with the preceding provisions of this
Section
 1
shall be modified to be only such number that shall not exceed 35.00% of the total number of outstanding shares of the Company Stock (“
Lock-Up
Covered Shares
”), such that the Stockholder shall only be obligated to execute a written consent with respect to, or otherwise vote, its pro rata portion of the
Lock-Up
Covered Shares in the manner set forth in this
Section
 1
and (ii) the Stockholder shall be entitled (in its sole discretion) to vote any shares of Company Stock that it is entitled to vote, other than the
Lock-Up
Covered Shares, in any manner.
2.
No Inconsistent Agreements
. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.
Termination
.
(a) This Agreement shall terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the time this Agreement is terminated upon the mutual written agreement of Parent, First Merger Sub, Second Merger Sub and the Stockholder (the earliest such date under clause (a), (b) and (c) being referred to herein as the “
Termination Date
”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement;
provided
, that the provisions set forth in
Sections 11
to
22
shall survive the termination of this Agreement;
provided
,
further
, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.
(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
4.
Representations and Warranties of the Stockholder
. The Stockholder hereby represents and warrants to Parent as to itself as follows:
(a) The Stockholder is the only record and a beneficial owner (within the meaning of Rule
13d-3
under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Organizational Documents; and (iv) the Stockholder Agreements (as defined below). As of the date hereof, other than the Owned Shares and other than as set forth in Schedule 5.06(c) of the Company Schedules (as defined in the Merger Agreement), the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.
(b) The Stockholder, except as provided in this Agreement or in the Stockholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c) If an entity, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.
(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Stockholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Transaction Agreement) on any of the Owned Shares, any Contract to which the Stockholder is a party or by which the Stockholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in
Section
 4(d)
, under any applicable Law to which the Stockholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
(g) The Stockholder understands and acknowledges that Parent (i) entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of the Existing Support Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained therein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
5.
Certain Covenants of the Stockholder
. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:
(a)
No Solicitation
. Subject to
Section
 6
, prior to the Termination Date, the Stockholder shall not, and shall use its reasonable best efforts to cause its Affiliates and Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause each of its Affiliates and Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.
(b) Notwithstanding anything in this Agreement to the contrary: (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any Committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “
Company Related Parties
”), including with respect to any of the matters contemplated by
Section
 5(a)
; (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.07 of the Merger Agreement shall not be considered a breach of
Section
 5(a)
(it being understood for the avoidance of

doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of
Section
 5(a)
).
(c) Other than as contemplated by the Merger Agreement or the other Transaction Agreements, the Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “
Transfer
”), or enter into any Contract or option with respect to the Transfer of any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing the Stockholder from performing its obligations under this Agreement;
provided
,
however
, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or, if Stockholder is an individual, to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family (a “
Permitted Transfer
”);
provided
, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this
Section
 5(c)
with respect to the Covered Shares shall be null and void.
(d) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
6.
Termination of Certain Agreements
. The Company and the Stockholder hereby acknowledge and agree that each of the (a) the Amended and Restated Voting Agreement, dated as of August 24, 2020, by and among the Company and other parties thereto, and (b) Amended and Restated Investors’ Rights Agreement, dated as of August 24, 2020, by and among the Company and the other parties thereto (collectively, the “
Stockholder Agreements
”), shall, contingent upon the approval of the requisite stockholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and the Stockholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.
7.
Further Assurances
. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Consideration) or the consummation of the transactions contemplated hereby and thereby.
8.
Disclosure
. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement;
provided
, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.
9.
Changes in Capital Stock
. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares”, “Covered Shares” and “Lockup Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.
Amendment and Modification
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.
11.
Waiver
. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to the Stockholder, to the address or addresses listed on
Schedule A
hereto,
with a copy to:
Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite
2-C
Santa Monica, CA 90401
Attn:       Daniel S. Kim
               Hari Raman
               Albert W. Vanderlaan
E-mail:   dan.kim@orrick.com
               hraman@orrick.com
               avanderlaan@orrick.com
if to Parent, First Merger Sub or Second Merger Sub, to:
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
Attn:       Andrew McBride
E-mail:
amcbride@gores.com
with a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:       Kyle C. Krpata
               James R. Griffin
E-mail:   kyle.krpata@weil.com
               james.griffin@weil.com

13.
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain fully vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.
14.
Entire Agreement
. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
15.
No Third-Party Beneficiaries
. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent, First Merger Sub and Second Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto;
provided
, that the Company shall be an express third party beneficiary with respect to
Section
 5
and
Section
 6
.
16.
Governing Law and Venue; Jurisdiction; Waiver of Jury Trial
.
(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this
Section
 16
.
(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.
Assignment; Successors
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this
Section
 17
shall be null and void,
ab initio
.

18.
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages and prior to the valid termination of this Agreement in accordance with
Section
 3
, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this
Section
 18
shall not be required to provide any bond or other security in connection with any such injunction.
19.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
20.
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.
Interpretation and Construction
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
22.
Capacity as a Stockholder
. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate, employee or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GORES METROPOULOS, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer

DAWN MERGER SUB, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

DAWN MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Manager

[
Signature Page to Amended and Restated Support Agreement
]

AUSTIN RUSSELL

By:	/s/ Austin Russell

[
Signature Page to Amended and Restated Support Agreement
]

Schedule A
Stockholder Information

Stockholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock	Number of Shares
Austin Russell	Luminar Technologies, Inc., 1891 Page Mill Road, Palo Alto CA 94304	Austin.russell@luminartech.com	Class A Common Stock	6,029,138

Austin Russell	Luminar Technologies, Inc., 1891 Page Mill Road, Palo Alto CA 94304	Austin.russell@luminartech.com	Company Founders Preferred Stock	1,682,600

Exhibit A
Form of Written Consent

ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS OF
LUMINAR TECHNOLOGIES, INC.
Pursuant to Section 228 and 251 of the Delaware General Corporation Law (the “
DGCL
”), the Bylaws (as amended to date, the “
Bylaws
”), and the Amended and Restated Certificate of Incorporation (as amended to date, the “
Charter
”) of Luminar Technologies, Inc., a Delaware corporation (the “
Company
”), the undersigned stockholders of the Company (who hold, in the aggregate, not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on such action were present and voted, waive notice, and consent under DGCL, the Bylaws and the Charter), do hereby irrevocably consent to the adoption of the following resolutions and agree that such resolutions will have the same effect as if duly adopted at a meeting of the stockholders of the Company duly called and held for the purpose. This written consent (“
Written Consent
”) will be filed in the minute book of the Company, and capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Merger Agreement (as defined below):

1.	Merger Agreement and Mergers
WHEREAS:
The Company has entered into that certain Agreement and Plan of Merger, dated as of August 24, 2020 (the “
Merger Agreement
”), by and among the Company, Gores Metropoulos, Inc., a Delaware corporation (“
Parent
”), Dawn Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“
First Merger Sub
”), and Dawn Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“
Second Merger Sub
”), substantially in the form of
Exhibit A
, pursuant to which: (a) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company, in its capacity as the surviving corporation of the First Merger, will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger.
WHEREAS:
The board of directors of the Company (the “
Board
”) has unanimously (i) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is advisable and in the best interests of the Company and the Company stockholders for the Company to execute, deliver, enter into and otherwise become party to the Merger Agreement and the other Transaction Agreements to which the Company is a party, (iii) approved the Mergers and the other Transactions, and (iv) recommended that the Company’s stockholders approve the Mergers and adopt the Merger Agreement and the other Transaction Agreements.
WHEREAS:
Pursuant to Section 144 of the DGCL, no contract or transaction between the Company and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the Company is an officer or director of, or has a financial interest in (any such party is referred to herein individually as an “
Interested Party
” and any such contract or transaction is referred to herein as an “
Interested Party Transaction
”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if, among other things, the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders.
WHEREAS:
The undersigned Company stockholders are aware of all material facts regarding the interests that the officers and directors of the Company may have in connection with the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers, and has had an adequate opportunity to ask questions regarding the interests of the Interested Parties, including the following: (i) Austin Russell, a member of the Board and an officer of the Company, is a stockholder of the

Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement; (ii) Scott McGregor, a member of the Board, is a stockholder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement; (iii) Ben Kortlang, a member of the Board, is affiliated with G2VP I, LLC, which is a stockholder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement; (iv) Matthew Simoncini, a member of the Board, is an option holder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement, (v) Jason Eichenholz, an officer of the Company, is a stockholder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement, (vi) Scott Faris, an officer of the Company, is a stockholder and option holder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement and (vii) Thomas Fennimore, an officer of the Company, is an option holder of the Company, and will receive proceeds in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement; and, as a result of such interests, the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers, may be deemed Interested Party Transactions, and each of the foregoing directors may be deemed as Interested Parties with respect to the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers.
WHEREAS
, the Company is requesting the undersigned Company stockholders to approve the proposed amendments to the Amended and Restated Certificate of Incorporation of Parent, dated January 31, 2019 (the “
Parent Charter
”) on a
non-binding
advisory basis, which are being separately presented in accordance with Rule
14a-4(a)(3)
of the Securities Exchange Act of 1934;
RESOLVED:
That the Mergers, the other Transactions, the Merger Agreement and the other Transaction Agreements and each of the proposed amendments to the Parent Charter, are adopted, approved, and ratified in all respects, in each case subject to such changes and modifications as the proper officers of the Company may consider necessary or appropriate, and the undersigned Company stockholders hereby vote all of the shares of Company Stock held by such Company stockholders in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers and each of the proposed amendments to the Parent Charter.
RESOLVED
: That each of the undersigned Company stockholders has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents, and other provisions in this Written Consent, that all such questions have been answered fully and to the satisfaction of such Company stockholder, and that such stockholder has had a reasonable time and opportunity to consult with such stockholder’s financial, legal, tax, and other advisors, if desired, before signing this Written Consent.
RESOLVED:
That each of the undersigned Company stockholders has received and reviewed and understands the terms of the Merger Agreement, the other Transactions Agreements to which such Company stockholder is a party, and all schedules and exhibits to the Merger Agreement and such other Transaction Agreements.
RESOLVED:
That each of the undersigned Company stockholders hereby waives any and all rights such stockholder may have under the Charter or Bylaws of the Company and applicable Law, including rights of notice, consent and first negotiation, as applicable.

2.	Waiver of Appraisal Rights
WHEREAS:
Any Company stockholder who neither votes in favor of nor consents to the Mergers may, under certain circumstances by following procedures under Section 262 of the DGCL, a copy of which is attached as
Exhibit B
, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares of Company Stock to which such stockholder has exercised such appraisal or dissenters’ rights.
RESOLVED:
That each undersigned Company stockholder, only with respect to such stockholder, (i) acknowledges and agrees that such stockholder (a) received and read a copy of Section 262 of the DGCL, and (b) is aware of such stockholder’s ability to seek appraisal and dissenters’ rights and request an appraisal of the fair market value of shares of the Company Stock held by such stockholder under Section 262 of the DGCL, (ii) that by signing this Written Consent, such stockholder adopts the Merger Agreement and the other Transaction Agreements and approves the Mergers, and as a result, (iii) irrevocably waives any appraisal or dissenters’ rights for such shares under the DGCL and/or other applicable Laws with respect to the Merger Agreement, the Transactions and the Transaction Agreements.

3.	Exchange Agreement

WHEREAS
: The Board has determined it is advisable, fair, just and reasonable and in the best interests of the Company and its stockholders to enter into that certain Share Exchange Agreement in connection with the Mergers, by and between the Company and Austin Russell, pursuant to which, immediately prior to the Effective Time, the Company will issue to Mr. Russell shares of Company Class B Stock in exchange for shares of Company Class A Stock and shares of Company Founders Preferred Stock on the terms and subject to the conditions set forth therein.
WHEREAS:
Mr. Russell is a director and officer of the Company and has an interest in the Exchange Agreement and the transactions contemplated thereby, and as a result, Mr. Russell may be an Interested Party, and the transactions contemplated by the Exchange Agreement may be an Interested Party Transaction.
WHEREAS:
The undersigned stockholders are aware of the material facts related to the Exchange Agreement and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationship and/or interest of Mr. Russell with and in the Company in connection with the Exchange Agreement.
RESOLVED:
That the undersigned stockholders in good faith deem the Exchange Agreement and any direct or indirect interest of Mr. Russell in the Exchange Agreement to be fair, just, and reasonable, and in the best interests of the Company and its stockholders.
RESOLVED:
That the Exchange Agreement is hereby adopted and approved and ratified for all purposes, subject to such changes and modifications as the proper officers of the Company may consider necessary or appropriate, and the undersigned Company stockholders hereby vote all of the shares of Company Stock held by such Company stockholders in favor of the adoption and approval of the Exchange Agreement and the transactions contemplated thereby.

4.	Certain Stockholder Agreements

WHEREAS:
The Company is party to that certain (a) the Amended and Restated Voting Agreement, dated as of the date of the Merger Agreement, by and among the Company and other parties thereto, and (b) Amended and Restated Investors’ Rights Agreement, dated as of the date of the Merger Agreement, by and among the Company and the other parties thereto (collectively, the “
Stockholder Agreements
”).
RESOLVED:
That each of the undersigned Company stockholders irrevocably waives delivery of any notices with respect to the Transactions to which such stockholder may be entitled under the DGCL, the Company’s Charter or Bylaws, and any Stockholder Agreement, or otherwise.
RESOLVED:
That effective immediately prior to and contingent upon the Effective Time, the Stockholder Agreements, and all rights and obligations contained in such agreements, will be terminated in all respects, the survival of any provisions therein will be waived in all respects, and such agreements will cease to have force and effect upon termination.

5.	General

RESOLVED:
That, notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, abandon the Mergers and the other Transactions or the filing of the First Certificate of Merger with the Secretary of State without further action by the Company stockholders.
RESOLVED:
That the officers of the Company be, and each of them acting is, authorized and empowered to take any and all such further action, to execute and deliver any and all such additional agreements, instruments, documents, filings, and certificates, and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the foregoing resolutions, the taking of such actions, the execution and delivery of such agreements, instruments, documents, filings, and certificates, and the payment of such expenses by any such officer, to be conclusive evidence of such officer’s authorization under the foregoing resolutions and approval thereof.
RESOLVED:
That any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified, and confirmed in all respects.
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Signature page follows
]

In accordance with the Company’s Bylaws, this Written Consent may be executed in writing, or consented to by electronic transmission, in any number of counterparts, each of which, when so executed, shall be deemed an original and all of which taken together shall constitute one and the same action.
The undersigned direct that this Written Consent will be effective as of the first date on which it has been executed by the requisite number of stockholders and delivered to the Company in accordance with Sections 228 and 251 of the DGCL. This consent shall be deemed revoked if it has not become effective within 60 days of the Actual Date of Signature below, which Actual Date of Signature is the date on which provision for the effectiveness of this consent has been made.

Actual Date of Signature:	[●]

(Signature)

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Signature Page to Stockholder Written Consent
]

Exhibit A
Agreement and Plan of Merger
[Attached as Annex A]

Exhibit B
Section 262 of the Delaware General Corporation Law
§ 262 Appraisal rights (For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18)
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], 2020, is made and entered into by and among (a) [●] (f/k/a Gores Metropoulos, Inc.), a Delaware corporation (the “
Company
”), (b) Gores Metropoulos Sponsor LLC, a Delaware limited liability company (the “
Sponsor
”), (c) Randall Bort, (d) Michael Cramer, (e) Joseph Gatto (together with Randall Bort, Michael Cramer, the Sponsor and their respective Permitted Transferees (as defined herein) (the “
Gores Holders
”), (d) Austin Russell (the “
Luminar Founder
”), (e) GVA Auto, LLC, a Delaware limited liability company (“
GVA
”) and (f) G2VP I, LLC, a Delaware limited liability company, for itself and as nominee for G2VP Founders Fund I, LLC, a Delaware limited liability company (“
G2VP
” and, collectively with the Luminar Founder and GVA, the “
Luminar Holders
”). The Gores Holders, the Luminar Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
of this Agreement are each referred to herein as a “
Holder
” and collectively as the “
Holders
.”
RECITALS
WHEREAS
, the Company and the Sponsor have entered into that certain Securities Purchase Agreement (the “
Founder Shares Purchase Agreement
”), dated as of October 18, 2018, pursuant to which the Sponsor purchased an aggregate of 10,781,250 shares (the “
Founder Shares
”) of the Company’s Class F common stock, par value $0.0001 per share (the “
Class
 F Common Stock
”), and the Sponsor subsequently transferred an aggregate of 75,000 Founder Shares to the other Gores Holders;
WHEREAS
, the Founder Shares are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “
Class
 A Common Stock
”), on the terms and conditions provided in the Company’s amended and restated certificate of incorporation;
WHEREAS
, on March 18, 2019, the Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of the underwriter’s overallotment option in connection with the Company’s initial public offering;
WHEREAS
, on January 30, 2019, the Company and the Sponsor entered into that certain Sponsor Warrants Purchase Agreement (the “
Private Placement Warrants Purchase Agreement
”), pursuant to which the Sponsor agreed to purchase 6,666,666 warrants of the Company (the “
Private Placement Warrants
”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on February 5, 2019;
WHEREAS
, on January 31, 2019, the Company and the Gores Holders entered into that certain Registration Rights Agreement (the “
Existing Registration Rights Agreement
”), pursuant to which the Company granted the Gores Holders certain registration rights with respect to certain securities of the Company;
WHEREAS
, pursuant to that certain Agreement and Plan of Merger, dated as of August 24, 2020 (the “
Merger Agreement
”), by and among the Company, Dawn Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Dawn Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, and Luminar Technologies, Inc., a Delaware corporation (“
Luminar
”), immediately after giving effect to the transactions contemplated thereby (the “
Transactions
”), (a) the Luminar Founder shall receive shares of the Company’s Class B common stock, par value $0.0001 per share (the “
Class
 B Common Stock
” and, together with the Class A Common Stock, the “
Common Stock
”), (b) GVA shall receive shares of Class A Common Stock and (c) G2VP shall receive shares of the Class A Common Stock;

F-1-1

WHEREAS
, the Luminar Holders may receive shares of Class A Common Stock and/or Class B Common Stock, as applicable, (the “
Earn Out Shares
”) pursuant to the earn out provisions in the Merger Agreement;
WHEREAS
, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest
of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS
, the Company and the Gores Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders with registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.
“
Affiliate
” means, with respect to a specified Person, each other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified;
provided
that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for shares of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement);
provided
,
however
, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).
“
Agreement
” shall have the meaning given in the Preamble.
“
Aggregate Blocking Period
” shall have the meaning given in
Section
 2.4
.
“
Board
” shall mean the Board of Directors of the Company.
“
Block Trade
” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“
Claims
” shall have the meaning given in
subsection 4.1.1
.

F-1-2

“
Class
 A Common Stock
” shall have the meaning given in the Recitals hereto.
“
Class
 B Common Stock
” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Class A Common Stock issued upon conversion thereof.
“
Closing Date
” shall mean the date of this Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Commission Guidance
” means (a) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Common Stock
Lock-up
Period
” shall mean, with respect to the Class A Common Stock held by GVA, G2VP, the Class B Common Stock and the Founder Shares, the period ending 180 days following the Closing Date.
“
Company
” shall have the meaning given in the Preamble.
“
Company Shelf Take Down Notice
” shall have the meaning given in
subsection 2.1.3
.
“
Demand Registration
” shall have the meaning given in
subsection 2.2.1
.
“
Demanding Holder
” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1
or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3
.
“
Earn Out Shares
” shall have the meaning given in the Recitals hereto;
“
Effectiveness Deadline
” shall have the meaning given in
subsection 2.1.1
.
“
Existing Registration Rights Agreement
” shall have the meaning given in the Recitals hereto.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Form
S-1
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Form
S-3
Shelf
” shall have the meaning given in
subsection 2.1.2
.
“
Founder Shares
” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Class A Common Stock issued upon conversion thereof.
“
Founder Shares Purchase Agreement
” shall have the meaning given in the Recitals hereto.
“
Gores
Holders
” shall have the meaning given in the Preamble.
“
Gores-Luminar Holders
” shall mean the Gores Holders together with the Luminar Holders.
“
G2VP
” shall have the meaning given in the Preamble.
“
GVA
” shall have the meaning given in the Preamble.

F-1-3

“
Holders
” shall have the meaning given in the Preamble.
“
Insider Letters
” shall mean those certain letter agreements, dated as of January 30, 2019, by and between the Company and each of the Company’s officers, directors, director nominees and the Sponsor.
“
Luminar Founder
” shall have the meaning given in the Preamble.
“
Luminar Holders
” shall have the meaning given in the Preamble.
“
Maximum Number of Securities
” shall have the meaning given in
subsection 2.2.4
.
“
Merger Agreement
” shall have the meaning given in the Recitals hereto.
“
Minimum Amount
” shall have the meaning given in
subsection 2.1.3
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in the Registration Statement or Prospectus (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Permitted Transferees
” shall mean a person or entity to whom a Gores Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Common Stock
Lock-up
Period or Private Placement
Lock-up
Period, as the case may be, under the Insider Letters and any other applicable agreement between such Gores Holder and the Company, and to any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
subsection 2.3.1
.
“
Private Placement
Lock-up
Period
” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.
“
Private Placement Warrants
” shall have the meaning given in the Recitals hereto.
“
Private Placement Warrants Purchase Agreement
” shall have the meaning given in the Recitals hereto.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any: (i) outstanding shares of the Class A Common Stock and Private Placement Warrants of the Company held by a Holder as of the date of this Agreement or hereafter acquired by a Holder; (ii) shares of Class A Common stock issued or issuable upon exercise of any other equity security of the Company held by a Holder as of the date of this agreement (including the shares of the Class A Common Stock issued or issuable upon the conversion of the Founder Shares or the Class B Common Stock and upon the exercise of any Private Placement Warrants); and (iii) shares of Class A Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Luminar Holders and (b) any other equity security of the Company issued or issuable with respect to any such shares of the Class A Common Stock referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable

F-1-4

Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the
out-of-pocket
expenses of a Registration, including, without limitation, the following:

a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

b)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

c)	fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any;

d)	printing, messenger, telephone, delivery and road show or other marketing expenses;

e)	reasonable fees and disbursements of counsel for the Company;

f)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

g)
reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest
of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) a majority in interest of participating Holders under
Section
 2.3
if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to the rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“
Registration Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Removed Shares
” shall have the meaning given in
Section
 2.6
.
“
Requesting Holder
” shall have the meaning given in
subsection 2.2.1
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf Take Down Notice
” shall have the meaning given in
subsection 2.1.3
.
“
Shelf Underwritten Offering
” shall have the meaning given in
subsection 2.1.3
.

F-1-5

“
Sponsor
” shall have the meaning given in the Recitals hereto.
“
Transactions
” shall have the meaning given in the Recitals hereto.
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Registration
” or “
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE 2
REGISTRATIONS
2.1
Shelf Registration
.
2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1
and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “
Effectiveness Deadline
”);
provided
, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1
shall be on Form
S-1
or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1
shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1
to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1
, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1
(including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.
2.1.2 If the Company files a shelf registration statement on Form
S-3
(a “
Form
S-3
Shelf
”) and thereafter the Company becomes ineligible to use Form
S-3
for secondary sales, the Company shall use its best efforts to file a shelf registration on Form
S-1
(a “
Form
S-1
Shelf
”) as promptly as practicable to replace the shelf registration statement that is a Form
S-3
Shelf and have the Form
S-1
Shelf declared effective as promptly as practicable and to cause such Form
S-1
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form
S-3
for secondary sales or, in the case of a Form
S-1
Shelf filed to register the resale of

F-1-6

Removed Shares pursuant to
Section
 2.6
, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form
S-3
Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Gores-Luminar Holders be named as an “underwriter” therein, the Company shall use its best efforts to file a Form
S-3
Shelf as promptly as practicable to replace the applicable Form
S-1
Shelf and have the Form
S-3
Shelf declared effective as promptly as practicable and to cause such Form
S-3
Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1
, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “
Shelf Underwritten Offering
”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to clause (a) or (b) being the “
Minimum Amount
”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “
Shelf Take Down Notice
”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except for a Shelf Take Down Notice provided with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable, within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “
Company Shelf Takedown Notice
”) and, subject to the provisions of
subsection 2.2.4
, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in
Section
 2.5
. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3
, subject to
Section
 3.3
and
Article IV
, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company.
2.2
Demand Registration
.
2.2.1
Request for Registration
. Subject to the provisions of
subsection 2.2.5
and
Sections 2.4
and
3.4
hereof, at any time and from time to time on or after the Closing Date, each of (a) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “
Gores Demanding Holders
”) and (b) the Luminar Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Luminar Holders (the “Luminar Holders,” together with the Gores Demanding Holders, the “
Demanding Holders
”), may make a written demand for Registration of all or part of their Registrable Securities on (i) Form
S-1
or (ii) if available, Form
S-3,
which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “
Demand Registration
”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration (other than a Demand Registration with respect to any Registrable Securities to be distributed by the Sponsor to its members following the expiration of the Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable), notify,

F-1-7

in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “
Requesting Holder
”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this
Section
 2.2
, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4
below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (A) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Gores Holders and (B) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the Luminar Holders, in each case under this subsection 2.2.1
with respect to any or all Registrable Securities;
provided
,
however
, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with
Section
 3.1
of this Agreement;
provided
,
further
that if after a Demanding Holder executes the maximum number of Demand Registrations permitted hereunder and the related offerings are completed, such Demanding Holder continues to hold Registrable Securities that would reasonably exceed the Minimum Amount if sold in a single public offering, such Demanding Holder shall have the right to execute at least one (1) additional Demand Registration.
2.2.2
Effective Registration
. Notwithstanding the provisions of
subsection 2.2.1
above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto;
provided
, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest
of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election;
provided
,
further
, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration by the same Demanding Holder pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3
Underwritten Offering
. Subject to the provisions of
subsection 2.2.4
and
Sections 2.4
and
3.4
, if a
majority-in-interest
of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such

F-1-8

Underwritten Offering by the
majority-in-interest
of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.
2.2.4
Reduction of Underwritten Offering
. If the Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell for its own account and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Class A Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5
Demand Registration Withdrawal
. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1
or a Shelf Underwritten Offering pursuant to
subsection 2.1.3
for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering;
provided
,
however
, that upon withdrawal by a
majority-in-interest
of the Demanding Holders, initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5
.
2.3
Piggyback Registration
.
2.3.1
Piggyback Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to
Section
 2.2
hereof), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan or (e) filed pursuant to subsection 2.1.1
, then the Company shall give written notice

F-1-9

of such proposed filing to all of the Holders of Registrable Securities (excluding the Sponsor with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable) as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, (ii) such Holders’ rights under this
Section
 2.3
and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “
Piggyback Registration
”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1
, subject to
Section
 3.3
and
Article IV
, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this
Section
 2.3
, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this
Section
 2.3
).
2.3.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Common Stock that the Company desires to sell for its own account, taken together with (a) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (b) the Registrable Securities as to which registration has been requested pursuant
Section
 2.3
, and (c) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
2.3.2.1 If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Class A Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1
, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
2.3.2.2 If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Class A Common

F-1-10

Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1
, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3
.
2.3.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to
Section
 2.3
hereof shall not be counted as a Registration pursuant to a Demand Registration effected under
Section
 2.2
hereof or a Shelf Underwritten Offering effected under
subsection 2.1.3
.
2.4
Restrictions on Registration Rights
. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1
and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days;
provided
,
however
, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “
Aggregate Blocking Period
”).
2.5
Block Trades
. Notwithstanding any other provision of this
Article II
, but subject to
Sections 2.4
and
3.4
, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this
Article II
, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters

F-1-11

(including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering.
2.6
Rule 415; Removal
. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form
S-3
filed pursuant to this
Section
 2
is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (
provided
,
however
, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Gores-Luminar Holder to be named as an “underwriter,” the Company shall (a) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Gores-Luminar Holder to be named as an “underwriter,” the Gores-Luminar Holders) and (b) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Gores-Luminar Holders is an “underwriter.” The Holders shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this
Section
 2.6
, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this
Section
 2.6
, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “
Removed Shares
”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415;
provided
,
however
, that the Company shall not agree to name any Gores-Luminar Holder as an “underwriter” in such Registration Statement without the prior written consent of such Gores-Luminar Holder. In the event of a share removal pursuant to this
Section
 2.6
, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this
Section
 2.6
shall first be applied to Holders other than the Gores-Luminar Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Gores-Luminar Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Gores-Luminar Holders. In the event of a share removal of the Holders pursuant to this
Section
 2.6
, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2
and in no event shall the filing of such Registration Statement on Form
S-1
or subsequent Registration Statement on Form
S-3
filed pursuant to the terms of
subsection 2.1.2
be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to
Section
 2.4
.

F-1-12

ARTICLE 3
COMPANY PROCEDURES
3.1
General Procedures
. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

F-1-13

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;
3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;
3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;
3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in
Section
 3.4
hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;
3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration;
provided
,
however
, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public

F-1-14

accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders and any Underwriter;
3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;
3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of
Section
 11(a)
of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary
“lock-up
agreements,” in connection with such Registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Participation in Underwritten Offerings
.
3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney (in the case of individuals), indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.3.2 Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders;
provided
,
however
, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.

F-1-15

3.3.3 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.
3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose;
provided
, that each day of any such suspension pursuant to this
Section
 3.4
shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to
Section
 2.4
. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 3.4
.
3.5
Covenants of the Company
. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:
3.5.1 the Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;
3.5.2 the Company will not effect or permit to occur any combination or subdivision of securities which would adversely affect the ability of the Holders to effect registration of Registrable Securities in the manner contemplated by this Agreement;
3.5.3 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Class A Common Stock held by such Holder without registration under the

F-1-16

Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and
3.5.4 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1
(and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Class A Common Stock or Private Placement Warrants held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “
Claims
”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall

F-1-17

require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2
, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).
4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the transfer of Registrable Securities.
4.1.5 If the indemnification provided under this
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations;
provided
,
however
, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1
,
4.1.2
and
4.1.3
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5
. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5
from any person who was not guilty of such fraudulent misrepresentation.
4.1.6 The indemnification required by this
Section
 4.1
shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

F-1-18

ARTICLE 5
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1891 Page Mill Road, Palo Alto, California 94304, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.
5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period, as the case may be, no Holder who is subject to either the Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, to an Affiliate or as otherwise permitted pursuant to the terms of Common Stock
Lock-up
Period or the Private Placement
Lock-up
Period, as applicable.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in
Section
 5.1
hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF

F-1-19

NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.5
Amendments and Modifications
. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects the Gores Holders or Luminar Holders, as applicable, solely in their respective capacity as Gores Holders or Luminar Holders, as applicable, in a manner that is adverse and different from the other Holders, shall require the consent of the Gores Holders or Luminar Holders, as applicable, of a majority-in-interest
of the then-outstanding number of Registrable Securities held by the Gores Holders or Luminar Holders, as applicable. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6
Other Registration Rights
. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7
Term
. This Agreement shall terminate upon the earlier of (a) the seventh anniversary of the date of this Agreement or (b) the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) as to any Holder individually, such Holder is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of
Section
 3.5
and
Article IV
shall survive any termination.
[SIGNATURE PAGES FOLLOW]

F-1-20

IN WITNESS WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Luminar Technologies, Inc., a Delaware corporation

By:
Name:
Title:

GORES HOLDERS:

GORES METROPOULOS SPONSOR LLC, a Delaware limited liability company

By: GM Sponsor, LLC, its managing member

By: AEG Holdings, LLC, its managing member

By:
Name: Alec Gores
Title: Chairman

By:
Name: Randall Bort

By:
Name: Michael Cramer

By:
Name: Joseph Gatto

LUMINAR HOLDERS:

Austin Russell

G2VP I, LLC
FOR ITSELF AND AS NOMINEE FOR G2VP FOUNDERS FUND I, LLC

By: G2VP I Associates, LLC Its: Managing Member

By:
Name: Ben Kortlang
Title: Managing Member

GVA AUTO, LLC

By:
Name: Pavel Cherkashin
Title: CEO

F-1-21

Annex G
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “
Agreement
”), dated of August 24, 2020, is entered into by and between Gores Metropolous, Inc., a Delaware corporation (“
Parent
”), and Austin Russell (the “
Stockholder
”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently herewith, Parent, Dawn Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“
First Merger Sub
”), Dawn Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, and Luminar Technologies, Inc., a Delaware corporation (the “
Company
”), are entering into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “
Merger Agreement
”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), First Merger Sub will merge with and into the Company, with the Company surviving the merger as the Surviving Corporation (the “
First Merger
”), and the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as the Surviving Entity (the “
Second Merger
”, and together with the First Merger, the “
Mergers
”);
WHEREAS, in connection with and subject to completion of the Mergers, Stockholder will become the beneficial owner (within the meaning of Rule
13d-3
of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of Class B Common Stock, par value $0.0001 per share, of Parent (“
Parent Class
 B Stock
”) (the “
Owned Shares
” and, together with any additional shares of Parent Class B Stock (or any securities convertible into or exercisable or exchangeable for Parent Class B Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “
Covered Shares
”); and
WHEREAS, as a condition and inducement to the willingness of Parent, First Merger Sub, Second Merger Sub and the Company to enter into the Merger Agreement, Parent and the Stockholder are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent and Stockholder hereby agree as follows:
1.
Agreement to Vote
.
(a)    Subject to the earlier termination of this Agreement in accordance with Section 3 and the occurrence of the Closing, solely following a For Cause Termination (as defined below), Stockholder, in his capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, at any meeting of the stockholders of Parent at which directors are to be elected following the Closing (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), the Stockholder, or any of the Stockholder’s permitted successors or assigns, shall not vote any Covered Shares in excess of ten percent (10%) of the Covered Shares beneficially owned by Stockholder in any director election.

(b)    As used herein, “
For Cause Termination
” shall mean the involuntary termination of Stockholder as Chief Executive Officer of the Parent, as determined unanimously by the Independent Members (as defined in the Parent A&R Charter) of the Board of Directors of Parent, for Cause (as defined below).
(c)    As used herein, “
Cause
” shall mean Stockholder being convicted of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on Parent.
2.
No Inconsistent Agreements
. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of Covered Shares held by him that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him from satisfying, his obligations pursuant to this Agreement.
3.
Termination
.
(a)    This Agreement shall terminate upon the earlier of: (i) the termination of the Merger Agreement in accordance with its terms prior to the Closing; (ii) the liquidation, dissolution or winding up of the business operations of Parent; (iii) the execution by the Parent of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of Parent; (iv) in the sole discretion of Parent, with the express written consent of Parent; and (v) such time as the Covered Shares no longer have the right to cast ten (10) times the votes per share relative to the Class A Common Stock, par value $0.0001 per share, of Parent (“
Parent Class
 A Stock
”) (or any shares into which or for which any or all of such shares of Parent Class A Stock may be changed or exchanged) (the earliest such date under clause (i), (ii), (iii), (iv) and (v) being referred to herein as the “
Termination Date
”).
(b)    Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement;
provided
, that the provisions set forth in Sections 9 to 20 shall survive the termination of this Agreement, other than a termination pursuant to Section 3(a)(i);
provided
,
further
, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.
4.
Representations and Warranties of the Stockholder
. The Stockholder hereby represents and warrants to Parent as to itself as follows:
(a)    The Stockholder, following the Mergers: (i) will have full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(b)    This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by Parent, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(c)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.
(d)    The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Transaction Agreement) on any of the Owned Shares, any Contract to which the Stockholder is a party or by which the Stockholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(c), under any applicable Law to which the Stockholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(e)    As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
(f)    Stockholder understands and acknowledges that Parent is entering into this Agreement and the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
5.
Further Assurances
. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
6.
Disclosure
. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement;
provided
, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.
7.
Changes in Capital Stock
. In the event of a stock split, stock dividend or distribution, or any change in Parent’s capital stock by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction solely to the extent such covered Shares retain the ability, provided that any such shares have the right to cast ten (10) times the votes per share relative to the Parent Class A Stock (or any shares into which or for which any or all of such Parent Class A Stock may be changed or exchanged).
8.
Amendment and Modification
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

9.
Waiver
. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
10.
Notices
. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when
e-mailed
during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to the Stockholder, to the address or addresses listed on the signature page hereto, with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:     Katharine A. Martin
             Bradley L. Finkelstein
E-mail:
    kmartin@wsgr.com
                 bfinkelstein@wsgr.com
if to Parent, to:
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
Attn:        Andrew McBride
E-mail:
   amcbride@gores.com
with a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn:     Kyle C. Krpata
             James R. Griffin
E-mail:
    kyle.krpata@weil.com
                 james.griffin@weil.com
11.
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain fully vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
12.
Entire Agreement
. This Agreement, the Merger Agreement and the Support Agreement among Parent, First Merger Sub, Second Merger Sub, the Company and Stockholder (the “
Support Agreement
”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Merger Agreement and the Support Agreement.
13.
No Third-Party Beneficiaries
. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
14.
Governing Law and Venue; Jurisdiction; Waiver of Jury Trial
.
(a)     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)    Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.
(c)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.
Assignment; Successors
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio
.
16.
Enforcement
. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages and prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16 shall not be required to provide any bond or other security in connection with any such injunction.
17.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
18.
Captions; Counterparts
. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.
Interpretation and Construction
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
20.
Capacity as a Stockholder
. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of Parent, and not in any other capacity (including as an officer or director of Parent) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of Parent or any other Person.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

GORES METROPOULOS, INC.

By:	/s/ Andrew McBride
Name:	Andrew McBride
Title:	Chief Financial Officer

AUSTIN RUSSELL

/s/ Austin Russell
Austin Russell

Address:	1891 Page Mill Road
Palo Alto, CA 94304

Email:	austin.russell@luminartech.com
[
Signature Page to Voting Agreement
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Annex H

August 23, 2020
Board of Directors
Gores Metropoulos, Inc.
9800 Wilshire Blvd.
Beverly Hills, CA 90212
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Gores Metropoulos, Inc. (the “
Company
”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the “
Agreement
”) to be entered into by and among the Company, Dawn Merger Sub, Inc., a Delaware corporation, Dawn Merger Sub II, LLC, a Delaware limited liability company, and Luminar Technologies, Inc., a Delaware corporation (the “
Target
”). As more fully described in the Agreement, at the Closing, the Company will issue, (i) approximately 293,000,000 shares of Company Class A Stock (“
Company Class
 A Stock
”) or Company Class B Stock (“
Company Class
 B Stock
” and, together with the Company Class A Stock, the “
Company Stock
”) deemed under the Agreement to have an aggregate value of $2.93 billion and (ii) up to an additional 30,000,000 shares of Company Stock deemed under the Agreement to have an aggregate value of up to $30 million depending on the amount of additional capital Target is able to raise prior to the Closing (all such payments, the “
Consideration
”), to the current holders of the Target’s capital stock to acquire the Target (the “
Transaction
”). Target stockholders have the contingent right to receive additional shares of Company Stock, as specified in the Agreement (the “
Earn Out
”). We express no opinion as to the Earn Out.
In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Company, including financial and other forecasts provided to, or discussed with, us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction; (iii) conducted discussions with members of management of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed a draft, dated August 21, 2020, of the Agreement; (vi) reviewed the Company’s and Target’s capital structure both pre-Transaction
and post-Transaction; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of this opinion, the financial terms of certain other transactions that we deemed relevant.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to the Target and the Company, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Target and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, (i) following consummation of the Transaction, the Company will have cash, net of debt, of $520 million on its balance sheet and (ii) any adjustments to the

Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of the Target. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet,
or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Company Stock actually will be when issued or the prices at which such Company Stock or any other securities of the Company may trade at any time. We are not expressing any opinion as to fair value or the solvency of the Target or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to affiliates of the Company, and in the future may, provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date hereof, we have acted as a financial advisor to affiliates of the Company on three engagements.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in connection with the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MOELIS & COMPANY LLC

Annex I
LUMINAR TECHNOLOGIES, INC.
MANAGEMENT LONGER TERM EQUITY INCENTIVE PLAN
1.
Purposes of the Plan
. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Participants with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business. The Plan permits the grant of Incentive Shares.
2.
Definitions
. As used herein, the following definitions will apply:
(a) “
Administrato
r
” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b) “
Affiliate
” means (i) an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity and (ii) an entity other than a Subsidiary in which the Company and/or one or more Subsidiaries own a controlling interest.
(c) “
Applicable Laws
” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Class A Stock or Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Parent or Subsidiary of the Company, as such laws, rules, and regulations shall be in effect from time to time.
(d) “
Assumed Warrants
” has the meaning set forth in the Merger Agreement.
(e) “
Award
” means, individually or collectively, a grant of Incentive Shares under the Plan.
(f) “
Award Agreement
” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.
(g) “
Board
” means the Board of Directors of the Company.
(h) “
Cause
” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Administrator and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Parent or Subsidiary or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.
(i) “
Change in Control
” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:
(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock or (z) to a continuing or surviving entity described in Section 2(i)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(i)(i));
(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(i), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock;
(3) the Company; and
(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).
(j) “
Class
 A Stock
” shall mean Class A common stock of the Company.
(k) “
Class
 B Stock
” shall mean Class B common stock of the Company.
(l) “
Closing Date
” has the meaning set forth in the Merger Agreement.
(m) “
Code
” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(n) “
Code Section
 409A
” means Code Section 409A, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(o) “
Committee
” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4.
(p) “
Common Share Price
” has the meaning set forth in the Merger Agreement.
(q) “
Common Stock
” means, collectively, the Class A Stock and the Class B Stock.
(r) “
Company
” means Luminar Technologies, Inc., a Delaware corporation, or any successor thereto.
(s) “
Director
” means a member of the Board.
(t) “
Disability
” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory
standards adopted by the Administrator from time to time.
(u) “
Effective Date
” means the date that is six (6) months following the Effective Time (as defined in the Merger Agreement).
(v) “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
(w) “
Fair Market Value
” means, as of any date, the value of Class A Stock determined as follows:
(i) If the Class A Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable (or the closing price on the most recent prior trading day, if no sales were reported on the day of determination);
(ii) If the Class A Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of an Incentive Share will be the mean between the high bid and low asked prices for the Class A Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Class A Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Code Section 409A.
(x) “
Incentive Period
” means the period commencing on the Effective Date and ending on the date this Plan is terminated in accordance with its terms.
(y) “
Incentive Shares
” means a share of Class A Stock issued under this Plan pursuant to Section 3(a), as adjusted in accordance with Section 7.
(z) “
Merger Agreement
” means that certain Agreement and Plan of Merger dated as of August 24, 2020, by and among the Company, Dawn Merger Sub, Inc., Dawn Merger Sub II, LLC, and Luminar Technologies, Inc.
(aa) “
Parent
” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(bb) “
Participant
” means each person who is, at each relevant grant date, a Service Provider selected by the Administrator to whom the Company issues or causes to be issued Incentive Shares from time to time in the Administrator’s sole discretion.
(cc) “
Period of Restriction
” means the period, if any, during which the underlying Triggering Event with respect to Incentive Shares issued pursuant to Section 3(c) has not yet occurred, during which such Incentive Shares are therefore subject to a substantial risk of forfeiture.
(dd) “
Plan
” means this Management Longer Term Equity Incentive Plan.
(ee) “
Rollover Options
” has the meaning set forth in the Merger Agreement.
(ff) “
Rollover Restricted Stock
” has the meaning set forth in the Merger Agreement.
(gg) “
Rule
16b-3
” means Rule
16b-3
of the Exchange Act or any successor to Rule
16b-3,
as in effect when discretion is being exercised with respect to the Plan.
(hh) “
Section
 16(b)
” means Section 16(b) of the Exchange Act.
(ii) “
Service Provider
” means an employee or consultant of the Company or its Affiliates.
(jj) “
Subsidiary
” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(kk) “
Tax-Related
Items
” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related
items.
(ll) “
Triggering Event I
” means the date on which the Common Share Price is greater than $31.00 after the Closing Date, but within the Incentive Period.

(mm) “
Triggering Event II
” means the date on which the Common Share Price is greater than $34.00 after the Closing Date, but within the Incentive Period.
(nn) “
Triggering Event III
” means the date on which the Common Share Price is greater than $37.00 after the Closing Date, but within the Incentive Period.
(oo) “
Triggering Event IV
” means the date on which the Common Share Price is greater than $40.00 after the Closing Date, but within the Incentive Period.
(pp) “
Triggering Event V
” means the date on which the Common Share Price is greater than $43.00 after the Closing Date, but within the Incentive Period.
(qq) “
Triggering Event VI
” means the date on which the Common Share Price is greater than $46.00 after the Closing Date, but within the Incentive Period.
(rr) “
Triggering Events
” means Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI, collectively.
3.
Stock
 Subject
 to
 the
 Plan
.
(a)
Stock
 Subject
 to
 the
 Plan
. Subject to Section 7, the maximum aggregate number of Incentive Shares that may be issued under the Plan shall be as follows (which Incentive Shares may be authorized, but unissued, or reacquired Class A Stock):
(i) upon the occurrence of Triggering Event I, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time;
(ii) upon the occurrence of Triggering Event II, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time;
(iii) upon the occurrence of Triggering Event III, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time;
(iv) upon the occurrence of Triggering Event IV, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus

(C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time;
(v) upon the occurrence of Triggering Event V, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time; and
(vi) upon the occurrence of Triggering Event VI, a
one-time
issuance of a number of Incentive Shares equal to 1.25% of the total (A) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (D) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time.
(b)
Lapsed Awards
. If, during a Period of Restriction (if any), a Participant forfeits his or her Incentive Shares, then such forfeited Incentive Shares shall again become available for issuance under this Plan to the Participants and in the amounts determined by the Administrator in its sole discretion.
(c)
Incentive Shares Granted
. The Administrator shall be entitled to cause the Company to issue the applicable Incentive Shares to Participants prior to, upon or following the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Participants be entitled to receive more than an aggregate number of Incentive Shares equal to 7.5% of the total (I) outstanding shares of Class A Stock and Class B Stock as of immediately following the Effective Time, plus (II) number of shares of Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) of the Merger Agreement after the Effective Time, plus (III) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) of the Merger Agreement after the Effective Time, plus (IV) number of shares of Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 of the Merger Agreement after the Effective Time; provided, further, that if the Company grants Incentive Shares to a Participant prior to the Triggering Event to which such grant pertains, such Incentive Shares will be subject to a forfeiture provision that will lapse upon the occurrence of such Triggering Event.
4.
Administration of the Plan
.
(a)
Procedure
.
(i)
Multiple Administrative Bodies
. Different Committees with respect to different groups of Service Providers may administer the Plan, as may be determined from time to time by the Board.
(ii)
Rule
16b-3
. To the extent determined desirable by the Board to qualify transactions hereunder as exempt under Rule
16b-3,
the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule
16b-3.
(iii)
Other Administration
. Other than as provided above, the Plan will be administered by the Board or, to the extent determined by the Board, a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)
Powers of the Administrator
. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
(i) to determine the Fair Market Value in accordance with Section 2(w);
(ii) to select the Service Providers to whom Incentive Shares may be granted hereunder;
(iii) to determine the number of Incentive Shares to be covered by each Award granted hereunder;
(iv) to approve forms of Award Agreements for use under the Plan;
(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable
non-U.S.
laws, for qualifying for favorable tax treatment under applicable
non-U.S.
laws or facilitating compliance with
non-U.S.
laws
(sub-plans
may be created for any of these purposes);
(vii) to modify or amend each Award (subject to the terms of the Plan);
(viii) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 8;
(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and
(x) to make all other determinations deemed necessary or advisable for administering the Plan.
(c)
Effect of Administrator’s
 Decision
. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
(d)
Delegation by the Administrator
. To the extent permitted by Applicable Laws, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company.
5.
Incentive Shares
.
(a)
Grant of Incentive Shares
. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Incentive Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)
Incentive Share Agreement
. Each Award will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Incentive Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine (not inconsistent with the terms of this Plan). Unless the Administrator determines otherwise, the Company as escrow agent will hold Incentive Shares that are subject to a Period of Restriction until the Period of Restriction has lapsed.
(c)
Transferability
. Except as provided in this Section 5 or the Award Agreement, Incentive Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)
Other Restrictions
. The Administrator, in its sole discretion, may impose such other restrictions on Incentive Shares as it may deem advisable or appropriate.

(e)
Removal of Restrictions
. Except as otherwise provided in this Section 5, Incentive Shares will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine.
(f)
Voting Rights
. During a Period of Restriction, Service Providers holding Incentive Shares may exercise full voting rights with respect to those Incentive Shares, unless the Administrator determines otherwise.
(g)
Dividends and Other Distributions
. During a Period of Restriction, any dividends or distributions paid with respect to Incentive Shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the Incentive Shares with respect to which they were paid.
6.
Transferability of Awards
. Unless determined otherwise by the Administrator, an Incentive Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution during a Period of Restriction. If the Administrator makes Incentive Shares transferable, such Incentive Share award will contain such additional terms and conditions as the Administrator deems appropriate.
7.
Adjustments; Dissolution or Liquidation; Merger or Change in Control
.
(a)
Adjustments
. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Incentive Shares, subdivision of the Incentive Shares, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of Class A Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Class A Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 7 shall be made in a manner that does not result in taxation under Code Section 409A.
(b)
Change in Control
. If, during the Incentive Period, there is a Change in Control that will result in the holders of Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “
Acceleration Event
”), then immediately prior to the consummation of such Change in Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) the Company may issue the applicable Incentive Shares to Participants (in accordance with the terms hereof), and the Participants shall be eligible to participate in such Change in Control.
8.
Tax
.
(a)
Withholding Requirements
. Prior to the delivery of any Incentive Shares or prior to any time the Incentive Shares are subject to taxation or other
Tax-Related
Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any
Tax-Related
Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Incentive Shares.
(b)
Withholding Arrangements
. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other
Tax-Related
Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Incentive Shares, or (iii) delivering to the Company already-owned shares. Except as otherwise determined by the Administrator, the Fair Market Value of the Incentive Shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.

(c)
Compliance With Code Section
 409A
. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Code Section 409A.
9.
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Subsidiary or Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Subsidiary or Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
10.
Date of Grant
. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
11.
Corporate Records Control
. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
12.
Clawback/Recovery
. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Incentive Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
13.
Term of Plan
. Subject to Section 16 of the Plan, this Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of five (5) years measured from the Effective Date, unless terminated earlier under Section 14 of the Plan.
14.
Amendment and Termination of the Plan
.
(a)
Amendment and Termination
. The Administrator may at any time amend (except as would conflict with Schedule 9.06 of the Merger Agreement), suspend or terminate the Plan.
(b)
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)
Effect of Amendment or Termination
. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
15.
Conditions Upon Issuance of Shares
.
(a)
Legal Compliance
. Incentive Shares will not be issued pursuant to an Award unless the issuance and delivery of such Incentive Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)
Investment Representations
. As a condition to the receipt of Incentive Shares, the Company may require the person receiving such Incentive Shares to represent and warrant at the time of any such receipt that the Incentive Shares are being purchased only for investment and without any present intention to sell or distribute such Incentive Shares if, in the opinion of counsel for the Company, such a representation is required.
16.
Inability to Obtain Authority
. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue such Incentive Shares as to which such requisite authority will not have been obtained.
17.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
18.
Governing Law
. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
o O o

Annex J
LUMINAR TECHNOLOGIES, INC.
2020 EQUITY INCENTIVE PLAN
1.
Purposes of the Plan
. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.
Definitions
. As used herein, the following definitions will apply:
(a) “
Administrator
” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b) “
Affiliate
” means (i) an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity and (ii) an entity other than a Subsidiary in which the Company and/or one or more Subsidiaries own a controlling interest.
(c) “
Applicable Laws
” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Parent or Subsidiary of the Company, as such laws, rules, and regulations shall be in effect from time to time.
(d) “
Award
” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(e) “
Award Agreement
” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f) “
Board
” means the Board of Directors of the Company.
(g) “
Cause
” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional material damage to the

Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Parent or Subsidiary or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.
(h) “
Change in Control
” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:
(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));
(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock;
(3) the Company; and
(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).
(i) “
Code
” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(j) “
Code Section
 409A
” means Code Section 409A, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(k) “
Committee
” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(l) “
Common Stock
” means the Class A common stock of the Company.
(m) “
Company
” means Luminar Technologies, Inc., a Delaware corporation, or any successor thereto.
(n) “
Director
” means a member of the Board.
(o) “
Disability
” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory
standards adopted by the Administrator from time to time.
(p) “
Effective Date
” means [●], 2020.
(q) “
Employee
” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r) “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
(s) “
Exchange Program
” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (A) any action described in Section 14 or any action taken in connection with a Change in Control transaction nor (B) any transfer or other disposition permitted under Section 13. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.
(t) “
Fair Market Value
” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable (or the closing price on the most recent prior trading day, if no sales were reported on the day of determination);

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Code Section 409A.
(u) “
Fiscal Year
” means the fiscal year of the Company.
(v) “
Incentive Stock Option
” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w) “
Independent Contractor
” means any person, including an advisor, consultant or agent, engaged by the Company or a Parent or Subsidiary to render services to such entity or who renders, or has rendered, services to the Company, or any Parent, Subsidiary or Affiliate and is compensated for such services, in each case, other than an Employee.
(x) “
Inside Director
” means a Director who is an Employee.
(y) “
Nonstatutory Stock Option
” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(z) “
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa) “
Option
” means a stock option granted pursuant to the Plan.
(bb) “
Outside Director
”
means a Director who is not an Employee.
(cc) “
Parent
” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(dd) “
Participant
” means the holder of an outstanding Award.
(ee) “
Performance Goal
” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales
revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income;
(8) pre-tax
income or
after-tax
income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

(18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created;
(22) pre-tax
profit or
after-tax
profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax
or
after-tax
basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.
(ff) “
Performance Period
” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Performance Shares or Performance Units.
(gg) “
Performance Share
” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(hh) “
Performance Unit
” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(ii) “
Period of Restriction
” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(jj) “
Plan
” means this 2020 Equity Incentive Plan.
(kk) “
Restricted Stock
” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.
(ll) “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(mm) “
Rule
16b-3
” means Rule
16b-3
of the Exchange Act or any successor to Rule
16b-3,
as in effect when discretion is being exercised with respect to the Plan.
(nn) “
Section
 16(b)
” means Section 16(b) of the Exchange Act.
(oo) “
Service Provider
” means an Employee, Director or Independent Contractor.

(pp) “
Share
” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(qq) “
Stock Appreciation Right
” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(rr) “
Subsidiary
” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(ss) “
Tax-Related
Items
” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related
items.
3.
Stock
 Subject
 to
 the
 Plan
.
(a)
Stock
 Subject
 to
 the
 Plan
. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall be 36,588,278 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 14 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b).
(b)
Lapsed Awards
. To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.
4.
Administration of the Plan
.
(a)
Procedure
.
(i)
Multiple Administrative Bodies
. Different Committees with respect to different groups of Service Providers may administer the Plan, as may be determined from time to time by the Board.
(ii)
Rule
16b-3
. To the extent determined desirable by the Board to qualify transactions hereunder as exempt under Rule
16b-3,
the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule
16b-3.

(iii)
Other Administration
. Other than as provided above, the Plan will be administered by the Board or, to the extent determined by the Board, a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)
Powers of the Administrator
. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
(i) to determine the Fair Market Value in accordance with Section 2(c);
(ii) to select the Service Providers to whom Awards may be granted hereunder;
(iii) to determine the number of Shares to be covered by each Award granted hereunder;
(iv) to approve forms of Award Agreements for use under the Plan;
(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi) to institute and determine the terms and conditions of an Exchange Program; provided, however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Company’s stockholders;
(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable
non-U.S.
laws, for qualifying for favorable tax treatment under applicable
non-U.S.
laws or facilitating compliance with
non-U.S.
laws
(sub-plans
may be created for any of these purposes);
(ix) to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;
(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.
(c)
Effect of Administrator’s
 Decision
. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)
Delegation by the Administrator
. To the extent permitted by Applicable Laws, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company.
5.
Award Eligibility
. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.
Stock Options
.
(a)
Limitations
. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(ix), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to Section 4(b)(ix) shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.
(b)
Term of Option
. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)
Option Exercise Price and Consideration
.
(i)
Exercise Price
. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1) In the case of an Incentive Stock Option
(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)
Waiting Period and Exercise Dates
. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)
Form of Consideration
. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note (to the extent permitted by Applicable Laws and the Administrator); (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)
Exercise of Option
.
(i)
Procedure for Exercise; Rights as a Stockholder
. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
(ii)
Termination of Relationship as a Service Provider
. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)
Disability of Participant
. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination as a result of the Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)
Death of Participant
. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)
Termination for Cause
. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.
7.
Restricted Stock
.
(a)
Grant of Restricted Stock
. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)
Restricted Stock Agreement
. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)
Transferability
. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)
Other Restrictions
. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)
Removal of Restrictions
. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)
Voting Rights
. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)
Dividends and Other Distributions
. During the Period of Restriction, any dividends or distributions paid with respect to Shares of Restricted Stock will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.
(h)
Return of Restricted Stock to Company
.
On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued shares to the Company and again will become available for grant under the Plan.
8.
Restricted Stock Units
.
(a)
Grant
. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.
(b)
Vesting Criteria and Other Terms
. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.
(c)
Earning Restricted Stock Units
. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)
Dividend Equivalents
. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Any such dividend equivalents awarded with respect to Restricted Stock Units will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the Restricted Stock Units with respect to which they were paid.
(e)
Form and Timing of Payment
. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement, which shall specify whether earned Restricted Stock Units may be settled in cash, Shares, or a combination of both.
(f)
Cancellation
. On the date set forth in the Award Agreement, all Shares underlying any unvested, unlapsed unearned Restricted Stock Units will be forfeited to the Company for future issuance.
9.
Stock Appreciation Rights
.
(a)
Grant of Stock Appreciation Rights
. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)
Number of Shares
. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)
Exercise Price and Other Terms
. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)
Stock Appreciation Right Agreement
. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)
Expiration of Stock Appreciation Rights
. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)
Payment of Stock Appreciation Right Amount
. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.
Performance Units and Performance Shares
.
(a)
Grant of Performance Units/Shares
.
Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)
Value of Performance Units/Shares
.
Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)
Performance Goals and Other Terms
. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Without limiting the foregoing, the Administrator shall adjust any Performance Goals or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.
(d)
Earning of Performance Units/Shares
. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share.

(e)
Form and Timing of Payment of Performance Units/Shares
.
Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)
Cancellation of Performance Units/Shares
. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.
Outside
Director Limitations
. No Outside Director may receive Awards under the Plan with a total grant date fair value that, when combined with cash compensation received for service as an Outside Director, exceeds $750,000 in a calendar year, increased to $1,000,000 in the calendar year of his or her initial services as an Outside Director. Grant date fair value for purposes of Awards to Outside Directors under the Plan will be determined as follows: (a) for Options and Stock Appreciation Rights, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or Stock Appreciation Right and (b) for all other Awards other than Options and Stock Appreciation Rights, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.
12.
Leaves of Absence/Transfer Between Locations
. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Participant’s employer or (b) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1 st
) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
13.
Transferability of Awards
. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
14.
Adjustments; Dissolution or Liquidation; Merger or Change in Control
.
(a)
Adjustments
. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 14 shall be made in a manner that does not result in taxation under Code Section 409A.
(b)
Dissolution or Liquidation
. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.
(c)
Change in Control
. In the event of a Change in Control, each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Change in Control: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Change in Control over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder; or (E) the opportunity for Participants to exercise the Options prior to the occurrence of the Change in Control and the termination (for no consideration) upon the consummation of such Change in Control of any Options not exercised prior thereto. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant.
15.
Tax
.
(a)
Withholding Requirements
. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other
Tax-Related
Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any
Tax-Related
Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Award.
(b)
Withholding Arrangements
. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other
Tax-Related
Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, or (iii) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.
(c)
Compliance With Code Section
 409A
. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under

Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Code Section 409A.
16.
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Subsidiary or Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Subsidiary or Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
17.
Date of Grant
. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
18.
Corporate Records Control
. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
19.
Clawback/Recovery
. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
20.
Term of Plan
. Subject to Section 24 of the Plan, this Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 21 of the Plan.
21.
Amendment and Termination of the Plan
.
(a)
Amendment and Termination
. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)
Effect of Amendment or Termination
. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the

Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
22.
Conditions
Upon
Issuance of Shares
.
(a)
Legal Compliance
. Shares will not be issued pursuant to the exercise or vesting (as applicable) of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)
Investment Representations
. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.
Inability to Obtain Authority
. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
24.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
25.
Governing Law
. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
o O o

Annex K
LUMINAR TECHNOLOGIES, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
1.
General; Purpose
.
(a) The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers.
(b) The Company, by means of the Plan, seeks to retain and assist its Related Corporations or Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.
(c) The Plan includes two components: a 423 Component and a
Non-423 Component.
The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating
basis. In addition, this Plan authorizes grants of Purchase Rights under the
Non-423
Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan and, with respect to the 423 Component, the requirements of an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or
Non-423
Component of the Plan. Eligible Service Providers will only be able to participate in the
Non-423
Component of the Plan.
2.
Administration
.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated
Non-423
Corporations, which Affiliates will be eligible to participate in the Plan as Designated
Non-423
Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii) To designate from time to time which persons will be Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iv) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(v) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(vi) To suspend or terminate the Plan at any time as provided in Section 12.
(vii) To amend the Plan at any time as provided in Section 12.
(viii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
(ix) To adopt such rules, procedures and
sub-plans
relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are
non-U.S.
nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans,
which, for purposes of the
Non-423
Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
Shares of Common Stock Subject to the Plan
.
(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 7,317,655 shares of Common Stock.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.
Grant of Purchase Rights; Offering
.
(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.
5.
Eligibility
.
(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the
Non-423
Component, Employees of an Affiliate or Eligible Service Providers.
(b) The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is an Officer, (v) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (vi) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than twenty (20) hours per week and more than five (5) months per calendar year, and has been employed by the Company, a Related Corporation, or an Affiliate, as the case may be, for at least three (3) continuous months preceding such Offering Date.
(c) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e) An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.
(f) Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the
Non-423
Component even if such requirements are not consistent with Section 423 of the Code.
6.
Purchase Rights; Purchase Price
.
(a) On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.
(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.
Participation; Withdrawal; Termination
.
(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “
Company Designee
”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable laws or regulations require that Contributions be deposited with a Company Designee or otherwise be segregated.
(b) If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable laws or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.
(c) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(d) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.
(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f) Unless otherwise specified in the Offering or required by applicable laws, the Company will have no obligation to pay interest on Contributions.
8.
Exercise of Purchase Rights
.
(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state,
non-U.S.
and other securities, exchange control, and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws or regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.
9.
Covenants of the Company
. The Company will seek to obtain from each U.S. federal or state,
non-U.S.
or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Common Stock on exercise of such Purchase Rights.
10.
Designation of Beneficiary
.
(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.
(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.
Capitalization Adjustments; Dissolution or Liquidation; Change in Control
.
(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.
(b) In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase

Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
(c) In the event of a Change in Control, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Change in Control) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Change in Control under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
12.
Amendment, Termination or Suspension of the Plan
.
(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.
(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.
13.
Section
 409A of the Code; Tax Qualification
.
(a) Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation
Section 1.409A-1(b)(5)(ii).
Purchase Rights granted under the
Non-423
Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the
Non-423
Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
(b) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (
e.g.
, under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
14.
Effective Date of Plan
. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.
15.
Miscellaneous Provisions
.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) The Plan and Offerings do not constitute an employment or service contract. Nothing in the Plan or in the Offerings will in any way alter the at-will
nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that may arise directly or indirectly from the Plan or any Offering, the parties hereby submit and consent to the exclusive jurisdiction of the State of Florida and agree that any such litigation shall be conducted only in the courts of Orange County, Florida or the federal courts of the United States located in the Middle District of Florida and no other courts.
(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f) If any provision of the Plan does not comply with applicable laws or regulations, such provision will be construed in such a manner as to comply with applicable laws or regulations.

16.
Definitions
. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “
423 Component
” means the part of the Plan, which excludes the
Non-423 Component,
pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “
Affiliate
” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.
(c) “
Board
” means the Board of Directors of the Company.
(d) “
Capitalization Adjustment
” means, with respect to the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board, a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Common Stock, subdivision of the Common Stock, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs.
(e) “
Change in Control
” means the occurrence of any of the following:
(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock or (z) to a continuing or surviving entity described in Section 16(e)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 16(e)(i));
(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 16(e), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock;

(3) the Company; and
(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).
(f) “
Code
” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder
.
(g) “
Committee
” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h) “
Common Stock
” means the Class A common stock of the Company.
(i) “
Company
” means Luminar Technologies, Inc., a Delaware corporation.
(j) “
Contributions
” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.
(k) “
Designated

Corporation
” means any Related Corporation selected by the Board as participating in the 423 Component.
(l) “
Designated Company
” means any Designated
Non-423
Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the
Non-423 Component.
(m) “
Designated
Non-423
Corporation
” means any Related Corporation or Affiliate selected by the Board as participating in the
Non-423
Component.
(n) “
Director
” means a member of the Board.
(o) “
Effective Date
” means [●], 2020.
(p) “
Eligible Employee
” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(q) “
Eligible Service Provider
” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bonafide services to the Company or a Related Corporation, (iii) is not a U.S. taxpayer and (iv) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.
(r) “
Employee
” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s) “
Employee Stock Purchase Plan
” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t) “
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u) “
Fair Market Value
” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in such source as the Board deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board in compliance with applicable laws and regulations and in a manner that complies with Sections 409A of the Code.
(v) “
Fiscal Year
” means the fiscal year of the Company.
(w) “
New Purchase Date
” means a new Purchase Date set by shortening any Offering then in progress.
(x) “
Non-423
Component
” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.
(y) “
Offering
” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “
Offering Document
” approved by the Board for that Offering.
(z) “
Offering Date
” means a date selected by the Board for an Offering to commence.
(aa) “
Offering Period
” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Board pursuant to the Plan.
(bb) “
Officer
” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(cc) “
Participant
” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.
(dd) “
Plan
” means this Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan, including both the 423 Component and the
Non-423
Component, as amended from time to time.
(ee) “
Purchase Date
” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff) “
Purchase Period
” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg) “
Purchase Right
” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh) “
Related Corporation
” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(ii) “
Securities Act
” means the U.S. Securities Act of 1933, as amended.
(jj) “
Trading Day
” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.
o O o

PART II INFORMATION OF REGISTRATION STATEMENT
Item 20. Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law (the “
DGCL
”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits.
See the accompanying Exhibit Index for the list of Exhibits beginning on page
II-[•]
of this registration statement, which list of Exhibits is incorporated herein by reference.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “
Calculation of Registration Fee
” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchasers:
(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided, however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(c) The undersigned registrant hereby undertakes as follows:
(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.
(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.
(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of August 24, 2020, by and among Gores Metropoulos, Inc., First Merger Sub, Second Merger Sub and Luminar Technologies, Inc. (included as Annex A to the proxy statement/consent solicitation statement/prospectus)

3.1**	Proposed Second Amended and Restated Certificate of Incorporation of Gores Metropoulos, Inc. (included as Annex B to the proxy statement/consent solicitation statement/prospectus)

3.2**	Form of Luminar Technologies, Inc. Restated Bylaws (included as Annex C to the proxy statement/consent solicitation statement/prospectus)

5.1**	Opinion of Weil, Gotshal & Manges LLP regarding validity of the securities being registered

8.1*	Opinion of Orrick, Herrington & Sutcliff LLP regarding certain U.S. tax matters

10.1**	Warrant Agreement, by and between Gores Metropoulos, Inc. and Continental Stock Transfer & Trust Company, as warrant agent, dated as of January 31, 2019 (included as Annex D to the proxy statement/consent solicitation statement/prospectus and the form of which was previously included as Exhibit 4.4 to the Company’s registration statement on Form S-1, filed December 11, 2018)

10.2**	Amended and Restated Support Agreement, dated October 13, 2020, by and among Gores Metropoulos, Inc., First Merger Sub, Second Merger Sub, and Austin Russell (included as Annex E to the proxy statement/consent solicitation statement/prospectus)

10.3**	Form of Registration Rights Agreement, to be entered into at the closing of the Business Combination, by and among Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.), the Initial Stockholders, Austin Russell, GVA and G2VP (included as Annex F to the proxy statement/consent solicitation statement/prospectus)

10.4**	Voting Agreement, by and among Gores Metropoulos, Inc. and Austin Russell (included as Annex G to the proxy statement/consent solicitation statement/prospectus)

10.5**	Management Longer Term Equity Incentive Plan (included as Annex I to the proxy statement/consent solicitation statement/prospectus)

10.6**	2020 Equity Incentive Plan (included as Annex J to the proxy statement/consent solicitation statement/prospectus)

10.7**	2020 Employee Stock Purchase Plan (included as Annex K to the proxy statement/consent solicitation statement/prospectus)

10.8**†	Framework Purchase Agreement, dated March 23, 2020, by and between Volvo Car Corporation and Luminar Technologies, Inc.

10.9**	Lease Agreement, dated February 15, 2018, by and between 2603 Discovery Lakes LLC and Luminar Technologies, Inc.

10.10**	Form of Stock Option Award Agreement under the Luminar Technologies, Inc. 2020 Equity Incentive Plan.

10.11**	Form of Restricted Stock Unit Award Agreement under the Luminar Technologies, Inc. 2020 Equity Incentive Plan.

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Gores Metropoulos, Inc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Luminar Technologies, Inc.

23.3*	Consent of Moelis & Company LLC, financial advisor for Gores Metropoulos, Inc.

24.1**	Power of Attorney

Exhibit No.	Description

99.1**	Form of Proxy Card for Special Meeting

99.2**	Consent of Austin Russell to be named as a director

99.3**	Consent of Matthew J. Simoncini to be named as a director

99.4**	Consent of Alec E. Gores to be named as a director

99.5**	Consent of Scott A. McGregor to be named as a director

99.6**	Consent of Benjamin J. Kortlang to be named as a director

101.ins*	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.sch*	Inline XBRL Taxonomy Schema Document

101.cal*	Inline XBRL Taxonomy Calculation Linkbase Document

101.def*	Inline XBRL Taxonomy Definition Linkbase Document

101.lab*	Inline XBRL Taxonomy Label Linkbase Document

101.pre*	Inline XBRL Taxonomy Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith
**	Previously filed
†	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, on October 22, 2020.

Gores Metropoulos, Inc.

By:	/s/ Dean Metropoulos
Name:	Dean Metropoulos
Title:	Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dean Metropoulos Dean Metropoulos	Chairman and Director	October 22, 2020

* Alec Gores	CEO and Director (Principal Executive Officer)	October 22, 2020

/s/ Andrew McBride Andrew McBride	CFO and Secretary (Principal Financial and Accounting Officer)	October 22, 2020

* Randall Bort	Director	October 22, 2020

* Michael Cramer	Director	October 22, 2020

* Joseph Gatto	Director	October 22, 2020

*By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Attorney-in-Fact